As filed with the Securities and Exchange Commission on November 6, 2014

Registration No. 333-198392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Paramount Group, Inc.

(Exact name of registrant as specified in governing instruments)

1633 Broadway, Suite 1801

New York, NY 10019

(212) 237-3100

(Address, including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Albert Behler

Chairman,

Chief Executive Officer and President

Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, NY 10019

(212) 237-3100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Gilbert G. Menna Daniel P. Adams Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Tel: (617) 570-1000 Fax: (617) 523-1231	Thomas J. Henry Eugene A. Pinover Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Tel: (212) 728-8000 Fax: (212) 728-8111	Stuart A. Barr Bruce W. Gilchrist Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 Tel: (202) 637-5600 Fax: (202) 637-5910

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated November 6, 2014

PROSPECTUS

131,000,000 Shares

Common Stock

This is the initial public offering of the common stock of Paramount Group, Inc. We are selling 131,000,000 shares of our common stock.

No public market currently exists for our common stock. We currently expect the initial public offering price of our common stock to be between $16.00 and $19.00 per share. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, or NYSE, under the symbol “PGRE.” Concurrently with this offering, we will sell shares of our common stock in private placements to certain of our continuing investors and their affiliates at a price per share equal to the public offering price shown below, including $51.0 million in shares of our common stock to certain family members and affiliates of our predecessor’s founder, the late Professor Dr. h.c. Werner Otto.

We intend to elect to be treated and to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014.

Shares of our common stock will be subject to the ownership and transfer limitations in our charter which are intended to assist us in qualifying and maintaining our qualification as a REIT, including, subject to certain exceptions, a 6.50% ownership limit. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 24 of this prospectus to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to the section captioned “Underwriting” of this prospectus for additional information regarding underwriter compensation.

We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to 19,650,000 additional shares of our common stock to cover over-allotments of shares, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock against payment in New York, New York on or about                     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Deutsche Bank Securities

Citigroup	Credit Suisse	Goldman, Sachs & Co.

J.P. Morgan	RBC Capital Markets	UBS Investment Bank

Prospectus dated                     , 2014.

ICONIC MIDTOWN MANHATTAN PORTFOLIO

1633 BROADWAY, NY

31 WEST 52ND STREET, NY

712 FIFTH AVENUE, NY

Premier Portfolio in Most Desirable Submarkets of Manhattan, Washington, D.C. and San Francisco

Midtown
Manhattan
COLUMBUS CIRCLE
CENTRAL PARK
E 59TH ST
E 58TH ST
W 57TH ST
E 56TH ST
BROADWAY
AVENUE OF THE AMERICAS
LEXINGTON AVE
E 54TH ST
E 54TH ST
E 52ND ST
9TH AVE
7TH AVENUE
PARK AVE
E 50TH ST
2ND AVE
W 49TH ST
ROCKEFELLER CENTER
8TH AVE
W 47TH ST
5TH AVE
MADISON AVE
3RD AVE
1ST AVE
6TH AVE
E 46TH ST
W 45TH ST
TIMES SQUARE
GRAND CENTRAL TERMINAL
E 44TH ST

1325 AVENUE OF THE AMERICAS, NY

1301 AVENUE OF THE AMERICAS, NY

900 THIRD AVENUE, NY

Deep Relationships with Diverse, High Credit-Quality Tenant Base

DOMINANT LOCATIONS IN WASHINGTON, D.C.

2099 PENNSYLVANIA AVENUE, WASHINGTON, D.C.

1899 PENNSYLVANIA AVENUE, WASHINGTON, D.C.

LIBERTY PLACE, WASHINGTON, D.C.

Strong Internal Growth Prospects

GEORGETOWN UNIVERSITY
MASSACHUSETTS AVE NW
GALLAUDET UNIVERSITY
GEORGE WASHINGTON UNIVERSITY
THEODORE ROOSEVELT ISLAND
WHITE HOUSE
PENNSYLVANIA AVE NW
LINCOLN MEMORIAL
NATIONAL MALL
U.S. CAPITOL
ARLINGTON CEMETARY
TIDAL BASIN
LADY BIRD JOHNSON PARK
JEFFERSON MEMORIAL
Washington, D.C.

Demonstrated Acquisition and Operational Expertise

WATERVIEW, ROSSLYN, VA

425 EYE STREET, WASHINGTON, D.C.

PREMIER ASSET IN SAN FRANCISCO

NORTH BEACH
NORTH FINANCIAL DISTRICT
San Francisco
MARKET ST
SOUTH FINANCIAL DISTRICT

ONE MARKET PLAZA, SAN FRANCISCO, CA

ONE MARKET PLAZA, SAN FRANCISCO, CA

- Value-Add Renovation, Repositioning and Development Capabilities

- Seasoned and Committed Management Team with Proven Track Record

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or such other date as is specified in this prospectus.

Industry and Market Data

We use market data and industry forecasts and projections in this prospectus. Except as specifically noted otherwise, we have obtained all of the information, except for data regarding our company, under “Prospectus Summary—Market Information,” under “Industry and Market Data” and under “Business and Properties—Submarket and Building Overviews” and other market data and industry forecasts and projections contained in this prospectus under “Business and Properties—Our Competitive Strengths—Strong Internal Growth Prospects” and where otherwise indicated from market research prepared or obtained by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm, in connection with this offering. Such information is included herein in reliance on RCG’s authority as an expert on such matters. See “Experts.” In addition, RCG in some cases has obtained market data and industry forecasts and projections

i

from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

In this prospectus:

The term “annualized rent” refers to the annualized monthly contractual rent under commenced leases, and is calculated by multiplying cash base rent (before abatements) for a specified month by 12.

The term “fully diluted basis” assumes the exchange of all outstanding common units in our operating partnership, or common units, and all outstanding long-term incentive plan units in our operating partnership, or LTIP units, for shares of our common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

The term “GAAP” refers to accounting principles generally accepted in the United States.

The term “gross levered IRR,” refers to the levered internal rate of return calculated by us for a fully divested property based on (i) equity invested and (ii) the value of total distributions from the property, less all sales costs, debt service and all other property-level fees where applicable, but before deduction of carried interests and asset management fees where applicable.

The term “gross unlevered IRR,” refers to the unlevered internal rate of return calculated by us for a fully divested property based on (i) the total amount invested, including both equity and debt, and (ii) the value of total distributions from the property plus interest payments on the debt, less all sales costs and all other property-level fees where applicable, but before deduction of carried interests and asset management fees where applicable.

The term “our markets” refers to New York City, Washington, D.C. and San Francisco.

The term “our predecessor” refers collectively to nine entities owned by the lineal descendants and surviving former spouse of the late Professor Dr. h.c. Werner Otto of Hamburg, Germany, or the Otto family, that will be contributing substantially all of their assets to us in the formation transactions described in this prospectus, including Paramount Group, Inc., a Delaware corporation, or our management company.

The term “second generation lease” refers to a lease for space that had not been vacant for more than 12 months.

The term “Washington, D.C.” refers, except as otherwise specified herein, to the metropolitan area of Washington, D.C.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma combined consolidated financial statements appearing elsewhere in this prospectus. You should carefully review the entire prospectus, including the risk factors, the combined consolidated financial statements and the notes thereto and the other documents to which this prospectus refers before making an investment decision. References in this prospectus to “we,” “our,” “us” and “our company” refer to (i) Paramount Group, Inc., a Maryland corporation, together with our consolidated subsidiaries including Paramount Group Operating Partnership LP, a Delaware limited partnership, which we refer to in this prospectus as “our operating partnership,” after giving effect to the formation transactions and concurrent private placements described in this prospectus and (ii) our predecessor. Unless the context otherwise requires or indicates, the information contained in this prospectus assumes (i) the formation transactions and concurrent private placements, as described under the caption “Structure and Formation of Our Company” beginning on page 249, have been completed, (ii) the 131,000,000 shares of our common stock to be sold in this offering are sold at $17.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus, (iii) no exercise by the underwriters of their option to purchase up to an additional 19,650,000 shares of our common stock to cover over-allotments, if any, (iv) all property information is as of September 30, 2014, and (v) all pro forma financial or other information set forth in this prospectus is presented on the basis, and after making the adjustments, described in our unaudited pro forma combined consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

Our Company

We are one of the largest vertically-integrated real estate companies focused on owning, operating and managing high-quality, Class A office properties in select central business district, or CBD, submarkets of New York City, Washington, D.C. and San Francisco. As of September 30, 2014, our portfolio consisted of 12 Class A office properties with an aggregate of approximately 10.4 million rentable square feet that was 92.1% leased to 260 tenants. Our New York City portfolio accounted for 75.6% of our annualized rent as of September 30, 2014, while our Washington, D.C. and San Francisco portfolios accounted for 11.7% and 12.7%, respectively.

Our portfolio reflects our strategy, which has been consistent for nearly 20 years, of concentrating on select submarkets within leading gateway cities in the U.S. that have high barriers to entry, are supply constrained, exhibit strong economic characteristics and have a deep pool of prospective tenants in various industries with a strong demand for high-quality office space. Our properties are located in premier submarkets within midtown Manhattan, Washington, D.C. and San Francisco. Within these submarkets, our portfolio includes Class A office properties that are consistently among the most sought after addresses in the business community. As a result of the strong underlying fundamentals in our submarkets, the location and high-quality of our assets and our proven management capabilities, we believe that our portfolio is well positioned to provide continued cash flow growth and value creation.

We have a demonstrated expertise in asset management, property management, leasing, acquisitions, repositioning, redevelopment, investment management and financing. Since 1995, we have acquired 28 high-quality office properties with a total value of approximately $11.5 billion primarily in our markets. We have a well established reputation as a value-enhancing owner of Class A office properties in our markets and have a proven ability to redevelop and reposition acquired office properties to appeal to the most discerning tenants. Our organization brings an international understanding and sophistication to the marketing and management of our properties that resonates with our tenants, which include many of the world’s leading companies. We have an unwavering commitment to superior tenant service, which helps us attract and retain high-quality tenants. We believe our recognized commitment to excellence and demonstrated expertise in the ownership, acquisition, redevelopment and management of Class A office properties will enable us to maximize the operating performance and growth of our portfolio.

Our senior management team is led by Albert Behler, our Chairman, Chief Executive Officer and President, who joined our predecessor in 1991 and has over 34 years of experience in the commercial real estate industry. When Mr. Behler joined our predecessor, he repositioned our diverse portfolio of real estate assets to focus primarily on Class A office properties in select submarkets of New York City. Since 1995, we have expanded our investment focus to include Class A office properties in select submarkets of Washington, D.C. and San Francisco that exhibit investment characteristics similar to those in our New York City submarkets. Overall, our senior management team has an average of 26 years of commercial real estate experience and has been with our company for an average of 14 years. Our senior management team members are proven stewards of investor capital with a remarkable track record through numerous economic cycles and have raised approximately $3.7 billion in equity capital from institutions and high-net-worth individuals since 1995. From the beginning of 1995 through September 30, 2014, we have generated an aggregate gross unlevered IRR of 18.5% and an aggregate gross levered IRR of 28.4% on our 15 realized property investments, which represents a total of $2.2 billion of proceeds.

Our predecessor was originally established in 1978 by Professor Dr. h.c. Werner Otto of Hamburg, Germany to invest in U.S. real estate as part of a distinguished international group of companies he founded. Today, these companies include: (i) the Otto Group, which is the world’s second largest online consumer retail vendor, one of the world’s leading retail mail order companies and the owner of Crate and Barrel; (ii) ECE Projektmanagement G.m.b.H. & Co. KG, which is the leading company in the development, planning, construction, leasing and management of shopping centers in Europe; and (iii) Park Property Management, which is a recognized owner and operator of apartment properties in Canada. In addition, the Otto family successfully made a significant investment in DDR Corp. in 2009 during the height of the financial crisis.

Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries, and we will be the sole general partner of our operating partnership.

Our Properties

Our Portfolio Summary

The following table provides information about our portfolio as of September 30, 2014.

Property	Submarket	Rentable Square Feet (1)	Percent Leased (2)	Annualized Rent (3)	Annualized Rent Per Leased Square Foot (4)
New York City:
1633 Broadway	West Side	2,643,065	97.7%	$151,307,586	$63.96
1301 Avenue of the Americas	Sixth Ave./Rock Center	1,767,992	81.8	101,270,844	70.74
31 West 52nd Street (5)	Sixth Ave./Rock Center	786,647	100.0	54,243,225	71.32
1325 Avenue of the Americas	Sixth Ave./Rock Center	814,892	94.6	40,838,719	59.03
900 Third Avenue	East Side	596,270	95.2	37,943,860	67.58
712 Fifth Avenue (6)	Madison/Fifth Avenue	543,341	98.4	50,083,098	96.22

Subtotal / Weighted Average		7,152,207	93.5%	$435,687,332	$68.90

Washington, D.C.:
425 Eye Street	East End	380,090	87.4%	$13,553,608	$42.93
Liberty Place (7)	East End	174,205	64.8(8)	6,736,862	67.76
1899 Pennsylvania Avenue (9)	CBD	192,481	71.9	10,849,671	80.96
2099 Pennsylvania Avenue (10)	CBD	208,636	31.6	4,649,649	75.59
Waterview	Rosslyn, VA	647,243	98.9	31,212,577	46.90

Subtotal / Weighted Average		1,602,655	80.5%	$67,002,369	$52.61

San Francisco:
One Market Plaza (11)	South Financial District	1,611,125	97.2%	$73,301,800	$59.00

Subtotal / Weighted Average		1,611,125	97.2%	$73,301,800	$59.00

Portfolio Total / Weighted Average		10,365,987	92.1%	$575,991,500	$65.20

(1)	Each of the properties in our portfolio has been measured or remeasured in accordance with either Real Estate Board of New York, or REBNY, or the Building Owners and Managers Association, or BOMA, 2010 measurement guidelines, and the square footages in the charts in this prospectus are shown on this basis. Total rentable square feet consists of 8,935,018 leased square feet, 375,743 square feet with respect to signed leases not commenced, 822,564 square feet available for lease, 26,417 building management use square feet, and 206,245 square feet from REBNY or BOMA 2010 remeasurement adjustments that are not reflected in current leases.

(2)	Based on leases signed as of September 30, 2014 and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet.

(3)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014, including percentage rent received from our theater and retail space at 1633 Broadway for the 12 months ended September 30, 2014. This amount reflects total cash and percentage rent before abatements. Abatements committed to for leases that commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $18.1 million. Pro rata abatements for the nine months ended September 30, 2014 were $36.4 million.

(4)	Represents annualized rent (less $5,803,762 for parking space, $1,796,594 for storage space, $4,117,279 for theater space, $42,630 for signage revenue and $408,802 for roof revenue) divided by leased square feet (excluding 375,743 square feet with respect to signed leases not commenced, 73,209 square feet for parking space, 64,823 square feet for storage space, 145,192 square feet for theater space, 4,449 square feet for roof space and 26,417 square feet for building management space) as set forth in note (1) above for the total.

(5)	We will own a 64.2% aggregate interest in this property through two joint ventures.

(6)	We own a 50.0% interest in a joint venture that owns a fee interest in a portion of the property and a ground leasehold interest in a portion of the property with a remaining term of approximately 11 years (expiring January 1, 2025). The ground lease features an installment sales contract to purchase the fee interest in the property covered by the lease from the ground lessor on January 2, 2015, subject to certain terms and conditions, for $12.1 million. We have an option to postpone the closing date until January 2, 2025, and if so exercised, the purchase price at closing will be $13.1 million.

(7)	Annualized rent is converted from triple net to gross basis by adding expense reimbursements to base rent. Figures include $1,592,015 of reimbursement revenue attributable to tenants as of September 30, 2014.

(8)	Does not reflect a lease for 6,663 rentable square feet that was signed October 27, 2014, which would increase percent leased to 68.6%.

(9)	Annualized rent is converted from triple net to gross basis by adding expense reimbursements to base rent. Figures include $4,017,272 of reimbursement revenue attributable to tenants as of September 30, 2014.

(10)	Annualized rent is converted from triple net to gross basis by adding expense reimbursements to base rent. Figures include $1,615,458 of reimbursement revenue attributable to tenants as of September 30, 2014. The full amount was abated in September 2014.

(11)	An independent third party global investment and advisory firm purchased a 49.0% interest in the joint venture that owns One Market Plaza on July 23, 2014. Upon completion of the formation transactions, we will own a 49.0% interest in the joint venture that owns One Market Plaza and we will indirectly wholly own the general partner of a limited partnership that owns a 2.0% interest in the joint venture that holds the property. As a result, we will effectively have 51.0% voting power in connection with the property.

In addition to our portfolio, we will own interests in and manage certain existing private equity real estate funds and other assets following the consummation of the formation transactions. For further details see “Business and Properties—Real Estate Funds, Property Management and Other Assets” on page 210.

Our Competitive Strengths

We believe that we distinguish ourselves from other owners and operators of office properties through the following competitive strengths:

•

Premier Portfolio of High-Quality Office Properties in Most Desirable Submarkets. We have assembled a premier portfolio of Class A office properties located exclusively in carefully selected submarkets of New York City, Washington, D.C. and San Francisco. Our submarkets are among the strongest commercial real estate submarkets in the United States for office properties due to a combination of their high barriers to entry, constrained supply, strong economic characteristics and a deep pool of prospective tenants in various industries that have demonstrated a strong demand for high-quality office space. Our markets are international business centers, characterized by a broad tenant base with a highly educated workforce, a mature and functional transportation infrastructure and an overall amenity rich environment. These markets are home to a diverse range of large and growing enterprises in a variety of industries, including financial services, media and entertainment, consulting, legal and other professional services, technology, as well as federal government agencies.

As a result of the above factors, the submarkets in which we are invested have generally outperformed the broader markets in which they are located. Within our targeted submarkets, we have assembled a portfolio of Class A office properties that are consistently among the most sought after addresses in the business community. According to RCG, given current market rents, construction costs and the lack of competitive development sites, most of our portfolio could not be replicated today on a cost-competitive basis, if at all. We believe the high-quality of our buildings, services and amenities, and their desirable locations should allow us to increase rents and occupancy to generate positive cash flow and growth.

•	Deep Relationships with Diverse, High Credit-Quality Tenant Base. We have long-standing relationships with high-quality tenants, including Allianz, Bank of America Corporation, Barclays plc, Clifford Chance US LLP, Commerzbank AG, Crédit Agricole Corporate & Investment Bank, Corporate Executive Board Company, Deloitte & Touche LLP, Showtime Networks Inc., TD Bank, N.A., Warner Music Group and the U.S. Federal Government. Approximately 64.4% of our annualized rent is derived from investment grade or nationally recognized tenants in their respective industries. As of September 30, 2014, our nearly 300 commercial tenant leases across our 260 tenants had an average size of approximately 31,100 rentable square feet. No tenant accounted for more than 5.1% of our annualized rent as of September 30, 2014.

•	Strong Internal Growth Prospects. We have substantial embedded rent growth within our portfolio as a result of the strong historical and projected future rental rate growth within our submarkets, contractual fixed rental rate increases included in our leases and incremental rent from the lease-up of our portfolio. As of September 30, 2014, the market rents for the office space in our portfolio for which leases had commenced were 15.4% higher than the annualized rent from the in-place leases for this space based on our internal estimates used for budgeting purposes. In addition, RCG projects average increases in Class A office rents in midtown Manhattan, Washington, D.C. and San Francisco ranging from 2.1% to 5.3% per year through 2018. As a result, as our leases expire, we expect to realize significant rent growth as we mark these leases to market. As of September 30, 2014, the average duration of our leases, excluding month-to-month leases, is 11.6 years with an average remaining term of 7.6 years. Over the term of these leases, we also have embedded rent growth resulting from the fixed rental rate increases, which typically range from 2.0% to 3.0% per year. Our portfolio is also 92.1% leased as of September 30, 2014; we believe this presents us with a meaningful growth opportunity as we lease-up our portfolio given the strong office market fundamentals in our target markets. In addition, we expect incremental rental revenue from two in-process renovation projects that are expected to add space for retail tenants, whose asking rents are generally above those of office tenants in our markets.

•	Demonstrated Acquisition and Operational Expertise. Over the past nearly 20 years, we have developed and refined our highly successful real estate investment strategy. We have a proven reputation as a value-enhancing, hands-on operator of Class A office properties. We target opportunities with a value-add component, where we can leverage our operating expertise, deep tenant relationships, and proactive approach to asset and property management. In certain instances, we may acquire properties with existing or expected future vacancy or with significant value embedded in existing below-market leases, which we will be able to mark-to-market over time. Even fully leased properties from time to time present us with value-enhancing opportunities which we have been able to capitalize on in the past.

•

Value-Add Renovation and Repositioning and Development Capabilities. We have expertise in renovating, repositioning and developing office properties, having made significant investments of over $100.0 million (excluding tenant improvement costs and leasing commissions) in four of our office properties since 1995. We have historically acquired well-located assets that have either suffered from a need for physical improvement to upgrade the property to Class A space, have been underperforming due to a lack of a coherent leasing and branding strategy or have been under-managed and could be immediately enhanced by our hands-on approach. We are experienced in upgrading, renovating and modernizing building lobbies, corridors, bathrooms, elevator cabs and base building systems and updating antiquated spaces to include new ceilings, lighting and other amenities. We have also successfully aggregated and are continuing to combine smaller spaces to offer larger blocks of space, including multiple floors, which are attractive to larger, higher credit-quality tenants. We believe that the post-renovation quality of our buildings and our hands-on asset and property management approach attract higher credit-quality tenants and allows us to grow cash flow.

•	Seasoned and Committed Management Team with Proven Track Record. Our senior management team, led by Albert Behler, our Chairman, Chief Executive Officer and President, has been in the commercial real estate industry for an average of 26 years, and has worked at our company for an average of 14 years. Our senior management team is highly regarded in the real estate community and has extensive relationships with a broad range of brokers, owners, tenants and lenders. We have developed relationships that enable us to secure high credit-quality tenants on attractive terms and provide us with potential off-market acquisition opportunities. We believe that our proven acquisition and operating expertise enables us to gain advantages over our competitors through superior acquisition sourcing, focused leasing programs, active asset and property management and first-class tenant service. Since 1995, members of our senior management team have raised approximately $3.7 billion in equity capital from institutional and high-net-worth investors. From the beginning of 1995 through September 30, 2014, we have generated an aggregate gross unlevered IRR of 18.5% and an aggregate gross levered IRR of 28.4% on our 15 realized property investments, which represents a total of $2.2 billion of proceeds. Upon completion of this offering, our senior management team is expected to own a significant amount of our common stock on a fully diluted basis, aligning their interests with those of our stockholders, and incentivizing them to maximize returns for our stockholders.

•	Conservative Balance Sheet. Over the past several decades, we have built strong relationships with numerous lenders, investors and other capital providers. Our financing track record and depth of relationships provide us with significant financial flexibility and capacity to fund future growth in both good and bad economic environments. As of September 30, 2014, we had a strong pro forma capital structure that supports this flexibility and growth. Our pro forma net debt to total enterprise value is 36.2% and pro forma net debt to annualized Adjusted EBITDA for the nine months ended September 30, 2014 is 7.6x, each calculated on a pro rata basis. Adjusting net debt to reflect reductions in cash subsequent to September 30, 2014, and EBITDA to include annualized revenue from leases signed but commencing after September 30, 2014, pro forma net debt to Adjusted EBITDA on a pro rata basis would have been 7.5x. On a pro forma basis as of September 30, 2014, approximately 90.0% of our debt will be fixed rate, we will have no debt maturities prior to December 2016 and the weighted average maturity of our pro forma indebtedness will be 3.3 years. Upon completion of this offering, we expect we will have an undrawn $1.0 billion senior unsecured revolving credit facility and approximately $66.2 million of Cash NOI from four unencumbered properties totaling 3.2 million square feet.

•

Proven Investment Management Business. We have a successful investment management business, where we serve as the general partner and property manager of private equity real estate funds for institutional investors and high-net-worth individuals with combined assets aggregating approximately $8.6 billion as of September 30, 2014. We have also entered into a number of joint ventures with institutional investors, high-net-worth individuals and other sophisticated real estate investors through which we and our funds have invested in real estate properties. As part of the formation transactions, we will acquire most of the assets held by our private equity real estate funds while also retaining our investment management platform pursuant to which we will continue to manage our existing funds and joint ventures that will continue holding assets following the formation transactions. Going forward, we expect our investment management business to be a complementary part of our overall real estate investment business that will focus primarily on debt and preferred equity investments and will not compete directly with our real estate investment business. The continuing fees that we will earn in connection with this business will enhance our potential for higher overall returns. Additionally, although we intend to directly fund our future real estate investments following deployment of our existing funds’ remaining committed equity capital, our existing investment management platform should enable us to more easily supplement our direct capital sources through strategic joint ventures or pursue opportunities through new private equity real estate funds where advantageous.

Business and Growth Strategies

Our primary business objective is to enhance stockholder value by increasing cash flow from operations. The strategies we intend to execute to achieve this goal include:

•	Lease-up of Currently Available Space. Given current demand for high-quality Class A office space in our submarkets, we believe that we are well positioned to achieve significant internal growth through the lease-up of existing space in our portfolio. As of September 30, 2014, we had approximately 822,564 rentable square feet available to lease in our portfolio. Approximately 321,708 rentable square feet, or 39.1% of the total available rentable square feet, is highly attractive space in our 1301 Avenue of the Americas property in the Sixth Avenue/Rockefeller Center submarket of midtown Manhattan, and approximately 196,929 square feet, or 23.9% of the total available rentable square feet, is highly desirable space in our 2099 and 1899 Pennsylvania Avenue properties in the CBD submarket of Washington, D.C. A large portion of the space we are currently marketing relates to one recent lease terminating at our 1301 Avenue of the Americas property, vacancy at our 2099 Pennsylvania Avenue property that was expected and underwritten at the time of acquisition in 2012 and recently vacated space in our 1899 Pennsylvania Avenue property, as we have aggregated available space to target a higher-caliber tenant commensurate with the quality and location of this property. We are well positioned to continue our predecessor’s leasing momentum at these three properties and to increase revenue significantly over time. For example, if we were to achieve the submarket lease percentage at our asking rents for these three properties, we would generate potential incremental annualized rent of approximately $25.2 million per year. If we were to achieve average historical submarket lease percentages since 1999 at our 2015 asking rents for these properties, we would generate potential incremental annualized rent of approximately $28.8 million per year.

•	Increase Existing Below-Market Rents. We believe we can capitalize on our high-profile institutional-quality portfolio by realizing the substantial embedded rent growth within our portfolio resulting from the combination of the strong historical market rental rate growth in our submarkets and the long term nature of our existing office leases. For example, we expect to benefit from the re-leasing of approximately 2.7 million square feet, or 26.1%, of our office leases, through 2018, which we believe are currently at below-market rates. These expiring office leases represent weighted average rent at expiration of $73.66 per square foot, as compared to a weighted average estimated market rent at expiration of $86.54 per square foot based on our internal estimates used for budgeting purposes. Assuming we could re-lease the approximately 2.7 million square feet expiring through 2018 at the weighted average estimated market rent at expiration of $86.54 per square foot, we would generate potential incremental annual rental revenues of approximately $34.9 million per year. Overall, 81.5% of these expiring leases are from our midtown Manhattan properties. As older leases expire, we expect to generate additional rental revenue by (i) continuing to upgrade certain space to further increase its value and (ii) increasing the total rentable square footage of such space as a result of remeasurements and application of market loss factors to the space.

•	Disciplined Acquisition Strategy Focused on Premier Submarkets and Assets. Since 1995, we have acquired 28 high-quality office properties with a total value of approximately $11.5 billion primarily in our targeted submarkets of New York City, Washington, D.C. and San Francisco. We intend to continue our core strategy of acquiring, owning and operating Class A office properties within submarkets that have high barriers to entry, are supply constrained, exhibit strong economic characteristics and have a pool of prospective tenants in various industries that have a strong demand for high-quality office space. We believe that owning the right assets within the leading submarkets of the best office markets in the United States will allow us to generate strong cash flow growth and attractive long-term returns. We seek to acquire properties that will command premium rental rates and maintain higher occupancy levels than other properties in our markets. We will pursue opportunities to acquire office properties, but will maintain a disciplined approach to ensure that our acquisitions meet our core strategy. We are a highly active market participant that reviews numerous acquisition opportunities annually; however, we are highly selective in the properties that we ultimately acquire. We intend to strategically increase our market share in our existing submarkets and selectively enter into other submarkets with similar characteristics. Our acquisition strategy will focus primarily on long-term growth and total return potential rather than short-term cash returns. We believe we can utilize our deep industry relationships and our expertise in redeveloping and repositioning office properties to identify acquisition opportunities where we believe we can increase occupancy and rental rates. Many of our predecessor’s acquisitions have been sourced on an off-market basis. Additionally, we believe that our investment management platform will provide us access to valuable market intelligence via select debt investments, further supplementing our ability to identify attractive acquisition opportunities.

•	Redevelopment and Repositioning of Properties. We intend to redevelop or reposition certain properties that we currently own or that we acquire in the future, as needed. Prior to investment, we will apply rigorous underwriting analyses to determine whether additional investment in the property will improve occupancy and cash flow over the long term. By redeveloping and repositioning our properties, including creating additional amenities for our tenants, we endeavor to increase both occupancy and rental rates at these properties, thereby achieving superior risk-adjusted returns on our invested capital. We are currently embarking on redevelopment and repositioning projects at our One Market Plaza property in San Francisco and our 1633 Broadway property in New York. We estimate that the total cost for both of these projects will be approximately $40.0 million, of which $25.0 million relates to our One Market Plaza property and $20.0 million has been funded by us and our joint venture partner, and that we will achieve attractive risk-adjusted returns on this capital over time.

•	Proactive Asset and Property Management. We intend to continue our proactive asset and property management in order to increase occupancy and rental rates. We provide our own, fully integrated asset and property management, which includes in-house legal, marketing, accounting, finance and leasing departments for our portfolio and our own tenant improvement construction services. Our property management program includes cross functional training for best practices with a foundation that is rooted in our “Property Management Standards,” a set of internal policies and procedures that is shared across the platform. The development and retention of top performing property management personnel have been critical to our success. Our leasing infrastructure includes a dedicated team of personnel that focuses on our target market of high credit-quality tenants that typically seek a larger footprint and a customized build-out from a reputable and reliable landlord. We utilize our comprehensive building management services and our strong commitment to tenant and broker relationships to negotiate attractive leasing deals and to attract and retain high credit-quality tenants. We proactively manage our rent roll, maintain continuous communication with our tenants and foster strong tenant relationships by being responsive to tenant needs.

Market Information

New York City Market

One of the world’s premier gateway cities, New York City is an international hub for business, politics, education and culture as well as a choice location for companies, residents and tourists alike. With a high concentration of tenants in finance, entertainment, advertising and many other industries, New York City is one of the most well-known office markets in the world. The market’s high barriers to entry, coupled with its wide array of industries with high demand for office space, provide stability through economic cycles and serve as a foundation for long-term growth. In addition, the lively, 24-7 environment attracts both domestic and international tourists, with more than 50 million visitors annually. New York’s tourism and high-income resident base also support its status as one of the most expensive retail markets in the country.

RCG believes that the midtown Manhattan office market fundamentals should continue to benefit from its status as a world class office location. The midtown Manhattan office market has the highest asking rental rates and among the highest occupancy rates in the United States and is characterized by high barriers-to-entry, limited new supply and strong prospects for continued job creation. As a result, RCG expects the midtown Manhattan office market to continue its strong recovery in rent growth and upward trends in occupancy. These trends are shown in the graphs below:

RCG expects the overall attractiveness of a midtown Manhattan location will lead to strong absorption of vacant Class A space through the expansion of tenants in industries such as professional services, technology, media and fashion. As the U.S. economy improves and the impact of a new regulatory environment is absorbed, following the implementation of the Dodd–Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, RCG also expects increased office space demand from financial services firms. RCG projects a decline in the overall midtown Manhattan vacancy rate to 9.8% in 2018 from 11.0% in the third quarter of 2014. Already achieving the highest rents in the nation, midtown Manhattan office market rents are expected to grow 5.8% in 2015 and 6.5% in 2016. By the end of 2018, RCG expects midtown Manhattan office rents to reach an average of $88.53 per square foot. The weighted average Class A office rent in the third quarter of 2014 was $79.59 per square foot, and RCG expects this space to exhibit a comparable or stronger growth trend during the next five years. High-quality buildings in premier submarkets such as Madison/Fifth Avenue and Sixth Avenue/Rockefeller Center as well as other properties that can provide the flexibility of open floor plans should continue to command premium rents as tenants exhibit a sustained flight-to-quality trend in the coming years.

Washington, D.C. Market

As the capital of the United States, Washington, D.C. is a gateway city that is famous throughout the world. Washington, D.C. is home to the White House, Congress and numerous international embassies. The city has a well-developed infrastructure, world-class museums and other cultural attractions and a number of highly-regarded universities. A lack of land, the high cost of construction and a strict regulatory environment lead to high barriers to new supply, while a large government presence and strong demand from tenants in a variety of industries support stability in the local office market.

While the District of Columbia already has some of the highest asking rental rates in the United States, RCG believes that, going forward, job growth and diminishing supply of available space in the District of Columbia office market will lead to increasing rent growth and occupancy, particularly in the most desirable submarkets and high-quality buildings. These trends are shown in the graphs below:

RCG believes that the District of Columbia office market is on track to generate positive absorption during the next five years because employment is expected to grow while the pace of new construction has ebbed, with a majority of the space currently under construction pre-leased. In addition to the decreased pace of construction, other projected economic indicators forecast a strong future for office activity. The expansion of private sector employers, aided by the growth of the region’s technology cluster, should further stimulate office leasing activity through 2018. This growth will be enhanced with resolution of political gridlock and resumption of the historical pattern of public sector expansion. Relatively limited new supply and strong leasing activity should result in a gradual decline in the vacancy rate to 13.5% in 2018. Strong demand will drive overall rent growth in the years 2015-2018 at an average annual rate of 2.1% to $54.01 per square foot by 2018. Based on a continued flight-to-quality and a lower level of new supply coming online, RCG believes that Class A and trophy-class office rents should increase at an equivalent or faster pace. Also stemming from a flight-to-quality and more efficient space usage, highly desirable submarkets such as the CBD and East End, where our District of Columbia properties are located, should experience stronger demand than the overall District of Columbia office market.

San Francisco Market

The San Francisco Bay Area serves as a gateway city, the financial center of the West Coast of the United States and home to the high technology industry. A high-quality of life and plentiful job opportunities available in innovative industries attract talent from across the globe. Additionally, a cluster of top-tier research universities provides local employers with a steady pipeline of graduates. San Francisco’s unique attributes and attractions also draw visitors from around the world. The region’s advanced infrastructure, existing industry clusters and well-educated workforce support robust demand for office space throughout economic cycles, while high political and physical barriers to new supply limit the amount of new construction.

The San Francisco metro office market has among the highest asking rents and occupancy rates in the United States. The highly developed nature of the San Francisco CBD office market, coupled with high barriers to entry in the form of restrictive permitting, neighborhood resistance and high construction costs, results in a persistently low level of supply. RCG believes that continued growth of technology and its supporting industries should support sustained healthy market conditions in the San Francisco CBD office market during the next five years, allowing for a strong pace of rent appreciation and continued high occupancy. These trends are illustrated by the graphs below:

RCG forecasts extended tight market conditions through the next five years, although temporary upticks will likely result as new projects come online and are leased up gradually. From 2014 to 2018, the CBD vacancy rate is anticipated to remain in the 9% to 10% range. During the years 2015-2018, RCG projects that the average asking rental rate should increase at an average annual rate of 4.1%, reaching $69.71 per square foot in 2018. Based on shifting tenant preferences including a flight-to-quality, RCG expects that Class A space should record comparable or stronger rent appreciation during this time. Additionally, office landlords in the South Financial District submarket should disproportionately benefit from the propensity of tenants in the expanding technology industry to favor space south of Market Street, which is where our San Francisco property is located.

Summary Risk Factors

An investment in our common stock involves various risks, and prospective investors are urged to carefully consider the matters discussed under “Risk Factors” prior to making an investment in our common stock. The following is a list of some of these risks.

•	Unfavorable market and economic conditions in the United States and globally and in the specific markets or submarkets where our properties are located could adversely affect occupancy levels, rental rates, rent collections, operating expenses and the overall market value of our assets, impair our ability to sell, recapitalize or refinance our assets and have an adverse effect on our results of operations, financial condition and our ability to make distributions to our stockholders.

•	All of our properties are located in New York City, Washington, D.C. and San Francisco, and adverse economic or regulatory developments in these areas could negatively affect our results of operations, financial condition and ability to make distributions to our stockholders.

•	We may be unable to renew leases, lease currently vacant space or vacating space on favorable terms or at all as leases expire, which could adversely affect our financial condition, results of operations and cash flow.

•	Competition could limit our ability to acquire attractive investment opportunities and increase the costs of those opportunities, which may adversely affect us, including our profitability, and impede our growth.

•	We are subject to risks involved in conducting real estate activity through joint ventures and private equity real estate funds.

•	Contractual commitments with existing private equity real estate funds may limit our ability to acquire properties directly in the near term.

•	Failure to qualify or to maintain our qualification as a REIT would have significant adverse consequences to the value of our common stock.

•	Capital and credit market conditions may adversely affect our access to various sources of capital or financing and/or the cost of capital, which could impact our business activities, dividends, earnings and common stock price, among other things.

•	We may from time to time be subject to litigation, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

•	We depend on key personnel, including Albert Behler, our Chairman, Chief Executive Officer and President and the loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and existing and prospective industry participants, which could negatively affect our financial condition, results of operations, cash flow and market value of our common stock.

•	The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our charter and bylaws and by Maryland law.

•	Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of common units, which may impede business decisions that could benefit our stockholders.

•	We did not negotiate the value of the properties and assets of our predecessor and the private equity real estate funds controlled by our management company at arm’s-length as part of the formation transactions, and the consideration given by us in exchange for them may exceed their fair market value.

•	We may assume unknown liabilities in connection with the formation transactions, which, if significant, could adversely affect our business.

•	We have a substantial amount of indebtedness that may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

•	High mortgage rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

•	We may be unable to make distributions at expected levels, which could result in a decrease in the market value of our common stock.

•	We will owe certain taxes notwithstanding our qualification as a REIT.

•	REIT distribution requirements could adversely affect our liquidity and ability to execute our business plan.

Structure and Formation of Our Company

Our Company and the Formation Transactions

We were incorporated in Maryland as a corporation on April 14, 2014 to continue the business of our predecessor. Prior to or concurrently with the completion of this offering and the concurrent private placements, we will engage in a series of transactions through which we will acquire our initial portfolio of properties, substantially all of the other assets of our predecessor and our other initial assets and liabilities in exchange for an aggregate of 57,327,026 shares of our common stock, 46,810,117 common units and $223.6 million in cash based on the midpoint of the price range set forth on the cover of this prospectus. Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, Paramount Group Operating Partnership LP, a Delaware limited partnership, either directly or through its subsidiaries, and we will be the sole general partner of our operating partnership. Additionally, we will contribute the net proceeds from this offering and the concurrent private placements to our operating partnership in exchange for common units.

Concurrent Private Placements

Concurrently with the completion of this offering, certain members of the Otto family and their affiliates will acquire $51.0 million of our common stock in a private placement at a price per share equal to the public offering price. Additionally, concurrently with the completion of this offering, an entity controlled by Wilhelm von Finck, one of our continuing investors, has agreed to purchase up to $17.5 million of our common stock in a private placement at a price per share equal to the public offering price. The exact number of shares to be purchased in this latter private placement will equal the lesser of (i) $17.5 million divided by the per share public offering price or (ii)(A) 5.01% of the sum of the total number of shares of our common stock outstanding upon the closing of this offering, plus any shares of our common stock that remain issuable upon the exercise of the underwriters’ option to purchase additional shares to cover over-allotments in connection with this offering and shares of our common stock issuable upon the exercise of options to purchase shares of common stock that we expect to grant to our executive officers and employees under the 2014 Equity Incentive Plan upon the completion of this offering, and after giving effect to the closing of the formation transactions and other issuances of our common stock that will occur concurrently with the closing of this offering, less (B) the number of shares to be acquired by entities controlled directly or indirectly by Wilhelm von Finck, or WvF entities, in the formation transactions. Refer to “Structure and Formation—Pricing Sensitivity” for the amount of shares that WvF entities will receive in the private placement and formation transactions at the low end, mid-point and high end of the price range set forth on the front cover of this prospectus.

Our Structure

The following diagram depicts our expected ownership structure upon completion of the formation transactions, this offering and the concurrent private placements, based on the midpoint of the price range set forth on the cover of this prospectus. Our operating partnership will own the various properties in our portfolio directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings. We refer to the persons and entities acquiring shares of our common stock or common units in the formation transactions as continuing investors.

(1)	Excluding 5,714 LTIP units to be granted to Katharina Otto-Bernstein concurrently with the completion of this offering in connection with her service as a director.
(2)	Including the amount of shares of our common stock that the directors and director nominees have expressed an intent to purchase in this offering as part of the reserved shares and excluding the share ownership of Katharina Otto-Bernstein, which is included in the Otto family. See “Underwriting—Reserved Shares.” The directors and director nominees are under no obligation to purchase shares in this offering.
(3)	Excluding the Otto family and members of our management and directors.
(4)	Certain assets are held in joint ventures with third party investors.

Benefits to Related Parties

In connection with the formation transactions, this offering and the concurrent private placements, certain of our directors, director nominees, executive officers and our continuing investors will receive material financial and other benefits, including those set forth below. All amounts are based on the midpoint of the price range set forth on the cover page of this prospectus.

•	Certain of our executive officers will receive 140,668 shares of our common stock and 2,277,368 common units in the formation transactions, representing in the aggregate approximately 0.1% of our shares of outstanding common stock and 1.0% of our shares of outstanding common stock on a fully diluted basis.

•	Members of the Otto family, who own and control our predecessor, will receive 41,842,298 shares of our common stock, representing in the aggregate approximately 21.8% of our shares of outstanding common stock and 17.1% of our shares of outstanding common stock on a fully diluted basis, and $28.0 million in cash.

•	We have entered into a stockholders agreement with Maren Otto, Katharina Otto-Bernstein and Alexander Otto providing these members of the Otto family with specified director nomination rights.

•	We have entered into registration rights agreements pursuant to which the members of the Otto family and certain affiliated entities receiving shares of our common stock in the formation transactions and concurrent private placements will have the right to cause us to register with the Securities and Exchange Commission, or the SEC, the resale of the shares of our common stock that they own from time to time and facilitate the offering and sale of such shares and we have agreed to register the resale or primary issuance of the shares of our common stock that continuing investors may receive in exchange for the common units that they receive in the formation transactions.

•	We currently anticipate that we will enter into employment agreements with certain of our executive officers and an executive severance plan for the benefit of certain of our executive officers that will take effect upon completion of this offering.

•	We will enter into indemnification agreements with each of our executive officers, directors and director nominees, whereby we will agree to indemnify our executive officers, directors and director nominees against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions.

•

We generally have not granted any tax protection related to the sales of our assets. We have agreed to generally indemnify each of Maren Otto, Katharina Otto-Bernstein, Alexander Otto and an entity owned by Alexander Otto for specified incremental net tax liability actually incurred by such individual or entity as a result of our realization and distribution of taxable gains attributable to U.S. real property during the period commencing on the completion of the formation transactions and through December 31, 2014, unless such gain is triggered by a third party’s actions. We do not expect to enter into any transactions during such period in which we would trigger these indemnification obligations.

•	We will issue an aggregate of 885,713 LTIP units, 5,714 shares of restricted stock and options to acquire 1,500,000 shares of our common stock, to our executive officers, directors, director nominees and other employees pursuant to the 2014 Equity Incentive Plan. We will also issue an aggregate of 4,057,143 LTIP units to our executive officers and other employees as one-time founders’ grants.

•	In connection with the formation transactions and the concurrent private placements, we will grant a waiver from the ownership limit contained in our charter to the lineal descendants of Professor Dr. h.c. Werner Otto, their spouses and controlled entities to own up to 22.0% of our outstanding common stock in the aggregate (which can be automatically increased to an amount greater than 22.0% to the extent that their aggregate ownership exceeds such percentage solely as a result of a repurchase by the company of its common stock).

Distribution Policy

We intend to pay regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending on the last day of the then current fiscal quarter, based on $0.095 per share for a full quarter. On an annualized basis, this would be $0.38 per share, or an annual distribution rate of approximately 2.2% based on an assumed initial public offering price at the midpoint of the price range set forth on the front cover of this prospectus. We intend to maintain a distribution rate for the 12 month period following completion of this offering that is at or above our initial distribution rate unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We do not intend to reduce the expected distributions per share if the underwriters’ option to purchase additional shares of our common stock to cover over-allotments is exercised. Any future distributions we make will be at the discretion of our board of directors and will be dependent upon a number of factors, including prohibitions or restrictions under financing agreements or applicable law and other factors described herein.

Our Tax Status

We intend to elect to be treated and to qualify as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2014. We believe we have been organized, have operated and will operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our taxable income to our stockholders, computed without regard to the dividends paid deduction and excluding our net capital gain, plus 90% of our net income after tax from foreclosure property (if any), minus the sum of various items of excess non-cash income.

In any year in which we qualify as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain that is distributed to stockholders. If we lose our REIT status, and the statutory relief provisions of the Code do not apply, we will be subject to entity-level income tax, including any applicable alternative minimum tax, on our taxable income at regular U.S. corporate tax rates. Even if we qualify as a REIT, we will be subject to certain U.S. federal, state and local taxes on our income and property and on taxable income that we do not distribute to our stockholders. See “U.S. Federal Income Tax Considerations.”

Restrictions on Ownership of Our Common Stock

Our charter prohibits any person or entity from actually or constructively owning shares in excess of 6.50% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 6.50% in value of the aggregate of the outstanding shares of all classes and series of our stock. In connection with the formation transactions and the concurrent private placement to certain members of the Otto family and their affiliates, we will grant waivers from the ownership limit contained in our charter to the lineal descendants of Professor Dr. h.c. Werner Otto, their spouses and controlled entities to own up to 22.0% of our outstanding common stock in the aggregate (which can be automatically increased to an amount greater than 22.0% to the extent that their aggregate ownership exceeds such percentage solely as a result of a repurchase by the company of its common stock).

Restrictions on Transfer and Certain Indemnity Obligations for Holders of Common Stock and Units

We, our executive officers, directors and director nominees and the continuing investors that are receiving shares of our common stock or common units in the formation transactions and the concurrent private placements have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, including common units, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions. In addition, each person or entity receiving shares of our common stock or common units will be subject to indemnification obligations relating to New York real property transfer tax if such person or entity transfers more than 50.0% of the shares of our common stock or common units received in the formation transactions within two years after this offering. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Conflicts of Interest

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law and the partnership agreement in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the general partner of our operating partnership, may come into conflict with the duties of our directors and officers to our company and our stockholders. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of common units, which would make those transactions less desirable to them.

We intend to adopt policies that are designed to reduce certain potential conflicts of interests. See “Policies with Respect to Certain Activities—Conflict of Interest Policies.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of this extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.0 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Corporate Information

Our principal executive offices are located at 1633 Broadway, Suite 1801, New York, NY 10019. Our telephone number is (212) 237-3100. We maintain a website at www.paramount-group.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

This Offering

Common stock offered by us	131,000,000 shares

Common stock to be outstanding after this offering	192,247,023 shares (1)

Common stock and common units to be outstanding after this offering	243,999,996 shares and common units (1)(2)

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $2.1 billion ($2.5 billion if the underwriters exercise in full their option to purchase up to an additional 19,650,000 shares of our common stock to cover over-allotments). In addition, we estimate that the net proceeds of the concurrent private placements will be approximately $68.5 million, resulting in total net proceeds of $2.2 billion. We will contribute the net proceeds from this offering and the concurrent private placements to our operating partnership in exchange for common units. We expect our operating partnership to use the net proceeds received from us to repay outstanding indebtedness and any applicable prepayment costs, exit fees, defeasance costs and settlement of interest rate swap liabilities associated with such repayment, and to pay cash consideration in connection with the formation transactions. We expect to use any remaining net proceeds for general corporate purposes, capital expenditures and potential future acquisitions. See “Use of Proceeds.”

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 24 and other information included in this prospectus before investing in our common stock.

Proposed NYSE Symbol	“PGRE”

(1)	Includes (a) 131,000,000 shares of our common stock to be issued in this offering, (b) 57,327,026 shares of our common stock to be issued in connection with the formation transactions, (c) 3,914,283 shares of our common stock to be issued in connection with the concurrent private placements and (d) 5,714 shares of restricted stock to be granted to a non-employee director concurrently with the completion of this offering. Excludes (i) 19,650,000 shares of our common stock issuable upon the exercise in full of the underwriters’ option to purchase an additional 19,650,000 shares from us to cover over-allotments, (ii) 1,500,000 shares underlying options granted to our executive officers and other employees prior to or concurrently with the completion of this offering, (iii) shares available for future issuance under our 2014 Equity Incentive Plan and (iv) 51,752,973 shares of our common stock that may be issued, at our option, upon exchange of 46,810,117 common units to be issued in the formation transactions and 4,942,856 common units that, subject to the satisfaction of certain conditions, are issuable upon conversion of 4,942,856 LTIP units to be granted to our executive officers, non-employee directors and employees concurrently with the completion of this offering.

(2)	Includes 46,810,117 common units expected to be issued in the formation transactions and 4,942,856 LTIP units to be granted to our executive officers, non-employee directors and employees concurrently with the completion of this offering.

Summary Historical and Pro Forma Financial Data

The following table sets forth selected historical combined consolidated financial information and other data as of the dates and for the periods presented. The selected financial information as of December 31, 2013 and for the year ended December 31, 2013 has been derived from Paramount Predecessor’s audited combined consolidated financial statements included elsewhere in this prospectus. The selected financial information as of September 30, 2014 and for the nine months ended September 30, 2014 has been derived from Paramount Predecessor’s unaudited combined consolidated financial statements included elsewhere in this prospectus. This financial information and other data should be read in conjunction with the combined consolidated financial statements and notes thereto included in this prospectus.

The unaudited pro forma combined consolidated financial data for the nine months ended September 30, 2014 and for the year ended December 31, 2013, is presented as if this offering, the formation transactions, the concurrent private placements and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 had occurred on September 30, 2014 for purposes of the pro forma combined consolidated balance sheet data, and as of January 1, 2013 for purposes of the pro forma combined consolidated statements of income. This pro forma financial information is not necessarily indicative of what Paramount Group, Inc.’s actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent Paramount Group, Inc.’s future financial position or results of operations.

The following table also sets forth combined property-level financial data based on financial information included in Paramount Predecessor’s combined consolidated financial statements and Notes 3 and 4 thereto, which is presented for our properties on a combined basis for the nine months ended September 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012. This property-level information does not purport to represent Paramount Predecessor’s historical combined consolidated financial information and it is not necessarily indicative of our future results of operations. For example, we will not own 100.0% of all of our properties or consolidate the results of operations of all of our properties and, as a result, our results of operations going forward will differ from the property-level financial information shown below. However, in light of the significant differences that will exist between our future financial information and Paramount Predecessor’s historical combined consolidated financial information and the fact that we will account for our investment in one property using the equity method of historical cost accounting, we believe that this presentation of property-level data will be useful to investors in understanding the historical performance of our properties on a property-level basis.

You should read the following information in conjunction with the information contained in “Structure and Formation of Our Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined consolidated financial statements and unaudited pro forma combined consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	(Pro Forma)	(Historical)	(Pro Forma)	(Historical)
($ in thousands)	For the nine months ended September 30, 2014	For the nine months ended September 30, 2014	For the year ended December 31, 2013	For the year ended December 31, 2013
Statement of Operations Data:
Revenues
Rental income	$388,665	$25,087	$498,209	$30,406
Tenant reimbursement income	35,718	1,266	47,494	1,821
Distributions from real estate fund investments	12,126	16,333	15,205	29,184
Realized and unrealized gains, net	40,577	123,150	30,683	332,053
Fee income	8,129	25,510	8,904	26,426
Other income	12,485	—	17,555	—

Total revenues	497,700	191,346	618,050	419,890

Expenses
Operating	176,607	12,184	232,330	16,195
Depreciation and amortization	218,366	8,548	289,712	10,582
General and administrative	24,467	18,078	40,250	33,504
Profit sharing compensation	—	11,624	—	23,385
Other	5,172	5,172	4,633	4,633

Total expenses	424,612	55,606	566,925	88,299

Operating income	73,088	135,740	51,125	331,591
Income from partially owned entities	4,013	3,812	2,805	1,062
Unrealized gain (loss) on interest rate swaps	69,311	(673)	121,485	1,615
Interest and other income	1,527	1,707	8,870	9,407
Interest expense	(126,316)	(23,802)	(167,732)	(29,807)

Net income before income taxes	21,623	116,784	16,553	313,868
Provision for income taxes	(394)	(7,925)	(316)	(11,029)

Net income	21,229	108,859	16,237	302,839
Net income attributable to non-controlling interests in consolidated joint ventures and funds	(9,430)	(86,381)	(29,204)	(286,325)

Net income (loss) attributable to Paramount Group	11,799	$22,478	(12,967)	$16,514

Net (income) loss attributable to non-controlling interests in the Operating Partnership	(2,503)		2,750

Net income (loss) attributable to equity owners	$9,296		$(10,217)

	(Pro Forma)	(Historical)	(Pro Forma)		(Historical)
($ in thousands)	For the nine months ended September 30, 2014	For the nine months ended September 30, 2014	For the year ended December 31, 2013		For the year ended December 31, 2013
Balance Sheet Data (As of End of Period):
Rental property, net	$7,408,355	$415,387			$357,309
Total assets	8,728,976	3,119,632			2,922,691
Mortgage notes and loan payable	2,878,885	497,982			499,859
Preferred equity obligation	—	112,688			109,650
Total liabilities	3,415,928	954,817			897,247
Total equity	5,313,048	2,164,815			2,025,444
Other Data:
Cash NOI (1)(2)	$224,010		$269,992
Pro Rata Share of Cash NOI (1)(2)	210,680		247,226
Adjusted EBITDA (1)(3)	245,450		308,452
Pro Rata Share of Adjusted EBITDA (1)(3)	230,128		279,971
FFO (1)	243,754		313,509
Core FFO (1)	120,906		135,830

	For the nine months ended September 30,		For the year ended December 31,
	2014	2013	2013		2012
Combined Property-Level Data:
Same Property Portfolio (4):
Cash NOI (1)	$249,657	$215,173	$299,412	(5)	$316,000
Total Portfolio
Net income	$47,337	$58,253	$68,980		$63,471

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” on page 110 for a definition of this metric and reconciliation of this metric to the most directly comparable GAAP number and a statement of why our management believes the presentation of the metric provides useful information to investors and, to the extent material, any additional purposes for which management uses the metric.
(2)	Cash NOI and Pro Rata Share of Cash NOI does not include the effect of $24.6 million and $14.3 million, respectively, of incremental annualized rent from leases signed as of October 27, 2014, 2014 that had not commenced as of September 30, 2014. Incremental annual GAAP revenue and our pro rata share of incremental annual GAAP revenue from leases signed as of October 27, 2014, 2014 that had not commenced as of September 30, 2014 were $28.2 million and $16.4 million, respectively.
(3)	Adjusted EBITDA and Pro Rata Share of Adjusted EBITDA does not include the effect of $28.2 million and $16.4 million, respectively, of incremental annual GAAP revenue from leases signed as of October 27, 2014, 2014 that had not commenced as of September 30, 2014.
(4)	The same property amounts for the years ended December 31, 2013 and 2012 include our 11 properties that were acquired or placed in service by our predecessor prior to January 1, 2012 and owned and in service through December 31, 2013, and as a result they exclude 2099 Pennsylvania Avenue which was acquired in January 2012. The same property amounts for the nine months ended September 30, 2014 and 2013 include our 12 properties that were acquired or placed in service by our predecessor prior to January 1, 2013 and owned and in service through September 30, 2014.
(5)	Excluding the impact of 1301 Avenue of the Americas on the same property Cash NOI, due to the Dewey & LeBoeuf LLP lease termination and the effect of free rent from a large 2013 lease renewal, same property Cash NOI increases by $8.3 million.

Recent Developments

Our portfolio has continued to demonstrate positive growth in occupancy and rental rates in recent months. Total occupancy across our portfolio increased from 90.7% at June 30, 2014 to 92.1% at September 30, 2014. This increase includes the increase in occupancy of our One Market Plaza property, which increased from 89.4% at June 30, 2014 to 97.2% at September 30, 2014.

During the time period from January 1, 2014 to October 27, 2014, we executed 41 leases aggregating approximately 693,000 square feet, of which 26 leases aggregating approximately 438,000 square feet were second generation leases, for which we achieved a rental growth rate of 18.4% on a cash basis. During the time period from July 1, 2014 to October 27, 2014, we executed 19 leases aggregating approximately 466,000 square feet, of which 13 leases aggregating approximately 342,000 square feet were second generation leases, for which we achieved a rental growth rate of 22.0% on a cash basis.

During the nine months ended September 30, 2014, 39 leases commenced aggregating approximately 787,000 square feet, of which 25 leases aggregating approximately 414,000 square feet were second generation leases, for which we achieved rental rate growth of 13.7% on a cash basis. During the three months ended September 30, 2014, 13 leases commenced aggregating approximately 281,000 square feet, of which eight leases aggregating 198,000 square feet, were second generation leases, for which we achieved rental rate growth of 23.7% on a cash basis, driven in part, by 138,000 square feet of leasing activity at our One Market Plaza property.

Paramount Predecessor’s same property Cash NOI increased by $34.5 million, or 16.0%, to $249.7 million for the nine months ended September 30, 2014 from $215.2 million for the nine months ended September 30, 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operation—Paramount Predecessor Property-Level Performance” for a reconciliation of this metric to the most directly comparable GAAP number.

In September 2014, we acquired 50 Beale Street, in an off-market transaction, for $395.0 million, or approximately $596 per square foot, on behalf of a joint venture, which included one of our private real estate funds. We will have a 7.2% ownership interest in this private real estate fund upon completion of the formation transactions. See “Business and Properties—Real Estate Funds, Property Management and Other Assets.” The office building has approximately 662,400 rentable square feet and is located in the South Financial District of San Francisco, one block from the future Transbay Transit Center. We believe there is significant potential upside to the NOI at this property due to below market leases and the repositioning of the property’s plaza and lobby.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occur, our business, financial condition and/or results of operations could be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Real Estate

Unfavorable market and economic conditions in the United States and globally and in the specific markets or submarkets where our properties are located could adversely affect occupancy levels, rental rates, rent collections, operating expenses, and the overall market value of our assets, impair our ability to sell, recapitalize or refinance our assets and have an adverse effect on our results of operations, financial condition and our ability to make distributions to our stockholders.

Unfavorable market conditions in the areas in which we operate and unfavorable economic conditions in the United States and globally may significantly affect our occupancy levels, rental rates, rent collections, operating expenses, the market value of our assets and our ability to strategically acquire, dispose, recapitalize or refinance our properties on economically favorable terms or at all. Our ability to lease our properties at favorable rates may be adversely affected by increases in supply of office space in our markets and is dependent upon overall economic conditions, which are adversely affected by, among other things, job losses and unemployment levels, recession, stock market volatility and uncertainty about the future. Some of our major expenses, including mortgage payments and real estate taxes, generally do not decline when related rents decline. We expect that any declines in our occupancy levels, rental revenues and/or the values of our buildings would cause us to have less cash available to pay our indebtedness, fund necessary capital expenditures and to make distributions to our stockholders, which could negatively affect our financial condition and the market value of our securities. Our business may be affected by the volatility and illiquidity in the financial and credit markets, a general global economic recession and other market or economic challenges experienced by the real estate industry or the U.S. economy as a whole. Our business may also be adversely affected by local economic conditions, as all of our revenues are derived from properties located in New York City, Washington, D.C. and San Francisco. Factors that may affect our occupancy levels, our rental revenues, our net operating income, or NOI, our funds from operations and/or the value of our properties include the following, among others:

•	downturns in global, national, regional and local economic conditions;

•	declines in the financial condition of our tenants, many of which are financial, legal and other professional firms, which may result in tenant defaults under leases due to bankruptcy, lack of liquidity, operational failures or other reasons;

•	the inability or unwillingness of our tenants to pay rent increases;

•	significant job losses in the financial and professional services industries, which may decrease demand for our office space, causing market rental rates and property values to be impacted negatively;

•	an oversupply of, or a reduced demand for, Class A office space;

•	changes in market rental rates in our markets; and

•	economic conditions that could cause an increase in our operating expenses, such as increases in property taxes (particularly as a result of increased local, state and national government budget deficits and debt and potentially reduced federal aid to state and local governments), utilities, insurance, compensation of on-site associates and routine maintenance.

All of our properties are located in New York City, Washington, D.C. and San Francisco, and adverse economic or regulatory developments in these areas could negatively affect our results of operations, financial condition and ability to make distributions to our stockholders.

All of our properties are located in New York City, in particular midtown Manhattan, as well as Washington, D.C. and San Francisco. As a result, our business is dependent on the condition of the economy in those cities, which may expose us to greater economic risks than if we owned a more geographically diverse portfolio. We are susceptible to adverse developments in the New York City, Washington, D.C. and San Francisco economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation). Such adverse developments could materially reduce the value of our real estate portfolio and our rental revenues, and thus adversely affect our ability to service current debt and to pay dividends to stockholders.

We are subject to risks inherent in ownership of real estate.

Real estate cash flows and values are affected by a number of factors, including competition from other available properties and our ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations (including zoning, usage and tax laws), interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws.

A significant portion of our portfolio’s annualized rent is generated from three properties.

As of September 30, 2014, three of our properties, 1633 Broadway, 1301 Avenue of the Americas and One Market Plaza, together accounted for approximately 56.6% of our portfolio’s annualized rent, and no other property accounted for more than 10.0% of our portfolio’s annualized rent. Our results of operations and cash available for distribution to our stockholders would be adversely affected if 1633 Broadway, 1301 Avenue of the Americas or One Market Plaza were materially damaged or destroyed. Additionally, our results of operations and cash available for distribution to our stockholders would be adversely affected if a significant number of our tenants at these properties experienced a downturn in their business, which may weaken their financial condition and result in their failure to make timely rental payments, defaulting under their leases or filing for bankruptcy.

We may be unable to renew leases, lease currently vacant space or vacating space on favorable terms or at all as leases expire, which could adversely affect our financial condition, results of operations and cash flow.

As of September 30, 2014, we had approximately 822,564 rentable square feet of vacant space (excluding leases signed but not yet commenced) and leases representing 8.9% of the square footage of the properties in our portfolio will expire by the end of 2015 (including month-to-month leases). We cannot assure you expiring leases will be renewed or that our properties will be re-leased at net effective rental rates equal to or above the current average net effective rental rates. If the rental rates of our properties decrease, our existing tenants do not renew their leases or we do not re-lease a significant portion of our available and soon-to-be-available space, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders would be adversely affected.

The actual rents we receive for the properties in our portfolio may be less than estimated market rents, and we may experience a decline in realized rental rates from time to time, which could adversely affect our financial condition, results of operations and cash flow.

Throughout this prospectus, we make certain comparisons between our in-place rents and our internal estimates of market rents for the office space in our portfolio used for budgeting purposes. As a result of potential factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of our properties compared to other properties in our markets, we may be unable to realize our estimated market rents across the properties in our portfolio. In addition, depending on market rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted.

We are exposed to risks associated with property redevelopment and repositioning that could adversely affect us, including our financial condition and results of operations.

To the extent that we continue to engage in redevelopment and repositioning activities with respect to our properties, we will be subject to certain risks, which could adversely affect us, including our financial condition and results of operations. These risks include, without limitation, (i) the availability and pricing of financing on favorable terms or at all; (ii) the availability and timely receipt of zoning and other regulatory approvals; (iii) the potential for the fluctuation of occupancy rates and rents at redeveloped properties, which may result in our investment not being profitable; (iv) start up, repositioning and redevelopment costs may be higher than anticipated; and (v) cost overruns and untimely completion of construction (including risks beyond our control, such as weather or labor conditions, or material shortages). These risks could result in substantial unanticipated delays or expenses and could prevent the initiation or the completion of redevelopment activities, any of which could have an adverse effect on our financial condition, results of operations, cash flow, the market value of our securities and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, which could adversely affect us, including our financial condition, results of operations and cash flow.

In the event that there are adverse economic conditions in the real estate market and demand for office space decreases, with respect to our current vacant space and upon expiration of leases at our properties, we may be required to increase tenant improvement allowances or concessions to tenants, accommodate increased requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants, all of which could negatively affect our cash flow. In addition, a few of our existing properties are pre-war office properties, which may require frequent and costly maintenance in order to retain existing tenants or attract new tenants in sufficient numbers. If the necessary capital is unavailable, we may be unable to make these significant capital expenditures. This could result in non-renewals by tenants upon expiration of their leases and our vacant space remaining untenanted, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

We depend on significant tenants in our office portfolio, which could cause an adverse effect on us, including our results of operations and cash flow, if any of our significant tenants were adversely affected by a material business downturn or were to become bankrupt or insolvent.

Our rental revenue depends on entering into leases with and collecting rents from tenants. As of September 30, 2014, our six largest tenants together represented 26.3% of our total portfolio’s annualized rent. As of September 30, 2014, The Corporate Executive Board Company, Barclays Capital Inc., Allianz Global Investors L.P., Crédit Agricole Corporate & Investment Bank, Clifford Chance US LLP and Commerzbank AG leased an aggregate of 2,379,343 rentable square feet of office space at four of our office properties, representing approximately 23.4% of the total rentable square feet in our portfolio. General and regional economic conditions may adversely affect our major tenants and potential tenants in our markets. Our major tenants may experience a material business downturn, which could potentially result in a failure to make timely rental payments and/or a default under their leases. In many cases, through tenant improvement allowances and other concessions, we have made substantial up front investments in the applicable leases that we may not be able to recover. In the event of a tenant default, we may experience delays in enforcing our rights and may also incur substantial costs to protect our investments.

The bankruptcy or insolvency of a major tenant or lease guarantor may adversely affect the income produced by our properties and may delay our efforts to collect past due balances under the relevant leases and could ultimately preclude collection of these sums altogether. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages that is limited in amount and which may only be paid to the extent that funds are available and in the same percentage as is paid to all other holders of unsecured claims.

If any of our significant tenants were to become bankrupt or insolvent, suffer a downturn in their business, default under their leases, fail to renew their leases or renew on terms less favorable to us than their current terms, our results of operations and cash flow could be adversely affected.

If our tenants are unable to secure the necessary financing to operate their businesses, we could be adversely affected.

Many of our tenants rely on external sources of financing to operate their businesses. The U.S. may experience significant liquidity disruptions, resulting in the unavailability of financing for many businesses. If our tenants are unable to secure the necessary financing to continue to operate their businesses, they may be unable to meet their rent obligations or be forced to declare bankruptcy and reject their leases, which could adversely affect us.

Our dependence on rental income may adversely affect us, including our profitability, our ability to meet our debt obligations and our ability to make distributions to our stockholders.

A substantial portion of our income is derived from rental income from real property. See “Business and Properties—Overview—Our Portfolio Summary.” As a result, our performance depends on our ability to collect rent from tenants. Our income and funds for distribution would be adversely affected if a significant number of our tenants, or any of our major tenants, (i) delay lease commencements, (ii) decline to extend or renew leases upon expiration, (iii) fail to make rental payments when due or (iv) declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases with us and the loss of rental income attributable to the terminated leases. In these events, we cannot assure you that such tenants will renew those leases or that we will be able to re-lease spaces on economically advantageous terms or at all. The loss of rental revenues from our tenants and our inability to replace such tenants may adversely affect us, including our profitability, our ability to meet debt and other financial obligations and our ability to make distributions to our stockholders.

Real estate investments are relatively illiquid and may limit our flexibility.

Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions. Our inability to sell our properties on favorable terms or at all could have an adverse effect on our sources of working capital and our ability to satisfy our debt obligations. In addition, real estate can at times be difficult to sell quickly at prices we find acceptable. The Code also imposes restrictions on REITs, which are not applicable to other types of real estate companies, on the disposal of properties. Furthermore, we will be subject to U.S. federal income tax at the highest regular corporate rate, which is currently 35%, on certain built-in gain recognized in connection with a taxable disposition of a number of our properties for a period of up to 10 years following the completion of the formation transactions, which may make an otherwise attractive disposition opportunity less attractive or even impractical. These potential difficulties in selling real estate in our markets may limit our ability to change or reduce the office buildings in our portfolio promptly in response to changes in economic or other conditions.

Competition could limit our ability to acquire attractive investment opportunities and increase the costs of those opportunities, which may adversely affect us, including our profitability and impede our growth.

We compete with numerous commercial developers, real estate companies and other owners of real estate for office buildings for acquisition and pursuing buyers for dispositions. We expect that other real estate investors, including insurance companies, private equity funds, sovereign wealth funds, pension funds, other REITs and other well-capitalized investors will compete with us to acquire existing properties and to develop new properties. Our markets are each generally characterized by high barriers-to-entry to construction and limited land on which to build new office space, which contributes to the competition we face to acquire existing properties and to develop new properties in these markets. This competition could increase prices for properties of the type we may pursue and adversely affect our profitability and impede our growth.

Competition may impede our ability to attract or retain tenants or re-lease space, which could adversely affect our results of operations and cash flow.

The leasing of real estate in our markets is highly competitive. The principal means of competition are rent charged, location, services provided and the nature and condition of the premises to be leased. If other lessors and developers of similar spaces in our markets offer leases at prices comparable to or less than the prices we offer, we may be unable to attract or retain tenants or re-lease space in our properties, which could adversely affect our results of operations and cash flow.

The historical levered and unlevered IRR attributable to performance of certain past investments may not be indicative of our future results and may not be comparable to levered or unlevered IRR information provided by other companies.

We have presented in this prospectus levered and unlevered IRR information relating to the historical performance of certain investments. When considering this information you should bear in mind that these historical results may not be indicative of the future results that you should expect from us. In particular, our results could vary significantly from the historical results. In addition, our levered and unlevered IRR may not be comparable to levered or unlevered IRR information provided by other companies that calculate this metric differently.

We are subject to losses that are either uninsurable, not economically insurable or that are in excess of our insurance coverage.

Our San Francisco properties are located in the general vicinity of active earthquake faults. Our New York City and Washington, D.C. properties are located in areas that could be subject to windstorm losses. Insurance coverage for earthquakes and windstorms can be costly because of limited industry capacity. As a result, we may experience shortages in desired coverage levels if market conditions are such that insurance is not available or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. In addition, our New York City, Washington, D.C. and other properties may be subject to a heightened risk of terrorist attacks. We carry commercial general liability insurance, property insurance and terrorism insurance with respect to our properties with limits and on terms we consider commercially reasonable. We cannot assure you, however, that our insurance coverage will be sufficient or that any uninsured loss or liability will not have an adverse effect on our business and our financial condition and results of operations.

We are subject to risks from natural disasters such as earthquakes and severe weather.

Natural disasters and severe weather such as earthquakes, tornadoes, hurricanes or floods may result in significant damage to our properties. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. When we have geographic concentration of exposures, a single catastrophe (such as an earthquake, especially in the San Francisco Bay Area) or destructive weather event (such as a hurricane, especially in New York City or Washington, D.C. area) affecting a region may have a significant negative effect on our financial condition and results of operations. As a result, our operating and financial results may vary significantly from one period to the next. Our financial results may be adversely affected by our exposure to losses arising from natural disasters or severe weather. We also are exposed to risks associated with inclement winter weather, particularly in the Northeast states in which many of our properties are located, including increased need for maintenance and repair of our buildings.

Climate change may adversely affect our business.

To the extent that climate change does occur, we may experience extreme weather and changes in precipitation and temperature, all of which may result in physical damage or a decrease in demand for our properties located in the areas affected by these conditions. Should the impact of climate change be material in nature or occur for lengthy periods of time, our financial condition or results of operations would be adversely affected. In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties in order to comply with such regulations.

Actual or threatened terrorist attacks may adversely affect our ability to generate revenues and the value of our properties.

We have significant investments in large metropolitan markets that have been or may be in the future the targets of actual or threatened terrorism attacks, including New York City, Washington, D.C. and San Francisco. As a result, some tenants in these markets may choose to relocate their businesses to other markets or to lower-profile office buildings within these markets that may be perceived to be less likely targets of future terrorist activity. This could result in an overall decrease in the demand for office space in these markets generally or in our properties in particular, which could increase vacancies in our properties or necessitate that we lease our properties on less favorable terms or both. In addition, future terrorist attacks in these markets could directly or indirectly damage our properties, both physically and financially, or cause losses that materially exceed our insurance coverage. As a result of the foregoing, our ability to generate revenues and the value of our properties could decline materially. See also “—We are subject to losses that are either uninsurable, not economically insurable or that are in excess of our insurance coverage.”

We may become subject to liability relating to environmental and health and safety matters, which could have an adverse effect on us, including our financial condition and results of operations.

Under various federal, state and/or local laws, ordinances and regulations, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. Some of our properties have been or may be impacted by contamination arising from current or prior uses of the property or from adjacent properties used for commercial, industrial or other purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on our properties may adversely affect our ability to attract and/or retain tenants and our ability to develop or sell or borrow against those properties. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property. See “Business and Properties—Regulation—Environmental and Related Matters.”

In addition, our properties are subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject us or our tenants to liability. These liabilities could affect a tenant’s ability to make rental payments to us. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

As the owner or operator of real property, we may also incur liability based on various building conditions. For example, buildings and other structures on properties that we currently own or operate or those we acquire or operate in the future contain, may contain, or may have contained, asbestos-containing material, or ACM. Environmental and health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, we may be subject to liability for personal injury or property damage sustained as a result of exposure to ACM or releases of ACM into the environment.

In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues. Indoor air quality issues also can stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to our stockholders or that such costs, liabilities, or other remedial measures will not have an adverse effect on our financial condition and results of operations.

We may incur significant costs complying with the Americans with Disabilities Act of 1990, or the ADA, and similar laws, which could adversely affect us, including our future results of operations and cash flow.

Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. We have not conducted a recent audit or investigation of all of our properties to determine our compliance with the ADA. If one or more of our properties were not in compliance with the ADA, then we could be required to incur additional costs to bring the property into compliance. We cannot predict the ultimate amount of the cost of compliance with the ADA or similar laws. Substantial costs incurred to comply with the ADA and any other legislation could adversely affect us, including our future results of operations and cash flow.

Our breach of or the expiration of our ground lease could adversely affect our results of operations.

Our interest in one of our commercial office properties, 712 Fifth Avenue, New York, New York, is partially subject to a long-term leasehold of the land and the improvements, rather than a fee interest in the land and the improvements. If we are found to be in breach of this ground lease, we could lose the right to use part of the property. In addition, unless we purchase the underlying fee interest in the portion of the property covered by the lease or extend the terms of our lease for this portion of the property before expiration on terms significantly comparable to our current lease, we will lose our right to operate part of this property and our leasehold interest in part of this property or we will continue to operate it at much lower profitability, which would significantly adversely affect our results of operations. In addition, if we are perceived to have breached the terms of this lease, the fee owner may initiate proceedings to terminate the lease. The remaining term of this long-term lease, including unilateral extension rights available to us, is approximately 10 years (expiring January 1, 2025). The ground lease terms feature an installment sales contract to purchase the property on January 2, 2015, subject to certain terms and conditions, for $12.1 million. We have an option to postpone the closing date until January 2, 2025, and if so exercised, the purchase price at closing will be $13.1 million. Annualized rent from this property as of September 30, 2014 was approximately $50.1 million.

Our option property is subject to various risks and we may not acquire it.

We have entered into an option to acquire 60 Wall Street, New York, New York. 60 Wall Street is exposed to many of the same risks that may affect the other properties in our portfolio. The terms of the option agreement relating to 60 Wall Street were not determined by arm’s-length negotiations, and such terms may be less favorable to us than those that may have been obtained through negotiations with third parties. It may become economically unattractive to exercise our option with respect to 60 Wall Street. These risks could cause us to decide not to exercise our option to purchase this property in the future.

We may be unable to identify and successfully complete acquisitions and, even if acquisitions are identified and completed, including potentially the option property, we may fail to successfully operate acquired properties, which could adversely affect us and impede our growth.

Our ability to identify and acquire properties on favorable terms and successfully operate or redevelop them may be exposed to significant risks. Agreements for the acquisition of properties are subject to customary conditions to closing, including completion of due diligence investigations and other conditions that are not within our control, which may not be satisfied. In this event, we may be unable to complete an acquisition after incurring certain acquisition-related costs. In addition, if mortgage debt is unavailable at reasonable rates, we may be unable to finance the acquisition on favorable terms in the time period we desire, or at all, including potentially the option property. We may spend more than budgeted to make necessary improvements or renovations to acquired properties and may not be able to obtain adequate insurance coverage for new properties. Further, acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures. We may also be unable to integrate new acquisitions into our existing operations quickly and efficiently, and as a result, our results of operations and financial condition could be adversely affected. Any delay or failure on our part to identify, negotiate, finance and consummate such acquisitions in a timely manner and on favorable terms, or operate acquired properties to meet our financial expectations, could impede our growth and have an adverse effect on us, including our financial condition, results of operations, cash flow and the market value of our securities.

We may acquire properties or portfolios of properties through tax-deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our operating partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Should we decide at some point in the future to expand into new markets, we may not be successful, which could adversely affect our financial condition, results of operations, cash flow and market value of our securities.

If opportunities arise, we may explore acquisitions of properties in new markets. Each of the risks applicable to our ability to acquire and integrate successfully and operate properties in our current markets is also applicable in new markets. In addition, we will not possess the same level of familiarity with the dynamics and market conditions of the new markets we may enter, which could adversely affect the results of our expansion into those markets, and we may be unable to build a significant market share or achieve our desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our financial condition, results of operations, cash flow, the market value of our securities and ability to satisfy our principal and interest obligations and to make distributions to our stockholders.

We may experience a decline in the fair value of our assets, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact the market value of our securities.

A decline in the fair market value of our assets may require us to recognize an other-than-temporary impairment against such assets under GAAP if we were to determine that we do not have the ability and intent to hold any assets in unrealized loss positions to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. In such event, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale, which may adversely affect our financial condition, liquidity and results of operations.

We are subject to risks involved in real estate activity through joint ventures and private equity real estate funds.

We have in the past, are currently and may in the future acquire and own properties in joint ventures and private equity real estate funds with other persons or entities when we believe circumstances warrant the use of such structures. Upon closing of this offering, we will manage private equity real estate funds holding U.S. operating or development properties with combined assets aggregating $1.5 billion. Joint venture and fund investments involve risks, including: the possibility that our partners might refuse to make capital contributions when due; that we may be responsible to our partners for indemnifiable losses; that our partners might at any time have business or economic goals that are inconsistent with ours; and that our partners may be in a position to take action or withhold consent contrary to our recommendations, instructions or requests. We and our respective joint venture partners may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our partner’s interest, or to sell the underlying asset, at a time when we otherwise would not have initiated such a transaction, without our consent or on unfavorable terms. In some instances, joint venture and fund partners may have competing interests in our markets that could create conflicts of interest. These conflicts may include compliance with the REIT requirements, and our REIT status could be jeopardized if any of our joint ventures or funds does not operate in compliance with the REIT requirements. Further, our joint venture and fund partners may fail to meet their obligations to the joint venture or fund as a result of financial distress or otherwise, and we may be forced to make contributions to maintain the value of the property. We will review the qualifications and previous experience of any co-venturers or partners, although we do not expect to obtain financial information from, or to undertake independent investigations with respect to, prospective co-venturers or partners. To the extent our partners do not meet their obligations to us or our joint ventures or funds or they take action inconsistent with the interests of the joint venture or fund, we may be adversely affected.

Our joint venture partners in 31 West 52nd Street, 712 Fifth Avenue and One Market Plaza have forced sale rights as a result of which we may be forced to sell these assets to third parties at times or prices that may not be favorable to us.

Our partners in the joint ventures that own 31 West 52nd Street, 712 Fifth Avenue and One Market Plaza have forced sale rights pursuant to which, after a specified period, each may require us either to purchase the property or attempt to sell the property to a third party. With respect to 31 West 52nd, at any time, our joint venture partner shall have the right to cause a sale of the property by delivering a written notice to us designating the sales price and other material terms and conditions upon which our joint venture partner desires to cause a sale of the property. Upon receipt of the sale notice from the joint venture partner, we will have the right either to attempt to sell the property to a third party for not less than 95% of the sales price set forth in the sales notice, or to elect to purchase the interests of the joint venture partner for cash at a price equal to the amount the joint venture partner would have received if the property had been sold for the sales price set forth in the sales notice (and the joint venture paid any applicable financing breakage costs and transfer taxes, prepaid all liquidated liabilities of the joint venture and distributed the balance to the partners). With respect to 712 Fifth Avenue, beginning six years after the completion of this offering and any time thereafter, our joint venture partner may exercise a forced sale right by delivering a written notice to us designating the sales price and other material terms and conditions upon which our joint venture partner desires to cause a sale of the property. Upon receipt of such sales notice, we will have the obligation either to attempt to sell the property to a third party for not less than 95.0% of the designated sales price or to elect to purchase the interest of our joint venture partner for cash at a price equal to the amount our joint venture partner would have received if the property had been sold for the designated sales price (and the joint venture paid any applicable financing breakage costs, transfer taxes, brokerage fees and marketing costs, prepaid all liquidated liabilities of the joint venture and distributed the balance). With respect to One Market Plaza, at any time on or after March 31, 2021, our joint venture partner may exercise a forced sale right. Upon exercise of this right, we and our joint venture partner have 60 days to negotiate a mutually agreeable transaction regarding the property. If we cannot mutually agree upon a transaction, then we will work together in good faith to market the property in a commercially reasonable manner and neither we nor our joint venture partner will be allowed to bid on the property. If our joint venture partner, after consultation with us and a qualified broker, finds a third-party bid for the property acceptable, then the joint venture will cause the property to be sold. As a result of these forced sale rights, our joint venture partners could require us either to purchase their interests at an agreed upon price or to sell the properties held by our joint ventures to third parties. In the case of One Market Plaza, our joint venture partner could force us to sell this property to a third party on terms it deems acceptable. The exercise of these rights could adversely impact our company by requiring us to sell one or more of these properties to third parties at times or prices that may not be favorable to us.

Contractual commitments with existing private equity real estate funds may limit our ability to acquire properties directly in the near term.

Paramount Group Real Estate Fund VII, LP and its parallel fund, or Fund VII, is one of our private equity real estate funds and is actively engaged in acquisition activities. In connection with the formation of Fund VII, we agreed that we would make all investments that meet its stated investment objectives through Fund VII (provided that Fund VII is able to participate in the investment and subject to our ability to co-invest), until July 18, 2017, unless we, as the general partner of Fund VII, choose to extend it until July 18, 2018. Because of the exclusivity requirements of Fund VII, we may be required to acquire properties through this fund that we otherwise would have acquired through our operating partnership, which may prevent our operating partnership from acquiring attractive investment opportunities and adversely affect our growth prospects. Alternatively, we may choose to co-invest with Fund VII as a joint venture partner to the extent it is determined that it is in the best interest of Fund VII. In connection with any property that we co-invest in with Fund VII, Fund VII will have the authority, subject to our consent in limited circumstances, to make most of the decisions in connection with such property. Such authority in connection with a co-investment could subject us to the applicable risks described above. In September 2014, Fund VII acquired its first property.

Paramount Group Real Estate Fund VIII, LP and its parallel funds, or Fund VIII, is one of our private equity real estate funds currently in formation. After it holds its initial closing, Fund VIII will be actively engaged in pursuing a diversified portfolio of real estate and real estate-related assets and companies primarily consisting of acquiring and/or issuing loans to real estate and real estate-related companies or investing in their preferred equity. We expect that, subject to certain prior rights granted to other of our private equity real estate funds, we would make all investments that meet Fund VIII’s stated investment objectives through Fund VIII (provided that Fund VIII is able to participate in the investment and subject to our right to co-invest), until the end of the fund’s investment period, which will end three years after the fund’s final closing. Assuming that the fund conducts an initial closing in the fourth quarter of 2014, and a final closing takes place approximately 18 months later, the fund’s investment period would end during mid-2019, unless we, as the general partner of Fund VIII, choose to extend it an additional year. However, we will have the option (but not the obligation) of participating in each of Fund VIII’s investments in debt and preferred equity for up to 25% of the total investment and in each of Fund VIII’s equity investments for up to 50% of the total investment, and may, where it is attractive to us and determined to be in the best interest of Fund VIII, acquire greater percentages of a given investment opportunity. Because of the limited exclusivity requirements of Fund VIII, we may be required to acquire assets partially through this fund that we otherwise would have acquired solely through our operating partnership, which may prevent our operating partnership from acquiring attractive investment opportunities and adversely affect our growth prospects. In connection with certain assets that we co-invest in with Fund VIII—specifically those where Fund VIII owns a majority of the joint venture—it is expected that Fund VIII will have the authority, subject to our consent in limited circumstances, to make most of the decisions in connection with such asset. Such authority in connection with a co-investment could subject us to the applicable risks described above.

We share control of some of our properties with other investors and may have conflicts of interest with those investors.

While we make all operating decisions for certain of our joint ventures and private equity real estate funds, we are required to make other decisions jointly with other investors who have interests in the relevant property or properties. For example, the approval of certain of the other investors may be required with respect to operating budgets and refinancing, encumbering, expanding or selling any of these properties, as well as bankruptcy decisions. We might not have the same interests as the other investors in relation to these decisions or transactions. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducements to the other investors to obtain a favorable resolution.

In addition, various restrictive provisions and third-party rights provisions, such as consent rights to certain transactions, apply to sales or transfers of interests in our properties owned in joint ventures. Consequently, decisions to buy or sell interests in properties relating to our joint ventures may be subject to the prior consent of other investors. These restrictive provisions and third-party rights may preclude us from achieving full value of these properties because of our inability to obtain the necessary consents to sell or transfer these interests.

Risks Related to Our Business and Operations

Capital and credit market conditions may adversely affect our access to various sources of capital or financing and/or the cost of capital, which could impact our business activities, dividends, earnings and common stock price, among other things.

In periods when the capital and credit markets experience significant volatility, the amounts, sources and cost of capital available to us may be adversely affected. We primarily use third-party financing to fund acquisitions and to refinance indebtedness as it matures. As of September 30, 2014, on a pro forma basis and including debt of our unconsolidated joint ventures, we had $3.113 billion of total debt ($2.413 billion on a pro rata basis), substantially all of which was asset level debt, and we expect to have approximately $1.0 billion of available borrowing capacity, including amounts reserved for letters of credit, under the new revolving credit facility that we intend to enter into in connection with this offering. If sufficient sources of external financing are not available to us on cost effective terms, we could be forced to limit our acquisition, development and redevelopment activity and/or take other actions to fund our business activities and repayment of debt, such as selling assets, reducing our cash dividend or paying out less than 100% of our taxable income. To the extent that we are able and/or choose to access capital at a higher cost than we have experienced in recent years (reflected in higher interest rates for debt financing or a lower stock price for equity financing) our earnings per share and cash flow could be adversely affected. In addition, the price of our common stock may fluctuate significantly and/or decline in a high interest rate or volatile economic environment. If economic conditions deteriorate, the ability of lenders to fulfill their obligations under working capital or other credit facilities that we may have in the future may be adversely impacted.

The form, timing and/or amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.

The form, timing and/or amount of dividend distributions will be declared at the discretion of our board of directors and will depend on actual cash from operations, our financial condition, capital requirements, the annual distribution requirements applicable to REITs under the Code and other factors as our board of directors may consider relevant.

We may from time to time be subject to litigation, including litigation arising from the formation transactions, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

We are a party to various claims and routine litigation arising in the ordinary course of business. Some of these claims or others to which we may be subject from time to time, including claims arising from the formation transactions, may result in defense costs, settlements, fines or judgments against us, some of which are not, or cannot be, covered by insurance. Payment of any such costs, settlements, fines or judgments that are not insured could have an adverse impact on our financial position and results of operations. In addition, certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flow, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

We may be subject to unknown or contingent liabilities related to properties or businesses that we acquire for which we may have limited or no recourse against the sellers.

Assets and entities that we have acquired or may acquire in the future may be subject to unknown or contingent liabilities for which we may have limited or no recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. In the future we may enter into transactions with limited representations and warranties or with representations and warranties that do not survive the closing of the transactions, in which event we would have no or limited recourse against the sellers of such properties. While we usually require the sellers to indemnify us with respect to breaches of representations and warranties that survive, such indemnification is often limited and subject to various materiality thresholds, a significant deductible or an aggregate cap on losses.

As a result, there is no guarantee that we will recover any amounts with respect to losses due to breaches by the sellers of their representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with acquired properties and entities may exceed our expectations, which may adversely affect our business, financial condition and results of operations. Finally, indemnification agreements between us and the sellers typically provide that the sellers will retain certain specified liabilities relating to the assets and entities acquired by us. While the sellers are generally contractually obligated to pay all losses and other expenses relating to such retained liabilities, there can be no guarantee that such arrangements will not require us to incur losses or other expenses as well.

We depend on key personnel, including Albert Behler, our Chairman, Chief Executive Officer and President, and the loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and existing and prospective industry participants, which could negatively affect our financial condition, results of operations, cash flow and market value of our common stock.

There is substantial competition for qualified personnel in the real estate industry and the loss of our key personnel could have an adverse effect on us. Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel, particularly Albert Behler, our Chairman, Chief Executive Officer and President, who has extensive market knowledge and relationships and exercises substantial influence over our acquisition, redevelopment, financing, operational and disposition activity. Among the reasons that Albert Behler is important to our success is that he has a national, regional and local industry reputation that attracts business and investment opportunities and assists us in negotiations with financing sources and industry personnel. If we lose his services, our business and investment opportunities and our relationships with such financing sources and industry personnel could diminish.

Many of our other senior executives also have extensive experience and strong reputations in the real estate industry, which aid us in identifying or attracting investment opportunities and negotiating with sellers of properties. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and industry participants, which could negatively affect our financial condition, results of operations and cash flow.

Breaches of our data security could adversely affect our business, including our financial performance and reputation.

We collect and retain certain personal information provided by our tenants and employees. While we have implemented a variety of security measures to protect the confidentiality of this information and periodically review and improve our security measures, we can provide no assurance that we will be able to prevent unauthorized access to this information. Any breach of our data security measures and/or loss of this information may result in legal liability and costs (including damages and penalties) that could adversely affect our business, including our financial performance and reputation.

Our subsidiaries may be prohibited from making distributions and other payments to us.

All of our properties are owned, and all of our operations are conducted, by our operating partnership and our other subsidiaries, joint ventures and private equity real estate funds. As a result, we depend on distributions and other payments from our operating partnership and our other subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to make such distributions and other payments depends on their earnings and cash flow and may be subject to statutory or contractual limitations. As an equity investor in our subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that we are recognized as a creditor of such subsidiaries, our claims may still be subordinate to any security interest in or other lien on their assets and to any of such subsidiaries’ debt or other obligations that are senior to our claims.

Risks Related to Our Organization and Structure

The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our charter and bylaws and by Maryland law.

There are provisions in our charter and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our charter authorizes our board of directors to, without stockholder approval, amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock. We believe these charter provisions will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

In order to qualify as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of any taxable year (beginning with our second taxable year as a REIT). In order to help us qualify as a REIT, our charter generally prohibits any person or entity from actually owning or being deemed to own by virtue of the applicable constructive ownership provisions, (i) more than 6.50% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock or (ii) more than 6.50% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case, excluding any shares of our stock not treated as outstanding for U.S. federal income tax purposes. We refer to these restrictions as the “ownership limits.” These ownership limits may prevent or delay a change in control and, as a result, could adversely affect our stockholders’ ability to realize a premium for their shares of our common stock. In connection with the formation transactions and the concurrent private placement to certain members of the Otto family and their affiliates, our board of directors will grant waivers to the lineal descendants of Professor Dr. h.c. Werner Otto, their spouses and controlled entities to own up to 22.0% of our outstanding common stock in the aggregate (which can be automatically increased to an amount greater than 22.0% to the extent that their aggregate ownership exceeds such percentage solely as a result of a repurchase by the company of its common stock).

In addition, certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including the Maryland business combination and control share provisions. See “Material Provisions of Maryland Law and Our Charter and Bylaws.”

As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combinations between us and any other person or entity from the business combination provisions of the MGCL. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), which we refer to as an opt in to the business combination provisions, with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock. In addition, as permitted by the MGCL, our bylaws contain a provision exempting from the control share acquisition provisions of the MGCL any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended, which we refer to as an opt in to the control share acquisition provisions, only with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock.

Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then current market price.

In addition, the provisions of our charter on the removal of directors and the advance notice provisions of our bylaws, among others, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then-current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors may delegate such authority. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, we may adopt policies that may have an adverse effect on our financial condition and results of operations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.

Maryland law provides that a director has no liability in that capacity if he or she satisfies his or her duties to us and our stockholders. Upon completion of this offering, as permitted by the MGCL, our charter will limit the liability of our directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law. Under current Maryland law and our charter, our directors and officers will not have any liability to us or our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter will authorize us to obligate us, and our bylaws will require us, to indemnify our directors for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our charter and bylaws will also authorize us to indemnify our officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law and indemnification agreements that we have entered into with our executive officers will require us to indemnify such officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited with respect to directors and may be limited with respect to officers. In addition, we will be obligated to advance the defense costs incurred by our directors and our executive officers pursuant to indemnification agreements, and may, in the discretion of our board of directors, advance the defense costs incurred by our officers, our employees and other agents, in connection with legal proceedings.

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of common units, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any of its partners, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we will have duties and obligations to our operating partnership and its limited partners under Delaware law as modified by the partnership agreement of our operating partnership in connection with the management of our operating partnership as the sole general partner. The limited partners of our operating partnership expressly will acknowledge that the general partner of our operating partnership will be acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. When deciding whether to cause our operating partnership to take or decline to take any actions, the general partner will be under no obligation to give priority to the separate interests of (i) the limited partners of our operating partnership (including, without limitation, the tax interests of our limited partners, except as provided in a separate written agreement) or (ii) our stockholders. Nevertheless, the duties and obligations of the general partner of our operating partnership may come into conflict with the duties of our directors and officers to our company and our stockholders.

If there are deficiencies in our disclosure controls and procedures or internal control over financial reporting, we may be unable to accurately present our financial statements, which could materially and adversely affect us, including our business, reputation, results of operations, financial condition or liquidity.

As a publicly-traded company, we will be required to report our financial statements on a consolidated basis. Effective internal controls are necessary for us to accurately report our financial results. Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal control over financial reporting and have our independent registered public accounting firm issue an opinion with respect to the effectiveness of our internal control over financial reporting. There can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, as we grow our business, our internal controls will become more complex, and we may require significantly more resources to ensure our internal controls remain effective. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations that could require a restatement, failing to meet our public company reporting obligations and causing investors to lose confidence in our reported financial information. These events could materially and adversely affect us, including our business, reputation, results of operations, financial condition or liquidity.

We did not negotiate the value of the properties and assets of our predecessor and the private equity real estate funds controlled by our management company at arm’s-length as part of the formation transactions, and the consideration given by us in exchange for them may exceed their fair market value.

We did not negotiate the value of the properties and assets of our predecessor and the private equity real estate funds controlled by our management company at arm’s-length as part of the formation transactions. In addition, the value of the shares of our common stock and the common units that we will issue in exchange for these properties and assets will increase or decrease if our common stock price increases or decreases. The initial public offering price of shares of our common stock will be determined in consultation with the underwriters. As a result, the value of the consideration given by us for the properties and assets of our predecessor and the private real estate funds controlled by our management company may exceed their fair market value or the value that a third party would have paid for these properties and assets.

We may assume unknown liabilities in connection with the formation transactions, which, if significant, could adversely affect our business.

As part of the formation transactions, we (through corporate acquisitions and contributions to our operating partnership) will acquire the properties and assets of our predecessor and certain other assets, subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Each of the entities comprising our predecessor and the private equity real estate funds controlled by our management company from whom we are acquiring assets in the formation transactions will make representations, warranties and covenants to us regarding the entities and assets we are acquiring in the formation transactions. In order to provide us with indemnification in connection with breaches of these representations, warranties or covenants, the owners of our management company have agreed to place $19.0 million of our common stock, based on the initial public offering price, that they are otherwise entitled to receive into an escrow from which we will be entitled to indemnification for breaches of representations, warranties and covenants made by any of these entities. In addition, in connection with each of these acquisitions, 1.5% of the common stock or common units that we are issuing in the acquisition will be placed into an escrow from which we will be entitled to indemnification for breaches of such representations, warranties or covenants made by the applicable entity in the acquisition. These indemnification escrows will remain in place for one year following the completion of the offering after which, if no indemnification claims have been made, the escrowed amounts will be released, except that each person or entity will be permitted to have such shares of our common stock or common units released from escrow by posting satisfactory alternative collateral. The third parties from whom we are acquiring assets in the formation transactions will also make representations, warranties and covenants to us and provide us with indemnification or remain subject to state law claims for breaches of such representations, warranties or covenants pursuant to the individually negotiated terms of the agreements with each of these parties. Because many liabilities, including tax liabilities, may not be identified within such period, we may have no recourse for such liabilities. Any unknown or unquantifiable liabilities that we assume in connection with the formation transactions for which we have no or limited recourse could adversely affect us. See “—We may become subject to liability relating to environmental and health and safety matters, which could have an adverse effect on us, including our financial condition and results of operations” as to the possibility of undisclosed environmental conditions potentially affecting the value of the properties in our portfolio.

Certain members of our senior management team exercised significant influence with respect to the terms of the formation transactions, including the economic benefits they will receive, as a result of which the consideration given by us may exceed the fair market value of the properties.

We did not conduct arm’s-length negotiations with the continuing investors that are members of our senior management team with respect to all of the terms of the formation transactions. In the course of structuring the formation transactions, certain members of our senior management team had the ability to influence the type and level of benefits that they and our other officers will receive from us. In addition, certain members of our senior management team had substantial pre-existing ownership interests in our predecessor and will receive substantial economic benefits as a result of the formation transactions. As a result, the terms of the formation transactions may not be as favorable to us as if all of the terms were negotiated at arm’s-length. In addition, the terms of the option agreement relating to the option property also were not determined by arm’s-length negotiations, and such terms may be less favorable to us than those that may have been obtained through negotiations with third parties.

We may pursue less vigorous enforcement of terms of certain formation transaction agreements because of conflicts of interest with certain members of our senior management team and our board of directors, which could have an adverse effect on our business.

Certain members of our senior management team and our board of directors have ownership interests in our predecessor and the private equity real estate funds controlled by our management company that we will acquire in the formation transactions upon completion of this offering. As part of the formation transactions, we will be indemnified for certain claims made with respect to breaches of such representations, warranties or covenants by certain contributing entities following the completion of this offering. Such indemnification is limited, however, and we are not entitled to any other indemnification in connection with the formation transactions. See “—We may assume unknown liabilities in connection with the formation transactions, which, if significant, could adversely affect our business” above. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with our executive officers given their significant knowledge of our business, relationships with our customers and significant equity ownership in us and members of our board of directors, and this could have an adverse effect on our business.

Risks Related to Our Indebtedness and Financing

We have a substantial amount of indebtedness that may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

As of September 30, 2014, on a pro forma basis, our total indebtedness, including indebtedness of our unconsolidated joint ventures, was approximately $3.113 billion ($2.413 billion on a pro rata basis). As of September 30, 2014, on a pro forma basis, substantially all of our debt was asset level debt, and we expect to have approximately $1.0 billion of available borrowing capacity, including amounts reserved for letters of credit, under the new senior unsecured revolving credit facility that we intend to enter into in connection with this offering.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties, fully implement our capital expenditure, acquisition and redevelopment activities, or meet the REIT distribution requirements imposed by the Code. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•	make it more difficult for us to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	force us to dispose of one or more of our properties, possibly on unfavorable terms (including the possible application of the 100% tax on income from prohibited transactions, discussed below in “U.S. Federal Income Tax Considerations”) or in violation of certain covenants to which we may be subject;

•	subject us to increased sensitivity to interest rate increases;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to withstand competitive pressures;

•	limit our ability to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

•	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

If any one of these events were to occur, our financial condition, results of operations, cash flow and trading price of our common stock could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code, and, in the case of some of our properties, expose us to entity-level sting tax. See “U.S. Federal Income Tax Considerations—Classification and Taxation of Paramount Group, Inc. as a REIT—Sting Tax on Built-in Gains of Former C Corporation Assets.”

As leases expire, we may be unable to refinance current or future indebtedness on favorable terms, if at all.

We may not be able to refinance existing debt on terms as favorable as the terms of existing indebtedness, or at all, including as a result of increases in interest rates or a decline in the value of our portfolio or portions thereof. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds from other capital transactions, such as new equity capital, our operating cash flow will not be sufficient in all years to repay all maturing debt. As a result, certain of our other debt may cross default, we may be forced to postpone capital expenditures necessary for the maintenance of our properties, we may have to dispose of one or more properties on terms that would otherwise be unacceptable to us or we may be forced to allow the mortgage holder to foreclose on a property. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness to be Outstanding After this Offering.” We also may be forced to limit distributions and may be unable to meet the REIT distribution requirements imposed by the Code. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations and could adversely affect our ability to make distributions to our stockholders.

We may not have sufficient cash flow to meet the required payments of principal and interest on our debt or to pay distributions on our shares at expected levels.

In the future, our cash flow could be insufficient to meet required payments of principal and interest or to pay distributions on our shares at expected levels. In this regard, we note that in order for us to continue to qualify as a REIT, we are required to make annual distributions generally equal to at least 90% of our taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. In addition, as a REIT, we will be subject to U.S. federal income tax to the extent that we distribute less than 100% of our taxable income (including capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified by the Code. These requirements and considerations may limit the amount of our cash flow available to meet required principal and interest payments.

If we are unable to make required payments on indebtedness that is secured by a mortgage on our property, the asset may be transferred to the lender with a consequent loss of income and value to us, including adverse tax consequences related to such a transfer.

Our debt agreements include restrictive covenants, requirements to maintain financial ratios and default provisions which could limit our flexibility, our ability to make distributions and require us to repay the indebtedness prior to its maturity.

The mortgages on our properties contain customary negative covenants that, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property and to reduce or change insurance coverage. As of September 30, 2014, on a pro forma basis and including debt of our unconsolidated joint ventures, we had $3.113 billion of total debt ($2.413 billion on a pro rata basis), substantially all of which was asset level debt. Additionally, our debt agreements contain customary covenants that, among other things, restrict our ability to incur additional indebtedness and, in certain instances, restrict our ability to engage in material asset sales, mergers, consolidations and acquisitions, and restrict our ability to make capital expenditures. These debt agreements, in some cases, also subject us to guarantor and liquidity covenants and our future senior unsecured revolving credit facility will, and other future debt may, require us to maintain various financial ratios. Some of our debt agreements contain certain cash flow sweep requirements and mandatory escrows, and our property mortgages generally require certain mandatory prepayments upon disposition of underlying collateral. Early repayment of certain mortgages may be subject to prepayment penalties.

Variable rate debt is subject to interest rate risk that could increase our interest expense, increase the cost to refinance and increase the cost of issuing new debt.

As of September 30, 2014, on a pro forma basis, $262.4 million of our outstanding consolidated debt was subject to instruments which bear interest at variable rates, and we may also borrow additional money at variable interest rates in the future. Unless we have made arrangements that hedge against the risk of rising interest rates, increases in interest rates would increase our interest expense under these instruments, increase the cost of refinancing these instruments or issuing new debt, and adversely affect cash flow and our ability to service our indebtedness and make distributions to our stockholders, which could adversely affect the market price of our common stock. Based on our aggregate variable rate debt outstanding as of September 30, 2014, on a pro forma basis, an increase of 100 basis points in interest rates would result in a hypothetical increase of approximately $2.3 million in interest expense on an annual basis, net of amounts attributable to noncontrolling interests in consolidated subsidiaries. The amount of this change includes the benefit of swaps and caps we currently have in place.

Hedging activity may expose us to risks, including the risks that a counterparty will not perform and that the hedge will not yield the economic benefits we anticipate, which could adversely affect us.

We may, in a manner consistent with our qualification as a REIT, seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Moreover, there can be no assurance that our hedging arrangements will qualify for hedge accounting or that our hedging activities will have the desired beneficial impact on our results of operations. Should we desire to terminate a hedging agreement, there could be significant costs and cash requirements involved to fulfill our obligation under the hedging agreement. Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

When a hedging agreement is required under the terms of a mortgage loan, it is often a condition that the hedge counterparty maintains a specified credit rating. With the current volatility in the financial markets, there is an increased risk that hedge counterparties could have their credit rating downgraded to a level that would not be acceptable under the loan provisions. If we were unable to renegotiate the credit rating condition with the lender or find an alternative counterparty with acceptable credit rating, we could be in default under the loan and the lender could seize that property through foreclosure, which could adversely affect us.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code limit our ability to hedge our liabilities. Generally, income from a hedging transaction we enter into either to manage risk of interest rate changes with respect to borrowings incurred or to be incurred to acquire or carry real estate assets, or to manage the risk of currency fluctuations with respect to any item of income or gain (or any property which generates such income or gain) that constitutes “qualifying income” for purposes of the 75% or 95% gross income tests applicable to REITs, does not constitute “gross income” for purposes of the 75% or 95% gross income tests, provided that we properly identify the hedging transaction pursuant to the applicable sections of the Code and Treasury Regulations. To the extent that we enter into other types of hedging transactions, or fail to make the proper tax identifications, the income from those transactions is likely to be treated as non-qualifying income for purposes of both gross income tests. As a result of these rules, we may need to limit our use of otherwise advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary, or TRS. The use of a TRS could increase the cost of our hedging activities (because our TRS would be subject to tax on income or gain resulting from hedges entered into by it) or expose us to greater risks than we would otherwise want to bear. In addition, net losses in any of our TRSs will generally not provide any tax benefit except for being carried forward for use against future taxable income in the TRSs.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure of any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the distribution requirements applicable to REITs under the Code and, in the case of some of our properties, expose us to entity-level sting tax. See “U.S. Federal Income Tax Considerations—Classification and Taxation of Paramount Group, Inc. as a REIT—Sting Tax on Built-in Gains of Former C Corporation Assets.”

High mortgage rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to make distributions necessary to meet the distribution requirements imposed on REITs under the Code.

Risks Related to this Offering and Our Common Stock

There has been no public market for our common stock and an active trading market for our common stock may not develop or be sustained following this offering.

There has not been any public market for our common stock, and an active trading market may not develop or be sustained. Shares of our common stock may not be able to be resold at or above the initial public offering price. Our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “PGRE.” The initial public offering price of our common stock has been determined by agreement among us and the underwriters, but our common stock may trade below the initial public offering price following the completion of this offering. See “Underwriting.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

The market price and trading volume of our common stock may be volatile following this offering and the concurrent private placements.

Even if an active trading market develops for our common stock, the trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations, NOI or income estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet income estimates;

•	failure to meet and maintain REIT qualifications; and

•	general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions and benefits under the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and decline significantly.

The market value of our common stock may decline due to the large number of our shares eligible for future sale.

The market value of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or upon exchange of common units, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of our common stock in the future at a time and at a price that we deem appropriate. Upon completion of this offering and the concurrent private placements, we will have a total of 192,247,023 shares of our common stock outstanding (or 211,897,023 shares of our common stock assuming the underwriters exercise in full their option to purchase additional shares of our common stock to cover over-allotments), including 5,714 shares of restricted common stock intended to be granted to a non-employee director pursuant to the 2014 Equity Incentive Plan. The 131,000,000 shares of our common stock sold in this offering (or 150,650,000 shares of our common stock assuming the underwriters exercise in full their option to purchase additional shares of our common stock to cover over-allotments) will be freely transferable without restriction or further registration under the Securities Act, by persons other than our directors, director nominees and executive officers and the continuing investors. See “Shares Eligible for Future Sale.”

The 61,241,309 shares of our common stock that will be held by our continuing investors and their affiliates who are acquiring shares of common stock in the concurrent private placement immediately following the completion of the offering, the formation transactions and the concurrent private placements will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. All of these shares of our common stock will be eligible for future sale following the expiration of the 180-day lock-up period and certain of such shares held by our continuing investors will have registration rights pursuant to registration rights agreements that we will enter into with those investors. Pursuant to the registration rights agreement we will enter into with members of the Otto family and certain affiliated entities receiving shares of our common stock in the formation transactions and concurrent private placements, the parties to this agreement may, 14 months following the completion of this offering and under certain circumstances, demand that we register the resale and/or facilitate an underwritten offering of their shares; provided that the demand relates to shares having a market value of at least $40 million and that such parties may not make more than two such demands in any consecutive 12-month period. When the restrictions under the lock-up arrangements expire or are waived, the related shares of common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock will be available for sale or resale, as the case may be, and such sales or resales, or the perception of such sales or resales, could depress the market price for our common stock. In addition, from and after 14 months following the closing of this offering, limited partners of our operating partnership, other than us, will have the right to require our operating partnership to redeem part or all of their 46,810,117 common units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, or, at our election, shares of our common stock on a one-for-one basis. Furthermore, to the extent a holder transfers more than 50% of the common stock or common units that it receives in connection with the formation transactions within two years of the completion of this offering, the holder generally will be required to bear additional New York City and State real property transfer taxes attributable to such holder based on the holder’s transfer. See “Shares Eligible For Future Sale—Registration Rights” and “Certain Relationships and Related Transactions—Registration Rights.”

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing stockholders.

Upon completion of this offering, our charter will provide that we may issue up to 900,000,000 shares of our common stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $0.01 par value per share. Moreover, under Maryland law and our charter, our board of directors has the power to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue without stockholder approval. See “Description of Capital Stock.” Similarly, the partnership agreement of our operating partnership authorizes us to issue an unlimited number of additional common units, which may be exchangeable for shares of our common stock. In addition, upon completion of this offering and taking into account the initial grant of equity awards under the 2014 Equity Incentive Plan, equity awards representing 15,501,430 share equivalents will be available for future issuance under the 2014 Equity Incentive Plan (with full value awards counting as one share equivalent and options counting as one-half of a share equivalent).

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common units and equity plan shares/units. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including common units and convertible preferred units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our common stock. Any convertible preferred units would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders.

Increases in market interest rates may have an adverse effect on the value of our common stock as prospective purchasers of our common stock may expect a higher dividend yield and increased borrowing costs may decrease our funds available for distribution.

The market price of our common stock will generally be influenced by the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

We may be unable to make distributions at expected levels, which could result in a decrease in the market value of our common stock.

Our estimated initial annual distributions represent 76.9% of our pro forma cash available for distribution for the 12 month period ending September 30, 2015, as adjusted, as calculated in “Distribution Policy.” Accordingly, we may be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, reduce the amount of such distributions, or issue stock dividends. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than we expect, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In addition, if we make stock dividends in lieu of cash distributions it may have a dilutive effect on the holdings of our stockholders. In the event the underwriters’ option to purchase additional shares of our common stock to cover over-allotments is exercised, pending investment of the proceeds from this offering and the concurrent private placements, our ability to pay such distributions out of cash from our operations may be further adversely affected. In addition, we may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market value of our common stock.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a stockholder’s investment in shares of our common stock and may trigger taxable gain.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. See “U.S. Federal Income Tax Considerations.”

Your investment has various tax risks.

Although provisions of the Code generally relevant to an investment in shares of our common stock are described in “U.S. Federal Income Tax Considerations,” you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

Risks Related to Our Status as a REIT

Failure to qualify or to maintain our qualification as a REIT would have significant adverse consequences to the value of our common stock.

We intend to elect and to qualify to be treated as a REIT commencing with our taxable year ending December 31, 2014. The Code generally requires that a REIT distribute at least 90% of its taxable income (without regard to the dividends paid deduction and excluding net capital gains) to stockholders annually, and a REIT must pay tax at regular corporate rates to the extent that it distributes less than 100% of its taxable income (including capital gains) in a given year. In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. To avoid entity-level U.S. federal income and excise taxes, we anticipate distributing at least 100% of our taxable income.

We believe that we have been and are organized, and have operated and will operate, in a manner that will allow us to qualify as a REIT commencing with our taxable year ending December 31, 2014. However, we cannot assure you that we have been and are organized and have operated or will operate as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there may only be limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The complexity of these provisions and of the applicable Treasury Regulations is greater in the case of a REIT that, like us, will acquire assets from taxable C corporations in tax-deferred transactions and holds its assets through one or more partnerships. Moreover, in order to qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock, the absence of inherited retained earnings from non-REIT periods and the amount of our distributions. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT gross income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our gross income and assets on an ongoing basis. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for U.S. federal income tax purposes or the U.S. federal income tax consequences of such qualification. Accordingly, it is possible that we may not meet the requirements for qualification as a REIT.

If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to stockholders in computing our taxable income. If we were not entitled to relief under the relevant statutory provisions, we would also be disqualified from treatment as a REIT for the four subsequent taxable years. If we fail to qualify as a REIT, we would be subject to entity-level income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. As a result, the amount available for distribution to holders of our common stock would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and adversely affect the value of our common stock.

The opinion of our tax counsel regarding our status as a REIT does not guarantee our ability to qualify as a REIT.

Our tax counsel, Goodwin Procter LLP, will render an opinion to us to the effect that (i) commencing with our taxable year ending December 31, 2014 we have been organized in conformity with the requirements for qualification as a REIT and (ii) our prior and proposed organization, ownership and method of operation as represented by management have enabled and will enable us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2014. This opinion will be based on representations made by us as to certain factual matters relating to our organization and our prior and intended or expected manner of operation. Goodwin Procter LLP will not verify those representations, and their opinion will assume that such representations and covenants are accurate and complete, that we have operated and will operate in accordance with such representations and covenants and that we will take no action inconsistent with our status as a REIT. In addition, this opinion will be based on the law existing and in effect as of its date and will not cover subsequent periods. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain a REIT, and no assurance can be given that we will satisfy such tests for our taxable year ending December 31, 2014 or for any future period. Also, the opinion of Goodwin Procter LLP is not binding on the U.S. Internal Revenue Service, or the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

We may owe certain taxes notwithstanding our qualification as a REIT.

Even if we qualify as a REIT, we will be subject to certain U.S. federal, state and local taxes on our income and property, on taxable income that we do not distribute to our stockholders, on net income from certain “prohibited transactions,” and on income from certain activities conducted as a result of foreclosure. We may, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. In addition, we expect to provide certain services that are not customarily provided by a landlord, hold properties for sale and engage in other activities (such as a portion of our management business) through one or more TRSs, and the income of those subsidiaries will be subject to U.S. federal income tax at regular corporate rates. Furthermore, to the extent that we conduct operations outside of the United States, our operations would subject us to applicable foreign taxes, regardless of our status as a REIT for U.S. tax purposes.

In the case of assets we acquire on a tax-deferred basis from certain corporations controlled by the Otto family and Wilhelm von Finck (which we collectively refer to as the “family corporations”) as part of the formation transactions, we also will be subject to U.S. federal income tax, sometimes called the “sting tax,” at the highest regular corporate tax rate, which is currently 35%, on all or a portion of the gain recognized from a taxable disposition of any such assets occurring within the 10-year period following the acquisition date, to the extent of the asset’s built-in gain based on the fair market value of the asset on the acquisition date in excess of our initial tax basis in the asset. Gain from a sale of such an asset occurring after the 10-year period ends will not be subject to this sting tax. We currently do not expect to dispose of any asset if the disposition would result in the imposition of a material sting tax liability under the above rules. We cannot, however, assure you that we will not change our plans in this regard. We estimate the maximum amount of built-in gain potentially subject to the sting tax is approximately $745.8 million, which corresponds to a maximum potential tax of approximately $241.5 million (based on current tax rates and the valuation of the properties based on the estimated price per share of this offering or negotiated prices).

As part of the formation transactions, we intend to acquire assets of the family corporations through mergers, stock acquisition and similar transactions. As a result of those acquisitions, we will inherit any liability for the unpaid taxes of the family corporations for periods prior to the acquisitions. In each case, our acquisition of assets is intended to qualify as a tax-deferred acquisition for the family corporation. As a result, none of the corporations is expected to recognize gain or loss for U.S. federal income tax purposes in the formation transactions. If for any reason our acquisition of a family corporation’s assets failed to qualify for tax-deferred treatment, the corporation generally would recognize gain for U.S. federal income tax purposes to the extent that the fair market value of our stock (and any cash) issued in exchange for the stock of the family corporation or the corporation’s assets, plus debt assumed, exceeded the corporation’s adjusted tax basis in its assets. We would inherit the resulting tax liability of the family corporation. In several of the formation transactions, the acquired family corporation will recognize gain for U.S. federal income tax purposes unless the acquisition qualifies as a tax-deferred “reorganization” within the meaning of Section 368(a) of Code. The requirements of tax-deferred reorganizations are complex, and it is possible that the IRS could interpret the applicable law differently and assert that one or more of the acquisitions failed to qualify as a reorganization under Section 368(a) of the Code. Moreover, under the “investment company” rules under Section 368 of the Code, certain of the acquisitions could be taxable if the acquired corporation is an “investment company” under such rules. If any such acquisition failed to qualify for tax-free reorganization treatment we could incur significant U.S. federal income tax liability.

Our operating partnership will have, and various predecessor partnerships whose assets will be acquired in the formation transactions, have, limited partners that are non-U.S. persons. Such non-U.S. persons are subject to a variety of U.S. withholding taxes, including with respect to certain aspects of the formation transactions, that the relevant partnership must remit to the U.S. Treasury. A partnership that fails to remit the full amount of withholding taxes is liable for the amount of the under withholding, as well as interest and potential penalties. As a potential successor to certain of the private equity real estate funds controlled by our predecessor, our operating partnership could be responsible if the private equity real estate funds failed to properly withhold for prior periods. Although we believe that we and our predecessor partnerships have complied and will comply with the applicable withholding requirements, the determination of the amounts to be withheld is a complex legal determination, depends on provisions of the Code and the applicable Treasury Regulations that have little guidance and the treatment of certain aspects of the formation transactions under the withholding rules may be uncertain. Accordingly, we may interpret the applicable law differently from the IRS and the IRS may seek to recover additional withholding taxes from us.

If we recognize and distribute taxable gain from U.S. real property interests during the remainder of 2014, we generally will be required to indemnify certain of our continuing investors for specified tax liabilities resulting from the recognition and distribution of such gain, which could be significant.

We have agreed to indemnify each of Maren Otto, Katharina Otto-Bernstein, Alexander Otto and an entity owned by Alexander Otto for specified incremental net tax liability actually incurred by such individual or entity for the taxable year of the closing or subsequent years as a result of our realization and distribution of taxable gains attributable to U.S. real property interests during the period commencing on the completion of the formation transactions and through December 31, 2014, except as a result of certain excluded events, such as gain caused by an unaffiliated third party’s actions or exercise of its rights, including, a third party’s exercise of buy-sell or forced sale rights. The amount of potential indemnity is not tied to the amount of the actual gain distribution to them in 2014. While we intend to operate in a manner so as to not recognize a gain from the sale or exchange of a U.S real property interest during the remainder of 2014 or to distribute any such gains, if we were to recognize and distribute such a gain to Maren Otto, Katharina Otto-Bernstein, Alexander Otto or the entity owned by Alexander Otto during the remainder of 2014, we could incur significant indemnification obligations.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

We believe our operating partnership qualifies and will continue to qualify as a partnership for U.S. federal income tax purposes. Assuming that it qualifies as a partnership for U.S. federal income tax purposes, our operating partnership will not be subject to U.S. federal income tax on its income. Instead, its partners, including us, generally are required to pay tax on their respective allocable share of our operating partnership’s income. No assurance can be provided, however, that the IRS will not challenge our operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, therefore, cease to qualify as a REIT, and our operating partnership would become subject to U.S. federal, state and local income tax. The payment by our operating partnership of income tax would reduce significantly the amount of cash available to our partnership to satisfy obligations to make principal and interest payments on its debt and to make distribution to its partners, including us. See “U.S. Federal Income Tax Considerations—Classification and Taxation of Paramount Group, Inc. as a REIT—Tax Aspects of Our Operating Partnership.”

There are uncertainties relating to our distribution of non-REIT earnings and profits.

To qualify as a REIT, we must not have any non-REIT accumulated earnings and profits, as measured for U.S. federal income tax purposes, at the end of any REIT taxable year. Such non-REIT earnings and profits generally will include any accumulated earnings and profits of the family corporations acquired by us (or whose assets we acquire) in the formation transactions. Thus, we will have to distribute any such non-REIT accumulated earnings and profits that we inherit from the family corporations in the formation transactions prior to the end of our first taxable year as a REIT, which we expect will be the taxable year ending December 31, 2014. We believe that the family corporations will have made sufficient distributions prior to the formation transactions and that we will make sufficient distributions in 2014 following the formation transactions so that we do not have any undistributed non-REIT earnings and profits at the end of 2014. However, the determination of the amounts of any such non-REIT earnings and profits is a complex factual and legal determination, especially in the case of corporations, such as the family corporations, that have been in operation for many years. If it is subsequently determined that we had undistributed non-REIT earnings and profits as of the end of our first taxable year as a REIT or at the end of any subsequent taxable year, we could fail to qualify as a REIT.

Dividends payable by REITs generally do not qualify for reduced tax rates.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates generally is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 39.6% maximum U.S. federal income tax rate on ordinary income when paid to such stockholders. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates or are otherwise sensitive to these lower rates to perceive investments in REITs to be relatively less attractive than investments in the stock of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities or liquidate certain of our investments.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may, for instance, hinder our ability to make certain otherwise attractive investments or undertake other activities that might otherwise be beneficial to us and our stockholders, or may require us to borrow or liquidate investments in unfavorable market conditions and, therefore, may hinder our investment performance.

As a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than cash, cash items, government securities, securities issued by a TRS and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than cash, cash items, government securities, securities issued by a TRS and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

We may be subject to a 100% penalty tax on any prohibited transactions that we enter into, or may be required to forego certain otherwise beneficial opportunities in order to avoid the penalty tax on prohibited transactions.

If we are found to have held, acquired or developed property primarily for sale to customers in the ordinary course of business, we may be subject to a 100% “prohibited transactions” tax under U.S. federal tax laws on the gain from disposition of the property unless the disposition qualifies for one or more safe harbor exceptions for properties that have been held by us for at least two years and satisfy certain additional requirements (or the disposition is made through a TRS and, therefore, is subject to corporate U.S. federal income tax).

Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances. We intend to hold, and, to the extent within our control, to have any joint venture to which our operating partnership is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives (and to hold investments that do not meet these criteria through a TRS). Based upon our investment objectives, we believe that overall, our properties (other than certain interests we intend to hold through a TRS) should not be considered property held primarily for sale to customers in the ordinary course of business. However, it may not always be practical for us to comply with one of the safe harbors, and, therefore, we may be subject to the 100% penalty tax on the gain from dispositions of property if we otherwise are deemed to have held the property primarily for sale to customers in the ordinary course of business.

The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us, or to hold investments or undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

REIT distribution requirements could adversely affect our liquidity and adversely affect our ability to execute our business plan.

In order to maintain our qualification as a REIT and to meet the REIT distribution requirements, we may need to modify our business plans. Our cash flow from operations may be insufficient to fund required distributions, for example, as a result of differences in timing between our cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (iv) pay dividends in the form of “taxable stock dividends” or (v) use cash reserves, in order to comply with the REIT distribution requirements. As a result, compliance with the REIT distribution requirements could adversely affect the market value of our common stock. The inability of our cash flow to cover our distribution requirements could have an adverse impact on our ability to raise short- and long-term debt or sell equity securities. In addition, if we are compelled to liquidate our assets to repay obligations to our lenders or make distributions to our stockholders, we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as property held primarily for sale to customers in the ordinary course of business, and, in the case of some of our properties, we may be subject to an entity-level sting tax. See “U.S. Federal Income Tax Considerations—Classification and Taxation of Paramount Group, Inc. as a REIT—Sting Tax on Built-in Gains of Former C Corporation Assets.”

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

Our ability to provide certain services to our tenants may be limited by the REIT rules, or may have to be provided through a TRS.

As a REIT, we generally cannot provide services to our tenants other than those that are customarily provided by landlords, nor can we derive income from a third party that provides such services. If we forego providing such services to our tenants, we may be at disadvantage to competitors who are not subject to the same restrictions. However, we can provide such non-customary services to tenants or share in the revenue from such services if we do so through a TRS, though income earned through the TRS will be subject to corporate income taxes.

Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own TRSs, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of securities of one or more TRSs. In addition, rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are treated as not being conducted on an arm’s-length basis.

We intend to jointly elect with one or more companies for those companies to be treated as a TRS under the Code for U.S. federal income tax purposes. These companies and any other TRSs that we form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to maintain our REIT qualification. Although we will monitor the aggregate value of the securities of such TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Possible legislative, regulatory or other actions could adversely affect our stockholders and us.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders or us. In recent years, many such changes have been made and changes are likely to continue to occur in the future. We cannot predict whether, when, in what form, or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or decided, which could result in an increase in our, or our stockholders’, tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income and/or be subject to additional restrictions. These increased tax costs could, among other things, adversely affect our financial condition, the results of operations and the amount of cash available for the payment of dividends.

Stockholders are urged to consult with their own tax advisors with respect to the impact that recent legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect on their investment in our shares. In particular, certain members of Congress recently circulated a draft of proposed legislative changes to the REIT rules that, if ultimately adopted, could adversely affect our REIT status, including reducing the maximum amount of our gross asset value in TRSs from 25% to 20%. That discussion draft also included provisions that, if enacted in their current form (and with the proposed retroactive effective dates), would make our acquisitions of the family corporations taxable events, subjecting us to material corporate tax liability.

Our property taxes could increase due to property tax rate changes or reassessment, which could impact our cash flow.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. In particular, our portfolio of properties may be reassessed as a result of this offering. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past and such increases may not be covered by tenants pursuant to our lease agreements. If the property taxes we pay increase, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. In particular, statements relating to our liquidity and capital resources, portfolio performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance (including market conditions and demographics) are forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	unfavorable market and economic conditions in the United States and globally and in New York City, Washington, D.C. and San Francisco;

•	risks associated with our high concentrations of properties in New York City, Washington, D.C., and San Francisco;

•	risks associated with ownership of real estate;

•	decreased rental rates or increased vacancy rates;

•	the risk we may lose a major tenant;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;

•	insufficient amounts of insurance;

•	uncertainties and risks related to adverse weather conditions, natural disasters and climate change;

•	risks associated with actual or threatened terrorist attacks;

•	exposure to liability relating to environmental and health and safety matters;

•	high costs associated with compliance with the ADA;

•	the risk associated with potential breach or expiration of our ground lease;

•	failure of acquisitions to yield anticipated results;

•	risks associated with real estate activity through our joint ventures and private equity real estate funds;

•	general volatility of the capital and credit markets and the market price of our common stock;

•	exposure to litigation or other claims;

•	loss of key personnel;

•	risks associated with breaches of our data security;

•	risks associated with our substantial indebtedness;

•	failure to refinance current or future indebtedness on favorable terms, or at all;

•	failure to meet the restrictive covenants and requirements in our existing debt agreements;

•	fluctuations in interest rates and increased costs to refinance or issue new debt;

•	risks associated with derivatives or hedging activity;

•	risks associated with high mortgage rates or the unavailability of mortgage debt which make it difficult to finance or refinance properties and could subject us to foreclosure;

•	risks associated with future sales of our common stock by our continuing investors or the perception that our continuing investors intend to sell substantially all of the shares of our common stock that they hold;

•	risks associated with the market for our common stock;

•	failure to qualify as a REIT;

•	compliance with REIT requirements, which may cause us to forgo otherwise attractive opportunities or liquidate certain of our investments; or

•	any of the other risks included in this prospectus, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties.”

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

USE OF PROCEEDS

We estimate that we will receive gross proceeds from this offering of approximately $2.3 billion, or approximately $2.6 billion if the underwriters’ option to purchase additional shares of our common stock to cover over-allotments is exercised in full, in each case assuming an initial public offering price of $17.50 per share, which is the midpoint of the price range set forth on the front cover of this prospectus. After deducting the underwriting discount and commissions and estimated offering expenses, we expect to receive net proceeds from this offering of approximately $2.1 billion, or approximately $2.5 billion if the underwriters’ option to purchase additional shares of our common stock to cover over-allotments is exercised in full. In addition, concurrently with this offering, we will sell shares of our common stock in private placements to certain of our continuing investors and their affiliates at a price per share equal to the public offering price, and we estimate that we will receive net proceeds of $68.5 million from these private placements, resulting in total net proceeds of $2.2 billion.

We will contribute the net proceeds from this offering and the concurrent private placements to our operating partnership in exchange for common units. The following table sets forth the estimated sources and estimated uses of funds by our operating partnership that we expect in connection with this offering, the formation transactions and the concurrent private placements. Exact payment amounts may differ from estimates due to amortization of principal, additional borrowings and incurrence of additional transaction expenses.

Sources (in thousands)		Uses (in thousands)
Gross proceeds from this offering	$2,292,500	Repayment of outstanding indebtedness (including applicable debt prepayment costs, exit fees, defeasance costs and settlement of interest rate swap liabilities)(1)	$2,166,811

Gross proceeds from the concurrent private placements	68,500	Cash consideration in connection with the formation transactions	223,645

Cash and cash equivalents	199,467	Transaction expenses (including underwriters’ discount and commissions of $103,163, transfer taxes of $27,174 and other costs, net, of $39,674 incurred in connection with this offering, the formation transactions and the concurrent private placements)	170,011

Total Sources	$2,560,467	Total Uses	$2,560,467

(1)	The following table describes the indebtedness that we would intend to repay (based on September 30, 2014 balances) with the net proceeds from this offering.

Property	Fixed / Floating Rate	Current Annual Interest Rate	Maturity Date		Repayment
					(in thousands)

1301 Avenue of the Americas
First lien mortgage	5.37%	5.37%	1/11/2016		$420,784
Senior mezzanine	LIBOR + 175bps	1.94%	1/11/2016		63,820
Junior mezzanine	LIBOR + 220bps	5.27%	1/11/2016		538,000
Zero coupon	8.00%	8.00%	1/11/2016		98,539
Line of credit	LIBOR + 220bps	2.39%	1/11/2016		28,438

2099 Pennsylvania Avenue	LIBOR + 450bps	4.65%	11/30/2015		125,188

425 Eye Street	LIBOR + 335bps	3.50%	5/1/2016	(1)	124,000

Fund I
Fund-level loan	LIBOR + 130bps	1.74%	11/5/2016		84,122
Fund-level loan	LIBOR + 150bps	2.78%	11/5/2016		20,000

Fund III
Fund-level loan	LIBOR + 130bps	1.77%	7/3/2017		136,989
Fund-level loan	LIBOR + 150bps	1.73%	6/12/2017		27,398
Fund-level loan	LIBOR + 150bps	3.01%	12/12/2015		6,323

1325 Avenue of the Americas	4.95%	4.95%	5/1/2026		220,000

1633 Broadway
Preferred Equity	8.50%	8.50%	7/27/2016		225,376

Total Principal Repayment					2,118,977
Settlement of interest rate swap liabilities					15,606
Debt repayment fees					32,228

TOTAL:					$2,166,811

(1)	The loan has two one-year extension options to extend the maturity date to 5/1/2018.

We expect to use any remaining net proceeds, including any proceeds from the exercise of the underwriters’ over-allotment option, for general working capital purposes, capital expenditures and potential future acquisitions. Pending the application of the net proceeds, we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our qualification as a REIT.

DISTRIBUTION POLICY

We intend to pay regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending on the last day of the then current fiscal quarter, based on $0.095 per share for a full quarter. On an annualized basis, this would be $0.38 per share, or an annual distribution rate of approximately 2.2% based on an assumed initial public offering price at the midpoint of the price range set forth on the front cover of this prospectus. This initial annual distribution rate will represent approximately 76.9% of estimated cash available for distribution for the 12 month period ending September 30, 2015, as adjusted to exclude certain items we do not expect to recur during the 12 month period following September 30, 2014, and reflect certain assumptions regarding our future cash flows during this period as presented in the table and footnotes below.

Estimated cash available for distribution for the 12 month period ending September 30, 2015, as adjusted, does not include the effect of any changes in our working capital. This number also does not reflect the amount of cash to be used for investing, acquisition and other activities during the 12 month period following September 30, 2014, other than a reserve for recurring capital expenditures. It also does not reflect the amount of cash to be used for financing activities during the 12 month period following September 30, 2014, other than scheduled loan principal amortization payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material effect on our cash available for distribution. Because we have made the assumptions set forth above in calculating cash available for distribution for the 12 month period ending September 30, 2015, as adjusted, we do not intend this number to be a projection or forecast of our actual results of operations, FFO or our liquidity, and have calculated this number for the sole purpose of determining our estimated initial annual distribution rate. Our estimated cash available for distribution for the 12 month period ending September 30, 2015, as adjusted, should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions.

We intend to maintain a distribution rate for the 12 month period following completion of this offering that is at or above our initial distribution rate unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in determining our initial distribution rate. Any future distributions we make will be at the discretion of our board of directors and will be dependent upon a number of factors, including prohibitions or restrictions under financing agreements or applicable law and other factors described below. We do not intend to reduce the expected distributions per share if the underwriters’ option to purchase additional shares of our common stock to cover over-allotments is exercised. We will be subject to prohibitions if we are in default under the senior unsecured revolving credit facility we intend to enter into in connection with this offering as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Overview.”

We cannot assure you that our estimated distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions we pay in the future will depend upon our actual results of operations, liquidity, cash flows, financial conditions, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations, liquidity, cash flows and financial conditions will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our ability to pay dividends and make other distributions to our stockholders, please see “Risk Factors.”

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its taxable income (without regard to the dividends paid deduction and excluding net capital gains) and that it pay U.S. federal income tax at regular corporate rates to the extent that it distributes annually less than 100% of its taxable income (including capital gains). In addition, a REIT is required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see “U.S. Federal Income Tax Considerations.” We anticipate that our cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of U.S. federal income and excise taxes. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax, and we may need to borrow funds or dispose of assets to make such distributions.

It is possible that, at least initially, our distributions will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. That portion of our distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent that portion of our distributions do not exceed the stockholder’s adjusted tax basis in the stockholder’s common stock, but rather will reduce the adjusted basis of the common stock. As a result, the gain recognized on a subsequent sale of that common stock or upon our liquidation will be increased (or a loss decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “U.S. Federal Income Tax Considerations.”

The following table describes our pro forma net income for the 12 month period ended September 30, 2014, and the adjustments we have made to calculate our estimated cash available for distribution for the 12 month period ending September 30, 2015, as adjusted (amounts in thousands, except per share amounts):

Pro forma net income for the 12 months ended December 31, 2013	$16,237
Less: pro forma net income for the nine months ended September 30, 2013	(10,198)
Add: pro forma net income for the nine months ended September 30, 2014	21,229

Pro forma net income for the 12 months ended September 30, 2014	27,268
Add: Pro forma real estate depreciation and amortization	300,944
Add: Net increases in contractual rent income(1)	66,399
Less: Net decreases in contractual rent income due to lease expirations, assuming renewals consistent with historical data(2)	(21,903)
Less: Net effects of straight-lining rental income(3)	(58,097)
Add: Net effects of above-and below market lease amortization	5,666
Add: Non-cash compensation expense	4,650
Less: Realized and unrealized gain from real estate fund investments(4)	(60,922)
Less: Unrealized gain on interest rate swaps(5)	(98,165)
Add: Amortization of deferred financing charges and non-cash interest expense (6)	2,776

Estimated cash flow from operating activities for the 12 months ending September 30, 2015	168,616
Less: Estimated annual provision for recurring tenant improvements and leasing commissions(7)	(41,045)
Less: Estimated annual provision for recurring capital expenditures(8)	(3,278)
Less: Scheduled debt principal payments(9)	(1,135)

Estimated cash available for distribution for the 12 months ending September 30, 2015	$123,158

Our share of estimated cash available for distribution(10)	95,001
Non-controlling interests’ share of estimated cash available for distribution(11)	28,157
Total estimated initial annual distributions to stockholders	$73,054

Payout ratio based on our share of estimated cash available for distribution(12)	76.9%

(1)	Represents the sum of (i) rent income from contractual rent increases and renewals of $77,524, less (ii) rent abatements of $18,916 associated with in-place leases, plus (iii) contractual rent income from uncommenced leases of $10,705, less (iv) rent abatements totaling $2,914 associated with uncommenced leases, all for the period from October 1, 2014 through September 30, 2015.
(2)	Represents estimated net decreases in contractual rent revenue during the 12 months ending September 30, 2015 due to lease expirations, assuming a renewal rate of 51.8% based on expiring square feet, which was our historical renewal rate during the periods set forth below, and rental rates on renewed leases equal to the in-place rates for such leases at expiration. This adjustment gives effect only to expirations net of estimated renewals, and does not take into account new leasing.

	Total Expirations (Sq. Ft.)	Bankruptcy / Terminated Leases (Sq. Ft.)	Available to be Renewed (Sq. Ft.)	Renewed Leases (Sq. Ft.)	Renewal Rate (%)	New Leases (Sq. Ft.)	Total Amount Leased (Sq. Ft.)
Q3 2014	205,798	26,578	179,220	16,122	9.0%	264,666	280,788
Q2 2014	80,258	8,803	71,455	28,621	40.1	39,620	68,241
Q1 2014	154,657	15,309	139,348	33,746	24.2	403,803	437,549
Q4 2013	73,106	—	73,106	9,947	13.6	79,485	89,432
Q3 2013	164,622	29,037	135,585	100,100	73.8	197,976	298,076
Q2 2013	436,689	37,521	399,168	94,480	23.7	92,130	186,610
Q1 2013	801,118	17,424	783,694	489,333	62.4	154,163	643,496
Q4 2012	40,324	—	40,324	34,341	85.2	33,276	67,617
Q3 2012	290,529	19,477	271,052	245,094	90.4	285,557	530,651
Q2 2012	456,843	428,237	28,606	25,475	89.1	140,578	166,053
Q1 2012	172,581	62,535	110,046	79,168	71.9	104,599	183,767

	2,876,525	644,921	2,231,604	1,156,427	51.8%	1,795,853	2,952,280

(3)	Represents the conversion of estimated rental revenues for the 12 months ended September 30, 2014 from a straight-line basis to a cash basis.
(4)	Represents the pro forma realized and non-cash unrealized appreciation in the fair value of our private equity real estate fund investments for the 12 months ended September 30, 2014. We have excluded the gain from real estate fund investments given that the amount recognized in one period is not representative of amounts that may be recognized in future periods, as these gains are significantly influenced by changes in market conditions from period to period and other future events impacting value.
(5)	Represents the pro forma non-cash unrealized appreciation in the fair value of our interest rate swaps that are not designated as hedges for the 12 months ended September 30, 2014. We have excluded the gain on interest rate swaps given that the amount recognized in one period is not representative of amounts that may be recognized in future periods, as these gains are significantly influenced by changes in market conditions and market interest rates from period to period and other future events impacting value.
(6)	Represents pro forma non-cash amortization of financing costs and non-cash interest expense for the 12 months ended September 30, 2014.
(7)	Provision for tenant improvements and leasing commissions includes (i) $55,866 in contractually committed tenant improvement or leasing commission costs to be paid or incurred in the 12 months ending September 30, 2015 related to any new leases or lease renewals entered into as of October 27, 2014 and (ii) estimated tenant improvements and leasing commissions of $11,664 for the estimated lease renewals described in footnote (2) above based on tenant improvements and leasing commissions for renewal leases across our portfolio in the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2014, less (iii) $26,485 of restricted cash available for such costs. During the 12 months ending September 30, 2015, we expect to have additional tenant improvement and leasing commission expenditures related to new leasing that occurs after September 30, 2014. Any increases in such expenditures would be directly related to such new leasing in that such expenditures would only be committed to when a new lease is signed. Except for the estimate of tenant improvements and leasing commissions for the estimated lease renewals described in footnote (2) above, increases in expenditures for tenant improvements and leasing commissions for new and renewal leases are not included herein.

	Year Ended December 31,			Nine Months Ended September 30, 2014	Weighted Average January 1, 2011 - September 30, 2014
	2011	2012	2013
Total average tenant improvements and leasing commissions per square foot	$34.67	$12.17	$35.54	$18.51	$28.43

(8)	Represents weighted average recurring capital expenditures per square foot for the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2014 multiplied by the square footage in our initial portfolio. Recurring capital expenditures is defined as expenditures made in respect of a property for maintenance of such property and replacement of items due to ordinary wear and tear including, but not limited to, mechanical systems, HVAC systems, roof replacements and other structural systems. The following table sets forth our pro forma recurring capital expenditures (dollar amounts in thousands, except per square foot amounts):

	Year Ended December 31,			Nine Months Ended September 30, 2014	Weighted Average January 1, 2011 - September 30, 2014
	2011	2012	2013
Recurring capital expenditures	$1,674,107	$5,083,722	$4,554,926	$1,276,494
Total square feet	10,157,351	10,365,987	10,365,987	10,365,987
Recurring capital expenditures per square foot	$0.16	$0.49	$0.44	$0.12	$0.32

(9)	Represents scheduled principal amortization during the 12 month period ending September 30, 2015 after giving effect to the repayment of $2,119.0 million of debt that we intend to repay using net proceeds from this offering and the concurrent private placements.
(10)	Our share of estimated cash available for distribution and estimated initial annual cash distributions to our stockholders is based on an estimated approximately 78.8% aggregate partnership interest in our operating partnership.
(11)	Includes share of estimated cash available for distribution from both non-controlling interests in the operating partnership and non-controlling interests from consolidated joint ventures at 31 West 52nd Street and One Market Plaza.
(12)	Calculated as estimated initial annual distribution divided by our share of estimated cash available for distribution for the 12 months ending September 30, 2015.

CAPITALIZATION

The following table sets forth as of September 30, 2014:

•	the actual capitalization of our predecessor;

•	our pro forma capitalization as of September 30, 2014, adjusted to give effect to the formation transactions and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 but before this offering, the concurrent private placements and the use of net proceeds from this offering and the concurrent private placements as set forth in “Use of Proceeds”; and

•	our capitalization on a pro forma basis as of September 30, 2014, adjusted to give effect to the formation transactions, this offering, the concurrent private placements, the use of net proceeds from this offering and the concurrent private placements as set forth in “Use of Proceeds” and the other adjustments described in the unaudited pro forma financial information beginning on page F-2.

You should read this table in conjunction with “Use of Proceeds,” “Selected Historical and Pro Forma Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined consolidated financial statements and unaudited pro forma combined consolidated financial statements and related notes thereto appearing elsewhere in this prospectus (in thousands, except per share).

	As of September 30, 2014
	Paramount Predecessor Historical	Company Pro Forma Prior to this Offering and the Concurrent Private Placements	Company Pro Forma
Debt:
Mortgage notes and loans payable	$497,982	$4,772,486	$2,878,885
Preferred equity obligation	112,688	225,376	—
Loans payable to non-controlling interests	41,408	41,408	41,408

	652,078	5,039,270	2,920,293
Equity:
Shareholders’ equity	300,229	2,479,463	3,720,885
Non-controlling interests—joint ventures and funds	1,864,586	686,486	686,486
Non-controlling interests—operating partnership	—	—	905,677

Total equity	2,164,815	3,165,949	5,313,048

Total capitalization	$2,816,893	$8,205,219	$8,233,341

DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate increase in the net tangible book value of their common stock from the initial public offering price. At September 30, 2014, we had a consolidated net tangible book value of approximately $0.5 billion, or $12.99 per share of our common stock held by continuing investors. After giving effect to this offering, the formation transactions, the concurrent private placements and the other adjustments described in the unaudited pro forma financial information beginning on page F-2, the pro forma net tangible book value at September 30, 2014 attributable to common stockholders would have been $4.3 billion, or $17.72 per share of our common stock. This amount represents an immediate increase in net tangible book value of $4.73 per share to certain continuing investors and an immediate increase (accretion) in the pro forma net tangible book value of $(0.22) per share from the assumed initial public offering price of $17.50 per share of our common stock to new public investors. The following table illustrates this per-share increase:

Assumed initial public offering price per share		$17.50
Net tangible book value per share before the formation transactions, this offering and the concurrent private placements (1)	$12.99
Net increase in pro forma net tangible book value per share attributable to the formation transactions, this offering and the concurrent private placements	$4.73
Pro forma net tangible book value per share after the formation transactions, this offering and the concurrent private placements (2)		$17.72
Increase in pro forma net tangible book value per share to new investors (3)		$(0.22)

(1)	Net tangible book value per share of our common stock before the formation transactions, this offering and the concurrent private placements is determined by dividing net tangible book value based on September 30, 2014 net book value of the tangible assets (consisting of total assets less intangible assets, which comprises deferred financing and leasing costs, acquired above-market leases and acquired in place lease value, net of liabilities to be assumed, excluding acquired below-market leases and acquired above-market ground leases) of our predecessor, less the portion attributable to non-controlling interests, by the number of shares of our common stock received by certain contributors in the formation transactions in exchange for their equity interests in our predecessor, assuming the conversion into shares of our common stock on a one-for-one basis of the common units to be issued in connection with the formation transactions.

(2)	Based on pro forma net tangible book value of approximately $5.0 billion, less $0.7 billion attributable to non-controlling interests in joint ventures and funds, divided by the sum of shares of our common stock and common units to be outstanding after this offering and the concurrent private placements, not including shares of our common stock issuable upon the conversion of unvested LTIP units and shares of our common stock issuable upon the exercise of options to purchase shares of our common stock to be granted under our 2014 Equity Incentive Plan.

(3)	The increase is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions, this offering and the concurrent private placements and other pro forma adjustments from the initial public offering price paid by a new investor for a share of our common stock.

The table below summarizes (i) the difference between the number of shares of common stock and common units in our operating partnership to be received by continuing investors in the formation transactions and the number of shares to be received by new investors purchasing shares in this offering, and (ii) the difference between our pro forma net tangible book value as of September 30, 2014 after giving effect to the formation transactions and other pro forma adjustments but prior to this offering and the concurrent private placements and the total consideration paid in cash by the new investors purchasing shares in this offering (based on the midpoint of the range set forth on the cover of this prospectus) on an aggregate and per share/unit basis (amounts in thousands, expect share amounts).

	Shares/Common Units Issued		Pro Forma Net Tangible Book Value of Contribution/Cash			Average Price Per Share/ Unit
	Number	Percentage	Amount	Percentage
Shares of common stock and common units in our operating partnership issued in connection with the formation transactions and the concurrent private placements	108,051,426	44.3%	$2,031,946	47.0	%(1)	$18.81
LTIP units/shares of restricted stock to be granted to executive officers, non-employee directors and employees in connection with this offering	4,948,570	2.0%	—	—		—
New investors in this offering	131,000,000	53.7%	2,292,500	53.0%		$17.50

Total / Average	243,999,996	100.0%	$4,324,446	100.0%		$17.72

(1)	Represents our pro forma net tangible book value as of September 30, 2014 after giving effect to the formation transactions and other pro forma adjustments but prior to this offering and the concurrent private placements.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table sets forth selected historical combined consolidated financial information and other data as of the dates and for the periods presented. The selected financial information as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 has been derived from Paramount Predecessor’s audited combined consolidated financial statements included elsewhere in this prospectus. The selected financial information as of September 30, 2014 and 2013 has been derived from Paramount Predecessor’s unaudited combined consolidated financial statements included elsewhere in this prospectus. This financial information and other data should be read in conjunction with the audited combined consolidated financial statements and notes thereto included in this prospectus.

The unaudited pro forma combined consolidated financial data for the nine months ended September 30, 2014 and for the year ended December 31, 2013, is presented as if this offering, the formation transactions, the concurrent private placements and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 had occurred on September 30, 2014 for purposes of the pro forma combined consolidated balance sheet data and as of January 1, 2013 for purposes of the pro forma combined consolidated statements of income. This pro forma financial information is not necessarily indicative of what Paramount Group, Inc.’s actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent Paramount Group, Inc.’s future financial position or results of operations.

The following table also sets forth combined property-level financial data based on financial information included in Paramount Predecessor’s combined consolidated financial statements and Notes 3 and 4 thereto, which is presented for our properties on a combined basis for the nine months ended September 30, 2014 and 2013 and for the years ended December 31, 2013 and 2012. This property-level information does not purport to represent Paramount Predecessor’s historical combined consolidated financial information and it is not necessarily indicative of our future results of operations. For example, we will not own 100.0% of all of our properties or consolidate the results of operations of all of our properties and, as a result, our results of operations going forward will differ from the property-level financial information shown below. However, in light of the significant differences that will exist between our future financial information and Paramount Predecessor’s historical combined consolidated financial information and the fact that we will account for our investment in one property using the equity method of historical cost accounting, we believe that this presentation of property-level data will be useful to investors in understanding the historical performance of our properties on a property-level basis.

You should read the following summary selected historical and pro forma financial information in conjunction with the information contained in “Structure and Formation of Our Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined consolidated financial statements and the unaudited pro forma combined consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	(Pro Forma)	(Historical)		(Pro Forma)	(Historical)
	For the nine months ended September 30,	For the nine months ended September 30,		For the year ended December 31,	For the year ended December 31,
($ in thousands)	2014	2014	2013	2013	2013	2012	2011
Statement of Operations Data:
Revenues
Rental income	$388,665	$25,087	$22,758	$498,209	$30,406	$29,773	$29,187
Tenant reimbursement income	35,718	1,266	1,268	47,494	1,821	1,543	1,004
Distributions from real estate fund investments	12,126	16,333	21,074	15,205	29,184	31,326	15,128
Realized and unrealized gains, net	40,577	123,150	132,171	30,683	332,053	161,199	533,819
Fee income	8,129	25,510	16,729	8,904	26,426	22,974	26,802
Other income	12,485	—	—	17,555	—	—	—

Total revenues	497,700	191,346	194,000	618,050	419,890	246,815	605,940

Expenses
Operating	176,607	12,184	10,761	232,330	16,195	15,402	14,656
Depreciation and amortization	218,366	8,548	7,864	289,712	10,582	10,104	10,701
General and administrative	24,467	18,078	18,444	40,250	33,504	28,374	25,556
Profit sharing compensation	—	11,624	10,476	—	23,385	17,554	78,354
Other	5,172	5,172	3,176	4,633	4,633	6,569	5,312

Total expenses	424,612	55,606	50,721	566,925	88,299	78,003	134,579

Operating income	73,088	135,740	143,279	51,125	331,591	168,812	471,361
Income from partially owned entities	4,013	3,812	(150)	2,805	1,062	3,852	5,448
Unrealized gain (loss) on interest rate swaps	69,311	(673)	866	121,485	1,615	6,969	(273)
Interest and other income	1,527	1,707	6,798	8,870	9,407	4,431	1,887
Interest expense	(126,316)	(23,802)	(22,260)	(167,732)	(29,807)	(37,342)	(34,497)

Net income before income taxes	21,623	116,784	128,533	16,553	313,868	146,722	443,926
Provision for income taxes	(394)	(7,925)	(6,509)	(316)	(11,029)	(6,984)	(42,973)

Net income	21,229	108,859	122,024	16,237	302,839	139,738	400,953
Net income attributable to non-controlling interests in consolidated joint ventures and funds	(9,430)	(86,381)	(113,253)	(29,204)	(286,325)	(137,443)	(347,075)

Net income (loss) attributable to Paramount Group	11,799	$22,478	$8,771	(12,967)	$16,514	$2,295	$53,878

Net (income) loss attributable to non-controlling interests in the Operating Partnership	(2,503)			2,750

Net income (loss) attributable to equity owners	$9,296			$(10,217)

Balance Sheet Data
(As of End of Period):
Rental property, net	$7,408,355	$415,387			$357,309	$366,430
Total assets	8,728,976	3,119,632			2,922,691	2,611,727
Mortgage notes and loan payable	2,878,885	497,982			499,859	517,494
Preferred equity obligation	—	112,688			109,650	105,433
Total liabilities	3,415,928	954,817			897,247	873,501
Total equity	5,313,048	2,164,815			2,025,444	1,738,226
Other Data:
Cash NOI (1)(2)	$224,010			269,992
Pro Rata share of Cash NOI (1)(2)	210,680			247,226
Adjusted EBITDA (1)(3)	245,450			308,452
Pro Rata Share of Adjusted EBITDA (1)(3)	230,128			279,971
FFO (1)	243,754			313,509
Core FFO (1)	120,906			135,830

	For the nine months ended September 30,		For the year ended December 31,
	2014	2013	2013		2012
Combined Property-Level Data:
Same Property Portfolio (4)
Cash NOI (1)	$249,657	$215,173	$299,412	(5)	$316,000
Total Portfolio
Net income	$47,337	$58,253	$68,980		$63,471

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures” on page 110 for a definition of this metric and reconciliation of this metric to the most directly comparable GAAP number and a statement of why our management believes the presentation of the metric provides useful information to investors and, to the extent material, any additional purposes for which management uses the metric.
(2)	Cash NOI and Pro Rata Share of Cash NOI does not include the effect of $24.6 million and $14.3 million, respectively, of incremental annualized rent from leases signed as of October 27, 2014 that had not commenced as of September 30, 2014. Incremental annual GAAP revenue and our pro rata share of incremental annual GAAP revenue from leases signed as of October 27, 2014 that had not commenced as of September 30, 2014 were $28.2 million and $16.4 million, respectively.
(3)	Adjusted EBITDA and Pro Rata Share of Adjusted EBITDA do not include the effect of $28.2 million and $16.4 million, respectively, of incremental annual GAAP revenue from leases signed as of October 27, 2014 that had not commenced as of September 30, 2014.
(4)	The same property amounts for the years ended December 31, 2013 and 2012 include our 11 properties that were acquired or placed in service by our predecessor prior to January 1, 2012 and owned and in service through December 31, 2013, and as a result they exclude 2099 Pennsylvania Avenue which was acquired in January 2012. The same property amounts for the nine months ended September 30, 2014 and 2013 include our 12 properties that were acquired or placed in service by our predecessor prior to January 1, 2013 and owned and in service through September 30, 2014.
(5)	Excluding the impact of 1301 Avenue of the Americas on the same property Cash NOI, due to the Dewey & LeBoeuf LLP lease termination and the effect of free rent from a large 2013 lease renewal, same property Cash NOI increases by $8.3 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition in conjunction with Paramount Predecessor’s historical combined consolidated financial statements and related notes, our unaudited pro forma combined consolidated financial statements and related notes, “Risk Factors,” “Selected Historical and Pro Forma Financial Data,” and “Business and Properties” included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this prospectus entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” As used in this section, when used in a historical context, “we,” “us,” and “our” refers to Paramount Predecessor.

Overview

We are one of the largest vertically-integrated real estate companies focused on owning, operating and managing high-quality, Class A office properties in select CBD submarkets of New York City, Washington, D.C. and San Francisco. As of September 30, 2014, our portfolio consisted of 12 Class A office properties with an aggregate of approximately 10.4 million rentable square feet that was 92.1% leased to 260 tenants. Our New York City portfolio accounted for 75.6% of annualized rent as of September 30, 2014, while our Washington, D.C. and San Francisco portfolios accounted for 11.7% and 12.7%, respectively.

Paramount Group, Inc. was incorporated in Maryland as a corporation on April 14, 2014 to continue the business of our predecessor, which was originally established in 1978 by Professor Dr. h.c. Werner Otto of Hamburg, Germany. We will conduct all of our business activities through our operating partnership, of which we are the sole general partner. We intend to elect and to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014.

Our Predecessor

Paramount Predecessor is a combination of entities controlled by members of the Otto family that hold various assets, including interests in the following 12 properties which will be contributed to us in connection with the formation transactions: (i) one wholly owned property (Waterview), (ii) two partially owned properties (1325 Avenue of the Americas and 712 Fifth Avenue), and (iii) nine properties wholly or partially owned by private equity real estate funds controlled by these entities, including one property (900 Third Avenue) that is also partially owned directly by these entities. Paramount Predecessor controls nine primary private equity real estate funds, including the funds that will contribute their interests in properties described above to us, as well as their associated parallel funds. Paramount Predecessor also includes the management business that sponsored these funds and manages their real estate interests. In connection with the formation transactions, Paramount Predecessor will contribute to us the general partner interests in all of the private equity real estate funds that will continue holding assets following the formation transactions and its management business.

The results of the private equity real estate funds controlled by Paramount Predecessor are included in Paramount Predecessor’s historical combined consolidated financial statements, with the interests of third-party investors in these funds reflected as non-controlling interests. Historically, with one exception, these funds have qualified as investment companies pursuant to Accounting Standards Codification 946 Financial Services—Investment Companies, or ASC 946, and, as a result, Paramount Predecessor’s historical combined consolidated financial statements have accounted for these funds using the specialized accounting applicable to investment companies. In accordance with investment company accounting, the investments of the funds that qualify as investment companies are reflected on Paramount Predecessor’s combined consolidated balance sheets at fair value as opposed to historical cost, less accumulated depreciation and impairments, if any. In addition,

Paramount Predecessor’s combined consolidated statements of income do not reflect revenues and other income or operating and other expenses from the operations underlying these investments. Instead, these statements of income reflect the change in fair value of these funds’ investments, whether realized or unrealized, and distributions received by these funds from their investments.

Formation Transactions

Upon the consummation of the formation transactions, this offering and the concurrent private placements, substantially all of the assets of Paramount Predecessor and all of the assets of four of the primary private equity real estate funds that it controls (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, will be contributed to us in exchange for a combination of shares of our common stock, common units and cash. These transactions will be accounted for as transactions among entities under common control. However, as the assets that we acquire from the private equity real estate funds that Paramount Predecessor controls will no longer be held by funds which qualify for investment company accounting, we will account for these assets following the formation transactions using consolidated historical cost accounting, including the fund investments that had previously been accounted for using fair market value accounting. Moving from investment company accounting to historical cost accounting will result in a significant change in the presentation of our consolidated financial statements following the formation transactions, and our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of Paramount Predecessor. Additionally, as part of our formation transactions, we will also acquire the interests of certain unaffiliated third parties in 1633 Broadway, 31 West 52nd Street and 1301 Avenue of the Americas in exchange for a combination of shares of our common stock, common units and cash.

The following table sets forth information regarding our combined ownership percentage and accounting treatment for each of our properties before the formation transactions (on a historical combined consolidated basis as of September 30, 2014) and after the formation transactions.

Property	Rentable Square Feet	Pre-Formation Transactions		Post-Formation Transactions
		Ownership Percentage	Accounting Treatment (1)	Ownership Percentage	Accounting Treatment (1)
Wholly/Partially Owned Properties (Pre-Formation Transactions):
Waterview	647,243	100.0%	Historical Cost	100.0%	Historical Cost
1325 Avenue of the Americas	814,892	50.0	Equity Method	100.0	Historical Cost
712 Fifth Avenue	543,341	50.0	Equity Method	50.0	Equity Method

Fund Properties (Pre-Formation Transactions):
1633 Broadway	2,643,065	75.5%	Investment Company	100.0%	Historical Cost

900 Third Avenue	596,270	100.0	Investment Company/ Equity Method(2)	100.0	Historical Cost
31 West 52nd Street	786,647	62.3	Investment Company	64.2	Historical Cost
1301 Avenue of the Americas	1,767,992	75.5	Investment Company	100.0	Historical Cost
One Market Plaza	1,611,125	100.0	Investment Company	49.0 (3)	Historical Cost
Liberty Place	174,205	100.0	Investment Company	100.0	Historical Cost
1899 Pennsylvania Avenue	192,481	100.0	Investment Company	100.0	Historical Cost
2099 Pennsylvania Avenue	208,636	100.0	Investment Company	100.0	Historical Cost
425 Eye Street	380,090	100.0	Investment Company	100.0	Historical Cost

(1)	“Historical Cost” refers to consolidated historical cost accounting; “Equity Method” refers to the equity method of historical cost accounting; “Investment Company” refers to consolidated fair market value accounting.

(2)	900 Third Avenue is currently held in a joint venture between entities owned by the Otto family that are included in Paramount Predecessor, which own an approximately 11.8% interest in this joint venture, and private equity real estate funds controlled by Paramount Predecessor, which own the remaining approximately 88.2% of this joint venture. As a result, in Paramount Predecessor’s combined consolidated financial statements, the approximately 11.8% interest is accounted for using the equity method of historical cost accounting and the approximately 88.2% interest is accounted for using investment company accounting.

(3)	An independent third party global investment and advisory firm purchased a 49.0% interest in the joint venture that owns One Market Plaza on July 23, 2014. Upon completion of the formation transactions, we will own a 49.0% interest in the joint venture that owns One Market Plaza and we will indirectly wholly own the general partner of a limited partnership that will own a 2.0% interest in the joint venture that holds the property. As a result, we will effectively have 51.0% voting power in connection with the property.

In order to provide investors with more meaningful information regarding Paramount Predecessor’s historical results of operations, we are also presenting a discussion of the historical property-level results of operations of these properties on a combined basis based on the financial information included in Paramount Predecessor’s historical combined consolidated financial statements and Notes 3 and 4 thereto.

Following the formation transactions, our consolidated financial statements will continue to include the private equity real estate funds that we control that will continue holding assets following the formation transactions, which are described in detail in “Business and Properties—Real Estate Funds, Property Management and Other Assets.” We will continue to include these funds in our consolidated financial statements using investment company accounting, excluding Paramount Group Residential Development Fund, LP, or RDF, which is accounted for using consolidated historical cost accounting; however, as our actual economic interest in these funds is relatively small, most of the impact of these funds’ assets, liabilities and results of operations will be attributable to third-party investors and reflected as non-controlling interest. We will also continue to receive fee income from the property management and asset management services that we provide to these funds and joint ventures pursuant to which we will hold certain of our properties. We will also have the right to receive incentive distributions based on the performance of these funds and certain joint ventures. Following the completion of the formation transactions, we intend to directly fund our future real estate investments following deployment of our existing funds’ remaining committed equity capital.

Segments

We will operate, and Paramount Predecessor historically has operated, an integrated business that consists of three reportable segments: owned properties, managed funds and a management company. Each individual property and each individual fund represents a different operating segment. All owned properties and managed funds have been aggregated as reportable segments as the individual properties and funds do not meet the quantitative and qualitative requirements to be disclosed separately. Our owned properties segment consists of properties in which we directly or indirectly own an interest, other than properties that we own solely through an interest in our private equity real estate funds. Prior to the formation transactions, our interests in Waterview, 1325 Avenue of the Americas, 712 Fifth Avenue and a portion of our interest in 900 Third Avenue were the only interests in our properties reflected in this segment of Paramount Predecessor’s operations. Following the formation transactions, we will have 12 properties in this segment. Our managed funds segment consists of the results of our private equity real estate funds. Prior to the formation transactions, this segment included the results of all of the private equity real estate funds that we controlled. Following the formation transactions, this segment will only include the results of the private equity real estate funds that we control that will continue holding assets following the formation transactions. Our management company segment consists of our property management and asset management business and certain general and administrative level functions, including legal and accounting.

Results of Operations—Paramount Predecessor

The following discussion is based on Paramount Predecessor’s combined consolidated statements of income for the nine months ended September 30, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011.

Comparison of Results of Operations for the Nine Months Ended September 30, 2014 and 2013

The following table summarizes the combined consolidated historical results of operations of our predecessor for the nine months ended September 30, 2014 and 2013 and our combined consolidated pro forma results of operations for the nine months ended September 30, 2014 (dollar amounts in thousands). As noted above, our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of our predecessor. All pro forma financial information in this table is presented on the basis, and after making the adjustments, described in our unaudited pro forma combined consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Nine Months Ended September 30,
	Pro Forma	Historical
	2014	2014	2013	Change	% Change
Revenues:
Rental income	$388,665	$25,087	$22,758	$2,329	10.2%
Tenant reimbursement income	35,718	1,266	1,268	(2)	(0.2%)
Distributions from real estate fund investments	12,126	16,333	21,074	(4,741)	(22.5%)
Realized and unrealized gains, net	40,557	123,150	132,171	(9,021)	(6.8%)
Fee income	8,129	25,510	16,729	8,781	52.5%
Other income	12,485	—	—	—	—

Total revenues	497,700	191,346	194,000	(2,654)	(1.4%)

Expenses:
Operating	176,607	12,184	10,761	1,423	13.2%
Depreciation and amortization	218,366	8,548	7,864	684	8.7%
General and administrative	24,467	18,078	18,444	(366)	(2.0%)
Profit sharing compensation	—	11,624	10,476	1,148	11.0%
Other	5,172	5,172	3,176	1,996	62.8%

Total expenses	424,612	55,606	50,721	4,885	9.6%

Operating income	73,088	135,740	143,279	(7,539)	(5.3%)
Income (loss) from partially owned entities	4,013	3,812	(150)	3,962	2641.3%
Unrealized gain (loss) on interest rate swaps	69,311	(673)	866	(1,539)	(177.7%)
Interest and other income	1,527	1,707	6,798	(5,091)	(74.9%)
Interest expense	(126,316)	(23,802)	(22,260)	(1,542)	6.9%

Net income before income taxes	21,623	116,784	128,533	(11,749)	(9.1%)
Provision for income taxes	(394)	(7,925)	(6,509)	(1,416)	21.8%

Net income	21,229	108,859	122,024	(13,165)	(10.8%)
Net income attributable to non-controlling interests in consolidated joint ventures and funds	(9,430)	(86,381)	(113,253)	26,872	(23.7%)

Net income attributable to Paramount Group	11,799	$22,478	$8,771	$13,707	156.3%

Net income attributable to non-controlling interests in this Operating Partnership	(2,503)

Net income attributable to equity owners	$9,296

Rental Income

Rental income included in historical results is attributable to Waterview, which is the only property for which direct property operations are reflected in the historical condensed combined consolidated financial statements of our predecessor, as well as parking income received from a parking garage acquired by our residential development fund, RDF, in March 2014. Rental income was $25.1 million in the nine months ended September 30, 2014, compared to $22.7 million in the prior year’s nine months, an increase of $2.4 million, or 10.2%. This increase was primarily attributable to rental income from the parking garage acquired by RDF in March 2014.

On a pro forma basis, rental income was $388.7 million for the nine months ended September 30, 2014, and represents rental income from the 11 properties that we will account for using consolidated historical cost accounting upon the completion of the formation transactions.

Tenant Reimbursement Income

Tenant reimbursement income was $1.3 million in each of the nine months ended September 30, 2014 and 2013, and is solely attributable to reimbursement income from Waterview. Generally, under our leases, we are entitled to reimbursement from our tenants for increases in real estate tax and operating expenses associated with the property over the amounts incurred for those expenses in the first, or base year, of the respective leases.

On a pro forma basis, tenant reimbursement income was $35.7 for the nine months ended September 30, 2014, and represents tenant reimbursement income from the 11 properties that we will account for using consolidated historical cost accounting upon the completion of the formation transactions.

Distributions from Real Estate Fund Investments

Distributions from real estate fund investments comprise distributions received by our private equity real estate funds and were $16.3 million in the nine months ended September 30, 2014, compared to $21.1 million in the prior year’s nine months, a decrease of $4.7 million, or 22.5%. This decrease was primarily attributable to the elimination of distributions from 1633 Broadway as cash was retained in 2014 in order to fund leasing costs at the property.

As we will acquire all of the assets of four of our primary private equity real estate funds (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, our future distributions from real estate fund investments will differ significantly from historical amounts.

On a pro forma basis, distributions from real estate fund investments were $12.1 million in the nine months ended September 30, 2014, and represents distributions from the private equity real estate funds that we will continue to manage following the formation transactions.

Realized and Unrealized Gains, Net

Realized and unrealized gains, net consist of the net realized and unrealized appreciation in the fair value of our private equity real estate fund investments. The value of our funds’ investments are impacted by a variety of factors including changes in existing and projected net operating incomes and cash flows, ongoing capital projects, leasing related expenditures, and changes in the key assumptions used in projecting likely prices achievable through third-party asset sales. These key assumptions, which vary from property to property, market to market and period to period, include indicators such as rental growth rates, leasing velocities and occupancy levels, as well as investment factors such as prevailing and projected investment capitalization and discount rates and likely holding periods. See Note 11 to Paramount Predecessor’s historical condensed combined consolidated financial statements. Realized and unrealized gains, net were $123.2 million in the nine months ended September 30, 2014, compared to $132.2 million in the prior year’s nine months, a decrease of $9.0 million, or 6.8%. This decrease was primarily attributable to market fundamentals in 2014 as compared to 2013. While market fundamentals continued to improve during 2014, they did so at a slower pace as compared to 2013.

As we will acquire all of the assets of four of our primary private equity real estate funds (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, our future realized and unrealized gains will differ significantly from historical amounts as the accounting for the assets acquired from the funds in connection with the formation transactions will change from investment company accounting to historical cost accounting.

On a pro forma basis, realized and unrealized gains, net were $40.5 million in the nine months ended September 30, 2014, and represent realized and unrealized gains from the private equity real estate funds that we will continue to manage following the formation transactions.

Fee Income

Fee income, which represents property management fees, asset management fees, construction management fees and leasing fees, as well as income from the acquisition, disposition or financing of a property, was $25.5 million in the nine months ended September 30, 2014, compared to $16.7 million in the prior year’s nine months, an increase of $8.8 million, or 52.5%. This increase was primarily attributable to (i) higher acquisition and disposition fees of $5.5 million, due to an increase in the aggregate amount of transactions executed during the nine months ended September 30, 2014, as compared to the prior year’s nine months, and (ii) higher construction fees of $1.8 million.

The amount of our fee income following the completion of the formation transactions will be less than our predecessor’s historical fee income, as we will cease earning fees from private equity real estate funds and other entities that will be dissolved and fee income from the 11 properties that we will account for using consolidated historical cost accounting upon completion of the formation transactions, will be eliminated in consolidation.

On a pro forma basis, fee income was $8.1 million for the nine months ended September 30, 2014.

Other Income

Other income consists of charges to tenants for certain items such as overtime heating and cooling, freight elevator services and other similar items. We had no other income in each of the nine months ended September 30, 2014 and 2013, as there were no such charges to tenants at Waterview.

On a pro forma basis, other income was $12.5 million for the nine months ended September 30, 2014, and represents charges to tenants at the 11 properties that we will account for using the consolidated historical cost accounting upon completion of the formation transactions.

Operating Expenses

Operating expenses included in historical results comprise of cleaning, security, repairs and maintenance, utilities, property administration, real estate taxes, management fees and other operating expenses at Waterview and the parking garage acquired by RDF in March 2014 as well as the costs of providing certain leasing, property and construction management services to the portfolio of properties owned by our predecessor and the private real estate funds that it controls. Operating expenses were $12.2 million in the nine months ended September 30, 2014, compared to $10.8 million in the prior year’s nine months, an increase of $1.4 million, or 13.2%. This increase was primarily attributable to an increase in the cost of providing management services and operating expenses related to the parking garage acquired by RDF in March 2014.

On a pro forma basis, operating expenses were $176.6 million for the nine months ended September 30, 2014, and represent the operating expenses of the 11 properties that we will account for using consolidated historical cost accounting upon completion of the formation transactions.

Depreciation and Amortization

Depreciation and amortization included in historical results was attributable to Waterview and the parking garage acquired by RDF in March 2014. Depreciation and amortization was $8.5 million in the nine months ended September 30, 2014, compared to $7.8 million in the prior year’s nine months, an increase of $0.7 million, or 8.7%. This increase was primarily attributable to the parking garage acquired by RDF in March 2014.

On a pro forma basis, depreciation and amortization was $218.4 million for the nine months ended September 30, 2014, and represents depreciation and amortization on the 11 properties that we will account for using consolidated historical cost accounting upon completion of the formation transactions.

General and Administrative

General and administrative expenses consist of employee salaries and related costs, professional fees and other administrative costs. General and administrative expenses also include income or expense from the mark-to-market of investments in our deferred compensation plan (for which there is a corresponding increase or decrease in interest and other income). Under this deferred compensation plan, participants are permitted to defer a portion of their income on a pre-tax basis and receive a tax-deferred return on these deferrals based on the performance of specific investments selected by the participants. We typically acquire, in a separate account that is not restricted as to its use, similar or identical investments as those selected by each participant. This enables us to generally match our liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit our market risk. General and administrative expenses were $18.0 million in the nine months ended September 30, 2014, compared to $18.4 million in the prior year’s nine months, a decrease of $0.4 million, or 2.0%. The nine months ended September 30, 2014 and 2013, includes $1.1 million and 3.7 million, respectively, of expense from the mark-to-market of investments in our deferred compensation plan. Excluding these expenses, general and administrative expenses were $16.9 million in the nine months ended September 30, 2014, compared to $14.7 million in the prior year’s nine months, an increase of $2.2 million, or 14.9%. This increase was primarily attributable to legal and other transaction costs as well as an increase in salaries and related costs.

On a pro forma basis, general and administrative expenses were $24.5 million for the nine months ended September 30, 2014.

Profit Sharing Compensation

Profit sharing compensation represents a portion of fee income and real estate appreciation attributable to our private equity real estate fund business which is payable to certain management employees through profit sharing arrangements. These arrangements will cease upon the completion of the formation transactions and our future compensation structure will differ significantly from historical practice. Profit sharing compensation was $11.6 million in the nine months ended September 30, 2014, compared to $10.5 million in the prior year’s nine months, an increase of $1.1 million, or 11.0%. This increase was primarily attributable to unrealized gains on the real estate investments held by our funds.

Other Expenses

Other expenses, which comprise acquisition pursuit costs, fund formation costs, capital raising costs and organization costs, were $5.2 million in the nine months ended September 30, 2014, compared to $3.2 million in the prior year’s nine months, an increase of $2.0 million, or 62.8%. This increase was primarily due to increased legal and other costs associated with the formation of a new private equity real estate fund as well as the residual capital raise for two existing funds.

On a pro forma basis, other expenses were $5.2 million.

Income from Partially Owned Entities

Income from partially owned entities comprises income from equity investments in 1325 Avenue of the Americas, 712 Fifth Avenue and 900 Third Avenue. We have included a detailed discussion of the results of operations of these properties, together with our other properties, under “—Results of Operations—Paramount Predecessor Property Level Performance.” In the nine months ended September 30, 2014, we recognized $3.8 million of income from partially owned entities, compared to a $0.2 million loss in the prior year’s nine months, an increase in income of $4.0 million. This increase was attributable to higher income of $2.6 million at 712 Fifth Avenue and $1.4 million at 1325 Avenue of the Americas.

Following the formation transactions, we will own 100% of 1325 Avenue of the Americas and 900 Third Avenue. Accordingly, we will consolidate the results of operations of these properties rather than account for it under the equity method of historical cost accounting.

On a pro forma basis, income from partially owned entities, which will consist primarily of our interest in 712 Fifth Avenue, was $4.0 million for the nine months ended September 30, 2014.

Unrealized Gain (Loss) on Interest Rate Swaps

In the nine months ended September 30, 2014, we recognized a $0.7 million loss on interest rate swaps, compared to $0.8 million gain in the prior year’s nine months, a decrease in income of $1.5 million. This decrease was primarily attributable to a decrease in the interest rate indexes to which rates are tied. These swaps all relate to the debt of certain private equity real estate funds that will contribute their property interests to us in connection with the formation transactions and will be repaid in full with the proceeds from this offering and the concurrent private placements.

On a pro forma basis, unrealized gains on interest rate swaps were $69.3 million for the nine months ended September 30, 2014, and represent gains on interest rate swaps of the 11 properties we will account for using consolidated historical cost accounting upon completion of the formation transactions.

Interest and Other Income

Interest and other income was $1.7 million in the nine months ended September 30, 2014, compared to $6.8 million in the prior year’s nine months, a decrease of $5.1 million, or 74.9%. This decrease was primarily due to (i) a decrease of $2.6 million from the mark-to-market of investments in our deferred compensation plan (for which there is a corresponding decrease in general and administrative expenses), and (ii) $2.1 million of interest income in 2013 from new investors in one of our private equity real estate funds in connection with their initial capital contributions.

On a pro forma basis, interest and other income was $1.5 million for the nine months ended September 30, 2014.

Interest Expense

Interest expense included in our historical results relates to interest incurred on the Waterview mortgage, the fund-level debt of the private equity real estate funds that we control, preferred equity in the joint venture holding 1633 Broadway, and a loan to a feeder vehicle for RDF. See Note 8 to Paramount Predecessor’s condensed combined consolidated financial statements and related notes thereto appearing elsewhere in this prospectus, for further details. Interest expense was $23.8 million in the nine months ended September 30, 2014, compared to $22.3 million in the prior year’s nine months, an increase of $1.5 million, or 6.9%. This increase was primarily due to interest on the $41.4 million loan to the feeder vehicle for RDF in January 2014.

On a pro forma basis, interest expense was $126.3 million for the nine months ended September 30, 2014, and represents interest on the mortgage debt that we will assume relating to the 11 properties that we will account for using consolidated historical cost accounting upon the completion of the formation transactions.

Provision for Income Taxes

Provision for income taxes was $7.9 million in the nine months ended September 30, 2014, compared to $6.5 million in the prior year’s nine months, an increase of $1.4 million, or 21.8%.

On a pro forma basis, provision for income taxes was $0.4 million for the nine months ended September 30, 2014.

Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

The following table summarizes the combined consolidated historical results of operations of our predecessor for the years ended December 31, 2013 and December 31, 2012 and our combined consolidated pro forma results of operations for the year ended December 31, 2013 (dollar amounts in thousands). As noted above, our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of our predecessor. All pro forma financial information in this table is presented on the basis, and after making the adjustments, described in our unaudited pro forma combined consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31,
	Pro Forma	Historical
	2013	2013	2012	Change	% Change
Revenues:
Rental income	$498,209	$30,406	$29,773	$633	2.1%
Tenant reimbursement income	47,494	1,821	1,543	278	18.0%
Distributions from real estate fund investments	15,205	29,184	31,326	(2,142)	(6.8%	)
Realized and unrealized gains, net	30,683	332,053	161,199	170,854	106.0%
Fee income	8,904	26,426	22,974	3,452	15.0%
Other income	17,555	—	—	—	—

Total Revenues	618,050	419,890	246,815	173,075	70.1%

Expenses:
Operating	232,330	16,195	15,402	793	5.1%
Depreciation and amortization	289,712	10,582	10,104	478	4.7%
General and administrative	40,250	33,504	28,374	5,130	18.1%
Profit sharing compensation	—	23,385	17,554	5,831	33.2%
Other	4,633	4,633	6,569	(1,936)	(29.5%	)

Total Expenses	566,925	88,299	78,003	10,296	13.2%

Operating income	51,125	331,591	168,812	162,779	96.4%
Income from partially owned entities	2,805	1,062	3,852	(2,790)	(72.4%	)
Unrealized gain on interest rate swaps	121,485	1,615	6,969	(5,354)	(76.8%	)
Interest and other income	8,870	9,407	4,431	4,976	112.3%
Interest expense	(167,732)	(29,807)	(37,342)	7,535	(20.2%	)

Net income before income taxes	16,553	313,868	146,722	167,146	113.9%
Provision for income taxes	(316)	(11,029)	(6,984)	(4,045)	57.9%

Net income	16,237	302,839	139,738	163,101	116.7%
Net income attributable to non-controlling interests in consolidated joint ventures and funds	(29,204)	(286,325)	(137,443)	(148,882)	108.3%

Net (loss) income attributable to Paramount Group	(12,967)	$16,514	$2,295	$14,219	619.6%

Net loss attributable to non-controlling interests in the Operating Partnership	2,750

Net loss attributable to equity owners	$(10,217)

Rental Income

Rental income included in historical results is solely attributable to Waterview, which is the only property for which direct property operations are reflected in the historical combined consolidated financial statements of our predecessor. Rental income increased by $0.6 million, or 2.1%, to $30.4 million for the year ended December 31, 2013 from $29.8 million for the year ended December 31, 2012, due to consumer price index increases under the terms of the principal lease for space at Waterview.

On a pro forma basis, for the year ended December 31, 2013, rental income was $498.2 million, reflecting rental income from the 11 properties that we will account for using consolidated historical cost accounting upon completion of the formation transactions.

Tenant Reimbursement Income

Tenant reimbursement income included in historical results is solely attributable to Waterview. Tenant reimbursement income increased by $0.3 million, or 18.0%, to $1.8 million for the year ended December 31, 2013 from $1.5 million for the year ended December 31, 2012. This increase resulted primarily from an increase in real estate taxes at Waterview.

On a pro forma basis, for the year ended December 31, 2013, tenant reimbursement income was $47.5 million, representing tenant reimbursement income for the 11 properties that we will account for using consolidated historical cost accounting upon completion of the formation transactions.

Distributions from Real Estate Fund Investments

Distributions from real estate fund investments decreased by $2.1 million, or 6.8%, to $29.2 million for the year ended December 31, 2013 from $31.3 million for the year ended December 31, 2012. This decrease was primarily due to a reduction in distributions from 1633 Broadway as cash was retained in 2013 in order to fund leasing costs at the property.

As we will acquire all of the assets of four primary private equity real estate funds (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, our future distributions from real estate fund investments will differ significantly from historical amounts. Future distributions from real estate fund investments will be comprised of distributions received from the private equity real estate funds that we will continue to manage following the formation transactions and any new funds that we may sponsor from time to time.

On a pro forma basis, for the year ended December 31, 2013, distributions from real estate fund investments were $15.2 million.

Realized and Unrealized Gains, Net

Realized and unrealized gains, net increased by $170.9 million, or 106.0%, to $332.1 million for the year ended December 31, 2013 from $161.2 million for the year ended December 31, 2012 due primarily to an increase in the value of our funds’ investments. The value of our funds’ investments is impacted by a variety of factors including changes in existing and projected net operating incomes and cash flows, ongoing capital projects, leasing related expenditures, and changes in key assumptions used in projecting likely price achievable through third-party asset sales. These key assumptions include indicators such as rental growth rates, leasing velocity and occupancy levels, as well as investment factors such as prevailing and projected investment capitalization and discount rates. The increase in value was largely the result of increased net operating income resulting from improved leasing occupancy levels as well as a decrease in the assumed capitalization rates as real estate investment markets continued to recover from the impacts of the recession and sub-prime crisis. See Note 12 to Paramount Predecessor’s historical combined consolidated financial statements.

As we will acquire all of the assets of four of the primary private equity real estate funds that we control (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, our future net change in unrealized gains will differ significantly from historical amounts as the accounting for the assets acquired from the funds that will contribute their property interests to us in connection with the formation transactions will change from investment company accounting to historical cost accounting. Future amounts will only reflect the realized and unrealized gains or losses of the investments of the private equity real estate funds that we will continue to manage following the formation transactions and any new funds that we may sponsor from time to time.

On a pro forma basis, for the year ended December 31, 2013, realized and unrealized gains, net was $30.7 million.

Fee Income

Fee income increased by $3.4 million, or 15.0%, to $26.4 million for the year ended December 31, 2013 from $23.0 million for the year ended December 31, 2012. This increase was primarily attributable to higher construction management fees and property management fees aggregating $5.3 million associated with increased leasing activity in 2013 and higher financing fees of $0.6 million, partially offset by lower acquisition and disposition fees of $2.7 million due to a reduction in the aggregate amount of transactions executed in 2013 from the prior year.

On a pro forma basis, for the year ended December 31, 2013, fee income was $8.9 million.

Other Income

Other income consists of charges to tenants for certain items such as overtime heating and cooling, freight elevator services and other similar items. Since our historical results include the results solely attributable to Waterview, we had no other income in the years ended December 31, 2013 and December 31, 2012 as there were no such services provided to tenants at the property.

On a pro forma basis, for the year ended December 31, 2013, other income was $17.6 million. This reflects the other income from the 11 properties that we will account for using consolidated historical cost accounting upon completion of the formation transactions.

Operating Expenses

Operating expenses included in historical results are comprised of the cleaning, security, repairs and maintenance, utilities, property administration, real estate taxes, management fees and other operating expenses at Waterview as well as costs of providing certain leasing, property and construction management services to the portfolio of properties owned by Paramount Predecessor and the private real estate funds that it controls. Operating expenses increased by $0.8 million, or 5.1%, to $16.2 million for the year ended December 31, 2013 from $15.4 million for the year ended December 31, 2012, primarily due to higher real estate taxes at Waterview and increases in the cost of providing leasing services to the portfolio.

On a pro forma basis, for the year ended December 31, 2013, operating expenses were $232.3 million, reflecting the operating expenses from the 11 properties that we will account for using consolidated historical cost accounting upon completion of the formation transactions.

Depreciation and Amortization

Depreciation and amortization included in historical results was primarily attributable to Waterview. Depreciation and amortization increased by $0.5 million, or 4.7%, to $10.6 million for the year ended December 31, 2013 from $10.1 million for the year ended December 31, 2012. The increase was primarily due to a reduction in depreciation expense in 2012 from an adjustment to the tenant improvements and accumulated depreciation balances due to a refund received at Waterview, which did not recur in 2013.

On a pro forma basis, for the year ended December 31, 2013, depreciation and amortization was $289.7 million, reflecting the depreciation and amortization from the 11 properties that we will account for using consolidated historical cost accounting upon the completion of its formation transactions.

General and Administrative

General and administrative expenses increased by $5.1 million, or 18.1%, to $33.5 million for the year ended December 31, 2013 from $28.4 million for the year ended December 31, 2012. The 2013 and 2012 amounts include approximately $5.5 million and $2.1 million, respectively, of expense related to the increased value of the marketable securities underlying deferred compensation plan obligations. Under this deferred compensation plan, participants are permitted to defer a portion of their income on a pre-tax basis and receive a tax-deferred return on these deferrals based on the performance of specific investments selected by the participants. We typically acquire, in a separate account that is not restricted as to its use, similar or identical investments as those selected by each participant. This enables us to generally match our liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit our market risk. The performance of these investments is recorded in interest and other income, which correspondingly includes approximately $5.5 million and $2.1 million related to this plan in 2013 and 2012, respectively. General and administrative expenses, net of these costs, increased by $1.7 million, or 6.3%, to $28.0 million in 2013 from $26.3 million in 2012. This was primarily attributable to an increase in salaries and related costs.

On a pro forma basis, for the year ended December 31, 2013, general and administrative expense was $40.3 million. This amount includes $5.5 million of expense related to our deferred compensation plan, which is entirely offset by income from the mark-to-market of the assets in the plan that is included in “Interest and other income.” Excluding this item, general and administrative expenses for the year ended December 31, 2013 were $34.8 million on a pro forma basis.

Profit Sharing Compensation

Profit sharing compensation represents a portion of fee income and real estate appreciation attributable to our private equity real estate fund business which is payable to certain management employees through profit sharing arrangements. These arrangements will cease upon the completion of the formation transactions and our future compensation structure will differ significantly from historical practice. Profit sharing compensation increased by $5.8 million, or 33.2%, to $23.4 million for the year ended December 31, 2013 from $17.6 million for the year ended December 31, 2012. This increase was primarily attributable to increases in the unrealized gains on the real estate investments held by our funds.

Other Expenses

Other expenses includes acquisition pursuit costs, fund formation costs and capital raising costs. Other expenses decreased by $2.0 million, or 29.5%, to $4.6 million for the year ended December 31, 2013 from $6.6 million for the year ended December 31, 2012. This decrease was primarily due to reduced costs associated with the formation of and capital raising for private equity real estate funds.

On a pro forma basis, for the year ended December 31, 2013, other expenses was $4.6 million.

Income from Partially Owned Entities

Income from partially owned entities is comprised of income from equity investments in 1325 Avenue of the Americas, 712 Fifth Avenue and 900 Third Avenue. We have included a detailed discussion of the results of operations of these properties, together with our other properties, under “—Results of Operations—Paramount Predecessor Property-Level Performance.” Income from partially owned entities decreased by $2.8 million, or 72.4%, to $1.1 million for the year ended December 31, 2013 compared to $3.9 million for the year ended December 31, 2012. This reduction was primarily due to a $1.7 million decrease attributable to our investment in 1325 Avenue of the Americas and a $1.1 million decrease attributable to our investment in 900 Third Avenue. The reduction attributable to our investment in 1325 Avenue of the Americas is primarily due to reduced net income at the property as a result of a decrease in rental rates received in connection with the renewal of a large specialty convention space lease in the lower floors of the building. The decrease attributable to our investment in 900 Third Avenue is primarily due to a reduction in the amount of distributions that we received from the property. See

Note 4 of Paramount Predecessor’s historical combined consolidated financial statements. Following the formation transactions, we will own 100% of 900 Third Avenue and 1325 Avenue of the Americas. Accordingly, the results of operations of these properties will be included in our consolidated financial statements using consolidated historical cost accounting rather than the equity method of historical cost accounting.

On a pro forma basis, income from partially owned entities, which is primarily attributable to our interest in 712 Fifth Avenue, was $2.8 million for the year ended December 31, 2013.

Unrealized Gain on Interest Rate Swaps

Unrealized gain on interest rate swaps decreased by $5.4 million, or 76.8%, to $1.6 million for the year ended December 31, 2013 from $7.0 million for the year ended December 31, 2012. This decrease was primarily attributable to a decrease in the length of remaining terms of the various swap instruments and an increase in the interest rate indexes to which rates are tied. These swaps all relate to the debt of certain private equity real estate funds that will contribute their property interests to us in connection with the formation transactions and will be repaid in full with the proceeds from this offering and the concurrent private placements.

On a pro forma basis, for the year ended December 31, 2013, we had a $121.5 million unrealized gain on interest rate swaps relating to the mortgage debt associated with the 11 properties we will account for using consolidated historical cost accounting and the anticipated settlement of interest rate swap liabilities in connection with this offering and the concurrent private placements.

Interest and Other Income

Interest and other income increased by $5.0 million, or 112.3%, to $9.4 million for the year ended December 31, 2013 from $4.4 million for the year ended December 31, 2012, primarily due to an increase of approximately $3.4 million of income related to the increased value of the marketable securities underlying deferred compensation plan obligations, which corresponded to the increase in general and administrative expense relating to these plan obligations, and an increase of approximately $2.1 million of interest income received from new investors in one of our private equity real estate funds in connection with their initial capital contributions.

On a pro forma basis, for the year ended December 31, 2013, interest and other income was $8.9 million. This amount includes $5.5 million of income related to our deferred compensation plan, which is entirely offset by expense from the mark-to-market of the liabilities in the plan that is included in “General and administrative expenses.” Excluding this item, interest and other income for the year ended December 31, 2013 was $3.4 million on a pro forma basis.

Interest Expense

Interest expense included in our historical results relates to interest incurred on the Waterview mortgage, the fund-level debt of the private equity real estate funds that we control and preferred equity in the joint venture holding 1633 Broadway. Interest expense decreased by $7.5 million, or 20.2%, to $29.8 million for the year ended December 31, 2013 from $37.3 million for the year ended December 31, 2012. This decrease was primarily due to the maturity of fund swap contracts which were then converted to lower floating interest rates, and lower average outstanding loan balances for 2013 as compared to 2012.

On a pro forma basis, for the year ended December 31, 2013, interest expense was $167.7 million, reflecting interest on the mortgage debt associated with the 11 properties that we will account for using consolidated historical cost accounting.

Provision for Income Taxes

Provision for income taxes increased by $4.0 million, or 57.9%, to $11.0 million for the year ended December 31, 2013 from $7.0 million for the year ended December 31, 2012. This increase resulted primarily from higher taxable income in 2013 from certain contingent fees which had been deferred from prior years, and a taxable gain on the sale of a property in 2013.

On a pro forma basis, for the year ended December 31, 2013, the provision for income taxes was $0.3 million.

Comparison of Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

The following table summarizes the combined consolidated historical results of operations of Paramount Predecessor for the years ended December 31, 2012 and December 31, 2011 (dollar amounts in thousands). As noted above, our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of Paramount Predecessor.

	Year Ended December 31,
	2012	2011	Change	% Change
Revenues:
Rental income	$29,773	$29,187	$586	2.0%
Tenant reimbursement income	1,543	1,004	539	53.7%
Distributions from real estate fund investments	31,326	15,128	16,198	107.1%
Realized and unrealized gains, net	161,199	533,819	(372,620)	(69.8%)
Fee income	22,974	26,802	(3,828)	(14.3%)

Total revenues	246,815	605,940	(359,125)	(59.3%)

Expenses:
Operating	15,402	14,656	746	5.1%
Depreciation and amortization	10,104	10,701	(597)	(5.6%)
General and administrative	28,374	25,556	2,818	11.0%
Profit sharing compensation	17,554	78,354	(60,800)	(77.6%)
Other	6,569	5,312	1,257	23.7%

Total expenses	78,003	134,579	(56,576)	(42.0%)

Operating income	168,812	471,361	(302,549)	(64.2%)
Income from partially owned entities	3,852	5,448	(1,596)	(29.3%)
Unrealized gain (loss) on interest rate swaps	6,969	(273)	7,242	2652.7%
Interest and other income	4,431	1,887	2,544	134.8%
Interest expense	(37,342)	(34,497)	(2,845)	8.2%

Net income before income taxes	146,722	443,926	(297,204)	(66.9%)
Provision for income taxes	(6,984)	(42,973)	35,989	(83.7%)

Net income	139,738	400,953	(261,215)	(65.1%)
Net income attributable to non-controlling interests in consolidated joint ventures and funds	(137,443)	(347,075)	209,632	(60.4%)

Net income attributable to Paramount Group	$2,295	$53,878	$(51,583)	(95.7%)

Rental Income

Rental income included in historical results is solely attributable to Waterview, which is the only property for which direct property operations are reflected in the historical combined consolidated financial statements of our predecessor. Rental income increased by $0.6 million, or 2.0%, to $29.8 million for the year ended December 31, 2012 from $29.2 million for the year ended December 31, 2011, due to consumer price index increases under the terms of the principal lease for space at Waterview.

Tenant Reimbursement Income

Tenant reimbursement income included in historical results is solely attributable to Waterview. Tenant reimbursement income increased by $0.5 million, or 53.7%, to $1.5 million for the year ended December 31, 2012 from $1.0 million for the year ended December 31, 2011. This increase resulted primarily from increases in real estate taxes at Waterview.

Distributions from Real Estate Fund Investments

Distributions from real estate fund investments increased by $16.2 million, or 107.1%, to $31.3 million for the year ended December 31, 2012 from $15.1 million for the year ended December 31, 2011. This increase was primarily due to increases in property distributions from 900 Third Avenue and 31 West 52nd Street due to higher rental income.

Realized and Unrealized Gains, Net

Realized and unrealized gains, net decreased by $372.6 million, or 69.8%, to $161.2 million for the year ended December 31, 2012 from $533.8 million for the year ended December 31, 2011. This decrease was primarily attributable to the fact that as the economy stabilized in 2010 and 2011 after the fiscal crisis of 2009, real estate values rebounded. This, along with stronger leasing activity, resulted in improved real estate valuations through 2011. While real estate valuations continued to increase in 2012, they did so at a reduced pace as compared to 2011.

Fee Income

Fee income decreased by $3.8 million, or 14.3%, to $23.0 million for the year ended December 31, 2012 from $26.8 million for the year ended December 31, 2011. This decrease was primarily attributable to lower acquisition and disposition fees of $1.1 million, due to a reduction in the aggregate amount of transactions executed in 2012 and lower construction and property management fees of $1.0 million, related to tenant improvement construction from the prior year. Additionally, in 2011 we recognized a significant leasing commission related to our management of 745 Fifth Avenue. A comparable fee was not earned in 2012.

Operating Expenses

Operating expenses included in historical results are attributable to the cleaning, security, repairs and maintenance, utilities, property administration, real estate taxes, management fees and other operating expenses at Waterview, as well as, the costs of providing certain leasing and property and construction management services to the portfolio of properties owned by our predecessor and the private real estate funds that it controls. Operating expenses increased by $0.7 million, or 5.1%, to $15.4 million for the year ended December 31, 2012 from $14.7 million for the year ended December 31, 2011, primarily due to an increase in real estate taxes.

Depreciation and Amortization

Depreciation and amortization included in historical results is primarily attributable to Waterview. Depreciation and amortization decreased by $0.6 million, or 5.6%, to $10.1 million for the year ended December 31, 2012 from $10.7 million for the year ended December 31, 2011. This decrease was primarily due to a reduction in depreciation expense in 2012 from an adjustment to the tenant improvements and accumulated depreciation balances due to a refund received at Waterview.

General and Administrative

General and administrative increased by $2.8 million, or 11.0%, to $28.4 million for the year ended December 31, 2012 from $25.6 million for the year ended December 31, 2011. The 2012 amount includes approximately $2.1 million of expense related to the increased value of the marketable securities underlying deferred compensation plan obligations while the 2011 amount was reduced by approximately $1.0 million for losses attributable to such plan obligations. These amounts directly correspond to an increase in 2012 and a decrease in 2011 in interest and other income relating to the increased value of investments we own corresponding to participants’ investment elections under this plan. General and administrative expenses, net of these amounts, decreased by $0.3 million, or 1.1%, to $26.3 million in 2012 from $26.6 million in 2011.

Profit Sharing Compensation

Profit sharing compensation decreased by $60.8 million, or 77.6%, to $17.6 million for the year ended December 31, 2012 from $78.4 million for the year ended December 31, 2011. The decrease from the prior year is due to significant profit sharing compensation paid in the year ended December 31, 2011 related to the purchase and subsequent sale of two joint venture interests in 1633 Broadway.

Other Expenses

Other expenses increased by $1.3 million, or 23.7%, to $6.6 million for the year ended December 31, 2012 from $5.3 million for the year ended December 31, 2011. This increase was primarily due to increased costs associated with the formation of and capital raising for private equity real estate funds in 2012.

Income from Partially Owned Entities

Income from partially owned entities is primarily comprised of income from equity investments in 1325 Avenue of the Americas, 712 Fifth Avenue and 900 Third Avenue. We have included a detailed discussion of the results of operations of these properties, together with our other properties, under “—Results of Operations—Paramount Predecessor Property-Level Performance.” Income from partially owned entities decreased by $1.6 million, or 29.3%, to $3.9 million for the year ended December 31, 2012 from $5.5 million for the year ended December 31, 2011. This decrease was primarily due to a $3.2 million decrease attributable to our investment in 1325 Avenue of the Americas, partially offset by a $1.1 million increase attributable to our investment in 900 Third Avenue. The reduction attributable to our investment in 1325 Avenue of the Americas is primarily due to a reduction in net income as the building went through a releasing period after the expiration of various leases. The increase attributable to our investment in 900 Third Avenue is primarily due to an increase in the amount of distributions that we received from the property in 2012. See Note 4 of Paramount Predecessor’s historical combined consolidated financial statements.

Unrealized Gain (Loss) on Interest Rate Swaps

Unrealized gain (loss) on interest rate swaps increased by $7.3 million to $7.0 million for the year ended December 31, 2012 from a loss of $0.3 million for the year ended December 31, 2011. This increase was primarily attributable to a decrease in the length of remaining terms of the various swap instruments and an increase in the interest rate indexes to which rates are tied.

Interest and Other Income

Interest and other income increased by $2.5 million, or 134.8%, to $4.4 million for the year ended December 31, 2012 from $1.9 million for the year ended December 31, 2011, primarily due to increases in interest rates and to a $3.1 million increase in the value of the marketable securities underlying deferred compensation plan obligations, which corresponded to the increase in general and administrative expense relating to these plan obligations.

Interest Expense

Interest expense increased by $2.8 million, or 8.2%, to $37.3 million, for the year ended December 31, 2012 from $34.5 million for the year ended December 31, 2011. This increase is primarily due to the fact that we issued and began recognizing interest on the preferred equity in July 2011. Accordingly, interest expenses in 2011 reflect a partial year of preferred equity interest while interest expense in 2012 reflects a full year.

Provision for Income Taxes

Provision for income taxes decreased by $36.0 million, or 83.7%, to $7.0 million for the year ended December 31, 2012 from $43.0 million for the year ended December 31, 2011. In 2011, we recognized a $91.2 million gain on sale of a 49% interest in 1633 Broadway. A comparable transaction was not realized in 2012.

Results of Operations—Paramount Predecessor Property-Level Performance

As noted above, our private real estate funds’ investments in the nine properties that will be contributed to us by these funds in connection with the formation transactions are reflected on Paramount Predecessor’s combined consolidated balance sheets at fair value as opposed to historical cost, less accumulated depreciation and impairments, if any. In addition, Paramount Predecessor’s combined consolidated statements of income do not reflect revenues and other income or operating and other expenses from these properties. Instead, these statements of income reflect the change in fair value of these properties, whether realized or unrealized, and distributions received by these funds from their investments in these properties. The nine properties are as follows:

•	1633 Broadway, New York, NY

•	900 Third Avenue, New York, NY

•	31 West 52nd Street, New York, NY

•	1301 Avenue of the Americas, New York, NY

•	One Market Plaza, San Francisco, CA

•	Liberty Place, Washington, D.C.

•	1899 Pennsylvania Avenue, Washington, D.C.

•	2099 Pennsylvania Avenue, Washington, D.C.

•	425 Eye Street, Washington, D.C.

Upon the consummation of the formation transactions, Waterview and Paramount Predecessor’s interests in 1325 Avenue of Americas, 712 Fifth Avenue and 900 Third Avenue will also be contributed to us. The results of Waterview are included in Paramount Predecessor’s historical combined consolidated financial statements using consolidated historical cost accounting, and the results of 1325 Avenue of Americas, 712 Fifth Avenue and a portion of our interest in 900 Third Avenue are included in Paramount Predecessor’s historical combined consolidated financial statements using the equity method of historical cost accounting. Additionally, as part of the formation transactions, we will also acquire the interests of certain unaffiliated third parties in 1633 Broadway, 31 West 52nd Street and 1301 Avenue of the Americas. Following the formation transactions, all of the contributed properties, or the Paramount Predecessor Properties, will be accounted for using consolidated historical cost accounting, with the exception of 712 Fifth Avenue, which will be reflected in our financial statements using the equity method of historical cost accounting.

In order to provide investors with more meaningful information regarding Paramount Predecessor’s historical results of operations, the following supplemental tables in this section summarize the combined historical property-level results of operations of the Paramount Predecessor Properties for the nine months ended September 30, 2014 and 2013 and for the years ended December 31, 2013, 2012 and 2011 based on financial information included in Paramount Predecessor’s combined consolidated financial statements and Notes 3 and 4 thereto. This information does not purport to represent Paramount Predecessor’s historical combined consolidated financial information and it is not necessarily indicative of our future results of operations. For example, we will not own 100% of all of the Paramount Predecessor Properties or consolidate the results of operations of all of these properties (as noted above under “—Overview—Formation Transactions”) and, as a result, our results of operations going forward will differ from the property-level financial information shown below. However, in light of the significant differences that will exist between our future financial information and Paramount Predecessor’s historical combined consolidated financial information and the fact that we will account for our investment in one property using the equity method of historical cost accounting, we believe that this presentation will be useful to investors in understanding the historical performance of our properties on a property-level basis.

Paramount Predecessor Property-Level Results of Operations for the Nine Months Ended September 30, 2014 and 2013

The tables below present the historical results of operations for each of the Paramount Predecessor Properties (dollar amounts in thousands) for 100% of the property. The Paramount Predecessor Properties have been grouped by those properties which will be accounted for using the consolidated historical cost accounting following the formation transactions and those Paramount Predecessor Properties that will be reflected in our financial statements using the equity method of historical cost accounting following the formation transactions.

	For the nine months ended September 30, 2014
	1633 Broadway	900 Third Avenue	31 West 52nd Street	1301 Ave. of the Americas	One Market Plaza(2)	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street	Waterview	1325 Ave. of the Americas	Total Consolidated Portfolio	712 Fifth Avenue(1)	Total Portfolio
Revenues
Rental income	$112,075	$26,472	$56,106	$83,866	$53,678	$5,198	$6,071	$127	$7,939	$23,229	$27,561	$402,322	$34,609	$436,931
Tenant reimbursement income	10,580	2,314	4,090	6,922	1,007	1,659	3,069	5	1,041	1,266	3,765	35,718	3,385	39,103
Other income	2,438	810	3,104	2,527	1,755	39	101	19	—	99	1,278	12,170	888	13,058

Total Revenues	125,093	29,596	63,300	93,315	56,440	6,896	9,241	151	8,980	24,594	32,604	450,210	38,882	489,092

Building operating expenses	42,320	12,332	17,941	38,801	21,005	3,329	3,908	3,454	4,319	6,796	16,596	170,801	15,747	186,548
Related party management fees	2,253	787	1,008	1,264	578	186	209	21	275	618	1,182	8,381	1,431	9,812

Operating expenses	44,573	13,119	18,949	40,065	21,583	3,515	4,117	3,475	4,594	7,414	17,778	179,182	17,178	196,360
Depreciation and amortization	8,801	5,049	19,960	30,897	26,095	—	2,921	—	4,193	7,822	6,447	112,185	8,268	120,453
General and administrative	33	37	59	96	463	12	13	739	84	142	130	1,808	100	1,908

Total Expenses	53,407	18,205	38,968	71,058	48,141	3,527	7,051	4,214	8,871	15,378	24,355	293,175	25,546	318,721

Operating Income	71,686	11,391	24,332	22,257	8,299	3,369	2,190	(4,063)	109	9,216	8,249	157,035	13,336	170,371

Unrealized gain on interest rate swaps	23,891	5,768	8,549	10,566	21,209	—	—	—	—	—	—	69,983	5,337	75,320
Interest expense	(38,630)	(11,088)	(16,691)	(46,248)	(40,309)	(2,835)	(3,386)	(3,697)	(3,797)	(9,315)	(8,362)	(184,358)	(10.936)	(195,294)
Unrealized depreciation on investment in real estate	—	—	—	—	—	(506)	—	(535)	—	—	—	(1,041)	—	(1,041)

Net income before taxes	56,947	6,071	16,190	(13,425)	(10,801)	28	(1,196)	(8,295)	(3,688)	(99)	(113)	41,619	7,737	49,356
Benefit (provision) for income taxes	—	—	—	—	—	(4)	279	—	(2,294)	—	—	(2,019)	—	(2,019)

Net Income (loss)	56,947	6,071	16,190	(13,425)	(10,801)	24	(917)	(8,295)	(5,982)	(99)	(113)	39,600	7,737	47,337

Adjustments:
Straight-line rent	(11,224)	1,068	(101)	(10,402)	(1,201)	—	(331)	—	1,890	135	(1,957)	(22,123)	(875)	(22,998)
Amortization of intangible lease assets and liabilities	—	—	(16,214)	(11,774)	(1,371)	—	(530)	—	—	—	—	(29,889)	—	(29,889)
Related party management fees	2,253	787	1,008	1,264	578	186	209	21	275	618	1,182	8,381	1,431	9,812
Depreciation and amortization	8,801	5,049	19,960	30,897	26,095	—	2,921	—	4,193	7,822	6,447	112,185	8,268	120,453
General and administrative	33	37	59	96	463	12	13	739	84	142	130	1,808	100	1,908
Unrealized gain on interest rate swaps	(23,891)	(5,768)	(8,549)	(10,566)	(21,209)	—	—	—	—	—	—	(69,983)	(5,337)	(75,320)
Interest expense	38,630	11,088	16,691	46,248	40,309	2,835	3,386	3,697	3,797	9,315	8,362	184,358	10,936	195,294
Unrealized depreciation on investment in real estate	—	—	—	—	—	506	—	535	—	—	—	1,041	—	1,041
Benefit (provision) for income taxes	—	—	—	—	—	4	(279)	—	2,294	—	—	2,019	—	2,019

Total Adjustments	14,602	12,261	12,854	45,763	43,664	3,543	5,389	4,992	12,533	18,032	14,164	187,797	14,523	202,320

Cash NOI	$71,549	$18,332	$29,044	$32,338	$32,863	$3,567	$4,472	$(3,303)	$6,551	$17,933	$14,051	$227,397	$22,260	$249,657

Pro Forma Ownership	100.0%	100.0%	64.2%	100.0%	49.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		50.0%

(1)	Represents properties which will be reflected in our financial statements using the equity method of historical cost accounting following the formation transactions.
(2)	In contrast to the Paramount Predecessor, the operations of 75 Howard were removed due to its sale to RDF on March 14, 2014. Net loss and Cash NOI of 75 Howard for the nine months ended September 30, 2014 were $(567) and, $1,749, respectively.

	For the nine months ended September 30, 2013
	1633 Broadway	900 Third Avenue	31 West 52nd Street	1301 Ave. of the Americas	One Market Plaza(2)	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street	Waterview	1325 Ave. of the Americas	Total Consolidated Portfolio	712 Fifth Avenue(1)	Total Portfolio
Revenues
Rental income	$97,913	$24,951	$57,013	$74,042	$57,958	$6,359	$7,481	$467	$7,599	$22,759	$24,398	$380,940	$30,172	$411,112
Tenant reimbursement income	11,160	2,067	3,510	7,692	1,259	1,864	3,731	5	11	1,268	3,670	36,237	3,277	39,514
Other income	1,902	513	1,024	1,899	2,741	67	130	51	751	19	944	10,041	1,187	11,228

Total Revenues	110,975	27,531	61,547	83,633	61,958	8,290	11,342	523	8,361	24,046	29,012	427,218	34,636	461,854

Building operating expenses	41,508	12,072	17,081	38,600	20,907	3,167	4,896	3,334	3,997	6,778	16,539	168,879	15,268	184,147
Related party management fees	2,138	720	960	1,235	605	208	256	12	269	604	1,048	8,055	1,266	9,321

Operating expenses	43,646	12,792	18,041	39,835	21,512	3,375	5,152	3,346	4,266	7,382	17,587	176,934	16,534	193,468
Depreciation and amortization	8,390	4,762	17,174	28,093	27,888	—	3,156	—	4,120	7,828	5,873	107,284	7,507	114,791
General and administrative	57	10	23	45	106	8	8	8	17	131	118	531	84	615

Total Expenses	52,093	17,564	35,238	67,973	49,506	3,383	8,316	3,354	8,403	15,341	23,578	284,749	24,125	308,874

Operating Income	58,882	9,967	26,309	15,660	12,452	4,907	3,026	(2,831)	(42)	8,705	5,434	142,469	10,511	152,980

Unrealized gain on interest rate swaps	27,240	7,769	12,468	17,846	28,664	—	—	1,101	427	—	—	95,515	7,869	103,384
Interest expense	(39,475)	(11,130)	(16,680)	(52,735)	(39,467)	(2,835)	(2,229)	(3,281)	(4,381)	(9,315)	(8,363)	(189,891)	(10,828)	(200,719)
Unrealized (depreciation) appreciation on investment in real estate	—	—	—	—	—	(2,638)	—	3,363	—	—	—	725	—	725

Net income before taxes	46,647	6,606	22,097	(19,229)	1,649	(566)	797	(1,648)	(3,996)	(610)	(2,929)	48,818	7,552	56,370
Benefit (provision) for income taxes	—	—	—	—	—	55	(40)	(1)	1,869	—	—	1,883	—	1,883

Net Income (loss)	46,647	6,606	22,097	(19,229)	1,649	(511)	757	(1,649)	(2,127)	(610)	(2,929)	50,701	7,552	58,253

Adjustments:
Straight-line rent	(2,773)	17	(2,522)	(13,565)	(1,537)	—	(416)	—	(3,281)	130	424	(23,523)	(3,962)	(27,485)
Amortization of intangible lease assets and liabilities	—	—	(17,771)	(14,151)	(2,473)	—	(654)	—	—	—	—	(35,049)	—	(35,049)
Related party management fees	2,138	720	960	1,235	605	208	256	12	269	604	1,048	8,055	1,266	9,321
Depreciation and amortization	8,390	4,762	17,174	28,093	27,888	—	3,156	—	4,120	7,828	5,873	107,284	7,507	114,791
General and administrative	57	10	23	45	106	8	8	8	17	131	118	531	84	615
Unrealized gain on interest rate swaps	(27,240)	(7,769)	(12,468)	(17,846)	(28,664)	—	—	(1,101)	(427)	—	—	(95,515)	(7,869)	(103,384)
Interest expense	39,475	11,130	16,680	52,735	39,467	2,835	2,229	3,281	4,381	9,315	8,363	189,891	10,828	200,719
Unrealized depreciation (appreciation) on investment in real estate	—	—	—	—	—	2,638	—	(3,363)	—	—	—	(725)	—	(725)
(Benefit) provision for income taxes	—	—	—	—	—	(55)	40	1	(1,869)	—	—	(1,883)	—	(1,883)

Total Adjustments	20,047	8,870	2,076	36,546	35,392	5,634	4,619	(1,162)	3,210	18,008	15,826	149,066	7,854	156,920

Cash NOI	$66,694	$15,476	$24,173	$17,317	$37,041	$5,123	$5,376	$(2,811)	$1,083	$17,398	$12,897	$199,767	$15,406	$215,173

Pro Forma Ownership	100.0%	100.0%	64.2%	100.0%	49.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		50.0%

(1)	Represents properties which will be reflected in our financial statements using the equity method of historical cost accounting following the formation transactions.
(2)	In contrast to the Paramount Predecessor, the operations of 75 Howard were removed due to its sale to RDF on March 14, 2014. Net loss and Cash NOI of 75 Howard for the nine months ended September 30, 2013 were $(346) and, $2,237, respectively.

Paramount Predecessor Property-Level Results of Operations for the Years Ended December 31, 2013, December 31, 2012 and December 31, 2011

The tables below present the historical results of operations for each of the Paramount Predecessor Properties (dollar amounts in thousands) for 100% of the property. The Paramount Predecessor Properties have been grouped by those properties which will be accounted for using the consolidated historical cost accounting following the formation transactions and those Paramount Predecessor Properties that will be reflected in our financial statements using the equity method of historical cost accounting following the formation transactions.

	For the year ended December 31, 2013
	1633 Broadway	900 Third Avenue	31 West 52nd Street	1301 Ave. of the Americas	One Market Plaza(2)	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street	Waterview	1325 Ave. of the Americas	Total Consolidated Portfolio	712 Fifth Avenue(1)	Total Portfolio
Revenues
Rental income	$130,590	$33,601	$77,257	$97,576	$77,265	$8,421	$9,686	$432	$10,167	$30,406	$33,397	$508,798	$41,166	$549,964
Tenant reimbursement income	13,538	3,036	5,100	9,693	1,707	2,528	4,807	74	4	1,821	5,186	47,494	4,311	51,805
Other income	2,994	732	1,154	2,598	3,521	82	153	58	801	22	1,203	13,318	1,785	15,103

Total Revenues	147,122	37,369	83,511	109,867	82,493	11,031	14,646	564	10,972	32,249	39,786	569,610	47,262	616,872

Building operating expenses	54,867	16,150	22,905	51,247	28,642	4,286	5,066	4,531	5,448	9,128	22,233	224,503	20,579	245,082
Related party management fees	2,870	980	1,295	1,646	832	275	330	13	354	810	1,434	10,839	1,727	12,566

Operating expenses	57,737	17,130	24,200	52,893	29,474	4,561	5,396	4,544	5,802	9,938	23,667	235,342	22,306	257,648
Depreciation and amortization	11,187	6,349	22,688	37,075	36,721	—	4,139	—	5,502	10,436	7,830	141,927	10,009	151,936
General and administrative	251	156	130	214	229	63	69	66	75	181	238	1,672	194	1,866

Total Expenses	69,175	23,635	47,018	90,182	66,424	4,624	9,604	4,610	11,379	20,555	31,735	378,941	32,509	411,450

Operating Income	77,947	13,734	36,493	19,685	16,069	6,407	5,042	(4,046)	(407)	11,694	8,051	190,669	14,753	205,422

Unrealized gain on interest rate swaps	34,711	9,985	15,993	21,275	36,378	—	—	1,101	427	—	—	119,870	10,031	129,901
Interest expense	(52,563)	(14,872)	(22,307)	(68,541)	(52,881)	(3,887)	(4,514)	(5,285)	(5,664)	(12,454)	(11,150)	(254,118)	(14,517)	(268,635)
Unrealized (depreciation) appreciation on investment in real estate	—	—	—	—	—	(2,066)	—	1,965	—	—	—	(101)	—	(101)

Net income before taxes	60,095	8,847	30,179	(27,581)	(434)	454	528	(6,265)	(5,644)	(760)	(3,099)	56,320	10,267	66,587
(Provision) benefit for income taxes	—	—	—	—	—	(45)	(54)	—	2,492	—	—	2,393	—	2,393

Net Income (loss)	60,095	8,847	30,179	(27,581)	(434)	409	474	(6,265)	(3,152)	(760)	(3,099)	58,713	10,267	68,980

Adjustments:
Straight-line rent	(3,255)	25	(3,368)	(11,761)	(3,099)	—	(562)	—	(2,677)	157	(95)	(24,635)	(4,978)	(29,613)
Amortization of intangible lease assets and liabilities	—	—	(23,695)	(18,867)	(3,298)	—	(872)	—	—	—	—	(46,732)	—	(46,732)
Related party management fees	2,870	980	1,295	1,646	832	275	330	13	354	810	1,434	10,839	1,727	12,566
Depreciation and amortization	11,187	6,349	22,688	37,075	36,721	—	4,139	—	5,502	10,436	7,830	141,927	10,009	151,936
General and administrative	251	156	130	214	229	63	69	66	75	181	238	1,672	194	1,866
Unrealized gain on interest rate swaps	(34,711)	(9,985)	(15,993)	(21,275)	(36,378)	—	—	(1,101)	(427)	—	—	(119,870)	(10,031)	(129,901)
Interest expense	52,563	14,872	22,307	68,541	52,881	3,887	4,514	5,285	5,664	12,454	11,150	254,118	14,517	268,635
Unrealized depreciation (appreciation) on investment in real estate	—	—	—	—	—	2,066	—	(1,965)	—	—	—	101	—	101
(Provision) benefit for income taxes	—	—	—	—	—	45	54	—	(2,492)	—	—	(2,393)	—	(2,393)

Total Adjustments	28,905	12,397	3,364	55,573	47,888	6,336	7,672	2,298	5,999	24,038	20,557	215,027	11,438	226,465

Cash NOI	$89,000	$21,244	$33,543	$27,992	$47,454	$6,745	$8,146	$(3,967)	$2,847	$23,278	$17,458	$273,740	$21,705	$295,445

Pro Forma Ownership	100.0%	100.0%	64.2%	100.0%	49.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		50.0%

(1)	Represents properties which will be reflected in our financial statements using the equity method of historical cost accounting following the formation transactions.
(2)	In contrast to the Paramount Predecessor, the operations of 75 Howard were removed due to its sale to RDF on March 14, 2014. Net loss and Cash NOI of 75 Howard for the year ended December 31, 2013 were $(508) and, $2,948, respectively.

	For the year ended December 31, 2012
	1633 Broadway	900 Third Avenue	31 West 52nd Street	1301 Ave. of the Americas	One Market Plaza(2)	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street	Waterview	1325 Ave. of the Americas	Total Consolidated Portfolio	712 Fifth Avenue(1)	Total Portfolio
Revenues
Rental income	$123,508	$31,689	$77,767	$229,943	$75,994	$8,536	$10,502	$5,669	$9,606	$29,773	$32,331	$635,318	$35,638	$670,956
Tenant reimbursement income	15,592	2,711	3,354	14,133	1,839	2,624	5,347	3,702	—	1,543	8,332	59,177	4,453	63,630
Other income	3,576	590	4,883	2,677	2,517	92	195	442	97	42	1,897	17,008	1,429	18,437

Total Revenues	142,676	34,990	86,004	246,753	80,350	11,252	16,044	9,813	9,703	31,358	42,560	711,503	41,520	753,023

Building operating expenses	54,859	15,950	22,498	51,602	28,593	4,316	5,142	4,647	4,319	8,993	21,909	222,828	19,797	242,625
Related party management fees	2,726	900	1,215	1,607	719	282	358	235	321	787	1,602	10,752	1,524	12,276

Operating expenses	57,585	16,850	23,713	53,209	29,312	4,598	5,500	4,882	4,640	9,780	23,511	233,580	21,321	254,901
Depreciation and amortization	11,815	5,835	22,980	55,162	36,551	—	4,296	—	5,425	9,969	7,377	159,410	8,091	167,501
General and administrative	207	144	141	3,687	251	67	64	75	100	194	231	5,161	197	5,358

Total Expenses	69,607	22,829	46,834	112,058	66,114	4,665	9,860	4,957	10,165	19,943	31,119	398,151	29,609	427,760

Operating Income	73,069	12,161	39,170	134,695	14,236	6,587	6,184	4,856	(462)	11,415	11,441	313,352	11,911	325,263

Unrealized gain on interest rate swaps	7,236	2,365	4,432	16,927	3,219	—	—	3,336	910	—	—	38,425	924	39,349
Interest expense	(55,435)	(16,492)	(25,207)	(69,928)	(54,731)	(3,887)	(4,514)	(9,168)	(6,726)	(12,487)	(11,150)	(269,725)	(14,571)	(284,296)
Unrealized depreciation on investment in real estate	—	—	—	—	—	(3,785)	—	(15,394)	—	—	—	(19,179)	—	(19,179)

Net income before taxes	24,870	(1,966)	18,395	81,694	(37,276)	(1,085)	1,670	(16,370)	(6,278)	(1,072)	291	62,873	(1,736)	61,137
Benefit (provision) for income taxes	—	—	—	—	—	104	(163)	(1)	2,394	—	—	2,334	—	2,334

Net Income (loss)	24,870	(1,966)	18,395	81,694	(37,276)	(981)	1,507	(16,371)	(3,884)	(1,072)	291	65,207	(1,736)	63,471

Adjustments:
Straight-line rent	(6,860)	(6)	(1,898)	3,281	(3,805)	—	(739)	—	(2,349)	169	2,725	(9,482)	428	(9,054)
Amortization of intangible lease assets and liabilities	—	—	(27,851)	(145,526)	(5,850)	—	(951)	—	—	—	—	(180,178)	—	(180,178)
Related party management fees	2,726	900	1,215	1,607	719	282	358	235	321	787	1,602	10,752	1,524	12,276
Depreciation and amortization	11,815	5,835	22,980	55,162	36,551	—	4,296	—	5,425	9,969	7,377	159,410	8,091	167,501
General and administrative	207	144	141	3,687	251	67	64	75	100	194	231	5,161	197	5,358
Unrealized gain on interest rate swaps	(7,236)	(2,365)	(4,432)	(16,927)	(3,219)	—	—	(3,336)	(910)	—	—	(38,425)	(924)	(39,349)
Interest expense	55,435	16,492	25,207	69,928	54,731	3,887	4,514	9,168	6,726	12,487	11,150	269,725	14,571	284,296
Unrealized depreciation on investment in real estate	—	—	—	—	—	3,785	—	15,394	—	—	—	19,179	—	19,179
(Benefit) provision for income taxes	—	—	—	—	—	(104)	163	1	(2,394)	—	—	(2,334)	—	(2,334)

Total Adjustments	56,087	21,000	15,362	(28,788)	79,378	7,917	7,705	21,537	6,919	23,606	23,085	233,808	23,887	257,695

Cash NOI	$80,957	$19,034	$33,757	$52,906	$42,102	$6,936	$9,212	$5,166	$3,035	$22,534	$23,376	$299,015	$22,151	$321,166

Pro Forma Ownership	100.0%	100.0%	64.2%	100.0%	49.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		50.0%

(1)	Represents properties which will be reflected in our financial statements using the equity method of historical cost accounting following the formation transactions.
(2)	In contrast to the Paramount Predecessor, the operations of 75 Howard were removed due to its sale to RDF on March 14, 2014. Net loss and Cash NOI of 75 Howard for the year ended December 31, 2012 were $486 and, $2,873, respectively.

	For the year ended December 31, 2011
	1633 Broadway	900 Third Avenue	31 West 52nd Street	1301 Ave. of the Americas	One Market Plaza(2)	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street	Waterview	1325 Ave. of the Americas	Total Consolidated Portfolio	712 Fifth Avenue(1)	Total Portfolio
Revenues
Rental income	$116,552	$32,449	$71,049	$141,335	$72,811	$4,256	$10,453	$—	$5,186	$29,187	$35,865	$519,143	$40,996	$560,139
Tenant reimbursement income	16,077	2,892	2,973	17,244	2,971	1,043	4,788	—	—	1,004	8,132	57,124	5,093	62,217
Other income	3,129	862	1,863	2,975	6,149	52	200	—	2,270	182	4,179	21,861	2,248	24,109

Total Revenues	135,758	36,203	75,885	161,554	81,931	5,351	15,441	—	7,456	30,373	48,176	598,128	48,337	646,465

Building operating expenses	55,043	15,722	21,590	50,697	29,788	1,995	4,574	—	4,311	8,409	21,239	213,368	19,598	232,966
Related party management fees	2,912	919	1,178	1,821	715	134	339	—	233	764	1,737	10,752	1,723	12,475

Operating expenses	57,955	16,641	22,768	52,518	30,503	2,129	4,913	—	4,544	9,173	22,976	224,120	21,321	245,441
Depreciation and amortization	10,035	5,514	21,452	38,837	35,793	—	4,194	—	4,743	10,501	8,568	139,637	8,312	147,949
General and administrative	166	97	55	223	115	62	47		105	171	225	1,266	179	1,445

Total Expenses	68,156	22,252	44,275	91,578	66,411	2,191	9,154	—	9,392	19,845	31,769	365,023	29,812	394,835

Operating Income	67,602	13,951	31,610	69,976	15,520	3,160	6,287	—	(1,936)	10,528	16,407	233,105	18,525	251,630

Unrealized gain (loss) on interest rate swaps	(29,990)	(11,093)	(15,094)	(98)	(33,268)	—	—	—	494	—	746	(88,303)	(10,073)	(98,376)
Interest expense	(54,463)	(16,586)	(25,205)	(69,026)	(55,075)	(2,038)	(4,515)	—	(6,537)	(12,454)	(10,499)	(256,398)	(14,592)	(270,990)
Unrealized appreciation on investment in real estate	—	—	—	—	—	6,490	—	—	—	—	—	6,490	—	6,490

Net income before taxes	(16,851)	(13,728)	(8,689)	852	(72,823)	7,612	1,772	—	(7,979)	(1,926)	6,654	(105,106)	(6,140)	(111,246)
Provision for income taxes	—	—	—	—	—	(759)	(180)	—	—	—	—	(939)	—	(939)

Net Income (loss)	(16,851)	(13,728)	(8,689)	852	(72,823)	6,853	1,592	—	(7,979)	(1,926)	6,654	(106,045)	(6,140)	(112,185)

Adjustments:
Straight-line rent	(1,894)	(606)	(2,841)	(1,397)	(1,064)	—	(937)	—	—	(14)	565	(8,188)	(254)	(8,442)
Amortization of intangible lease assets and liabilities	—	—	(20,759)	(39,469)	(7,787)	—	(899)	—	—	—	—	(68,914)	—	(68,914)
Related party management fees	2,912	919	1,178	1,821	715	134	339	—	233	764	1,737	10,752	1,723	12,475
Depreciation and amortization	10,035	5,514	21,452	38,837	35,793	—	4,194	—	4,743	10,501	8,568	139,637	8,312	147,949
General and administrative	166	97	55	223	115	62	47		105	171	225	1,266	179	1,445
Unrealized gain on interest rate swaps	29,990	11,093	15,094	98	33,268	—	—	—	(494)	—	(746)	88,303	10,073	98,376
Interest expense	54,463	16,586	25,205	69,026	55,075	2,038	4,515	—	6,537	12,454	10,499	256,398	14,592	270,990
Unrealized appreciation on investment in real estate	—	—	—	—	—	(6,490)	—	—	—	—	—	(6,490)	—	(6,490)
Provision for income taxes	—	—	—	—	—	759	180	—	—	—	—	939	—	939

Total Adjustments	95,672	33,603	39,384	69,139	116,115	(3,497)	7,439	—	11,124	23,876	20,848	413,703	34,625	448,328

Cash NOI	$78,821	$19,875	$30,695	$69,991	$43,292	$3,356	$9,031	$—	$3,145	$21,950	$27,502	$307,658	$28,485	$336,143

Pro Forma Ownership	100.0%	100.0%	64.2%	100.0%	49.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%		50.0%

(1)	Represents properties which will be reflected in our financial statements using the equity method of historical cost accounting following the formation transactions.
(2)	In contrast to the Paramount Predecessor, the operations of 75 Howard were removed due to its sale to RDF on March 14, 2014. Net loss and Cash NOI of 75 Howard for the year ended December 31, 2011 were $(672) and, $3,028, respectively.

Comparison of Results of Operations for the Nine Months Ended September 30, 2014 and 2013

The table below summarizes the combined historical results of operations for the Paramount Predecessor Properties for the nine months ended September 30, 2014 and 2013 (dollar amounts in thousands).

	Nine Months Ended September 30,
	2014	2013	Change	% Change
Revenues
Rental income	$436,931	$411,112	$25,819	6.3%
Tenant reimbursement income	39,103	39,514	(411)	(1.0%)
Other income	13,058	11,228	1,830	16.3%

Total revenues	489,092	461,854	27,238	5.9%

Building operating expenses	186,548	184,147	2,401	1.3%
Related party management fees	9,812	9,321	491	5.3%

Operating expenses	196,360	193,468	2,892	1.5%
Depreciation and amortization	120,453	114,791	5,662	4.9%
General and administrative	1,908	615	1,293	210.2%

Total expenses	318,721	308,874	9,847	3.2%

Operating income	170,371	152,980	17,391	11.4%
Unrealized gain on interest rate swaps	75,320	103,384	(28,064)	(27.1%)
Interest expense	(195,294)	(200,719)	5,425	(2.7%)
Unrealized (depreciation) appreciation on investment in real estate	(1,041)	725	(1,766)	(243.6%)

Net income before income taxes	49,356	56,370	(7,014)	(12.4%)
(Provision) benefit for income taxes	(2,019)	1,883	(3,902)	(207.2%)

Net income	47,337	58,253	(10,916)	(18.7%)

Adjustments to arrive at Cash NOI:
Straight-line rent	(22,998)	(27,485)	4,487	(16.3%)
Amortization of above-and below-market leases, net	(29,889)	(35,049)	5,160	(14.7%)
Related party management fees	9,812	9,321	491	5.3%
Depreciation and amortization	120,453	114,791	5,662	4.9%
General and administrative	1,908	615	1,293	210.2%
Unrealized gain on interest rate swaps	(75,320)	(103,384)	28,064	(27.1%)
Interest expense	195,294	200,719	(5,425)	(2.7%)
Unrealized depreciation (appreciation) on investment in real estate	1,041	(725)	1,766	(243.6%)
Provision (benefit) for income taxes	2,019	(1,883)	3,902	(207.2%)

Cash NOI (1)	$249,657	$215,173	$34,484	16.0%

Same Property Cash NOI (2)	$249,657	$215,173	$34,484	16.0%
Non-Same Property Cash NOI (2)	$—	$—	$—	0.0%

(1)	For a definition and reconciliation of Cash Net Operating Income, or Cash NOI, and a statement disclosing the reasons why our management believes that presentation of Cash NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses Cash NOI, see “—Non-GAAP Financial Measures—Cash Net Operating Income.”
(2)	The same property amounts include the Paramount Predecessor Properties acquired or placed in service by Paramount Predecessor prior to January 1, 2013 and owned and in service through September 30, 2014.

Rental Income

Rental income increased by $25.8 million, or 6.3%, to $436.9 million for the nine months ended September 30, 2014 from $411.1 million for the nine months ended September 30, 2013. This was primarily due to increases in rental income at 1633 Broadway, 712 Fifth Avenue, 1301 Avenue of the Americas and 1325 Avenue of the Americas due to improved leasing conditions, partially offset by decreases at 1899 Pennsylvania Avenue and One Market Plaza due to routine tenant rollover.

Tenant Reimbursement Income

Tenant reimbursement income decreased by $0.4 million, or 1.0%, to $39.1 million for the nine months ended September 30, 2014 from $39.5 million for the nine months ended September 30, 2013. This was due primarily to the establishment of new base year amounts upon which future expense increases and reimbursement will be calculated in conjunction with leasing activity at 1633 Broadway.

Other Income

Other income increased by $1.8 million, or 16.3%, to $13.0 million for the nine months ended September 30, 2014 from $11.2 million for the nine months ended September 30, 2013. This increase was primarily due to an increase in payments from tenants for variable income items such as after hour heating and cooling, freight elevator services and similar expenses.

Operating Expenses

Operating expenses increased by $2.9 million, or 1.5%, to $196.4 million for the nine months ended September 30, 2014 from $193.5 million for the nine months ended September 30, 2013. This increase was primarily due to increases in real estate taxes, utility, cleaning, and repair and maintenance costs.

Depreciation and Amortization

Depreciation and amortization increased by $5.7 million, or 4.9%, to $120.5 million for the nine months ended September 30, 2014 from $114.8 million for the nine months ended September 30, 2013. The increase was primarily due to higher depreciation at 1301 Avenue of the Americas and 31 West 52nd Street.

General and Administrative

General and administrative increased by $1.3 million, or 210.2%, to $1.9 million for the nine months ended September 30, 2014 from $0.6 million for the nine months ended September 30, 2013. The increase was primarily due to costs associated with extending the mortgage loan at 2099 Pennsylvania Avenue.

Unrealized Gain on Interest Rate Swaps

Unrealized gain on interest rate swaps decreased by $28.1 million, or 27.1%, to $75.3 million for the nine months ended September 30, 2014 from $103.4 million for the nine months ended September 30, 2013. This decrease was primarily attributable to a decrease in the interest rate indexes to which rates are tied.

Interest Expense

Interest expense decreased by $5.4 million, or 2.7%, to $195.3 million for the nine months ended September 30, 2014 from $200.7 million for the nine months ended September 30, 2013. The decrease in the interest expense is primarily due to lower interest rates on floating rate debt.

Unrealized (Depreciation) Appreciation on Investment in Real Estate

Unrealized (depreciation) appreciation on investment in real estate relates to changes in the fair value of Liberty Place and 2099 Pennsylvania Avenue. The property level accounting for these two properties has been maintained on a fair value basis. In connection with the formation transactions, the accounting for these investments will change to historical cost.

The value of the real estate is impacted by a variety of factors including changes in existing and projected net operating incomes and cash flows, ongoing capital projects, leasing related expenditures, and changes in the key assumptions used in projecting likely prices achievable through third-party asset sales. These key assumptions, which vary from property to property, market to market and period to period, include indicators such as rental growth rates, leasing velocities and occupancy levels, as well as investment factors. Unrealized depreciation on investment in real estate was $1.0 million for the nine months ended September 30, 2014 reflecting a decline in value of $1.7 million, or 243.6%, compared to appreciation of $0.7 million for the nine months ended September 30, 2013.

(Provision) Benefit for Income Taxes

Provision for income taxes increased by $3.9 million, or 207.2%, to a provision of $2.0 million, for the nine months ended September 30, 2014 as compared to a benefit of $1.9 million for the nine months ended September 30, 2013.

Same Property Cash NOI

Same property Cash NOI increased by $34.5 million, or 16.0%, to $249.7 million for the nine months ended September 30, 2014 from $215.2 million for the nine months ended September 30, 2013. This increase was due to the changes in revenues and building operating expenses for all properties as described above, net of straight-line rent and amortization of above- and below-market leases.

Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

The table below summarizes the combined historical results of operations for the Paramount Predecessor Properties for the years ended December 31, 2013 and December 31, 2012 (dollar amounts in thousands).

	Year Ended December 31,
	2013	2012	Change	% Change
Revenues
Rental income	$549,964	$670,956	$(120,992)	(18.0%)
Tenant reimbursement income	51,805	63,630	(11,825)	(18.6%)
Other income	15,103	18,437	(3,334)	(18.1%)

Total revenues	616,872	753,023	(136,151)	(18.1%)

Building operating expenses	245,082	242,625	2,457	1.0%
Related party management fees	12,566	12,276	290	2.4%

Operating expenses	257,648	254,901	2,747	1.1%
Depreciation and amortization	151,936	167,501	(15,565)	(9.3%)
General and administrative	1,866	5,358	(3,492)	(65.2%)

Total expenses	411,450	427,760	(16,310)	(3.8%)

Operating income	205,422	325,263	(119,841)	(36.8%)

Unrealized gain on interest rate swaps	129,901	39,349	90,552	230.1%
Interest expense	(268,635)	(284,296)	15,661	(5.5%)
Unrealized depreciation on investment in real estate	(101)	(19,179)	19,078	(99.5%)

Net income before income taxes	66,587	61,137	5,450	8.9%
Benefit for income taxes	2,393	2,334	59	2.5%

Net Income	68,980	63,471	5,509	8.7%

Adjustments:
Straight-line rent	(29,613)	(9,054)	(20,559)	227.1%
Amortization of above-and below-market leases	(46,732)	(180,178)	133,446	(74.1%)
Related party management fees	12,566	12,276	290	2.4%
Depreciation and amortization	151,936	167,501	(15,565)	(9.3%)
General and administrative	1,866	5,358	(3,492)	(65.2%)
Unrealized gain on interest rate swaps	(129,901)	(39,349)	(90,552)	230.1%
Interest expense	268,635	284,296	(15,661)	(5.5%)
Unrealized depreciation on investment in real estate	101	19,179	(19,078)	(99.5%)
Benefit for income taxes	(2,393)	(2,334)	(59)	2.5%

Cash NOI (1)	$295,445	$321,166	$(25,721)	(8.0%)

Same Property Cash NOI (2)	$299,412	$316,000	$(16,588)	(5.2%)
Non-Same Property Cash NOI (2)	$(3,967)	$5,166	$(9,133)	(176.8%)

(1)	For a definition and reconciliation of Cash Net Operating Income, or Cash NOI, and a statement disclosing the reasons why our management believes that presentation of Cash NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses Cash NOI, see “—Non-GAAP Financial Measures—Cash Net Operating Income.”
(2)	The same property amounts include the Paramount Predecessor Properties acquired or placed in-service by Paramount Predecessor prior to January 1, 2012 and owned and in service through December 31, 2013, and as a result it excludes 2099 Pennsylvania Avenue which was acquired in January 2012. The non-same property amounts include only 2099 Pennsylvania Avenue.

Rental Income

Rental income from the total portfolio decreased by $121.0 million, or 18.0%, to $550.0 million for the year ended December 31, 2013 from $671.0 million for the year ended December 31, 2012. Excluding the impact of the Dewey and LeBoeuf LLP lease termination, as more fully described below, same property rental income increased by $2.2 million.

In order to gain control of the space, in May 2012, we terminated our lease with Dewey and LeBoeuf LLP, a tenant occupying approximately 406,000 square feet at 1301 Avenue of the Americas, prior to the tenant filing for bankruptcy. As a result of the termination, we recognized $108.3 million of non-cash income from the write-off of the straight-line rent receivable and the below-market lease liability on our balance sheet. Within two months of the lease termination, we executed a lease with a nationally recognized law firm for approximately half of the vacated space at rental rates approximately 32.0% higher than the previous rent, and we continue to progress with releasing the remainder of the space.

Tenant Reimbursement Income

Tenant reimbursement income decreased by $11.8 million, or 18.6%, to $51.8 million for the year ended December 31, 2013 from $63.6 million for the year ended December 31, 2012. This decrease was caused principally by the terminations of the Dewey & LeBoeuf LLP and 2099 Pennsylvania Avenue leases discussed above as well as the renewal of the large specialty convention space at 1325 Avenue of the Americas which established a new base year amount upon which future expense increases and reimbursements will be calculated.

Other Income

Other income decreased by $3.3 million, or 18.1%, to $15.1 million for the year ended December 31, 2013 from $18.4 million for the year ended December 31, 2012. This decrease was primarily due to a decrease in payments from tenants for variable income items such as after hour heating and cooling, freight elevator services and similar expenses.

Operating Expense

Operating expenses increased by $2.7 million, or 1.1%, to $257.6 million for the year ended December 31, 2013 from $254.9 million for the year ended December 31, 2012. This increase was primarily due to increases in real estate taxes which were partially offset by reductions in utility, cleaning and repairs and maintenance costs.

Depreciation and Amortization

Depreciation and amortization decreased by $15.6 million, or 9.3%, to $151.9 million for the year ended December 31, 2013 from $167.5 million for the year ended December 31, 2012. The decrease was primarily due to an increase in 2012 depreciation expense resulting from an adjustment to the tenant improvement and accumulated depreciation balances relating to the Dewey & LeBoeuf LLP lease discussed above. Such an adjustment did not recur in 2013.

General and Administrative

General and administrative decreased by $3.5 million, or 65.2%, to $1.9 million for the year ended December 31, 2013 from $5.4 million for the year ended December 31, 2012. The decrease in 2013 is primarily due to an increase in the bad debt reserve related to the Dewey & LeBoeuf LLP bankruptcy in 2012. This adjustment did not recur in 2013.

Unrealized Gain on Interest Rate Swaps

Unrealized gain on interest rate swaps increased by $90.6 million, or 230.1%, to $129.9 million for the year ended December 31, 2013 from $39.3 million for the year ended December 31, 2012. This increase was primarily attributable to a decrease in the length of remaining terms of the various swap instruments and an increase in the interest rate indexes to which rates are tied.

Interest Expense

Interest expense decreased by $15.7 million, or 5.5%, to $268.6 million for the year ended December 31, 2013 from $284.3 million for the year ended December 31, 2012. The decrease in the interest expense is primarily due to the maturity of fund swap contracts which were then converted to lower floating interest rates.

Unrealized Depreciation on Investment in Real Estate

Unrealized depreciation on investment in real estate relates to changes in the fair value of Liberty Place and 2099 Pennsylvania Avenue. The property level accounting for the investment in these two properties has been maintained on a fair value basis. In connection with the formation transactions, the accounting for these investments will change to historical cost. The value of the real estate is impacted by a variety of factors including changes in existing and projected net operating incomes and cash flows, ongoing capital projects, leasing related expenditures, and changes in the key assumptions used in projecting likely prices achievable through third-party asset sales. These key assumptions, which vary from property to property, market to market and period to period, include indicators such as rental growth rates, leasing velocities and occupancy levels, as well as investment factors.

Unrealized depreciation on investment in real estate declined by $19.1 million, or 99.5%, to $0.1 million for the year ended December 31, 2013 from $19.2 million for the year ended December 31, 2012. The value of 2099 Pennsylvania Avenue declined in 2012 primarily due to the expiration of the major tenant lease described above.

Benefit for Income Taxes

Benefit for income taxes remained relatively unchanged at $2.4 million for the year ended December 31, 2013 as compared to a benefit of $2.3 million for the year ended December 31, 2012.

Same Property Cash NOI

Same property Cash NOI is related to all our properties other than 2099 Pennsylvania Avenue. Same property Cash NOI decreased by $16.6 million, or 5.2%, to $299.4 million for the year ended December 31, 2013 from $316.0 million for the year ended December 31, 2012. Excluding the impact of 1301 Avenue of the Americas on the same property Cash NOI, due to the Dewey & LeBoeuf LLP lease termination, as more fully described above, and the effect of free rent from a large 2013 lease renewal, same property Cash NOI increased by $8.3 million, or 2.9%.

Non-Same Property Cash NOI

Non-same property Cash NOI, which solely related to 2099 Pennsylvania Avenue, decreased by $9.2 million to a loss of $4.0 million for the year ended December 31, 2013 from income of $5.2 million for the year ended December 31, 2012. The decrease was primarily due to the expiration in January 2013 of the lease for a majority of the space in the building. We are in the process of retenanting 2099 Pennsylvania Avenue and, as of December 31, 2013, had leased 59,133 square feet of the available space.

Comparison of Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

The table below summarizes the combined historical results of operations for the Paramount Predecessor Properties for the years ended December 31, 2012 and December 31, 2011 (dollar amounts in thousands).

	Year Ended December 31,
	2012	2011	Change	% Change
Revenues
Rental income	$670,956	$560,139	$110,817	19.8%
Tenant reimbursement income	63,630	62,217	1,413	2.3%
Other income	18,437	24,109	(5,672)	(23.5%	)

Total revenues	753,023	646,465	106,558	16.5%

Building operating expenses	242,625	232,966	9,659	4.1%
Related party management fees	12,276	12,475	(199)	(1.6%	)

Operating Expenses	254,901	245,441	9,460	3.9%
Depreciation and amortization	167,501	147,949	19,552	13.2%
General and administrative	5,358	1,445	3,913	270.8%

Total expenses	427,760	394,835	32,925	8.3%

Operating income	325,263	251,630	73,633	29.3%
Unrealized gain (loss) on interest rate swaps	39,349	(98,376)	137,725	140.0%
Interest expense	(284,296)	(270,990)	(13,306)	4.9%
Unrealized (depreciation) appreciation on investment in real estate	(19,179)	6,490	(25,669)	(395.5%	)

Net income (loss) before income taxes	61,137	(111,246)	172,383	(155.0%	)
Benefit (provision) for income taxes	2,334	(939)	3,273	(348.6%	)

Net income (loss)	63,471	(112,185)	175,656	(156.6%	)
Adjustments:
Straight-line rent	(9,054)	(8,442)	(612)	7.2%
Amortization of above-and-below market leases	(180,178)	(68,914)	(111,264)	161.5%
Related party management fees	12,276	12,475	(199)	(1.6%	)
Depreciation and amortization	167,501	147,949	19,552	13.2%
General and administrative	5,358	1,445	3,913	270.8%
Unrealized gain on interest rate swaps	(39,349)	98,376	(137,725)	(140.0%	)
Interest expense	284,296	270,990	13,306	4.9%
Unrealized depreciation (appreciation) on investment in real estate	19,179	(6,490)	25,669	(395.5%	)
(Benefit) provision for income taxes	(2,334)	939	(3,273)	(348.6%	)

Cash NOI (1)	$321,166	$336,143	$(14,977)	(4.5%	)

Same Property Cash NOI (2)	$309,064	$332,787	$(23,723)	(7.1%	)
Non-Same Property Cash NOI (2)	$12,102	$3,356	$8,746	260.6%

(1)	For a definition and reconciliation of Cash NOI and a statement disclosing the reasons why our management believes that presentation of Cash NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses Cash NOI, see “—Non-GAAP Financial Measures—Cash Net Operating Income.”
(2)	The same property portfolio includes ten properties acquired or placed in-service by Paramount Predecessor prior to January 1, 2011 and owned and in service through December 31, 2012, and as a result it excludes 2099 Pennsylvania Avenue, which was acquired in January 2012, and Liberty Place, which was acquired in June 2011. The non-same property amounts include 2099 Pennsylvania Avenue and Liberty Place.

Rental Income

Rental income from the total portfolio decreased by $110.9 million, or 19.8%, to $671.0 million for the year ended December 31, 2012 from $560.1 million for the year ended December 31, 2011. Excluding the impact of the Dewey and LeBoeuf LLP lease termination in May 2012, which resulted in additional non-cash income in 2012 compared to 2011 due to the write-off of the straight line rent receivable and below market lease liability on our balance sheet, same property rental income increased by $24.2 million. This increase resulted primarily from higher income from lease rollovers in our same property portfolio.

Tenant Reimbursement Income

Tenant reimbursement income increased by $1.4 million, or 2.3%, to $63.6 million for the year ended December 31, 2012 from $62.2 million for the year ended December 31, 2011. This increase is principally attributable to the acquisition of 2099 Pennsylvania Avenue which was partially offset by a decline at 1301 Avenue of the Americas due to the Dewey & LeBoeuf LLP lease termination discussed above.

Other Income

Other income decreased by $5.7 million, or 23.5%, to $18.4 million for the year ended December 31, 2012 from $24.1 million for the year ended December 31, 2011. This decrease was primarily due to a decrease in payments from tenants for variable income items such as after hour heating and cooling, freight elevator services and similar expenses.

Operating Expense

Operating expenses increased by $9.5 million, or 3.9%, to $254.9 million for the year ended December 31, 2012 from $245.4 million for the year ended December 31, 2011. This increase was primarily due to increases in real estate taxes which were partially offset by reductions in utility, cleaning, and repair and maintenance costs.

Depreciation and Amortization

Depreciation and amortization increased by $19.6 million, or 13.2%, to $167.5 million for the year ended December 31, 2012 from $147.9 million for the year ended December 31, 2011. The increase was primarily due to the write off in 2012 of tenant improvement and accumulated depreciation balances relating to the Dewey & LeBoeuf LLP lease discussed above. No such adjustment occurred in 2011.

General and Administrative

General and administrative increased by $4.0 million, or 270.8%, to $5.4 million for the year ended December 31, 2012 from $1.4 million for the year ended December 31, 2011. The increase is primarily due to costs arising from the Dewey & LeBoeuf LLP bankruptcy discussed above.

Unrealized Gain (Loss) on Interest Rate Swaps

Unrealized gain (loss) on interest rate swaps increased by $137.7 million, or 140.0%, to $39.3 million for the year ended December 31, 2012 from a loss of $98.4 million for the year ended December 31, 2011. This increase was primarily attributable to a decrease in the length of remaining terms of the various swap instruments and an increase in the interest rate indexes to which rates are tied.

Interest Expense

Interest expense increased by $13.3 million, or 4.9%, to $284.3 million for the year ended December 31, 2012 from $271.0 million for the year ended December 31, 2011. The increase in the interest expense is primarily attributable to the acquisition and related loan assumption of 2099 Pennsylvania Avenue. Additionally, 1633 Broadway and 31 West 52nd Street drew down on their leasing revolver facilities in 2011 and 2012 to pay leasing related costs and thereby increased their overall loan balances and interest expense.

Unrealized (Depreciation) Appreciation on Investment in Real Estate

Unrealized (depreciation) appreciation on investment in real estate declined by $25.7 million, or 395.5%, to depreciation of $19.2 million for the year ended December 31, 2012 from appreciation of $6.5 million for the year ended December 31, 2011. This change was primarily due to a decrease in the value of 2099 Pennsylvania Avenue due to the expiration of the major tenant lease described above as well as the write-off of acquisition costs of approximately $4.4 million.

Benefit (Provision) for Income Taxes

Benefit (provision) for income taxes increased $3.2 million, or 348.6%, to $2.3 million for the year ended December 31, 2012 from a provision of ($0.9) million for the year ended December 31, 2011.

Same Property Cash NOI

Same property Cash NOI is related to all our properties other than 2099 Pennsylvania Avenue and Liberty Place. Same property Cash NOI decreased by $23.7 million, or 7.1%, to $309.1 million for the year ended December 31, 2012 from $332.8 million for the year ended December 31, 2011. Excluding the impact of 1301 Avenue of the Americas due to the Dewey & LeBoeuf LLP lease termination, same property Cash NOI decreased by $6.6 million primarily due to lower occupancy at 1325 Avenue of the Americas and 712 Fifth Avenue.

Non-Same Property Cash NOI

Non-same property Cash NOI, which is solely related to 2099 Pennsylvania Avenue and Liberty Place, increased by $8.7 million, or 260.6%, to $12.1 million for the year ended December 31, 2012 from $3.4 million for the year ended December 31, 2011. The increase was primarily a result of the timing of the acquisitions of 2099 Pennsylvania Avenue and Liberty Place, which were acquired in January 2012 and June 2011, respectively.

Liquidity and Capital Resources

Our primary sources of liquidity for the next 12 months will be available cash balances, cash flow from operations, available borrowings under the lines of credit related to certain of our properties held in joint ventures, the $1.0 billion unsecured revolving credit facility that we expect to enter into in connection with this offering and net proceeds from this offering and the concurrent private placements. We expect that these sources will provide adequate liquidity for all anticipated needs including scheduled principal and interest on our outstanding indebtedness, existing and anticipated capital improvements, the costs of securing new and renewal leases, distributions to stockholders, and all other capital needs related to operating our business during this period. We anticipate that our long-term needs including debt maturity and the acquisition of additional properties will be funded by operating cash flow, mortgage re-financings or financings and the issuance of long-term debt or equity. We do not currently have any specific acquisition commitments.

Although we may be able to anticipate and plan for certain of our liquidity needs, unexpected increases in uses of cash that are beyond our control and which affect our financial condition and results of operations may arise, or our sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or required. Our properties require periodic investment for capital improvements and the costs of securing new and renewal leases.

Tangible Assets and Liabilities

The following table summarizes our pro forma tangible assets and liabilities and our pro rata share of our pro forma tangible assets and liabilities as of September 30, 2014 (dollars in thousands).

	As of September 30, 2014
	Pro Forma	Pro Forma Pro Rata
Cash and cash equivalents(1)	$156,712	$126,174
Restricted cash	87,835	66,731
Marketable securities	18,078	18,078
Accounts and other receivables	26,656	6,977
Other assets	35,958	34,260

Total tangible assets	$325,239	$252,220

Accounts payable and accrued expenses	$64,457	$48,921
Other liabilities	54,028	49,666

Total tangible liabilities	$118,485	$98,587

Net tangible assets	$206,754	$153,633

(1)	Prior to the completion of the formation transactions, our pro forma cash and cash equivalents balance as of September 30, 2014 will be impacted for ongoing transactions in the ordinary course of business, including, but not limited to, contributions and distributions from/to our fund business in connection with the purchase and/or sale of assets. Our estimate of the pro forma pro rata cash and cash equivalents as of October 27, 2014 is approximately $36.781 million.

Indebtedness to be Outstanding After this Offering

We believe that the formation transactions, this offering and the concurrent private placements will improve our financial position due to a reduction in our outstanding indebtedness. We expect to use substantially all of the approximately $2.2 billion net proceeds from this offering and the concurrent private placements to repay outstanding indebtedness and any applicable repayment costs, exit fees, defeasance costs, settlement of interest rate swap liabilities and other costs and fees associated with such repayments, and to pay $223.7 million in cash consideration in connection with the formation transactions. We expect to use any remaining net proceeds for general working capital requirements, capital expenditures and potential future acquisitions. Upon completion of this offering, the formation transactions and the concurrent private placements, we will have total debt outstanding of $3.113 billion ($2.413 billion on a pro rata basis), including debt of our unconsolidated joint ventures, with a weighted average interest rate of 5.4%. In addition, upon consummation of this offering and the concurrent private placements, we expect we will have an undrawn $1.0 billion senior unsecured revolving credit facility. We have historically utilized swap agreements to establish fixed rates on otherwise variable rate debt in order to limit interest rate risk, manage anticipated cash flows, and comply with various loan covenants and may continue to do so in the future.

The following table summarizes our outstanding indebtedness as of September 30, 2014 on a pro forma basis (dollar amounts in thousands).

Loan	Principal Balance	Pro Rata Share of Principal Balance	Fixed / Floating Rate	Current Annual Interest Rate	Estimated Principal Balance at Maturity	Maturity Date	Swap Maturity Date
Waterview (1)	$210,000	$210,000	5.76%	5.76%	$210,000	6/1/2017

900 Third Avenue
First lien mortgage (2)	266,627	266,627	LIBOR + 80bps	5.17%	266,627	11/29/2017	11/27/2015 & 11/29/2017
Line of credit (3)	7,710	7,710	LIBOR + 150bps	1.70%	7,710	11/29/2017

31 West 52nd Street
First lien mortgage (4)	396,000	254,334	LIBOR + 85bps	5.10%	396,000	12/31/2017	12/20/2015 & 12/20/2017
Line of credit (5)	17,490	11,233	LIBOR + 150bps	2.32%	17,490	12/31/2017

Liberty Place (6)	84,000	84,000	4.50%	4.50%	84,000	6/21/2018

1899 Pennsylvania Avenue (7)	90,600	90,600	4.88%	4.88%	81,453	11/1/2020

1633 Broadway
First lien mortgage (8)	906,260	906,260	LIBOR + 70bps	5.33%	906,260	12/7/2016	12/7/2016
Line of credit (9)	20,000	20,000	LIBOR + 150bps	2.13%	20,000	12/7/2016	—

One Market Plaza
First lien mortgage (10)	840,000	411,600	LIBOR + 65bps	6.16%	840,000	12/31/2019	8/9/2017
Deferred interest added to principal balance (11)	12,899	6,320	5.00%	5.00%	32,173	12/31/2019

Other (12)	27,299	27,299	0.50%	0.50%	27,299	10/1/2017

Total Consolidated	2,878,885	2,295,983			2,889,012

712 Fifth Avenue
First lien mortgage (13)	225,000	112,500	LIBOR + 90bps	5.65%	225,000	3/27/2018	3/27/2015 & 3/27/2018
Line of credit (14)	9,000	4,500	LIBOR + 185bps	2.69%	9,000	3/27/2018

Total Unconsolidated Joint Ventures	234,000	117,000			234,000

TOTAL INDEBTEDNESS:	$3,112,885	$2,412,983			$3,123,012

(1)	This CMBS mortgage bears interest at 5.8% and is interest only through maturity. Early prepayment is subject to prepayment penalties for defeasance, a market rate present value of the right to receive the remaining interest payments determined in accordance with the loan terms; the loan is prepayable without penalty within three months of the loan maturity.

(2)	Represents three tranches of the loan, which have variable interest rates of LIBOR plus 80 basis points. The loan is subject to an additional fixed margin based upon the lender’s current cost of funds which was set at 40 basis points through maturity. Two tranches, totaling $255.0 million, have interest rates that have been fixed to maturity by interest rate swaps with a weighted average rate of (including of the cost of funds margin) 5.35%. The remaining tranche is floating (at a rate of 1.35% as of September 30, 2014). Debt payment is interest only for the first five years of the loan. Thereafter principal payments are calculated based on a 30 year amortization schedule at a rate of 6.0%. In the event that the property loan to value ratio is below 65.0%, no amortization shall apply for that year and the loan to value covenant is then tested annually. Based on the property value as of September 30, 2014, we do not anticipate any additional property debt amortization.

(3)	As of September 30, 2014, $7.7 million was outstanding under a $10.0 million line of credit that bears an interest rate at LIBOR plus 150 basis points, with no amortization or prepayment penalty. The loan is subject to an additional margin based upon the lender’s current cost of funds, which resets monthly.

(4)	Represents five tranches of the loan which have variable interest rates of LIBOR plus 85 basis points and an additional fixed margin of 40 basis points based upon the lender’s current cost of funds. Three tranches totaling $237.6 million have been fixed by interest rate swaps at a weighted average rate of 6.0% through December 2017, one in the amount of $99.9 million has been fixed by an interest rate swap at 5.0% through December 2015 and the final one in the amount of $58.5 million is floating (at a rate of 1.40% as of September 30, 2014). Debt payments are interest only for the first five years of the loan. Thereafter, if the property loan to value is below 65.0%, 62.5% and 60.0% on the fifth, seventh, and ninth anniversary, respectively, no amortization shall apply for that year and the loan to value covenant is then tested annually. Based on the property value as of September 30, 2014, we do not anticipate any property debt amortization.

(5)	As of September 30, 2014, $17.5 million is outstanding of a total available line of credit of $20.0 million and bears interest at LIBOR plus 150 basis points with no amortization or prepayment penalty. The loan is subject to an additional fixed margin based upon the lender’s current cost of funds which was set at a weighted average of 59 basis points through maturity.

(6)	This loan, secured by a mortgage, is interest only at 4.5% through maturity. Under the terms of the loan agreement, after September 2014 and prior to August 2015, the outstanding indebtedness may be increased at the election of the borrower subject to certain loan-to-value and debt service coverage ratios being satisfied. Early repayment is subject to prepayment penalties equal to the greater of yield maintenance or 1.0% of the outstanding principal balance in years three through five of the loan, 2.0% in year six and 1.0% in year seven. The balance is prepayable without penalty within six months prior to the loan maturity.

(7)	This loan, secured by a mortgage, is interest only at 4.9% through November 1, 2014; thereafter monthly payments include amortization based on 30 year amortization schedule. Early repayment is subject to prepayment penalties equal to the greater of yield maintenance or 1.0% of the outstanding principal balance in the first six years of the loan, 4.0% in year seven, 3.0% in year eight, 2.0% in year nine and 1.0% in year ten. The loan is prepayable without penalty within four months prior to the loan maturity.

(8)	Represents nine tranches of the loans, all of which have variable interest rates of LIBOR plus 70 basis points and are subject to an additional floating margin based upon the lender’s current cost of funds, which was set at 40 basis points as of September 30, 2014. One tranche, totaling $42.0 million, has an additional margin of 45 basis points as of September 30, 2014. Seven of the nine tranches, totaling $772.1 million, have interest rates that have been fixed to maturity by interest rates swaps with a weighted average interest rate (including the cost of funds margin) of 5.65% through loan maturity. The two remaining tranches are floating (at a rate of 1.35% as of September 30, 2014). Debt payments are interest only for loan years one through seven. Thereafter principal payments are calculated based on a 30 year amortization schedule at a rate of 6.0%. In the event that the property loan to value ratio is below 59.0%, no amortization shall apply for that year and the loan to value covenant is then tested annually. Based upon current property valuations as of September 30, 2014 we do not anticipate any property debt amortization.

(9)	As of September 30, 2014, the line of credit of $20.0 million has been fully drawn and bears interest at LIBOR plus 150 basis points, with no amortization or prepayment penalty.

(10)	Represents ten tranches of the loan, which have variable interest rates of LIBOR plus 65 basis points with no amortization or prepayment penalty. The loan is subject to an additional fixed margin based upon the lender’s current cost of funds which was set at 49 basis points through August 2017.

(11)	Under the terms of the loan agreement as amended, 0.3% of the interest payable is accrued and added to the outstanding indebtedness. Such accrued amounts bear interest at 5.0% until maturity.

(12)	Includes a $24.5 million note payable to CNBB-RDF Holdings, LP, which is an entity owned by members of the Otto family, and a $2.8 million note payable to a different entity owned by members of the Otto family. These notes, which were distributed in lieu of certain cash distributions prior to the completion of the formation transactions, bear interest at a fixed rate of 0.50% and mature three years from the date of distribution.

(13)	Represents four tranches of the loan having variable interest rates of LIBOR plus 90 basis points and an additional fixed margin of 55 to 60 basis points based upon the lender’s current cost of funds. These four tranches have been fixed by interest rate swaps with a weighted average interest rate of 5.7% through maturity. The loan is interest only and payable quarterly. If the loan to value exceeds 70.0%, the operating partnership must deposit cash into a segregated restricted account in an amount sufficient to bring the loan to value to 70.0%.

(14)	As of September 30, 2014, $9.0 million is outstanding of a total available line of credit of $30.0 million and bears interest at LIBOR plus 185 basis points. The line of credit is subject to an additional floating margin based upon the lender’s current cost of funds which was set at 84 basis points as of September 30, 2014, but resets monthly.

Our overall leverage will depend upon factors such as our existing portfolio requirements, future acquisition or redevelopment opportunities, and the cost of leverage. Our board of directors has not adopted policies which restrict the amount of leverage which we may use.

Revolving Credit Facility

Concurrently with the closing of this offering, we expect to enter into an agreement with a group of lenders for a senior unsecured revolving credit facility in the maximum aggregate original principal amount of up to $1.0 billion, for which the lead arrangers have secured commitments. We expect that Bank of America Merrill Lynch (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated), Morgan Stanley Senior Funding Inc. (an affiliate of Morgan Stanley & Co. LLC) and Wells Fargo Securities, LLC will act as joint lead arrangers and joint bookrunners, Bank of America, N.A. (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) will act as administrative agent and swing-line lender, Morgan Stanley Senior Funding, Inc. and Wells Fargo

Bank, National Association (an affiliate of Wells Fargo Securities, LLC) will act as co-syndication agents and Bank of America, N.A., Morgan Stanley Bank, N.A. (an affiliate of Morgan Stanley & Co. LLC) and Wells Fargo Bank, National Association will act as letter of credit issuers. The unsecured credit facility consists of two tranches: tranche A consists of $800.0 million of credit commitments maturing four years after the closing of this offering, with a provision for one twelve-month extension at our option, subject to certain conditions, and tranche B consists of $200.0 million of credit commitments maturing one year after the closing of this offering, with provisions for automatic twelve-month extensions, subject to certain conditions. The facility will provide a commitment for up to $100.0 million for letters of credit under tranche A and $50.0 million for swing-line loans under tranche A, and up to $200.0 million for letters of credit under tranche B. Borrowings under the facility will bear interest at a variable rate equal to, at our option, (i) a base rate plus an applicable margin ranging from 0.20% to 0.70% per annum which, prior to the time we have an investment grade credit rating (if we have one) will be calculated based on our consolidated leverage ratio or (ii) LIBOR plus an applicable margin ranging from 1.20% to 1.70% per annum for borrowings under tranche A and from 0.80% to 1.30% per annum for borrowings under tranche B which, prior to the time we have an investment grade credit rating (if we have one) will be calculated based on our consolidated leverage ratio. If we obtain an investment grade credit rating, borrowings under the facility will bear interest at a variable rate equal to, at our option, (i) a base rate plus an applicable margin ranging from 0.00% to 0.70% per annum or (ii) LIBOR plus an applicable margin ranging from 0.875% to 1.650% per annum for borrowings under tranche A and from 0.475% to 1.250% per annum for borrowings under tranche B. Any swing-line loan under the facility will bear interest at the base rate plus the applicable margin. The new revolving credit facility will be freely prepayable at any time. We will be able to re-borrow amounts paid down, subject to customary borrowing conditions. The facility will also provide an accordion feature to increase, subject to certain conditions, the capacity of tranche A by up to $250.0 million for a maximum potential aggregate commitment of $1.25 billion. We intend to use the senior unsecured revolving credit facility to fund acquisitions, development and redevelopment opportunities, to provide funds for capital expenses, and to provide working capital. We may also use the senior unsecured revolving credit facility to pay any tax withholding liability incurred on behalf of certain private equity real estate fund investors in connection with the formation transactions, although we would expect to be reimbursed by the applicable investor for any such payment. The closing of the senior unsecured revolving credit facility will be contingent on the consummation of this offering and the satisfaction of customary conditions. In connection with the formation transactions, a letter of credit in the amount of $200.0 million will be issued under the senior unsecured revolving credit facility for the benefit of the One Market Plaza lenders in order to secure the obligations of the borrower.

The revolving credit facility will include certain customary financial covenants: (i) maximum consolidated leverage ratio of consolidated total indebtedness to total asset value (as defined in the agreement) not exceeding 60.0% as of any date, (ii) maximum secured leverage ratio of consolidated secured indebtedness to total asset value not exceeding 50.0% as of any date prior to June 30, 2015 and 45.0% as of any date on or after June 30, 2015, (iii) minimum consolidated tangible net worth (as defined in the agreement) at any time not less than the sum of an amount equal to 75.0% of our consolidated tangible net worth as of the closing date of the facility plus an amount equal to 75.0% of the aggregate net equity proceeds (as defined in the agreement) received by us from any offering after the closing date of the facility, (iv) minimum fixed charge coverage ratio of adjusted consolidated EBITDA (as defined in the agreement) to consolidated fixed charges for any fiscal quarter not less than 1.50 to 1.00 as of the last day of such fiscal quarter, (v) maximum unsecured leverage ratio of consolidated unsecured indebtedness to unencumbered asset value not exceeding 60% as of any date, (vi) minimum unencumbered interest coverage ratio for any fiscal quarter not less than 1.75:1.00 as of the last day of such fiscal quarter and (vii) maximum consolidated secured recourse indebtedness not exceeding 5% of total asset value as of any date. Additionally, under the proposed revolving credit facility, our distributions may not exceed the greater of (i) 95.0% of our FFO or (ii) the amount required for us to maintain our status as a REIT and avoid the payment of federal or state income or excise tax; provided that with respect to the fiscal year ending December 31, 2014, our distributions may not exceed the amount required for us to maintain our status as a REIT and avoid the payment of federal or state income or excise tax. If a default or event of default occurs and is continuing, we may be precluded from making certain distributions (other than those required to allow us to maintain our status as a REIT, so long as no payment or bankruptcy event of default has occurred). On a pro forma basis, we believe our covenant levels will provide substantial flexibility in relation to the expected requirements.

Leverage Policies

We expect to continue to employ leverage in our capital structure in amounts determined to be appropriate by our board of directors and we have not adopted a policy that limits the total amount of indebtedness that we may incur. We expect to monitor and evaluate our overall debt levels as well as the components of debt that will be either fixed rate (via swaps or other means) or carried at floating rates. Our board of directors may choose to modify our leverage policies due to future economic conditions, the overall costs of debt as relative to equity or general capital market conditions, changes in the market values of our properties, fluctuations in the market price of our common stock, growth and acquisition opportunities or other factors. As a result of German regulatory considerations, we have entered into agreements with certain continuing investors whereby for three years following completion of the formation transactions we have agreed that we will limit our indebtedness. We do not believe these agreements will have a material impact on our operations, as we intend to limit our indebtedness to levels well below those permitted by these agreements. See “Policies with Respect to Certain Activities—Financings and Leverage Policy.”

Restrictive Covenants

The terms of our mortgage debt and certain side letters in place include certain restrictions and covenants which may limit, among other things, certain investments, the incurrence of additional indebtedness and liens and the disposition or other transfer of assets and interests in the borrower and other credit parties, and requires compliance with certain debt yield, debt service coverage and loan to value ratios. In addition, the senior unsecured revolving credit facility we expect to enter into in connection with this offering will contain representations, warranties, covenants, other agreements and events of default customary for agreements of this type with comparable companies. The closing of the senior unsecured revolving credit facility will be contingent on the consummation of this offering and the satisfaction of customary conditions.

Distribution Policy

In order to qualify as a REIT, we are required to distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We expect to make quarterly distributions to our stockholders in a manner intended to satisfy this requirement. Prior to making any distributions for U.S. federal tax purposes or otherwise, we must first satisfy our operating and debt service obligations. It is possible that it would be necessary to utilize cash reserves, liquidate assets at unfavorable prices or incur additional indebtedness in order to make required distributions. It is also possible that the board of directors could decide to make required distributions in part by using shares of our common stock.

Contractual Obligations

The table below presents our total contractual obligations at September 30, 2014, on a pro forma basis, reflecting, among other things, our repayment of outstanding indebtedness using net proceeds from this offering and the concurrent private placements (dollar amounts in thousands):

	Payments due by period
	Total	Less than one year	1 - 3 years	3 - 5 years	Thereafter
Mortgages and other debt
Interest expense	$477,991	$155,922	$255,520	$38,668	$27,881
Amortization	9,147	1,135	2,918	3,216	1,878
Principal repayment	2,869,738	—	1,136,260	799,126	934,352
Tenant obligations	54,506	54,506	—	—	—

Total	$3,411,382	$211,563	$1,394,698	$841,010	$964,111

Planned Investments

We currently have 10.4 million rentable square feet, a portion of which has contractual tenant improvement obligations due in the next 12 months. These capital commitments are fully covered by existing cash reserves or available property line of credit capacity. In addition, we currently intend to invest between $2.0 million and $5.0 million in additional capital improvements in our properties through the end of 2014. This estimate is based on our current budget and is subject to change and there are no commitments to make these improvements until such time as leases or other contracts are executed in the normal course of our operations. We intend to fund these capital improvements through a combination of operating cash flow and borrowings.

Off Balance Sheet Arrangements

As of September 30, 2014, on a pro forma basis, we had a 50% interest in one unconsolidated joint venture owning one property. This joint venture had outstanding indebtedness with an aggregate principal amount of $234.0 million as of September 30, 2014, of which our pro rata share was $117.0 million. The table set forth above under “—Liquidity and Capital Resources—Indebtedness to be Outstanding After This Offering” summarizes this outstanding debt. In addition, as of September 30, 2014, the joint venture holding 60 Wall Street, in which two of the private equity real estate funds that we control have interests, had outstanding indebtedness with an aggregate principal amount of $925.0 million secured by a first lien mortgage on 60 Wall Street, of which our pro rata share was $47.337 million. We generally do not guarantee the indebtedness of unconsolidated joint ventures or the private equity real estate funds that we control other than providing customary environmental indemnities and guarantees of specified non-recourse carveouts relating to specified covenants and representations; however, we may elect to fund additional capital to a joint venture through equity contributions (generally on a basis proportionate to our ownership interests), advances or partner loans in order to enable the joint venture to repay this indebtedness upon maturity.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe inflationary increases in expenses may be at least partially offset by the contractual rent increases and expense escalations described above. We do not believe inflation has had a material impact on our historical financial position or results of operations.

Cash Flow—Paramount Predecessor

As noted above, upon the consummation of the formation transactions and this offering, we will no longer account for the assets that we acquire from the private equity real estate funds that Paramount Predecessor controls under investment company accounting. Instead, we will account for these assets using either consolidated historical cost accounting or the equity method of historical cost accounting. Moving from investment company accounting to consolidated historical cost accounting or the equity method of historical cost accounting will result in a significant change in the classification of our cash flows. For example, the purchase and sale of underlying investments by our private equity real estate funds that utilize investment company accounting are treated as an operating activity and such purchases and sales are shown net of any related mortgage debt entered into upon acquisition or repaid upon sale. Purchases and sales that we engage in directly or through our consolidated subsidiaries other than these funds will be treated as investing activities and any related mortgage debt entered into upon acquisition or repaid upon sale will be treated as financing activity. Furthermore, all other property-level debt activity relating to properties owned by these funds is currently treated as operating activity, whereas debt activity engaged in directly or through our consolidated subsidiaries other than these funds will be treated as financing activity. In addition, the net income for Paramount Predecessor currently reflects significant unrealized gains or losses relating to properties owned by these funds. Any unrealized gains or losses are reversed to arrive at net cash flow provided by or used in operating activities. Gains or losses arising from sales of properties owned by us directly or through our consolidated subsidiaries will only be recognized by us when realized. The proceeds of such sales will be reflected in net cash provided by investing activities.

Following the formation transactions, we will directly own all of the assets of four of the primary private equity real estate funds (and their associated parallel funds) that Paramount Predecessor controls, other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, and we will account for these assets using consolidated historical cost accounting. In addition, following the formation transactions, we intend to directly fund our future real estate investments following deployment of our existing funds’ remaining committed equity capital. As a result, we expect the classification of our cash flows following the formation transactions to differ significantly from, and not be comparable with, the historical classification of Paramount Predecessor’s cash flows.

The following table sets forth a summary of cash flows for Paramount Predecessor for the nine months ended September 30, 2014 and 2013 and for the years ended December 31, 2013, 2012 and 2011.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(40,882)	$(7,999)	$33,485	$(83,464)	$(328,503)
Investing activities	(64,320)	1,072	1,042	5,072	59,390
Financing activities	52,647	(64,898)	(32,344)	98,864	314,463

Operating Activities

Nine Months Ended September 30, 2014 Compared with Nine Months Ended September 30, 2013—We used $40.9 million of cash for operating activities during the nine months ended September 30, 2014, an increase of $32.9 million compared to the $8.0 million used during the nine months ended September 30, 2013. Net cash used for operating activities in 2014 included $34.5 million for net real estate fund investments due to the purchase of a new asset and additional investments in existing assets. As noted above, activities such as these engaged in directly or through our consolidated subsidiaries, other than our private equity real estate funds that utilize investment company accounting, will be reflected as investing activities following the formation transactions.

2013 Compared with 2012—We generated $33.5 million of cash from operating activities during the year ended December 31, 2013, an increase of $117.0 million compared with the $83.5 million used for operating activities during the year ended December 31, 2012. Net cash from operating activities in 2013 included $13.4 million from real estate fund investments due to a sale whereas, cash used for operating activities in 2012 included $116.6 million for net real estate fund investments as cash utilized for asset purchases by these real estate funds exceeded proceeds from sales resulting in a change of $130.0 million.

2012 Compared with 2011—Cash used in operating activities declined by $245.0 million to $83.5 million in 2012 from $328.5 million in 2011. This decline was principally attributable to a decline in net fund investment activity of $113.3 million and a decline in gain on sale of joint venture interests of $43.6 million.

Investing Activities

Nine Months Ended September 30, 2014 Compared with Nine Months Ended September 30, 2013—We used $64.3 million of cash for investing activities during the nine months ended September 30, 2014, an increase of $65.4 million compared to the $1.1 million provided during the nine months ended September 30, 2013. Net cash used for investing activities increased in 2014 due to a $64.7 million acquisition by a consolidated private equity fund which utilizes historical cost accounting rather than investment company accounting.

2013 Compared with 2012—We generated $1.0 million of cash from investing activities during the year ended December 31, 2013, a decrease of $4.1 million compared with the $5.1 million generated during the year ended December 31, 2012. This decrease resulted primarily from a refund of tenant improvements of $2.2 million, and the proceeds of a sale of joint venture interests of $2.0 million in 2012. Similar events did not recur in 2013.

2012 Compared with 2011—We generated $5.1 million of cash from investing activities during the year ended December 31, 2012, a decrease of $54.3 million compared with the $59.4 million generated during the year ended December 31, 2011. This decrease resulted primarily from a decrease in proceeds from the sale of joint venture interests of $43.6 million as well as a decrease in distributions of capital from partially owned entities of $18.9 million. These were partially offset by a loan to management of $5.0 million.

Financing Activities

Nine Months Ended September 30, 2014 Compared with Nine Months Ended September 30, 2013—We generated $52.6 million of cash from financing activities during the nine months ended September 30, 2014, an increase of $117.5 million compared to the $64.9 million used during the nine months ended September 30, 2013. During 2014, distributions to shareholders decreased by $52.5 million, contributions from non-controlling interests, net, increased by $35.7 million and, in addition, loans of $39.1 million were issued by certain non-controlling interest holders.

2013 Compared with 2012—We used $32.3 million of cash for financing activities during the year ended December 31, 2013, a decrease of $131.2 million compared to the $98.9 million generated during the year ended December 31, 2012. This decrease resulted primarily from an increase of $107.8 million in net distributions to the equity owners of the Paramount Predecessor, and a decrease of $21.5 million in net contributions from non-controlling interests.

2012 Compared with 2011—We generated $98.9 million of cash from financing activities during the year ended December 31, 2012, a decrease of $215.6 million compared with the $314.5 million generated during the year ended December 31, 2011. This decrease resulted primarily from the issuance of a $100.0 million preferred equity obligation in 2011, which increased our cash flow from financing activities in 2011. Additional factors include a decline of $70.1 million in net contributions received from the holders of non-controlling interests and an increase of $50.2 million in net mortgage and loan repayments.

Non-GAAP Financial Measures

We use and present Cash NOI, earnings before interest, taxation, depreciation and amortization, as further adjusted, or Adjusted EBITDA, and funds from operations, or FFO, and an adjusted measure of FFO, or Core FFO, as supplemental measures of our performance. The summary below describes our use of Cash NOI, Adjusted EBITDA, FFO and Core FFO, provides information regarding why we believe these measures are meaningful supplemental measures of our performance and reconciles these measures from net income (loss), presented in accordance with United States generally accepted accounting principles, or GAAP.

In light of the significant differences that will exist between our future financial information and Paramount Predecessor’s historical combined consolidated financial information, including the fact that we will account for our investments in our properties after the formation transactions using either consolidated historical cost accounting or the equity method of historical cost accounting, we believe that presenting the non-GAAP information on a pro forma basis provides investors with more useful information regarding our performance and results of operations.

Cash Net Operating Income

Cash NOI is a metric we use to measure the operating performance of our property portfolio, and consists of property-related revenue (which includes rental revenue, tenant reimbursement income and certain other income) less operating expenses (which includes building expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes), excluding non-cash amounts recorded for straight-line rents including related bad debt expense and amortization of above- and below- market leases. We also present our pro rata share of Cash NOI, which represents our share of the Cash NOI generated by our consolidated and unconsolidated operating assets based on our percentage ownership of such assets, and Cash

NOI on a same property and non-same property basis. We use these metrics internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at the property level, excluding non-cash items. Therefore, we believe these metrics are useful measures for evaluating the operating performance of our real estate assets. Further, we believe these metrics are useful to investors as performance measures because, when compared across periods, they reflect the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income. In addition, Cash NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. Cash NOI excludes certain components from net income in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates and amortization of above- and below- market leases, may distort operating performance at the property level. Other real estate companies may use different methodologies for calculating Cash NOI, and accordingly, our presentation of Cash NOI may not be comparable to other real estate companies’ presentations of this metric.

The following table presents a reconciliation of our pro forma net income to Cash NOI and our pro rata share of Cash NOI for the periods presented (dollar amounts in thousands):

	Pro Forma
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013

Net Income	$21,229	$16,237
Add:
Depreciation and amortization	218,366	289,712
General and administrative	24,467	40,250
Interest expense	126,316	167,732
Amortization of above and below market leases, net	4,250	5,666
Other expenses (1)	5,172	4,633
Provision for income taxes	394	316
Less:
Straight-line rent	(40,501)	(66,602)
Distributions from real estate fund investments	(12,126)	(15,205)
Income from partially owned entities	(4,013)	(2,805)
Realized and unrealized gains, net	(40,577)	(30,683)
Fee income	(8,129)	(8,904)
Unrealized gain on interest rate swaps	(69,311)	(121,485)
Interest and other income	(1,527)	(8,870)

Cash Net Operating Income (2)	224,010	269,992
Add:
Our share of Cash NOI from partially owned entities (3)	10,664	10,322
Our share of Cash NOI from real estate fund investments (4)	2,775	3,721
Less:
Cash NOI attributable to non-controlling interests in consolidated joint ventures	(26,769)	(36,809)

Pro Rata Share of Cash NOI (2)	$210,680 (5)	$247,226

(1)	Other expenses comprises acquisition pursuit costs, fund formation costs, capital raising costs and organization costs, which is consistent with the presentation of other expenses in Paramount Predecessor’s combined consolidated financial statements.
(2)	Cash NOI and Pro Rata Share of Cash NOI does not include the effect of $24.6 million and $14.3 million, respectively, of incremental annualized rent from leases signed as of October 27, 2014 that had not commenced as of September 30, 2014. Incremental annual GAAP revenue and our pro rata share of incremental annual GAAP revenue from leases signed as of October 27, 2014 that had not commenced as of September 30, 2014 were $28.2 million and $16.4 million, respectively.

(3)	Primarily represents our 50% share of Cash NOI from our unconsolidated partially owned entity that holds an interest in 712 Fifth Avenue.
(4)	Primarily represents our share of Cash NOI from our private equity real estate funds’ investments in 60 Wall Street and One Market Plaza, of which we own 5.12% and 0.06%, respectively.
(5)	Net of pro rata abatements of $36.4 million for the nine months ended September 30, 2014.

Adjusted EBITDA

Adjusted EBITDA is a metric we use to measure our operating performance and it represents net income (loss) excluding interest, income taxes, depreciation and amortization, as further adjusted to eliminate the impact of the performance of our real estate funds, gains and losses on interest rate swaps and acquisition and pursuit costs that may vary from period to period based on our acquisition activities. We also present our pro rata share of Adjusted EBITDA, which represents our share of the Adjusted EBITDA generated by our consolidated and unconsolidated operating assets based on our percentage ownership of such assets. Adjusted EBITDA should not be considered as an alternative to net income (loss) determined in accordance with GAAP. Other real estate companies may use different methodologies for calculating Adjusted EBITDA or similar metrics, and accordingly, our presentation of Adjusted EBITDA may not be comparable to other real estate companies. Adjusted EBITDA may be useful because it helps investors and lenders meaningfully evaluate and compare our operating performance from period to period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and the impact of our interest rate swaps), certain non-cash expenses (primarily depreciation and amortization on our assets), the formation and performance of our real estate funds and acquisition pursuit costs that may vary from period to period based on our acquisition activities. This supplemental measure may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. Adjusted EBITDA should not be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, nor is Adjusted EBITDA necessarily indicative of cash available to fund cash needs. In future periods, we may also exclude other items from Adjusted EBITDA that we believe may help investors compare our results.

The following table presents a reconciliation of pro forma net income to Adjusted EBITDA and our share of Adjusted EBITDA for the nine months ended September 30, 2014 and the year ended December 31, 2013 (dollar amounts in thousands):

	Pro Forma
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Net Income	$21,229	$16,237
Add:
Depreciation and amortization	218,366	289,712
Interest expense	126,316	167,732
Other expenses (1)	5,172	4,633
Provision for income taxes	394	316
Less:
Distributions from real estate fund investments	(12,126)	(15,205)
Income from partially owned entities	(4,013)	(2,805)
Realized and unrealized gains, net	(40,577)	(30,683)
Unrealized gain on interest rate swaps	(69,311)	(121,485)

Adjusted EBITDA(2)	245,450	308,452
Add:
Our share of Adjusted EBITDA from partially owned entities (3)	11,102	12,811
Our share of Adjusted EBITDA from real estate fund investments (4)	3,032	4,022
Less:
Adjusted EBITDA attributable to non controlling interest in consolidated joint ventures	(29,455)	(45,314)

Pro Rata Share of Adjusted EBITDA(2)	$230,129	$279,971

(1)	Other expenses comprises acquisition pursuit costs, fund formation costs, capital raising costs and organization costs, which is consistent with the presentation of other expenses in Paramount Predecessor’s combined consolidated financial statements.
(2)	Adjusted EBITDA and Pro Rata Share of Adjusted EBITDA does not include the effect of $28.2 million and $16.4 million, respectively, of incremental annual GAAP revenue from leases signed as of October 27, 2014 that had not commenced as of September 30, 2014.
(3)	Primarily represents our 50% share of Adjusted EBITDA from our unconsolidated partially owned entity that holds an interest in 712 Fifth Avenue.
(4)	Primarily represents our share of Adjusted EBITDA from our private equity real estate funds’ investments in 60 Wall Street and One Market Plaza, of which we own 5.12% and 0.06%, respectively.

Funds from Operations (“FFO”) and Core Funds from Operations (“Core FFO”)

FFO is a supplemental measure of our performance. We present FFO calculated in accordance with the current National Association of Real Estate Investment Trusts, or NAREIT, definition. In addition, we present Core FFO which adjusts FFO for certain other adjustments that we believe enhance the comparability of our FFO across periods and to the FFO reported by other publicly traded office REITs. FFO is a supplemental performance measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies.

FFO is generally defined as net income (loss), calculated in accordance with GAAP, plus real estate-related depreciation and amortization, less gains from dispositions of operating real estate held for investment purposes, plus impairment losses on depreciable real estate and impairments of in substance real estate investments in investees that are driven by measureable decreases in the fair value of the depreciable real estate held by the unconsolidated joint ventures and adjustments to derive our pro rata share of FFO of unconsolidated joint ventures.

Our share of FFO relating to our unconsolidated entities is calculated on the same basis as our consolidated entities. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions (in contrast to the systematic decline reflected in depreciation charges required under GAAP), many investors consider FFO to be a useful alternative view of our operating performance, particularly with respect to our rental properties. We adjust FFO to present Core FFO as an alternative measure of our operating performance, which, when applicable, excludes the impact of the formation and performance of our real estate funds, the unrealized gain (loss) on interest rate swaps and acquisition and pursuit costs in order to reflect the core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

The following table sets forth a reconciliation of our pro forma net income to FFO and Core FFO for the nine months ended September 30, 2014 and the year ended December 31, 2013 (dollar amounts in thousands):

	Pro Forma
	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Net income	$21,229	$16,237
Add:
Real estate depreciation and amortization	218,366	289,712
FFO from partially owned entities	8,173	10,365
Less:
Income from partially owned entities	(4,013)	(2,805)

Funds from Operations	243,754	313,509
(Income) expense adjustments to arrive at Core FFO:
Other expenses(1)	5,172	4,633
Distributions from real estate fund investments	(12,126)	(15,205)
Realized and unrealized gains, net	(40,577)	(30,683)
Unrealized gain on interest rate swaps	(69,311)	(121,485)
Partially owned entities’ share of unrealized gain on interest rate swaps	(2,669)	(5,016)
Core FFO attributable to non-controlling interests in consolidated joint ventures and real estate funds	(3,338)	(9,923)

Core FFO Attributable to Common Stockholders and Unitholders	$120,906	$135,830

(1)	Other expenses are comprised of acquisition pursuit costs, fund formation costs, capital raising costs and organization costs, which is consistent with the presentation of other expenses in Paramount Predecessor’s combined consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and interest rates. Our future earnings, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Our primary market risk results from our indebtedness, which bears interest at both fixed and variable rates. We manage our market risk on variable rate debt by entering into swap arrangements with the lender to in effect fix the rate on all or a portion of the debt for varying periods up to maturity. This in turn, reduces the risks of variability of cash flows created by variable rate debt and mitigates the risk of increases in interest rates. Our objective when undertaking such arrangements is to reduce our floating rate exposure and we do not enter into hedging arrangements for speculative purposes. Subject to maintaining our status as a REIT for Federal income tax purposes, we may utilize swap arrangements in the future.

As of September 30, 2014, on a pro forma basis, our total consolidated indebtedness was $2.879 billion. Of this amount, (i) $411.9 million was fixed rate debt, (ii) $2.205 billion was variable rate debt that was fixed utilizing interest rate swaps, and (iii) $262.4 million was variable rate debt. If LIBOR were to increase by 100 basis points, interest expense on our variable rate debt, as of September 30, 2014, on a pro forma basis, would increase by approximately $2.3 million, net of amounts attributable to noncontrolling interests in consolidated subsidiaries. We may also be subject to further interest rate risk in the future if we borrow under the new $1.0 billion senior unsecured revolving credit facility that we intend to enter into in connection with this offering.

As of September 30, 2014, on a pro forma basis, our interest rate swaps had a fair value that resulted in a net liability of $239.0 million. If LIBOR were to increase or decrease by 100 basis points, it would have no material impact on the net liability associated with the interest rate swap.

Factors That May Influence Future Results of Operations

Formation Transactions

Upon the consummation of the formation transactions, this offering and the concurrent private placements, substantially all of the assets of Paramount Predecessor and all of the assets of four of the primary private equity real estate funds that it controls (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, will be contributed to us in exchange for a combination of shares of our common stock, common units and cash. These transactions will be accounted for as transactions among entities under common control. However, as the assets that we acquire from the private equity real estate funds that Paramount Predecessor controls will no longer be held by funds which qualify for investment company accounting, we will account for these assets following the formation transactions under either consolidated historical cost accounting or the equity method of historical cost accounting. Moving from investment company accounting to consolidated historical cost accounting or the equity method of historical cost accounting will result in a significant change in the presentation of our consolidated financial statements following the formation transactions, and our future financial condition and results of operations will differ significantly from, and will not be comparable with, the historical financial position and results of operations of Paramount Predecessor. Additionally, as part of our formation transactions, we will also acquire the interests of certain unaffiliated third parties in 1633 Broadway, 31 West 52nd Street and 1301 Avenue of the Americas in exchange for a combination of shares of our common stock, common units and cash.

Rental Revenue

Our revenues primarily arise from the rental of office and other space to tenants in our properties. In addition to base rent charges, tenants are typically obligated under their lease provisions to pay “Tenant Reimbursement” income representing the reimbursement of a portion of the operating expenses and real estate taxes of the property. The amount of income which we receive depends principally upon our ability to lease currently existing vacant space and either renew existing tenant leases or re-lease to new tenants upon the expiry of existing leases. Although we believe that average rental rates for in-place leases at our properties are generally below the current market rates, specific leases at individual properties may be leased at or above current market rates within a particular market. Factors which can impact our rental income include, but are not limited to: an oversupply of or reduction in demand for office space, changes in market rental rates, and our continued ability to maintain our properties while providing services at a level our tenants expect. According to Rosen Consulting Group, or RCG, given current market rents, construction costs and the lack of competitive development sites, most of our portfolio could not be replicated today on a cost-competitive basis, if at all.

All of our properties are located in New York City, in particular midtown Manhattan, as well as Washington, D.C. and San Francisco. As a result, positive or negative changes in conditions in these markets, such as changes in economic or other conditions, employment rates, local tax and budget conditions, natural hazards, recession, competition for real property investments in these markets, uncertainty about the future and other factors will impact our overall performance. Of the 34 leases for space that had not been vacant for more than 12 months, or second generation leases, and that were either renewed or released by us in 2012, the rental rates on a cash basis in the first month of those leases increased by approximately 8.8% as compared to the rental rates on a cash basis in the last month of the expiring leases on a weighted average basis. Of the 53 second generation leases that were renewed or released by us in 2013, the rental rates on a cash basis in the first month of those leases increased by approximately 7.1% as compared to the rental rates on a cash basis in the last month of the expiring leases on a weighted average basis and, of the 25 second generation leases that were renewed or released by us in the nine months ended September 30, 2014, the rental rates on a cash basis in the first month of those leases increased by approximately 13.7% as compared to the rental rates on a cash basis in the last month of the expiring leases on a weighted average basis.

According to RCG, midtown Manhattan office market vacancy is projected to decline in the near to medium term and average asking rent growth is forecasted to exceed almost all other U.S. gateway cities through the forecast period, an effect of high demand and constraints on new supply. RCG also expects Class A office rents in midtown Manhattan to grow 3.5%, 5.8% and 6.5% in 2014, 2015 and 2016, respectively, with a forecasted average annual rental growth through 2018 of 5.3%. Given the strong underlying fundamentals of our submarkets, the location and high-quality of our assets, and our proven management capabilities, we believe that we will be able to generate attractive internal growth from our portfolio over time. We cannot predict future changes in economic or real estate market conditions, and there are many factors that could cause current conditions or trends to change, including those described under “Risk Factors” and elsewhere in this prospectus.

Tenant Credit Risk

General economic conditions or the specific financial conditions of our tenants may deteriorate. Such events could negatively impact our tenants’ ability to fulfill their lease commitments and, accordingly, our ability to maintain or increase occupancy levels or rental income from our properties. Existing and/or potential tenants may explore consolidating or reducing space needs in order to reduce their operating costs. Others may prefer to defer decisions such as entering into new long-term leases.

We consistently monitor the credit quality of our portfolio by seeking to lease space to creditworthy tenants that meet our underwriting and operating guidelines and we actively monitor tenant creditworthiness following the initiation of a lease. When we assess tenant credit quality, we (i) review relevant financial information, including financial ratios, net worth, revenue, cash flows, leverage and liquidity; (ii) evaluate the depth and experience of the tenant’s management team; and (iii) assess the strength/growth of the tenant’s industry. This evaluation assist us in determining the initial tenant security deposit. On an on-going basis, we evaluate the need for an allowance for doubtful accounts arising from estimated losses that could result from the tenant’s inability to make required current rent payments and an allowance against accrued rental income for future potential losses that we deem to be unrecoverable over the term of the lease. Among the factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. The credit risk of our portfolio is mitigated by the high quality of our existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants.

Leasing

Our portfolio contains a number of large CBD buildings which often involve large users occupying multiple floors for relatively long terms. Accordingly, the re-lease or renewal of one or more large leases may have a disproportionate positive or negative impact on average base rent, tenant improvement and leasing commission costs in a given period. Tenant improvement costs include expenditures for general improvements related to installing a tenant. Leasing commission costs are similarly subject to significant fluctuations depending upon the anticipated revenue to be received under the leases and the length of leases being signed.

Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets and by the desirability of our individual properties. As of September 30, 2014, in addition to approximately 822,564 rentable square feet of currently available space in our properties, leases representing approximately 0.5%, 8.3% and 10.3% of the aggregate rentable square footage of our portfolio are scheduled to expire during the three months ending December 31, 2014 and the years ending December 31, 2015 and December 31, 2016, respectively.

The leases scheduled to expire during the three months ending December 31, 2014 and the years ending December 31, 2015 and December 31, 2016 represent approximately 0.8%, 9.2% and 12.8%, respectively, of the total annualized rent for our portfolio. As of September 30, 2014, the market rents for the office space in our portfolio for which leases had commenced were 15.4% higher than the annualized rent from the in-place leases for this space based on our internal estimates used for budgeting purposes. The following table provides information about our weighted average office market rents versus our weighted average in-place office rents in our markets as of September 30, 2014.

Market	Paramount Office Portfolio Market Rents Per Square Foot (1)	Paramount In- Place Office Rents Per Square Foot (2)	Weighted Average Lease Term (3)	Paramount Office Market vs. In- Place Rents Per Square Foot
New York City	$78.26	$71.85	7.5	8.9%
Washington, D.C.	68.49	51.17	10.4	33.8
San Francisco	83.14	58.37	4.9	42.4

Total	$77.28	$66.95	7.6	15.4%

(1)	Based on our internal estimates of 2015 market rents, on a gross basis, for the office space in our portfolio for commercial leases that we use for budgeting purposes.
(2)	Represents the base rent per square foot plus tenant reimbursements based on June 2014 amounts annualized. Triple-net leases are converted to a gross basis by adding expense reimbursements to base rent.
(3)	Excludes month-to-month leases.

Our concentration in prime submarkets should also enable us to benefit from increased rents associated with current and anticipated near-term improvements in the financial, economic and business environment in these areas. We also expect to benefit from the near-term significant lack of development of office space in the majority of our submarkets due to the scarcity of available development sites and long lead time for new construction.

Operating expenses

Our property operating expenses generally consist of cleaning, security, repairs and maintenance, utilities, payroll, insurance, real estate taxes and, prior to this offering, management fees. Factors which impact our ability to control these operating expenses include: increases in insurance premiums, increases in real estate tax rates and assessments, increases in repair and maintenance costs, and the costs of renovation including the costs of re-leasing space. Additionally, the cost of compliance with zoning and building codes as well as local, state and Federal tax laws may impact our expenses. As a public company our annual general and administrative expenses are anticipated to be meaningfully higher due to legal, insurance, accounting, audit and other expenses related to corporate governance, SEC reporting, other compliance matters and the costs of operating as a public company. Increases in costs from any of the foregoing factors may adversely affect our future results and cash flows. Circumstances such as declines in market rental rates or increased competition may cause revenue to decrease although the expenses of owning and operating a property will not necessarily decline. While certain expenses may vary with occupancy, many costs arising from our property investments, such as real estate taxes, interest expense and general maintenance will not be materially reduced even if a property is not fully occupied. As a result, our future cash flow and results of operations are likely to be adversely affected and losses could be incurred if revenues decrease in the future.

Cost of funds and interest rates

We expect to have significantly less outstanding debt following the completion of the formation transactions, this offering and the concurrent private placements than we had on a historical basis during the periods described in this section as a result of our anticipated use of substantially all of the net proceeds from this offering and the concurrent private placements to repay outstanding debt. Accordingly, we expect our future interest expense to decrease in periods immediately following the offering and the concurrent private placements.

We expect future changes in interest rates will impact our overall performance. In order to limit interest rate risk, we have historically entered into interest rate swap agreements or similar instruments and, subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, expect to do so in the future. Although we may seek to cost-effectively manage our exposure to future rate increases through such means, a portion of our overall debt may at various times float at then current rates. Such floating rate debt may increase to the extent we use available borrowing capacity under our loans to fund capital improvements or otherwise manage liquidity.

As of September 30, 2014, on a pro forma basis, including debt of our unconsolidated joint ventures, we would have had $271.4 million of outstanding floating rate debt, of which our pro rata share is $233.1 million, and $2.841 billion of outstanding fixed rate debt, of which our pro rata share is $2.180 billion, including $926.3 million maturing prior to 2017.

Competition

The acquisition, ownership and leasing of real estate is highly competitive in the New York, Washington, D.C. and San Francisco markets in which we operate. We compete for tenants with numerous real estate owners and operators which own properties similar to our own in these markets. Among the factors influencing leasing competition are location, building quality and condition, levels of services provided to tenants, and rental rates. In addition, when seeking to acquire properties we face competition from real estate companies and investors such as private investment funds; domestic and foreign life insurance companies, financial institutions, and pensions funds; other public REITs; and other private investors including high net worth individuals and families. Any of these competitors may have greater financial resources or be willing to acquire properties at higher prices than we find attractive. They may also be willing to enhance their returns by engaging in transactions involving greater leverage or financial structuring than we are willing to pursue.

Critical Accounting Policies

Basis of Accounting

Other than Paramount Group Residential Development Fund and its parallel funds, which is carried at historical cost, each of the private equity real estate funds reflected in Paramount Predecessor qualifies as an investment company pursuant to ASC 946, and reflects its underlying investments, including majority-owned and controlled investments, at fair value. Paramount Predecessor’s historical combined consolidated financial statements reflects such specialized accounting for these funds. Thus, these funds’ investments are reflected in real estate fund investments at fair value on the combined consolidated balance sheets, with unrealized gains and losses resulting from changes in fair value reflected as a component of change in fair value of real estate fund investments in the combined consolidated statements of income. Upon the consummation of this offering, the basis of presentation for the investments that will be contributed to us by the funds in connection with the formation transactions will convert to historical cost or equity method accounting, as appropriate. Waterview, which is wholly owned by Paramount Predecessor, is fully consolidated on a historical cost basis while the other partially owned properties of Paramount Predecessor are reflected under the equity method of accounting.

Accounting Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that impact the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods, and the related disclosures in the historical combined consolidated financial statements and accompanying notes. Material items subject to such estimates are the allocation of the purchase price of acquired real estate assets to the various tangible and intangible components, the determination of the useful lives of our real estate or other long-lived assets, the impairment analysis of such long-lived assets, and the accrual of anticipated revenues, allowance for doubtful accounts and expenses. These estimates are prepared using management’s best judgment based on historical experiences and various other factors that are believed to reflect the current circumstances but are inherently uncertain and actual results can differ from these estimates.

Rental Property

Rental property comprises all tangible assets that Paramount Predecessor holds for rental or the supply of services to tenants as a building owner and operator or for administrative purposes. Rental property is recognized at cost less accumulated depreciation. Betterments, major renovations and certain costs directly related to the improvement of rental properties are capitalized. Maintenance and repair expenses are charged to expense as incurred.

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over the estimated useful lives. Each period, depreciation is charged to expense and credited to the related accumulated depreciation account. A used asset acquired is depreciated over its estimated remaining useful life, not to exceed the life of a new asset. Range of useful live for depreciable assets are as follows:

Category	Term
Buildings	40 years
Building improvements	5-40 years
Tenant improvements	Shorter of remaining life of the lease or useful life
Furniture and equipment	3-7 years

Tenant improvements are capitalized in rental property when they are owned by Paramount Predecessor. If the improvements are deemed to be owned by the tenant and Paramount Predecessor assumes its payments (such as an up-front cash payment to the lessee or by assuming the payment or reimbursement of all or part of those costs) then Paramount Predecessor recognizes the inducements as a deferred lease incentive.

Upon acquisition of rental property, Paramount Predecessor determines and allocates the fair value of acquired assets (including land, building, tenant improvements, above-market leases, and in-place lease intangibles) and the assumed liabilities (including below-market leases) in accordance with ASC 805, Business Combinations, and allocates the purchase price based on these fair values. As a result of a business combination, acquired leases may arise at the acquisition date of the business combination. Paramount Predecessor recognizes acquired leases as intangible assets and/or liabilities if they arise from contractual or other legal rights, or if not arising from contractual or legal rights, are only recorded by Paramount Predecessor if they are capable of being separated from the acquiring entity and thus can be sold, transferred, licensed, rented or exchanged on their own (whether or not there is an intention to do so). Paramount Predecessor initially records acquired leases as intangible assets and/or liabilities at their estimated fair values. If the terms of an operating lease on an acquired business are favorable relative to market terms, Paramount Predecessor recognizes an intangible asset named “acquired favorable leases.” If the terms of an operating lease on an acquired business are unfavorable relative to market terms, Paramount Predecessor recognizes an intangible liability named “acquired below or unfavorable market leases.” If there are in-place lease costs such as lease commissions, real estate taxes, insurances, forgiven rent and tenant improvements on an acquired business, Paramount Predecessor recognizes an intangible asset named “acquired in-place leases.” The amortization of acquired leases is recognized by Paramount Predecessor as a debit/credit to rental income, over the terms of the respective leases.

Revenue Recognition

Paramount Predecessor’s revenue primarily comprises rental income, distributions from real estate fund investments, realized and unrealized gains, net, and fee income, as described below.

Rental Income

Rental income includes base rents paid by each tenant in accordance with its lease agreement conditions. Paramount Predecessor recognizes rental income on a straight-line basis over the lease term of the respective leases. The straight-line basis is calculated by adding the total minimum payments under the lease and then dividing them equally over the life of the lease. Paramount Predecessor initially starts recognizing rental income at the commencement date, which is the date from which the tenant takes possession of the leased space or controls the physical use of the leased space. The difference between the “straight-line” amount and the amount of cash rent received from the tenants is recorded as a debit/credit to the corresponding “Deferred Charge.” Lease incentives are recorded as a deferred asset and amortized as a reduction of revenue on a straight-line basis over the respective lease term. Tenant reimbursement income (scheduled rent increases based on increases in real estate taxes, operating expenses, and utility usage) and percentage rents are recognized by Paramount Predecessor in the combined consolidated statements of income when earned and when their amounts can be reasonably estimated. Rental income also includes the amortization of acquired above- or below-market leases as a debit/credit to rental income over the terms of the respective leases. Any penalties paid by tenants due to early termination are recognized by Paramount Predecessor as “Other Income” in the combined consolidated statements of income on a straight-line basis from the date in which it is collected to the lease termination date.

Financial information relating to rental income is disclosed in Note 5 to Paramount Predecessor’s historical combined consolidated financial statements.

Realized and Unrealized Gains, Net

Paramount Predecessor accounts for its private equity real estate fund investments at fair value (which is predominantly based on the fair value of the underlying real estate). Realized and net changes in unrealized gains and losses resulting from changes in fair value are reflected in the accompanying combined consolidated statements of income as “Realized and unrealized gains, net).”

The fair value of the private equity real estate funds is the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Real estate fund investments for which observable market prices in active markets do not exist are reported at fair value, using an appropriate valuation technique determined by Paramount Predecessor. In satisfying its responsibilities, Paramount Predecessor utilizes the services of independent valuation firms to value the investments and applicable liabilities which require the application of valuation principles to the specific facts and circumstances of the investments and applicable liabilities. The amounts determined to be fair value, predominantly based on the fair value of the underlying real estate, incorporate Paramount Predecessor’s own assumptions including appropriate risk adjustments, which involves a significant degree of judgment. The assumptions used in determining fair value of the underlying real estate include capitalization rates, discount rates, occupancy rates, rental rates and interest and inflation rates, which are subject to change based on changes in economic and market conditions and/or changes in use or timing of exit. Further, the valuation models encompass a number of uncertainties. For example, a change in the fair value of the investments resulting from a change in the terminal capitalization rate may be partially offset by a change in the discount rate. Due to the absence of readily determinable fair values and the inherent uncertainty of valuations, the estimated fair values may differ significantly from values that would have been used had a ready market for the property existed, and the differences could be material.

Financial information relating to the private equity real estate fund investments is disclosed in Note 3 to Paramount Predecessor’s historical combined consolidated financial statements.

Investments in Partially Owned Entities

When the requirements for consolidation are not met but Paramount Predecessor has significant influence over the operations of an investee, Paramount Predecessor accounts for its partially owned entities under the equity method.

Paramount Predecessor’s judgment with respect to its level of influence of an entity involves the consideration of various factors including voting rights, forms of its ownership interest, representation in the entity’s governance, the size of its investment (including loans), its ability to participate in policy making decisions and the rights of the other investors to participate in the decision making process and to replace Paramount Predecessor as manager and/or liquidate the venture, if applicable. The assessment of Paramount Predecessor’s influence over an entity affects the presentation of these investments in the historical combined consolidated financial statements.

Equity method investments are initially recorded at cost and subsequently adjusted for Paramount Predecessor’s share of net income or loss and cash contributions and distributions each period.

Financial information relating to investments in partially owned entities is disclosed in Note 4 to Paramount Predecessor’s historical combined consolidated financial statements.

Variable Interest Entities

Paramount Predecessor consolidates all entities that it controls through a majority voting interest or otherwise, including those private equity real estate funds in which the general partner is presumed to have control. Although Paramount Predecessor has a non-controlling interest in these private equity real estate funds, the limited partners do not have the right to dissolve the partnerships or have substantive replacement rights or participating rights that would overcome the presumption of control by Paramount Predecessor. Accordingly, Paramount Predecessor consolidates the private equity real estate funds that it controls and records non-controlling interests to reflect the economic interests of the limited partners.

Paramount Predecessor consolidates any variable interest entity, or VIE, in which it is considered to be the primary beneficiary. VIEs are entities in which the equity investors do not have sufficient equity at risk to finance their endeavors without additional financial support or in which the holders of the equity investment at risk do not have a controlling financial interest. The primary beneficiary is defined as the entity having both of the following characteristics: (1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance, and (2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE.

Financial information relating to Paramount Predecessor’s VIEs is disclosed in Note 10 of Paramount Predecessor’s historical combined consolidated financial statements.

Impairment of Long-Lived Assets and Lease-Related Group of Assets

Long-lived assets, such as rental property and purchased intangible assets subject to amortization are reviewed for impairment on a property by property basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication that a rental property or an intangible asset may be impaired, the impairment test is performed for the individual asset if the recoverable amount of this asset can be determined individually.

If circumstances require that a long-lived asset or a group of assets is to be tested for possible impairment, Paramount Predecessor first compares undiscounted cash flows expected to be generated by an asset or group of assets to the carrying value of the asset or group of assets. If the carrying value of the long-lived asset or group of assets is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. No impairments were recorded for either rental properties or intangible assets during the nine months ended September 30, 2014 and the years ended December 31, 2013, 2012 and 2011.

Income Taxes

We intend to elect and to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2014. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. To maintain our qualification as a REIT, we are required under the Internal Revenue Code of 1986, as amended, or the Code, to distribute at least 90% of our REIT taxable income (without regard to the deduction for dividends paid and excluding net capital gains) to our stockholders and meet certain other requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may also be subject to certain state, local and franchise taxes. Under certain circumstances, U.S. federal income and excise taxes may be due on our undistributed taxable income.

We account for uncertain tax positions in accordance with ASC 740, Income Taxes. ASC No. 740-10-65 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-65, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC No. 740-10-65 also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods and requires increased disclosures. As of September 30, 2014 and December 31, 2013 and 2012, we do not have a liability for uncertain tax positions. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of the income tax provision. As of September 30, 2014, the tax years ended December 31, 2009 through December 31, 2013 remain open for an audit by the Internal Revenue Service.

Financial information relating to income taxes is disclosed in Note 13 of Paramount Predecessor’s historical combined consolidated financial statements.

Segment Reporting

Our segments are based on Paramount Predecessor’s method of internal reporting. Paramount Predecessor’s internal reporting structure and operations mirror its ownership structure in properties and private equity real estate funds. Paramount Predecessor historically has operated an integrated business that currently consists of three reportable segments: owned properties, managed funds, and a management company. Each individual property and each individual fund represents a different operating segment. All owned properties and managed funds have been aggregated as reportable segments as the individual properties and funds do not meet the quantitative and qualitative requirements to be disclosed separately. The owned properties segment consists of properties in which Paramount Predecessor directly or indirectly owns an interest, other than properties that it owns solely through an interest in its private equity real estate funds. The managed funds segment consists of the results of the private equity real estate funds, which historically has included the results of all of the private equity real estate funds controlled by Paramount Predecessor. In addition, Paramount Predecessor has a management company that performs property management and asset management services and certain general and administrative level functions, including legal and accounting, which is also considered a separate reporting segment.

New Accounting Standards

In January 2013, the FASB issued ASU 2013-01, Balance Sheet: Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, to clarify the scope of disclosures about offsetting assets and liabilities. The amendments clarified that the scope of guidance issued in December 2011 to enhance disclosures around financial instruments and derivative instruments that are either (a) offset, or (b) subject to a master netting agreement or similar agreement, irrespective of whether they are offset, applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. Adoptions of these amendments on January 1, 2013, did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date (“ASU 2013-04”), which addresses the recognition, measurement and disclosure of certain obligations including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. ASU 2013-04 states that entities would record obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the entity expects to pay on behalf of its co-obligors. The guidance in ASU 2013-04 also requires an entity to disclose the nature and amount of the obligation as well as other information about such obligations. For nonpublic entities, the ASU is effective for fiscal years ending after December 15, 2014, with early adoption permitted. Paramount Predecessor adopted this ASU effective December 31, 2013. Adoption did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02 to ASC Topic 220, Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires additional disclosures regarding significant reclassifications out of each component of accumulated other comprehensive income, including the effect on the respective line items of net income for amounts that are required to be reclassified into net income in their entirety and cross-references to other disclosures providing additional information for amounts that are not required to be reclassified into net income in their entirety. The adoption of ASU 2013-02 as of January 1, 2013, did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services—Investment Companies—Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). The amendments in this update change the assessment of whether an entity is an investment company by developing a new two-tiered approach for that assessment, which requires an entity to possess certain fundamental characteristics while allowing judgment in assessing other typical characteristics. The new approach requires an entity to assess all of the characteristics of an investment company and consider its purpose and determine whether it is an investment company. The adoption of ASU 2013-18 on January 1, 2014 did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In April 2014, the FASB issued an update (“ASU 2014-08”) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under ASU 2014-08, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the ASU expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. Paramount Predecessor adopted this ASU effective January 1, 2014. Adoption did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

INDUSTRY AND MARKET DATA

New York

New York City Overview

One of the world’s premier gateway cities, New York City is an international hub for business, politics, education and culture as well as a choice location for companies, residents and tourists alike. With a high concentration of tenants in finance, entertainment, advertising and many other industries, New York City is one of the most well-known office markets in the world. The market’s high barriers to entry, coupled with its wide array of industries with high demand for office space, provide stability through economic cycles and serve as a foundation for long-term growth and value creation. In addition, the lively, 24-7 environment attracts both domestic and international tourists, with more than 50 million visitors annually. New York’s tourism and high-income resident base also support its status as one of the most expensive retail markets in the country.

New York Metro Economy

The New York metro encompasses the largest population base and regional economy in the United States. The metro area—which includes New York City; Richmond, Rockland and Westchester counties of New York; and Bergen, Hudson and Passaic counties of Northern New Jersey—contained approximately 11.9 million residents as of 2013. New York is home to Wall Street (financial services), Madison Avenue (advertising) and numerous creative industries including fashion, media and design and an emerging technology cluster.

Employment Trends

Predominantly as a result of a large, diverse economy and limited exposure to the U.S. housing collapse, the New York metro fared better than the nation during the most recent recession and has outperformed other markets in the recovery. During the recession, total employment decreased by only 3.8% in the New York metro, as compared with a 6.3% decline on the national level. Since the trough in February 2009, 221% of jobs lost were recovered as of September 2014, led by educational and health services, leisure and hospitality, professional and business services and trade sector payrolls. Robust hiring activity in New York’s largest employment sectors, including professional and business services, trade, leisure and hospitality and educational and health services, is driving total employment growth at a pace that exceeds the national rate. The New York metro is benefitting from more diverse economic drivers than in the past as increased tourism, improved consumer confidence and the expansion of creative industries have been major contributors to growth. Year-to-date through September 2014, the New York metro private sector added more than 100,000 jobs.

While New York City is most closely associated with the finance industry, the educational and health services sector contained the largest portion of New York metro area employment with 20.1% as of September 2014. Additionally, 16.1% of total New York metro employment comprises the professional and business services sector—the second largest sector. This category, which includes legal services, accounting, architecture, advertising, consulting and other industries, added 136,200 jobs during the recovery as of September 2014. The financial activities sector, by comparison, added only 17,100 financial activities jobs during the recovery and accounts for only 9.9% of the New York metro employment base (down from 11% at its 2008 peak).

Driven by the strong professional and business service growth discussed above, office-using employment (which includes the professional and business services sector, the financial activities sector and a portion of the information services sector) has surpassed the pre-recession peak, with payrolls totaling more than 1.5 million jobs as of September 2014. Additionally, growth in the financial services industry, which has a significant multiplier effect on the local economy and drives job creation in other industries, is expected to resume shortly, which should have a significant positive impact on the economy and office-using employment. After the costs of compliance with Dodd-Frank requirements become more certain in the coming quarters, the pace of hiring in the finance industry should further increase as the uncertainty surrounding the impact of the new regulations dissipates and the U.S. economy continues to expand, necessitating more financial services. Thus, RCG forecasts the addition of more than 19,000 office-using jobs per year during 2015 to 2018, equal to average annual growth of 1.2%.

Population Trends

The New York metro has both the largest population and highest population density in the United States, with 11.9 million residents as of 2013. The size and density of the New York metro results in a relatively slow rate of population growth as compared to less dense areas; however the absolute number of residents gained over the past decade is one of the largest in the nation. During the 10 years from 2003 to 2013, the New York metro population increased by 485,000 residents cumulatively, which is equal to an average annual growth rate of 0.4%.

RCG expects that extended job creation in dynamic industries such as technology, healthcare, media and professional services should attract residents to the New York metro during the next five years. For 2015 through 2018,

RCG projects average annual population growth of 0.5%, equal to the cumulative addition of 223,900 residents. Given RCG’s expectations for creative industries to continue to lead employment growth and younger residents to drive in-migration, job creation will likely be concentrated in Manhattan with population growth concentrated in Manhattan and the close-in and transit-linked boroughs popular with young residents, such as Brooklyn.

Income Trends

Average per capita income in the New York metro reached $60,600 in 2013, while Manhattan’s average per capita income was more than $119,000 in 2012, according to the latest available data from the Bureau of Economic Analysis (BEA). In comparison, the national average per capita income was $44,538 in 2013. Since the recession, per capita income growth in the New York metro has outpaced the national trend, increasing at an average annual pace of 3.7% from 2009 to 2013. RCG expects that job creation in high-wage industries should support a healthy rate of income growth going forward. The average per capita income in the New York metro should increase at an average annual pace of 5.8% during the four year period 2015-2018, reaching nearly $80,000 in 2018. As income levels rise, retail sales activity should increase simultaneously.

Economic Outlook

RCG’s outlook for the New York metro economy is strongly positive. While New York City will remain the global financial capital through the foreseeable future, the New York metro’s economic base has and will continue to diversify in the years ahead. Looking forward, RCG believes that industries that require a well-educated, talented workforce will leverage a New York metro presence in order to access the in-demand, creative workforce located in the area. RCG projects average annual job creation of more than 78,000 jobs during 2015 through 2018, significantly higher than the historical average. RCG forecasts average annual total employment expansion of 1.7% per year from 2015 to 2016, slowing to 0.9% in 2017 and 1.2% in 2018. Unemployment is expected to hit 6.8% in 2014 and drop to 5.0% by 2016, before moderating at 5.5% in 2017 and 5.4% in 2018.

New York City Office Market Overview

Manhattan

Manhattan’s office market is by far the largest in the United States. With approximately 394 million square feet of office space as of the third quarter of 2014, the Manhattan office market dwarfs the second-largest office market, the Washington, D.C. metro (which includes the Northern Virginia and Maryland suburbs), which contains about 297 million square feet. The Manhattan office market is divided into three major markets: Midtown, Midtown South and Downtown. Midtown is defined to include the area between 72nd Street and 32nd Street (it extends down to 30th Street west of Sixth Avenue). Midtown South is between Midtown and Canal Street and the Manhattan Bridge. Downtown includes all areas south of Canal Street and the Manhattan Bridge.

Midtown Manhattan

Containing Sixth Avenue, Madison Avenue, Park Avenue, Fifth Avenue and Times Square, a midtown Manhattan office address is recognizable worldwide, attracting a diverse array of high-quality tenants. These tenants include professional and business services and financial services firms, along with some advertising, fashion and other creative industry tenants. Approximately 242.0 million square feet of rentable space are contained within midtown Manhattan’s office market, making it by far the largest CBD office market in the country. By comparison, the Chicago CBD and the Washington, D.C. CBD combined total just 234.0 million square feet of office space. Approximately three-quarters of midtown Manhattan’s office stock is classified as Class A.

Midtown Manhattan is also home to Fifth Avenue, one of the world’s leading retail markets and a flagship location for both national and international retailers. Along Fifth Avenue, the most desirable stretch is located between

49th and 59th Streets, where rents have risen above $3,000 per square foot according to REBNY. Two new entrants, Tommy Bahama and Massimo Dutti, as well as established tenants in the marketplace, continue to make long term commitments to the area. For example, Van Cleef & Arpels recently doubled its space at 744 Fifth Avenue and Prada extended its lease at 724 Fifth Avenue for another 15 years.

Reflecting a flight to quality, midtown Manhattan leasing activity was heavily weighted toward Class A product in recent years. In particular, hedge funds and private equity firms drove demand for office space in trophy buildings. Media and entertainment tenants were active while legal and financial services firms held back. As of the third quarter of 2014, the Class A vacancy rate was 11.6%, partially a product of newly delivered vacant space. Although the most expensive office market in the country, midtown Manhattan Class A office rates continued to trend upward in the first three quarters of 2014 by 5.3% to $79.59 per square foot. This increase followed four consecutive years of positive rental rate appreciation; however, the average asking rental rate remained 13.8% below its 2008 pre-recession peak of $92.32 per square foot.

After two years with no construction deliveries, 1.2 million square feet of new supply came online in midtown Manhattan during 2013, mainly due to the completion of 250 West 55th Street, an 896,000 square foot office tower. This project, started in 2008, was delayed in the aftermath of the financial crisis and was approximately 50% leased as of the end of 2013. During the previous cycle, new office deliveries in midtown Manhattan averaged nearly 1.1 million square feet per year from 2006 to 2010. In midtown Manhattan, there will be no new deliveries in 2014. In 2015, 7 Bryant Park, a 448,381 square foot project, and two smaller speculative projects totaling 193,556 square feet, are scheduled for completion. In 2016, the first phase of the Hudson Yards development will be completed on the far west side of midtown Manhattan. The Hudson Yards project will initially add two office buildings containing 1.7 million square feet to the market. No other projects are currently under construction, and combined, the aforementioned projects represent less than 1.0% of midtown Manhattan’s 242.0 million square foot office market. This level of upcoming new supply should be rapidly absorbed during a period of expected economic growth. The proposed conversion to residential or hotel use of some current office buildings, such as the Sony Tower on Madison Avenue between 55th and 56th Street and 15 Penn Plaza on Seventh Avenue between 32nd and 33rd Street, would further offset potential new office development.

Densification has impacted the overall Manhattan office market in a number of ways. Newly constructed projects are increasingly offering open floor plans and customizable layouts, which are favored by technology and new media firms. Local law firms and other professional services tenants have decreased footprints as a result of the digitization of records and the reduced need for large, private offices. The densification of office space has allowed some firms to upgrade to higher-quality space and/or more desirable submarkets as square footage needs have shrunk. Going forward, RCG believes that densification will continue to support a flight-to-quality trend in the Manhattan office market, benefiting the most desirable submarkets and high-quality buildings in midtown Manhattan.

Paramount Group Office Submarkets

In addition to its three major markets, the Manhattan office market is further defined by distinct submarkets. These submarkets differ widely in terms of their desirability, tenant base, rental and occupancy rates and barriers to new construction and supply. We currently own buildings in four of the premier office submarkets in the midtown Manhattan market. Our submarkets include: (i) the West Side submarket, which is defined to include all office properties north of 42nd Street, west of Seventh Avenue, with 59th Street (east of Eighth Avenue) and 72nd Street (west of Eighth Avenue) forming a border to the north and the Hudson River forming the western boundary; (ii) the Sixth Avenue/Rockefeller Center submarket, which is defined to include all Sixth Avenue office properties north of 41st Street; (iii) the Madison/Fifth Avenue submarket, which is defined to include all office properties north of 47th Street on Fifth Avenue and Madison Avenue; and (iv) the East Side submarket, which is defined to include all office properties south of 72nd Street, east of Lexington Avenue to the East River, north of 47th Street west of Second Avenue, then north of 49th Street east of Second Avenue. Other submarkets in which we do not currently own buildings include: Park Avenue, Grand Central, Penn Station, Times Square South, Murray Hill and United Nations.

Midtown Manhattan Office Markets (As of 3Q14)	Rentable Square Feet	Percent of Total	Direct Class A Asking Rents	Vacancy Rate
Paramount Group Markets
Madison/Fifth	24,670	10.2%	$101.61	13.9%
East Side	18,914	7.8%	$65.29	7.8%
6th Ave/Rock Center	40,519	16.7%	$86.00	9.1%
West Side	30,227	12.5%	$79.66	10.8%

Total/Weighted Average—Paramount Group Markets	114,330	47.2%	$86.19	10.4%

Non-Paramount Group Markets
Murray Hill	14,366	5.9%	$59.11	11.2%
Grand Central	43,971	18.2%	$64.19	12.0%
United Nations	2,670	1.1%	$45.00	0.1%
Park Avenue	21,653	8.9%	$92.11	15.2%
Penn Station	14,041	5.8%	$60.84	11.8%
Times Square South	31,092	12.8%	$75.53	9.6%

Total/Weighted Average—Non-Paramount Group Markets	127,793	52.8%	$74.29	11.6%

Total/Weighted Average—Midtown Office Market	242,123	100.0%	$79.59	11.0%

Note: Rentable square feet in thousands, direct Class A asking rents in $ per square foot annually, all stock figures calibrated to 1Q14

Source: RCG

The chart below illustrates a comparison of the historical rental rates and occupancy levels of Class A office space in our submarkets, the other midtown Manhattan submarkets and the midtown Manhattan office market as a whole.

For more than a decade, direct weighted average Class A office asking rental rates in Paramount Group submarkets exceeded the overall midtown Manhattan office market, as well as the average for non-Paramount Group midtown Manhattan submarkets. A concentration of high-quality office space in Paramount Group submarkets has drawn elite tenants in industries such as finance, consulting, professional services and creative industries that are able to afford the premium rents that these submarkets command. Prior to the recession, the vacancy rate for Paramount Group submarkets was consistently lower than the overall midtown Manhattan office market and the average non-Paramount Group submarkets. However, a high concentration of financial services firms in Paramount Group submarkets, which were highly exposed to the effects of the most recent recession, caused a sharper increase in the vacancy rate in Paramount Group submarkets than in the overall midtown Manhattan office market or non-Paramount Group office submarkets. However, the strengthening economic recovery has allowed for brisk absorption of Class A office space in recent quarters, causing Paramount Group submarkets’ vacancy rate to, once again, fall below the Midtown and non-Paramount Group submarket average.

Points of Promise

RCG believes that the midtown Manhattan office market fundamentals should continue to benefit from its status as a world-class office location. The midtown Manhattan office market has the highest asking rental rates and among the highest occupancy rates in the United States, and is characterized by high barriers-to-entry, limited new supply and strong prospects for continued job creation. As a result, RCG expects the midtown Manhattan office market to continue its strong recovery in rent growth and upward trends in occupancy. These facts and trends are shown in the four graphs below:

RCG expects that the overall attractiveness of a midtown Manhattan location will lead to strong absorption of vacant Class A office space through the expansion of tenants in industries such as professional services, technology, media and fashion. As the U.S. economy improves and the impact of the new regulatory environment is absorbed, following the implementation of Dodd-Frank, RCG also expects increased demand for office space from financial services firms. RCG projects a decline in the overall midtown Manhattan vacancy rate to 9.8% in 2018 from 11.0% in the third quarter of 2014. Already achieving the highest rents in the nation, midtown Manhattan office market rents are expected to grow 5.8% in 2015 and 6.5% in 2016. By the end of 2018, RCG expects midtown Manhattan office rents to reach an average of $88.53 per square foot. The weighted average Class A office rent in the third quarter of 2014 was $79.59 per square foot, and RCG expects this space to exhibit a comparable or stronger growth trend during the next five years. High-quality buildings in premier submarkets such as Madison/Fifth Avenue and Sixth Avenue/Rockefeller Center as well as other properties that can provide the flexibility of open floor plans should continue to command premium rents as tenants exhibit a sustained flight-to-quality trend in the coming years.

Washington, D.C.

Washington, D.C. Overview

As the capital of the United States, Washington, D.C. is a gateway city that is famous throughout the world. Washington, D.C. is home to the White House, Congress and numerous international embassies. The city has a well-developed infrastructure, world-class museums and other cultural attractions, and a number of highly-regarded universities. A lack of land, the high cost of construction and a strict regulatory environment lead to high barriers to new supply, while a large government presence and strong demand from tenants in a variety of industries support stability in the local office market.

Washington, D.C. Metro Economy

The Washington, D.C. metro encompasses the District of Columbia, 10 counties in northern Virginia, five counties in southern Maryland and one county in West Virginia. The District of Columbia is the seat of the U.S. federal government and therefore attracts employers in a range of industries that have economic interests in national policy and that support government activities including law, financial services, healthcare, telecommunications and non-profit organizations. Northern Virginia has a significant defense industry cluster while suburban Maryland tends to attract life sciences companies. In addition, the region’s high-technology sector, including firms focused on cyber security in particular, has been growing considerably in recent years.

Employment Trends

Washington, D.C.’s largest employment sector is the professional and business services sector, accounting for 22.7% of total employment as of September 2014. The government sector is Washington, D.C.’s second-largest employment sector, representing 22.2% of area jobs in September 2014. Although the federal government remains the region’s single largest employer despite suffering from the effects of sequestration, the Washington, D.C. metro economy is benefiting from greater diversification and the expansion of other industry clusters such as high technology, healthcare and professional services.

The employment market in the Washington, D.C. metro has been relatively stable, even during the most recent economic cycle, due to the large presence of the federal government and professional and business services in the area. During the recession, between mid-2008 and early 2010, total employment decreased by 3.4% in the Washington, D.C. metro, as compared with a 6.3% decline on the national level. Since the local trough in February 2010, as of September 2014, 172.9% of jobs lost during the recession had been recovered. This growth has occurred despite a decline in federal government payrolls since mid-2010. While other sectors such as the manufacturing, construction, trade, information services and financial activities sectors have not fully recovered lost jobs, professional and business services, educational and health services, and leisure and hospitality payrolls are higher than the previous peak.

Office-using employment, estimated by the sum of the professional and business services, financial activities and a portion of the information services sectors, has been fueling job creation in the Washington, D.C. metro during recent years. Driven by strong professional and business service growth, office-using employment surpassed the pre-recession peak in early 2011 and, after falling slightly in 2013, continued to grow through September 2014. Going forward, RCG expects the two-year budget passed by Congress in December 2013 to reduce the impact of sequestration and stabilize government employment; thus RCG forecasts the addition of 6,400 office-using jobs per year in the 4-year period of 2015 to 2018, which is equal to an average annual growth rate of 0.7%.

Population Trends

The population of the Washington, D.C. metro approached 6.0 million in 2013, after growing at a faster rate than the national average since 2006. A relatively stable employment environment and a high-quality of life caused population growth in the Washington, D.C. metro during the recession, in contrast with the trend recorded in most other metro areas throughout the United States. During the 10 years through 2013, the population in the Washington, D.C. metro increased at an average annual rate of 1.5%.

Looking forward, RCG expects that slightly diminished economic prospects will slow the rate of population growth from the high levels realized over the past decade; however, this rate will still outpace the national trend. RCG projects average annual population growth of 1.2% in the Washington, D.C. metro from 2014 to 2018, equal to the cumulative addition of nearly 360,000 residents.

Income Trends

Owing to concentrations of high-wage industries, personal income in the Washington, D.C. metro is significantly higher than the national average. In 2013, average per capita personal income increased to nearly $64,000 in the Washington, D.C. metro, as compared with approximately $44,500 nationally. Since 2000, personal income growth in Washington, D.C. has generally outpaced the national trend. In line with expectations for further expansion in high-wage industries, RCG expects strong Washington, D.C. income growth through the next five years. From 2014 to 2018, local per capita income should increase at an average annual pace of 4.8%, rising to $80,877 in 2018.

Economic Outlook

Washington, D.C.’s high-quality of life and the job opportunities available in knowledge-based industries are a strong draw for talented employees, particularly for young college graduates. Washington, D.C.’s attractiveness as a place to live and work for such individuals should continue to fuel job creation in innovative, office-using industries, which require a talented pool of local employees. RCG forecasts average annual total employment expansion of 0.7% per year in the four-year period of 2015 to 2018. The rate of job creation in office-using industries will match total employment expansion. During 2015 to 2018, job creation should average 22,000 jobs per year. Unemployment will remain substantially lower in the Washington, D.C. metro relative to the national average. RCG projects the local unemployment rate to fall to 4.2% in 2017 from 4.8% in December 2013 before moving up marginally to 4.3% in 2018.

Washington, D.C. Office Market Overview

The Washington, D.C. metro office market comprises three major markets: the District of Columbia, Northern Virginia and Suburban Maryland markets. Together, these three markets totaled more than 296 million square feet as of the third quarter of 2014. The District of Columbia office market is further divided into seven office submarkets including the in-demand CBD and adjacent East End submarkets where most of our Washington, D.C. portfolio is located and which we will further discuss below. Northern Virginia includes the closer-in submarkets of Arlington, Alexandria and Rosslyn, and additional suburban submarkets. We only have one asset in the Rosslyn submarket of Northern Virginia, so the discussion will be briefer.

The District of Columbia

The office market in the District of Columbia contained more than 108 million square feet as of the third quarter of 2014. As home to the U.S. federal government, public sector agencies occupy a large portion of the office stock. Additionally, industries that benefit from proximity to federal government decision-makers also comprise a large portion of the District of Columbia tenant base, including law, non-profit, consulting and professional services companies, among others.

The combination of slow leasing activity and rising levels of new supply is causing temporary volatility in the District of Columbia office market fundamentals. The introduction of new supply during the past decade contributed to a persistently higher Class A office vacancy rate relative to the overall District of Columbia office market, as this newly delivered space requires time to lease up. However, as is typical in weak points of a cycle, certain submarkets and segments are benefiting from a flight-to-quality as tenants take advantage of current market conditions to upgrade office space. While the District of Columbia vacancy rate (including sublease space) for all classes of office space remained essentially flat in the low 14%-range from 2009 through early 2014, the Class A office vacancy rate in the District of Columbia has decreased from a peak of 21.8% in 2009 to 15.9% in the third quarter of 2014. This absorption of Class A office space led to improved market conditions at the higher end of the office market, as the average Class A office asking rental rate in the District of Columbia surpassed the pre-recession peak in 2011 and remained above this level through mid-2014. In the third quarter of 2014, the average asking rent for Class A office space in the District of Columbia was $56.12 per square foot compared with $49.81 per square foot for all classes of office space. In contrast with the improving vacancy rate for Class A office space, reduced federal government leasing is fueling a growing inventory of vacant commodity space.

Following several years of strong leasing activity, new supply delivered (including substantial renovations) in the District of Columbia office market outpaced absorption during the last two years, in contrast with the larger trend over the past decade. While the pace of construction has been high during the past 10 years, with 20.9 million square feet of construction put in place in the District of Columbia office market or an average of 2.1 million square feet per year, until 2012, demand for space had been strong enough to absorb this high level of new deliveries. In 2012 and 2013, however, more than 1.6 million square feet of new supply was delivered just as the federal government faced budget issues that resulted in sequestration and the shutdown. As a result of these events, tenants across many industries felt greater uncertainty about the region’s economic future and therefore delayed expansion. While commodity space was more severely impacted than Class A office space, slower government growth had an overall dampening effect on the Washington, D.C. metro office market.

The recent limited federal government spending has had a disproportionate effect on both the market for commodity space as well as for office space in the outlying submarkets. As competition for limited government resources increases so does the importance of proximity to decision-makers. Several government contractors, for example, have relocated their headquarters to the District of Columbia or Northern Virginia in recent years in order to better compete for contracts.

Exacerbating the effects of new supply and federal government cutbacks is the changing nature of tenant space requirements. In the recent and prospective market, more tenants are looking for open floor plates with minimum column interruptions and abundant light and air. In particular, tech firms look for collaborative workspaces and more use of natural light. The digitization of information that previously required the use of space for law libraries is leading to right-sizing at law firms, for example. This densification of office space has allowed some firms to upgrade to higher-quality space and/or more desirable submarkets as square footage needs have shrunk. As a result of office space densification, vacancies are concentrated in older buildings with rigid column structures and inefficient layouts that are more difficult to renovate, as well as submarkets farther away. Such buildings may be more suited to eventual residential conversion than updating as an office property. Going forward, RCG believes that densification will continue to support a flight-to-quality trend in the Washington, D.C. metro office market, benefiting the most desirable submarkets and high-quality buildings. Landlords that can offer tenants the open floor plans they demand will likely achieve greater occupancies.

Paramount Group Office Submarkets

The District of Columbia office market is divided into seven submarkets. We currently own buildings in two of the District of Columbia’s premier office submarkets, CBD and East End. The CBD submarket is defined to include office properties west of 15th Street, NW, east of Virginia Avenue and New Hampshire Avenue, south of Massachusetts Avenue, and north of E Street and Virginia Avenue. The East End submarket is generally bounded by 5th Street, NW to the east, 15th Street, NW to the west, Massachusetts Avenue to the north and

Pennsylvania Avenue to the south. Other submarkets in which we do not currently own buildings include: Capitol Hill/NoMa, West End/Georgetown, Uptown, Southwest and the Capitol Riverfront.

District of Columbia Office Markets (As of 3Q14)	Rentable Square Feet	Percent of Total	Direct Class A Asking Rents	Vacancy Rate
Paramount Group Markets
East End	36,941	34.2%	$63.38	12.4%
CBD	33,447	30.9%	$64.06	13.2%

Total/Weighted Average—Paramount Group Markets	70,388	65.1%	$63.71	12.8%

Non-Paramount Group Markets
Capitol Hill/NoMa	13,250	12.3%	$54.87	13.7%
West End/Georgetown	5,194	4.8%	$56.35	6.1%
Uptown	3,913	3.6%	$41.53	23.8%
Southwest	10,667	9.9%	$50.34	17.8%
Capitol Riverfront	4,674	4.3%	$44.86	19.8%

Total/Weighted Average—Non-Paramount Group Markets	37,698	34.9%	$44.37	15.4%

Total/Weighted Average—District Office Market	108,086	100.0%	$56.12	13.7%

Note: Rentable square feet in thousands, direct Class A asking rents in $ per square foot annually, all stock figures calibrated to 1Q14

Source: RCG

The chart below illustrates a comparison of the historical rental rates and occupancy levels of Class A office space in our submarkets, the other District of Columbia submarkets and the District of Columbia office market as a whole.

Within the District of Columbia market, Paramount Group submarkets have consistently commanded Class A office asking rental rates above that of the average for non-Paramount Group submarkets. During the past three years, Paramount Group submarkets have commanded higher Class A office rents than the District of Columbia as a whole. Furthermore, market conditions in Paramount Group submarkets in the District of Columbia have been tighter than the District of Columbia average during the past eight years, with an average vacancy rate substantially lower than that of non-Paramount Group submarkets. Consistently strong demand from tenants in a range of industries, a desirable location and high-quality office stock in Paramount Group submarkets support premium rents and tight market conditions throughout economic cycles.

Northern Virginia

The Northern Virginia office market is divided into eight submarkets. We currently own one building in the Rosslyn submarket.

Northern Virginia Office Markets (As of 3Q14)	Rentable Square Feet	Percent of Total	Direct Class A Asking Rents	Vacancy Rate
Paramount Group Markets
Rosslyn	8,835	6.6%	$55.51	30.4%

Non-Paramount Group Markets
Courthouse/Clarendon/Virginia Square	5,531	4.2%	$39.01	16.6%
Ballston	6,821	5.1%	$43.75	21.3%
Crystal City/Pentagon City	11,812	8.9%	$40.49	24.4%
City of Alexandria	16,764	12.6%	$38.49	23.4%
Fairfax County	78,148	58.8%	$33.63	18.4%
Loudoun County	5,073	3.8%	$26.82	22.7%

Total/Weighted Average—Non-Paramount Group Markets	124,149	93.4%	$36.04	19.9%

Total/Weighted Average—NoVa Office Market	132,984	100.0%	$37.95	20.6%

Note: Rentable square feet in thousands, direct Class A asking rents in $ per square foot annually, all stock figures calibrated to 1Q14

Source: RCG

The chart below illustrates a comparison of the historical rental rates and occupancy levels of Class A office space in our submarkets, the other Northern Virginia submarkets and the Northern Virginia submarket as a whole.

Within the Northern Virginia office market, the Paramount Group submarket has commanded premium asking Class A office rental rates for more than a decade, relative to the market average and to non-Paramount Group submarkets. Additionally, market conditions within the Paramount Group submarket have historically been tighter than the Northern Virginia average and the non-Paramount Group submarkets average. The increase in the Paramount Group submarket vacancy rate during recent years was the result of down-sizing by government contractors and the delivery of 1812 North Moore, which came online in late 2013 with no signed tenants. Strong demand for space in this submarket should lead to the absorption of this high-quality vacant space, causing the Paramount Group submarket vacancy rate to fall, once again, below the market average.

Points of Promise

While the District of Columbia already has some of the highest asking rental rates in the United States, RCG believes that, going forward, job growth and diminishing supply of available space in the District of Columbia office market will lead to increasing rent growth and occupancy, particularly in the most desirable submarkets and high-quality buildings. These facts and trends are shown in the four graphs below:

RCG believes that the District of Columbia office market is on track to generate positive absorption during the next five years because employment is expected to grow while the pace of new construction has ebbed, with a majority of the space currently under construction pre-leased. As of the third quarter of 2014, there were six office projects totaling 1.6 million square feet under construction in the District of Columbia, with approximately 54% of this space pre-leased.

Through the next five years, RCG projects a cumulative total of 3.0 million square feet being constructed in the District of Columbia, with average annual deliveries of about 600,000 square feet through the end of 2018. Beyond 2018, RCG expects little new construction, as developers wait for existing excess space to be absorbed and achievable rents to reach a level that justifies new construction.

In addition to the decreased pace of construction, RCG’s expectations for employment growth should support improving office market fundamentals. The expansion of private sector employers, aided by the growth of the region’s technology cluster, should further stimulate office leasing activity through 2018. This growth will be enhanced with the resolution of political gridlock and the resumption of the historical pattern of public sector expansion. Relatively limited new supply and strong leasing activity should result in a gradual decline in the vacancy rate to 13.5% in 2018. During the four-year period 2015-2018, strong demand will drive overall rent growth at an average annual rate of 2.1% to $54.01 per square foot by 2018. Based on a continued flight-to-quality and a lower level of new supply coming online, RCG believes that Class A and trophy-class office rents should increase at an equivalent or faster pace. Also stemming from a flight-to-quality and more efficient space usage, highly desirable submarkets such as CBD and East End, where our District of Columbia properties are located, should receive stronger demand than the overall District of Columbia office market.

Northern Virginia has seen similar trends with an excess of construction and negative absorption during the past three years, though a more favorable supply-demand balance is expected going forward. During the next five years, RCG projects a lower influx of new supply, with cumulative new construction deliveries of 3.2 million square feet, which, when combined with steady tenant demand, will allow the vacancy rate to hover around 20% through 2018. Alongside tightening market conditions, rent growth should accelerate to 1.7% by 2018 from -1.0% in 2014, and drive rents to $35.24 per square foot at the end of 2018. As in the District of Columbia, RCG believes that the most desirable submarkets in Northern Virginia, such as Rosslyn, and high-quality buildings should benefit from stronger tenant demand through 2018.

San Francisco

The San Francisco Bay Area serves as a gateway city, the financial center of the West Coast of the United States and home to the high technology industry. A high-quality of life and plentiful job opportunities available in innovative industries attract talent from across the globe. Additionally, a cluster of top-tier research universities provides local employers with a steady pipeline of graduates. San Francisco’s unique attributes and attractions also draw visitors from around the world. The region’s advanced infrastructure, existing industry clusters and well-educated workforce support robust demand for office space throughout economic cycles, while high political and physical barriers to new supply limit the amount of new construction.

San Francisco Metro Economy

Composed of San Francisco and San Mateo counties, the San Francisco metro economy is driven by high technology companies, but contains a diverse range of innovative, growing industries. The San Francisco metro contains an increasingly young, well-educated and high-income population that locally based companies can access through an extensive public transportation network. Furthermore, local higher-education institutions contribute to the region’s high level of innovation and provide a pipeline of talented graduates in high-demand areas of study including engineering, computer science and mathematics.

Employment Trends

With a cluster of high-tech companies originally formed largely in Silicon Valley to the south of San Francisco, high-tech companies are now increasingly locating in or expanding within the San Francisco metro in order to compete for talented employees, many of whom would prefer to work near their residences in the city. In order to service the large, constantly renewing base of local start-ups, supporting industries including venture capital, law and other professional services maintain a significant presence in the San Francisco metro. In addition to the high tech, finance and professional services industries, the San Francisco metro also has a sizeable base of employers in the tourism, healthcare, life sciences, energy, education, media and government industries. By employment sector, professional and business services contains the largest number of San Francisco metro employees, accounting for 23.5% of total employment as of September 2014. The educational and health services sector is the second-largest with 13.4% of total employment.

The magnitude of the recent recession in the San Francisco metro was on par with the nation, but job creation during the recovery thus far has been much stronger than that of the national trend. Fueled by a rapidly expanding tech industry, by September 2014 the San Francisco metro added back 234.7% of the jobs lost during the recession. By sector, each of the educational and health services, professional and business services, information services, leisure and hospitality and other services sectors had surpassed their prior peak employment levels by September 2014, illustrating the services-driven nature of the recovery thus far. Going forward, the recovery should become more broad-based as job creation in high-wage services industries produces a multiplier effect throughout the economy.

Job creation in the high technology and professional services industries has been driving expansion in San Francisco’s office-using employment sectors. In 2013, office-using employment increased by 4.8%, equal to more than 16,600 jobs or nearly 43% of all jobs created during the year, propelled largely by hiring in the professional and business services sector. This trend should extend into the future, supported by continued expansion of the region’s high tech and professional services industries. RCG forecasts office-using employment will increase by an annual average of 1.8% or 6,900 jobs per year during 2015 to 2018.

RCG believes that job creation driven by the high technology industry will extend through the next five years, but the rate of growth will moderate to a more sustainable level. Today’s technology industry is more mature than that of the late 1990s/early 2000s cycle, as today’s companies have more experienced executive teams and established revenue streams, and there are more realistic expectations and capital deployment from investors for technology companies at all stages of development. The maturation of the high-tech industry is also apparent in more conservative San Francisco metro office leasing activity, which is substantially less speculative than that of the late 1990s/early 2000s tech boom and bust.

Population Trends

A high cost of living and limited delivery of new housing units has limited growth of the San Francisco metro population in the past decade. From 2003 to 2013, the metro population increased at an average annual pace of 0.7% for a cumulative addition of 139,000 residents. Going forward, job opportunities in high-wage industries and increased development of high-density multifamily housing should allow the local population to expand at a slightly faster rate than during the past decade. RCG projects average annual population growth of 0.9% during 2015 through 2018, equal to the cumulative addition of 84,200 residents.

Income Trends

The San Francisco metro’s well-paying industries lead to higher average income in the San Francisco metro relative to the national average. In 2013, average per capital personal income in San Francisco was just above $83,000, up 4.3% from 2012. In comparison, the national average per capita income was about $44,500 in 2013. During the next five years, RCG believes that high-wage industries such as technology will continue to lead job creation, supporting strong income growth. During 2015 to 2018, San Francisco average per capita income should increase at an average annual rate of 6.5%, reaching more than $113,000 in 2018.

Economic Outlook

The attractiveness of the San Francisco metro to young, talented individuals and the pipeline of graduates from local universities should continue to draw knowledge-based industry employers to the region. RCG projects total employment growth at an average annual rate of 2.5% from 2014 to 2016, with a slowdown to an average of 1.0% in 2017 and 2018. During this period, the unemployment rate should contract to a low of 3.7% in 2016, before ticking up to 4.3% in 2018, which is well below RCG’s expectations for the national unemployment rate during the same period.

San Francisco Office Market Overview

The San Francisco metro office market is mainly composed of space in the San Francisco CBD, with a growing inventory of non-CBD office space within the city of San Francisco, as well as suburban campuses and office buildings along transportation routes in the Peninsula, south of the city. The San Francisco CBD office market is encapsulated by two Financial District submarkets, the North Financial District and South Financial District submarkets, bisected by Market Street. A product of limited supply and changing tenant preferences, demand for office space outside of the CBD is increasing as non-CBD office submarkets such as East and West SoMa, Yerba Buena, and Civic Center/Mid-Market attract increased interest from office tenants, developers and investors.

San Francisco CBD

The San Francisco CBD is bounded by the Embarcadero and waterfront to the east, Washington Street to the north and Folsom Street to the south. Within these boundaries, the North Financial District is bounded by Kearny Street to the west and Market Street to the south. The South Financial District submarket is bounded by Third Street to the west and Market Street to the north. Traditional office-using tenants have historically located in the North Financial District submarket, which contains a high proportion of tenants in financial services, law and other professional services. However, recently there has been movement to the South Financial District submarket, a trend that could be amplified by the future completion of the Transbay Transit Center. In the South Financial District submarket, the tenant mix includes technology, professional services, media and other creative industries. These divisions are not exclusive, however, and tech tenants expanded in both the South Financial District and the North Financial District submarkets during the recovery, when space that suited their needs became available. Both the North and South Financial District submarkets benefit from an abundance of retail, restaurant and entertainment options, access to waterfront space and views, ample public transportation links and proximity to a highly dynamic workforce. The North Financial District submarket contains a higher proportion of historical buildings, with a younger average age of office inventory in the South Financial District submarket.

Rapid expansion of the high-tech and supporting industries fueled strong leasing activity in the San Francisco CBD. This trend has been bolstered by the migration to the San Francisco CBD of both start-ups and existing tech employers from Silicon Valley, as the industry competes for talent that would prefer to work near their residences in the City. Again, with an aim of attracting the best talent, office employers have favored Class A space. As a result, the CBD vacancy rate tightened to 8.6% in the third quarter of 2014 from a recent peak of 12.9% at year-end 2009. The Class A office vacancy rate fell to 8.4% from 13.1% during the same period. Tight market conditions allowed for increasing rental rates for both Class A space and the overall market. The average asking CBD office rental rate increased by 7.1% in 2013 and 7.8% in the first three quarters of 2014 to $60.25 per square foot for all classes of office space, while direct Class A office rents increased by 6.5% in 2013 and 9.8% in the first three quarters of 2014 to $63.68 per square foot. In the third quarter of 2014, both Class A and overall office asking rents were more than 50% above respective asking rents at year-end 2009.

The highly developed nature of the San Francisco CBD, coupled with high barriers to entry in the form of restrictive permitting, neighborhood resistance and high construction costs, results in a persistently low level of new supply. New projects are typically only started when local economic conditions are very strong and rents reach a level that justifies the high cost of construction. Following the cumulative delivery of three million square feet from 1999 to 2003, only 69,000 square feet of office space was delivered in the CBD through 2007. In 2008, 872,000 square feet in two projects came online in the South Financial District submarket. This level of new supply represents a small increase relative to the 50 million square foot size of the CBD office market in the third quarter of 2014.

With the technology industry leading the push toward denser, more collaboration-focused office environments, the San Francisco office market has been significantly impacted. Developers have financed major renovations in order to provide open-space floor plans to such tenants, with an increasing emphasis on shared spaces such as conference rooms, balconies, lobbies and even roof gardens. As a result, although the workspace designated for each employee has shrunk, the overall amount of space needed remains significant. Additionally, as this industry migrates into the urban environment of San Francisco from the suburban campus settings of Silicon Valley, densification is often required in order to house a substantial workforce, as there are limited large blocks of space available in the CBD. RCG expects densification to continue to have an impact on tenant preferences in the San Francisco CBD office market, but urbanization and flight-to-quality trends evident in the market should allow more tenants in industries such as high technology to increase office demand in the CBD going forward.

Paramount Group Office Submarkets

The San Francisco market is divided into 13 submarkets. We currently own one building in the South Financial District submarket of the San Francisco CBD, defined to include all buildings south of Market Street, west of the Embarcadero waterfront, east of Third Street and north of Harrison Street. The San Francisco CBD only contains one other submarket, the North Financial District submarket, in which we do not currently own buildings. Additionally, the City of San Francisco contains several non-CBD submarkets, which include East SoMa, Yerba Buena, Mission Bay, Showplace Square/Potrero Hill, Jackson Square, Civic Center/Mid-Market, Van Ness Corridor, North Waterfront, Union Square, West SoMa and The Presidio.

San Francisco Office Markets (As of 3Q14)	Rentable Square Feet	Percent of Total	Direct Class A Asking Rents	Vacancy Rate
Paramount Group Markets
South Financial District	23,995	32.0%	$63.72	8.7%

Non-Paramount Group markets	-	-	-	-
East SOMA	4,247	5.7%	$57.82	6.5%
Yerba Buena	3,108	4.1%	$53.66	4.2%
Mission Bay	1,057	1.4%	$57.00	1.3%
North Financial	25,853	34.4%	$63.65	8.6%
Showplace Square/Potrero Hill	3,111	4.1%	$58.00	11.5%
Jackson Square	1,491	2.0%	$54.79	9.8%
Civic Center/Mid-Market	3,160	4.2%	$48.97	14.3%
Van Ness Corridor	786	1.0%	$42.50	5.3%
North Waterfront	3,226	4.3%	$53.21	10.3%
Union Square	3,174	4.2%	$50.16	2.4%
West SOMA	838	1.1%	N/A	3.3%
The Presidio	1,031	1.4%	$63.74	4.0%

Total/Weighted Average—Non-Paramount Group Markets	51,082	68.0%	$61.63	8.1%

Total/Weighted Average—San Francisco Office Market	75,077	100.0%	$62.33	8.3%

Note: Rentable square feet in thousands, direct Class A asking rents in $ per square foot annually, all stock figures calibrated to 1Q14

Source: RCG

The charts below compare historical Class A rental rates and overall vacancy rates for office space in our submarket, the other San Francisco submarkets, and the total San Francisco office market.

Market fundamentals in the Paramount Group office submarket tend to outperform the overall San Francisco metro office market, while reflecting the same cyclical conditions driving demand. During the technology sector boom, for example, Class A asking rental rates in the Paramount Group office submarket skyrocketed and market conditions tightened swiftly as high tech tenants aggressively leased space. During the most recent economic cycle, vacancy rates in the Paramount Group office submarket remained well below the average for San Francisco and non-Paramount Group submarkets.

Points of Promise

The San Francisco metro office market has among the highest asking rents and occupancy rates in the United States. The highly developed nature of the San Francisco CBD office market, coupled with high barriers to entry in the form of restrictive permitting, neighborhood resistance and high construction costs, results in a persistently low level of supply. RCG believes that continued growth of technology and its supporting industries should support sustained healthy market conditions in the San Francisco CBD office market during the next five years, allowing for a strong pace of rent appreciation and increases in occupancy. These facts and trends are shown in the four graphs below:

RCG believes that the continued growth of technology and its supporting industries should support sustained healthy market conditions in the San Francisco CBD office market during the next five years, allowing for a strong pace of rent appreciation. Tenant demand should be sufficient during this time to absorb new projects coming online. In the CBD, more than 3.0 million square feet of space was under construction as of the third quarter of 2014, of which approximately 54% was pre-leased as of the third quarter of 2014. In 2014, new deliveries will total 575,000 square feet as 505 Howard Street, anchored by Neustar, came online during the first quarter and 535 Mission Street, anchored by Trulia, should come online in the fall. Both projects are located in the South Financial District. In 2015, six more projects are scheduled to come online in the South Financial District: 333 Brannan Street and 345 Brannan Street, which will form the new Dropbox campus; 390 Main, the future home of the Metropolitan Transportation Commission; 270 Brannan Street, which will be fully-occupied by Splunk; 222 Second Street which is 100% leased by LinkedIn and 350 Mission, which is fully leased to Salesforce.com. In 2016, 181 Fremont Street, a mixed-use office and residential project, is scheduled for completion. All six of the major office projects scheduled to come online in 2015 are substantially preleased.

Later in the RCG forecast, the Salesforce Tower will come online in the South Financial District in 2017. Adjacent to the under-construction Transbay Transit Center, this project would bring 1.5 million square feet to market and become the tallest building on the West Coast. The one million square foot Transbay Transit Center will replace the outdated Transbay Terminal with a multi-modal transportation hub that connects San Francisco, the East Bay, Marin County and Silicon Valley, in addition to providing access to other areas of California and adjacent states via 11 different transportation systems. Plans also currently call for a 5.4-acre park atop the Transbay Transit Center, which would be open to the public. Additional office space could be added in conjunction with the development of the new Transbay Transit Center. Given increased traffic flows and the shortage and high cost of parking in downtown San Francisco, employees and employers will likely favor office space that has access to public transportation options. The Transbay Transit Center is currently under construction with an estimated completion date of late 2017. These two projects should add to the appeal of the South Financial District submarket to potential tenants in a range of industries.

RCG forecasts extended tight market conditions through the next five years, although temporary upticks will likely result as new projects come online and are leased up gradually. From 2015 to 2018, the CBD vacancy rate is anticipated to remain in the 9% to 10% range. During this period, RCG projects that the average asking rental rate should increase at an average annual rate of 4.1%, reaching more than $69.71 per square foot in 2018 from the $60.25 per square foot seen in the third quarter of 2014. Based on shifting tenant preferences including a flight-to-quality, RCG expects that Class A space should record comparable or stronger rent appreciation during this time. Additionally, office landlords in the South Financial District submarket should disproportionately benefit from the propensity of tenants in the expanding technology industry to favor space south of Market Street, which is where our San Francisco property is located.

BUSINESS AND PROPERTIES

Overview

We are one of the largest vertically-integrated real estate companies focused on owning, operating and managing high-quality, Class A office properties in select CBD submarkets of New York City, Washington, D.C. and San Francisco. As of September 30, 2014, our portfolio consisted of 12 Class A office properties with an aggregate of approximately 10.4 million rentable square feet that was 92.1% leased to 260 tenants. Our New York City portfolio accounted for 75.6% of our annualized rent as of September 30, 2014, while our Washington, D.C. and San Francisco portfolios accounted for 11.7% and 12.7%, respectively.

Our portfolio reflects our strategy, which has been consistent for nearly 20 years, of concentrating on select submarkets within leading gateway cities in the U.S. that have high barriers to entry, are supply constrained, exhibit strong economic characteristics and have a deep pool of prospective tenants in various industries with a strong demand for high-quality office space. Our properties are located in premier submarkets within midtown Manhattan, Washington, D.C. and San Francisco. Within these submarkets, our portfolio includes Class A office properties that are consistently among the most sought after addresses in the business community. As a result of the strong underlying fundamentals in our submarkets, the location and high-quality of our assets and our proven management capabilities, we believe that our portfolio is well positioned to provide continued cash flow growth and value creation.

We have a demonstrated expertise in asset management, property management, leasing, acquisitions, repositioning, redevelopment, investment management and financing. Since 1995, we have acquired 28 high-quality office properties with a total value of approximately $11.5 billion primarily in our markets. We have a well established reputation as a value-enhancing owner of Class A office properties in our markets and have a proven ability to redevelop and reposition acquired office properties to appeal to the most discerning tenants. Our organization brings an international understanding and sophistication to the marketing and management of our properties that resonates with our tenants, which include many of the world’s leading companies. We have an unwavering commitment to superior tenant service, which helps us attract and retain high-quality tenants. We believe our recognized commitment to excellence and demonstrated expertise in the ownership, acquisition, redevelopment and management of Class A office properties will enable us to maximize the operating performance and growth of our portfolio.

Our senior management team is led by Albert Behler, our Chairman, Chief Executive Officer and President, who joined our predecessor in 1991 and has over 34 years of experience in the commercial real estate industry. When Mr. Behler joined our predecessor, he repositioned our diverse portfolio of real estate assets to focus primarily on Class A office properties in select submarkets of New York City. Since 1995, we have expanded our investment focus to include Class A office properties in select submarkets of Washington, D.C. and San Francisco that exhibit investment characteristics similar to those in our New York City submarkets. Overall, our senior management team has an average of 26 years of commercial real estate experience and has been with our company for an average of 14 years. Our senior management team members are proven stewards of investor capital with a remarkable track record through numerous economic cycles and have raised approximately $3.7 billion in equity capital from institutions and high-net-worth individuals since 1995. From the beginning of 1995 through September 30, 2014, we have generated an aggregate gross unlevered IRR of 18.5% and an aggregate gross levered IRR of 28.4% on our 15 realized property investments, which represents a total of $2.2 billion of proceeds.

Our predecessor was originally established in 1978 by Professor Dr. h.c. Werner Otto of Hamburg, Germany to invest in U.S. real estate as part of a distinguished international group of companies he founded. Today, these companies include: (i) the Otto Group, which is the world’s second largest online consumer retail vendor, one of the world’s leading retail mail order companies and the owner of Crate and Barrel; (ii) ECE Projektmanagement G.m.b.H. & Co. KG, which is the leading company in the development, planning, construction, leasing and management of shopping centers in Europe; and (iii) Park Property Management, which is a recognized owner and operator of apartment properties in Canada. In addition, the Otto family successfully made a significant investment in DDR Corp. in 2009 during the height of the financial crisis.

Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries, and we will be the sole general partner of our operating partnership.

Our Portfolio Summary

The following table provides information about our portfolio as of September 30, 2014.

Property	Submarket	Rentable Square Feet (1)	Percent Leased (2)	Annualized Rent (3)	Annualized Rent Per Leased Square Foot (4)
New York City:
1633 Broadway	West Side	2,643,065	97.7%	$151,307,586	$63.96
1301 Avenue of the Americas	Sixth Ave./Rock Center	1,767,992	81.8	101,270,844	70.74
31 West 52nd Street (5)	Sixth Ave./Rock Center	786,647	100.0	54,243,225	71.32
1325 Avenue of the Americas	Sixth Ave./Rock Center	814,892	94.6	40,838,719	59.03
900 Third Avenue	East Side	596,270	95.2	37,943,860	67.58
712 Fifth Avenue (6)	Madison/Fifth Avenue	543,341	98.4	50,083,098	96.22

Subtotal /Weighted Average		7,152,207	93.5%	$435,687,332	$68.90

Washington, D.C.:
425 Eye Street	East End	380,090	87.4%	$13,553,608	$42.93
Liberty Place (7)	East End	174,205	64.8(8)	6,736,862	67.76
1899 Pennsylvania Avenue (9)	CBD	192,481	71.9	10,849,671	80.96
2099 Pennsylvania Avenue (10)	CBD	208,636	31.6	4,649,649	75.59
Waterview	Rosslyn, VA	647,243	98.9	31,212,577	46.90

Subtotal / Weighted Average		1,602,655	80.5%	$67,002,369	$52.61

San Francisco:
One Market Plaza (11)	South Financial District	1,611,125	97.2%	$73,301,800	$59.00

Subtotal / Weighted Average		1,611,125	97.2%	$73,301,800	$59.00

Portfolio Total / Weighted Average		10,365,987	92.1%	$575,991,500	$65.20

(1)	Each of the properties in our portfolio has been measured or remeasured in accordance with either REBNY or BOMA 2010 measurement guidelines, and the square footages in the charts in this prospectus are shown on this basis. Total rentable square feet consists of 8,935,018 leased square feet, 375,743 square feet with respect to signed leases not commenced, 822,564 square feet available for lease, 26,417 building management use square feet, and 206,245 square feet from REBNY or BOMA 2010 remeasurement adjustments that are not reflected in current leases.

(2)	Based on leases signed as of September 30, 2014 and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet.

(3)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014, including percentage rent received from our theater and retail space at 1633 Broadway for the 12 months ended September 30, 2014. This amount reflects total cash and percentage rent before abatements. Abatements committed to for leases that commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $18.1 million. Pro rata abatements for the nine months ended September 30, 2014 were $36.4 million.

(4)

Represents annualized rent (less $5,803,762 for parking space, $1,796,594 for storage space, $4,117,279 for theater space, $42,630 for signage revenue and $408,802 for roof revenue) divided by leased square feet

(excluding 375,743 square feet with respect to signed leases not commenced, 73,209 square feet for parking space, 64,823 square feet for storage space, 145,192 square feet for theater space, 4,449 square feet for roof space and 26,417 square feet for building management space) as set forth in note (1) above for the total.

(5)	We will own a 64.2% aggregate interest in this property through two joint ventures.

(6)	We own a 50.0% interest in a joint venture that owns a fee interest in a portion of the property and a ground leasehold interest in a portion of the property with a remaining term of approximately 11 years (expiring January 1, 2025). The ground lease features an installment sales contract to purchase the fee interest in the property covered by the lease from the ground lessor on January 2, 2015, subject to certain terms and conditions, for $12.1 million. We have an option to postpone the closing date until January 2, 2025, and if so exercised, the purchase price at closing will be $13.1 million.

(7)	Annualized rent is converted from triple net to gross basis by adding expense reimbursements to base rent. Figures include $1,592,015 of reimbursement revenue attributable to tenants as of September 30, 2014.

(8)	Does not reflect a lease for 6,663 rentable square feet that was signed October 27, 2014, which would increase percent leased to 68.6%.

(9)	Annualized rent is converted from triple net to gross basis by adding expense reimbursements to base rent. Figures include $4,017,272 of reimbursement revenue attributable to tenants as of September 30, 2014.

(10)	Annualized rent is converted from triple net to gross basis by adding expense reimbursements to base rent. Figures include $1,615,458 of reimbursement revenue attributable to tenants as of September 30, 2014. The full amount was abated in September 2014.

(11)	An independent third party global investment and advisory firm purchased a 49.0% interest in the joint venture that owns One Market Plaza on July 23, 2014. Following the completion of the formation transactions, we will own a 49.0% interest in the joint venture that owns One Market Plaza and we will indirectly wholly own the general partner of a limited partnership that owns a 2.0% interest in the joint venture that holds the property. As a result, we will effectively have 51.0% voting power in connection with the property.

In addition to our portfolio, we will own interests in and manage certain existing private equity real estate funds and other assets following the consummation of the formation transactions. For further details see “—Real Estate Funds, Property Management and Other Assets” on page 210.

Our Competitive Strengths

We believe that we distinguish ourselves from other owners and operators of office properties through the following competitive strengths:

•	Premier Portfolio of High-Quality Office Properties in Most Desirable Submarkets. We have assembled a premier portfolio of Class A office properties located exclusively in carefully selected submarkets of New York City, Washington, D.C. and San Francisco. Our submarkets are among the strongest commercial real estate submarkets in the United States for office properties due to a combination of their high barriers to entry, constrained supply, strong economic characteristics, and a deep pool of prospective tenants in various industries that have demonstrated a strong demand for high-quality office space. Our markets are international business centers, characterized by a broad tenant base with a highly educated workforce, a mature and functional transportation infrastructure, and an overall amenity rich environment. These markets are home to a diverse range of large and growing enterprises in a variety of industries, including financial services, media and entertainment, consulting, legal and other professional services, technology, as well as federal government agencies. As a result of the above factors, the submarkets in which we are invested have generally outperformed the broader markets in which they are located. The following table illustrates the rents and the occupancy levels for competitive office space in our submarkets compared to other competitive submarkets in our markets as of September 30, 2014:

	Paramount Submarkets (1)(2)		Non-Paramount Submarkets (2)(3)	Difference		Percentage Premium
New York City
Asking Rents	$86.19		$74.29	$11.90		16.0%
Occupancy	89.6%		88.4%	119 bps		1.3%

Washington, D.C. District of Columbia
Asking Rents	$63.71		$44.37	$19.35		43.6%
Occupancy	87.2%		84.6%	264 bps		3.1%
Northern Virginia
Asking Rents	$55.51		$36.04	$19.47		54.0%
Occupancy	69.6	%(4)	80.1%	(1,050 bps	)	(13.1%)

San Francisco
Asking Rents	$63.72		$61.63	$2.09		3.4%
Occupancy	91.3%		91.9%	(59 bps	)	(0.6%)

Source: RCG.

(1)	Represents our four submarkets in midtown Manhattan, our two submarkets in Washington, D.C., our submarket in Northern Virginia and our submarket in San Francisco.

(2)	Amounts weighted based on submarket square footage.

(3)	Represents all submarkets in which we do not have a presence in midtown Manhattan, Washington, D.C., Northern Virginia and San Francisco.

(4)	The increase in the Paramount Group submarket vacancy rate during recent years was the result of down-sizing by government contractors and the delivery of 1812 North Moore, which came online in late 2013 with no signed tenants. Strong demand for space in this submarket should lead to the absorption of this high-quality vacant space, causing the Paramount Group submarket vacancy rate to fall, once again, below the market average.

Within our targeted submarkets, we have assembled a portfolio of Class A office properties that are consistently among the most sought after addresses in the business community. According to RCG, given current market rents, construction costs and the lack of competitive development sites, most of our portfolio could not be replicated today on a cost-competitive basis, if at all. We believe the high-quality of our buildings, services and amenities, and their desirable locations should allow us to increase rents and occupancy to generate positive cash flow and growth.

Furthermore, our 1633 Broadway property is home to the internationally renowned Gershwin Theatre, the second largest theatrical entertainment venue in New York City behind Radio City Music Hall. The Gershwin Theatre has been home to the musical Wicked for the past 10 years, one of the top box office grossing shows on Broadway.

•	Deep Relationships with Diverse, High Credit-Quality Tenant Base. We have long-standing relationships with high-quality tenants, including Allianz, Bank of America Corporation, Barclays plc, Clifford Chance US LLP, Commerzbank AG, Crédit Agricole Corporate & Investment Bank, Corporate Executive Board Company, Deloitte & Touche LLP, Showtime Networks Inc., TD Bank, N.A., Warner Music Group and the U.S. Federal Government. Approximately 64.4% of our annualized rent is derived from investment grade or nationally recognized tenants in their respective industries. As of September 30, 2014, our nearly 300 commercial tenant leases across our 260 tenants had an average size of approximately 31,100 rentable square feet. No tenant accounted for more than 5.1% of our annualized rent as of September 30, 2014.

Our senior management team applies a hands-on approach and capitalizes upon a network of deep industry relationships to aggressively lease-up vacant space, maintain high tenant retention rates and creatively address the needs of our high-quality tenant base. Tenants frequently seek out space in our properties based on our strong reputation. For example, upon the sale by our predecessor of a 1.0 million rentable square foot office property on Avenue of the Americas, an international law firm tenant at this property requested that we find space in another of our properties. We were able to move this tenant to 1633 Broadway, where they currently lease 108,477 rentable square feet through August 2024.

•	Strong Internal Growth Prospects. We have substantial embedded rent growth within our portfolio as a result of the strong historical and projected future rental rate growth within our submarkets, contractual fixed rental rate increases included in our leases and incremental rent from the lease-up of our portfolio. As of September 30, 2014, the market rents for the office space in our portfolio for which leases had commenced were 15.4% higher than the annualized rent from the in-place leases for this space based on our internal estimates used for budgeting purposes. The following table provides information about our weighted average office market rents versus our weighted average in-place office rents in our markets as of September 30, 2014.

Market	Paramount Office Portfolio Market Rent Per Square Foot (1)	Paramount In- Place Office Rents Per Square Foot (2)	Weighted Average Lease Term (3)	Paramount Office Market vs. In- Place Rents Per Square Foot
New York City	$78.26	$71.85	7.5	8.9%
Washington, D.C.	68.49	51.17	10.4	33.8
San Francisco	83.14	58.37	4.9	42.4

Total	$77.28	$66.95	7.6	15.4%

(1)	Based on our internal estimates of 2015 market rents, on a gross basis, for the office space in our portfolio for commercial leases that we use for budgeting purposes.
(2)	Represents the base rent per square foot plus tenant reimbursements based on September 2014 amounts annualized. Triple-net leases are converted to a gross basis by adding expense reimbursements to base rent.
(3)	Excludes month-to-month leases.

Furthermore, given the strong underlying fundamentals of our submarkets, the location and high-quality of our assets and our proven management capabilities, we believe that we will be able to continue to generate attractive internal growth from our portfolio over time, particularly as we lease-up our portfolio from its 92.1% leased rate as of September 30, 2014. According to RCG, midtown Manhattan office market vacancy is projected to decline in the near to medium term and average rent growth is forecasted to exceed all other U.S. gateway cities through the end of 2018, an effect of high demand and constraints on new supply. The average office rent in midtown Manhattan is forecasted to grow at annual rates averaging 5.3% during the years 2015 through 2018. Occupancy in the midtown Manhattan office market is expected to increase from 89.0% in the third quarter of 2014 to 90.2% in 2018. In Washington, D.C., in addition to the decreased pace of construction, RCG believes other projected economic indicators forecast a strong future for office activity. The average Class A office rent in Washington, D.C. is forecasted to grow at annual rates averaging 2.1% during the years 2015 through 2018. The expansion of private sector employers, aided by the growth of the region’s technology cluster, should further stimulate office leasing activity through 2018, with occupancy expected to increase from 86.3% in the third quarter of 2014 to 86.5% in 2018. In San Francisco, RCG believes that the continued growth of the technology and supporting industries should sustain healthy market conditions in the CBD office market during the next five years, allowing for a strong pace of rent appreciation. Tenant demand is expected to exceed the new supply of office projects coming online during this time, resulting in positive absorption. The average Class A office rent in San Francisco is forecasted to grow at annual rates averaging 4.1% during the years 2015 through 2018, second only to midtown Manhattan among gateway cities in the United States during the same period. Additionally, occupancy is expected to remain consistently high through 2018.

We also have substantial embedded rent growth within our portfolio as a result of contractual fixed rental rate increases included in our leases. As of September 30, 2014, the average duration of our leases, excluding month-to-month leases, is 11.6 years with an average remaining term of 7.6 years. We typically have fixed rental rate increases in our leases ranging from 2.0% to 3.0% per year, which will result in increases in rents over the terms of these leases. Our portfolio is also 92.1% leased as of September 30, 2014; we believe this presents us with a meaningful growth opportunity as we lease-up our portfolio given the strong office market fundamentals in our target markets.

In addition, we expect incremental rental revenue from two in-process renovation projects that are expected to add space for retail tenants, whose asking rents are generally above those of office tenants in our markets.

•	Demonstrated Acquisition and Operational Expertise. Over the past nearly 20 years, we have developed and refined our highly successful real estate investment strategy. We have a proven reputation as a value-enhancing, hands-on operator of Class A office properties. We target opportunities with a value-add component, where we can leverage our operating expertise, deep tenant relationships, and proactive approach to asset and property management. In certain instances, we may acquire properties with existing or expected future vacancy or with significant value embedded in existing below-market leases, which we will be able to mark-to-market over time. Even fully leased properties from time to time present us with value-enhancing opportunities which we have been able to capitalize on, such as our acquisition of 31 West 52nd Street and 1177 Avenue of the Americas, which are described below.

31 West 52nd Street, New York, New York

In December 2007, we acquired 31 West 52nd Street, a 786,647 rentable square foot Class A office property located in the Sixth Avenue/Rockefeller Center submarket of midtown Manhattan. Although we have maintained near 100% occupancy of this property during our ownership, we have nevertheless been able to increase our NOI based on our proactive management and tenant relationships. On multiple occasions, we were able to take back underutilized space from an existing tenant and re-lease those spaces at higher rents. In 2012, we negotiated a take-back totaling 24,299 rentable square feet, remeasured the space to 26,895 rentable square feet and re-leased that space to an existing tenant at an annualized rental rate of $82.00 per rentable square foot, or approximately $15.60 per rentable square foot higher than the previous tenant, while also receiving a termination fee of $3.0 million. In 2013, we negotiated a take-back totaling 17,424 rentable square feet, remeasured that space to 17,789 rentable square feet and released that space to an existing tenant at an annualized rental rate of $93.00 per rentable square foot or approximately $29.50 per rentable square foot higher than the previous tenant, while receiving a termination fee of $0.6 million. Additionally, in 2014, we negotiated a take-back totaling 26,578 rentable square feet, remeasured that space to 26,738 rentable square feet and released that space to an existing tenant at an annualized rental rate of $95.00 per rentable square foot or approximately $10.50 per rentable square foot higher than the previous tenant, while receiving a termination fee of $2.5 million. As part of our acquisition, we were able to acquire and lease approximately 19,000 rentable square feet of adjacent space to a world renowned restaurant chain on the north side of the building, and reconfigure the lobby and ground floor storage to create approximately 2,800 additional rentable square feet, which we leased long-term to a second restaurant tenant on the south side of the building.

1177 Avenue of the Americas, New York, New York

In October 2002, we acquired a 51.0% interest in 1177 Avenue of the Americas, a 960,000 rentable square foot Class A office property. While the property was fully leased at the time of acquisition, we identified an opportunity to grow cash flow based on our engagement with the major tenant, an international accounting firm that had outgrown its space. In 2003, we negotiated a sublease for the majority of the existing tenant’s space with a major U.S. law firm, which ultimately became a direct tenant for an additional 10 years beyond the existing tenant’s expiration. In conjunction with this transaction, we received approximately $17.3 million in consent fees, commissions and tenant improvement allowances paid by the existing tenant. In December 2005, a private equity real estate fund managed by us acquired the remaining 49.0% interest in the property from a third party. We sold the property in December 2007 generating a blended gross levered IRR and equity multiple of 39.3% and 3.5x, respectively.

•	Value-Add Renovation and Repositioning and Development Capabilities. We have expertise in renovating, repositioning and developing office properties, having made significant investments of over $100.0 million (excluding tenant improvement costs and leasing commissions) in four of our office properties since 1995. We have historically acquired well-located assets that have either suffered from a need for physical improvement to upgrade the property to Class A space, have been underperforming due to a lack of a coherent leasing and branding strategy or have been under-managed and could be immediately enhanced by our hands-on approach.

We are experienced in upgrading, renovating and modernizing building lobbies, corridors, bathrooms, elevator cabs and base building systems and updating antiquated spaces to include new ceilings, lighting and other amenities. We have also successfully aggregated and are continuing to combine smaller spaces to offer larger blocks of space, including multiple floors, which are attractive to larger, higher credit-quality tenants. We believe that the post-renovation quality of our buildings and our hands-on asset and property management approach attract higher credit-quality tenants and allows us to grow cash flow. In addition, we have been a leader in environmental initiatives that have helped us to manage operating costs, attract and retain premium tenants and ultimately enhance portfolio value. We have derived substantial cost savings through innovative energy efficiency retrofitting and sustainability initiatives, reducing direct and indirect energy costs paid both by tenants and by us throughout our portfolio. The following examples describe two of our successful renovation and repositioning or development projects.

1800 K Street, Washington, D.C.

In March 2004, we acquired 1800 K Street, a 205,200 rentable square foot Class B office property located in the heart of Washington, D.C.’s “golden triangle” section of the CBD submarket. Upon acquisition, we implemented an intensive capital improvement plan to replace the facade and windows for the two exposed property elevations, replace the entrance plaza and lobby and add definitive signage and identity through the use of a decorative stone recess located at the property’s prime corner. We simultaneously executed a marketing campaign to rebrand and reposition the asset as a Class A property. We sold this property in September 2006 generating a gross levered IRR and equity multiple of 31.1% and 2.0x, respectively.

1331 L Street, Washington, D.C.

In November 2006, in conjunction with a joint venture partner, we started a ground up development of a Class A, 10-story office building of approximately 170,000 rentable square feet at 1331 L Street in the East End submarket of Washington, D.C. We oversaw planning commission approval and the project was completed within the original 18 month schedule and on budget. During the construction phase, we sold the property to a company as its new headquarters and recognized a gain of approximately $29.7 million on the sale. Due to the timing of the sale, the project was completed with a minimal amount of capital invested.

•	Seasoned and Committed Management Team with Proven Track Record. Our senior management team, led by Albert Behler, our Chairman, Chief Executive Officer and President, has been in the commercial real estate industry for an average of 26 years, and has worked at our company for an average of 14 years. Our senior management team is highly regarded in the real estate community and has extensive relationships with a broad range of brokers, owners, tenants and lenders. We have developed relationships that enable us to secure high credit-quality tenants on attractive terms and provide us with potential off-market acquisition opportunities. We believe that our proven acquisition and operating expertise enables us to gain advantages over our competitors through superior acquisition sourcing, focused leasing programs, active asset and property management and first-class tenant service. Our knowledge, expertise and experience have allowed us to actively pursue opportunities for well-located, high-quality buildings that may be in a transitional phase due to current or impending vacancies.

Since 1995, members of our senior management team have raised approximately $3.7 billion in equity capital from institutional and high-net-worth investors. From the beginning of 1995 through September 30, 2014, we have generated an aggregate gross unlevered IRR of 18.5% and an aggregate gross levered IRR of 28.4% on our 15 realized property investments, which represents a total of $2.2 billion of proceeds. Our management team has developed an extensive and valuable set of relationships with institutional and high net worth investors, including the Otto family, which we believe will provide us with an advantage in raising additional capital in the future if the opportunity to deploy such capital were to arise in a manner that matched our strategic goals.

Upon completion of this offering, our senior management team is expected to own a significant amount of our common stock on a fully diluted basis, aligning their interests with those of our stockholders, and incentivizing them to maximize returns for our stockholders.

•

Conservative Balance Sheet. Over the past several decades, we have built strong relationships with numerous lenders, investors and other capital providers. Our financing track record and depth of relationships provide us with significant financial flexibility and capacity to fund future growth in both good and bad economic environments. As of September 30, 2014, we had a strong pro forma capital structure that supports this flexibility and growth. Our pro forma net debt to total enterprise value is 36.2% and pro forma net debt to annualized Adjusted EBITDA for the nine months ended September 30, 2014 is 7.6x, each calculated on a pro rata basis. Adjusting net debt to reflect reductions in cash subsequent to September 30, 2014, and EBITDA to include annualized revenue from leases signed but commencing after September 30, 2014, pro forma net debt to Adjusted EBITDA on a pro rata basis would have been 7.5x. On a pro forma basis as of September 30, 2014, approximately 90.0% of our debt will be fixed rate, we will have no debt maturities prior to December 2016 and the weighted average maturity of our pro forma indebtedness will be 3.3 years. Upon completion of this offering, we expect we will have an undrawn $1.0 billion senior unsecured revolving credit facility and approximately $66.2 million of Cash NOI from four unencumbered properties totaling 3.2 million square feet.

•	Proven Investment Management Business. We have a successful investment management business, where we serve as the general partner and property manager of private equity real estate funds for institutional investors and high-net-worth individuals with combined assets aggregating approximately $8.6 billion as of September 30, 2014. We have also entered into a number of joint ventures with institutional investors, high-net-worth individuals and other sophisticated real estate investors through which we and our funds have invested in real estate properties. As part of the formation transactions, we will acquire most of the assets held by our private equity real estate funds while also retaining our investment management platform pursuant to which we will continue to manage our existing funds and joint ventures that will continue holding assets following the formation transactions. Going forward, we expect our investment management business to be a complementary part of our overall real estate investment business that will focus primarily on debt and preferred equity investments and will not compete directly with our real estate investment business. The continuing fees that we will earn in connection with this business will enhance our potential for higher overall returns. Additionally, although we intend to directly fund our future real estate investments following deployment of our existing funds’ remaining committed equity capital, our existing investment management platform should enable us to more easily supplement our direct capital sources through strategic joint ventures or pursue opportunities through new private equity real estate funds where advantageous.

Business and Growth Strategies

Our primary business objective is to enhance stockholder value by increasing cash flow from operations. The strategies we intend to execute to achieve this goal include:

•	Lease-up of Currently Available Space. Given current demand for high-quality Class A office space in our submarkets, we believe that we are well positioned to achieve significant internal growth through the lease-up of existing space in our portfolio. As of September 30, 2014, our office properties in New York City, Washington, D.C. and San Francisco were on average approximately 93.5%, 80.5%, and 97.2% leased, resulting in 822,564 rentable square feet available to lease. Our available space is primarily concentrated in large blocks of contiguous space on individual or multiple floors, which is highly attractive to larger, higher credit-quality tenants that typically lease space at higher rents for longer lease terms and have higher average retention rates and greater prospects for growth. For example, as of September 30, 2014, we had 321,708 rentable square feet, or 39.1% of the total available rentable square feet in our portfolio, of highly attractive available space in our 1301 Avenue of the Americas property in the Sixth Avenue/Rockefeller Plaza submarket of midtown Manhattan, which was 81.8% leased, as of September 30, 2014, compared to the submarket average of 90.9%. Our available space in this property includes large footprints on the higher floors with Manhattan skyline views. A large portion of the space we are currently marketing relates to one recent lease termination. For further details see “—1301 Avenue of the Americas,” on page 163. We are well positioned to continue our predecessor’s leasing momentum in this submarket based on relatively limited lease expirations of competitive Class A space and the expected continuation of strong underlying market fundamentals. According to RCG, supply and demand fundamentals are expected to remain strong in this submarket, with positive absorption expected over the next several years.

As an additional example, we acquired our 2099 Pennsylvania Avenue property in 2012 in an off-market transaction. As of September 30, 2014, this property was 31.6% leased, resulting in 142,764 rentable square feet available to lease, or 17.4% of the total available rentable square feet in our portfolio. At the time of acquisition, we were aware that a large existing tenant would vacate upon expiration of its lease, thus providing us with an opportunity to re-lease the space at attractive rental rates. Upon acquisition of the property, we modernized the look and feel of the lobby by adding additional lighting, new furniture and greenery. Approximately three months following the completion of the renovations, we were able to lease 59,133 rentable square feet to an international law firm. We contemplate adding to the tenant amenities, including replacing all the equipment in the fitness center and adding a secure bike storage area in the garage. In addition, we also have 54,165 rentable square feet of highly attractive available space in our 1899 Pennsylvania Avenue Property, which was 71.9% leased, as of September 30, 2014, compared to the submarket average of 86.8%. Our available space in this property primarily includes recently vacated space, which we have aggregated to target a higher-caliber, larger-footprint tenant that is also seeking to capitalize on our available lobby signage in this property.

Based on current market demand and the efforts of our dedicated leasing team, we expect to increase our occupancy and revenue significantly across these properties and our portfolio. For example, for our properties identified in the table below, if we were to achieve the submarket lease percentage at market rents, based on our internal estimates used for budgeting purposes, we would generate potential incremental annualized rent of approximately $25.2 million per year. The information in the table is as of September 30, 2014.

	Property Percentage Leased (1)	Submarket Percentage Leased (2)	Weighted Average Market Rent Per Square Foot (3)	Potential Incremental Annualized Rent (4)
1301 Avenue of the Americas	81.8%	90.9%	$83.56	$13,437,487
2099 Pennsylvania Avenue	31.6	86.8	82.64	9,521,551
1899 Pennsylvania Avenue	71.9	86.8	77.52	2,229,217

Total				$25,188,255

(1)	Based on leases signed as of September 30, 2014 and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet.

(2)	Information provided by RCG.

(3)	Based on our internal estimates of 2015 market rents, on a gross basis, that we use for budgeting purposes, which are determined on a lease-by-lease basis.

(4)	Figures represent potential incremental annualized rent in addition to leases signed but not commenced.

Furthermore, for our properties identified in the table below, if we were able to achieve the historical average submarket lease percentage from January 1, 1999 to September 30, 2014 at market rents, based on our internal estimates used for budgeting purposes, we would generate potential incremental annualized rent of approximately $28.8 million per year.

	Property Percentage Leased (1)	Average Historical Percentage Leased (1999 -2Q 2014) (2)	Weighted Avg. Market Rent Per Square Foot (3)	Potential Incremental Annualized Rent (4)
1301 Avenue of the Americas	81.8%	92.4%	$83.56	$15,662,753
2099 Pennsylvania Avenue	31.6	91.0	82.64	10,248,942
1899 Pennsylvania Avenue	71.9	91.0	77.52	2,858,728

Total				$28,770,424

(1)	Based on leases signed as of September 30, 2014 and calculated as total rentable square feet less square feet available for lease divided by total rentable square feet.

(2)	Represents submarket information provided by RCG.

(3)	Based on our internal estimates of 2015 market rents, on a gross basis, that we use for budgeting purposes, which are determined on a lease-by-lease basis.

(4)	Figures represent potential incremental annualized rent in addition to leases signed but not commenced.

•	Increase Existing Below-Market Rents. We believe we can capitalize on our high-profile institutional-quality portfolio by realizing the substantial embedded rent growth within our portfolio resulting from the combination of the strong historical market rental rate growth in our submarkets and the long term nature of our existing office leases. For example, we expect to benefit from the re-leasing of approximately 2.7 million square feet, or 26.1%, of our office leases, through 2018, which we believe are currently at below-market rates. These expiring office leases represent weighted average rent at expiration of $73.66 per square foot, as compared to a weighted average estimated market rent at expiration of $86.54 per square foot based on our internal estimates used for budgeting purposes. Assuming we could re-lease the approximately 2.7 million square feet expiring through 2018 at the weighted average estimated market rent at expiration of $86.54 per square foot, we would generate potential incremental annual rental revenues of approximately $34.9 million per year. Overall, 81.5% of these expiring leases are from our midtown Manhattan properties. As older leases expire, we expect to generate additional rental revenue by (i) continuing to upgrade certain space to further increase its value and (ii) increasing the total rentable square footage of such space as a result of remeasurements and application of market loss factors to the space.

Incremental Office Revenue

The following table provides information as of September 30, 2014, unless otherwise indicated, about our office space lease expirations over the next four and one-half years, the rent per square foot at the expiration of the leases and weighted average estimated market rent for the leases upon expiration based on our internal estimates used for budgeting purposes.

	Expiring Rentable Office Sq. Ft. (1)	Rent Per Square Foot at Expiration (2)	Weighted Average Market Rent Per Square Foot (3)	Incremental Office Space Revenue
New York
2014 (October 1, 2014 to December 31, 2014)	26,924	$104.42	$82.21	$(598,059)
2015	751,907	68.95	75.21	4,708,039
2016	803,785	75.64	85.30	7,767,800
2017	334,519	82.64	95.00	4,136,954
2018	292,769	87.06	98.13	3,238,941

Subtotal	2,209,904	$76.29	$85.00	$19,253,675
Pro Rata (4)	2,075,933	$74.55	$82.79	$17,096,049
Washington, D.C.
2014 (October 1, 2014 to December 31, 2014)	—	$—	$—	$—
2015	9,042	63.15	79.84	150,907
2016	18,638	64.71	81.40	311,101
2017	4,110	75.28	83.00	31,760
2018	—	—	—	—

Subtotal	31,790	$65.63	$81.16	$493,768
Pro Rata (4)	31,790	$65.63	$81.16	$493,768
San Francisco
2014 (October 1, 2014 to December 31, 2014)	30,092	$62.70	$82.80	$604,737
2015	23,810	73.37	84.49	264,768
2016	205,099	63.69	98.60	7,160,417
2017	72,821	55.89	85.37	2,146,536
2018	137,032	59.96	96.45	5,000,119

Subtotal	468,854	$61.82	$94.19	$15,176,577
Pro Rata (4)	229,738	$61.82	$94.19	$7,436,523
Total Portfolio
2014 (October 1, 2014 to December 31, 2014)	57,016	$82.40	$82.52	$6,678
2015	784,759	69.02	75.55	5,123,715
2016	1,027,522	73.06	87.89	15,239,318
2017	411,450	77.83	93.18	6,315,249
2018	429,801	78.42	97.59	8,239,060

Total	2,710,548	$73.66	$86.54	$34,924,020

Pro Rata (4)	2,337,461	$73.18	$83.89	$25,026,340

(1)	Represents remeasured square footage according to either REBNY or BOMA 2010 remeasurements. Expiring square footage representative of leasing and renewal activity as of October 27, 2014.

(2)	Represents the base rent per square foot at the time of lease expiration plus tenant reimbursements based on September 2014 amounts annualized. Triple net leases are converted to a gross basis by adding expense reimbursements to base rent.

(3)	Based on our internal estimates of 2015 market rents, on a gross basis, that we use for budgeting purposes, which are determined on a lease-by-lease basis. The compounded average growth rate for market rents reflected in our internal estimates for the period ending 2018 is 7.4%, 3.8% and 4.2% for New York City, Washington, D.C. and San Francisco, respectively.

(4)	Based on our pro rata ownership of each property pro forma for the formation transactions.

Our concentration in prime submarkets should also enable us to benefit from increased rents associated with current and anticipated near-term improvements in the financial, economic and business environment in these areas. We also expect to benefit from the near-term significant lack of development of office space in the majority of our submarkets due to the scarcity of available development sites and long lead time for new construction.

The following examples describe the embedded rental revenue growth at our 1633 Broadway and One Market Plaza properties, which comprise a significant portion of our potential incremental office revenue through 2018.

1633 Broadway, New York, New York – Embedded Rent Growth

In 1976, Dr. h.c. Werner Otto, founder of our predecessor, acquired 1633 Broadway, a 48-story, 2,643,065 square foot building, for $82.0 million, or approximately $32.00 per square foot, at a time when market rents were approximately $8.00 per square foot. A private equity real estate fund managed by us, in conjunction with joint venture partners, acquired the property from the Otto family in 2006 for $1.2 billion, or $454.00 per square foot, at a time when market rents were approximately $58.10 per square foot. In 2013 and 2014, leases for 450,703 rentable square feet commenced including 293,487 rentable square feet leased to Warner Music Group for over 15 years.

We expect to benefit from the re-leasing of approximately 945,356 square feet, or 41.8%, of our office leases at 1633 Broadway, through 2018, which we believe are currently at below-market rates. These expiring office leases represent a weighted average rent at expiration of $69.15 per square foot, as compared to a weighted average estimated market rent at expiration of $81.21 per square foot based on our internal estimates used for budgeting purposes. Assuming we could re-lease the approximately 945,356 square feet expiring through 2018 at the weighted average estimated market rent of $81.21 per square foot, we would generate potential incremental annual rental revenues of approximately $11.4 million per year.

One Market Plaza, San Francisco, California – Embedded Rent Growth

In July 2007, we acquired a 50.0% interest in One Market Plaza, a 1,611,125 square foot property in the South Financial District submarket of San Francisco. In March 2010, we made an additional investment and gained full operational control of the property. In 2012 and 2013, we leased approximately 483,105 square feet at annualized rental rates of $58.17 per square foot. In 2014, we leased 327,276 square feet at annualized rental rates of $68.62 per square foot, including 263,638 square feet with a multinational internet company for 10 years. On July 23, 2014, we sold a 49.0% interest in the joint venture that owns the property to an independent third party global investment and advisory firm.

We expect to benefit from the re-leasing of approximately 468,854 square feet, or 39.6%, of our office leases at One Market Plaza, through 2018, which we believe are currently at below-market rates. These expiring office leases represent a weighted average rent at expiration of $61.82 per square foot, as compared to a weighted average estimated market rent at expiration of $94.19 per square foot based on our internal estimates used for budgeting purposes. Assuming we could re-lease the approximately 468,854 square feet expiring through 2018 at the weighted average estimated market rent of $94.19 per square foot, we would generate potential incremental annual rental revenues of approximately $15.2 million per year.

Incremental Retail Revenue

Our midtown Manhattan portfolio includes approximately 289,279 rentable square feet of exclusive retail space. We expect to benefit from the re-leasing of our retail leases in midtown Manhattan, which we believe are currently at below-market rates. Our 712 Fifth Avenue property is located on the southwest corner of 56th Street and Fifth Avenue, one block south of one of the world’s most exclusive commercial intersections (57th Street and Fifth Avenue). Along Fifth Avenue, the most desirable stretch is located between 49th and 59th Streets, where rents have risen above $3,000 per square foot according to REBNY. Specialty retailer Henri Bendel occupies four levels totaling 85,917 square feet at a weighted average base rent of $75.65 per square foot. While the existing lease does not expire until 2031 (including the exercising of extension options), we believe there may be an opportunity to re-lease this space at a significantly higher rent either upon expiration or prior to such date. Assuming we could re-lease this space at the weighted average estimated market rent, based on our internal estimates used for budgeting purposes, we would generate $25.7 million of incremental revenue per year.

•	Disciplined Acquisition Strategy Focused on Premier Submarkets and Assets. Since 1995, we have acquired 28 high-quality office properties with a total value of approximately $11.5 billion primarily in our targeted submarkets of New York City, Washington, D.C. and San Francisco. We intend to continue our core strategy of acquiring, owning and operating Class A office properties within submarkets that have high barriers to entry, are supply constrained, exhibit strong economic characteristics, and have a pool of prospective tenants in various industries that have a strong demand for high-quality office space. We believe that owning the right assets within the leading submarkets of the best office markets in the United States will allow us to generate strong cash flow growth and attractive long-term returns.

We seek to acquire properties that will command premium rental rates and maintain higher occupancy levels than other properties in our markets. We will pursue opportunities to acquire office properties, but will maintain a disciplined approach to ensure that our acquisitions meet our core strategy. We are a highly active market participant that reviews numerous acquisition opportunities annually; however, we are highly selective in the properties that we ultimately acquire. We intend to strategically increase our market share in our existing submarkets and selectively enter into other submarkets with similar characteristics. Our acquisition strategy will focus primarily on long-term growth and total return potential rather than short-term cash returns. We believe we can utilize our deep industry relationships and our expertise in redeveloping and repositioning office properties to identify acquisition opportunities where we believe we can increase occupancy and rental rates. Many of our predecessor’s acquisitions have been sourced on an off-market basis. Additionally, we believe that our investment management platform will provide us access to valuable market intelligence via select debt investments, further supplementing our ability to identify attractive acquisition opportunities.

Our strong balance sheet and access to diverse sources of capital should give us significant flexibility in structuring and consummating acquisitions. As a public REIT, we believe that we will have more opportunities to acquire targeted properties in our submarkets through the issuance of common units, which can be of particular value to tax-sensitive sellers. Based on the concentration of high-quality assets in our portfolio, our established operational platform, our deep knowledge of market participants and our strong reputation for our ability to close transactions, we will be a desirable buyer for those institutions and individuals wishing to sell properties.

The following examples describe three instances where we realized significant returns as a result of our disciplined acquisition strategy. Overall, from the beginning of 1995 through September 30, 2014, we have generated an aggregate gross unlevered IRR of 18.5% and an aggregate gross levered IRR of 28.4% on our 15 property investments, which represents a total of $2.2 billion of proceeds.

1540 Broadway, New York, New York

In June 2004, in an off-market transaction we sourced, a private equity real estate fund we managed acquired 1540 Broadway, a 1.1 million rentable square foot office property, from Bertelsmann AG for $426.5 million. The acquisition was done through a joint venture with an affiliate of Principal Life Insurance Company. The private equity real estate fund we managed was the general partner and held a majority interest in the joint venture. The property consisted of five separate condominium units and was approximately 30% vacant after we negotiated a 397,000 rentable square foot lease back to

Bertelsmann AG. Based on our experience as a long-term investor in the Times Square submarket, we recognized significant upside in the retail and signage revenue streams, as well as an accelerating demand for space in this submarket by high credit-quality tenants, which were not traditionally tenants in this area. During the fund’s ownership of the property, we executed a 305,000 rentable square foot lease with Viacom and negotiated a partial early termination of a below-market lease. Additionally, we increased the annual signage revenues from approximately $2.1 million at acquisition to over $5.9 million on a stabilized basis at the time of sale. In July 2006, the fund sold this investment for $820.0 million, generating a gross levered IRR and equity multiple of 70.3% and 3.2x, respectively.

Financial Square, New York, New York

In March 1995, we acquired Financial Square, an iconic downtown property with 1.0 million rentable square feet of office and retail space. Subsequently, in June 2005, we sold Financial Square to a private equity real estate fund managed by us. In 2004, TD Waterhouse Investor Services, Inc., or TD Waterhouse, entered into a 10 year lease for approximately 135,000 square feet at Financial Square, representing 13% of the rentable space at a starting rent of $36.44 per square foot. In 2006, TD Waterhouse was acquired by Ameritrade, and we were notified that TD Waterhouse would no longer need its space at Financial Square. We successfully negotiated a $17.0 million fee for the early termination of the lease. While still in negotiations with TD Waterhouse, we were able to secure a long term lease, which included the former TD Waterhouse space, totaling approximately 250,000 rentable square feet with American Home Assurance Company at a starting rent of $46.00 per square foot, representing a 26.2% increase to the TD Waterhouse starting rent and increasing the property’s occupancy to 91.4%. Financial Square was sold in August 2007 for $751.0 million generating a blended gross levered IRR and equity multiple of 27.9% and 6.9x, respectively.

Candler Tower, New York, New York

In June 2006, a private equity real estate fund managed by us acquired Candler Tower, an approximately 228,000 rentable square foot recently renovated high-quality office property located in the Times Square submarket in midtown Manhattan, for $208.0 million. Due to our deep knowledge of the Times Square submarket, in underwriting the asset, we recognized that Candler Tower was a unique opportunity to acquire a fully leased, high-quality office property with guaranteed escalating rental income through 2020 at a purchase price that we believed represented a significant discount to replacement cost. In November 2012, the fund managed by us sold Candler Tower for $261.0 million generating a gross levered IRR and equity multiple of 22.7% and 2.0x, respectively.

•	Redevelopment and Repositioning of Properties. We intend to redevelop or reposition certain properties that we currently own or that we acquire in the future, as needed. Prior to investment, we will apply rigorous underwriting analyses to determine whether additional investment in the property will improve occupancy and cash flow over the long term. By redeveloping and repositioning our properties, including creating additional amenities for our tenants, we endeavor to increase both occupancy and rental rates at these properties, thereby achieving superior risk-adjusted returns on our invested capital. The following examples describe our primary redevelopment and repositioning projects at our existing properties. We estimate that the total cost for both of these projects will be approximately $40.0 million, and that we will achieve attractive risk-adjusted returns on this capital over time.

One Market Plaza, San Francisco, California

We are currently embarking on a renovation project at One Market Plaza, which will transform the existing concourse and atrium into unique and elegant interior public spaces lined with both new and upgraded existing retail tenant spaces that will dramatically reposition the property in the downtown San Francisco market. Our renovation plans include two new entrances, one at Spear Street and one at Steuart

Street, the replacement of existing flooring with a rich grey granite paving throughout the lobbies, concourse and atrium spaces, and back painted glass, framed in stainless steel for all vertical surfaces of the lobbies. We will be recapturing lobby and common space as part of an effort to create new retail frontage and renovating existing retail spaces into white oak-lined retail “boxcars” prominently located on the main concourse. We are also creating a cafe, featuring a long bar and a community table, in the center of the atrium that will serve as the focal point of this bright, modern and active retail-driven environment. We estimate that the total cost for this project will be approximately $25.0 million, of which approximately $20.0 million has been funded by us and our joint venture partner. As of September 30, 2014, minimal costs have been expended and we anticipate completion of the project in June 2015.

1633 Broadway, New York, New York

We are currently engaged in design and planning for redevelopment of the public plaza at our 1633 Broadway property, located in the heart of New York City’s Theater District, which is surrounded by hotels, restaurants and Broadway theaters. We believe this location represents a unique opportunity for a retail tenant seeking a high profile destination location with 24/7 pedestrian traffic driven by area office workers, tourists, theatergoers and local residents. The renovated space will be home to a sparkling glass entry cube which will offer excellent visibility and the opportunity for creative and dramatic lighting and signage for a potential retail tenant. The entry cube will provide access to a concourse and lower concourse totaling 40,321 rentable square feet. We estimate that the total cost for this project will be approximately $15.0 million. We anticipate completion of the project to occur in 2015.

•	Proactive Asset and Property Management. We intend to continue our proactive asset and property management in order to increase occupancy and rental rates. We provide our own, fully integrated asset and property management, which includes in-house legal, marketing, accounting, finance and leasing departments for our portfolio and our own tenant improvement construction services. Our property management program includes cross functional training for best practices with a foundation that is rooted in our “Property Management Standards,” a set of internal policies and procedures that is shared across the platform. The development and retention of top performing property management personnel have been critical to our success. “Paramount University” is an internally developed training program for new hires and for the ongoing training of existing employees that includes both internal as well as third-party expert-led training classes on relevant content.

Our leasing infrastructure includes a dedicated team of personnel that focuses on our target market of high credit-quality tenants that typically seek a larger footprint and a customized build-out from a reputable and reliable landlord. We utilize our comprehensive building management services and our strong commitment to tenant and broker relationships to negotiate attractive leasing deals and to attract and retain high credit-quality tenants. We proactively manage our rent roll, maintain continuous communication with our tenants and foster strong tenant relationships by being responsive to tenant needs. We do this by providing high-quality buildings, amenities and services, including energy efficiency initiatives, preventative maintenance and prompt repairs. A key element of our success is our comprehensive employee screening and training programs.

We seek to develop long term relationships with our tenants on whom we do extensive diligence on their current and prospective financial condition, underlying business fundamentals and business models prior to leasing space to them. We believe this strategy will continue to improve our operating results over time by reducing tenant turnover and thereby reducing leasing, marketing and tenant improvement costs.

As part of catering to this highly discerning tenant base, we are one of only 21 U.S. commercial property companies that is designated as an “Energy Star Leader” with our entire portfolio registered and energy usage monitored online. Eleven of our properties have received LEED Certification, with the remainder of the portfolio on target to receive certification. We are also heavily involved in our local communities. Our properties host charitable events, such as food drives, winter coat collections, blood drives, Toys-for-Tots, health fairs and a host of other events that benefit the local community. The following example describes our demonstrated asset and property management capabilities.

1301 Avenue of the Americas, New York, New York

On May 25, 2012, we proactively terminated the lease of Dewey & LeBoeuf LLP, a tenant that occupied approximately 406,000 rentable square feet in our 1301 Avenue of the Americas property. We terminated the lease just a few days ahead of this tenant filing for bankruptcy, thus avoiding the rights to the space being entangled for a significant period of time in bankruptcy proceedings. Within two months of the lease termination date, we executed a lease with a nationally recognized law firm for approximately one-half of the vacated space at base rental rates approximately 32.0% higher than the previous tenant’s rent, and subsequently signed a second lease with a large law firm in February 2014 for an entire floor consisting of approximately 29,500 square feet also at a significantly improved rate. In March 2014, we signed a lease with Ocean Prime, a well-known seafood, steak and cocktail restaurant, for 7,378 square feet.

Tenant Diversification

As of September 30, 2014, our properties were leased to a diverse base of 260 tenants. Our tenants represent a broad array of industries, including financial services, media and entertainment, consulting, legal and other professional services, technology and federal government agencies. The following table sets forth information regarding the 10 largest tenants in our portfolio based on annualized rent as of September 30, 2014.

Tenant	Number of Leases	Number of Properties	Lease Expiration (1)	Total Leased Square Feet	Percent of Rentable Square Feet	Annualized Rent (2)	Percent of Annualized Rent
The Corporate Executive Board Company	1	1	1/31/2028	625,062	6.2%	$29,254,350	5.1%

Barclays Capital, Inc.	1	1	12/31/2020	497,418	4.9%	27,372,278	4.8%

Allianz Global Investors, LP (3)	2	2	12/2018- 1/2031	326,457	3.2%	25,177,625	4.4%

Crédit Agricole Corporate & Investment Bank	1	1	2/28/2023	313,879	3.1%	25,065,659	4.4%

Clifford Chance US, LLP	1	1	6/1/2024	328,992	3.2%	22,998,010	4.0%

Commerzbank AG	1	1	5/31/2016	287,535	2.8%	20,974,325	3.6%

Kasowitz Benson Torres & Friedman, LLP (4)	3	1	11/2015- 3/2037	302,213	3.0%	17,227,302	3.0%

Deloitte & Touche, LLP	1	1	3/31/2016	212,052	2.1%	16,121,952	2.8%

WMG Acquisition Corp. (Warner Music Group)	1	1	7/31/2029	293,487	2.9%	16,051,801	2.8%

Chadbourne & Parke, LLP	1	1	9/30/2034	203,102	2.0%	15,836,327	2.7%

Total	13			3,390,197	33.4%	$216,079,629	37.5%

(1)	Expiration dates are per leases and do not assume exercise of renewal, extension or termination options. For tenants with multiple leases, expirations are shown as a range.

(2)	Annualized rent represents the annualized monthly contractual rent under commenced leases as of September 30, 2014. This amount reflects total rent before abatements. Total abatements for the above tenants committed to as of September 30, 2014 for the 12 months ending September 30, 2015 were $7.8 million.

(3)	320,911 of tenant’s leased square feet expires January 31, 2031 and the remaining 5,546 of leased square feet expires December 31, 2018.

(4)	201,791 of tenant’s leased square feet expires March 31, 2037 and the remaining 100,422 expires on November 30, 2015. Tenant currently possesses a one time termination option for all or a portion (to be selected by the tenant) of the top or bottom floor of its leased space. If exercised upon one year’s notice, the termination option is effective on March 31, 2024 and is subject to a termination penalty.

Industry Diversification

The following table sets forth information relating to tenant diversification by industry in our portfolio based on annualized rent as of September 30, 2014.

Industry	Number of Leases	Leases as a Percent of Total	Rentable Square Feet (1)	Square Feet as a Percent of Total	Annualized Rent (2)	Annualized Rent as a Percent of Total
Financial Services	117	39.1%	3,890,356	37.5%	$273,170,626	47.4%
Legal Services	26	8.7%	1,755,571	16.9%	121,336,451	21.1%
Media	10	3.3%	788,673	7.6%	44,035,587	7.6%
Commercial Economic, Sociological, and Educational Research	3	1.0%	628,664	6.1%	29,405,634	5.1%
Government	5	1.7%	305,996	3.0%	13,312,761	2.3%
Retail	19	6.4%	144,409	1.4%	10,369,126	1.8%
Real Estate	10	3.3%	132,520	1.3%	10,123,413	1.8%
Software	4	1.3%	168,186	1.6%	8,852,676	1.5%
Eating Places	20	6.7%	68,624	0.7%	6,199,079	1.1%
Automobile Parking	8	2.7%	73,209	0.7%	5,858,098	1.0%
Business Services	3	1.0%	80,154	0.8%	5,120,169	0.9%
Other	62	20.7%	898,656	8.7%	48,207,881	8.4%
Available	—	—	822,564	7.9%	—	0.0%
Signed Leases Not Commenced	12	4.0%	375,743	3.6%	—	—
Real Estate Board of New York and BOMA Adjustment (3)	—	—	206,245	2.0%	—	—
Building Management Use	—	—	26,417	0.3%	—	—

Total / Weighted Average	299	100.0%	10,365,987	100.0%	$575,991,500	100.0%

(1)	Each of the properties in our portfolio has been measured or remeasured in accordance with either REBNY or BOMA 2010 measurement guidelines, and the square footages in the charts in this prospectus are shown on this basis. Total rentable square feet consists of 8,935,018 leased square feet, 375,743 square feet with respect to signed leases not commenced, 822,564 square feet available for lease, 26,417 building management use square feet and 206,245 square feet from REBNY or BOMA 2010 remeasurement adjustments that are not reflected in current leases.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014, including percentage rent received from our theater and retail space at 1633 Broadway for the 12 months ended September 30, 2014. This amount reflects total rent before abatements. Abatements committed to for leases that commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $18.1 million.

(3)	Represents square footage adjustments for leases that do not reflect REBNY or BOMA 2010 remeasurements.

Lease Distribution

The following table sets forth information relating to the distribution of leases in our portfolio, based on net rentable square feet under lease as of September 30, 2014.

Square Feet Under Lease	Number of Leases	Leases as a Percent of Total	Rentable Square Feet (1)	Square Feet as a Percent of Total	Annualized Rent (2)	Annualized Rent as a Percent of Total
Available	—	—	822,564	7.9%	—	—
2,500 or less	67	22.4%	43,809	0.4%	$7,761,217	1.3%
2,501-10,000	106	35.5%	593,635	5.7%	49,986,360	8.7%
10,001-20,000	40	13.4%	625,612	6.0%	46,337,343	8.0%
20,001-40,000	25	8.4%	726,686	7.0%	42,837,508	7.4%
40,001-100,000	24	8.0%	1,475,008	14.2%	91,510,118	15.9%
100,000-200,000	13	4.3%	1,690,110	16.3%	105,571,335	18.3%
200,000-300,000	7	2.3%	1,693,896	16.3%	102,385,254	17.8%
Greater than 300,000	5	1.7%	2,086,262	20.1%	129,602,365	22.5%
Signed leases not commenced	12	4.0%	375,743	3.6%	—	—
REBNY and BOMA Adjustment (3)	—	—	206,245	2.0%	—	—
Building Management Use	—	—	26,417	0.3%	—	—

Portfolio Total / Weighted Average	299	100.0%	10,365,987	100.0%	$575,991,500	100.0%

(1)	Each of the properties in our portfolio has been measured or remeasured in accordance with either REBNY or BOMA 2010 measurement guidelines, and the square footages in the charts in this prospectus are shown on this basis. Total rentable square feet consists of 8,935,018 leased square feet, 375,743 square feet with respect to signed leases not commenced, 822,564 square feet available for lease, 26,417 building management office use square feet and 206,245 square feet from REBNY or BOMA 2010 remeasurement adjustments that are not reflected in current leases.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014, including percentage rent received from our theater and retail space at 1633 Broadway for the year ended September 30, 2014. This amount reflects total rent before abatements. Abatements committed to for leases that commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $18.1 million.

(3)	Represents square footage adjustments for leases that do not reflect REBNY or BOMA 2010 remeasurements.

Lease Expirations

The following table sets forth a summary schedule of the lease expirations for leases in place as of September 30, 2014 plus available space for each of the 10 calendar years beginning with the year ending December 31, 2014 at the properties in our portfolio. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Total Portfolio

Year of Lease Expiration	Number of Leases Expiring	Rentable Square Feet (1)	Vacant/ Expiring Square Feet as a Percentage of Total	Annualized Rent (2)	Expiring Annualized Rent as a Percentage of Total	Annualized Rent Per Leased Square Foot (3)	Annualized Rent Per Leased Square Foot at Expiration (4)(5)
Available	—	822,564	7.9%	—	—	—	—
Month to Month	25	13,019	0.1%	$2,498,916	0.4%	$59.07	$59.07
2014	12	54,617	0.5%	4,516,217	0.8%	82.69	89.65
2015	30	858,747	8.3%	53,104,580	9.2%	61.39	61.88
2016	37	1,068,340	10.3%	73,939,711	12.9%	68.60	69.24
2017	23	425,594	4.1%	31,581,271	5.5%	74.21	75.00
2018	30	429,864	4.1%	31,135,209	5.4%	72.43	75.57
2019	21	327,989	3.2%	20,187,042	3.5%	61.55	67.57
2020	22	1,067,322	10.3%	61,611,583	10.7%	57.73	64.74
2021	17	789,866	7.6%	42,173,219	7.3%	53.16	56.70
2022	13	290,004	2.8%	15,522,462	2.7%	53.52	56.57
2023	17	612,221	5.9%	49,843,660	8.7%	81.41	87.65
Thereafter	40	2,997,435	28.9%	189,877,629	33.0%	69.92	74.55
Signed leases not commenced	12	375,743	3.6%	—	—	—	—
REBNY and BOMA adjustment (6)	—	206,245	2.0%	—	—	—	—
Building management use	—	26,417	0.3%	—	—	—	—

Portfolio Total / Weighted Average	299	10,365,987	100.0%	$575,991,500	100.0%	$64.46	$70.15

(1)	Based on either REBNY or BOMA 2010 remeasurements. Total rentable square feet consists of 8,935,018 leased square feet, 375,743 square feet with respect to signed leases not commenced, 822,564 square feet available for lease, 26,417 building management use square feet and 206,245 square feet from REBNY or BOMA 2010 remeasurement adjustments that are not reflected in current leases.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014, including percentage rent received from our theater and retail space at 1633 Broadway for the 12 months ended September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for leases that commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $18.1 million.

(3)	Represents annualized rent divided by leased square feet. Excludes parking revenue without rentable square feet associated with it.

(4)	Represents annualized rent at expiration divided by leased square feet. Excludes parking revenue without rentable square feet associated with it.

(5)	Figures include September 2014 annualized reimbursement revenue for the Liberty Place, 2099 Pennsylvania Avenue and 1899 Pennsylvania Avenue properties.

(6)	Represents square footage adjustments for leases that do not reflect REBNY or BOMA 2010 remeasurements.

The following chart sets forth a comparison of the lease expirations by market for leases in place as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 at the properties in our portfolio. The information set forth in the chart assumes that tenants exercise no renewal options and no early termination rights.

Submarkets

The following tables set forth a summary schedule of the lease expirations in our markets for leases in place as of September 30, 2014 plus available space for each of the 10 calendar years beginning with the year ending December 31, 2014 at the properties in our portfolio. The information set forth in the tables assumes that tenants exercise no renewal options and no early termination rights.

New York City

Year of Lease Expiration	Number of Leases Expiring	Rentable Square Feet (1)	Vacant/ Expiring Square Feet as a Percentage of Total	Annualized Rent (2)	Expiring Annualized Rent as a Percentage of Total	Annualized Rent Per Leased Square Foot (3)	Annualized Rent Per Leased Square Foot at Expiration (4)
Available	—	465,085	6.5%	—	—	—	—
Month to Month	9	5,264	0.1%	$218,844	0.1%	$41.57	$41.57
2014	8	29,910	0.4%	2,854,840	0.7%	95.45	108.16
2015	18	799,343	11.2%	48,880,925	11.2%	61.15	61.43
2016	18	794,979	11.1%	56,847,160	13.0%	71.51	71.07
2017	16	346,829	4.8%	27,378,443	6.3%	78.94	79.23
2018	21	292,302	4.1%	23,566,425	5.4%	80.62	83.09
2019	9	157,280	2.2%	8,750,587	2.0%	55.64	62.32
2020	14	848,186	11.9%	48,624,355	11.2%	57.33	64.13
2021	10	317,346	4.4%	19,615,109	4.5%	61.81	66.76
2022	9	229,371	3.2%	12,018,649	2.8%	52.40	55.05
2023	11	458,630	6.4%	38,025,336	8.7%	82.91	88.19
Thereafter	28	2,208,965	30.9%	148,906,658	34.2%	67.41	77.88
Signed leases not commenced	4	53,959	0.8%	—	—	—	—
REBNY adjustment (5)	—	123,377	1.7%	—	—	—	—
Building management use	—	21,381	0.3%	—	—	—	—

Portfolio Total / Weighted Average	175	7,152,207	100.0%	$435,687,332	100.0%	$67.15	$72.64

Washington, D.C.

Year of Lease Expiration	Number of Leases Expiring	Rentable Square Feet (6)	Vacant/ Expiring Square Feet as a Percentage of Total	Annualized Rent (7)	Expiring Annualized Rent as a Percentage of Total	Annualized Rent Per Leased Square Foot (3)(8)	Annualized Rent Per Leased Square Foot at Expiration (4)(8)
Available	—	313,162	19.5%	—	—	—	—
Month to Month (9)	1	—	—	$1,729,896	2.6%	—	—
2014	—	—	—	—	—	—	—
2015	2	8,546	0.5%	955,718	1.4%	$66.81	$66.81
2016	4	17,495	1.1%	1,339,387	2.0%	61.47	68.93
2017	1	3,933	0.2%	294,929	0.4%	74.99	78.66
2018 (10)	1	—	—	42,630	0.1%	—	—
2019	6	23,796	1.5%	1,846,683	2.8%	77.60	81.53
2020	3	21,897	1.4%	1,446,361	2.2%	66.05	70.00
2021	4	293,543	18.3%	13,057,466	19.5%	43.87	44.24
2022	1	14,312	0.9%	629,723	0.9%	44.00	53.94
2023	6	153,591	9.6%	11,818,324	17.6%	76.95	86.04
Thereafter	4	687,364	42.9%	33,841,252	50.5%	49.23	62.85
Signed leases not commenced	3	29,257	1.8%	—	—	—	—
BOMA Adjustment (5)	—	31,363	2.0%	—	—	—	—
Building Management Use	—	4,396	0.3%	—	—	—	—

Portfolio Total / Weighted Average	36	1,602,655	100.0%	$67,002,369	100.0%	$54.72	$61.85

San Francisco

Year of Lease Expiration	Number of Leases Expiring	Rentable Square Feet (11)	Vacant/ Expiring Square Feet as a Percentage of Total	Annualized Rent (12)	Expiring Annualized Rent as a Percentage of Total	Annualized Rent Per Leased Square Foot (3)	Annualized Rent Per Leased Square Foot at Expiration (4)
Available	—	44,317	2.8%	—	—	—	—
Month to Month	15	7,755	0.5%	550,176	0.8%	$70.94	$70.94
2014	4	24,707	1.5%	1,661,377	2.3%	67.24	67.24
2015	10	50,858	3.2%	3,267,937	4.5%	64.26	68.12
2016	15	255,866	15.9%	15,753,163	21.5%	61.57	63.59
2017	6	74,832	4.6%	3,907,900	5.3%	52.22	55.16
2018	8	137,562	8.5%	7,526,154	10.3%	54.71	59.29
2019	6	146,913	9.1%	9,589,772	13.1%	65.28	70.93
2020	5	197,239	12.2%	11,540,867	15.7%	58.51	66.81
2021	3	178,977	11.1%	9,500,644	13.0%	53.08	59.30
2022	3	46,321	2.9%	2,874,090	3.9%	62.05	64.88
2023	—	—	—	—	—	—	—
Thereafter	8	101,106	6.3%	7,129,719	9.7%	57.80	81.36
Signed leases not commenced	5	292,527	18.2%	—	—	—	—
BOMA Adjustment (5)	—	51,505	3.2%	—	—	—	—
Building Management Use	—	640	0.0%	—	—	—	—

Portfolio Total / Weighted Average	88	1,611,125	100.0%	$73,301,800	100.0%	$59.98	$65.19

(1)

Based on REBNY remeasurements. Total rentable square feet consists of 6,542,364 leased square feet, 53,959 square feet with respect to signed leases not commenced, 465,085 square feet available for lease,

21,381 building management use square feet and 123,377 square feet of REBNY remeasurement adjustments that are not reflected in current leases.

(2)	Annualized rent represents the annualized monthly contractual rent under commenced leases as of September 30, 2014, including percentage rent received from our theater and retail space at 1633 Broadway for the 12 months ended September 30, 2014. This amount reflects total rent before abatements. Total abatements for the above tenants committed to for leases that commenced as of September 30, 2014 for the 12 months ending September 30, 2015, were $15.8 million.

(3)	Represents annualized rent divided by leased square feet. Excludes parking revenue without rentable square feet associated with it.

(4)	Represents annualized rent at expiration divided by leased square feet. Excludes parking revenue without rentable square feet associated with it.

(5)	Represents square footage adjustments for leases that do not reflect REBNY or BOMA 2010 remeasurements.

(6)	Based on BOMA 2010 remeasurements. Total rentable square feet consists of 1,253,734 leased square feet, 29,257 square feet with respect to signed leases not commenced, 313,162 square feet available for lease, 4,396 building management use square feet and 31,363 square feet of BOMA 2010 remeasurement adjustments that are not reflected in current leases.

(7)	Annualized rent represents the annualized monthly contractual rent under commenced leases as of September 30, 2014 . This amount reflects total rent before abatements. Total abatements for the above tenants committed to for leases commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.5 million.

(8)	Figures include September 2014 annualized reimbursement revenue for the Liberty Place and, 2099 Pennsylvania Avenue, 1899 Pennsylvania Avenue properties.

(9)	Figures include parking structure lease at Liberty Place with no associated rentable square feet.

(10)	Figures represent signage lease at 425 Eye Street with no associated rentable square feet.

(11)	Based on BOMA 2010 remeasurements. Total rentable square feet consists of 1,514,663 leased square feet, 292,527 square feet with respect to signed leases not commenced, 44,317 square feet available for lease, 640 building management use square feet and 51,505 square feet of BOMA 2010 adjustments that are not reflected in current leases.

(12)	Annualized rent represents the annualized monthly contractual rent under commenced leases as of September 30, 2014. This amount reflects total rent before abatements. Total abatements for the above tenants committed to for leases commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $1.8 million.

Historical Leasing Activity

The table below details the leasing activity during the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2014:

	Total Square Feet
	Year Ended December 31,			Nine Months Ended September 30, 2014
	2011	2012	2013
Vacant space available at the beginning of period	623,336	1,052,254	1,183,230	1,519,839
Adjustment for remeasured square footage on new leases	103,200	67,522	78,688	4,898
Properties acquired vacant space	10,106	51,265	—	—
Properties placed in-service	—	—	—	—
Leases expiring or terminated during the period	1,424,054	960,277	1,475,535	440,713

Total Space Available for Lease	2,160,696	2,131,318	2,737,453	1,965,450

First generation leases	57,409	223,840	217,645	373,001
Second generation leases with new tenants	400,433	340,170	306,109	335,088
Second generation lease renewals	650,600	384,078	693,860	78,489

Total Space Leased	1,108,442	948,088	1,217,614	786,578

Vacant Space Available for Lease at the End of the Period (1)	1,052,254	1,183,230	1,519,839	1,178,872

(1)	Does not include additional square footage relating to remeasurement for yet to be leased available square footage. For September 30, 2014, unincluded remeasured square footage was 19,435. Excludes leases signed but not commenced.

Tenant Improvement Costs and Leasing Commissions

The following table sets forth certain information regarding tenant improvement costs and leasing commissions for tenants at the properties in our portfolio for the years ended December 31, 2011, 2012 and 2013 and for the nine months ended September 30, 2014.

	Year Ended			Nine Months Ended September 30, 2014 (6)	Total/ Weighted Average January 1, 2011 to September 30, 2014
	2011 (1)(2)	2012 (3)(4)(5)	2013
Renewals
Number of leases	10	20	29	13
Square feet	315,997	413,629	776,352	76,891	1,582,869
Tenant improvement costs per square foot (7)	$18.78	$6.85	$19.56	$7.06	$15.48
Leasing commission costs per square foot (7)	$15.88	$5.32	$15.99	$11.45	$12.96

Total tenant improvement and leasing commission costs per square foot (7)	$34.67	$12.17	$35.54	$18.51	$28.43

Expansions
Number of leases	5	4	7	2
Square feet	110,181	46,988	45,661	28,873	231,703
Tenant improvement costs per square foot (7)	$54.22	$73.96	$80.03	$75.14	$65.91
Leasing commission costs per square foot (7)	$27.56	$23.99	$35.56	$39.41	$29.89

Total tenant improvement and leasing commission costs per square foot (7)	$81.77	$97.94	$115.59	$114.55	$95.80

New Leases
Number of leases	20	32	39	23
Square feet	398,596	312,978	510,025	612,823	1,834,422
Tenant improvement costs per square foot (7)	$33.00	$58.35	$46.13	$88.96	$59.67
Leasing commission costs per square foot (7)	$11.15	$23.19	$18.71	$24.96	$19.92

Total tenant improvement and leasing commission costs per square foot (7)	$44.15	$81.53	$64.84	$113.92	$79.59

Total
Number of leases	35	56	75	38
Square feet	824,774	773,595	1,332,038	718,587	3,648,994
Tenant improvement costs per square foot (7)	$30.39	$31.76	$31.80	$79.64	$40.89
Leasing commission costs per square foot (7)	$15.16	$13.68	$17.70	$24.09	$17.53

Total tenant improvement and leasing commission costs per square foot (7)	$45.54	$45.44	$49.50	$103.73	$58.43

New York

	Year Ended			Nine Months Ended September 30, 2014 (6)	Total/ Weighted Average January 1, 2011 to September 30, 2014
	2011 (2)	2012 (4)(5)	2013
Renewals
Number of leases	5	9	20	8
Square feet	81,120	275,345	726,915	45,843	1,129,223
Tenant improvement costs per square foot (7)	$3.14	$—	$20.66	$3.14	$13.65
Leasing commission costs per square foot (7)	$8.17	$1.44	$16.52	$11.07	$12.02

Total tenant improvement and leasing commission costs per square foot (7)	$11.31	$1.44	$37.18	$14.22	$25.68

Expansions
Number of leases	3	3	6	1
Square feet	65,735	39,629	42,726	26,738	174,828
Tenant improvement costs per square foot (7)	$76.83	$81.34	$85.10	$77.50	$79.98
Leasing commission costs per square foot (7)	$34.66	$25.54	$36.97	$41.29	$34.17

Total tenant improvement and leasing commission costs per square foot (7)	$111.49	$106.89	$122.07	$118.79	$114.15

New leases
Number of leases	6	15	24	18
Square feet	51,315	178,452	228,444	454,525	912,736
Tenant improvement costs per square foot (7)	$54.44	$61.43	$77.23	$91.50	$79.97
Leasing commission costs per square foot (7)	$23.04	$24.28	$22.46	$23.01	$23.12

Total tenant improvement and leasing commission costs per square foot (7)	$77.48	$85.71	$99.69	$114.51	$103.09

Total
Number of leases	14	27	50	27
Square feet	198,270	493,426	998,085	527,106	2,216,787
Tenant improvement costs per square foot (7)	$40.87	$28.75	$36.37	$83.11	$46.19
Leasing commission costs per square foot (7)	$20.81	$11.64	$18.76	$22.90	$18.34

Total tenant improvement and leasing commission costs per square foot (7)	$61.67	$40.39	$55.22	$106.01	$64.53

Washington, D.C.

	Year Ended			Nine Months Ended September 30, 2014	Total/ Weighted Average January 1, 2011 to September 30, 2014
	2011 (1)	2012 (3)	2013
Renewals
Number of leases	—	—	—	3
Square feet	—	—	—	11,550	11,550
Tenant improvement costs per square foot (7)	—	—	—	$3.49	$3.49
Leasing commission costs per square foot (7)	—	—	—	$8.63	$8.63

Total tenant improvement and leasing commission costs per square foot (7)	—	—	—	$12.11	$12.11

Expansions
Number of leases	—	—	—	—
Square feet	—	—	—	—	—
Tenant improvement costs per square foot (7)	—	—	—	—	—
Leasing commission costs per square foot (7)	—	—	—	—	—

Total tenant improvement and leasing commission costs per square foot (7)	—	—	—	—	—

New leases
Number of leases	3	3	2	2
Square feet	291,916	23,697	3,931	72,508	392,052
Tenant improvement costs per square foot (7)	$27.89	$75.71	$56.94	$110.96	$46.44
Leasing commission costs per square foot (7)	$7.56	$15.62	$22.76	$38.02	$13.83

Total tenant improvement and leasing commission costs per square foot (7)	$35.45	$91.34	$79.70	$148.98	$60.27

Total
Number of leases	3	3	2	5
Square feet	291,916	23,697	3,931	84,058	403,602
Tenant improvement costs per square foot (7)	$27.89	$75.71	$56.94	$96.20	$45.21
Leasing commission costs per square foot (7)	$7.56	$15.62	$22.76	$33.98	$13.68

Total tenant improvement and leasing commission costs per square foot (7)	$35.45	$91.34	$79.70	$130.17	$58.89

San Francisco

	Year Ended			Nine Months Ended September 30, 2014	Total/ Weighted Average January 1, 2011 to September 30, 2014
	2011	2012	2013
Renewals
Number of leases	5	11	9	2
Square feet	234,877	138,284	49,437	19,498	442,096
Tenant improvement costs per square foot (7)	$24.19	$20.50	$3.31	$18.38	$20.44
Leasing commission costs per square foot (7)	$18.55	$13.04	$8.08	$14.03	$15.46

Total tenant improvement and leasing commission costs per square foot (7)	$42.73	$33.54	$11.39	$32.41	$35.90

Expansions
Number of leases	2	1	1	1
Square feet	44,446	7,359	2,935	2,135	56,875
Tenant improvement costs per square foot (7)	$20.77	$34.16	$6.27	$45.55	$22.69
Leasing commission costs per square foot (7)	$17.05	$15.63	$15.00	$15.86	$16.72

Total tenant improvement and leasing commission costs per square foot (7)	$37.83	$49.79	$21.27	$61.41	$39.41

New leases
Number of leases	11	14	13	3
Square feet	55,365	110,829	277,650	85,790	529,634
Tenant improvement costs per square foot (7)	$40.03	$49.67	$20.38	$56.87	$34.48
Leasing commission costs per square foot (7)	$19.11	$23.04	$15.57	$24.27	$18.91

Total tenant improvement and leasing commission costs per square foot (7)	$59.14	$72.71	$35.95	$81.14	$53.39

Total
Number of leases	18	26	23	6
Square feet	334,688	256,472	330,022	107,423	1,028,605
Tenant improvement costs per square foot (7)	$26.35	$33.50	$17.70	$49.66	$27.79
Leasing commission costs per square foot (7)	$18.44	$17.44	$14.44	$22.24	$17.31

Total tenant improvement and leasing commission costs per square foot (7)	$44.79	$50.94	$32.14	$71.90	$45.10

(1)	Includes Liberty Place, which was acquired on June 22, 2011.

(2)	Excludes 20 year Allianz lease of 266,793 square feet with $85.08 and $41.43 of tenant improvements and leasing commissions per square foot, respectively. This lease excludes the $4.5 million in tenant improvement costs associated with signage.

(3)	Includes 2099 Pennsylvania Avenue, which was acquired on January 31, 2012.

(4)	Excludes 22 year Chadbourne & Park LLP lease of 203,120 square feet with $96.92 and $31.13 of tenant improvements and leasing commissions per square foot respectively.

(5)	Excludes 21 year Fogo de Chao lease of 18,067 square feet with $115.04 and $59.99 of tenant improvements and leasing commissions per square foot, respectively.

(6)	Excludes 23 year Kasowitz Benson Torres & Friedman LLP lease of 50,891 square feet with $176.04 and $48.93 of tenant improvements and leasing commissions per square foot respectively. The entire lease of 203,394 square feet includes $12.0 million in tenant improvement costs reallocated from rent abatements. An additional 152,503 square feet is set to commence on December 1, 2015.

(7)	Assumes all tenant improvements and leasing commissions are paid in the calendar year in which the lease commenced, which may not correspond to the year in which they were actually paid.

Historical Recurring Capital Expenditures

The following table sets forth certain information regarding historical recurring capital expenditures at the properties in our portfolio for the years ended December 31, 2011, 2012 and 2013 and for the nine months ended September 30, 2014.

	Year Ended December 31,			Nine Months Ended September 30, 2014	Weighted Average January 1, 2011 to September 30, 2014
	2011 (1)(2)	2012 (3)	2013
Recurring capital expenditures (4)(5)	$1,674,107	$5,083,722	$4,554,926	$1,276,494
Total square feet	10,157,351	10,365,987	10,365,987	10,365,987
Recurring capital expenditures per square foot	$0.16	$0.49	$0.44	$0.12	$0.32

(1)	Recurring capital expenditures for properties acquired during the period are annualized.

(2)	Includes Liberty Place, which was acquired on June 22, 2011.

(3)	Includes 2099 Pennsylvania Avenue, which was acquired on January 31, 2012.

(4)	Figures exclude capital expenditures relating to leasing related costs of vacant tenant space, in lieu of a full tenant improvement allowance of $2,185,584, $3,911,094, $4,448,616 and $1,829,088 for nine months ended September 30, 2014, and the year ended December 31, 2013, 2012 and 2011, respectively.

(5)	Figures exclude non-recurring capital expenditures of $4,744,329, $1,125,603, $2,726,377 and $2,437,021 for nine months ended September 30, 2014, and the year ended December 31, 2013, 2012 and 2011, respectively.

Submarket and Building Overviews

New York City, New York

Our New York City properties are located in midtown Manhattan, in what we believe are among the most desirable submarkets: the West Side, Sixth Avenue/Rockefeller Center, East Side and Madison/Fifth Avenue submarkets. We focus only on premier office submarkets in midtown Manhattan. Our submarkets are characterized by constrained supply, a concentration of elite tenants in industries such as finance, consulting, professional services and creative industries, and a high level of lifestyle amenities. As a result, these submarkets generally command premium rents and higher occupancies compared to other submarkets in midtown Manhattan and New York City generally.

The following map shows the relative locations of the West Side, Sixth Avenue/Rockefeller Center, East Side and Madison/Fifth Avenue submarkets in midtown Manhattan.

West Side Submarket

The West Side submarket is bounded by Seventh Avenue to the east and reaches to the Hudson River from 42nd Street north to 72nd Street. Zoning in the late 1980s spurred a burst of construction on the West Side establishing it as a competitive office market. These new office buildings added a new element to what had previously simply been the theater district and contributed to a revitalization of this tourist attraction. The market also includes both high-rise and low-rise residential buildings and a mix of retail. The submarket contains 30.2 million square feet of space, of which a total of 10.8% was vacant in the third quarter of 2014 with 10.1% available directly and the remainder through sublease. Leasing activity in 2013 totaled 1.7 million square feet; net overall absorption was 956,620 square feet, giving the West Side the strongest demand performance of all Manhattan submarkets. Office rents are on the low side relative to other markets, with overall rents on a weighted average basis for all classes in the third quarter of 2014 at $75.31. Class A office rents on the same basis were $79.66.

There were no office buildings under construction as of the third quarter of 2014. RCG expects that high barriers to entry should limit the amount of new supply delivered through the near to medium term, in spite of favorable market conditions.

The following chart shows Class A office property rental rates and occupancy rates for the West Side submarket as compared to the overall midtown Manhattan market over the previous 14 years.

1633 Broadway

In 1976, Dr. h.c. Werner Otto, founder of our predecessor, acquired 1633 Broadway, a 48-story, 2,643,065 square foot building. The building was constructed in 1971 and has served as the headquarters for our predecessor since 1979. A private equity real estate fund managed by us, in conjunction with joint venture partners, acquired the property from the Otto family in 2006. The building is comprised of premier office space, two well-known Broadway theaters including the internationally renowned Gershwin Theatre, home to the musical “Wicked,” one of the top box office grossing shows on Broadway, a 225-space parking garage and ground-floor retail space, including two large sunken retail wells in the front of the building, and a large public plaza on Broadway. The property is located between West 50th Street and West 51st Street and Broadway and Eighth Avenues. The area surrounding 1633 Broadway features some of the most popular and widely recognized cultural and entertainment destinations worldwide with Times Square, Radio City Music Hall, Carnegie Hall and

Columbus Circle all within blocks of the property. 1633 Broadway has direct access to the New York subway system including separate connections to subway lines at both the base of the property and within steps of the West 50th Street entrance. In-building services and amenities include a 24/7 attended lobby, a bank and various restaurants as well as tenant dining facilities.

1633 Broadway is the recipient of the 2013 BOMA/NY Pinnacle Award for Operating Office Building (over 1 million square feet category) and the 2014 BOMA Middle Atlantic Region Outstanding Building of the Year Award (over 1 million square feet category). 1633 Broadway received its LEED certification in 2013 and the Energy Star Award in 2009.

1633 Broadway Primary Tenants

The following table summarizes information regarding the primary tenants of 1633 Broadway as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
Allianz Global Investors, LP	Financial Services	1/31/2031	Combo of 5/10 to total of 15	320,911	12.1%	$24,922,509	16.5%	$77.66
Kasowitz Benson Torres & Friedman, LLP (3)	Legal Services	3/31/2037	2x5 years	302,213	11.4	17,227,302	11.4	57.00
WMG Acquisition Corp. (Warner Music Group)	Media	7/31/2029	1x5 or 10 years	293,487	11.1	16,051,801	10.6	54.69
Deloitte & Touche, LLP	Financial Services	3/31/2016		212,052	8.0	16,121,952	10.7	76.03
Showtime Networks, Inc.	Media	1/31/2026	1x5 or 10 years	210,495	8.0	9,725,265	6.4	46.20
BNY ConvergEx Group, LLC	Financial Services	8/31/2015	1x3 years	152,174	5.8	10,759,782	7.1	70.71
Morgan Stanley & Co., LLC	Financial Services	1/31/2015		152,020	5.8	8,209,080	5.4	54.00
Bank Of America, N.A.	Financial Services	8/31/2015		151,880	5.7	9,637,955	6.4	63.46
U T Associates (4)	Arts	5/31/2022		110,622	4.2	3,485,265	2.3	31.51
Dickstein Shapiro, LLP	Legal Services	8/31/2024	1x5 years	108,477	4.1	10,178,963	6.7	93.84

Total / Weighted Average				2,014,331	76.2%	$126,319,874	83.5%	$62.71

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014, including percentage rent received from our theater and retail space for the 12 months ended September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $7.8 million.

(3)	201,791 of tenant’s leased square feet expires March 31, 2037 and the remaining 100,422 expires on November 30, 2015. Tenant possesses a one time termination option for all or a portion (to be selected by the tenant) of the top or bottom floor of its leased space. If exercised upon one year’s notice, the termination option is effective on March 31, 2024 and is subject to a termination penalty.

(4)	Annualized rent includes $2,660,265 of percentage rent for the 12 months ended September 30, 2014.

1633 Broadway Lease Expirations

The following table sets forth the lease expirations for leases in place at 1633 Broadway as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available	—	61,607	2.3%	—	—	—	—	—
2014 (October 1, 2014 to December 31, 2014)	3	6,110	0.2	$367,218	0.2%	$60.10	$541,020	$88.55
2015	5	613,269	23.2	37,371,337	24.7	60.94	37,371,336	60.94
2016	2	219,974	8.3	16,557,662	10.9	75.27	16,557,662	75.27
2017	1	52,700	2.0	3,636,300	2.4	69.00	3,636,300	69.00
2018	1	33,279	1.3	966,422	0.6	29.04	966,422	29.04
2019	1	25,458	1.0	740,729	0.5	29.10	840,623	33.02
2020	2	179,385	6.8	8,687,308	5.7	48.43	9,232,856	51.47
2021	1	34,570	1.3	632,014	0.4	18.28	864,250	25.00
2022	3	116,337	4.4	4,903,151	3.2	42.15	4,903,151	42.15
2023	1	941	0.0	109,180	0.1	116.03	109,180	116.03
Thereafter	7	1,223,990	46.3	77,336,264	51.1	63.18	91,350,457	74.63
Signed leases not commenced	—	—	—	—	—	—	—	—
Building management use	—	5,888	0.2	—	—	—	—	—
REBNY adjustment	—	69,557	2.6	—	—	—	—	—

Total.	27	2,643,065	100.0%	$151,307,586	100.0%	$60.38	$166,373,257	$66.39

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014, including percentage rent received from our theater and retail space for the 12 months ended September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015 were $7.9 million.

1633 Incremental Office Revenue

The following table provides information as of September 30, 2014, unless otherwise indicated, about our office space lease expirations at 1633 Broadway over the next four and one-half years, the rent per square foot at the expiration of the leases and the weighted average estimated market rent for the leases upon expiration based on our internal estimates used for budgeting purposes.

	Expiring Rentable Office Square Feet (1)	Rent Per Square Foot at Expiration (2)	Weighted Average Market Rent Per Square Foot (3)	Incremental Office Space Revenue
2014	—	$—	$63.94	$—
2015	631,501	68.71	75.63	4,372,421
2016	219,935	77.73	89.75	2,645,540
2017	54,187	72.32	108.99	1,987,386
2018	39,733	24.32	84.55	2,393,027

Total/Weighted Average	945,356	$69.15	$81.21	$11,398,374

(1)	Represents remeasured square footage according to either REBNY or BOMA 2010 remeasurements. Expiring square footage representative of leasing and renewal activity as of October 27, 2014.

(2)	Represents the base rent per square foot plus tenant reimbursements based on September 2014 amounts annualized.

(3)	Based on our internal estimates of 2015 market rents that we use for budgeting purposes, which are determined on a lease-by-lease basis. The compound average growth rate for market rents reflected in our internal estimates for the period ending 2018 is 7.2% for 1633 Broadway.

1633 Broadway Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent per Leased Square Foot (2)	Net Effective Annual Rental Income Per Leased Square Foot (3)
9/30/2014	97.7%	$60.38	$62.40
12/31/2013	97.6	60.72	57.38
12/31/2012	90.1	56.31	63.77
12/31/2011	93.2	50.68	59.78
12/31/2010	88.3	46.53	57.58
12/31/2009	92.6	43.39	54.01

(1)	Based on leases signed as of the dates indicated above and calculated as total rentable square feet less available square feet divided by total rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

(3)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

Building and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives ranging from 30-39 years. The current real estate tax rate for 1633 Broadway is $106.84 per $1,000.00 of assessed value. Real estate taxes for the year ended December 31, 2013 were $28.6 million.

Sixth Avenue/Rockefeller Center Submarket

The Sixth Avenue (also known as Avenue of the Americas) office corridor is dominated by the Art Deco Rockefeller Center complex. Running from 41st Street to 59th Street on Sixth Avenue, the submarket borders the edge of the theater district on the west and the Madison/Fifth Avenue office market on the east. The submarket ends at Central Park South, adjacent to the Artists Gate traffic entrance to Central Park. Sixth Avenue is served by the Sixth Avenue subway line, creating easy access from residential neighborhoods. The submarket includes a total of 40.5 million square feet of inventory of which over 8 million square feet is contained in the Rockefeller Center complex. The complex consists of 19 commercial buildings constructed between 1930 and 1939, which cover 22 acres between 48th and 51st Streets. The landmark buildings in the complex include the Time-Life Building, News Corp. Building, Exxon Building and McGraw-Hill Building, as well as Radio City Music Hall. The southernmost end of the market is anchored by the 2.1 million square feet Bank of America Tower at One Bryant Park, which was completed in 2009 and is the third tallest building in New York City. As of the third quarter of 2014, 9.1% of that space was vacant overall with 7.6% available directly and the remainder through sublease. Nearly 3.0 million square feet of space was leased in the submarket during 2013. Absorption was slightly positive with an addition of nearly 40,000 square feet of net occupancy. A new building at 55 West 46th Street was completed for nearly 300,000 square feet in 2013. Overall weighted average gross rent for all classes of space was $82.35 per square foot in the third quarter of 2014. Class A office rents for direct space on a weighted average basis were $86.00 per square foot.

No office projects were under construction in this submarket as of the third quarter of 2014. RCG expects that a lack of land for development and high construction costs should keep the level of new supply low through the foreseeable future.

The following chart shows Class A office property rental rates and occupancy rates for the Sixth Avenue/Rockefeller Center submarket as compared to the overall midtown Manhattan market over the previous 14 years.

1301 Avenue of the Americas

Our predecessor acquired its interest in 1301 Avenue of the Americas in 2008. The 45-story, 1,767,992 rentable square foot property was built in 1963. In 1989, the property underwent a complete rehabilitation, renovation and modernization designed by Skidmore, Owings & Merrill LLP, including the outdoor plaza which was renovated with reflecting pools, seating and new sidewalks. Sitting on Avenue of the Americas, or “Corporate Row” as it is sometimes called, this Class A building is a highly recognizable property. The large outdoor plaza features landscaping, seating, reflecting pools and three large sculptures by artist Jim Dine. Approximately 31,000 square feet of retail space is located on the ground and concourse levels, including a restaurant and a men’s clothing retailer. The 52,000 square foot concourse level provides a connection to the Rockefeller Center concourse, which is a below-ground connection between the area buildings, stretching from 47th Street to 53rd Street and from Fifth Avenue to Seventh Avenue. Access to the concourse shops, restaurants, health clubs, Sixth Avenue subway line and Rockefeller Center ice-skating rink is therefore weather protected. Significantly setback from Sixth Avenue, the property has views of Central Park and other Manhattan landmarks. The property is located between 52nd Street and 53rd Street, occupying the entire westerly block front of Sixth Avenue. Eight subway lines are located within walking distance of the property. Covered access to four subway lines is available via the concourse-level connection to Rockefeller Center. Aside from Rockefeller Center, numerous other New York sights and institutions are located near the property, including Central Park, Radio City Music Hall, the Museum of Modern Art and many other museums, luxury hotels and retail stores. Moreover, Ocean Prime, a seafood, steak and cocktail restaurant backed by Cameron Mitchell, is expected to open its first New York City location and its twelfth location nationwide in the ground and mezzanine levels of this building in the Spring of 2015. This award-winning supper club signed an approximately 16-year, 7,378 rentable square foot lease with us in 2014, with rent starting at $155.87 per square foot and escalating to $220.02 per square foot by expiration.

The property was awarded the 2012 BOMA/NY Pinnacle Award for Operating Office Building (over 1 million square feet category), and received a LEED certification in 2013. Additionally, the property was a recipient of the Energy Star Award in 2009.

1301 Avenue of the Americas Primary Tenants

The following table summarizes information regarding the primary tenants of 1301 Avenue of the Americas as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
Barclays Capital, Inc.	Financial Services	12/31/2020	3x5 years	497,418	28.1%	$27,372,278	27.0%	$55.03
Crédit Agricole Corp & Inv. Bank	Financial Services	2/28/2023	2x5 years	313,879	17.8	25,065,659	24.8	79.86
Commerzbank AG	Financial Services	5/31/2016		287,535	16.3	20,974,325	20.7	72.95
Chadbourne & Parke, LLP (5)	Legal Services	9/30/2034	2x5 years	203,102	11.5	15,836,327	15.6	77.97
Wilson Sonsini Goodrich & Rosati	Legal Services	8/31/2023	1x5 years	48,980	2.8	4,604,120	4.5	94.00
Oaktree Capital Mgmt., LLC	Financial Services	11/30/2016	1x5 years	29,600	1.7	2,040,960	2.0	68.95
Smith, Gambrell & Russell, LLP	Legal Services	12/31/2024		29,499	1.7	1,843,688	1.8	62.50
Destination XL Group, Inc.	Retail	1/31/2017		18,349	1.0	1,564,893	1.5	85.28
Cameron Mitchell (Ocean Prime)	Eating Places	3/31/2030		7,378	0.4	1,150,000	1.1	155.87
West 53rd Gourmet, Inc.	Eating Places	2/8/2016		3,500	0.2	217,016	0.2	62.00

Total /Weighted Average				1,439,240	81.4%	$100,669,266	99.4%	$69.95

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.5 million.

(3)	Rent commences on October 1, 2014.

1301 Avenue of the Americas Lease Expirations

The following table sets forth the lease expirations for leases in place at 1301 Avenue of the Americas as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available		321,708	18.2%
2014 (October 1, 2014 to December 31, 2014)	7	1,949	0.1	$213,364	0.2%	$109.47	$213,364	$109.47
2015	1	495	0.0	54,024	0.1	109.14	54,029	109.15
2016	3	320,135	18.1	23,199,241	22.9	72.47	23,199,225	72.47
2017	1	18,349	1.0	1,564,893	1.5	85.28	1,564,892	85.28
2018	—	—	—	—	—	—	—	—
2019	—	—	—	—	—	—	—	—
2020	1	497,418	28.1	27,372,278	27.0	55.03	29,844,368	60.00
2021	—	—	—	—	—	—	—	—
2022	1	1,659	0.1	367,250	0.4	221.37	403,983	243.51
2023	2	362,859	20.5	29,669,779	29.3	81.77	31,526,725	86.88
Thereafter	3	239,979	13.6	18,830,015	18.6	78.47	20,026,121	83.45
Signed leases not commenced	—	—	—				—	—
Building management use	—	7,443	0.4				—	—
REBNY adjustment		(4,002)	(0.2)

Total	19	1,767,992	100.0%	$101,270,844	100.0%	$70.19	$106,832,708	$74.04

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.5 million.

1301 Avenue of the Americas Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)	Net Effective Annual Rent Per Leased Square Foot (3)
September 30, 2014	81.8%	$70.19	$67.82
December 31, 2013	79.6	69.87	62.55
December 31, 2012	83.9	64.38	66.69
December 31, 2011	96.7	60.42	71.07
December 31, 2010	100.0	52.42	70.32
December 31, 2009	100.0	52.29	70.40

(1)	Based on leases signed as of the dates indicated above and calculated as total rentable square feet less available square feet divided by total rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

(3)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The building and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives of 40 years. The current real estate tax rate for 1301 Avenue of the Americas is $106.84 per $1,000.00 of assessed value. Real estate taxes for the year ended December 31, 2013 were $30.1 million.

31 West 52nd Street

Our predecessor acquired 31 West 52nd Street in December 2007. The 30-story building was developed in 1987 and includes two basement levels and retail space and contains approximately 786,647 rentable square feet. There is a large public plaza connecting 52nd Street and 53rd Street featuring the large granite “Lapstrake” sculpture by artist Jesús Moroles and a 120-space parking garage. The property is located mid-block between Fifth Avenue and Sixth Avenue, with frontage on both 52nd Street and 53rd Street and has views of Central Park, Rockefeller Center and other Manhattan landmarks. Five subway lines are located within three blocks of the property. Rockefeller Center, Radio City Music Hall and Central Park are within walking distance, as are numerous luxury hotels, museums and retail stores.

31 West 52nd Street was awarded the prestigious 2014 BOMA/NY Pinnacle Award for Operating Office Building (500,000 square feet—1 million square feet category). Additionally, the building received a LEED Silver certification in the same year. The property won Energy Star Awards in 2012 and 2013.

31 West 52nd Street Primary Tenants

The following table summarizes information regarding the primary tenants of 31 West 52nd Street as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
Clifford Chance US, LLP	Legal Services	6/1/2024	1x5 or 10 years, 1x5 years	328,992	41.8%	$22,998,010	42.4%	$69.90

Toronto-Dominion Bank	Financial Services	4/30/2021	2x5 years	131,297	16.7	8,944,104	16.5	68.12

Financial Security Assurance	Financial Services	3/31/2026	1x10 years	110,338	14.0	7,061,632	13.0	64.00

Stone Harbor Investment Partners (3)	Financial Services	6/30/2029	2x5 years	52,071	6.6	4,224,754	7.8	81.13

Morgan Stanley & Co., LLC	Financial Services	6/30/2017	1x5 years	52,056	6.6	3,019,248	5.6	58.00

Centerview Partners, LLC	Financial Services	3/23/2020		45,089	5.7	3,838,376	7.1	85.13

Fogo de Chão 53rd Street New York, LLC	Eating Places	12/18/2033	2x5 years	18,067	2.3	1,550,000	2.9	85.79

Total / Weighted Average				737,910	93.8%	$51,636,126	95.2%	$69.98

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.3 million.

(3)	Tenant possesses a termination option which may only be exercised effective April 30, 2025.

31 West 52nd Street Lease Expirations

The following table sets forth the lease expirations for leases in place at 31 West 52nd Street as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available		—	—	—	—	—	—	—
2014 (October 1, 2014 to December 31, 2014)	2	9,696	1.2%	$1,202,304	2.2%	$124.00	$1,202,304	$124.00
2015	—	—	—	—	—	—	—	—
2016 (2)	1	—	—	387,023	0.7	—	387,023	—
2017	1	52,056	6.6	3,019,248	5.6	58.00	3,019,248	58.00
2018	—	—	—	—	—	—	—	—
2019	—	—	—	—	—	—	—	—
2020	1	45,089	5.7	3,838,377	7.1	85.13	4,028,244	89.34
2021	2	132,041	16.8	8,986,876	16.6	68.06	9,783,571	74.09
2022	—	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—	—
Thereafter	6	516,744	65.7	36,809,397	67.9	71.23	41,212,185	79.75
Signed leases not commenced	—	—	—				—	—
Building management use	—	1,391	0.2				—	—
REBNY adjustment		29,630	3.8

Total	13	786,647	100.0%	$54,243,225	100.0%	$71.27	$59,632,575	$78.41

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.3 million.
(2)	Parking structure lease with no associate rentable square feet.

31 West 52nd Street Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)
September 30, 2014	100.0%	$71.27
December 31, 2013	100.0	68.57
December 31, 2012	100.0	64.31
December 31, 2011	97.6	65.19
December 31, 2010	97.6	63.42
December 31, 2009	100.0	68.61

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

31 West 52nd Street Joint Venture

Upon completion of this offering and the formation transactions, we will have an aggregate 64.2% interest in 31 West 52nd Street. We will serve as general partner of the joint venture in charge of its day-to-day operations with the overall authority to manage and conduct operations and affairs of the joint venture and its subsidiaries and to make decisions regarding the joint venture and its subsidiaries. Our joint venture partner will have approval rights over certain major decisions, including, but not limited to, transferring interests in the property, entering into certain leases and renewing, modifying or refinancing any loan secured by the property. Under certain circumstances, in the event we desire to transfer, sell or assign any portion of our interest in the joint venture to a third party, our joint venture partner shall have the right to approve the transfer, sale or assignment, or to elect to purchase our interests, subject to certain conditions. At any time, our joint venture partner shall have the right to cause a sale of the property by delivering a written notice to us designating the sales price and other material terms and conditions upon which our joint venture partner desires to cause a sale of the property. Upon receipt of the sale notice from the joint venture partner, we will have the right either to attempt to sell the property to a third party for not less than 95% of the sales price set forth in the sales notice, or to elect to purchase the interests of the joint venture partner for cash at a price equal to the amount the joint venture partner would have received if the property had been sold for the sales price set forth in the sales notice (and the joint venture paid any applicable financing breakage costs and transfer taxes, prepaid all liquidated liabilities of the joint venture and distributed the balance to the partners). We have the same right to initiate a sale of the property at any time on the same terms (including our joint venture partner’s right to purchase our interests rather than allow us to proceed with a sale of the property). The partnership agreement also contains a “buy-sell” provision, under which at any time, we or the joint venture partner may deliver a notice designating the amount that we or the joint venture partner determines to be the market value of the property. The party receiving a buy-sell notice will have the right either to purchase the entire partnership interest of the partner delivering the buy-sell notice, or to sell its entire partnership interest to the partner delivering the buy-sell notice, in each case for cash at a price equal to the amount the selling partner would have received if the property had been sold for the amount listed in the notice (and the joint venture paid any applicable financing breakage costs and transfer taxes, prepaid all liquidated liabilities of the joint venture and distributed the balance to the partners).

1325 Avenue of the Americas

Our predecessor acquired 1325 Avenue of the Americas in 1999. The 34-story, 814,892 square foot building designed by Kohn Pedersen Fox Associates was built in 1989 and is comprised of premier office space, ground floor retail and a private theater. The property, adjacent to the New York Hilton Hotel on Avenue of the Americas, is located between 53rd Street and 54th Street and has direct lobby access from both streets. With a prestigious “Avenue of the Americas” address, the property is located in one of the most dynamic office corridors in Manhattan. In the heart of midtown, the property has superb access to a number of nearby attractions, amenities and forms of transportation, including Rockefeller Center, Central Park, Radio City Music Hall, the Museum of Modern Art and many other museums, luxury hotels and retail stores. The property is located within walking distance of eight subway lines, including four subway lines accessible through covered walkways under Rockefeller Center.

1325 Avenue of the Americas was the recipient of the 2013 BOMA/NY Pinnacle Award for Operating Office Building (500,000 - 1 million square feet category). 1325 Avenue of the Americas received a LEED Silver certification in 2012 and has won Energy Star Awards every year since 2011.

1325 Avenue of the Americas Primary Tenants

The following table summarizes information regarding the primary tenants of 1325 Avenue of the Americas as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet		Percent of Property Square Feet	Annualized Rent (2)		Percent of Property Annualized Rent	Annualized Rent Per Square Foot
ING Financial Holdings Corporation	Financial Services	12/31/2016	1x5 years	168,917		20.7%	$9,889,560		24.2%	$58.55
Warner Bros. Entertainment, Inc. (3)	Media	6/30/2019		94,213		11.6	4,661,045		11.4	49.47
Hilton Worldwide Holdings, Inc.	Travel & Leisure	12/31/2022	1x5 years	73,620	(5)	9.0	3,681,000		9.0	50.00
William Morris Endeavor Entertainment, LLC	Entertainment	6/30/2015		49,995		6.1	2,318,050		5.7	46.37
RGN-New York VIII, LLC	Executive Office Suite	8/31/2015		46,845		5.7	2,576,475		6.3	55.00
Nikkei America, Inc.	Media	4/30/2017	1x5 years	35,737		4.4	2,858,960		7.0	80.00
Edelman Shoes	Apparel	9/30/2030	1x5 years	29,332		3.6	1,824,626	(6)	4.5	62.21
Merrill Communications, LLC	Business Services	10/31/2024	1x5 years	25,059		3.1	1,562,555	(7)	3.8	62.36
Gartner, Inc. (4)	Noncommercial Research Organizations	10/22/2024	1x5 years	24,844		3.0	1,291,888	(8)	3.2	52.00
Crown Media United States, LLC	Media	4/30/2016		24,278		3.0	2,381,450		5.8	98.09

Total / Weighted Average				572,840		70.3%	$33,045,609		80.9%	$57.69

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $3.0 million.

(3)	Tenant possesses a termination option for 22,096 square feet which may only be exercised effective June 30, 2016.

(4)	Tenant possesses a termination option which may be exercised effective October 22, 2021.

(5)	Does not include 16,637 square feet leased by Hilton on the cellar level and ground floor and for a mechanical room and roof ceiling tower.

(6)	Rent commences on September 5, 2015.

(7)	Rent commences on November 1, 2014.

(8)	Rent commences on October 23, 2014.

1325 Avenue of the Americas Lease Expirations

The following table sets forth the lease expirations for leases in place at 1325 Avenue of the Americas as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent(1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available		44,299	5.4%	—	—	—	—	—
2014 (October1, 2014 to December 31, 2014)	—	—	—	—	—	—	—	—
2015	5	125,978	15.5	$6,903,677	16.9%	$54.80	$6,903,677	$54.80
2016	4	201,658	24.7	12,842,147	31.4	63.68	12,866,866	63.81
2017	3	45,779	5.6	3,513,071	8.6	76.74	3,521,090	76.91
2018	3	22,573	2.8	1,335,470	3.3	59.16	1,356,790	60.11
2019	1	94,213	11.6	4,661,045	11.4	49.47	4,661,045	49.47
2020	1	10,014	1.2	700,000	1.7	69.90	1,389,142	138.72
2021	—	—	—	—	—	—	—	—
2022	1	73,620	9.0	3,681,000	9.0	50.00	4,049,100	55.00
2023	1	3,506	0.4	217,372	0.5	62.00	238,408	68.00
Thereafter	5	120,984	14.8	6,984,937	17.1	57.73	8,038,366	66.44
Signed leases not commenced	2	42,794	5.3	—			2,881,127	67.33
Building management use	—	2,462	0.3	—			—	—
REBNY adjustment		27,012	3.3

Total	26	814,892	100.0%	$40,838,719	100.0%	$58.48	$45,905,611	$61.94

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015 were $3.2 million.

1325 Avenue of the Americas Percent Leased and Base Rent

Date	Percentage Leased (1)	Annalized Rent Per Leased Square Foot (2)
September 30, 2014	94.6%	$58.48
December 31, 2013	83.3	57.44
December 31, 2012	76.3	61.89
December 31, 2011	75.5	59.64
December 31, 2010	92.1	60.54
December 31, 2009	99.9	58.05

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

East Side Submarket

The East Side submarket is bounded by Lexington Avenue to the west, the East River to the east, 72nd Street to the north, and 47th Street west of Second Avenue and 49th Street east of Second Avenue to the south. The smallest of the Paramount Group submarkets in midtown Manhattan, the East Side contains nearly 19 million square feet of space with 7.8% vacant overall, of which 6.0% is available directly and the remainder through sublease. The submarket has a diverse mix of uses including office, residential and retail with a range of building sizes from high rise to low rise. Well-known buildings in the submarket include the Lipstick Building at 885 Third Avenue and the Citigroup Center at 601 Lexington Avenue at 53rd Street between Lexington Avenue and Third Avenue. Leasing activity for 2013 totaled 1.1 million square feet; net overall absorption dropped by 244,034 square feet last year. Rents in the submarket are significantly lower this far to the east with overall weighted average rents for all classes at $64.72 per square foot in the third quarter of 2014 and Class A office rents on the same basis slightly higher at $65.29 per square foot.

No new projects were under construction in the East Side as of the third quarter of 2014 and new supply should remain limited through the near to medium term.

The following chart shows Class A office property rental rates and occupancy rates for the East Side submarket as compared to the overall midtown Manhattan market over the previous 14 years.

900 Third Avenue

Our predecessor acquired a portion of 900 Third Avenue through a private partnership in 1999, a second partial interest in 2007 and the remainder in 2012. The 36-story, approximately 596,270 rentable square foot building was designed by Cesar Pelli and is comprised of premier office space and ground-floor retail space. Built in 1983, 900 Third Avenue occupies the northwest corner of 54th Street and Third Avenue, bordering the Park Avenue submarket. Within six blocks of the property is access to eight subway lines (the 4, 5, 6 , E, M, N, Q and R trains) as well as the Roosevelt Island Tram Station. The property also has close access to the FDR Drive, the Midtown Tunnel and East River bridges.

900 Third Avenue received a LEED Gold certification in 2013 and won Energy Star Awards in 2012 and 2013.

900 Third Avenue Primary Tenants

The following table summarizes information regarding the primary tenants of 900 Third Avenue as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
Permal (PGI) LLC	Financial Services	12/14/2017		79,567	13.3%	$7,365,106	19.4%	$92.56
Shiseido Americas Corporation	Medicinal Chemicals and Botanical Products	6/30/2020	1x5 years	52,274	8.8	2,399,298	6.3	45.90
Tannenbaum Helpern Syracuse & Hirschtritt LLP	Legal Services	3/31/2018	1x5 years	51,852	8.7	4,388,477	11.6	84.63
Zweig-Dimenna Associates Inc.	Financial Services	1/31/2017		45,382	7.6	3,085,976	8.1	68.00
Littler Mendelson P.C.	Legal Services	12/31/2018	1x5 years	37,350	6.3	2,794,858	7.4	74.83
Goldman Sachs Execution & Clearing, LP	Financial Services	2/18/2018	1x3 years	34,123	5.7	1,501,412	4.0	44.00
Carl Marks & Co., Inc.	Financial Services	5/31/2025	1x5 years	28,399	4.8	1,599,801	4.2	56.33
Thompson & Knight LLP	Legal Services	3/24/2024		25,580	4.3	1,436,288	3.8	56.15
CORE Media Group	Entertainment	3/31/2023	1x5 years	18,245	3.1	1,112,945	2.9	61.00
Davies Ward Phillips	Legal Services	4/30/2022	1x5 years	18,245	3.1	1,112,944	2.9	61.00

Total / Weighted Average				391,017	65.6%	$26,797,107	70.6%	$68.53

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $1.8 million.

900 Third Avenue Lease Expirations

The following table sets forth the lease expirations for leases in place at 900 Third Avenue as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available		28,588	4.8%
2014 (October 1, 2014 to December 31, 2014)	3	11,694	2.0	$745,318	2.0%	$63.74	$745,318	$63.74
2015	2	28,452	4.8	2,300,529	6.1	80.86	2,300,529	80.86
2016	2	7,632	1.3	474,144	1.2	62.13	474,144	62.13
2017	4	145,767	24.4	11,887,138	31.3	81.55	11,981,220	82.19
2018	4	128,885	21.6	9,002,457	23.7	69.85	9,159,788	71.07
2019	2	15,154	2.5	1,350,399	3.6	89.11	1,773,172	117.01
2020	1	52,274	8.8	2,399,298	6.3	45.90	3,269,814	62.55
2021	5	55,283	9.3	2,742,530	7.2	49.61	3,230,065	58.43
2022	1	18,245	3.1	1,112,945	2.9	61.00	1,204,170	66.00
2023	2	36,490	6.1	2,244,135	5.9	61.50	2,426,585	66.50
Thereafter	4	65,219	10.9	3,684,966	9.7	56.50	5,756,650	88.27
Signed leases not commenced	—	—	—				—	—
Building management use	—	1,417	0.2				—	—
REBNY adjustment		1,170	0.2

Total	30	596,270	100.0%	$37,943,860	100.0%	$67.15	$42,321,456	$74.89

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015 were $2.6 million.

900 Third Avenue Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)
September 30, 2014	95.2%	$67.15
December 31, 2013	96.1	66.97
December 31, 2012	93.6	59.68
December 31, 2011	91.1	59.53
December 31, 2010	95.1	61.22
December 31, 2009	87.9	64.34

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

Madison/Fifth Avenue Submarket

Madison Avenue is a north-south avenue in the borough of Manhattan whose name has been synonymous with the American advertising industry since the 1920s, but is now home to banks, law firms, hedge funds, private-equity firms and others. The Madison/Fifth Avenue office submarket runs from 47th Street to 72nd Street and includes 57th Street, a major east-west thoroughfare that is home to upscale retailers, galleries, restaurants and office users. It contains some of the highest rent buildings in midtown Manhattan with reported asking rental rates of up to $215 per square foot according to RCG, making it the priciest submarket in the United States. Overall asking rents in this submarket on a weighted average basis for all classes of office space were the highest in the City as of the third quarter of 2014 at $97.16 per square foot. Weighted average Class A office rents on the same basis were $101.61 per square foot, largely driven by this area being the location of choice for hedge funds and private-equity firms. The submarket contains 24.7 million square feet of office space, of which a total of 13.9% was vacant as of the third quarter of 2014, with 12.9% available directly and the remainder through sublease. Leasing activity totaled 1.8 million square feet in 2013; net overall absorption was negative 119,621 square feet.

Only one small project was under construction as of the third quarter of 2014: a 71,100 square foot building at 34 East 51st Street, scheduled for delivery in 2015. High barriers to entry should limit the amount of new supply delivered through the near term and beyond.

The following chart shows Class A office property rental rates and occupancy rates for the Madison/Fifth Avenue submarket as compared to the overall midtown Manhattan market over the previous 14 years.

712 Fifth Avenue

Our predecessor’s interest in 712 Fifth Avenue was purchased in 1998. The 543,341 rentable square foot building, which includes 85,917 square feet of prime retail space, was designed by Kohn Pederson Fox Associates and constructed in 1991. 712 Fifth Avenue combines historic elements in its street-level townhouse façade with modern design in its 52-story limestone and granite office tower. The property is located on the southwest corner of 56th Street and Fifth Avenue, one block south of the one of the world’s most exclusive commercial intersections (57th Street and Fifth Avenue). Rockefeller Center and Central Park are within walking distance as are numerous luxury hotels, museums and retail stores. Specialty retailer Henri Bendel occupies the four levels of retail space, the interior of which is designed around a four-story central skylight atrium with a large round, glass domed ceiling that showcases an original René Lalique masterpiece of 276 etched glass panes.

Additionally, the 17-foot floor-to-ceiling height on each retail floor creates a unique setting for presenting exclusive, upscale merchandise. With the building’s 50-foot setback from Fifth Avenue, its rear corner-loaded core and its 52-story height, the office floors enjoy excellent views, including of Central Park.

712 Fifth Avenue was awarded the prestigious 2012 BOMA/NY Pinnacle Award for Operating Office Building (500,000 square foot—1 million square foot category). Additionally, the building received a LEED Silver certification in 2013 and won Energy Star Awards in 2012 and 2013.

712 Fifth Avenue Primary Tenants

The following table summarizes information regarding the primary tenants of 712 Fifth Avenue as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
Henri Bendel, Inc. (3)	Retail	2/28/2021	2x5 years	85,917	15.8%	$6,500,000	13.0%	$75.65
Riverstone Equity Partners, LP	Financial Services	8/21/2023	1x5 years	29,305	5.4	3,029,610	6.0	103.38
Peterson Management, LLC	Real Estate	3/6/2018	1x5 years	26,437	4.9	4,167,267	8.3	157.63
CVC Capital Partners Advisory	Financial Services	9/30/2025	1x5 years	19,501	3.6	2,340,120	4.7	120.00
Aberdeen Asset Management Inc (4).	Financial Services	4/30/2024	1x5 years	18,248	3.4	2,417,860	4.8	132.50
Loeb Enterprises II, LLC	Marketing	11/30/2018		12,930	2.4	989,145	2.0	76.50
Resource America, Inc.	Financial Services	7/31/2020	1x5 years	12,930	2.4	905,510	1.8	70.03
Merchants’ Gate Capital, LP	Financial Services	1/3/2018	1x5 years	12,884	2.4	1,342,120	2.7	104.17
Southern Star Shipping Co., Inc. (5)	Arrangement of Transportation of Freight and Cargo	4/30/2018		12,836	2.4	1,283,600	2.6	100.00
Wells Fargo Prime Services, LLC	Financial Services	8/28/2016		10,480	1.9	677,879	1.4	64.68

Total / Weighted Average				241,468	44.4%	$23,653,111	47.2%	$97.96

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.6 million.

(3)	Includes 9,186 square feet of ground floor space, 46,775 square feet of space on floors two through four and 29,956 square feet of storage space.

(4)	Tenant possesses a termination option for 9,124 rentable square feet on the 51st floor, which may only be exercised effective July 31, 2019.

(5)	Tenant exercised its option to terminate 3,023 square feet, which termination is effective November 21, 2014.

712 Fifth Avenue Lease Expirations

The following table sets forth the lease expirations for leases in place at 712 Fifth Avenue as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available		8,883	1.6%	—	—	—	—	—
2014 (October 1, 2014 to December 31, 2014)	2	5,725	1.1	$545,480	1.1%	$95.28	$751,807	$131.32
2015	5	31,149	5.7	2,251,358	4.5	72.28	2,476,459	79.50
2016	6	45,580	8.4	3,386,943	6.8	74.31	3,400,595	74.61
2017	6	32,178	5.9	3,757,792	7.5	116.78	3,757,792	116.78
2018	13	107,565	19.8	12,262,075	24.5	114.00	12,805,414	119.05
2019	5	22,455	4.1	1,998,414	4.0	89.00	2,527,087	112.54
2020	8	64,006	11.8	5,627,094	11.2	87.92	6,627,434	103.54
2021	2	95,452	17.6	7,253,689	14.5	75.99	7,307,483	76.56
2022	3	19,510	3.6	1,954,303	3.9	100.17	2,067,297	105.96
2023	5	54,834	10.1	5,784,870	11.6	105.50	6,144,216	112.05
Thereafter	3	42,049	7.7	5,261,080	10.5	125.12	5,655,787	134.50
Signed leases not commenced	2	11,165	2.1				1,021,625	91.50
Building management use	—	2,780	0.5				—	—
REBNY adjustment		10	0.0

Total	60	543,341	100.0%	$50,083,098	100.0%	$96.22	$54,542,996	$102.59

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015 were $1.3 million.

712 Fifth Avenue Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)
September 30, 2014	98.4%	$96.22
December 31, 2013	93.4	95.83
December 31, 2012	86.2	85.21
December 31, 2011	77.8	92.56
December 31, 2010	90.4	89.45
December 31, 2009	94.9	91.89

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

712 Fifth Avenue Joint Venture

Upon completion of this offering and the formation transactions, we will have a 50.0% interest in the joint venture that owns 712 Fifth Avenue. We will serve as the managing general partner of the joint venture in charge of its day-to-day operations with the overall authority to manage and conduct operations and affairs of the joint venture and to make decisions regarding the joint venture. Our joint venture partner has an approval right in connection with certain major decisions, including, but not limited to, incurring additional debt or modifying the terms of existing debt outside of certain parameters, entering into any lease that exceeds 10.0% of the rentable square footage of the building and consenting to any change in net effective rent under any such lease, approving or authorizing actions requiring the consent of the joint venture under the property management agreement between us and the joint venture, and budget approvals. Beginning six years after the completion of this offering and any time thereafter, in the event we desire to transfer, sell or assign any portion of our interest in the joint venture to a third party, our joint venture partner shall have the right to elect to purchase our interests subject to certain conditions. Beginning six years after the completion of this offering and any time thereafter, our joint venture partner may exercise a forced sale right by delivering a written notice to us designating the sales price and other material terms and conditions upon which our joint venture partner desires to cause a sale of the property. Upon receipt of such sales notice, we will have the obligation either to attempt to sell the property to a third party for not less than 95.0% of the sales price or to elect to purchase the interests of our joint venture partner for cash at a price equal to the amount our joint venture would have received if the property had been sold for the sales price set forth in the sales notice (and the joint venture paid any applicable financing breakage costs, transfer taxes, brokerage fees and marketing costs, prepaid all liquidated liabilities of the joint venture and distributed the balance). Beginning six years after the completion of this offering and any time thereafter, we shall have the right to cause a sale of the property on these same terms (including our joint venture partner’s right to acquire our interests in the joint venture rather than allow us to proceed with the sale of the property).

Washington, D.C.

Our Washington, D.C. area properties are located in what we believe are the most desirable submarkets of the Washington, D.C. and Northern Virginia markets: the CBD and East End submarkets in Washington, D.C. and the Rosslyn submarket in Northern Virginia. We focus only on the premier office submarkets in Washington, D.C. and Northern Virginia. These submarkets consistently command premium rents and higher occupancies compared to other submarkets in the Washington, D.C. and Northern Virginia markets.

The following map shows the relative locations of the CBD, East End and Rosslyn submarkets in Washington, D.C.

CBD Submarket

The CBD submarket consists of the area west of 15th Street, NW, east of Virginia Avenue and New Hampshire Avenue, south of Massachusetts Avenue, and north of E Street and Virginia Avenue. Widely considered to be the premier office market in the District of Columbia, it is home to top law firms, lobbyists, associations, unions, non-profits, consulting groups, financial institutions and banks. Compared with other parts of the District of Columbia, the CBD has fewer government agencies and was therefore relatively unaffected by sequestration. In fact, the government offices in the submarket are growing since they are related to the regulation of financial markets and therefore need to be in close proximity to regulatory decision-makers. While the CBD submarket is well-developed with little vacant land, new zoning has promoted mixed-use development, including street-level retail. Older buildings are prime candidates for residential conversion. These trends should increase the movement of the CBD toward a 24/7 environment. As a result, the submarket has the potential to become even more dynamic in the coming years. The CBD is well-served by mass transportation, and a number of residential neighborhoods are within walking distance. Universities such as Georgetown and George Washington Universities are nearby. The CBD submarket contained more than 33.4 million square feet of office space as of the third quarter of 2014. During the same period, the overall vacancy rate was 13.2%, with a direct vacancy rate of 12.2% and the remainder available through sublease. Leasing activity in 2013 totaled nearly 1.5 million square feet. Class A rents in this submarket are the highest in the region, with a weighted average overall asking rent of $51.80 per square foot and Class A office asking rent of $64.06 in the third quarter of 2014. In 2013, the CBD submarket recorded the highest leasing activity among District of Columbia submarkets with 1.5 million square feet, not including renewals. This total represents about 45% of all space leased in the District of Columbia office market during 2013.

No projects were under construction in the CBD as of the third quarter of 2014. 1200 17th Street, NW was delivered in the third quarter of 2014, bringing 170,000 square feet to market. The law firm Pillsbury Winthrop Shaw Pittman LLP is occupying 105,000 square feet of this space.

The following chart shows Class A office property rental rates and occupancy rates for the Washington, D.C. CBD submarket as compared to the overall District of Columbia market over the previous 12 years.

1899 Pennsylvania Avenue

Our predecessor acquired 1899 Pennsylvania Avenue, a Class A quality office building, in 2010. The 11-story building contains 192,481 rentable square feet, with approximately 17,800 square foot floor plates, and was built in 1915. The property is located on the southwest corner of Pennsylvania Avenue, NW and 19th Street and within walking distance of the White House and three Metrorail lines. This property is in close proximity to many noteworthy business and arts institutions including the World Bank, the Treasury Department, the International Monetary Fund and the Corcoran Gallery of Art. The superior location features several premium restaurants within three blocks as well as the high-end retail collection at 2000 Pennsylvania Avenue, NW. The property features a Leo A. Daly design with a floor-to-ceiling glass façade, views of the White House, a rooftop terrace, on-site parking and an on-site fitness center. There is a single-level, below-grade parking garage containing 54 lined valet spaces (in addition to 10 above-grade spaces).

The building received a LEED Silver certification in 2012 and has an Energy Star Award every year since 2010.

1899 Pennsylvania Avenue Primary Tenant

The following table summarizes information regarding the primary tenant of 1899 Pennsylvania Avenue as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)(3)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot (3)
Wilmer Cutler Pickering Hale and Dorr, LLP (4)	Legal Services	7/31/2023	1x5 years, 1x4.25 years	133,878	69.6%	$10,849,671	100.0%	$81.04

Total / Weighted Average				133,878	69.6%	$10,849,671	100.0%	$81.04

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014 on a gross basis. As of September 30, 2014, there were no abatements for this property for the 12 months ending September 30, 2015.

(3)	Amount includes September 2014 reimbursement revenue annualized.

(4)	Tenant possesses a termination option that may not be exercised before August 1, 2018. Termination option requires 24 months notice.

1899 Pennsylvania Avenue Lease Expirations

The following table sets forth the lease expirations for leases in place at 1899 Pennsylvania Avenue as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)(2)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot (2)	Annualized Rent at Expiration (2)	Expiring Rent Per Square Foot (2)
Available		54,165	28.1%
2014 (October 1, 2014 to December 31, 2014)	—	—	—	—	—	—	—	—
2015	—	—	—	—	—	—	—	—
2016	—	—	—	—	—	—	—	—
2017	—	—	—	—	—	—	—	—
2018	—	—	—	—	—	—	—	—
2019	—	—	—	—	—	—	—	—
2020	—	—	—	—	—	—	—	—
2021	—	—	—	—	—	—	—	—
2022	—	—	—	—	—	—	—	—
2023(3)	3	134,778	70.0	$10,849,671	100.0%	$80.50	$12,015,234	$89.15
Thereafter	—	—	—	—	—	—	—	—
Signed leases not commenced	—	—	—				—	—
Building management use	—	—	—				—	—
BOMA adjustment		3,538	1.8

Total	3	192,481	100.0%	$10,849,671	100.0%	$80.50	$12,015,234	$89.15

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014 on a gross basis.

(2)	Amount includes September 2014 reimbursement revenue annualized. There were no abatements committed to for leases commenced as of September 30, 2014 for the 12 months ending September 30, 2015.

(3)	Includes $54,336 of September 2014 annualized garage income which is assumed to remain constant throughout the term of the lease.

1899 Pennsylvania Avenue Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)(3)
September 30, 2014	71.9%	$50.69
December 31, 2013	81.0	49.11
December 31, 2012	100.0	47.19
December 31, 2011	100.0	46.17
December 31, 2010	100.0	45.13

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

(3)	Figures are presented on a net basis and do not include reimbursement revenue.

2099 Pennsylvania Avenue

Our predecessor acquired 2099 Pennsylvania Avenue in an off-market transaction in 2012. The property is a 12-story, 208,636 square foot Class A office building, located on the northeast corner of Pennsylvania Avenue, NW and 21st Street. The property was constructed in 2001, features direct views of the White House and is four blocks from the U.S. Treasury and Executive Office Buildings. It is also in close proximity to the World Bank, the International Monetary Fund and the Corcoran Gallery of Art. The building was designed by the world-renowned architectural firm Pei Cobb Freed & Partners and has a commanding corner presence on Pennsylvania Avenue as well as a rooftop terrace that overlooks the White House. There is a three-level, below-grade parking garage containing 169 spaces, currently leased to Colonial Parking.

The building received the Energy Star Award in 2012.

2099 Pennsylvania Avenue Primary Tenant

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
Sheppard Mullin	Legal Services	6/30/2024	2 x 5 years	59,133	28.3%	$4,469,649	96.1%	$75.59

Total/Weighted Average				59,133	28.3%	$4,469,649	96.1%	$75.59

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.4 million.

2099 Pennsylvania Avenue Lease Expirations

The following table sets forth the lease expirations for leases in place at 2099 Pennsylvania Avenue as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2013 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration(2)	Expiring Rent Per Square Foot
Available		142,764	68.4%
2014 (October 1, 2014 to December 31, 2014)	—	—	—	—	—	—	—	—
2015	—	—	—	—	—	—	—	—
2016	—	—	—	—	—	—	—	—
2017	—	—	—	—	—	—	—	—
2018	—	—	—	—	—	—	—	—
2019	—	—	—	—	—	—	—	—
2020	—	—	—	—	—	—	—	—
2021(1)	1	—	—	$180,000	3.9%	—	$180,000	—
2022	—	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—	—
Thereafter	1	59,133	28.3	4,469,649	96.1	$75.59	5,220,403	$88.28
Signed leases not commenced	1	4,742	2.3				351,430	74.11
Building management use	—	1,183	0.6				—	—
BOMA adjustment		814	0.4

Total	3	208,636	100.0%	$4,649,649	100.0%	$75.59	$5,751,833	$87.23

(1)	Figures represent parking structure lease with no associated rentable square feet.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014 on a gross basis. Abatements committed to for the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.4 million.

2099 Pennsylvania Avenue Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)(3)
September 30, 2014	31.6%	$46.64
December 31, 2013	28.9	—
December 31, 2012	74.8	36.48

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

(3)	Figures presented on a net basis and do not include reimbursement revenue.

East End Submarket

The East End is to the east of the Central Business District and to the north of the National Mall, generally bounded by 5th Street, NW to the east, 15th Street, NW to the west, Massachusetts Avenue to the north and Pennsylvania Avenue to the south. It shares a similar tenant base as that of the Central Business District, albeit with a more modern office building inventory due to the lack of developable land in the CBD. A hub for tourists, the submarket is located close to most of the District of Columbia’s museums, such as the Smithsonian National Museum of Natural History, the Smithsonian National Museum of American History, the Smithsonian National Air and Space Museum, the National Portrait Gallery and the National Archives, the Walter E. Washington Convention Center and the Verizon Center. The East End is well-positioned for government-related businesses because of its proximity to the White House and Capitol Hill, and is well-served by mass transportation. As of the third quarter of 2014, the East End submarket contained 36.9 million square feet, with a 12.4% overall vacancy rate and 11.5% direct vacancy with the remainder through sublease. Leasing activity totaled more than 1.2 million square feet in 2013. Class A office asking rental rates are second only to the CBD, with a weighted average Class A office rental rate of $63.38 per square foot and average rental rate of $53.56 per square foot for all classes of office space in the third quarter of 2014. In 2013, the East End submarket recorded the second highest leasing activity among District of Columbia submarkets, second only to the CBD submarket, with 1.2 million square feet leased, not including renewals.

As of the third quarter of 2014, 991,000 square feet of office space was under construction in the East End submarket. 601 Massachusetts Avenue is scheduled to come online in 2015, with Arnold & Porter LLP to occupy 375,000 square feet in the 478,000 square foot building. Also in the East End, the speculative building at 900 G Street, NW is scheduled for delivery in early 2015, bringing 112,000 square feet of space online. Breaking ground in the third quarter of 2014, 600 Massachusetts Avenue is expected to come online in the first quarter of 2017 and bring more than 400,000 square feet to market. Venable LLP will anchor the building, which was 61% pre-leased as of the third quarter of 2014.

The following chart shows Class A office property rental rates and occupancy rates for the East End submarket as compared to the overall District of Columbia market over the previous 12 years.

425 Eye Street

Our predecessor acquired 425 Eye Street in 2005. Originally built in 1973, the seven-story building was fully renovated in 2010. The building is approximately 380,090 rentable square feet and is comprised of premier office space, 266 parking spaces on two levels of below-grade parking and ground-floor retail space. It occupies the north west corner of Eye Street, NW and 4th Street, NW and is located in the center of the Mount Vernon Triangle area of Washington, D.C. The surrounding area benefits from close proximity to Union Station and immediate access to Downtown Washington, D.C. and Capitol Hill. The property is within blocks of the Gallery Place/Chinatown metro station (Red, Yellow and Green Lines) and the Judiciary Square metro station (Red Line). Additional amenities include state-of-the-art security provided by the U.S. Federal Government as part of its tenancy of 78.9% of the building, including manned check-in, metal detection and surveillance cameras. In addition, the property has a 12,000 square foot state-of-the-art “Secure Compartmentalized Information Facility” area.

425 Eye Street received a LEED Gold for Core and Shell certification in 2011 and a LEED Silver for Commercial Interiors certification in 2013. In addition, the building won Energy Star Awards in both 2012 and 2013.

425 Eye Street Primary Tenant

The following table summarizes information regarding the primary tenant of 425 Eye Street as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
U.S. General Services Administration (3)	Government	6/6/2021- 8/7/2022	—	299,746	78.9%	$12,903,385	95.2%	$43.05

Total / Weighted Average				299,746	78.9%	$12,903,385	95.2%	$43.05

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. As of September 30, 2014, there were no abatements for these tenants for the 12 months ending September 30, 2015.

(3)	Tenant signed a lease expansion for 10,704 square feet on May 8, 2014 to commence 118 working days thereafter. This lease expansion amended the original lease to remove the early termination option.

425 Eye Street Lease Expirations

The following table sets forth the lease expirations for leases in place at 425 Eye Street as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available		47,787	12.6%
2014 (October 1, 2014 to December 31, 2014)	—	—	—	—	—	—	—	—
2015	—	—	—	—	—	—	—	—
2016	1	—	—	$264,000	1.9%	—	$264,000	—
2017	—	—	—	—	—	—	—	—
2018 (2)	1	—	—	42,630	0.3	—	42,630	—
2019	—	—	—	—	—	—	—	—
2020	—	—	—	—	—	—	—	—
2021	1	285,434	75.1	12,273,662	90.6	$43.00	12,273,662	$43.00
2022	1	14,312	3.8	629,723	4.6	44.00	771,989	53.94
2023	2	5,438	1.4	226,340	1.7	41.62	292,629	53.81
Thereafter	1	3,169	0.8	117,253	0.9	37.00	150,084	47.36
Signed leases not commenced	1	10,704	2.8				622,116	58.12
Building management use	—	—	—				—	—
BOMA adjustment		13,246	3.5

Total	8	380,090	100.0%	$13,553,608	100.0%	$43.10	$14,417,111	$44.36

(1)	Based on an annualization of September 2014 base rent. Abatements committed to for leases commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.2 million.

(2)	Figures represent signage lease with no associated rentable square feet.

425 Eye Street Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)
September 30, 2014	87.4%	$43.10
December 31, 2013	84.6	44.00
December 31, 2012	83.0	42.28
December 31, 2011	81.5	43.00

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

Liberty Place

Our predecessor acquired Liberty Place in 2011. Located just off Pennsylvania Avenue and situated equidistant from the White House and U.S. Capitol, Liberty Place consists of a 12-story, 174,201 rentable square foot Class A office tower that was constructed in 1991 and integrated with the historic, landmarked Fireman’s Fund building, which was originally built in 1882. The property combines classic 19th-century design with the functionality of a modern office building and features 16,000 square foot floor plates, which are well suited for government affairs tenants. The property also contains a four-level, underground parking garage. Liberty Place is situated at the intersection of 7th Street, NW and Indiana Avenue, NW, just off of Pennsylvania Avenue, in the heart of the historic Penn Quarter neighborhood of downtown Washington, D.C. The U.S. National Mall lies three blocks to the south, while the National Archives and three Metrorail lines are located diagonally opposite of Liberty Place. The Gallery Place/Chinatown metro station lies three blocks to the north and provides access to a fourth Metrorail line. The Penn Quarter offers one of the largest, most diverse amenity bases in downtown Washington, D.C., in large part due to revitalization efforts and new development along the 7th Street Corridor near the Verizon Center. Notable landmarks such as Ford’s Theater, the Smithsonian American Art Museum, and the Shakespeare Theater are surrounded by high-end retailers, premier restaurants, and a vibrant nightlife. The Verizon Center, the neighborhood’s main attraction, is a state-of-the-art arena that seats over 20,000 patrons and serves as a major venue to over 200 concerts, sporting contests, and other events each year.

The building received a LEED Silver certification in 2011 and won Energy Star Awards in 2012 and 2013.

Liberty Place Primary Tenants

The following table summarizes information regarding the primary tenants of Liberty Place as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)(3)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot (3)
FTI Consulting (Government Affairs), LLC	Management Consulting	01/31/2020	1x5 years	16,661	9.6%	$1,184,830	17.6%	$71.11
ConocoPhillips Company (4)	Petroleum Refing	12/31/2023	2x5 years	13,375	7.7	742,313	11.0	55.50

Total / Weighted Average				30,036	17.2%	$1,927,143	28.6%	$64.16

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014 on a gross basis. This amount reflects total cash before abatements. Abatements committed to for the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.2 million.

(3)	Amount includes September 2014 reimbursement revenue annualized.

(4)	Tenant possesses a termination option that may not be exercised before December 31, 2020.

Liberty Place Lease Expirations

The following table sets forth the lease expirations for leases in place at Liberty Place as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a% of Total	Annualized Rent (1)(2)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot (2)	Annualized Rent at Expiration (2)	Expiring Rent Per Square Foot (2)
Available	—	61,277	35.2%	—	—	—	—	—
2014 (October 1, 2014 to December 31, 2014)	—	—	—	—	—	—	—	—
2015	2	8,546	4.9	$955,718	14.2%	$66.81	$955,718	$66.81
2016	3	17,495	10.0	1,075,387	16.0	61.47	1,205,977	68.93
2017	1	3,933	2.3	294,929	4.4	74.99	309,388	78.66
2018	—	—	—	—	—	—	—	—
2019	6	23,796	13.7	1,846,683	27.4	77.60	1,940,059	81.53
2020	2	21,135	12.1	1,413,004	21.0	66.86	1,493,028	70.64
2021	1	5,560	3.2	408,829	6.0	73.53	472,991	85.07
2022	—	—	—	—	—	—	—	—
2023	1	13,375	7.7	742,312	11.0	55.50	906,959	67.81
Thereafter	—	—	—	—	—	—	—	—
Signed leases not commenced	1	13,811	7.9				821,616	—
Building management use	—	3,213	1.8				—	—
BOMA adjustment	—	2,064	1.2				—	—

Total	17	174,205	100.0%	$6,736,862	100.0%	$67.69	$8,105,737	$71.72

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014 on a gross basis. This amount reflects total cash before abatements. Abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015 were $0.4 million.
(2)	Amount includes September 2014 reimbursement revenue annualized.

Liberty Place Percent Leased and Base Rent

Date	Percentage Leased (1)		Annualized Rent Per Leased Square Foot (2) (3)
September 30, 2014	64.8	%(4)	$46.41
December 31, 2013	99.3		49.92
December 31, 2012	100.0		51.21
December 31, 2011	100.0		50.26

(1)	Based on leases signed as of the dates indicated above and calculated as rentable square feet less available square feet divided by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

(3)	Figures are presented on a net basis and do not include reimbursement revenue.

(4)	Does not reflect a lease for 6,663 rentable square feet that was signed October 27, 2014, which would increase percentage leased to 68.6%.

Rosslyn Submarket

The Rosslyn submarket, an extension of the Washington, D.C. office market, is bounded by the Potomac River to the north and east, North Rhodes Street and North Queen Street to the west, and Fort Myers and Arlington National Cemetery to the south. Rosslyn is located within Arlington County, which is across from the District of Columbia on the South Bank of the Potomac River and is inside the Beltway, the highway that encircles the D.C. area. A mixed-use area including office, retail and residential, Arlington County serves as the headquarters for many departments and agencies of the federal government, as well as for many government contractors and service organizations. The submarket’s already excellent access to transportation will shortly improve with the extension of the Washington Metro’s rapid transit system’s Silver Line to Tysons Corner and Reston in Northern Virginia, and eventually to Dulles International Airport. Opened in mid-2014, Rosslyn is the first stop in Virginia on this new extension and is one of three interchange points on the Metrorail system west of the Potomac River. The Rosslyn submarket included 8.8 million square feet of space as of the third quarter of 2014, with 30.4% overall vacancy and 29.5% direct vacancy, with the remainder available through sublease. Typically, vacancy in the Rosslyn submarket is much lower, but 1812 North Moore came online vacant during 2013, bringing more than 524,000 square feet of unoccupied space to market. Leasing activity totaled more than 145,000 square feet in 2013. Rosslyn commands the highest asking rents in the Northern Virginia market, with an average asking rental rate of $45.99 per square foot and Class A office average asking rental rate of $55.51 per square foot in the third quarter of 2014.

No projects were under construction as of the third quarter of 2014 in the Rosslyn submarket. RCG expects very limited new supply through the near to medium term, as an elevated level of vacant space and high construction costs are expected to deter new development.

The following chart shows Class A office property rental rates and occupancy rates for the Rosslyn submarket as compared to the Northern Virginia market over the previous 12 years.

Waterview

Our predecessor acquired the Waterview office building in mid-development in 2007 and completed the development later that year. The JBG Companies, one of the area’s preeminent developers, began development of this premier office building, designed by James Ingo Freed of Pei Cobb Freed & Partners, as part of a larger mixed-use project. The 24-story, approximately 647,243 rentable square foot office tower, located on the banks of the Potomac River, offers excellent views of Washington, D.C. and the Potomac and includes approximately 5,500 square feet of retail space. On the office floors, the property’s light-filled floor plates are approximately 30,000 square feet. The property is located on the east side of North Lynn Street and has close access to various modes of transportation. Two Metrorail lines are within one block of the property, providing service to various locations in Virginia, Washington, D.C. and Maryland, including service to Ronald Reagan National Airport. Ideally located, the building is situated within walking distance of Georgetown via the Key Bridge and at the crossroads of the area’s transportation corridors. The property also has a parking garage with total of 901 spaces spread over the six-level garage (three below ground levels and three above ground levels), of which 188 spaces are sold to the condo owners in the adjacent tower.

Waterview won the BOMA 360 Performance Award in 2012 and received a LEED Gold certification in 2012. In addition, the building has won the Energy Star Award every year since 2009.

Waterview Primary Tenant

The following table summarizes information regarding the primary tenant of Waterview as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (1)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
The Corporate Executive Board Company	Commercial, Economic, Sociological, and Educational Research	1/31/2028	2x5 years	625,062	96.6%	$29,254,350	93.7%	$46.80

Total / Weighted Average.				625,062	96.6%	$29,254,350	93.7%	$46.80

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. There were no abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015.

Waterview Lease Expirations

The following table sets forth the lease expirations for leases in place at Waterview as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available	—	7,169	1.1%	—	—	—	—	—
2014 (October 1, 2014 to December 31, 2014)	1	—	—	$1,729,896	5.5%	—	$1,729,896	—
2015	—	—	—	—	—	—	—	—
2016	—	—	—	—	—	—	—	—
2017	—	—	—	—	—	—	—	—
2018	—	—	—	—	—	—	—	—
2019	—	—	—	—	—	—	—	—
2020	1	762	0.1	33,357	0.1	$43.77	39,830	$52.27
2021	1	2,549	0.4	194,975	0.6	76.49	239,784	94.07
2022	—	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—	—
Thereafter	2	625,062	96.6	29,254,349	93.7	46.80	37,827,158	60.52
Signed leases not commenced	—	—	—				—	—
Building management use	—	—	—				—	—
BOMA adjustment		11,701	1.8				—	—

Total	5	647,243	100.0%	$31,212,577	100.0%	$49.67	$39,836,668	$63.40

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. There were no abatements committed to for commenced leases as of September 30, 2014 for the 12 months ending September 30, 2015.

Waterview Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)
September 30, 2014	98.9%	$49.67
December 31, 2013	98.9	46.23
December 31, 2012	99.1	45.41
December 31, 2011	99.0	44.58
December 31, 2010	99.0	43.67
December 31, 2009	98.6	42.88

(1)	Based on leases signed by rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

Upon completion of this offering and the formation transactions, we will wholly-own 100% of our properties in Washington, D.C.

San Francisco, California

Our San Francisco, California property is located in one of the most desirable San Francisco submarkets: the South Financial District submarket. The following map shows the location of the South Financial District in San Francisco.

South Financial District Submarket

The South Financial District office submarket includes buildings south of Market Street, west of the Embarcadero waterfront, east of Third Street, and north of Harrison Street. In the South Financial District submarket, the tenant mix includes technology, professional services, media and other creative industries. The South Financial District submarket benefits from an abundance of retail, restaurant and entertainment options, access to waterfront space and views, ample public transportation links, and proximity to a highly dynamic workforce. Office rental rates increased strongly in recent years, as the expanding high tech industry propelled demand. As of the third quarter of 2014, the weighted average Class A office rental rate was $63.72 per square foot with an average of $59.54 per square foot for all classes of office space. Leasing activity totaled 2.1 million square feet during 2013 and nearly 3 million square feet in the first three quarters of 2014, sending the overall vacancy rate down to 8.7%, with a direct vacancy rate of 7.3%.

Approximately 575,000 square feet will come online in the South Financial District during 2014. 505 Howard Street, anchored by Neustar, came online during the first quarter and 535 Mission Street, anchored by Trulia, is expected to come online in the fall. Both projects are located in the South Financial District. In 2015, six more projects are scheduled to come online in the South Financial District: 333 Brannan Street and 345 Brannan Street which will form the new Dropbox campus; 390 Main, the future home of the Metropolitan Transportation Commission; 270 Brannan Street which will be fully-occupied by Splunk; 222 Second Street, which is 100% leased by LinkedIn and 350 Mission, which is fully leased to Salesforce.com. In 2016, 181 Fremont Street, a mixed-use office and residential project, is scheduled for completion. All of the major office projects currently under construction are substantially preleased. In addition, the Salesforce Tower should reach completion in 2017 in the South Financial District. Adjacent to the under-construction Transbay Transit Center, which would serve as a transit hub for the region, this project would bring 1.5 million square feet to market and become the tallest building on the West Coast.

The following chart shows Class A office property rental rates and occupancy rates for the South Financial District submarket as compared to the San Francisco CBD market over the previous 14 years.

One Market Plaza

Our predecessor acquired its interest in One Market Plaza in 2007. Constructed in 1976, One Market Plaza is a Class A office building in a premier waterfront location. Originally developed by Southern Pacific Railroad, the two towers, 42-story Spear Street Tower and 27-story Steuart Street Tower, which comprise 1,611,125 square feet of office and retail space, are situated directly on the Embarcadero, San Francisco’s waterfront boulevard. Situated at the end of Market Street, One Market Plaza occupies a prime location in San Francisco’s Financial District with views of the San Francisco Bay and Market Street from both low and high-rise floors. One Market Plaza provides tenants with amenities that include approximately 55,000 square feet of retail space, access to restaurants and access to diverse cultural attractions. The property is currently undergoing a $20 million lobby and retail repositioning. The property has close access to the Bay Bridge, Interstates 80 and 280 and Highway 101. San Francisco’s transportation infrastructure will be further enhanced with the completion of the Transbay Transit Center redevelopment, located minutes from One Market Plaza. This over $4 billion program will create a modern regional transit hub connecting eight Bay Area counties and other communities in California through 11 transit systems.

The property received the 2012 BOMA San Francisco Earth Award (over 600,000 square feet category) – 3rd Place and the 2011 BOMA 360 Performance Award. One Market Plaza received a LEED Gold certification in 2012 and has won Energy Star Awards every year since 2010.

One Market Plaza Primary Tenants

The following table summarizes information regarding the primary tenants of One Market Plaza as of September 30, 2014:

Tenant	Principal Nature of Business	Lease Expiration (1)	Renewal Options	Total Leased Square Feet	Percent of Property Square Feet	Annualized Rent (2)	Percent of Property Annualized Rent	Annualized Rent Per Square Foot
Morgan Lewis & Bockius, LLP (3)	Legal Services	2/28/2021	2x5 years	155,543	9.7%	$7,864,345	10.7%	$50.56
Autodesk, Inc. (4)	Software	12/31/2020	2x5 years	144,802	9.0	7,418,700	10.1	51.23
Capital Research Company	Financial Services	10/31/2016	2x5 years	94,128	5.8	5,669,244	7.7	60.23
Visa	Financial Services	9/30/2026	2x5 years	72,405	4.5	4,416,705	6.0	61.00
RPX Corporation	Patent Owners and Lessors	10/31/2019	1x5 years	67,059	4.2	4,026,867	5.5	60.05
Duane Morris, LLP (5)	Legal Services	9/30/2019	1x3 years	50,161	3.1	3,222,844	4.4	64.25
Landmark Venture Holdings, LLC	Financial Services	6/30/2016	3x5 years	44,220	2.7	1,901,460	2.6	43.00
Schiff Hardin, LLP	Legal Services	12/31/2018	1x5 years	41,422	2.6	2,263,200	3.1	54.64
Regus Equity Business Centers, LLC	Business Services	9/30/2016	1x5 years	39,242	2.4	2,344,710	3.2	59.75
PG&E Corp.	Energy	2/28/2022	1x5 years	38,509	2.4	2,310,540	3.2	60.00

Total / Weighted Average				747,491	46.4%	$41,438,615	56.5%	$55.44

(1)	Does not include the month-to-month leases for storage space.

(2)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to the tenants above as of September 30, 2014 for the 12 months ending September 30, 2015 were $1.7 million.

(3)	Tenant possesses a termination option which may only be exercised effective March 1, 2018.

(4)	Tenant possesses a termination option relating to 36,436 square feet of leased space, which may only be exercised effective December 31, 2016 upon payment of a termination fee of $1.3 million.

(5)	Tenant possesses a termination option which may only be exercised effective September 30, 2016.

One Market Plaza Lease Expirations

The following table sets forth the lease expirations for leases in place at One Market Plaza as of September 30, 2014 for each of the 10 calendar years beginning with the year ending December 31, 2014 and thereafter. Unless otherwise stated in the footnotes, the information set forth in this table assumes that tenants exercise no renewal options or early termination rights.

	Number of Leases Expiring	Rentable Square Feet	Expiring Square Feet as a % of Total	Annualized Rent (1)	Annualized Rent as a % of Total	Annualized Rent Per Leased Square Foot	Annualized Rent at Expiration	Expiring Rent Per Square Foot
Available	—	44,317	2.8%	—	—	—	—	—
2014 (October 1, 2014 to December 31, 2014)	19	32,462	2.0	$2,211,553	3.0%	$68.13	$2,211,553	$68.13
2015	10	50,858	3.2	3,267,937	4.5	64.26	3,464,635	68.12
2016	15	255,866	15.9	15,753,163	21.5	61.57	16,269,566	63.59
2017	6	74,832	4.6	3,907,900	5.3	52.22	4,127,868	55.16
2018	8	137,562	8.5	7,526,154	10.3	54.71	8,155,667	59.29
2019	6	146,913	9.1	9,589,772	13.1	65.28	10,420,656	70.93
2020	5	197,239	12.2	11,540,867	15.7	58.51	13,178,489	66.81
2021	3	178,977	11.1	9,500,644	13.0	53.08	10,613,036	59.30
2022	3	46,321	2.9	2,874,090	3.9	62.05	3,005,495	64.88
2023	—	—	—	—	—	—	—	—
Thereafter	8	101,106	6.3	7,129,719	9.7	57.80	9,512,385	81.36
Signed leases not commenced	5	292,527	18.2				24,514,159	83.80
Building management use	—	640	0.0				—	—
BOMA adjustment	—	51,505	3.2				—	—

Total	88	1,611,125	100.0%	$73,301,800	100.0%	$58.93	$105,473,511	$68.79

(1)	Represents annualized monthly contractual rent under leases commenced as of September 30, 2014. This amount reflects total cash before abatements. Abatements committed to for leases commenced as of September 30, 2014 for the 12 months ending September 30, 2015 were $1.8 million.

One Market Plaza Percent Leased and Base Rent

Date	Percentage Leased (1)	Annualized Rent Per Leased Square Foot (2)	Net Effective Annual Rent Per Leased Square Foot (3)
September 30, 2014	97.2%	$58.93	$60.06
December 31, 2013	93.1	53.80	52.80
December 31, 2012	94.8	52.33	52.72
December 31, 2011	91.5	52.06	55.15
December 31, 2010	91.9	53.00	58.03
December 31, 2009	91.9	51.96	55.97

(1)	Based on leases signed as of the dates indicated above and calculated as total rentable square feet less available square feet divided by total rentable square feet.

(2)	Annualized rent per leased square foot is calculated by dividing (i) cash base rent (before abatements) for the month ended as of the dates indicated above multiplied by 12, by (ii) square footage under commenced leases as of the dates indicated above.

(3)	Net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the dates indicated above, calculated on a straight line basis to amortize free rent periods and abatements, but without regard to tenant improvement allowances and leasing commissions, divided by (ii) square footage under commenced leases as of the same date.

The building and improvements to the property are being depreciated on a straight-line basis over their estimated useful lives of 39 years. The current real estate tax rate for One Market Plaza is $11.74 per $1,000 of assessed value. Real estate taxes for the year ended December 31, 2013 were $9.4 million.

One Market Plaza Joint Venture

As of December 31, 2013, private equity real estate funds controlled by our management company owned a 75.0% interest in the joint venture that owned One Market Plaza. In March 2014, one of the private equity real estate funds controlled by our management company purchased the remaining 25.0% interest in this joint venture, following which we owned 100.0% of this joint venture. Subsequently, on July 23, 2014, an independent global investment and advisory firm acquired a 49.0% interest in this joint venture. Accordingly, because we will own a 49.0% interest in the joint venture and we will indirectly wholly own the general partner of a limited partnership that owns a 2.0% interest in the joint venture, we will effectively have 51.0% voting power in connection with the property and the property is subject to the rights of that third party.

We will serve as the general partner of the joint venture in charge of its day-to-day operations with the overall authority to make decisions regarding the joint venture. Our joint venture partner has an approval right in connection with certain major decisions, including, but not limited to, encumbering the property, incurring additional debt or modifying the terms of existing debt and acquiring additional properties. Our joint venture partner has the right to remove us as the general partner of the joint venture under certain circumstances, including in connection with a material default in our performance of an undertaking as the general partner that either would (i) have a material adverse effect on the joint venture or the property or (ii) if such default was willful. In the event we desire to transfer, sell or assign any portion of our interest in the joint venture to a third party at any time before October 23, 2015, our joint venture partner shall have the right to consent to the transfer. On or after October 23, 2015, under certain circumstances, if we desire to consummate a transfer of our interests to an unaffiliated third party that is not expressly permitted pursuant to the terms of the joint venture agreement, our joint venture partner will have the right to elect to purchase our interests subject to certain conditions. The joint venture agreement also contains a forced sale provision, under which at any time on or after March 31, 2021, we and our joint venture partner may exercise a forced sale right. Upon exercise of this right, we and our joint venture partner have 60 days to negotiate a mutually agreeable transaction regarding the property. If we cannot mutually agree upon a transaction, then we will work together in good faith to market the property in a commercially reasonable manner and neither we nor our joint venture partner will be allowed to bid on the property. If the partner that sent the notice, after consultation with the partner that received the notice and a qualified broker, finds a third-party bid for the property acceptable, the joint venture will cause the property to be sold.

Real Estate Funds, Property Management and Other Assets

The following table sets forth the private equity real estate funds and other assets that we will hold or manage following the consummation of the formation transactions. None of our executive officers have any interests, other than as a result of our interests, in these funds or other assets.

Fund / Asset	Percentage Ownership			Description
Funds / Fund Assets

60 Wall Street	5.12%		•	Office building located in New York, NY.
			•	Held through Funds II and III, which collectively own a 62.3% interest, and the remainder is owned by the funds’ joint venture partner.
			•	Cash NOI for the nine months ended September 30, 2014 was $49.7 million.
			•	The property is encumbered by a mortgage with a balance of $925.0 million and a fixed interest rate of 5.77% that matures in June 2017.
			•	We will hold a 2-year option to acquire this property. See “—60 Wall Street - Option Agreement” below.

One Market Plaza	0.06%		•	Held through Fund III, which will hold a 2.0% interest.

Paramount Group Real Estate Special Situations Fund, L.P. and parallel funds, or PGRESS	4.9%		• • •

Focused on debt and preferred equity investments.

Pro forma as of September 30, 2014, held $93.9 million(1) of assets.

Investment period ends December 31, 2014; 42.0% of total equity commitments invested as of September 30, 2014.

Paramount Group Real Estate Fund VII, LP and parallel fund, or Fund VII	7.2%		• •

Focused on investing in value-add office properties in major U.S. CBDs.

Fund VII holds a 42.78% interest in a joint venture that owns 50 Beale Street, an office building in San Francisco, which was purchased by the joint venture for $395.0 million on September 9, 2014. Fund VII has invested $82.0 million of its $139.6 million of total equity commitments as of September 30, 2014.

Paramount Group Residential Development Fund, LP, or RDF	7.4%	(2)	•	Focused on development of a multifamily residential project in San Francisco, CA, with $75.6 million invested and $135.6 million of total capital commitments as of September 30, 2014.

Paramount Group Real Estate Fund VIII, LP, or Fund VIII	TBD	(3)	• •	Expected to focus primarily on debt and preferred equity investments. Not yet closed; targeting $400 million of committed capital.

Other Assets / Managed Assets

745 Fifth Avenue	1.0%		•	Office building located in New York, NY that we manage, but which is controlled by the principal third-party owner.
			• •

Cash NOI for the nine months ended September 30, 2014 was $20.5 million.

The property is encumbered by a mortgage with a balance of $180.0 million and a fixed interest rate of 4.89% that matures in October 2020.

The property has a $20.0 million line of credit with $10.0 million drawn as of September 30, 2014 and an interest rate of 3-month LIBOR + 200 bps.

Oder-Center Schwedt	9.5%		• •

Shopping center located in Brandenburg, Germany contained in joint venture controlled by the Otto family.

2.375% of our interest was acquired by our predecessor as of September 26, 2014. The remaining 7.125% interest was acquired after September 30, 2014. The total cost for our interest was $4.1 million.

718 Fifth Avenue	NA		• •	Retail property located in New York, NY that we manage. Former joint venture partner has a put right to the 712 Fifth Avenue joint venture at fair market value for its interests in the property.

Commercial National Bank Building	NA		• •	Office building located in Washington, D.C. that we manage. Owned by the Otto family.

(1)	Excludes PGRESS’s investments (i) in One Market Plaza, which was sold on July 23, 2014 and proceeds of approximately $90.5 million distributed to its investors on August 21, 2014 and (ii) a 666 Fifth Avenue First Mortgage which was sold on September 24, 2014 for net proceeds of $25.8 million which was distributed to its investors on September 30, 2014. At September 30, 2014 the fair market value of the remaining assets was $93.9 million, which included cash of $5.1 million. The stated principal amounts and yield of each investment is set forth in the table below (dollars in thousands):

Asset	Stated Principal Amount	Stated Dividend/ Interest Rate
One Court Square Equity	$35,000	15.0%
2 Herald Square Preferred Equity	12,500	10.3
470 Vanderbilt Preferred Equity	33,750	10.3

(2)	Percentage based on total capital commitments as of September 30, 2014 and is subject to change upon subsequent closings. We have invested $10.0 million in a general partner interest.

(3)	We expect to invest $10.0 million in a general partner interest. Percentage to be based on total capital commitments.

After the formation transactions we will provide property management and asset management services to six private equity real estate funds (and their associated parallel funds) through our indirectly wholly owned subsidiaries. The investors in the private equity real estate funds currently consist of, or will consist of, certain institutions and high-net-worth individuals, including the Otto family. The six private equity real estate funds are Fund II and Fund III (whose sole assets are interests in 60 Wall Street and One Market Plaza), PGRESS, Fund VII, RDF and Fund VIII. For the services that we provide to these private equity real estate funds, we will receive certain fees such as property management fees and asset management fees, and we will also receive, except for Fund II and Fund III, promoted interests if certain performance thresholds are met.

We have the ability, but not the obligation, to co-invest with PGRESS and Fund VII on new investments by those funds going forward to the extent it is determined that it is in the best interest of us and the fund making the investment. In connection with any property that we co-invest in with Fund VII, Fund VII will have the authority, subject to our consent in limited circumstances, to make most of the decisions in connection with such property. We will have the option (but not the obligation) of participating in each of Fund VIII’s investments in debt or preferred equity for up to 25% of the total investment, and in each of Fund VIII’s equity investments for up to 50% of the total investment, and may, where it is attractive to us and determined to be in the best interest of Fund VIII, acquire greater percentages of a given investment opportunity.

In connection with the formation of Fund VII we agreed that we would make all investments that meet its stated investment objectives through Fund VII (provided that Fund VII is able to participate in the investment and subject to our ability to co-invest), until the fund is substantially committed or July 18, 2017, unless we, as the general partner of Fund VII, choose to extend it until July 18, 2018. We expect that, subject to certain prior rights granted to other of our private equity real estate funds, we would make all investments that meet Fund VIII’s stated investment objectives through Fund VIII (provided that Fund VIII is able to participate in the investment and subject to our right to co-invest), until the fund is substantially committed or the end of the fund’s investment period, which is expected to be four and one half years after the initial closing of the fund, unless we, as the general partner of Fund VIII, choose to extend the period an additional year.

In addition to the property management services that we will provide to the private equity real estate funds that will continue holding assets following the formation transactions, we also have agreements to provide property management services for the following buildings: (i) the Commercial National Bank Building, Washington, D.C.; (ii) 718 Fifth Avenue, New York, New York and (iii) 745 Fifth Avenue, New York, New York. We will receive certain fees in connection with the property management services that we provide with respect to those properties. Although we do not expect the asset and property management business to represent a significant portion of our revenues going forward after the formation transactions, the fees we earn in connection with that business should enhance our potential for higher overall returns.

60 Wall Street - Option Agreement

We own an interest in 60 Wall Street, New York, New York through Fund II and Fund III, which collectively own an aggregate of 62.3% of a joint venture that owns the property, and the remainder is owned by the funds’ joint venture partner. 60 Wall Street is a 47-story, 1,625,483 rentable square foot building built in 1989, which underwent an extensive $250 million capital improvement program in 2001 to upgrade infrastructure, office facilities, trading floors and amenities. The Class A office tower is located steps from the New York Stock Exchange in the heart of New York’s financial district, features a two-story retail arcade and enclosed park on the ground floor and serves as the American headquarters of Deutsche Bank. The property is 100% net leased to Deutsche Bank through 2022. Deutsche Bank has five five-year renewal options to extend the lease term through 2047 and a contraction option on up to 174,420 rentable square feet exercisable between June 2017 and June 2018. Annualized rent as of September 30, 2014 was $67,000,372, or $41.22 per square foot, and annualized rent at expiration, assuming the contraction option is not exercised, is expected to be $73,599,945, or $45.28 per square foot.

In connection with the formation transactions, we have entered into an option agreement with each of Fund II and Fund III pursuant to which we will have the right to acquire their interests in the joint venture that owns 60 Wall Street. We will have the right to acquire these interests at any time for up to two years after the completion of this offering at a purchase price based on the fair market value of the property, subject to a minimum floor price, and the net value of the other assets and liabilities of the joint venture on the date on which the option is exercised. In order to determine the fair market value of the property, we will obtain three independent appraisals from nationally recognized valuation firms and the fair market value will be deemed to be the average of the two highest appraisals; provided that the fair market value will be subject to a minimum floor price equal to 95% of the appraised value of the property as of December 31, 2013. We will have the right to acquire these interests for either cash or shares of our common stock, based on the then current market value. Our acquisition of these interests upon exercise of the option will be subject to Fund II and Fund III obtaining all applicable consents or waivers, including the consent or waiver of any lenders or tenants to the extent required. In addition, the purchase price will be increased to the extent we enter into any new lease or lease amendment at the property within 90 days after the closing that would have resulted in the fair market value of the property increasing by more than one percent if such lease or lease amendment had been in place as of the date of the appraisals used to determine the fair market value of the property. If we were to exercise the option, we have agreed to provide our joint venture partner with the right to “tag-along” and transfer their interests in the joint venture that owns 60 Wall Street at a purchase price based on the same valuation procedures pursuant to which we would acquire each of Fund II’s and Fund III’s interests.

If we were to exercise the option and our joint venture partner did not exercise its right to “tag-along”, we would continue to act as the general partner of the joint venture that is in charge of the property’s day-to-day operations. In the event we desire to transfer, sell or assign any portion of our interest in the joint venture to a third party, our joint venture partner will have the right to elect to purchase our interests subject to certain conditions. The partnership agreement contains a “buy-sell” provision, under which at any time, we or the joint venture partner may deliver a notice designating the amount that we or the joint venture partner determines the market value of the property to be. The party receiving a buy-sell notice will have the right to either purchase the entire partnership interest of the partner delivering the buy-sell notice, or to sell its entire partnership interest to the partner delivering the buy-sell notice, in each case for cash at a price equal to the amount the selling partner would have received if the property had been sold for the amount listed in the notice (with financing breakage costs and transfer taxes to be apportioned between the partners in accordance with their percentage interests in the joint venture).

718 Fifth Avenue - Put Right

Following the formation transactions, we will manage 718 Fifth Avenue, New York, New York and receive certain ongoing fees and commissions in connection thereof. The property contains 19,050 square feet of prime retail space spread over five retail floors and was built in 1872 and later remodeled in 1959 by Jacques Régnault, creating its current 18th-century French-style façade. The property is located on the southwest corner of 56th Street and Fifth Avenue, one block south of one of the world’s most exclusive commercial intersections (57th Street and Fifth Avenue). Rockefeller Center and Central Park are within walking distance, as are numerous luxury hotels, museums and retail stores, including the Plaza Hotel, the Museum of Modern Art, FAO Schwarz, Bergdorf Goodman and Saks Fifth Avenue. The property serves as the flagship store of Harry Winston, a high-end American luxury jeweler and producer of Swiss timepieces owned by The Swatch Group. As of September 30, 2014, 718 Fifth Avenue had one lease with Harry Winston for 100.0% of the square feet which expires in 2025. The annualized rent as of September 30, 2014 was $8,332,043, or $437.38 per square foot, and annualized rent at expiration is expected to be $11.5 million, or $605.43 per square foot.

Prior to the formation transactions, an affiliate of our predecessor owned a 25.0% interest in 718 Fifth Avenue (based on its 50.0% interest in a joint venture that held a 50.0% tenancy-in-common interest in the property). Prior to the completion of the formation transactions, this interest was sold to its partner in the 718 Fifth Avenue joint venture, who is also our partner in the joint venture that owns 712 Fifth Avenue, New York, New York. In connection with this sale, we granted our joint venture partner a put right, pursuant to which the 712 Fifth Avenue joint venture will be required to purchase the entire direct or indirect interests held by our joint venture partner or its affiliates in 718 Fifth Avenue at a purchase price equal to the fair market value of such interests. The put right may be exercised at any time after the four-year anniversary of the sale of its interest in 718 Fifth Avenue upon 12 months written notice with the actual purchase occurring no earlier than the five-year anniversary of the sale of its interest in 718 Fifth Avenue. If the put right is exercised and the 712 Fifth Avenue joint venture acquires the 50.0% tenancy-in-common interest in the property that will be held by our joint venture partner following the sale of its interest to our joint venture partner, we will own a 25.0% interest in 718 Fifth Avenue.

Employees

As of September 30, 2014, we had approximately 217 employees, including approximately 143 on-site building and property management personnel. Certain of our employees are covered by collective bargaining agreements.

Insurance

We carry commercial general liability coverage on our properties, with limits of liability customary within the industry to insure against liability claims and related defense costs. Similarly, we are insured against the risk of direct and indirect physical damage to our properties including coverage for the perils of flood and earthquake shock. Our policies also cover the loss of rental income during any reconstruction period. Our policies reflect limits and deductibles customary in the industry and specific to the buildings and portfolio. We also obtain title insurance policies when acquiring new properties, which insure fee title to our real properties. We currently have coverage for losses incurred in connection with both domestic and foreign terrorist-related activities. While we do carry commercial general liability insurance, property insurance and terrorism insurance with respect to our properties, these policies include limits and terms we consider commercially reasonable. In addition, there are certain losses (including, but not limited to, losses arising from known environmental conditions or acts of war) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. Should an uninsured loss arise against us, we would be required to use our own funds to resolve the issue, including litigation costs. In addition, for properties we may self-insure certain portions of our insurance program, and therefore, use our own funds to satisfy those limits, when applicable. We believe the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured.

Competition

The leasing of real estate is highly competitive in markets in which we operate. We compete with numerous acquirers, developers, owners and operators of commercial real estate, many of which own or may seek to acquire or develop properties similar to ours in the same markets in which our properties are located. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. In addition, we face competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than we do or that are willing to acquire properties in transactions which are more highly leveraged or are less attractive from a financial viewpoint than we are willing to pursue. If our competitors offer space at rental rates below current market rates, below the rental rates we currently charge our tenants, in better locations within our markets or in higher quality facilities, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants’ leases expire.

Regulation

Environmental and Related Matters

Under various federal, state and/or local laws, ordinances and regulations, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. Some of our properties have been or may be impacted by contamination arising from current or prior uses of the property or adjacent properties for commercial, industrial or other purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on our properties may adversely affect our ability to attract and/or retain tenants, and our ability to develop or sell or borrow against those properties. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property.

Some of our properties may be adjacent to or near other properties used for industrial or commercial purposes or that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact our properties. While certain properties contain or contained uses that could have or have impacted our properties, we are not aware of any liabilities related to environmental contamination that we believe will have a material adverse effect on our operations.

In addition, our properties are subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject us or our tenants to liability. These liabilities could affect a tenant’s ability to make rental payments to us. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have a material adverse effect on us. We sometimes require our tenants to comply with environmental and health and safety laws and regulations and to indemnify us for any related liabilities in our leases with them. But in the event of the bankruptcy or inability of any of our tenants to satisfy such obligations, we may be required to satisfy such obligations. We are not presently aware of any instances of material noncompliance with environmental or health and safety laws or regulations at our properties, and we believe that we and/or our tenants have all material permits and approvals necessary under current laws and regulations to operate our properties.

As the owner or operator of real property, we may also incur liability based on various building conditions. For example, buildings and other structures on properties that we currently own or operate or those we acquire or operate in the future contain, may contain, or may have contained, asbestos-containing material. Environmental and health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for noncompliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, we may be subject to liability for personal injury or property damage sustained as a result of releases of ACM into the environment. We are not presently aware of any material liabilities related to building conditions, including any instances of material noncompliance with asbestos requirements or any material liabilities related to asbestos.

In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

Americans with Disabilities Act

Our properties must comply with Title III of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Legal Proceedings

From time to time, we are a party to various claims and routine litigation arising in the ordinary course of business. We do not believe that the results of any such claims or litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position or results of operations.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of this extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

Corporation Information

Our principal executive offices are located at 1633 Broadway, Suite 1801, New York, NY 10019. Our telephone number is (212) 237-3100. We maintain a website at www.paramount-group.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Upon completion of this offering, at least a majority of our board of directors will be “independent” in accordance with the NYSE listing standards. Pursuant to our charter, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. The first annual meeting of our stockholders after this offering will be held in 2015. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning our directors, director nominees, executive officers and certain other senior officers upon completion of this offering:

Name	Age	Position
Albert Behler	62	Chairman, Chief Executive Officer and President
David Spence	54	Executive Vice President, Chief Financial Officer and Treasurer
Jolanta Bott	62	Executive Vice President, Operations and Human Resources
Daniel Lauer	52	Executive Vice President, Chief Investment Officer
Theodore Koltis	46	Executive Vice President, Leasing
Ralph DiRuggiero	64	Senior Vice President, Property Management
Gage Johnson	52	Senior Vice President, General Counsel and Secretary
Vito Messina	51	Senior Vice President, Asset Management
Wilbur Paes	37	Senior Vice President, Chief Accounting Officer
Thomas Armbrust	62	Director
Dan Emmett	74	Director Nominee*
Lizanne Galbreath	57	Director Nominee*
Peter Linneman	63	Director Nominee*
David O’Connor	50	Director Nominee*
Katharina Otto-Bernstein	50	Director Nominee*

*	Will become a director upon completion of this offering.

The following is a biographical summary of the experience of our directors, director nominees, executive officers and certain other senior officers.

Albert Behler—62— will be our Chairman, Chief Executive Officer and President. Mr. Behler has been President and Chief Executive Officer of our management company since October 1991, where he has overseen all of the acquisitions and dispositions that produced our current portfolio of assets. Prior to joining our management company, Mr. Behler held various leadership positions in the Thyssen entities, a German multinational conglomerate that he joined in 1973. He ran Thyssen Saudia Company, Ltd as Managing Director and was President of Thyssen Rheinstahl in Atlanta, Georgia from 1985 to 1991. In his positions with the Thyssen entities, Mr. Behler was responsible for, among other duties, the acquisition, financing, development and disposition of more than ten million square feet of commercial real estate in various countries. Mr. Behler’s board and association memberships presently include serving as a member of the Real Estate Roundtable, Washington, D.C.; a member of the Board of Governors of the Real Estate Board of New York; a member of the Urban Land Institute; a member of the American Council on Germany’s Business Advisory Committee; a member of the Board of Citymeals-on-Wheels; and a member of the Board of Trustees at The Arthur F. Burns Fellowship. Mr. Behler is also a former member of the Executive Committee of Greenprint Foundation and a former Chairman of the Association of Foreign Investors in Real Estate (AFIRE). Mr. Behler studied law at the University of Cologne and graduated from Georgia State University with a Master’s degree in Business Administration.

David Spence—54—will be our Executive Vice President, Chief Financial Officer. Mr. Spence joined our management company in April 2007, where he has been responsible for all finance and accounting operations. Prior to joining our management company, since 2006, Mr. Spence was Senior Vice President and Controller of New Plan Excel Realty Trust, a formerly publicly-traded REIT focused on the ownership, management and development of shopping centers. From 2002 to 2006, Mr. Spence was Chief Accounting Officer for Tishman Speyer Properties, a real estate building and operating company, where he was eventually named a Senior Managing Director, responsible for the firm’s accounting operations in the United States, Europe, Brazil, India, China, and Australia. Prior to joining Tishman Speyer Properties, Mr. Spence spent approximately 12 years in various roles in finance, merger integrations, information technology, treasury, and tax compliance at Equity Office Properties Trust, a publicly-traded office owner and manager, and its predecessor, most recently as Senior Vice President of Accounting. From 1987 to 1990, Mr. Spence was Controller of the Chicago Office Division of Trammell Crow Company, a real estate development, investment and operations company, where he was involved in a variety of office development projects, acquisitions, dispositions, leasing, and property management. Prior to that, Mr. Spence held various positions at First Capital Financial Corporation, a sponsor of large public syndicates investing in commercial real estate in the southeastern United States, where he was responsible for regulatory filings for a number of funds and was eventually named Assistant Controller. Mr. Spence graduated from Wheeling College with a Bachelor of Arts degree in Accounting.

Jolanta Bott—62—will be our Executive Vice President, Operations and Human Resources. Ms. Bott has been a Senior Vice President with our management company since June 2002, responsible for all human resource matters. Prior to that, Ms. Bott held various other management positions at our management company since July 1979. Prior to joining our management company, Ms. Bott held a position in marketing and public relations at the European American Bank, where she reported directly to the Vice Chairman. Ms. Bott studied Art, Business and Psychology in Europe, Africa and Latin America, and is fluent in several languages.

Daniel Lauer—52—will be our Executive Vice President, Chief Investment Officer. Mr. Lauer has been a Vice President of Acquisitions at our management company since 2002 and Senior Vice President, Acquisitions and Business Development since February, 2013, overseeing the acquisition and disposition process, including due diligence and the closing of numerous transactions. Prior to that, Mr. Lauer held various other management positions at our management company since 1989. From 1985 to 1989, Mr. Lauer served in the accounting department of Turner Construction Company, a general builder and construction management firm, where he was responsible for financial reporting and budgeting for the New Jersey regional office. Mr. Lauer is a Member of the Urban Land Institute and the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School, University of Pennsylvania, and an Associate Member of Association of Foreign Investors in U.S. Real Estate. Mr. Lauer graduated from Fairfield University with a Bachelor of Arts degree in Economics and from Rutgers University with a Master’s degree in Business Administration.

Theodore Koltis—46—will be our Executive Vice President, Leasing. Mr. Koltis has been Senior Vice President of Leasing at our management company since December 2010. He is responsible for the leasing of our management company’s portfolio in New York, Washington, D.C. and San Francisco. Prior to joining our management company, since September 2002, Mr. Koltis served as a Managing Director at Tishman Speyer Properties, a real estate building and operating company, where he was responsible for leasing in New York, including Rockefeller Center, The Chrysler Building, 666 Fifth Avenue, and The MetLife Building. Prior to joining Tishman Speyer Properties in 2002, Mr. Koltis worked at CB Richard Ellis, a publicly-traded commercial real estate services and investment firm, in the consulting group and at Tishman Realty and Construction in their real estate consulting group specializing in tenant advisory. He is a member of both the Real Estate Board of New York and the Young Men’s/Women’s Real Estate Association of New York. Mr. Koltis graduated from Cornell University with a Bachelor of Science and received a Master’s degree in Business Administration from Columbia University.

Ralph DiRuggiero—64—will be our Senior Vice President, Property Management. Mr. DiRuggiero has been Vice President of Property Management at our management company since May 2001 where he has been directly involved in all aspects of property management and security for the entire portfolio. From 1999 to 2001,

Mr. DiRuggiero was Senior Vice President of Property Management and Regional Director at the Trammell Crow Company, a real estate development, investment and operations company. From 1989 to 1999, Mr. DiRuggiero served in various management roles with Jones Lang LaSalle, a publicly-traded professional services and investment management company specializing in real estate, and its affiliates and predecessors, most recently as Executive Vice President. Mr. DiRuggiero graduated from the University of Scranton with a Bachelor of Science degree and from The City University of New York (Baruch College) with a Master’s degree in Public Administration.

Gage Johnson—52—will be our Senior Vice President, General Counsel. Mr. Johnson has been General Counsel of our management company since May 2009. Previously, since 2005, Mr. Johnson was General Counsel of Citi Property Investors, the global real estate investment management arm of Citigroup, where he was a Managing Director responsible for virtually all legal aspects of real estate investments throughout the United States, Europe and Asia in all property sectors. From 2003 to 2005, Mr. Johnson was an Executive Director in the Law Department at Morgan Stanley Real Estate, the investment firm’s real estate unit. From 1998 to 2003, Mr. Johnson served in various roles at Lend Lease Real Estate, part of a publicly-traded property group specializing in project management and construction, real estate investment and development, most recently as General Counsel. Prior to joining Lend Lease Real Estate, Mr. Johnson was an attorney with the law firm of Paul Hastings LLP in Washington, D.C. Mr. Johnson graduated from Princeton University with a Bachelor of Arts degree from the Woodrow Wilson School of Public & International Affairs and from University of Virginia School of Law with a Juris Doctorate.

Vito Messina—51—will be our Senior Vice President, Asset Management. Mr. Messina joined our management company in July 2002 as Vice President of Controlling and assumed responsibility for accounting, property financing, financial accounting and financial reporting for its portfolio of properties. In July 2013 he was promoted to Senior Vice President, Asset Management where he has been responsible for overseeing the asset management function for our management company’s property portfolio. Previously, since 1994, Mr. Messina was Assistant Corporate Controller and later Vice President and Corporate Operations Controller at Devon Properties, Inc., an apartment and commercial property management services company. From 1986 to 1994, Mr. Messina provided audit and consulting services at Deloitte & Touche LLP to real estate clients. Mr. Messina graduated from Queens College of the City University of New York with a Bachelor of Arts degree in Accounting. Mr. Messina is a Certified Public Accountant, a Member of the American Institute of Certified Public Accountants, and a Member of the New York State Society of Certified Public Accountants.

Wilbur Paes—37—will be our Senior Vice President, Chief Accounting Officer. Mr. Paes joined our management company in August 2014 and has assumed responsibility for all accounting and financial reporting matters. Prior to joining our management company, Mr. Paes spent over 11 years at Vornado Realty Trust, a publicly traded REIT, where he held various positions in accounting and finance, most recently as Senior Vice President of SEC Reporting. Prior to that, Mr. Paes worked for the international public accounting firms of KPMG LLP and Arthur Andersen LLP, where he served some of the firms’ largest real estate clients. Mr. Paes graduated from Queens College of the City University of New York with a Bachelor of Arts degree in Accounting and Information Systems. He is a Certified Public Accountant, licensed in the State of New York, and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Thomas Armbrust—62—will be a member of our board of directors. Mr. Armbrust has been the Managing Director of CURA Vermögensverwaltung, a real estate management firm and affiliate of our management company, since 1992. From 1985 to 1992, Mr. Armbrust was Vice President Tax, Accounting, Reporting and M&A of Gruner & Jahr Publishing Group, Hamburg. Prior to that, Mr. Armbrust held various other finance positions since 1977. Mr. Armbrust serves as a member of the supervisory board of Deutsche EuroShop AG, a public German real estate stock company, as a member of the supervisory board of Otto Versand, an international retailer, and as chairman of the supervisory board of ECE Projektmanagement, an international shopping center manager and developer. Mr. Armbrust also serves as a director of certain of the entities comprising our predecessor entities and their affiliates. Mr. Armbrust studied national economics and received his Masters of Economics from the University of Mainz. Mr. Armbrust was selected to serve on our board of directors based on his extensive experience in the real estate industry, his background in finance and his extensive knowledge of our company.

Dan Emmett—74—will be a member of our board of directors. Mr. Emmett has served as the chairman of the board of directors of Douglas Emmett, Inc., a publicly-traded high-quality office and multifamily property REIT, since its inception in 2006. Mr. Emmett co-founded the predecessors of Douglas Emmett, Inc. in 1971 and 1991. Mr. Emmett received his bachelor’s degree from Stanford University and his Juris Doctorate from Harvard University. Mr. Emmett was selected to serve on our board of directors based on his extensive experience in the real estate industry as well as his senior leadership background.

Lizanne Galbreath—57—will be a member of our board of directors. Ms. Galbreath has been the Managing Partner of Galbreath & Company, a real estate investment firm, since 1999. From April 1997 to 1999, Ms. Galbreath was Managing Director of LaSalle Partners/Jones Lang LaSalle, a publicly-traded real estate services and investment management firm, where she also served as a director. From 1984 to 1997, Ms. Galbreath served as a Managing Director then Chairman and Chief Executive Officer of The Galbreath Company, the predecessor entity of Galbreath & Company. Ms. Galbreath has also been a member of the board of directors of Starwood Hotel & Resorts Worldwide, Inc., a publicly-traded hotel and leisure company, since 2005. Ms. Galbreath received a Masters of Business Administration from The Wharton School at the University of Pennsylvania and a Bachelor of Arts from Dartmouth College. Ms. Galbreath was selected to serve on our board of directors based on her extensive experience in the real estate industry as well as her senior leadership background.

Peter Linneman—63—will be a member of our board of directors. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate there. Dr. Linneman is also currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman has served on over 20 public and private company boards, including serving as Chairman of the Board of Rockefeller Center Properties, Inc., a REIT, and Dr. Linneman serves as a member on the board of trustees of Equity Commonwealth (formerly known as CommonWealth REIT), a publicly-traded REIT, and as a member of the board of directors of Equity One, Inc., a publicly-traded REIT. Dr. Linneman is also currently serving as an independent director of Atrium European Real Estate Ltd. and AG Mortgage Investment Trust, Inc., a publicly-traded REIT. Dr. Linneman previously served as a director of Bedford Property Investors, Inc. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both Masters and Doctorate degrees in economics from the University of Chicago and a Bachelor of Arts degree from Ashland University. Dr. Linneman was selected to serve on our board of directors based on his experience over many years in financial and business advisory services and investment activity and his experience as a member of numerous public and private boards, including many real estate companies.

David O’Connor—50—will be a member of our board of directors. Mr. O’Connor has been the Co-Founder and Senior Managing Partner of High Rise Capital Management, L.P., a real estate investment firm, since 2001. From April 1994 to 2000, Mr. O’Connor was Principal, Co-Portfolio Manager and Investment Committee Member of European Investors, Inc., a private real estate investment management firm. From 1989 to 1992, Mr. O’Connor served in various positions at real estate investment firms. Mr. O’Connor has also been a member of the board of directors of Regency Centers, Inc., a publicly-traded shopping center REIT, and Songbird Estates plc, a private real estate investment management company and majority owner of Canary Wharf, London, UK. Mr. O’Connor received a Master of Science from New York University and a Bachelor of Science from Boston College. Mr. O’Connor was selected to serve on our board of directors based on his extensive investment management experience in the real estate industry.

Katharina Otto-Bernstein—50—will be a member of our board of directors. Ms. Otto-Bernstein is an award winning writer and film maker, who began her career as a journalist. Currently, she is the President of Film Manufacturers Inc., an international production company specializing in the development, production and co-production of high quality fiction and non-fiction motion pictures, as well as selected works for stage and print, a position which she has held since 1992. Ms. Otto-Bernstein is also a principal owner of ECE Projektmanagement, an international shopping center manager and developer, and a member of the board of directors of CURA Vermögensverwaltung, a real estate management firm and affiliate of our management company. Ms. Otto-Bernstein is a member of the Dean’s Council of the Columbia University School of the Arts and was awarded the Columbia University Alumni Medal of Achievement in 2009. She is also a member of the board of directors of the Metropolitan Opera and of the International Council of the Guggenheim Museum and served for ten years on the board of the Wildlife Conservation Society. Ms. Otto-Bernstein received a Bachelor of Arts from Columbia College in philosophy and political science and a Masters of Fine Arts in film from Columbia University. Ms. Otto-Bernstein was selected to serve on our board of directors based on her significant ownership interest in our company and experience in the real estate industry.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	Our board of directors is not staggered, meaning that each of our directors is subject to re-election annually;

•	We provide for majority voting in uncontested director elections;

•	Immediately after the completion of this offering and the formation transactions, a majority of our directors will be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	At least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

•	We have opted out of the business combination and control share acquisition provisions of the MGCL and we may not opt in without stockholder approval;

•	We do not have a shareholder rights plan and, in the future, we do not intend to adopt a shareholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we then submit the shareholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate; and

•	We have entered into a stockholders agreement, which is described in more detail under “Certain Relationships and Related Transactions—Stockholders Agreement,” pursuant to which Maren Otto, Katharina Otto-Bernstein and Alexander Otto will have specified director nomination rights.

Director Independence

Our board of directors has determined that each of the following, constituting a majority of our board of directors, is an “independent director” as defined by the NYSE rules: Dan Emmett, Lizanne Galbreath, Peter Linneman, and David O’Connor. Our independent directors will meet regularly in executive sessions without the presence of our officers and non-independent directors.

Lead Independent Director

Upon completion of this offering, we will have a lead independent director, who will have the following responsibilities:

•	presiding at all meetings of the board of directors at which the Chairman is not present, including executive sessions of independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	approving information sent to our board of directors;

•	approving board of director meeting agendas;

•	approving board of director meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Our lead independent director also will have the authority to call meetings of the independent directors. The lead independent director of our board of directors initially will be Peter Linneman.

Board Committees

Upon completion of this offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will be composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. Additionally, our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

Upon completion of this offering, our audit committee will consist of three of our directors, each of whom will be an independent director. At least one member of our audit committee will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards and our board of directors has determined that each of the audit committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an audit committee charter, which details the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the performance of our internal audit function; and

•	our overall risk assessment and management.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement. Mr. Emmett has been designated as chair and Mr. Linneman and Ms. Galbreath have been appointed as members of the audit committee.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of three of our directors, each of whom will be an independent director. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation and equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Ms. Galbreath has been designated as chair and Mr. O’Connor and Mr. Emmett have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of three of our directors, each of whom will be an independent director. We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

•	annually facilitating the assessment of the board of directors’ performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	annually reviewing and making recommendations to the board regarding revisions to the corporate governance guidelines and the code of business conduct and ethics.

Mr. Linneman has been designated as chair and Mr. O’Connor and Mr. Emmett have been appointed as members of the nominating and corporate governance committee.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or our Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or stock exchange regulations.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Prior to this offering, Paramount Group, Inc. did not pay compensation to any of its executive officers, and, accordingly, it did not have compensation policies or objectives governing our executive officer compensation. Accordingly, we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that our compensation committee will design a compensation program that rewards, among other things, favorable total stockholder returns, our company’s competitive position within the office real estate industry, our operating results and contributions to our company. In particular, we anticipate that our compensation committee will adopt an outperformance plan which will provide long term incentive awards to our executive officers but only if over the term of the performance period established under the plan, our total stockholder returns exceed the hurdles (absolute, relative or a combination of both) previously established by our compensation committee.

The following is a non-exhaustive list of items that we expect our compensation committee will consider in formulating our compensation philosophy and applying that philosophy to the implementation of our overall compensation program for named executive officers and other employees:

•	attraction and retention of talented and experienced executives in our industry;

•	motivation of our executives whose knowledge, skills and performance are critical to our success;

•	alignment of the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	encouragement of our executives to achieve meaningful levels of ownership of our stock.

We expect that our compensation committee will retain a compensation consultant to review our policies and procedures with respect to executive compensation and assist our compensation committee in implementing and maintaining compensation plans.

Summary Executive Compensation

The following table sets forth the annualized base salary and other compensation that we expect to pay in 2014 to our chief executive officer, our chief financial officer and the three other executive officers, whom we refer to collectively as our “named executive officers,” excluding the one-time founders’ grants and IPO grants that we expect to make in connection with this offering described below under “—Founders’ Grants upon our IPO” and “—IPO Grants under our Equity Incentive Plan.”

While the table below accurately reflects our current expectations with respect to these components of 2014 named executive officer compensation, actual 2014 compensation for these officers may be increased or decreased, including through the use of compensation components not currently contemplated or described herein.

Name and Principal Position	Salary ($) (1)	Bonus ($) (2)	All Other Compensation ($) (3)
Albert Behler Chairman, Chief Executive Officer and President	$1,100,000	$—	$—
David Spence Executive Vice President, Chief Financial Officer and Treasurer	600,000	—	—
Jolanta Bott Executive Vice President, Operations and Human Resources	475,000	—	—
Daniel Lauer Executive Vice President, Chief Investment Officer	400,000	—	—
Vito Messina Senior Vice President, Asset Management	380,000	—	—

(1)	Salary amounts are annualized for the year ending December 31, 2014 based on the expected base salary levels to be effective upon the completion of this offering.
(2)	Any cash bonuses will be determined in the sole discretion of our compensation committee based upon such factors to be established by the compensation committee, including corporate and individual performance. Messrs. Behler and Spence and Ms. Bott have target bonuses that are set forth in their employment agreements. See “—Employment Agreements.”
(3)	We expect that our full-time employees, including our named executive officers, will be eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance and a Section 401(k) plan. Our compensation committee may, in its discretion, provide Messrs. Behler and Spence and Ms. Bott with an employer contribution in our deferred compensation plan. Such contribution will be funded through our rabbi trust. In addition, Mr. Behler, pursuant to his employment agreement, will be entitled to reimbursement for club memberships up to $20,000 annually, and minimum life and disability insurance coverage of $5 million and 60% of the sum of his base salary and target bonus, respectively. We will provide an annual car allowance of $9,600 and free parking to each of Mr. Spence and Ms. Bott. We will also reimburse Ms. Bott for the cost of her automobile insurance. See “—Employment Agreements.”

IPO Grants under our Equity Incentive Plan

Prior to or upon completion of this offering, we expect to grant an aggregate of 857,143 LTIP units and options to acquire 1,500,000 shares of common stock to our executive officers and employees under the 2014 Equity Incentive Plan, including options to acquire an aggregate of 500,000 shares to our employees who are not executive officers. The expected grants to our named executive officers are as follows: Mr. Behler, 285,714 LTIP units and 500,000 option shares; Mr. Spence, 91,429 LTIP units and 100,000 option shares; Ms. Bott, 80,000 LTIP units and 100,000 option shares; Mr. Lauer, 80,000 LTIP units and 100,000 option shares; and Mr. Messina, 51,429 LTIP units and 100,000 option shares.

These awards are intended to reward our executive officers and employees for their two-year effort to complete this offering and to incentivize them to continue to work with us. All of these awards will be subject to vesting based on continued employment. The LTIP units awards will be subject to vesting ratably over five years and the options will be subject to vesting ratably over five years and will have a ten-year term. The options will have an exercise price per share equal to the public offering price per share in the offering. Upon a change in control, the vesting of all of these equity awards will be accelerated. These equity grants will be made under our 2014 Equity Incentive Plan and will reduce the reserved share equivalents available under such plan. See “—Equity Incentive Plan.”

Founders’ Grants upon our IPO

Upon the completion of this offering, we expect to make one-time founders’ grants to our executive officers and certain other employees. These one-time grants are expected to be made in recognition of services these executive officers and employees have provided to us in connection with this offering and to create alignment with our stockholders and reward these executive officers and employees for future services that they will provide to us. Pursuant to these one-time founders’ grants, we expect to grant an aggregate of 4,057,143 LTIP units to our executive officers and employees. These LTIP units will be fully vested upon grant and will be made outside of the 2014 Equity Incentive Plan, and accordingly will not reduce the reserved share equivalents available under such plan. In connection with these grants, the Otto family has agreed to reduce the number of shares of common stock they otherwise would have received in the formation transactions by 1,200,000 shares of common stock, or approximately 29.6% of these grants, in order to bear the cost of a portion of these grants and reduce the impact of these grants on other stockholders and unitholders in our operating partnership. Our named executive officers are expected to receive the following number of LTIP units as one-time founders’ grants: Mr. Behler, 2,628,572 LTIP units; Mr. Spence, 194,286 LTIP units; Ms. Bott, 142,857 LTIP units; Mr. Lauer, 142,857 LTIP units; and Mr. Messina, 171,429 LTIP units.

Employment Agreements

The summary contained below of our agreements with Messrs. Behler and Spence and Ms. Bott does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of these agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Upon completion of this offering, we intend to enter into employment agreements with Messrs. Behler and Spence and Ms. Bott. The agreement with Mr. Behler will have a term of three years beginning on the effective date of this offering while the agreements with the other two named executive officers will have a term of two years beginning on the completion of this offering. Each agreement will automatically extend for an additional one-year term at the expiration of the initial term unless either party provides written notice of a non-renewal no later than 180 days prior to the expiration of the initial term. Under the terms of the agreements, Messrs. Behler and Spence and Ms. Bott will be entitled to receive an annual base salary of $1,100,000, $600,000 and $475,000, respectively, subject to potential merit increases (but not decreases) each year.

Each employment agreement also provides for fiscal year 2015 target bonuses in the amounts of $650,000, $230,000, and $150,000, respectively, for Messrs. Behler and Spence and Ms. Bott and in each fiscal year thereafter, cash bonuses with a target amount of at least 150%, 150% and 100% of base salary for each of Messrs. Behler and Spence and Ms. Bott, respectively. The amount of the actual cash bonuses will be made by the compensation committee of our board of directors, in its sole discretion, based on such factors relating to the performance of the executive or us as it deems relevant and may be more or less than the target amount. Each agreement also provides eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, deferred compensation plan (with funding through a rabbi trust), 2014 Equity Incentive Plan, and Section 401(k) plan. The employment agreement for Mr. Behler also provides for reimbursement of club memberships up to $20,000 each year, minimum life insurance coverage of $5 million and long-term disability insurance coverage of at least 60 percent of the sum of Mr. Behler’s base salary and target bonus, in effect from time to time. The employment agreements for Mr. Spence and Ms. Bott provide for an annual car allowance of $9,600 and free parking. Ms. Bott is also entitled to receive reimbursement of her automobile insurance under her employment agreement.

Termination without cause or for good reason

Each employment agreement provides that upon the termination of the executive’s employment by us without “cause” (as defined in the applicable employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of the executive’s earned but unpaid base salary, earned but unpaid annual cash incentive bonus, unpaid expense reimbursement and accrued but unused vacation time to the date of termination;

•	a lump sum cash payment equal to a multiple of (x) the executive’s then-current annual base salary, plus (y) the average of the annual cash incentive bonuses earned by the executive with respect to the three most recent fiscal years ending on or before the date of termination (but not less than $1,250,000 for Mr. Behler); the multiple is two for Mr. Behler and one for Mr. Spence and Ms. Bott or, in the event such termination occurs in connection with or within two years after a change in control (as defined in the applicable employment agreement), three for Mr. Behler and two for Mr. Spence and Ms. Bott;

•	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;

•	a lump sum cash payment equal to a multiple of annual premium payable by us for the executive’s health and dental insurance; the multiple is two for Mr. Behler and one for Mr. Spence and Ms. Bott; or, in the event such termination occurs in connection with or within two years after a change in control, two for Mr. Behler and 1.5 for Mr. Spence and Ms. Bott; and

•	accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

None of the employment agreements provide for any tax gross ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive. Each employment agreement provides that, upon a change in control, we will set aside funds in a rabbi trust in an amount sufficient to pay the severance payments due in the event of the termination of the executive in connection with or within two years after a change in control of our company either by us without “cause” or by the executive for “good reason,” provided that the executive will only be entitled to these funds in the event the executive’s employment is actually terminated in connection with or within two years after a change in control of our company either by us without “cause” or by the executive for “good reason.”

All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Termination in the event of death or disability

Each employment agreement provides that in the event the executive’s employment is terminated on account of his or her death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:

•	a lump sum cash payment equal to the sum of the executive’s earned but unpaid base salary, earned but unpaid annual cash incentive bonus, unpaid expense reimbursement and accrued but unused vacation time to the date of termination;

•	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and

•	accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under the employment agreement, each executive is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for six months after termination of employment.

Executive Severance Plan

Upon the completion of this offering, we expect to adopt an Executive Severance Plan for the benefit of certain specified executive officers who are not parties to an employment agreement, including Messrs. Lauer, Messina and Koltis. In the event a participating officer is terminated by us without cause, subject to the officer signing a separation agreement and release with restrictive covenants, including non-competition and non-solicitation covenants for six months after termination of employment, this plan will provide severance benefits in the amount of the sum of the officer’s base salary, most recent cash bonus and an amount equal to the annual premium payable by us for the officer’s health and dental insurance.

Equity Incentive Plan

We have adopted our 2014 Equity Incentive Plan, under which we expect to grant future cash and equity incentive awards to our executive officers, non-employee directors, eligible employees and other key persons in order to attract, motivate and retain the talent for which we compete. Following this offering, all awards under the 2014 Equity Incentive Plan will be subject to the approval of our compensation committee. The material terms of the 2014 Equity Incentive Plan are summarized below.

The 2014 Equity Incentive Plan will permit us to make grants of options, stock appreciation rights, restricted stock units, restricted stock, unrestricted stock, dividend equivalent rights, performance-based awards and other equity-based awards, including LTIP units, or any combination of the foregoing. We will initially reserve 17,142,857 share equivalents under the 2014 Equity Incentive Plan (including the equity awards intended to be granted to our executive officers, directors and other employees pursuant to the 2014 Equity Incentive Plan). Share equivalents are the measuring unit for determining the number of shares of common stock that may be subject to awards under the 2014 Equity Incentive Plan.

The 2014 Equity Incentive Plan is commonly referred to as a fungible unit plan. LTIP units, restricted stock, restricted stock units or other securities that have a value equivalent to a full share of common stock are referred to as “full value awards.” Awards such as options or stock appreciation rights that require the grantee to pay an exercise price or otherwise do not have the full value of a share of common stock are not full value awards. When a grant is made under the 2014 Equity Incentive Plan, we will reduce the number of share equivalents available under the 2014 Equity Incentive Plan as follows: (i) one share equivalent for each share awarded pursuant to an award that is a full value award and (ii) one-half of a share equivalent for each share awarded pursuant to an award that is not a full value award. This means, for instance, if we were to award only restricted stock, LTIP units or other full value awards under the 2014 Equity Incentive Plan, we could award 17,142,857 shares of common stock. On the other hand, if we were to award only options or other awards that are not full value awards under the 2014 Equity Incentive Plan, we could award options to purchase 34,285,714 shares of common stock. Our compensation committee could issue any combination of the foregoing (or other awards available under the 2014 Equity Incentive Plan) with the reduction in availability to be made in accordance with the foregoing ratios.

The shares we issue under the 2014 Equity Incentive Plan may be authorized but unissued shares or shares that we reacquire. The shares of our common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2014 Equity Incentive Plan are added back to the shares available for issuance under the 2014 Equity Incentive Plan. The number of share equivalents reserved under the 2014 Equity Incentive Plan is also subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The 2014 Equity Incentive Plan will be administered by our compensation committee. Our compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Equity Incentive Plan. Persons eligible to participate in the 2014 Equity Incentive Plan will be those full- or part-time officers, employees, non-employee directors and other key persons as selected from time to time by our compensation committee in its discretion.

The 2014 Equity Incentive Plan will permit the granting of both options to purchase shares of our common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine the vesting conditions for each option.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of our common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price of a stock appreciation right may not be less than 100% of fair market value of our common stock on the date of grant and the term of each stock appreciation right may not exceed 10 years. Stock options or stock appreciation rights with respect to no more that 10 million shares of our common stock may be granted to any one employee in any calendar year.

Our compensation committee may award restricted stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of our common stock that are free from any restrictions under the 2014 Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant performance share awards to participants which entitle the recipient to receive stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine. Our compensation committee may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of our common stock.

Our compensation committee may grant cash bonuses under the 2014 Equity Incentive Plan to participants, subject to the achievement of certain performance goals.

Under the 2014 Equity Incentive Plan, we may use LTIP units as a form of share-based award. LTIP units are designed to qualify as “profits interests” in our operating partnership for U.S. federal income tax purposes. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the 2014 Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. Unless our compensation committee provides otherwise, LTIP units, whether vested or not, will receive the same per unit distributions as our common units, which will equal per share dividends (both regular and special) on our common stock. In the future, we may issue LTIP units with economic characteristics comparable to options to purchase shares of our common stock.

Our compensation committee may grant awards of restricted stock, restricted stock units, performance shares or cash-based awards under the 2014 Equity Incentive Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Those awards would only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code that may be made to any one employee during any one calendar year period is 5,000,000 shares of our common stock with respect to a stock-based award and $50.0 million with respect to a cash-based award.

Our board of directors may amend or discontinue the 2014 Equity Incentive Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2014 Equity Incentive Plan require the approval of our stockholders. The 2014 Equity Incentive Plan provides that without stockholder approval our compensation committee may not reduce the exercise price of outstanding stock options or stock appreciation rights or reprice these awards through cancellation and re-grants or through cancellation in exchange for a cash payment.

No awards may be granted under the 2014 Equity Incentive Plan after the date that is 10 years from the date of stockholder approval of the 2014 Equity Incentive Plan and no incentive stock options may be granted after the date that is 10 years from the date on which our board of directors adopts the 2014 Equity Incentive Plan. No awards under the 2014 Equity Incentive Plan have been made prior to the date hereof.

The 2014 Equity Incentive Plan provides that upon the effectiveness of a “sale event” (as defined in the 2014 Equity Incentive Plan), except as otherwise provided by our compensation committee in an award agreement, the parties to such sale event may cause the assumption or continuation of awards by the successor entity in the sale event, or the substitution of awards by such successor, with appropriate adjustment to awards as the parties shall agree. To the extent, however, that the parties to such sale event do not provide for assumption, continuation or substitution of awards, all stock options and stock appreciation rights shall become fully exercisable, awards subject to time-based vesting conditions will become vested and non-forfeitable and all awards with conditions and restrictions relating to the attainment of performance goals shall become vested and non-forfeitable to the extent provided in the relevant award agreement, and upon the effective time of the sale event, the 2014 Equity Incentive Plan and all awards thereunder shall terminate. In the event of such termination, the company may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per-share consideration received in the sale event and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto or provide such participants with a specified period of time to exercise outstanding stock options and stock appreciation rights prior to the consummation of the sale event.

Deferred Compensation Plan

In connection with the formation transactions, we will assume a deferred compensation plan that had been maintained by our predecessor in which Messrs. Behler and Spence and Ms. Bott had participated. Under this deferred compensation plan, deferred bonuses were awarded to participants and participants were permitted to defer a portion of their income on a pre-tax basis and receive a tax-deferred return on these deferrals based on the performance of specific investments selected by the participants. In connection with this plan, our predecessor typically acquired, in a separate account that was not restricted as to its use, similar or identical investments as those selected by each participant in order to generally match its liabilities to the participants under the deferred compensation plan with equivalent assets and thereby limit market risk. We will also be acquiring these investments from our predecessor in connection with the formation transactions. All amounts deferred under this deferred compensation plan will be paid to a participant upon his or her attainment of Social Security retirement age. In the future, we may permit one or more of our executive officers to elect to defer a portion of their compensation pursuant to this deferred compensation plan or make awards to our executive officers of deferred compensation pursuant to this deferred compensation plan.

Tax Considerations

Deductibility of Executive Compensation. Under Section 162(m) of the Code, a publicly held corporation may not deduct compensation of more than $1 million paid to any “covered employee” in any year unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). We expect Section 162(m) to have limited impact on the company for a number of reasons. First, as a newly public company, certain compensation payable by us to our executive officers during a transition period that may extend until the annual meeting of stockholders that occurs in the fourth calendar year after our initial public offering may be exempt from the cap on deduction imposed by Section 162(m) under a special transition rule provided by the regulations promulgated under Section 162(m). Second, based on our interpretation of certain private letter rulings, it is our position that compensation payable to our executive officers that is attributable to services for our operating partnership is not subject to Section 162(m) as our operating partnership is not a “publicly held corporation” within the meaning of Section 162(m). As a result, and based on the level of cash compensation expected to be payable to our executive officers, the possible loss of a U.S. federal tax deduction would not be expected to have a material impact on us. Accordingly, we do not expect Section 162(m) to have a significant impact on our compensation committee’s compensation decisions for our executive officers.

Section 409A of the Code. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Standards

Our compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under the 2014 Equity Incentive Plan will be accounted for under ASC Topic 718.

Compensation Committee Interlocks and Insider Participation

Upon completion of the formation transactions and this offering, we do not anticipate that any of our executive officers will serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Our board of directors has established a compensation program for our non-employee directors. Under this program, we will pay the following fees to our non-employee directors on a quarterly basis, in cash:

•	an annual retainer of $40,000;

•	an additional annual retainer of $50,000 to our lead director;

•	an additional annual retainer of $15,000 to each chair of a committee; and

•	an additional annual retainer of $5,000 to each member of a committee.

We will also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings.

In order to encourage our non-employee directors to acquire a significant equity stake in us and to align our non-employee directors and stockholders, at each annual stockholder meeting we will grant each of our non-employee directors LTIP units or shares of restricted common stock under our 2014 Equity Incentive Plan with a value of $100,000 which will vest upon the anniversary of the date of grant or the next annual stockholder meeting. Upon the completion of this offering, we expect to grant 5,714 LTIP units to each of our non-employee directors, except one non-employee director will receive 5,714 shares of restricted stock in lieu of LTIP units. Such awards will vest if they remain on our board until the next annual stockholder meeting. Our non-employee directors may also elect to receive their cash fees in the form of LTIP units or shares of restricted common stock.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of shares of our common stock and units in our operating partnership following the completion of the formation transactions, this offering and the concurrent private placements with respect to:

•	each of our directors and director nominees;

•	certain of our executive officers;

•	each person who will be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and units in our operating partnership; and

•	all directors, director nominees and executive officers as a group.

Beneficial ownership of shares and units is determined under rules of the SEC and generally includes any shares or units, as applicable, over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and units in our operating partnership shown as beneficially owned by them. Shares of our common stock and units in our operating partnership that a person has the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person having the right to acquire such shares or units for purposes of the table below, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

We currently have outstanding 1,000 shares of our common stock, which are owned by Alexander Otto.

Unless otherwise indicated, all shares and units are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1633 Broadway, Suite 1801, New York, NY 10019.

	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares(1)	Number of Shares and Units Beneficially Owned	Percent of All Shares and Units(2)
5% Stockholders:
The Otto Family Group(3)	33,115,587	17.2%	33,121,301	13.6%
Alexander Otto(4)	14,145,495	7.4%	14,145,495	5.8%
Katharina Otto-Bernstein(16)	11,831,489	6.2%	11,837,203	4.9%
Wilhelm von Finck(5)	10,712,203	5.6%	10,712,203	4.4%
Executive Officers, Directors and Director Nominees:
Albert Behler(6)	111,812	*	5,037,937	2.1%
David Spence(7)	7,214	*	304,757	*
Jolanta Bott(8)	7,214	*	312,692	*
Daniel Lauer(9)	7,214	*	291,131	*
Vito Messina(10)	3,607	*	278,557	*
Thomas Armbrust(11)	134,285	*	134,285	*
Dan Emmett(12)	57,142	*	62,856	*
Lizanne Galbreath(13)	14,285	*	19,999	*
Peter Linneman(14)	17,142	*	30,374	*
David O’Connor(15)	14,285	*	19,999	*
Katharina Otto-Bernstein(16)	11,831,489	6.2%	11,837,203	4.9%

All directors, director nominees and executive officers as a group (15 persons)(17)	12,209,296	6.4%	18,802,753	7.7%

*	Represents less than 1.0%

(1)	Assumes 192,247,023 shares of our common stock will be outstanding immediately upon the completion of the formation transactions, this offering and the concurrent private placements, including 57,327,026 shares of our common stock to be issued in the formation transactions, 131,000,000 shares of our common stock to be issued in this offering, 3,914,283 shares of our common stock to be issued in the concurrent private placements and 5,714 restricted shares to be issued concurrently with the completion of this offering and the concurrent private placements.

(2)	Assumes 192,247,023 shares of our common stock and 51,752,973 units in our operating partnership will be outstanding immediately upon the completion of this offering and the concurrent private placements, comprised of 192,247,023 shares of our common stock, including 57,327,026 shares of our common stock to be issued in the formation transactions, 131,000,000 shares of our common stock to be issued in this offering and 3,914,283 shares of our common stock to be issued in the concurrent private placements, and 51,752,973 units in our operating partnership, including 46,810,117 common units to be issued in the formation transactions and 4,942,856 LTIP units to be issued concurrently with the completion of this offering and the concurrent private placements.

(3)	Represents the shares beneficially owned by Maren Otto and her two children, Alexander Otto and Katharina Otto-Bernstein. Maren Otto will have sole voting and sole dispositive power over 7,138,603 of these shares of common stock. For the number of these shares beneficially owned by each of Alexander Otto and Katharina Otto-Bernstein refer to footnotes (4) and (16), respectively. The address for these individuals is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Werner-Otto-Straße 1-7, D-22179 Hamburg, Germany.

(4)	Includes 12,924,560 shares of common stock held directly by Alexander Otto and 1,220,935 shares of common stock held by an entity owned by Alexander Otto. Alexander Otto will have sole voting and sole dispositive power over each of these shares of common stock. The address for Alexander Otto is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Werner-Otto-Straße 1-7, D-22179 Hamburg, Germany.

(5)

Includes 10,425,658 shares of common stock to be acquired in the formation transactions and concurrent private placement that will be held by entities owned by Wilhelm von Finck directly or indirectly. Assumes that entities owned by Wilhelm von Finck directly or indirectly will acquire 286,545 shares of common stock in this offering. Wilhelm von Finck will have sole voting and sole dispositive power over each of these shares of common stock. The address for Wilhelm von Finck is c/o Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn: Thomas Patrick Dore, Jr.

(6)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,011,839 common units (of which 401,245 common units are held by entities that are wholly owned by Albert Behler) and 2,914,286 LTIP units (of which 285,714 LTIP units are subject to vesting). 111,812 of the shares of common stock and 592,480 of the common units will be pledged as collateral in connection with notes granted to CNBB-RDF Holdings, LP, an entity controlled by members of the Otto family, or CNBB-RDF Holdings, relating to previously granted interests in our predecessor.

(7)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 11,828 common units and 285,715 LTIP units (of which 91,429 LTIP units are subject to vesting). 7,214 of the shares of common stock and 11,828 of the common units will be pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.

(8)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 82,621 common units and 222,857 LTIP units (of which 80,000 LTIP units are subject to vesting). 7,214 of the shares of common stock and 31,831 of the common units will be pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.

(9)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 61,060 common units and 222,857 LTIP units (of which 80,000 LTIP units are subject to vesting). 7,214 of the shares of common stock and 25,164 of the common units will be pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.

(10)	Includes, only under the “Number of Shares and Units Beneficially Owned” column, 52,092 common units and 222,858 LTIP units (of which 51,429 LTIP units are subject to vesting). 3,607 of the shares of common stock and 19,250 of the common units will be pledged as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.

(11)	Includes 5,714 shares of restricted stock.

(12)	Includes 57,142 shares that Dan Emmett has expressed an intent to purchase in this offering as part of the reserved shares. See “Underwriting—Reserved Shares.” Dan Emmett is under no obligation to purchase the shares in this offering. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,714 LTIP units which are subject to vesting.

(13)	Includes 14,285 shares that Lizanne Galbreath has expressed an intent to purchase in this offering as part of the reserved shares. See “Underwriting—Reserved Shares.” Lizanne Galbreath is under no obligation to purchase the shares in this offering. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,714 LTIP units which are subject to vesting.

(14)	Includes 17,142 shares that Peter Linneman has expressed an intent to purchase in this offering as part of the reserved shares. See “Underwriting—Reserved Shares.” Peter Linneman is under no obligation to purchase the shares in this offering. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,714 LTIP units which are subject to vesting and 7,518 common units held jointly by Peter Linneman and his spouse, with respect to which Mr. Linneman has shared voting and dispositive power.

(15)	Includes 14,285 shares that David O’Connor has expressed an intent to purchase in this offering as part of the reserved shares. See “Underwriting—Reserved Shares.” David O’Connor is under no obligation to purchase the shares in this offering. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,714 LTIP units which are subject to vesting.

(16)	Katharina Otto-Bernstein will have sole voting and sole dispositive power over each of these shares of common stock. Includes, only under the “Number of Shares and Units Beneficially Owned” column, 5,714 LTIP units which are subject to vesting. The address for Katharina Otto-Bernstein is c/o CURA Vermögensverwaltung, G.m.b.H. & Co. KG, Werner-Otto-Straße 1-7, D-22179 Hamburg, Germany.

(17)	See footnotes (6) through (16). Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 57,928 common units and 411,428 LTIP units (of which 114,286 LTIP units are subject to vesting). In addition to the pledges noted in footnotes (6) through (16), 3,607 of the shares of common stock and 25,086 common units will be pledged by other executive officers as collateral in connection with notes granted to CNBB-RDF Holdings relating to previously granted interests in our predecessor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

We will acquire the ownership of our initial portfolio of properties by acquiring the entities that directly or indirectly own such properties or by acquiring interests in such entities through a series of merger transactions and contributions pursuant to merger agreements and contribution agreements with the entities which comprise our predecessor and private equity real estate funds controlled by our management company. We will also acquire substantially all of the other assets of our predecessor, including our management company’s investment and property management business and real estate fund investments, and all of the general partner interests in our predecessor’s private equity real estate funds that will continue holding assets following the formation transactions, which are currently held by our management company and members of our management, through these mergers and contributions.

Our predecessor and its owners, members of our management and the private equity real estate funds controlled by our management company that are contributing assets to us in the formation transactions will receive as consideration for such mergers and contributions shares of our common stock, common units and cash. Of this aggregate consideration, members of the Otto family, who own and control our predecessor, will receive 41,842,298 shares of our common stock, including 14,145,495 shares received directly or indirectly by Alexander Otto, 11,831,489 shares received by Katharina Otto-Bernstein and 7,138,603 shares received by Maren Otto, and $28.0 million in cash. Certain entities controlled directly or indirectly by Wilhelm von Finck will receive 9,425,658 shares of our common stock in the formation transactions. The following table sets forth the consideration to be received by our executive officers and directors in the formation transactions in exchange for their interests in our predecessor:

Prior Investors	Relationship with Us	Number of Shares Received in Formation Transactions	Number of Common Units Received in Formation Transactions
Albert Behler	Executive Officer	111,812	2,011,839
David Spence	Executive Officer	7,214	11,828
Jolanta Bott	Executive Officer	7,214	82,621
Daniel Lauer	Executive Officer	7,214	61,060
Theodore Koltis	Executive Officer	—	3,335
Ralph DiRuggiero	Executive Officer	3,607	52,092
Gage Johnson	Executive Officer	—	2,501
Vito Messina	Executive Officer	3,607	52,092
Peter Linneman	Director	—	7,518
Katharina Otto-Bernstein	Director	11,831,489	—

The actual value of the consideration to be paid by us in the formation transactions, in the form of common stock and common units and cash, ultimately will be determined at pricing based on the initial public offering price of our common stock. See “Structure and Formation of Our Company.”

Concurrent Private Placement

Concurrently with the completion of this offering, certain members of the Otto family and their affiliates will acquire $51.0 million of our common stock in a private placement at a price per share equal to the public offering price. As part of this private placement, Maren Otto and a trust for the benefit of certain descendants of the late Professor Dr. h.c. Werner Otto will purchase $28.0 million in shares of our common stock, Katharina Otto-Bernstein will purchase $20.0 million in shares of our common stock, Thomas Armbrust will purchase $2.25 million in shares of our common stock and other affiliates of the Otto family will purchase $0.75 million in shares of our common stock.

Partnership Agreement

In connection with the formation transactions, we will enter into the partnership agreement for our operating partnership with those of our continuing investors that are receiving common units in the formation transactions. As a result, such persons will become limited partners of our operating partnership. Beginning on or after the date which is 14 months after the completion of this offering, each limited partner of our operating partnership, other than us, will have the right to require our operating partnership to redeem part or all of its common units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, or, at our election, shares of our common stock on a one-for-one basis; provided that each person or entity receiving common units in the formation transactions will be subject to indemnification obligations relating to New York real property transfer tax if such person or entity transfers more than 50.0% of the common units received in the formation transactions within two years after this offering. See “Description of the Partnership Agreement of Paramount Group Operating Partnership LP” for a summary of the terms of this partnership agreement.

60 Wall Street Option Agreement

In connection with the formation transactions, we have entered into an option agreement with each of Fund II and Fund III, pursuant to which we will have the right to acquire their interests in a joint venture owning 60 Wall Street. We will have the right to acquire these interests at any time for up to two years after the completion of this offering at a purchase price based on the fair market value of the property, subject to a minimum floor price, and the net value of the other assets and liabilities of the joint venture on the date on which the option is exercised. In order to determine the fair market value of the property, we will obtain three independent appraisals from nationally recognized valuation firms and the fair market value will be deemed to be the average of the two highest appraisals; provided that the fair market value will be subject to a minimum floor price equal to 95% of the appraised value of the property as of December 31, 2013. We will have the right to acquire these interests for either cash or shares of our common stock, based on the then current market value. Our acquisition of these interests upon exercise of the option will be subject to Fund II and Fund III obtaining all applicable consents or waivers, including the consent or waiver of any lenders or tenants to the extent required. In addition, the purchase price will be increased to the extent we enter into any new lease or lease amendment at the property within 90 days after the closing that would have resulted in the fair market value of the property increasing by more than one percent if such lease or lease amendment had been in place as of the date of the appraisals used to determine the fair market value of the property. If we were to exercise the option, we have agreed to provide our joint venture partner with the right to “tag-along” and transfer their interests in the joint venture that owns 60 Wall Street at a purchase price based on the same valuation procedures pursuant to which we would acquire each of Fund II’s and Fund III’s interests.

Commercial National Bank Building Management Agreement

In connection with the formation transactions, we will assume certain management agreements of our predecessor pursuant to which we will provide property management services for properties that are not being contributed in connection with the formation transactions, including the Commercial National Bank Building, which is 100% indirectly owned by the Maren Otto, Katharina Otto-Bernstein and Alexander Otto. Pursuant to the Commercial National Bank Building property management agreement, we will receive (i) property management fees of 3.0% of the property’s annual gross revenue; (ii) construction service fees of 3.0% of certain costs, tenant improvements and tenant allowances, and costs incurred compared to total project pro forma costs; and (iii) disposition fees of 0.50% of the gross consideration paid in connection with a disposition of the property. During 2013 and the nine months ended September 30, 2014, our predecessor received fees of $2.2 million and $0.3 million, respectively, pursuant to this agreement. The agreement automatically renews for annual terms unless terminated by either party by giving three months written notice to the other before the end of any calendar year.

Note Payable

Prior to the completion of the formation transactions, in lieu of certain cash distributions, certain of the entities comprising our predecessor distributed a $24.5 million note, which is payable to CNBB-RDF Holdings, LP, which is an entity owned by Maren Otto, Katharina Otto-Bernstein and Alexander Otto, and a $2.8 million note, which is payable to a different entity owned by members of the Otto family. The notes, which were distributed in lieu of certain cash distributions prior to the completion of the formation transactions, bear interest at a fixed rate of 0.50% and mature three years from the date of distribution.

1633 Broadway Lease

Our predecessor has leased 3,330 square feet of space in 1633 Broadway to CNBB-RDF Holdings, LP, an entity owned by Maren Otto, Katharina Otto-Bernstein and Alexander Otto, at an annual base rent of $57.00 per square foot, with five months of free rent and no tenant improvement allowance. The term of the lease extends through 2019. We believe that the terms of this lease, at the time it was signed, were at least as favorable to us as the terms we could have obtained from a third party in an arm’s length transaction for the lease of this space.

Contracts with WvF Entities

Immediately after completion of this offering, WvF entities are expected to hold shares of our common stock representing in the aggregate approximately 5.6% of our shares of outstanding common stock. Additionally, Wilhelm von Finck or his designee will serve on our advisory board. WvF entities have interests in the following transactions we will engage in as part of the formation transactions or thereafter as part of ongoing contractual relationships, assuming this offering is completed at the midpoint of the price range set forth on the front cover of this prospectus.

Management Agreements

In connection with the formation transactions, we will assume certain management agreements of our predecessor pursuant to which we will provide property management services for properties that we will not 100% own, including properties in which WvF entities will retain an interest. The following table sets forth the properties in which WvF entities will have an interest after the completion of the formation transactions and for which we will continue to provide management services after completion of the formation transactions:

Property	WvF Entities Ownership Interest Post-Formation Transactions
712 Fifth Avenue	50.0%
718 Fifth Avenue	50.0%
745 Fifth Avenue	99.0%

Pursuant to these agreements, we will receive (i) property management fees ranging between 1.0% and 3.2% on the property’s annual gross revenues; (ii) fees on capital expenditures and tenant improvement and tenant allowance costs of 5.0%; (iii) asset management fees of $100,000 per annum for 712 Fifth Avenue and 745 Fifth Avenue; (iv) leasing commissions on aggregate rent ranging between 1.0% and 4.0%; and (v) certain other fees and expenses, including construction and renovation fees. During 2013 and the nine months ended September 30, 2014, our predecessor received aggregate fees of $6.4 million and $7.8 million, respectively, pursuant to these agreements. The management agreements expire in 2024 with automatic one-year extensions and may be terminated by the applicable WvF entity without cause by providing 12 months’ prior written notice.

718 Fifth Avenue—Put Right

Prior to the formation transactions, our predecessor owned a 25.0% interest in 718 Fifth Avenue (based on its 50.0% interest in a joint venture that held a 50.0% tenancy-in-common interest in the property). Prior to the completion of the formation transactions, our predecessor sold its interest in 718 Fifth Avenue to its partner in the 718 Fifth Avenue joint venture, which is comprised of WvF entities and is also our partner in the joint venture that owns 712 Fifth Avenue, New York, New York. In connection with this sale, we granted our joint venture partner a put right, pursuant to which the 712 Fifth Avenue joint venture will be required to purchase the entire direct or indirect interests held by our joint venture partner or its affiliates in 718 Fifth Avenue at a purchase price equal to the fair market value of such interests. The put right may be exercised at any time after the four-year anniversary of the sale of our predecessor’s interest in 718 Fifth Avenue upon 12 months written notice with the actual purchase occurring no earlier than the five-year anniversary of the sale of our predecessor’s interest in 718 Fifth Avenue. If the put right is exercised and the 712 Fifth Avenue joint venture acquires the 50.0% tenancy-in-common interest in the property that will be held by our joint venture partner following the sale of our interest to our joint venture partner, we will own a 25.0% interest in 718 Fifth Avenue.

Concurrent Private Placement

Concurrently with the completion of this offering, a WvF entity has agreed to purchase up to $17.5 million of our common stock in a private placement at a price per share equal to the public offering price. The exact number of shares to be purchased in this latter private placement will equal the lesser of (i) $17.5 million divided by the per share public offering price or (ii)(A) 5.01% of the sum of the total number of shares of our common stock outstanding upon the closing of this offering, plus any shares of our common stock that remain issuable upon the exercise of the underwriters’ option to purchase additional shares to cover over-allotments in connection with this offering and shares of our common stock issuable upon the exercise of options to purchase shares of common stock that we expect to grant to our executive officers and employees under the 2014 Equity Incentive Plan upon the completion of this offering, and after giving effect to the closing of the formation transactions and other issuances of our common stock that will occur concurrently with the closing of this offering, less (B) the number of shares to be acquired by WvF entities in the formation transactions. Refer to “Structure and Formation—Pricing Sensitivity” for the amount of shares that WvF entities will receive in the private placement and formation transactions at the low end, mid-point and high end of the price range set forth on the front cover of this prospectus.

Registration Rights

We have entered into a registration rights agreement pursuant to which the members of the Otto family and certain affiliated entities receiving shares of our common stock in the formation transactions and concurrent private placements will have the right to cause us to register with the SEC the resale of the shares of our common stock that they own from time to time, which are referred to as registrable securities, and facilitate the offering and sale of such registrable securities. An aggregate of 41,842,298 shares of our common stock to be acquired in the formation transactions and the concurrent private placements will initially be covered as registrable securities pursuant to this registration rights agreement.

Under this agreement, beginning 14 months after the closing date of this offering, the parties to this agreement will have the right to demand that we register the resale and/or facilitate an underwritten offering of their registrable securities; provided that the demand relates to registrable securities having a market value of at least $40 million and that such parties may not make more than two such demands in any consecutive 12-month period. In addition, beginning 14 months after the closing date of this offering, upon the request of one or more parties owning at least 1.0% of our total outstanding common stock, we have agreed to file a shelf registration statement registering the offering and sale of such parties’ registrable securities on a delayed or continuous basis, or a resale shelf registration statement, and maintain the effectiveness of the resale shelf registration statement for as long as the securities registered thereunder continue to qualify as registrable securities. We do have the right under this agreement, subject to certain limitations, to delay any demand for an underwritten offering by the parties to this agreement in the event that we intend to effect our own underwritten offering and this agreement does not provide the parties with any piggyback registration rights. We will bear all expenses incident to registering the shares, except such expenses shall not include any transfer taxes, underwriting, brokerage or similar fees, discounts or commissions or out-of-pocket expenses incurred by the parties exercising their registration rights. The agreement will also include customary cross-indemnification provisions relating to liabilities under the applicable securities laws incurred in connection with the registration of any registrable securities. Any party to the agreement may transfer its rights to one or more members of the Otto family, any trust or family foundation established in favor of such individuals and entities owned and controlled by members of the Otto family. The agreement will terminate when the registrable securities all may be sold under Rule 144 within 90 days and constitute less than the lesser of 5.0% of our total outstanding shares of common stock or $40 million.

We have also entered into a registration rights agreement with the continuing investors receiving common units in the formation transactions pursuant to which they will have the right to cause us to register with the SEC the resale or primary issuance of the shares of our common stock that they may receive in exchange for such common units. This agreement will require us to file a registration statement with the SEC seeking to register all of such shares of our common stock no later than 14 months following the completion of this offering and maintain its effectiveness, subject, in each case, to certain exceptions. We will bear all expenses incident to registering the shares, except such expenses shall not include any underwriting fees, discounts, commissions, taxes, legal fees or other expenses incurred by the persons exercising their registration rights. The agreement will also include customary cross-indemnification provisions relating to liabilities under the applicable securities laws incurred in connection with the registration of the resale of any shares of common stock pursuant to a registration statement filed pursuant to this agreement. Any party to the agreement may transfer its rights under this agreement to any other person who acquires common units of shares of common stock issued in exchange for common units from such party. The holders of all 46,810,117 common units issued in the formation transactions will be parties to this registration rights agreement.

Stockholders Agreement

We have entered into a stockholders agreement with Maren Otto, Katharina Otto-Bernstein and Alexander Otto providing these members of the Otto family with the right, collectively, to designate up to three director nominees to our board of directors. The number of director nominees that these members of the Otto family will have the right to designate may be reduced in the future, as follows, based on reductions in the percentage of our total outstanding common stock owned by these individuals, their lineal descendants or entities they own or control collectively following the closing of this offering:

•	from and after the time that the shares of common stock owned by these individuals and entities has been 3.25% less of our total outstanding common stock than the initial Otto family ownership percentage following the closing of this offering for a period of 12 consecutive months, the number of director nominees that these members of the Otto family will have the right to designate will be reduced to two;

•	from and after the time that the shares of common stock owned by these individuals and entities has been 6.50% less of our total outstanding common stock than the initial Otto family ownership percentage following the closing of this offering for a period of 12 consecutive months, the number of director nominees that these members of the Otto family will have the right to designate will be reduced to one; and

•	from and after the time that the shares of common stock owned by these individuals and entities has been 9.75% less of our total outstanding common stock than the initial Otto family ownership percentage following the closing of this offering for a period of 12 consecutive months, the rights to designate director nominees under the stockholders agreement will cease and the stockholders agreement will terminate.

The initial Otto family ownership percentage will be based on the shares of our common stock received in the formation transactions by Maren Otto, Katharina Otto-Bernstein, Alexander Otto, their lineal descendants and entities they own or control and does not include any shares purchased in the concurrent private placement or this offering. Based on the sale of the number of shares of our common stock set forth on the front cover of this prospectus at the midpoint of the price range set forth thereon, the initial Otto family ownership percentage is expected to be approximately 16.3% or, if the underwriters’ option to purchase additional shares of our common stock to cover over-allotments is exercised in full, 14.8%. The members of the Otto family who are parties to the stockholders agreement will not have the right to transfer or assign their rights under the stockholders agreement, other than transfers to their lineal descendants or entities they own or control, without the consent of a majority of the directors not affiliated with the Otto family.

Ownership Limit Waivers

Our charter prohibits any person or entity from actually or constructively owning shares in excess of 6.50% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 6.50% in value of the aggregate of the outstanding shares of all classes and series of our stock. In connection with the formation transactions and the concurrent private placements, we will grant waivers from the ownership limit contained in our charter to the lineal descendants of Professor Dr. h.c. Werner Otto, their spouses and controlled entities to own up to 22.0% shares of our outstanding common stock in the aggregate (which can be automatically increased to an amount greater than 22.0% to the extent that their aggregate ownership exceeds such percentage solely as a result of a repurchase by the company of its common stock). We do not expect that the issuance of these waivers will adversely affect our ability to qualify as a REIT.

Hamburg Trust Group

In the past, our predecessor has engaged a subsidiary of Hamburg Trust Grundvermögen und Anlage GmbH, or HTG, a licensed broker in Germany, to supervise selling efforts for our private equity real estate funds (or investments in feeder vehicles for these funds) to non-institutional investors in Germany, including an ongoing engagement to distribute securitized notes of a feeder vehicle for Fund VIII. Pursuant to this engagement, our predecessor has agreed to pay HTG for the costs it incurs to sell investments in this feeder vehicle, which primarily consist of commissions paid to third party agents, and other incremental costs incurred by HTG as a result of the engagement, plus, in each case, a mark-up of 10%. HTG is 94% owned by Albert Behler, our Chairman, Chief Executive Officer and President, and has assisted our predecessor in raising $28.2 million in capital from the time Mr. Behler acquired his interest in HTG through September 30, 2014. As a result of the formation transactions, we will succeed to this arrangement of our predecessor. For the year-ended December 31, 2013, our predecessor paid approximately $323,000 to HTG and its subsidiaries, and for the nine-months ended September 30, 2014, our predecessor paid approximately $221,000 to HTG and its subsidiaries. We expect to make additional payments pursuant to this engagement in connection with the sales of investments in the feeder vehicle for Fund VIII. Any future engagement of HTG by us will be subject to the approval of a majority of disinterested directors or a committee comprised of disinterested directors.

Review and Approval of Future Transactions with Related Persons

Our board of directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than members of the Otto family, Wilhelm von Finck and entities controlled directly or indirectly by such individuals, of more than 5% of a class of the company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our board of directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the board of directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct substantially all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to enhance stockholder value by increasing cash flow from operations, increase the value of our properties and maximize long-term stockholder value through stable dividends and share appreciation. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership and operation, directly or indirectly, by our operating partnership of the properties that we will own following the formation transactions. We intend to focus primarily on New York City, Washington, D.C. and San Francisco. Future investment or redevelopment activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or redevelopment activities in a manner that is consistent with our qualification as a REIT. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures, private equity real estate funds or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, common units, preferred stock or options to purchase stock. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Debt

While our portfolio consists of, and our business objectives emphasize, equity investments in office properties, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests in a manner that is consistent with our qualification as a REIT. Except through our general partner interests in Fund VIII and PGRESS, we do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. If we choose to invest in mortgages, we would expect to invest in senior or subordinated mortgages secured by office properties or senior or subordinated mezzanine loans secured by the equity in owners of office properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment. We intend to make any such debt investments in a manner that is consistent with our qualification as a REIT.

Securities of, or Interests in, Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives and our qualification as a REIT. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments with respect to the office properties owned by such entities, in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an “investment company” under the 1940 Act.

Investments in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stocks or common stock.

Dispositions

We may dispose of some of our properties if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interests of us and our stockholders.

Financings and Leverage Policy

Upon completion of this offering and the concurrent private placements, we may use significant amounts of cash to repay indebtedness, including mortgage indebtedness on certain of the properties in our portfolio. Other uses of proceeds from this offering and the concurrent private placements are described in greater detail under “Use of Proceeds” elsewhere in this prospectus. In the future, however, we anticipate using a number of different sources to finance our acquisitions, redevelopments and operations, including, but not limited to, cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us or if we believe joint ventures or other partnering structures are more favorable to us compared with owning the properties outright. We may use the proceeds from our borrowings to acquire assets, to refinance existing debt or for general corporate purposes. We will seek to develop an investment-grade credit profile over time by reducing both our overall leverage and our use of secured debt.

Although we are not required to maintain any particular leverage ratio except as noted below, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds to make investments, to refinance existing debt, to make tenant or other capital improvements or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates. Our charter and bylaws do not limit the amount of debt that we may incur and our board of directors has not adopted a policy limiting the total amount of debt that we may incur.

As a result of German regulatory considerations, we have entered into agreements with certain continuing investors whereby for three years following completion of the formation transactions we have agreed that we will limit our indebtedness. Under the agreements we have agreed that we will not, and we will not permit any of our consolidated subsidiaries in which we directly or indirectly own 50% or more of the common equity interests, or consolidated subsidiaries to, incur indebtedness if, immediately after giving effect to the incurrence of such indebtedness and the application of the proceeds from such indebtedness on a pro forma basis, the aggregate principal amount of all such indebtedness is greater than 70% of the sum of the following: (i) the consolidated subsidiaries’ and our undepreciated real estate assets (valued at the greater of cost or then fair value excluding impairments) and all other assets, determined in accordance with GAAP, as of the last day of the then most recently ended fiscal quarter for which financial statements are available; and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce indebtedness), by us or any consolidated subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional indebtedness. This limitation on our ability to incur indebtedness will not apply if, at the time of such incurrence, our total equity on a consolidated basis equals or exceeds 30% of our undepreciated real estate assets (valued at the greater of cost or then fair value excluding impairments) determined in accordance with GAAP as of the last day of the then most recently ended fiscal quarter for which financial statements are available. We do not believe these agreements will have a material impact on our operations, as we intend to limit our indebtedness to levels well below those permitted by these agreements.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, cash flows and market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities, and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. Any loan we make will be consistent with our qualification as a REIT.

Equity Capital Policies

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of our operating partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we will generally contribute the proceeds from all equity capital raised by us to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Existing stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. We may in the future issue shares of our common stock or units in our operating partnership in connection with acquisitions of property, including in connection with our option to purchase 60 Wall Street. See “Business and Properties—Real Estate Funds, Property Management and Other Assets—60 Wall Street-Option Agreement.”

We may, under certain circumstances and subject to there being funds legally available, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and in a manner consistent with our qualification as a REIT.

Conflict of Interest Policies

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law and the partnership agreement in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the general partner of our operating partnership, may come into conflict with the duties of our directors and officers to our company and our stockholders. In particular, the consummation of certain business combinations, the sale of any properties or a reduction of indebtedness could have adverse tax consequences to holders of common units, which would make those transactions less desirable to them. We, as the general partner of a number of private equity real estate funds that we have sponsored, have fiduciary duties and obligations to those partnerships and their other partners under Delaware law and their respective partnership agreements in connection with the management of those partnerships. Our fiduciary duties and obligations, as the general partner of those private equity real estate funds, may come into conflict with the duties of our directors and officers to our company and our stockholders. In particular, we may identify certain properties for acquisition that may meet both our investment objectives and the investment objectives of a private equity real estate fund. In connection with the formation of Fund VII we agreed that we would make all investments that meet its stated investment objectives through Fund VII (provided that Fund VII is able to participate in the investment and subject to our ability to co-invest), until the fund is substantially committed or July 18, 2017, unless we, as the general partner of Fund VII, choose to extend its investment period until July 18, 2018. We expect that, subject to certain prior rights granted to other of our private equity real estate funds, we would make all investments that meet Fund VIII’s stated investment objectives through Fund VIII (provided that Fund VIII is able to participate in the investment and subject to our right to co-invest), until the fund is substantially committed or the end of the fund’s investment period, which is expected to be four and one half years after the initial closing of the fund, unless we, as the general partner of Fund VIII, choose to extend its investment period an additional year.

Conflicts of interest also may exist or could arise in the future in connection with transactions between us and a director or officer or between us and any other corporation or other entity in which any of our directors or officers is a director or has a material financial interest. Pursuant to the MGCL, a contract or other transaction between us and a director or officer or between us and any other corporation or other entity in which any of our directors or officers is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

We intend to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, be approved by the affirmative vote of a majority of our disinterested directors even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders. In addition, our charter and bylaws do not restrict any of our directors, director nominees, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct.

Policies With Respect To Other Activities

We will have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Paramount Group Operating Partnership LP,” we expect, but are not obligated, to issue common stock to holders of common units upon exercise of their redemption rights. Except in connection with the initial capitalization of our company and our operating partnership, the formation transactions, the concurrent private placements or employment agreements, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. Our charter authorizes our board of directors, without stockholder approval, to (i) amend our charter to increase or decrease the aggregate number of authorized shares of stock of the company or the number of shares of any class or series of stock that the company has authority to issue; (ii) authorize us to issue additional shares of stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, the board of directors deems appropriate; and (iii) to classify and reclassify unissued shares of stock by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership or the private equity real estate funds that we have sponsored. At all times, we intend to make investments in a manner consistent with our qualification as a REIT, unless, because of circumstances or changes in the Code, or the Treasury Regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering and the concurrent private placements, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Company

We were incorporated in Maryland as a corporation on April 14, 2014 to continue the business of our predecessor. Prior to or concurrently with the completion of this offering, we will engage in a series of transactions through which substantially all of the assets of our predecessor will be contributed to our operating partnership, Paramount Group Operating Partnership LP, a Delaware limited partnership, and we will acquire common units in, and will become the sole general partner of, our operating partnership. Additionally, we will contribute the net proceeds from this offering to our operating partnership in exchange for common units.

Our Operating Partnership

Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries, and we will be the sole general partner of our operating partnership. Upon completion of the formation transactions, this offering and the concurrent private placements, 239,057,140 common units and 4,942,856 LTIP units in our operating partnership will be outstanding, and we will own approximately 78.8% of the total outstanding units. In connection with the formation transactions, our operating partnership will be formed and the other entities that directly or indirectly own our properties prior to the formation transactions will contribute them, directly or indirectly, to our operating partnership. In connection with the formation transactions, we will also enter into the partnership agreement with those of our continuing investors that will own common units after the formation transactions.

Our interest in our operating partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. We will generally have the exclusive power under the partnership agreement to manage and conduct the business and affairs of our operating partnership as sole general partner, subject to certain approval and voting rights of the limited partners, which are described more fully in the section “Description of the Partnership Agreement of Paramount Group Operating Partnership LP.”

Beginning on or after the date which is 14 months after the completion of this offering, each limited partner of our operating partnership, other than our company or our subsidiaries, will have the right to require our operating partnership to redeem part or all of its common units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, or, at our election, shares of our common stock on a one-for-one basis. With each redemption of common units by the limited partners of our operating partnership, our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses will increase. See “Description of the Partnership Agreement of Paramount Group Operating Partnership LP.”

Our Predecessor

Our predecessor is a combination of entities controlled by members of the Otto family, including Paramount Group, Inc., a Delaware corporation, or our management company. Our predecessor holds various assets, including interests in the following 12 properties which will be contributed to us in connection with the formation transactions: (i) one wholly owned property (Waterview), (ii) two partially owned properties (1325 Avenue of the Americas and 712 Fifth Avenue), and (iii) nine properties wholly or partially owned by private equity real estate funds controlled by our management company, including one property (900 Third Avenue) that is also partially owned directly by our predecessor. Our predecessor, through our management company, controls nine primary private equity real estate funds, including the funds that will contribute their interests in properties described above to us, as well as their associated parallel funds. Our predecessor also includes the management business of our management company, which sponsored these funds and manages their real estate interests.

Formation Transactions

Upon the consummation of the formation transactions and this offering, substantially all of the assets of our predecessor and all of the assets of four of the primary private equity real estate funds (and their associated parallel funds) controlled by our management company, other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, will be contributed to us in exchange for a combination of shares of our common stock, common units and cash. Additionally, as part of our formation transactions, we will also acquire the interests of certain unaffiliated third parties in 1633 Broadway, 31 West 52nd Street and 1301 Avenue of the Americas in exchange for a combination of shares of our common stock, common units and cash. These formation transactions are designed to:

•	combine the ownership of our portfolio, which is currently owned by our predecessor and private equity real estate funds controlled by our predecessor, together with our management company, under our company and our operating partnership;

•	facilitate this offering;

•	enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014;

•	defer the recognition of taxable gain by certain continuing investors; and

•	enable continuing investors to obtain liquidity for their investments.

Pursuant to the formation transactions, the following have occurred or will occur substantially concurrently with the completion of this offering (all share amounts are based on the midpoint of the price range set forth on the cover page of this prospectus):

•	Paramount Group, Inc. was formed as a Maryland corporation on April 14, 2014.

•	Paramount Group Operating Partnership LP, our operating partnership, will be formed and we will be the sole general partner of our operating partnership.

•	We have received, or will have received at the time of the formations transactions, all necessary consents to enter into the formations transactions and conduct this offering from the investors in our private equity real estate funds.

•	We will sell 131,000,000 shares of our common stock in this offering and an additional 19,650,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock to cover over-allotments. We will contribute the net proceeds from this offering to our operating partnership in exchange for common units.

•	We will acquire the ownership of our initial portfolio of properties by acquiring the entities that directly or indirectly own such properties or by acquiring interests in such entities through a series of merger and other combination transactions, contributions and purchases pursuant to agreements with (i) the entities which comprise our predecessor or their owners, (ii) private equity real estate funds controlled by our management company and (iii) third parties that hold directly or indirectly interests in properties in our initial portfolio.

•	We will also acquire substantially all of the other assets of our predecessor, including our management company’s investment and property management business and real estate fund investments, and all of the general partner interests in our predecessor’s private equity real estate funds that will continue holding assets following the formation transactions, which are currently held by our management company and members of our management, though these transactions.

•

The third parties that we are acquiring assets from in the formation transactions will receive as consideration for such contributions an aggregate 11,279,095 shares of our common stock, 282,851 common units and $195.6 million in cash. Our predecessor and its owners, members of our management and the private equity real estate funds controlled by our management company that are contributing assets to us in the formation transactions will receive as consideration for such mergers and contributions an aggregate of 46,047,931 shares of our common stock, 46,527,266 common units and $28.0 million in cash. See “Certain Relationships and Related Transactions—Formation Transactions” for the consideration to be received by our executive officers and directors and the members of the Otto family. The actual value of the consideration to be paid by us in the formation transactions, in the form of common stock and common units, ultimately will be determined at pricing based on the initial public offering price of our common stock.

•	Each of the entities comprising our predecessor and the private equity real estate funds controlled by our management company from whom we are acquiring assets in the formation transactions will make representations, warranties and covenants to us regarding the entities and assets we are acquiring in the formation transactions. In order to provide us with indemnification in connection with breaches of these representations, warranties or covenants, the owners of our management company have agreed to place $19.0 million of our common stock, based on the initial public offering price, that they are otherwise entitled to receive into an escrow from which we will be entitled to indemnification for breaches of representations, warranties and covenants made by any of these entities. In addition, in connection with each of these acquisitions, 1.5% of the common stock or common units that we are issuing in the acquisition will be placed into an escrow from which we will be entitled to indemnification for breaches of such representations, warranties or covenants made by the applicable entity in the acquisition. These indemnification escrows will remain in place for one year following the completion of the offering after which, if no indemnification claims have been made, the escrowed amounts will be released, except that each person or entity will be permitted to have such shares of our common stock or common units released from escrow by posting satisfactory alternative collateral. The third parties from whom we are acquiring assets in the formation transactions will also make representations, warranties and covenants to us and provide us with indemnification or remain subject to state law claims for breaches of such representations, warranties or covenants pursuant to the individually negotiated terms of the agreements with each of these parties.

•	Each person or entity receiving shares of our common stock or common units will enter into an agreement to indemnify us for the applicable share of any New York real property transfer tax that is triggered if such person or entity transfers more than 50% of the shares of our common stock or common units received in the formation transactions within two years after this offering. Generally, this indemnification obligation will be secured by 50% of each person’s or entity’s shares of our common stock or common units received in the formation transactions, except that each person or entity will be permitted to have such shares of our common stock or common units released from this indemnification obligation by posting satisfactory alternative collateral. If all of these shares of our common stock or common units were transferred within two years after this offering, the New York real property transfer tax that would be triggered would equal approximately $91.4 million, all of which would be borne by such common stock or common unit recipients, except for $1.6 million which we could be required to bear pursuant to an agreement with one entity.

•	We generally have not granted any tax protection related to the sales of our assets. We have agreed to generally indemnify each of Maren Otto, Katharina Otto-Bernstein, Alexander Otto and an entity owned by Alexander Otto for specified incremental net tax liability actually incurred by such individual or entity as a result of our realization and distribution of taxable gains attributable to U.S. real property during the period commencing on the completion of the formation transactions and through December 31, 2014, unless such gain was triggered by a third party’s actions. We do not expect to enter into any transactions during such period in which we would trigger these indemnification obligations.

•	The current management team of our management company will become our senior management team, and the current investment and property management professionals employed by our management company will become our employees.

•	We have executed an option agreement with two of the private equity real estate funds controlled by our management company granting us the right to acquire their interests in a joint venture owning 60 Wall Street. See “Business and Properties—Real Estate Funds, Property Management and Other Assets—60 Wall Street-Option Agreement.”

•	We have granted certain WvF entities a put right, pursuant to which the joint venture that owns 712 Fifth Avenue will be required to purchase the entire direct or indirect interests held by such WvF entities or their affiliates in 718 Fifth Avenue. See “Business and Properties—Real Estate Funds, Property Management and Other Assets—718 Fifth Avenue-Put Right.”

•	In connection with the foregoing transactions, we have adopted an equity-based incentive award plan and other incentive plans for our directors, officers, employees and consultants. We expect to grant 885,713 LTIP units, 5,714 shares of restricted stock and options to acquire 1,500,000 shares of our common stock in connection with this offering pursuant to the 2014 Equity Incentive Plan and, after taking into account such equity awards, equity awards representing 15,501,430 share equivalents will be available for future issuance under awards granted pursuant to the 2014 Equity Incentive Plan (with full value awards counting as one share equivalent and options counting as one-half of a share equivalent). See “Executive and Director Compensation—Executive Compensation—Equity Incentive Plan.” In addition, upon completion of this offering, we expect to make one-time founders’ grants in the aggregate of 4,057,143 LTIP units to our executive officers and other employees.

•	We have entered into a stockholders agreement with Maren Otto, Katharina Otto-Bernstein and Alexander Otto providing these members of the Otto family with specified director nomination rights.

•	We have entered into registration rights agreements pursuant to which the members of the Otto family and certain affiliated entities receiving shares of our common stock in the formation transactions and concurrent private placements will have the right to cause us to register with the SEC the resale of the shares of our common stock that they own from time to time and facilitate the offering and sale of such shares and we have agreed to register the resale or primary issuance of the shares of our common stock that continuing investors may receive in exchange for the common units that they receive in the formation transactions. See “Shares Eligible For Future Sale—Registration Rights” and “Certain Relationships and Related Transactions—Registration Rights.”

•	In connection with the foregoing transactions, we expect to enter into employment agreements with certain of our executive officers that will become effective as of the completion of this offering, which will provide for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances, and an executive severance plan for the benefit of certain of our executive officers. See “Executive and Director Compensation—Executive Compensation—Employment Agreements and —Executive Severance Plan.”

Concurrent Private Placements

Concurrently with the completion of this offering, certain members of the Otto family and their affiliates will acquire $51.0 million of our common stock in a private placement at a price per share equal to the public offering price. Additionally, concurrently with the completion of this offering, a WvF entity has agreed to purchase up to $17.5 million of our common stock in a private placement at a price per share equal to the public offering price. The exact number of shares to be purchased in this latter private placement will equal the lesser of (i) $17.5 million divided by the per share public offering price or (ii)(A) 5.01% of the sum of the total number of shares of our common stock outstanding upon the closing of this offering, plus any shares of our common stock that remain issuable upon the exercise of the underwriters’ option to purchase additional shares to cover over-allotments in connection with this offering and shares of our common stock issuable upon the exercise of options to purchase shares of common stock that we expect to grant to our executive officers and employees under the 2014 Equity Incentive Plan upon the completion of this offering, and after giving effect to the closing of the formation transactions and other issuances of our common stock that will occur concurrently with the closing of this offering, less (B) the number of shares to be acquired by WvF entities in the formation transactions. Refer to

“Structure and Formation—Pricing Sensitivity” for the amount of shares that WvF entities will receive in the private placement and formation transactions at the low end, mid-point and high end of the price range set forth on the front cover of this prospectus.

Pricing Sensitivity

If we do not price this offering at the midpoint of the price range set forth on the front cover of this prospectus, the aggregate number of shares of our common stock issued in this offering, the formation transactions and the concurrent private placements; the number of shares of our common stock to be issued in this offering as a percentage of our outstanding common stock upon completion of this offering represented by the shares of our common stock to be issued in this offering; the amount of our pro rata debt; and the amount of our pro rata cash and cash equivalents, would change. We have entered into agreements with certain third parties, including WvF entities, to acquire their interests in certain of our properties in exchange for a number of shares of our common stock that is to be based on a fixed dollar amount divided by the price per share to the public in this offering. As a result, if the price per share to the public in this offering is higher or lower than the midpoint of the price range set forth on the front cover of this prospectus, the number of shares that we issue to these third parties will decrease or increase, respectively. In addition, the number of shares of our common stock that WvF entities have agreed to purchase from us in a concurrent private placement will vary based on the pricing of the offering as described in more detail in “Certain Relationships and Related Transactions—Contracts with WvF Entities—Concurrent Private Placement.” Furthermore, the number of shares of our common stock that certain members of the Otto family and their affiliates will purchase from us in a concurrent private placement is based on a fixed dollar amount divided by the price per share to the public in this offering and as a result will be impacted by the pricing in this offering. See “Certain Relationships and Related Transactions—Concurrent Private Placement.”

The following table sets forth on a pro forma basis the aggregate number of shares of our common stock that would be issued in this offering, the formation transactions and the concurrent private placements; the number of shares of our common stock to be issued in this offering as a percentage of our outstanding common stock and of our outstanding common stock and common units represented by the shares of our common stock to be issued in this offering; the amount of our pro rata debt; the amount of our pro rata cash and cash equivalents; and the amount of our pro rata net debt, if the shares of our common stock were issued at the low-, mid- and high-points of the price range set forth on the front cover of this prospectus (dollar amounts in thousands, except price per share amounts):

	Price Per Share
	$16.00	$17.50	$19.00
Number of shares of our common stock to be issued in the formation transactions(1)	58,390,155	57,332,740	56,442,284
Number of shares of our common stock to be issued in the concurrent private placements	3,866,023	3,914,283	3,605,260
Number of shares of our common stock to be issued in this offering	131,000,000	131,000,000	131,000,000
Total number of shares of our common stock to be outstanding upon completion of this offering(2)	193,256,178	192,247,023	191,047,544
Number of shares of our common stock to be issued in this offering as a percentage of our outstanding common stock upon completion of this offering	67.8%	68.1%	68.6%
Total number of shares of our common stock and common units to be outstanding upon completion of this offering(1)(2)(3)	245,009,151	243,999,996	242,800,517
Number of shares of our common stock to be issued in this offering as a percentage of our outstanding common stock and common units upon completion of this offering	53.5%	53.7%	54.0%
Pro rata debt(4)	$2,654,621 (5)	$2,460,320	$2,460,320
Pro rata cash and cash equivalents	$36,781	$36,781	$224,439 (6)

Pro rata net debt	$2,617,840	$2,423,539	$2,235,881

(1)	Includes 5,714 shares of restricted stock to be granted to a non-employee director concurrently with the completion of this offering based on the price per share to the public in this offering.
(2)	Excludes (i) 19,650,000 shares of our common stock issuable upon the exercise in full of the underwriters’ option to purchase additional shares from us to cover over-allotments and (ii) 1,500,000 shares underlying options granted to our executive officers and other employees prior to or concurrently with the completion of this offering.
(3)	Includes 46,810,117 common units in our operating partnership expected to be issued in the formation transactions and 4,942,856 LTIP units in our operating partnership to be granted to our executive officers, non-employee directors and employees concurrently with the completion of this offering.
(4)	Includes $47.3 million for our pro rata share of the indebtedness of 60 Wall Street, which is held through Fund II and Fund III.
(5)	Includes $194.3 million that we expect will be drawn under our senior unsecured revolving credit facility.
(6)	Includes additional $187.7 million in proceeds from this offering.

Although the number of shares of our common stock and common units that will be received by the members of the Otto family and our executive officers in connection with the formation transactions will not change based on the public offering price in this offering; the aggregate number of shares of our common stock that will be received by Maren Otto, Katharina Otto-Bernstein and Alexander Otto in both the formation transactions and the concurrent private placement will be 33,287,016, 33,115,587 and 32,971,225 at the low-point, mid- and high-points of the price range set forth on the front cover of this prospectus, respectively. The aggregate number of shares of our common stock that will be received by WvF entities in the formation transactions and the concurrent private placement will be 10,762,762, 10,425,658 and 9,792,116 at the low-, mid- and high-points of the price range set forth on the front cover of this prospectus, respectively.

Our Structure

The following diagram depicts our expected ownership structure upon completion of the formation transactions, this offering and the concurrent private placements, based on the midpoint of the price range set forth on the cover of this prospectus. Our operating partnership will own the various properties in our portfolio directly or indirectly, and in some cases through special purpose entities that were created in connection with various financings.

(1)	Excluding 5,714 LTIP units to be granted to Katharina Otto-Bernstein concurrently with the completion of this offering in connection with her service as a director.
(2)	Including the amount of shares of our common stock that the directors and director nominees have expressed an intent to purchase in this offering as part of the reserved shares and excluding the share ownership of Katharina Otto-Bernstein, which is included in the Otto family. See “Underwriting—Reserved Shares.” The directors and director nominees are under no obligation to purchase the shares in this offering.
(3)	Excluding the Otto family and members of our management and directors.
(4)	Certain assets are held in joint ventures with third party investors.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms of the capital stock of our company. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.” References in this section to “we,” “our,” “us” and “our company” refer to Paramount Group, Inc.

General

Our charter provides that we may issue 900,000,000 shares of our common stock, $0.01 par value per share, referred to as common stock, and 100,000,000 shares of preferred stock, $0.01 par value per share, referred to as preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. Upon completion of the formation transactions, this offering, the concurrent private placements and the other transactions described in this prospectus, 192,247,023 shares of our common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and nonassessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our charter restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. In contested elections, directors are elected by a plurality of all of the votes cast in the election of directors and in uncontested elections, a director is elected if he or she receives more votes for his or her election than votes against.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters, except that the provisions of our charter relating to the removal of directors, the restrictions on ownership and transfer of shares of our stock and the vote required to amend these provisions may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of our common or preferred stock into one or more classes or series of stock. Prior to the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes our board of directors to, without stockholder approval, amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of our common or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to issue such classified or reclassified shares of stock. These charter provisions will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or market system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and Our Charter and Bylaws—Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account certain options to acquire shares of stock) may be owned, directly or indirectly or through application of certain attribution rules by five or fewer “individuals” (as defined in the Code to include certain entities, such as private foundations) at any time during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are, among other things, intended to assist us in complying with these requirements and to continue to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually own or be deemed to own by virtue of the applicable constructive ownership provisions, more than 6.50% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 6.50% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for U.S. federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of our stock discussed below, and, if appropriate in the context, any person or entity that would have been the record owner of such shares, is referred to as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and, for instance, may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned constructively by one individual or entity. As a result, the acquisition of less than 6.50% in value of our outstanding stock or less than 6.50% in the value or number of our outstanding common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 6.50% of our outstanding common stock and thereby violate the applicable ownership limit.

Our charter provides that our board of directors may, prospectively or retroactively, waive the ownership limit with respect to a particular stockholder and establish or increase a different limit on ownership for such stockholder. As a condition to granting such waiver, our board of directors may require, among other things, the stockholder receiving such waiver to make certain representations, warranties and covenants related to our ability to qualify as a REIT. In addition, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT. Our board of directors may impose such other conditions or restrictions as it deems appropriate in connection with such a waiver. In connection with the formation transactions and the concurrent private placements, our board of directors will grant waivers to the lineal descendants of Professor Dr. h.c. Werner Otto, their spouses and controlled entities to own up to 22.0% of our outstanding common stock in the aggregate (which can be automatically increased to an amount greater than 22.0% to the extent that their aggregate ownership exceeds such percentage solely as a result of a repurchase by the company of its common stock). We do not expect that the issuance of these waivers will adversely affect our ability to qualify as a REIT.

Our charter further prohibits:

•	any person from owning shares of our stock to the extent such ownership would result in our failing to qualify as a REIT;

•	any person from transferring shares of our stock, commencing on the date on which shares of our stock are beneficially owned by 100 or more persons within the meaning of Section 856(a)(5) of the Code, if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

•	any person from owing shares of our stock to the extent such ownership would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year); and

•	any person from owning shares of our stock to the extent such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (provided that we have waived this limitation with respect to the Otto family and other persons who are deemed to own shares held by the Otto family for purposes of determining whether any of our income would fail to qualify as “rents for real property”).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limitation provisions or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

The ownership limitation provisions and other restrictions on ownership and transfer of our stock described above will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with any such restriction or limitation is no longer required for REIT qualification.

Pursuant to our charter, if any purported transfer of our stock or any other event otherwise would result in any person violating the ownership limits or other restrictions described above, then that number of shares in excess of the ownership limit or causing a violation of one of the other restrictions (other than the 100 person limit addressed below) (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee, for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our failing to qualify as a REIT, then our charter provides that the transfer of shares resulting in such violation will be void. If, however, any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be automatically void and of no force or effect and the intended transferee will acquire no rights in the shares.

The trustee must sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or any of the other restrictions on ownership and transfer of our stock; provided that the right of the trustee to sell the shares will be subject to the rights of any person or entity to purchase such shares from the trust that we establish by an agreement entered into prior to the date the shares are transferred to the trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate, and the trustee must distribute to the prohibited owner an amount equal to the lesser of: (a) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the fair market value of such shares on the day of the transfer or other event that resulted in the transfer of such shares to the trust), as determined under our charter, and (b) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner before our discovery that the shares had been transferred to the trust and that is owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trust, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares and may also exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of our stock, upon request following the end of each of our taxable years, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitation provisions. In addition, any person or entity that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, provide in writing to us such information as we may request in good faith in order to determine our qualification as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Listing

Our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “PGRE.”

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF PARAMOUNT GROUP

OPERATING PARTNERSHIP LP

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Paramount Group Operating Partnership LP, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” References in this section to “we,” “our,” “us” and “our company” refer to Paramount Group, Inc.

Management

We are the sole general partner of our operating partnership, which is organized as a Delaware limited partnership. We expect to conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, make distributions to partners, and to cause changes in our operating partnership’s business activities. The partnership agreement will require that our operating partnership be operated in a manner that permits us to qualify as a REIT.

Transferability of General Partner Interests; Extraordinary Transactions

We may voluntarily withdraw from our operating partnership or transfer or assign our interest in our operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets without obtaining the consent of limited partners if either:

•	we are the surviving entity in the transaction and our stockholders do not receive cash, securities or other property in the transaction;

•	as a result of such a transaction, all limited partners (other than our company), will receive for each common unit an amount of cash, securities and other property equal in value to the greatest amount of cash, securities and other property paid in the transaction to a holder of shares of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of common units (other than those held by our company or its subsidiaries) shall be given the option to exchange its common units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	if immediately after such a transaction (i) substantially all of the assets of the successor or surviving entity, other than common units held by us, are owned, directly or indirectly, by our operating partnership or another limited partnership or limited liability company, which we refer to as the surviving partnership; (ii) the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership (who have, in either case, the rights of a common equity holder); and (iii) such rights of the limited partners include the right to exchange their common units in the surviving partnership for at least one of: (A) the consideration paid in the transaction to a holder of shares of our common stock or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the shares of our common stock as of the time of the transaction.

We also may transfer all or any portion of our general partner interest to a wholly owned subsidiary and following such transfer may withdraw as the general partner.

Limited partners generally have no voting or consent rights, except as set forth above and for certain amendments to the partnership agreement. Amendments to reflect the issuance of additional partnership interests or to set forth or modify the designations, rights, powers, duties and preferences of holders of any additional partnership interests in the partnership may be made by the general partner without the consent of the limited partners. In addition, amendments that would not adversely affect the rights of the limited partners in any material respect and certain other specified types of amendments may be made by the general partner without the consent of the limited partners. Otherwise, amendments to the partnership agreement that would adversely affect the rights of the limited partners in any material respect must be approved by limited partners holding a majority of the common units (including the common units held by our company and our affiliates) and, if such amendments would modify certain provisions of the partnership agreement relating to distributions, allocations, and redemptions, among others, the consent of a majority in interest of the common units held by limited partners (other than our company and our affiliates) is required if such an amendment would disproportionately affect such limited partners. In addition, any amendment to the partnership agreement that would convert a limited partner interest into a general partner interest (except for our acquiring such interest) or modify the limited liability of a limited partner would require the consent of each limited partner adversely affected or otherwise will be effective against only those limited partners who provide consent.

Capital Contributions

We will contribute, directly, to our operating partnership substantially all of the net proceeds from this offering and the concurrent private placements and substantially all assets directly acquired by us in connection with the formation transactions as our initial capital contribution in exchange for common units. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, if we issue any additional equity securities, we are obligated to contribute the proceeds from such issuance as additional capital to our operating partnership and we will receive additional common units with economic interests substantially similar to those of the securities we issued. In addition, if we contribute additional capital to our operating partnership, we generally will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests we own.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than our company or our subsidiaries, will receive redemption rights, which will enable them to cause our operating partnership to redeem the common units held by such limited partners in exchange for cash or, at our option, shares of our common stock on a one-for-one basis. The cash redemption amount per common unit would be based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. We expect to fund cash redemptions, if any, out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner could cause:

•	the redeeming partner or any other person to violate any of the restrictions on ownership and transfer of our stock contained in our charter;

•	a termination of our operating partnership for U.S. federal or state income tax purposes (except as a result of the redemption of all units other than those owned by us);

•	our operating partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption of all units other than those owned by us);

•	our operating partnership to become, with respect to any employee benefit plan subject to Title I of Employee Retirement Income Security Act of 1974, or ERISA, a “party-in-interest”(as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code);

•	any portion of the assets of our operating partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

•	our operating partnership to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code, that is taxable as a corporation for U.S. federal income tax purposes;

•	our operating partnership to be regulated under the 1940 Act, the Investment Advisers Act of 1940, as amended, or ERISA; or

•	an adverse effect on our ability to continue to qualify as a REIT or, except with our consent, cause any taxes to become payable by us under Section 857 or Section 4981 of the Code.

We may, in our sole and absolute discretion, waive any of these restrictions.

Reimbursement of Expenses

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our formation and continuity of existence and operation;

•	all expenses relating to offerings, registrations and repurchases of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

•	all expenses for compensation of our directors, director nominees, officers and employees; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage our company in a manner consistent with the best interests of our stockholders. At the same time, we, as the general partner of our operating partnership, will have fiduciary duties under applicable Delaware law to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. The limited partners of our operating partnership expressly will acknowledge that, as the general partner of our operating partnership, we are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. When deciding whether to cause our operating partnership to take or decline to take any actions, we, as the general partner, will be under no obligation to give priority to the separate interest of (i) the limited partners in our operating partnership (including, without limitation, tax considerations of our limited partners except as provided in a separate written agreement) or (ii) our stockholders.

Distributions

The partnership agreement will provide that, subject to the terms of any preferred partnership interests, our operating partnership will make non-liquidating distributions at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership. We will be subject to prohibitions if we are in default under the senior unsecured revolving credit facility which we intend to enter into in connection with this offering as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Overview.”

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans and subject to the terms of any preferred partnership interests, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each taxable year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership, subject to certain allocations to be made with respect to LTIP units as described below or the terms of any preferred partnership interests. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to any contributed property acquired in connection with this offering or thereafter for which fair market value differs from the adjusted tax basis at the time of contribution, or with respect to properties that are revalued and carried for purposes of maintaining capital accounts at a value different from adjusted tax basis at the time of revaluation, and such election shall be binding on all partners.

LTIP Units

We may cause our operating partnership to issue LTIP units, which are intended to qualify as “profits interests” in our operating partnership for U.S. federal income tax purposes, to persons providing services to our operating partnership. LTIP units may be issued subject to vesting requirements, which, if they are not met, may result in the automatic forfeiture of any LTIP units issued. Generally, LTIP units will be entitled to the same non-liquidating distributions and allocations of profits and losses as the common units on a per unit basis.

As with common units, liquidating distributions with respect to LTIP units are made in accordance with the positive capital account balances of the holders of these LTIP units to the extent associated with these LTIP units. However, unlike common units, upon issuance, LTIP units generally will have a capital account equal to zero. Upon the sale of all or substantially all of the assets of our operating partnership or a book-up event for tax purposes in which the book values of our operating partnership’s assets are adjusted, holders of LTIP units will be entitled to priority allocations of any book gain that may be allocated by our operating partnership to increase the value of their capital accounts associated with their LTIP units until these capital accounts are equal, on a per unit basis, to the capital accounts associated with the common units. The amount of these priority allocations will determine the liquidation value of the LTIP units. In addition, once the capital account associated with a vested LTIP unit has increased to an amount equal, on a per unit basis, to the capital accounts associated with the common units, that LTIP unit generally may be converted into a common unit. The book gain that may be allocated to increase the capital accounts associated with LTIP units is comprised in part of unrealized gain, if any, inherent in the property of our operating partnership on an aggregate basis at the time of a book-up event. Book-up events are events that, for U.S. federal income tax purposes, require a partnership to revalue its property and allocate any unrealized gain or loss since the last book-up event to its partners. Book-up events generally include, among other things, the issuance or redemption by a partnership of more than a de minimis partnership interest.

LTIP units are not entitled to the redemption right described above, but any common units into which LTIP units are converted are entitled to this redemption right. LTIP units, generally, vote with the common units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP units.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the sale or other disposition of all or substantially all of the assets of our operating partnership;

•	an election by us in our capacity as the general partner; or

•	entry of a decree of judicial dissolution.

Tax Matters

Our partnership agreement will provide that we, as the sole general partner of our operating partnership, will be the tax matters partner of our operating partnership and will have authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and provisions of our charter and bylaws that will be in effect prior to the completion of this offering. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law, for a more complete understanding of these provisions. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.” References in this section to “we,” “our,” “us” and “our company” refer to Paramount Group, Inc.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL, which is one and, unless our bylaws are amended, more than nine.

Pursuant to an election made by the board of directors under Subtitle 8 of Title 3 of the MGCL, our charter and bylaws provide that any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Annual Elections; Majority Voting

Each of our directors will be elected by our stockholders to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in a contested election, directors are elected by a plurality of all of the votes cast in the election of directors, and in an uncontested election, a director is elected if he or she receives more votes for his or her election than votes against his or her election. Under our corporate governance guidelines, any director who fails to be elected by a majority vote in an uncontested election is required to tender his or her resignation to our board of directors, subject to acceptance. Our nominating and corporate governance committee will make a recommendation to our board of directors on whether to accept or reject the resignation, or whether other action should be taken. Our board of directors will then act on our nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our board’s decision.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter to mean conviction of a director of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter and for cause and (2) filling the vacancies created by such removal with their own nominees.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our chairman of the board, our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years following the most recent date on which the interested stockholder became an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition, a person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting any business combinations between us and any other person or entity from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), with the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of our common stock. However, we cannot assure you that our board of directors will not recommend to stockholders that the board of directors alter or repeal this resolution in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition; (b) an officer of the corporation; or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless these specific appraisal rights are eliminated under the charter or bylaws.

The control share acquisition statute does not apply to: (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended only by our board of directors with the affirmative vote of a majority of the votes cast on such an amendment by holders of outstanding shares of our common stock.

Appraisal Rights

The MGCL provides that stockholders may exercise appraisal rights unless appraisal rights are eliminated under a company’s charter. Our charter generally eliminates all appraisal rights of stockholders.

Subtitle 8

Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three directors who are not officers or employees of the corporation, and who are not affiliated with a person who is seeking to acquire control of the corporation, may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board requirement;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•	a requirement for the calling of a special meeting of stockholders only at the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast in the election of directors for the removal of any director from the board, which removal also requires cause, (b) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, (c) provide that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and (d) require, unless called by the chairman of our board of directors, chief executive officer, president or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have elected to be subject to the provision of Subtitle 8 requiring that any vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors for the remainder of the full term of the class of directors in which the vacancy occurred, and until a successor is duly elected and qualifies. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in our charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the removal of directors, the restrictions on ownership and transfer of shares of our stock and the vote required to amend these provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. Our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws, except the following bylaw provisions, each of which may be amended only by our board of directors with the affirmative vote of a majority of the votes cast on such amendment by holders of outstanding shares of our common stock:

•	provisions opting out of the control share acquisition provisions of the MGCL; and

•	provisions prohibiting our board of directors without the approval of a majority of the votes cast by holders of outstanding shares of our common stock, from revoking altering or amending any resolution, or adopting any resolution inconsistent with any previously-adopted resolution of our board of directors, that exempts any business combination between us and any other person or entity from the business combination provisions of the MGCL.

Transactions Outside the Ordinary Course of Business

We generally may not merge with or into or consolidate with another company, sell all or substantially all of our assets or engage in a statutory share exchange or convert unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

No Stockholder Rights Plan

We have no shareholder rights plan. In the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by our board of directors, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Dissolution of Our Company

The voluntary dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders must be held at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president or our board of directors. Additionally, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	by or at the direction of our board of directors;

•	by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures and provided the information and certifications required by the advance notice procedures set forth in our bylaws; or

•	to the extent required by applicable law, by the persons and subject to the applicable requirements set forth therein; and

•	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made, provided that the meeting has been called for the purpose of electing directors, only:

•	by or at the direction of our board of directors; or

•	by a stockholder that has requested that a special meeting be called for the election of one or more directors in compliance with our bylaws, but only with respect to an individual identified as a proposed nominee in the request submitted with respect to such special meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain actions, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Action by Stockholders

Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders, or by written consent in lieu of a meeting only if such consent is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The provisions of the MGCL, our charter and our bylaws described above including, among others, the restrictions on ownership and transfer of our stock, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our board of directors were to opt in to the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors or if our stockholders were to vote to amend our bylaws to opt in to the business combination provisions of the MGCL or the control share acquisition provisions of the MGCL, these provisions of the MGCL could provide us with similar anti-takeover effects.

Exclusive Forum

Our bylaws contain a provision designating the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division) as the sole and exclusive forum for derivative claims brought on our behalf, claims against any of our directors, officers or other employees alleging a breach of duty owed to us or our stockholders, claims against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws, claims against us or any of our directors, officers or other employees governed by the internal affairs doctrine, and any other claims brought by or on behalf of any stockholder of record or any beneficial owner of our common stock (either on his, her or its own behalf or on behalf of any series or class of shares of our stock or any group of our stockholders) against us or any of our directors, officers or other employees, unless we consent to an alternative forum. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which our charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s ultimate entitlement to indemnification, to:

•	any present or former director who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director and at our request, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to (a) any person who served a predecessor of ours in any of the capacities described above, (b) any officer, employee or agent of our company or a predecessor of our company or (c) any officer, employee or agent who, at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

We have entered into indemnification agreements with each of our executive officers, directors and director nominees, whereby we agree to indemnify our executive officers, directors and director nominees against all expenses and liabilities and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the fullest extent permitted by Maryland law if they are made or threatened to be made a party to the proceeding by reason of their service to our company, subject to limited exceptions.

Insofar as the foregoing provisions permit indemnification of directors, director nominees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We expect to obtain an insurance policy under which our directors, director nominees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of the formation transactions, this offering and the concurrent private placements, we will have outstanding 192,247,023 shares of our common stock (211,897,023 shares if the underwriters exercise their option to purchase additional shares of our common stock to cover over-allotments in full).

Of these shares, the 131,000,000 shares sold in this offering (150,650,000 shares if the underwriters exercise in full their option to purchase additional shares of our common stock to cover over-allotments) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The 61,241,309 shares of our common stock to be issued in the formation transactions or issued in the concurrent private placements will be “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144, as described below.

In addition, upon completion of the formation transactions, this offering and the concurrent private placements, 46,810,117 shares of our common stock will be reserved for issuance upon exchange of common units, 4,942,856 shares of our common stock will be reserved for issuance to account for LTIP units, 1,500,000 shares of our common stock will be reserved for issuance upon the exercise of options to purchase 1,500,000 shares of common stock and equity awards representing 15,501,430 share equivalents will be available for issuance under the 2014 Equity Incentive Plan (with full value awards counting as one share equivalent and options counting as one-half of a share equivalent).

Prior to this offering and the concurrent private placements, there has been no public market for our common stock. Trading of our common stock on the NYSE is expected to commence immediately following the completion of this offering and the concurrent private placements. We can provide no assurance as to: (1) the likelihood that an active market for the shares of our common stock will develop; (2) the liquidity of any such market; (3) the ability of the stockholders to sell the shares; or (4) the prices that stockholders may obtain for any of the shares. We cannot make any prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of common units tendered for redemption), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering and Our Common Stock.”

For a description of certain restrictions on transfers of the shares of our common stock held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of our stock that constitute restricted securities without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of our stock pursuant to Rule 144(b)(1) are as follows: (1) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates.

Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of our stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of our stock pursuant to Rule 144(b)(2) are as follows (1) at least six months must have elapsed since the date of acquisition of the shares of stock from us or any of our affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:

•	1.0% of the shares of our common stock then outstanding as shown by the most recent report or statement published by us, which will equal approximately 1,922,470 shares immediately after this offering and the concurrent private placements (2,118,970 shares if the underwriters exercise in full their option to purchase additional shares of our common stock to cover over-allotments);

•	the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•	the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Redemption Rights; Transfer Tax Indemnification

In connection with the formation transactions, our operating partnership will issue an aggregate of common units to certain of our continuing investors. Beginning on or after the date which is 14 months after the completion of this offering, each limited partner of our operating partnership, other than us, will have the right to require our operating partnership to redeem part or all of its common units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, or, at our election, shares of our common stock on a one-for-one basis. See also “Structure and Formation of Our Company—Our Operating Partnership.” In addition, as a result of agreements entered into in connection with the formation transactions, to the extent a holder of common stock or common units transfers more than 50% of the common stock or common units that it receives in connection with the formation transactions within two years of the completion of this offering, the holder generally will be required to bear additional New York City and State real property transfer taxes attributable to such holder based on the holder’s transfer. This indemnification obligation will be secured by, and effectively capped at, 50% of each holder’s shares of our common stock or common units received in the formation transactions, except that each holder will be permitted to have such shares of our common stock or common units released from this indemnification obligation by posting satisfactory alternative collateral. If all of these shares of our common stock or common units were transferred within two years after this offering, the New York real property transfer tax that would be triggered would equal approximately $91.4 million, all of which would be borne by such common stock or common unit recipients, except for $1.6 million which we could be required to bear pursuant to an agreement with one entity.

Registration Rights

We have entered into a registration rights agreement pursuant to which the members of the Otto family and certain affiliated entities receiving shares of our common stock in the formation transactions and concurrent private placements will have the right to cause us to register with the SEC the resale of the shares of our common stock that they own from time to time and facilitate the offering and sale of such shares beginning 14 months after the closing date of this offering. An aggregate of 41,842,298 shares of our common stock to be acquired in the formation transactions and the concurrent private placements will initially be covered pursuant to this registration rights agreement. In addition, we have also entered into a registration rights agreement with the continuing investors receiving common units in the formation transactions pursuant to which they will have the right to cause us to register with the SEC the resale or primary issuance of the shares of our common stock that they may receive in exchange for such common units beginning 14 months after the closing date of this offering. The holders of all 46,810,117 common units issued in the formation transactions will be parties to this registration rights agreement.

2014 Equity Incentive Plan

We have adopted the 2014 Equity Incentive Plan pursuant to which we may grant equity incentive awards to our executive officers, directors, employees and consultants. We have initially reserved 17,142,857 share equivalents for issuance under the 2014 Equity Incentive Plan with full value awards counting as one share equivalent and options counting as one-half of a share equivalent. Prior to our completion of this offering, we will issue an aggregate of 5,714 shares of restricted common stock, 1,500,000 options to acquire shares of our common stock and 885,713 LTIP units to our executive officers, directors and other employees pursuant to the 2014 Equity Incentive Plan.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2014 Equity Incentive Plan. Shares of our common stock issued under this registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

We, our directors, director nominees and executive officers and the continuing investors that are receiving shares of common stock or common units in the formation transactions and the concurrent private placements have agreed with the underwriters that, subject to limited exceptions, for a period of 180 days after the date of this prospectus, we and these other persons may not, directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any common stock or securities convertible into or exercisable or exchangeable for common stock, including common units, (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of common stock or securities convertible into or exercisable or exchangeable for common stock, including common units, (3) exercise any rights with respect to the registration of any of the locked-up securities, or (4) file, or cause to be filed, any registration statement under the Securities Act with respect to the locked-up securities. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including common units. Subject to exceptions for certain continuing investors, it also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to the qualification and taxation of Paramount Group, Inc. as a REIT and relating to the purchase, ownership and disposition of common stock of Paramount Group, Inc.

Because this is a summary that is intended to address only certain material U.S. federal income tax consequences relating to the ownership and disposition of our common stock generally applicable to holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, a person holding their interest through a partnership or similar pass-through entity, a person subject to the alternative minimum tax provisions of the Code, a person holding our common stock as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment, a person who marks-to market our common stock, a U.S. expatriate, a U.S. stockholder (as defined below) whose functional currency is not the U.S. dollar, or are otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local, or non-U.S. tax considerations;

•	this summary assumes that stockholders hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code;

•	this summary does not address U.S. federal income tax considerations applicable to tax-exempt organizations and non-U.S. persons, except to the limited extent described below; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock on your particular tax situation, including any state, local, or non-U.S. tax consequences.

For purposes of this discussion, references to “we,” “us” or “our,” and any similar terms, refer solely to Paramount Group, Inc. and not our operating partnership.

The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and that a court could agree with the IRS.

Classification and Taxation of Paramount Group, Inc. as a REIT

We intend to elect and to qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that our form of organization and our operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable to us to qualify as a REIT beginning with our taxable year ending December 31, 2014. In connection with this offering, we will receive an opinion of our tax counsel, Goodwin Procter LLP, to the effect that (i) we have been organized in conformity with the requirements for qualification and taxation as a REIT and (ii) our prior, current, and proposed organization, ownership and method of operation as represented by management have allowed and will allow us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2014. This opinion will be based on representations made by us as to certain factual matters relating to our organization, our prior and intended or expected ownership and method of operation and certain other matters affecting our ability to qualify as a REIT. Goodwin Procter LLP will not verify those representations, and their opinion will assume that such representations and covenants are accurate and complete, that we have operated and will operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. In addition, this opinion will be based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ending December 31, 2014 or for any future period. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

So long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	If we have net income from “prohibited transactions” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which we fail the 75% gross income test for the taxable year or (2) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain cure provisions, then we will be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal income tax rate then applicable to corporations.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to qualify for taxation as a REIT because we fail to distribute by the end of the relevant year any earnings and profits we inherit from a taxable C corporation during the year (e.g., by tax-free merger or tax-free liquidation), and the failure is not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years.

•	We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by our TRSs) if arrangements among us, our tenants, and/or our TRSs are not comparable to similar arrangements among unrelated parties.

•	We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a 10-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to U.S. federal income tax, sometimes called the “sting tax,” at the highest regular corporate tax rate, which is currently 35%. Built-in gain means the excess of (i) the fair market value of the asset as of the beginning of the applicable recognition period over (ii) our adjusted basis in such asset as of the beginning of such recognition period. The formation transactions include mergers with, and the acquisition of assets from, certain family corporations, as a result of which we will acquire assets in transactions intended to be carry-over basis transactions. See “—Sting Tax on Built-in Gains of Former C Corporation Assets.”

•	We are responsible for any tax liabilities of any of the family corporations that we acquire in our formation transactions.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, (2) be deemed to have paid the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid with an adjustment made to increase the stockholders’ basis in our stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations that will elect, jointly with us, to be treated as our TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

We intend to elect REIT status and qualify to be taxed as a REIT under the Code effective with our taxable year ending December 31, 2014. In order to so qualify, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders, beginning with our taxable year ending December 31, 2014 unless otherwise noted.

The Code defines a REIT as a corporation, trust, or association:

(1)	which is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	which is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals”, as defined in the Code to include specified entities;

(7)	which makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	which uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9)	which meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3), and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, will be 2014). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we will issue as part of this offering sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter provides restrictions regarding the transfer of shares of our capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. For purposes of condition (6) above, an individual is deemed to own stock owned by certain family members, so that at any particular time our shares held by members of the Otto family could be treated as held by a single individual. In setting the generally applicable ownership limit of 6.50%, we believe we have made appropriate allowance for any additional value that might be ascribed to shares held by members of the Otto family by virtue of their director nomination rights. The appropriate treatment of such rights for purposes of condition (6) above is not clear, however, and it is possible that the IRS or a court could disagree with our analysis in a manner that prevents us from complying with those share ownership requirements. The waiver from the ownership limitations in our charter that we have granted the lineal descendants of Professor Dr. h.c. Werner Otto, their spouses and controlled entities, allows their ownership to exceed 22% of our common stock solely as a result of a repurchase of our common stock. However, we have not waived the prohibition in our charter that prohibits ownership that would violate condition (6) above, and we do not intend to make such a repurchase if we believe it could cause us to violate condition (6) above.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes, and we intend to comply with the applicable recordkeeping requirements.

In connection with our election of REIT status we will adopt a calendar taxable year, and our taxable year ending December 31, 2014 began prior to the date of this offering. Accordingly, our qualification as a REIT requires that we complied with the REIT rules during that portion of our tax year ending December 31, 2014 preceding the date of this offering as well as for subsequent periods.

Non-REIT Accumulated Earnings and Profits

As a REIT, we may not have any undistributed non-REIT earnings and profits at the end of any taxable year, including our first REIT taxable year ending December 31, 2014. Such non-REIT earnings and profits would include any accumulated earnings and profits of the family corporations acquired by us in the formation transactions through mergers and asset acquisitions that qualify as tax-free reorganizations or through acquisitions of 100% of the stock of the corporation. Accordingly, in order to qualify as a REIT beginning with our taxable year ending December 31, 2014, by the close of 2014 we must distribute any accumulated non-REIT earnings and profits inherited from those corporations.

Based on our estimates, we believe that the family corporations will have made sufficient distributions prior to the formation transactions and that we will make sufficient distributions in 2014 following the formation transactions so that we will not have any undistributed non-REIT earnings and profits at the end of 2014.

However, the determination of the amounts of any such non-REIT earnings and profits is a complex factual and legal determination, especially in the case of corporations, like the family corporations, that have been in operation for many years. Although we have retained accountants to compute the various amounts of earnings and profits, their calculations are based in large part on tax returns and other information provided by us and the family corporations which they have not independently verified. In rendering its opinion regarding our qualification as a REIT, Goodwin Procter LLP is relying on our calculations of earnings and profits.

If it is subsequently determined that we had undistributed non-REIT earnings and profits as of the end of our first taxable year as a REIT or at the end of any subsequent taxable year, we could fail to qualify as a REIT. Pursuant to Treasury Regulations, so long as our failure to distribute non-REIT earnings and profits is not due to fraud with intent to evade tax, we generally may cure such failure by paying an interest charge on 50% of the amount of undistributed non-REIT earnings and profits and by making a special distribution to the extent that the undistributed non-REIT earnings and profits exceeds the interest charge. The amount of any such interest charge could be substantial.

Taxable REIT Subsidiaries

Our TRS is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is a corporation subject to U.S. federal income tax, and state and local income tax, where applicable, as a regular C corporation.

Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants, and/or the TRS are not comparable to similar arrangements among unrelated parties. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets.

We will own interests in one or more TRSs that may perform certain services for our tenants, receive management fee income and/or hold interests in joint ventures and private equity real estate funds that might hold assets or generate income could cause us to fail the REIT income or asset tests or subject us to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes. Although we do not expect any non-U.S. TRSs (or other non-U.S. subsidiaries) to incur significant U.S. income taxes, any such non-U.S. entities may incur significant non-U.S. taxes.

Subsidiary REITs

If any REIT in which we acquire an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below. Investments in subsidiary REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets and, in the case of subsidiary REITs acquired by purchase, reliance on the seller’s compliance with the REIT requirements for periods prior to acquisition. After our formation transactions, we will hold interests in subsidiary REITs.

Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT

A REIT that is a partner in a partnership (or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs, as described below. Thus, our proportionate share of the assets and items of income of our operating partnership, including our operating partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which our operating partnership holds an interest, will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. As a result, to the extent that our operating partnership holds interests in partnerships that it does not control, our operating partnership may need to hold such interests through TRSs.

If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Our qualified REIT subsidiaries will not be subject to U.S. federal income taxation, but may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains, described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets, dividends paid by another REIT, and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain other income and gains, described below, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or securities.

Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Because the Otto family will own more than 10% of our stock, any tenant 10% or more of which is owned (actually or through certain constructive ownership rules) by the family or by certain persons who are deemed to own stock owned by the Otto family generally would be a related party tenant. Moreover, as part of our waiver of the ownership limits for the Ottos, with respect to their shares we also have waived the restriction in our charter against constructive ownership that causes any of our rental income not to qualify as rents from real property. We intend to monitor our tenant base to ensure that the amount of related party tenant income attributable to the Otto family ownership does not jeopardize our status as a REIT, but the applicable constructive ownership rules are complex and we may not be able to identify all related party tenants. If the amount of related party tenant income attributable to the Otto family ownership would otherwise jeopardize our status as a REIT, we may need to rely on the provision of our charter that prohibits ownership of our stock (including by the Ottos) that would prevent us from qualifying as a REIT in order to preserve our status as a REIT, which we have not waived.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We have not derived, and do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants, and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property, in any such case or in the aggregate in sufficient amounts to jeopardize our status as REIT. We also have not derived, and do not anticipate deriving, impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualifying rents would jeopardize our status as a REIT. Our operating partnership and its subsidiaries may receive other amounts of nonqualifying income, such as management fees, but we intend to structure our interests in those sources of nonqualifying income as needed to preserve our REIT status, such as by conducting management activities that might earn excessive amounts of management fees though a TRS.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our federal income tax return, and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Classification and Taxation of Paramount Group, Inc. as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1)	at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include shares in other qualifying REITs and stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt;

(2)	not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;

(3)	except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our TRSs: the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4)	not more than 25% of the value of our total assets may be represented by securities of one or more TRSs.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

We believe that our assets comply with the above asset tests and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. For example, we may hold significant assets through our TRSs or hold significant non-real estate assets (such as certain goodwill), and we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative values as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the 25% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests or 10% value limitation. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the thirty-day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests and paying a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction will be included in our REIT taxable income. See “—Sting Tax on Built-in Gains of Former C Corporation Assets” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax on these retained amounts at regular corporate tax rates.

We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to fund required distributions as a result, for example, of differences in timing between our cash flow, the receipt of income for GAAP purposes and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (iv) pay dividends in the form of taxable stock dividends or (v) use cash reserves, in order to comply with the REIT distribution requirements.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Sting Tax on Built-in Gains of Former C Corporation Assets

If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code or a tax-free liquidation), the REIT may be subject to an entity-level sting tax upon a taxable disposition during a 10-year period following the acquisition date. The amount of the sting tax is determined by applying the highest regular corporate tax rate, which is currently 35%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.”

As part of the formation transactions, we will acquire assets with built-in gain through mergers and asset acquisitions with certain family corporations. Each of those mergers is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, with the result that we will take a carryover tax basis in the assets acquired. As part of the formation transactions we also will acquire 100% of stock of certain other family corporations that will become our qualified REIT subsidiaries upon acquisition by us and as a result of which we will be treated as acquiring their assets in a tax-free liquidation (i.e., in a carry-over basis transaction). Any such assets acquired by us in carry-over basis transactions will be subject to sting tax upon a taxable disposition of any such assets during the applicable 10-year recognition period.

We currently do not expect to dispose of any assets acquired in the formation transactions if such a disposition would result in the imposition of a material sting tax liability. We cannot, however, assure you that we will not change our plans in this regard. We estimate the maximum amount of built-in gain potentially subject to such sting tax is approximately $745.8 million, which corresponds to a maximum potential tax of approximately $241.5 million (based on current tax rates and the valuation of the properties based on the estimated price per share of this offering or negotiated prices).

Prohibited Transactions

Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives, however, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that the safe-harbor provisions will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to U.S. federal income tax at regular corporate income tax rates. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions and Foreign Currency Gains

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (i) made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets or (ii) entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions or do not make proper tax identifications, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Investments in Loans

If the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time we committed to acquire the loan, which may be the case, for instance, if we acquire a “distressed” mortgage loan, including with a view to acquiring the collateral, a portion of the interest accrued during the year will not be qualifying income for purposes of the 75% gross income test applicable to REITs. Similarly, if the value of the mortgage loan exceeds the greater of the current value of the real property securing the loan and the value of the real property securing the loan at the time we committed to acquire the loan, such excess will not be a qualifying real estate asset. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property as of the modification date. If the IRS were to assert successfully that our mortgage loans were not properly secured by real estate or that the value of the real estate collateral (at the time of testing, commitment or retesting, as applicable) was otherwise less than the amount of the loan or the value of the loan, as applicable, we could, as mentioned, earn income that is not qualifying for the 75% income test and also be treated as holding a non-real estate investment in whole or part, which could result in our failure to qualify as a REIT.

We may originate or acquire mortgage or mezzanine loans. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.

Tax Aspects of Our Operating Partnership

In General. We will own all or substantially all of our assets through our operating partnership, and our operating partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.

Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our operating partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities which are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. For purposes of applying the REIT income and asset tests, we will include our pro rata share of the income generated by and the assets held by our operating partnership, including our operating partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities. See “—Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT.”

Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our operating partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs, and could prevent us from satisfying these tests. See “—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year.

We believe that our operating partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of Our Operating Partnership” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

There is a risk that the right of a holder of operating partnership common units to redeem the units for cash (or common stock at our option) could cause operating partnership common units to be considered readily tradable on the substantial equivalent of a secondary market. If our operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consists of “qualifying income” under Section 7704 of the Code. Qualifying income generally includes real property rents and other types of passive income. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. However, some important differences exist that may cause certain amounts that qualify as rents from real property under the REIT rules to fail to qualify as such under the publicly traded partnership rules. Certain of our rents payable by tenants that are affiliates of our continuing investors may not be treated as qualifying income of our operating partnership, and the amount of such non-qualifying rents, together with other non-qualifying income, such as certain fees, may exceed 10% of the operating partnership’s gross income.

Until we determine that we can rely on the qualifying income exemption, we intend to qualify for one or more of the safe harbors under the applicable Treasury Regulations to avoid classification as a publicly traded partnership. One of these safe harbors requires that the partnership has no more than 100 partners and certain other requirements are satisfied. We expect the operating partnership to have fewer than 100 partners (as determined for purposes of this safe harbor) upon the completion of the transactions described in this registration statement and we intend to limit subsequent transfers of operating partnership units that would cause the operating partnership to violate this limitation, but we cannot assure you that we will be successful in all cases in limiting such transfers.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in our operating partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time-to-time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

As part of the formation transactions, certain private equity real estate funds controlled by our predecessor will contribute appreciated property to our operating partnership in exchange for common units, and our operating partnership may accept additional contributions from owners of appreciated property in the future. In addition, we will also contribute certain appreciated property to our operating partnership in connection with the formation transactions, including appreciated property acquired by mergers and asset acquisitions intended to be treated as tax-free reorganizations under the Code and property acquired in deemed tax-free liquidations when we purchase 100% of the stock of a corporation that becomes a qualified REIT subsidiary. Consequently, the agreement of limited partnership of our operating partnership will require such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations and the carry-over basis of assets we contribute to our operating partnership, we may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to our share of such items for economic or book purposes. Thus, these rules may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements Applicable to REITs.

Withholding Obligations with respect to Non-U.S. Partners. With respect to each non-U.S. limited partner, our operating partnership generally will be required to withhold at rates of 20%-35% with respect to the non-U.S. limited partner’s share of our operating partnership income (with the rate varying based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. We will be liable for any under withholdings (including interest and penalties). Given our status as a REIT and our need to distribute income currently, we generally expect our operating partnership to make distributions on units sufficient to cover a non-U.S. limited partner’s withholding obligations. However, as a result of allocations with respect to book-tax differences, non-U.S. limited partners who were formerly investors in the private equity real estate funds controlled by our predecessor may be allocated a disproportionate share of gain on sales of assets, or reduced amounts of depreciation, which could cause their withholding amounts to exceed their share of distributions for the applicable period. It is also possible that we might be obligated to withhold with respect to a non-U.S. limited partner’s share of gain on a disposition generally qualifying for nonrecognition and with respect to which our operating partnership is not making distributions. Our operating partnership will have to make the withholding payments in any event even if the withholding obligation exceeds a limited partner’s share of distributions. Unless it can recover the excess withholdings from the limited partner, our operating partnership will have to find other sources of cash to fund excess withholdings.

As successor to the private equity real estate funds controlled by our predecessor, our operating partnership could be held liable if a private equity real estate fund failed to properly withhold for prior periods or with respect to the formation transactions. While we believe that we and our predecessor partnerships have complied with the applicable withholding requirements, the determination of the amounts to be withheld is a complex legal determination, depends on provisions of the Code that have little guidance and the treatment of certain aspects of the formation transactions under the withholding rules are uncertain. Accordingly, we may interpret the applicable law differently from the IRS.

Failure to Qualify as a REIT

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief. If we fail to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 20%, and dividends received by our corporate U.S. stockholders may be eligible for a dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.

Tax Protection Agreement

We generally have not granted any tax protection related to the sales of our assets. We have agreed to generally indemnify each of Maren Otto, Katharina Otto-Bernstein, Alexander Otto and an entity owned by Alexander Otto for specified incremental net tax liability actually incurred by such individual or entity as a result of our realization and distribution of taxable gains attributable to U.S. real property during the period commencing on the completion of the formation transactions and through December 31, 2014, unless such gain was triggered by a third party’s actions. We do not expect to enter into any transactions during such period in which we would trigger these indemnification obligations.

Taxation of Stockholders and Potential Tax Consequences of Their Investment in Shares of Common Stock

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of shares of our common stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of our common stock by the partnership.

Dividends. As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends. Dividends paid to a non-corporate U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” Qualified dividend income generally includes dividends paid to most U.S. non-corporate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally will not be eligible for the 20% tax rate on qualified dividend income. As a result, our ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary dividends (1) attributable to dividends received by us from taxable corporations, such as our TRSs, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend. Dividends paid to a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. stockholder has held our common stock. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at a maximum U.S. federal rate of 20%, in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. stockholders who are individuals, trusts or estates, to the extent of previously claimed depreciation deductions.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize gain upon a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain if the shares of stock have been held for more than one year, or short-term capital gain, if the shares of stock have been held for one year or less.

Stockholders may not include in their own income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Dispositions of Stock. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year. Otherwise, the U.S. stockholder must treat any such gain or loss as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of our stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. stockholder repurchases our common stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. The maximum tax rate on long-term capital gains applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain, known as “unrecaptured section 1250 gains, would have been treated as ordinary income on depreciation recapture if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders as long term capital gains or unrecaptured section 1250 gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate taxpayers) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates (currently up to 35%). A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax. A U.S. person that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which currently is between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our stock and gain from the sale of our stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock.

Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of any dividends or capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. Subject to the exceptions described below, a tax-exempt stockholder generally would not recognize unrelated business taxable income as a result of an investment in our common stock. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us and a portion of the gain on sale of our common stock could constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock by value at any time during a taxable year must treat a percentage of the dividends that it receives from us for the taxable year as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares by value only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of the value of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals and foreign corporations (“non-U.S. stockholders”) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our stock, including any reporting requirements.

Dividends. A non-U.S. stockholder who receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, or USRPIs, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the dividend (including any portion of any dividend that is payable in our stock) ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding tax rates do not apply to dividends from REITs (or are not as favorable for REIT dividends as compared to non-REIT dividends). However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a United States trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and in the case of a corporate non-U.S. stockholder also may be subject to a branch profits tax at the rate of 30% (or lower treaty rate). We plan to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income that is effectively connected with a trade or business in the United States.

A non-U.S. stockholder generally will not be subject to U.S. federal income tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to U.S. federal income tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than distributions subject to FIRPTA, as described below, and except to the extent an exemption or a lower rate of withholding applies), to the extent that we do not do so, we will withhold at a rate of 10% on any portion of such a distribution.

Except as discussed below with respect to 5% or less holders of regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as the Foreign Investment in Real Property Act, or FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a United States trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at regular tax rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend or otherwise is a distribution attributable to USRPI gain. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any distribution with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the 1-year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty).

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual U.S. federal income tax liability.

Dispositions of Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a disposition of our common stock as long as at all times during the 5-year period ending on the date of disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. Prior to this offering, our ownership by non-U.S. persons exceeded 50%. As a result, in no event will non-U.S. stockholders be able to take advantage of this rule until, at a minimum, 5 years after this offering even if our non-U.S. ownership drops below 50% as a result of this offering. Moreover, because our stock will be publicly traded, we cannot assure you that our non-U.S. ownership will be less than 50% at any time. Even if our non-U.S. ownership remains under 50% for 5 years and we otherwise meet the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock within a certain period prior to a distribution attributable to USRPI gain and directly or indirectly (including through certain affiliates) reacquires our common stock within certain prescribed periods.

Regardless of the extent of our non-U.S. ownership, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common stock or if such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 5% or less of the total fair market value of a class of our stock that is regularly traded on an established securities market. The testing period is the shorter of (i) the period during which the non-U.S. stockholder held the shares and (ii) the 5-year period ending on the disposition date. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of our common stock during such testing period. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to any applicable alternative minimum tax. Furthermore, a non-U.S. stockholder generally will incur U.S. federal income tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and may be subject to the 30% branch profits tax in the case of a foreign corporation; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

FATCA Withholding on Certain Foreign Accounts and Entities. The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code, enacted in 2010, together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertakes to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Under current IRS guidance, withholding under this legislation on withholdable payments to foreign financial institutions and non-financial foreign entities will apply after December 31, 2016 with respect to the gross proceeds from a disposition of property that can produce U.S. source interest or dividends and after June 30, 2014 with respect to other withholdable payments. Prospective investors should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

We and/or holders of our stock may be subject to state, local and foreign taxation in various state or local or foreign jurisdictions, including those in which we or they transact business or reside. The foreign, state and local tax treatment of us and of holders of our stock may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our common stock or preferred stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in our common stock or preferred stock. In particular, certain members of Congress recently circulated a draft of legislative changes to the REIT rules that, if ultimately adopted, could adversely affect our REIT status, including reducing the maximum amount of our gross asset value in TRSs from 25% to 20%. That discussion draft also included provisions that, if enacted in their current form (and with the proposed retroactive effective dates), would make our acquisition of certain family corporations taxable events, subjecting us to material corporate tax liability.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of our common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
UBS Securities LLC

Total	131,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares to cover over-allotments.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $31.1 million and are payable by us. We will pay the reasonable legal fees and disbursements incident to securing any required review by the Financial Industry Regulatory Authority, Inc., or FINRA, of the terms of the sale of shares up to $30,000 (excluding filing fees). The underwriters have agreed to reimburse us for $10.2 million of the bona fide and documented offering expenses incurred by us in connection with this offering.

Option to Purchase Additional Shares to Cover Over-Allotments

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 19,650,000 additional shares at the public offering price to cover over-allotments of shares, if any, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Reserved Shares

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5.0% of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

We, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, including common units, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to, directly or indirectly,

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any common stock or securities convertible into or exercisable or exchangeable for common stock, including common units,

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of common stock or securities convertible into or exercisable or exchangeable for common stock, including common units,

•	exercise any rights with respect to the registration of any of the locked-up securities, or

•	file, or cause to be filed, any registration statement under the Securities Act with respect to the locked-up securities.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including common units. Subject to exceptions for certain continuing investors, it also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

Our common stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “PGRE.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the extent of potential investor interest in us,

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development,

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours, and

•	other factors deemed relevant by the underwriters and us.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares to cover over-allotments described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares to cover over-allotments or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including leasing space in our properties. They have received, or may in the future receive, customary fees and commissions for these transactions.

Concurrently with the closing of this offering, we expect to enter into an agreement for a $1.0 billion unsecured revolving credit facility for which Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, or their respective affiliates, will act as joint lead arrangers and joint bookrunners and all other underwriters of this offering or their affiliates will participate. In their capacity as lenders under the facility, the underwriters or their respective affiliates will receive certain customary fees and expense reimbursements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Indebtedness to be Outstanding After this Offering—Revolving Credit Facility.”

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as a lender for a loan secured by one of our properties, which we anticipate will be repaid with the proceeds from this offering. A former affiliate of Morgan Stanley & Co. LLC currently holds interests in one of our properties and in one of our private equity real estate funds. Wells Fargo Securities, LLC and its affiliates acted as financial advisor to our affiliates in six transactions, which consisted of financings, property sales, joint ventures and recapitalizations. In addition, an affiliate of Wells Fargo Securities, LLC is a servicer on certain of our mortgage indebtedness that will be outstanding upon completion of this offering. Affiliates of Deutsche Bank Securities Inc. acted as lender for certain mezzanine loans related to one of our properties and hold a participating ownership interest in the same property, which we expect to be repaid and redeemed, respectively, with proceeds from this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the “Exempt Investors,” who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Certain legal matters, including the validity of common stock offered hereby and our qualification as a real estate investment trust, will be passed upon for us by Goodwin Procter LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Hogan Lovells US LLP. Willkie Farr & Gallagher LLP provided legal assistance in connection with certain formation transactions, and in its representation of the Otto family.

EXPERTS

The balance sheet of Paramount Group, Inc. as of May 12, 2014 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined consolidated financial statements of Paramount Predecessor as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this prospectus and the related financial statement schedule III included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such combined consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Except as specifically noted otherwise, we have obtained all of the information, except for data regarding our company, under “Prospectus Summary—Market Information,” under “Industry and Market Data” and under “Business and Properties—Submarket and Building Overviews” and other market data and industry forecasts and projections contained in this prospectus under “Business and Properties—Our Competitive Strengths—Strong Internal Growth Prospects” and where otherwise indicated from market research prepared or obtained by RCG, in connection with this offering. Such information is included herein in reliance on RCG’s authority as an expert on such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC for the shares of our common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make statements in this prospectus as to the contents of our contracts, agreements or other documents, the statements are not necessarily complete and, where that contract, agreement or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the statement relates. When we complete this offering, we will also be required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Paramount Group, Inc. Pro Forma Financial Information (unaudited)

The following sets forth Paramount Group, Inc.’s (together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) unaudited pro forma combined consolidated balance sheet as of September 30, 2014 and its unaudited pro forma combined consolidated statements of income for the nine months ended September 30, 2014 and for the year ended December 31, 2013. The unaudited pro forma financial information is being presented as if this offering (including application of the net proceeds therefrom as set forth under “Use of Proceeds”) and the formation transactions all had occurred on September 30, 2014 for balance sheet purposes and as of January 1, 2013 for the purpose of the statements of income.

Prior to or concurrently with the completion of this offering, we will engage in a series of transactions through which substantially all of the assets of Paramount Predecessor and certain assets that we will acquire from third parties will be contributed to Paramount Group Operating Partnership LP (the “Operating Partnership”), through which we will conduct our business, and of which we will be the sole general partner. Additionally, we will contribute the net proceeds from this offering to the Operating Partnership in exchange for common units. Upon completion of the formation transactions and this offering we will own approximately 78.8% of the total outstanding units in the Operating Partnership. We expect the Operating Partnership to use substantially all of the net proceeds received from us to repay outstanding indebtedness and any applicable prepayment costs, exit fees and defeasance costs associated with such repayment, and to pay cash consideration in connection with the formation transactions. The pro forma combined consolidated financial statements have been adjusted to reflect the impact of these transactions, and the repayment of certain debt expected to occur prior to the completion of this offering.

The results of the private equity real estate funds controlled by Paramount Predecessor are included in Paramount Predecessor’s historical combined consolidated financial statements, with the interests of third-party investors in these funds reflected as non-controlling interests. Historically, with one exception, these funds have qualified as investment companies pursuant to Accounting Standards Codification 946 Financial Services—Investment Companies, or ASC 946, and, as a result, Paramount Predecessor’s historical combined consolidated financial statements have accounted for these funds using the specialized accounting applicable to investment companies. In accordance with investment company accounting, the investments of the funds that qualify as investment companies are reflected on Paramount Predecessor’s combined consolidated balance sheets at fair value as opposed to historical cost, less accumulated depreciation and impairments, if any. In addition, Paramount Predecessor’s combined consolidated statements of income do not reflect revenues and other income or operating and other expenses from the operations underlying these investments. Instead, these statements of income reflect the change in fair value of these funds’ investments, whether realized or unrealized, and distributions received by these funds from their investments.

Upon the consummation of the formation transactions, substantially all of the assets of Paramount Predecessor and all of the assets of four of the primary private equity real estate funds that it controls (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, will be contributed to us in exchange for a combination of shares of our common stock, common units in the Operating Partnership and cash as further discussed in the notes to the pro forma combined consolidated financial statements. These transactions will be accounted for as transactions among entities under common control. However, as the assets that we acquire from the private equity real estate funds that Paramount Predecessor controls will no longer be held by funds which qualify for investment company accounting, we will account for these assets following the formation transactions under either consolidated historical cost accounting or the equity method of historical cost accounting, including the fund investments that had previously been accounted for using fair market value accounting. We have made pro forma adjustments to reflect this change from investment company accounting to consolidated historical cost or equity method accounting as appropriate.

Paramount Group, Inc. Pro Forma Financial Information (unaudited)

The unaudited pro forma consolidated financial statements included in this prospectus are presented for informational purposes only and are based on available information and estimates that we believe are reasonable. This information includes various estimates and may not necessarily be indicative of the consolidated financial condition or results of operations that would have occurred. The unaudited pro forma combined consolidated balance sheet and statements of income and accompanying notes thereto should be read in conjunction with all other financial information and analysis presented in this prospectus, including “Structure and Formation of Our Company,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Paramount Predecessor’s combined consolidated financial statements included elsewhere in this prospectus.

Paramount Group, Inc.

Pro Forma Combined Consolidated Balance Sheet

As of September 30, 2014

(unaudited and dollar amount in thousands)

	Paramount Group, Inc.	Paramount Predecessor	Unwinding Investment Company Accounting	Acquisition of Joint Venture Interests	Credit Facility	Other Pro Forma Adjustments	Proceeds from Offering	Repayment of Debt	Other Equity Adjustments	Paramount Group Inc. Pro Forma
	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(G)	(H)
ASSETS:
Land	$—	$101,426	$1,182,754	$579,697	$—	$—	$—	$—	$—	$1,863,877
Building and improvements	—	347,257	3,303,700	1,776,002	—	—	—	—	—	5,426,959
Tenant improvements	—	29,416	82,876	67,939	—	—	—	—	—	180,231
Furniture and fixtures	—	2,536	—	—	—	—	—	—	—	2,536

	—	480,635	4,569,330	2,423,638	—	—	—	—	—	7,473,603
Accumulated depreciation	—	(65,248)	—	—	—	—	—	—	—	(65,248)

Rental property—net	—	415,387	4,569,330	2,423,638	—	—	—	—	—	7,408,355
Real estate fund investments at fair value	—	2,316,554	(2,035,777)	—	—	—	—	—	—	280,777
Investments in partially owned entities	—	20,686	828,748	(847,605)	—	4,077	—	—	—	5,906
Cash and cash equivalents	456	254,606	65,715	(118,952)	(8,616)	(69,291)	2,199,605	(2,166,811)	—	156,712
Restricted cash	—	19,511	68,465	(141)	—	—	—	—	—	87,835
Marketable securities	—	20,466	—	—	—	(2,388)	—	—	—	18,078
Deferred rent receivable	—	2,641	—	—	—	—	—	—	—	2,641
Accounts and other receivables	—	22,534	3,388	734	—	—	—	—	—	26,656
Loan receivable from management	—	3,000	—	—	—	(3,000)	—	—	—	—
Deferred charges, net	—	18,439	—	—	8,616	—	—	—	—	27,055
Intangible assets	—	—	442,678	236,325	—	—	—	—	—	679,003
Other assets	544	25,808	18,362	12,573	—	(1,051)	(20,278)	—	—	35,958

Total assets	$1,000	$3,119,632	$3,960,909	$1,706,572	$—	$(71,653)	$2,179,327	$(2,166,811)	$—	$8,728,976

LIABILITIES:
Mortgage notes and loans payable	—	$497,982	$3,114,095	$1,146,260	$—	$14,149	$—	$(1,893,601)	$—	$2,878,885
Credit facility	—	—	—	—	—	—	—	—	—	—
Preferred equity obligation	—	112,688	—	112,688	—	—	—	(225,376)	—	—
Loans payable to non-controlling interests	—	41,408	—	—	—	—	—	—	—	41,408
Accounts payable and accrued expenses	—	13,199	37,890	13,368	—	—	—	—	—	64,457
Profit sharing compensation payable	—	54,451	(54,451)	—	—	—	—	—	—	—
Distributions payable	—	—	—	—	—	—	—	—	—	—
Deferred income taxes	—	205,498	2,119	—	—	(205,498)	—	—	—	2,119
Interest rate swap liabilities	—	—	158,767	67,001	—	—	—	(15,606)	—	210,162
Intangible liabilities	—	—	130,508	34,361	—	—	—	—	—	164,869
Other liabilities	—	29,591	24,893	1,932	—	(2,388)	—	—	—	54,028

Total liabilities	—	954,817	3,413,821	1,375,610	—	(193,737)	—	(2,134,583)	—	3,415,928

EQUITY:
Common stock and additional paid in capital	—	—	—	—	—	—	—	—	3,720,885	3,720,885
Shareholders’ equity	1,000	300,229	1,608,228	447,922	—	122,084	2,179,327	(32,228)	(4,626,562)	—
Non-controlling interests in joint ventures and funds	—	1,864,586	(1,061,140)	(116,960)	—	—	—	—	—	686,486
Non-controlling interests in the Operating Partnership	—	—	—	—	—	—	—	—	905,677	905,677

Total equity	1,000	2,164,815	547,088	330,962	—	122,084	2,179,327	(32,228)	—	5,313,048

Total liabilities and equity	$1,000	$3,119,632	$3,960,909	$1,706,572	$—	$(71,653)	$2,179,327	$(2,166,811)	$—	$8,728,976

Paramount Group, Inc.

Pro Forma Combined Consolidated Income Statement

For the Nine Months Ended September 30, 2014

(unaudited and dollar amount in thousands)

	Paramount Group, Inc.	Paramount Predecessor	Unwinding Investment Company Accounting	Acquisition of Joint Venture Interests	Credit Facility	Other Pro Forma Adjustments	Proceeds from Offering	Repayment of Debt	Paramount Group Inc. Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)	(GG)
REVENUES:
Rental income	$—	$25,087	$223,517	$140,061	$—	$—	$—	$—	$388,665
Tenant reimbursement income	—	1,266	20,107	14,345	—	—	—	—	35,718
Distributions from real estate fund investments	—	16,333	(4,207)	—	—	—	—	—	12,126
Realized and unrealized gains, net	—	123,150	(82,573)	—	—	—	—	—	40,577
Fee income	—	25,510	(6,947)	(4,224)	—	(6,210)	—	—	8,129
Other income	—	—	8,769	3,716	—	—	—	—	12,485

Total revenue	—	191,346	158,666	153,898	—	(6,210)	—	—	497,700

EXPENSES:
Operating	—	12,184	105,373	59,050	—	—	—	—	176,607
Depreciation and amortization	—	8,548	129,630	80,188	—	—	—	—	218,366
General and administrative	—	18,078	2,918	163	—	3,308	—	—	24,467
Profit sharing compensation	—	11,624	(11,624)	—	—	—	—	—	—
Other	—	5,172	—	—	—	—	—	—	5,172

Total expenses	—	55,606	226,297	139,401	—	3,308	—	—	424,612

Operating income (loss)	—	135,740	(67,631)	14,497	—	(9,518)	—	—	73,088

Income from partially owned entities	—	3,812	8,496	(8,440)	—	145	—	—	4,013
Unrealized (loss) gain on interest rate swaps	—	(673)	46,093	23,891	—	—	—	—	69,311
Interest and other income	—	1,707	—	—	—	(180)	—	—	1,527
Interest expense	—	(23,802)	(125,577)	(45,083)	(5,261)	306	—	73,101	(126,316)

Income (loss) before income taxes	—	116,784	(138,619)	(15,135)	(5,261)	(9,247)	—	73,101	21,623
Provision for income taxes	—	(7,925)	(394)	—	—	7,925	—	—	(394)

Net income (loss)	—	108,859	(139,013)	(15,135)	(5,261)	(1,322)	—	73,101	21,229
Net (income) loss attributable to non-controlling interests in joint ventures and funds	—	(86,381)	86,130	(9,179)	—	—	—	—	(9,430)

Net income (loss) attributable to Paramount Group	$—	$22,478	$(52,883)	$(24,314)	$(5,261)	$(1,322)	$—	$73,101	11,799

Net income attributable to non-controlling interests in the Operating Partnership									(2,503)

Net income attributable to equity owners									$9,296

Paramount Group, Inc.

Pro Forma Combined Consolidated Income Statement

For the Year Ended December 31, 2013

(unaudited and dollar amount in thousands)

	Paramount Group, Inc.	Paramount Predecessor	Unwinding Investment Company Accounting	Acquisition of Joint Venture Interests	Credit Facility	Other Pro Forma Adjustments	Proceeds from Offering	Repayment of Debt	Paramount Group Inc. Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)	(FF)	(GG)	(GG)
REVENUES:
Rental income	$—	$30,406	$301,250	$166,553	$—	$—	$—	$—	$498,209
Tenant reimbursement income	—	1,821	26,949	18,724	—	—	—	—	47,494
Distributions from real estate fund investments	—	29,184	(13,979)	—	—	—	—	—	15,205
Realized and unrealized gains, net	—	332,053	(301,370)	—	—	—	—	—	30,683
Fee income	—	26,426	(8,379)	(7,133)	—	(2,010)	—	—	8,904
Other income	—	—	13,358	4,197	—	—	—	—	17,555

Total revenue	—	419,890	17,829	182,341	—	(2,010)	—	—	618,050

EXPENSES:
Operating	—	16,195	139,186	76,949	—	—	—	—	232,330
Depreciation and amortization	—	10,582	172,477	106,653	—	—	—	—	289,712
General and administrative	—	33,504	2,144	489	—	4,113	—	—	40,250
Profit sharing compensation	—	23,385	(23,385)	—	—	—	—	—	—
Other	—	4,633	—	—	—	—	—	—	4,633

Total expenses	—	88,299	290,422	184,091	—	4,113	—	—	566,925

Operating income (loss)	—	331,591	(272,593)	(1,750)	—	(6,123)	—	—	51,125
Income from partially owned entities	—	1,062	163	1,387	—	193	—	—	2,805
Unrealized gain on interest rate swaps	—	1,615	85,159	34,711	—	—	—	—	121,485
Interest and other income	—	9,407	—	—	—	(537)	—	—	8,870
Interest expense	—	(29,807)	(177,221)	(61,167)	(7,004)	416	—	107,051	(167,732)

Income (loss) before income taxes	—	313,868	(364,492)	(26,819)	(7,004)	(6,051)	—	107,051	16,553
Provision for income taxes	—	(11,029)	(316)	—	—	11,029	—	—	(316)

Net income (loss)	—	302,839	(364,808)	(26,819)	(7,004)	4,978	—	107,051	16,237
Net (income) loss attributable to non-controlling interests in joint ventures and funds	—	(286,325)	269,589	(12,468)	—	—	—	—	(29,204)

Net income (loss) attributable to Paramount Group	$—	$16,514	$(95,219)$	(39,287)	$(7,004)	$4,978	$—	$107,051	(12,967)

Net loss attributable to non-controlling interests in the Operating Partnership									2,750

Net loss attributable to equity owners									$(10,217)

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet

(A) Paramount Group, Inc.

Represents the newly formed Maryland corporation, which will be the ultimate parent entity upon the completion of the formation transactions and this offering. Paramount Group, Inc. is the public registrant under the Securities Act of 1933. Paramount Group, Inc. has not had any operating activity since its formation on April 14, 2014, other than the issuance of 1,000 shares of its common stock having a par value of $0.01 for $1,000. We expect to conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. At such time, we, as the sole general partner of the Operating Partnership, are expected to own approximately 78.8% of the interests in the Operating Partnership and control the Operating Partnership. Accordingly, under accounting principles generally accepted in the United States of America, or GAAP, we will consolidate the assets, liabilities and results of operations of the Operating Partnership and its subsidiaries.

(B) Paramount Predecessor

Represents the historical condensed combined consolidated balance sheet of Paramount Predecessor as of September 30, 2014. For detailed information of the structure of Paramount Predecessor refer to historical combined consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. Paramount Group, Inc. and Paramount Predecessor are under common control, therefore assets and liabilities transferred by Paramount Predecessor will be recorded at cost or fair value as appropriate.

(C) Unwinding of Investment Company Accounting

Represents the impact of the change in the method of accounting for the investments of the private equity real estate funds controlled by Paramount Predecessor that we will acquire pursuant to the formation transactions.

The results of the private equity real estate funds controlled by Paramount Predecessor are included in Paramount Predecessor’s historical combined consolidated financial statements, with the interests of third-party investors in these funds reflected as non-controlling interests. Historically, with one exception, these funds have qualified as investment companies pursuant to ASC 946, and, as a result, Paramount Predecessor’s historical combined consolidated financial statements have accounted for these funds using the specialized accounting applicable to investment companies. In accordance with investment company accounting, the investments of the funds that qualify as investment companies are reflected on Paramount Predecessor’s combined consolidated balance sheets at fair value as opposed to historical cost, less accumulated depreciation and impairments, if any. In addition, Paramount Predecessor’s combined consolidated statements of income do not reflect revenues and other income or operating and other expenses from the operations underlying these investments. Instead, these statements of income reflect the change in fair value of these funds’ investments, whether realized or unrealized, and distributions received by these funds from their investments.

In connection with the formation transactions, we will acquire all of the assets of four of the primary private equity real estate funds that Paramount Predecessor controls (and their associated parallel funds), other than their interests in 60 Wall Street and a residual 2.0% interest in One Market Plaza, in exchange for a combination of shares of our common stock, common units of the Operating Partnership and cash. Following the formation transactions, we will account for all of these assets, including the fund investments that had previously been accounted for using fair market value accounting, using either consolidated historical cost accounting or the equity method of historical cost accounting. The assets that we will acquire from these real estate private

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

equity funds that constituted fund investments that had previously been accounted for using fair value accounting includes these funds’ interests in the following properties:

•	1633 Broadway

•	900 Third Avenue

•	31 West 52nd Street

•	1301 Avenue of the Americas

•	One Market Plaza

•	Liberty Place

•	1899 Pennsylvania Avenue

•	2099 Pennsylvania Avenue

•	425 Eye Street

The following is a summary of the impact of the change from using investment company accounting to historical cost accounting and the recognition of the underlying assets and liabilities that were previously presented as “real estate fund investments at fair value” using either consolidated historical cost accounting or the equity method of historical cost accounting.

	Adjustments
Assets
Rental property—net	$4,569,330	(2)
Real estate fund investments at fair value	(2,035,777)
Investments in partially owned entities	828,748	(1)
Cash and cash equivalents	65,715
Restricted cash	68,465
Accounts and other receivables	3,388
Intangible assets	442,678	(2)
Other assets	18,362

Total Assets	$3,960,909

Liabilities
Mortgage notes and loans payable	3,114,095	(3)
Accounts payable and accrued expenses	37,890
Profit sharing compensation payable	(54,451)
Deferred income taxes	2,119
Interest rate swap liabilities	158,767
Intangible liabilities	130,508	(2)
Other liabilities	24,893

Total Liabilities	3,413,821

Equity
Shareholders’ equity	1,608,228	(4)
Non-controlling interests—joint ventures and funds	(1,061,140	)(5)

Total Equity	547,088

Total Liabilities and Equity	$3,960,909

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

(1)	Investments in partially owned entities represents Paramount Group, Inc.’s investment in 1633 Broadway. The investment in this entity that we acquire from the private equity real estate funds controlled by Paramount Predecessor would be accounted for using the equity method of historical cost accounting. Pursuant to the formation transactions, we are also acquiring our joint venture partner’s interest in 1633 Broadway, as a result of which we will own 100% of the interests in this property and account for it using consolidated historical cost accounting. The impact of the acquisition of our joint venture partner’s interest in 1633 Broadway is described in note (D) below.

(2)	Our acquisition of the investments of the private equity real estate funds controlled by Paramount Predecessor that we will acquire pursuant to the formation transactions will be accounted for as transactions among entities under common control. As a result, the fair value of the underlying real estate properties and related intangible assets and liabilities at the time of the formation transactions will be deemed the initial cost. The fair value of the underlying real estate properties and related intangible assets and liabilities are based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends and market/economic conditions. See Note 12 (Fair Value Measurement) of the Paramount Predecessor combined consolidated financial statements for additional discussion on fair value.

The following is a summary of the components that comprise the real estate properties and related intangible assets and liabilities as of September 30, 2014:

Land	$1,182,754
Building and improvements	3,303,700
Tenant improvements	82,876

Rental property—net	4,569,330
In-place leases	294,851
Above-market leases	147,827
Below-market leases	(130,508)

Total	$4,881,500

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

(3)	The following is a summary of the mortgage notes and loans payable:

	Maturity	Spread over LIBOR	Weighted Average Interest Rate	Balance as of September 30, 2014
900 Third Avenue	Nov-17	Variable	5.08%	$274,337
31 West 52nd Street	Dec-17	Variable	4.98	413,490
1301 Avenue of the Americas	Jan-16	Variable	5.27	1,149,581
One Market Plaza	Aug-17	Variable	6.14	852,899
Liberty Place	Jun-18	n/a	4.50	84,000
1899 Penn	Nov-20	n/a	4.88	90,600
2099 Penn	Dec-14	L+450	4.65	125,188
425 Eye Street	Apr-16	L+335	3.50	124,000

Total mortgage notes and loans payable				$3,114,095

The interest rates presented are based on a weighted average calculation over all mortgages and loans outstanding for each property as of September 30, 2014.

(4)	The adjustment to shareholders’ equity represents (i) the issuance of equity in exchange for certain assets that we will acquire from the private equity real estate funds controlled by Paramount Predecessor pursuant to the formation transactions and (ii) the step up in basis for the Paramount Predecessor’s 11.77% interest in 900 Third Avenue that was held directly by Paramount Predecessor and accounted for using the equity method of historical cost accounting. The step up in basis is calculated based on the September 30, 2014 fair value of the underlying property multiplied by Paramount Predecessor’s ownership percentage.

(5)	The adjustment to non-controlling interest—joint ventures and funds represents an adjustment to reflect (i) the joint venture partner’s share of equity at fair value in 1301 Avenue of the Americas and 31 West 52nd Street prior to our acquisition of a portion of these interests as described below in note (D) and (ii) the elimination of non-controlling interests relating to assets that we will acquire from the private equity real estate funds controlled by Paramount Predecessor pursuant to the formation transactions.

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

(D) Acquisition of Joint Venture Interests

As part of the formation transactions, we will acquire certain interests in joint ventures in exchange for either cash, common units of the Operating Partnership or our common stock. The following schedule summarizes the adjustments attributable to the acquisitions of these interests:

	1633 Broadway		1325 Avenue of the Americas		31 West 52nd Street	1301 Avenue of the Americas	Total
ASSETS:
Land	$428,637	(1)	$151,060	(1)	$—	$—	$579,697
Building and improvements	1,399,336	(1)	376,666	(1)	—	—	1,776,002
Tenant improvements	54,046	(1)	13,893	(1)	—	—	67,939

	1,882,019		541,619		—	—	2,423,638
Accumulated depreciation	—		—			—	—

Rental property—net	1,882,019	(2)	541,619	(2)	—	—	2,423,638
Investments in partially owned entities	(828,748	)(2)	(18,857	)(2)	—	—	(847,605)
Cash and cash equivalents	(57,548	)(3)	20,856		—	(82,260)	(118,952)
Restricted cash	78		4,781		—	(5,000)	(141)
Accounts and other receivables	602		132		—	—	734
Intangible assets	184,534	(1)	51,791	(1)	—	—	236,325
Other assets	8,858		3,715		—	—	12,573

Total assets	$1,189,795		$604,037		$—	$(87,260)	$1,706,572

LIABILITIES:
Mortgage notes and loans payable	$926,260		$220,000		$—	$—	$1,146,260
Preferred equity obligation	112,688		—		—	—	112,688
Accounts payable and accrued expenses	9,955		3,413		—	—	13,368
Interest rate swap liabilities	67,001		—		—	—	67,001
Intangible liabilities	25,953	(1)	8,408	(1)	—	—	34,361
Other liabilities	79		1,853		—	—	1,932

Total liabilities	1,141,936		233,674		—	—	1,375,610
EQUITY:
Shareholders’ equity	47,859		370,363		8,355	21,345	447,922
Non-controlling interests in joint ventures and funds	—		—		(8,355)	(108,605)	(116,960)

Total equity	47,859		370,363		—	(87,260)	330,962

Total liabilities and equity	$1,189,795		$604,037		$—	$(87,260)	$1,706,572

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

1633 Broadway

Together, three of the private equity real estate funds controlled by Paramount Predecessor hold a 75.5% interest in the joint venture that owns 1633 Broadway. The remaining 24.5% interest is held by a third-party joint venture partner. As part of the formation transactions, we will purchase the 24.5% interest held by our joint venture partner for cash and 4,254,238 shares of common stock equal to a fixed price that we negotiated with our joint venture partner. The consideration paid is based on a purchase price negotiated by us with the third-party joint venture partner. The adjustments below reflect the acquisition of this interest. All other reported amounts on the balance sheet were derived from the historical financial statements of the underlying property.

(1)	These adjustments represent the allocation of fair value to the underlying real estate assets and the related intangible assets and liabilities acquired. The fair value is based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known trends and market/economic conditions. See Note 12—Fair Value Measurement, to the Paramount Predecessor combined consolidated financial statements for an additional discussion on fair value.

(2)	This adjustment represents the elimination of our investment in 1633 Broadway upon acquisition of the remaining 24.5% interest we did not previously own.

(3)	This adjustment represents the cash portion of the total consideration paid to acquire our joint venture partner’s 24.5% interest. The cash paid was partially offset by existing cash balances at the property.

1325 Avenue of the Americas

The Paramount Predecessor holds a 50% partnership interest in the joint venture that owns 1325 Avenue of the Americas and accounts for its interest under the equity method of historical cost accounting. The remaining 50% interest is held by a third-party joint venture partner. As part of the formation transactions, we will purchase the remaining 50% interest held by our joint venture partner for a number of shares of common stock equal to a fixed price that we negotiated with our joint venture partner, which takes into account certain tax benefits of the transaction to our joint venture partner, divided by the public offering price per share for this offering. This transaction will be accounted for as a step acquisition in which we will be required to re-measure our existing 50% ownership interest in 1325 Avenue of the Americas at fair value. The adjustments below reflect the impact of re-measuring our existing 50% ownership interest at fair value, as well as the acquisition of our joint venture partner’s 50% interest. All other reported amounts on the balance sheet were derived from the historical financial statements of the underlying property.

(1)	These adjustments represent the allocation of fair value to the underlying real estate assets and the related intangible assets and liabilities acquired. The fair value is based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and market/economic conditions. See Note 12—Fair Value Measurement, to the Paramount Predecessor combined consolidated financial statements for an additional discussion on fair value.

(2)	This adjustment represents the elimination of our investment in 1325 Avenue of the Americas upon acquisition of the remaining 50.0% interest we did not previously own.

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

31 West 52nd Street

The Paramount Predecessor holds a 62.33% interest in the joint venture that owns 31 West 52nd Street. The remaining 37.67% interest is held by two third-party joint venture partners. As part of the formation transactions, one of the joint venture partners, holding a 1.883% interest in the property, will contribute his interest in exchange for common units of the Operating Partnership. The consideration paid is based on a purchase price negotiated by us with the third-party joint venture partner. This adjustment reflects the acquisition of this interest and does not require an allocation of fair value to the underlying assets and liabilities. See footnote (5) to Note (C) Unwinding of Investment Company Accounting, above.

1301 Avenue of the Americas

Together, six of the private equity real estate funds controlled by Paramount Predecessor hold a 75.5% interest in the joint venture that owns 1301 Avenue of the Americas. The remaining 24.5% interest is held by a third-party joint venture partner. As part of the formation transactions, we will purchase the remaining 24.5% interest in the joint venture for cash based on a purchase price negotiated by us with the third-party joint venture. This adjustment reflects the acquisition of this interest and does not require an allocation of fair value to the underlying assets and liabilities. See footnote (5) to Note (C) Unwinding of Investment Company Accounting above.

(E) Credit Facility

Represents costs associated with the $1.0 billion senior unsecured revolving credit facility that we expect to enter into in connection with this offering and the letter of credit in the amount of $200 million that we will issue thereunder in connection with the formation transactions.

(F) Other Pro Forma Adjustments

Reflects adjustments relating to the matters described below.

Deferred Taxes

Reflects the reduction of deferred income taxes as a result of the fact that Paramount Group, Inc. intends to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2014. Paramount Predecessor accounted for income taxes using the asset and liability method of accounting as discussed in Note 2 of the combined consolidated financial statements.

Mortgage Notes and Loans Payable

Includes a $24.5 million note payable to CNBB-RDF Holdings, LP, which is an entity owned by Maren Otto, Katharina Otto-Bernstein and Alexander Otto, and a $2.8 million note payable to a different entity owned by members of the Otto family, both of which were distributed in lieu of certain cash distributions prior to the completion of the formation transactions, partially offset by the repayment of $13.1 million of Fund II debt.

Acquisition of Foreign Entity

In order to qualify for a certain beneficial tax treatment in connection with the formation transactions, Paramount Predecessor will acquire a 9.5% partnership interest in a foreign entity holding an office building for approximately $4.1 million. This investment will be accounted for under the equity method.

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

Repayment of Loan by Employee

As of September 30, 2014 an employee has an outstanding loan due to Paramount Predecessor for $3.0 million. Prior to this transaction, the loan will be fully repaid. This adjustment reflects the repayment of the employee loan.

Deferred Compensation

Note 10 of the Paramount Predecessor condensed combined financial statements describes deferred compensation arrangements the Company has with certain employees. As part of the formation transactions, the 1999 plan will be liquidated and distributed to its participants.

Acquisition of Partnership Interest in 712 Fifth Avenue

As part of the formation transaction, we will purchase Paramount Predecessor’s 50% partnership interest in 712 Fifth Avenue for cash, providing shareholders sufficient liquidity to pay income taxes associated with this transaction, and the remainder in shares of common stock. We will continue to account for this investment using the equity method of historical cost accounting.

(G) Proceeds from Offering and Repayment of Debt

Reflects the sale of shares of our common stock in this offering. Paramount Group, Inc. accounts for specific incremental costs directly attributable to this offering by offsetting it against the gross proceeds of this offering and concurrent private placements and recognizing those costs directly in equity issued. Such costs are comprised of underwriting discount, accounting fees, legal fees, and other professional fees.

Gross proceeds from offering and concurrent private placements	$2,361,000
Underwriting discount and commissions, transfer taxes and other costs	(161,395)

Net proceeds from offering	$2,199,605

For purposes of this pro forma presentation, the net proceeds from the offering have been applied to the pro forma combined consolidated balance sheet assuming they had occurred on September 30, 2014. This adjustment reflects the use of a portion of the net proceeds from this offering to repay outstanding indebtedness, a preferred equity obligation and applicable repayment fees and settle interest rate swap liabilities as set forth below:

As of September 30, 2014
Repayment of mortgages and loans of consolidated entities	$1,893,601
Repayment of preferred equity obligation	225,376
Settlement of interest rate swap liabilities	15,606
Debt repayment fees	32,228

Total	$2,166,811

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

1. Adjustments to the Pro Forma Combined Consolidated Balance Sheet—(Continued)

(H) Other Equity Adjustments

Reflects the allocation of pro forma total equity as of September 30, 2014 based on the issuance of common stock and operating partnership units upon completion of the formation transactions.

2. Adjustments to the Pro Forma Combined Consolidated Statements of Income

(AA) Paramount Group, Inc.

Represents the registrant which will be the ultimate parent entity upon the completion of the formation transactions and this offering.

(BB) Paramount Predecessor

Reflects the historical combined consolidated statements of income of Paramount Predecessor for the nine months ended September 30, 2014 and for the year ended December 31, 2013. Upon completion of the formation transactions and offering, Paramount Predecessor’s assets and property management functions will have been transferred to Paramount Group, Inc.

For more detailed information regarding the entities comprising Paramount Predecessor, refer to the historical combined consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

(CC) Unwinding Investment Company Accounting

Represents the impact of the change in the method of accounting for the investments of the private equity real estate funds controlled by Paramount Predecessor that we will acquire in the formation transactions, which are further described in note (C) to the pro forma combined consolidated balance sheet.

Under investment company accounting, these statements of income of Paramount Predecessor reflect the change in fair value of the investments of the private equity real estate funds controlled by Paramount Predecessor, whether realized or unrealized, and distributions received by these funds from their investments. In order to reflect the change in the method of accounting for the investments of these funds that we will acquire in the formation transactions, the revenues reflected as distributions from real estate fund investments and realized and unrealized gains, net were reversed and the results of the operations underlying these investments, as if they had been accounted for using either consolidated historical cost accounting or the equity method of historical cost accounting, as applicable, were recorded. Additionally, for the properties that are consolidated as a result of unwinding the investment company accounting, all property management fees that we earned from managing these properties were eliminated against operating expenses.

This adjustment also reflects the termination of all preexisting profit sharing compensation agreements and the acquisition of the underlying participation rights by the Company. Profit sharing compensation results from the contractual participation by certain employees in the fee income and real estate appreciation of the general partners of the private equity real estate funds controlled by Paramount Predecessor. As a result of the formation transactions, the agreements governing such participation arrangements will be terminated, all such participation by employees will end, and all general partner interests will be retained by the Company. Therefore, the future compensation structure and related expenses will differ significantly from our historical practice.

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

2. Adjustments to the Pro Forma Combined Consolidated Statements of Income—(Continued)

Depreciation and amortization includes (i) depreciation on buildings and improvements, which is recorded on a straight-line basis over the useful lives of the properties and (ii) amortization of tenant improvements and in-place leases, which are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets. Below are the components of depreciation and amortization for the nine months ended September 30, 2014 and year ended December 31, 2013.

	For the nine months ended September 30, 2014	For the year ended December 31, 2013
Building and improvements	$61,945	$82,230
Tenant improvements	14,691	19,588
In-place Leases	52,994	70,659

Total depreciation and amortization	$129,630	$172,477

The fair values of above- and below-market leases are amortized over the lives of the remaining lease terms on a straight-line basis as an adjustment to rental income. Below are the components of above- and below-market leases, net for the nine months ended September 30, 2014 and the year ended December 31, 2013.

	For the nine months ended September 30, 2014	For the year ended December 31, 2013

Above-market leases	$(15,897)	$(21,196)
Below-market leases	17,784	23,711

Amortization of above and below market leases, net	$1,887	$2,515

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

2. Adjustments to the Pro Forma Combined Consolidated Statements of Income—(Continued)

(DD) Acquisition of Joint Venture Interests

As described in note (D) above, as part of the formation transactions, we will acquire certain interests in joint ventures in exchange for either cash, common units of the Operating Partnership or shares of our common stock. The following schedule summarizes the adjustments made to the combined consolidated statements of income for the nine months ended September 30, 2014 and for the year ended December 31, 2013 to reflect the acquisition of these interests:

	For the nine months ended September 30, 2014
	1633 Broadway	1325 Avenue of the Americas	31 West 52nd Street	1301 Avenue of the Americas	Total
REVENUES:
Rental income	$114,755	$25,306	$—	$—	$140,061
Tenant reimbursement income	10,580	3,765	—	—	14,345
Fee income	(2,021)	(2,203)	—	—	(4,224)
Other income	2,438	1,278	—	—	3,716

Total revenues	125,752	28,146	—	—	153,898

EXPENSES:
Operating	42,570	16,480	—		59,050
Depreciation and amortization	59,083	21,105	—		80,188
General and administrative	33	130	—	—	163

Total expenses	101,686	37,715	—	—	139,401

Operating income (loss)	24,066	(9,569)			14,497
(Loss) income from partially owned entities	(8,497)	57	—	—	(8,440)
Unrealized gain on interest rate swaps	23,891	—	—	—	23,891
Interest expense	(36,721)	(8,362)			(45,083)

Net income (loss)	2,739	(17,874)	—	—	(15,135)
Net income attributable to non-controlling interests in joint ventures and funds	—	—	(174)	(9,005)	(9,179)

Net income (loss) attributable to Paramount Group	$2,739	$(17,874)	$(174)	$(9,005)	$(24,314)

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

2. Adjustments to the Pro Forma Combined Consolidated Statements of Income—(Continued)

	For the year ended December 31, 2013
	1633 Broadway	1325 Avenue of the Americas	31 West 52nd Street	1301 Avenue of the Americas	Total
REVENUES:
Rental income	$135,490	$31,063	—	—	$166,553
Tenant reimbursement income	13,538	5,186	—	—	18,724
Fee income	(5,243)	(1,890)	—	—	(7,133)
Other income	2,994	1,203	—	—	4,197

Total revenues	146,779	35,562	—	—	182,341

EXPENSES:
Operating	54,868	22,081	—	—	76,949
Depreciation and amortization	78,513	28,140	—	—	106,653
General and administrative	251	238	—	—	489

Total expenses	133,632	50,459	—	—	184,091

Operating income (loss)	13,147	(14,897)	—	—	(1,750)
(Loss) income from partially owned entities	(163)	1,550	—	—	1,387
Unrealized gain on interest rate swaps	34,711	—	—	—	34,711
Interest expense	(50,017)	(11,150)	—	—	(61,167)

Net loss	(2,322)	(24,497)	—	—	(26,819)
Net (income) attributable to non-controlling interests in joint ventures and funds	(53)	—	(847)	(11,568)	(12,468)

Net loss attributable to Paramount Group	$(2,375)	$(24,497)	$(847)	$(11,568)	$(39,287)

1633 Broadway

Reflects our acquisition of the remaining 24.5% joint venture interest in 1633 Broadway, which is further described in note (D) to the pro forma combined consolidated balance sheet. For purposes of this pro forma combined consolidated income statement, the acquisition is assumed to occur on January 1, 2013. As a result of our acquisition of this interest, we will account for this property and the related assets and liabilities previously held by the joint venture that owned this property using consolidated historical cost accounting as opposed the equity method of historical cost accounting. These adjustments reflect our acquisition of this interest and the resulting change in the manner in which we account for this property and the related assets and liabilities previously held by the joint venture that owned this property.

1325 Avenue of the Americas

Reflects the acquisition of our joint venture partner’s 50% interest in 1325 Avenue of the Americas. As a result of our acquisition of this interest, we will account for this property and the related assets and liabilities previously held by the joint venture that owned this property using consolidated historical cost accounting as opposed to the equity method of historical cost accounting. These adjustments reflect our acquisition of this interest and the resulting change in the manner in which we account for this property. Additionally, all property management fees that we earned from this joint venture were eliminated against operating expenses.

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

2. Adjustments to the Pro Forma Combined Consolidated Statements of Income—(Continued)

31 West 52nd Street

Reflects the income statement effect of our acquisition of a 1.883% joint venture interest in 31 West 52nd Street from one of our two joint venture partners.

1301 Avenue of the Americas

Reflects our acquisition of the remaining joint venture interest in 1301 Avenue of the Americas, which is further described in note (D) to the pro forma combined consolidated balance sheet. For purposes of the pro forma combined consolidated statements of income, the acquisition is assumed to occur on January 1, 2013 by making an adjustment to net income attributable to non-controlling interest.

(EE) Credit Facility

Reflects interest expense in connection with the $1.0 billion senior unsecured revolving credit facility that we expect to enter into upon completion of the formation transactions.

(FF) Other Pro Forma Adjustments

Reflects adjustments relating to the matters described below.

Provision for Income Taxes

Reflects the reduction of the provision for income taxes as a result of the fact that Paramount Group, Inc. intends to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2014. Paramount Predecessor accounts for income taxes using the asset and liability method of accounting as discussed in Note 2 of the combined consolidated financial statements.

Interest Expense

Reflects adjustments to interest expense in connection with the issuance of notes payable and the repayment of a fund level loan, which is further described in note (F) to the pro forma consolidated balance sheet.

Acquisition of Foreign Entity

Reflects the equity in net income of for Paramount Predecessor’s acquisition of a 9.5% partnership interest in a foreign entity.

Fee Income

As part of the formation transaction, the property management agreement for certain properties held with a joint venture partner will be adjusted. This adjustment reflects the new fee arrangement.

Paramount Group, Inc.

Notes to Pro Forma Combined Consolidated Financial Statements

(unaudited and dollar amounts in thousands)

2. Adjustments to the Pro Forma Combined Consolidated Statements of Income—(Continued)

Deferred Compensation

Note 10 of the Paramount Predecessor condensed combined financial statements describes deferred compensation arrangements the Company has with certain employees. As part of the formation transactions, the 1999 plan will be liquidated and distributed to its participants.

Share-based compensation

Represents share-based compensation expense in connection with awards that will be granted upon completion of this offering pursuant to our 2014 Equity Incentive Plan. Compensation expense related to awards granted will be recognized in accordance with ASC 718, Compensation—Stock Compensation. This adjustment reflects share-based compensation expense relating to the issuance of an aggregate of (i) 1,500,000 stock options, which have an exercise price equal to the mid-point of the price range of our common stock in this offering, and (ii) 857,143 LTIP units of the Operating Partnership, that will be granted to our executive officers, employees and other key persons. These awards will vest ratably over a 5-year vesting period. In addition, this adjustment also reflects compensation expense related to the issuance of an aggregate of (i) 28,570 LTIP units of the Operating Partnership and (ii) 5,714 shares of restricted stock, that will be granted to our non-employee directors.

(GG) Proceeds from Offering and Repayment of Debt

Reflects the decrease in net interest expense as a result of the repayment of existing debt upon the completion of this offering. Additionally, reflects the impact of the senior unsecured revolving credit facility that we expect to enter into in connection with the formation transactions.

PARAMOUNT GROUP, INC

BALANCE SHEETS

AS OF SEPTEMBER 30, 2014 AND MAY 12, 2014

(unaudited)

	September 30, 2014	May 12, 2014
ASSETS:
Cash and cash equivalents	$455,594	$1,000
Other assets	544,406	—

	$1,000,000	$1,000

STOCKHOLDER’S EQUITY:
Common stock, $0.01 par value, 100,000 shares authorized, 1,000 shares issued and outstanding	$10	$10
Additional paid-in capital	999,990	990

	$1,000,000	$1,000

Please see accompanying Notes to the Balance Sheets (unaudited)

PARAMOUNT GROUP, INC.

NOTES TO BALANCE SHEETS

(unaudited)

1.    ORGANIZATION

Paramount Group, Inc. (the “Company”) was organized in the state of Maryland on April 14, 2014. Under the Company’s charter, the Company is authorized to issue 100,000 shares of common stock and no shares of preferred stock. On May 12, 2014, the Company issued 1,000 shares of common stock at its par value of $0.01 per share. Subsequently, on June 24, 2014, an additional $999,990 was contributed to the Company. On September 29, 2014, the Company paid $544,406 in filing and registration fees. The Company had no other operations since its formation.

2.    FORMATION OF THE COMPANY

The Company was formed for the purpose of becoming the ultimate parent entity upon the completion of a series of formation transactions, whereby the Company will merge and acquire a number of related entities.

The Company will become a public registrant under the Securities Act of 1933. The Company has had no operating activity since its formation, other than activities incidental to its formation.

The Company intends to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2014. In order to maintain its qualification as a REIT, the Company generally must distribute annually at least 90% of its taxable income to its stockholders.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of the balance sheets in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Separate statements of operations, changes in stockholder’s equity and cash flows have not been presented as there have been no activities for this entity.

Offering Costs

In connection with the initial public offering (“IPO”), affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the IPO. Such costs will be deferred and will be recorded as a reduction of proceeds of the IPO, or expensed if the IPO is not consummated. Through the date the balance sheet was available to be issued, the Company has incurred offering costs of $29,549,000.

Organization Costs

Organization costs, incurred by affiliates of the Company, are comprised of the legal and professional fees associated with the formation of the Company, which will be reimbursed by the Company upon consummation of the IPO. Organization costs are expensed as incurred.

4.    CONTINGENCIES

During the normal course of business the Company may be subject to claims or litigation. Management believes that any liability which may arise from such contingencies would not have a material adverse effect on the Company’s financial position.

PARAMOUNT GROUP, INC.

NOTES TO BALANCE SHEETS

(unaudited)

5.    SUBSEQUENT EVENTS

Management has evaluated all events and transactions occurring subsequent to September 30, 2014 and through November 6, 2014, which represents the date the financial statement was available to be issued and has determined that there have been no events requiring adjustments to, or disclosures in, this financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Paramount Group, Inc.

New York, New York

We have audited the accompanying balance sheet of Paramount Group, Inc. (the “Company”) as of May 12, 2014. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Paramount Group, Inc. at May 12, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

May 14, 2014

PARAMOUNT GROUP, INC.

BALANCE SHEET

As of May 12, 2014

ASSETS:
Cash and cash equivalents	$1,000

$1,000

STOCKHOLDER’S EQUITY:
Common stock, $0.01 par value, 100,000 shares authorized, 1,000 shares issued and outstanding	$10
Additional paid-in capital	990

$1,000

Please see accompanying Notes to the Balance Sheet.

PARAMOUNT GROUP, INC.

NOTES TO THE BALANCE SHEET

May 12, 2014

1.	ORGANIZATION

Paramount Group, Inc. (the “Company”) was organized in the state of Maryland on April 14, 2014. Under the Company’s charter, the Company is authorized to issue up to 100,000 shares of common stock for a par value of $0.01 per common share.

2.	FORMATION OF THE COMPANY

The Company was formed for the purpose of becoming the ultimate parent entity upon the completion of a series of formation transactions, whereby the Company will merge and acquire a number of related entities.

The Company will become a public registrant under the Securities Act of 1933. The Company has had no operating activity since its formation on April 14, 2014, other than activities incidental to its formation.

The Company intends to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code commencing with its taxable period ending on December 31, 2014. In order to maintain its qualification as a REIT, the Company plans to distribute at least 90% of its taxable income to its stockholders.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The preparation of the balance sheet in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Separate statements of operations, changes in stockholder’s equity and cash flows have not been presented as there have been no activities for this entity.

Offering Costs

In connection with the initial public offering (“IPO”), affiliates of the Company have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the IPO. Such costs will be deferred and will be recorded as a reduction of proceeds of the IPO or as an offset to equity issued, or expensed if the IPO is not consummated.

Organization Costs

Organization costs are expensed as incurred. Such costs are comprised of the legal and professional fees associated with the formation of the Company.

4.	CONTINGENCIES

During the normal course of business we may be subject to claims or litigation. Any liability which may arise from such contingencies would not have a material adverse effect on the financial positions.

5.	SUBSEQUENT EVENTS

Management of the Company has evaluated all events and transactions through May 14, 2014 and has determined that there have been no events requiring adjustments to, or disclosure in this financial statement.

PARAMOUNT PREDECESSOR

CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS

(unaudited)

AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(dollar amounts in thousands)

	Pro Forma September 30, 2014	September 30, 2014	December 31, 2013
ASSETS:
Rental Property
Land	$101,426	$101,426	$78,300
Building and improvements	347,257	347,257	304,828
Tenant improvements	29,416	29,416	29,416
Furniture and fixtures	2,536	2,536	2,454

	480,635	480,635	414,998
Accumulated depreciation and amortization	(65,248)	(65,248)	(57,689)

Rental property—net	415,387	415,387	357,309
Real estate fund investments at fair value (cost of $1,867,000 and $1,790,000 as of September 30, 2014 and December 31, 2013, respectively)	2,316,554	2,316,554	2,158,889
Investments in partially owned entities	20,686	20,686	20,242
Cash and cash equivalents	254,606	254,606	307,161
Restricted cash	19,511	19,511	10,604
Marketable securities	20,466	20,466	26,065
Deferred rent receivable	2,641	2,641	2,776
Accounts and other receivables	22,534	22,534	10,157
Loan receivable from management	3,000	3,000	3,000
Deferred charges (net of accumulated amortization of $11,027 and $9,713 as of September 30, 2014 and December 31, 2013, respectively)	18,439	18,439	20,353
Other assets	25,808	25,808	6,135

Total Assets	$3,119,632	$3,119,632	$2,922,691

LIABILITIES:
Mortgage note and loans payable	$497,982	$497,982	$499,859
Preferred equity obligation	112,688	112,688	109,650
Loans payable to non-controlling interests	41,408	41,408	—
Accounts payable and accrued expenses	13,199	13,199	11,419
Profit sharing compensation payable	54,451	54,451	57,140
Distributions payable	51,414	—	—
Deferred income taxes	205,498	205,498	189,594
Other liabilities	29,591	29,591	29,585

Total Liabilities	1,006,231	954,817	897,247
Commitments and contingencies (Note 6)
EQUITY:
Shareholders’ equity	248,815	300,229	321,769
Non-controlling interests	1,864,586	1,864,586	1,703,675

Total Equity	2,113,401	2,164,815	2,025,444

TOTAL LIABILITIES AND EQUITY	$3,119,632	$3,119,632	$2,922,691

See Notes to Condensed Combined Consolidated Financial Statements (unaudited)

PARAMOUNT PREDECESSOR

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(dollar amounts in thousands)

	Nine months ended September 30,
	2014	2013
REVENUES:
Rental income	$25,087	$22,758
Tenant reimbursement income	1,266	1,268
Distributions from real estate fund investments	16,333	21,074
Realized and unrealized gains, net	123,150	132,171
Fee income	25,510	16,729

Total revenue	191,346	194,000

EXPENSES:
Operating	12,184	10,761
Depreciation and amortization	8,548	7,864
General and administrative	18,078	18,444
Profit sharing compensation	11,624	10,476
Other	5,172	3,176

Total expenses	55,606	50,721

Operating income	135,740	143,279
Income from partially owned entities	3,812	(150)
Unrealized (loss) gain on interest rate swaps	(673)	866
Interest and other income	1,707	6,798
Interest expense	(23,802)	(22,260)

Income before income taxes	116,784	128,533
Provision for income taxes	(7,925)	(6,509)

Net income	108,859	122,024
Net income attributable to non-controlling interests	(86,381)	(113,253)

Net income attributable to Paramount Predecessor	$22,478	$8,771

See Notes to Condensed Combined Consolidated Financial Statements (unaudited)

PARAMOUNT PREDECESSOR

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(dollar amounts in thousands)

	Shareholders’ Equity	Non-controlling Interests	Total Equity
Balance at December 31, 2013	$321,769	$1,703,675	$2,025,444
Net income	22,478	86,381	108,859
Contributions	9,188	213,812	223,000
Distributions	(53,206)	(139,282)	(192,488)

Balance at September 30, 2014	300,229	$1,864,586	$2,164,815

See Notes to Condensed Combined Consolidated Financial Statements (unaudited)

PARAMOUNT PREDECESSOR

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(dollar amounts in thousands)

	Shareholders’ Equity	Non-controlling Interests	Total Equity
Balance at December 31, 2012	$420,495	$1,317,731	$1,738,226
Net income	8,771	113,253	122,024
Contributions	7,718	44,750	52,468
Distributions	(105,677)	(5,872)	(111,549)

Balance at September 30, 2013	$331,307	$1,469,862	$1,801,169

See Notes to Condensed Combined Consolidated Financial Statements (unaudited)

PARAMOUNT PREDECESSOR

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(dollar amounts in thousands)

	Nine months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$108,859	$122,024
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,548	7,864
Amortization of deferred financing charge	325	325
Straight-lining of rental income	135	131
Unrealized loss (gain) on interest rate swaps	673	(866)
Realized and unrealized gains, net	(123,150)	(132,171)
Income (loss) from partially owned entities	(3,812)	150
Distributions of income from partially owned entities	2,039	1,314
Realized and unrealized gains from marketable securities	(1,082)	(3,668)
Other non cash adjustments	5,371	3,119
Changes in operating assets and liabilities:
(Increase)/decrease in restricted cash	(2,214)	4,117
Increase in real estate fund investments	(34,515)	(22,872)
Increase in accounts and other receivables	(12,377)	(5,840)
Decrease in deferred charges	600	—
(Increase)/decrease in other assets	(980)	2,859
(Decrease)/increase in accounts and other payables	(2,523)	4,699
(Decrease)/increase in profit sharing payables	(2,689)	7,802
Increase in deferred income taxes	15,904	1,249
Increase in other liabilities	6	1,765

Net cash used in operating activities	(40,882)	(7,999)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of and additions to rental properties	(64,732)	(127)
Development costs and construction in progress	(905)	—
Sale (purchase) of marketable securities	6,681	(1,427)
Change in restricted cash	(6,693)	1,422
Distributions of capital from partially owned entities	1,329	1,204

Net cash (used in) provided by investing activities	(64,320)	1,072

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from shareholders	9,188	7,718
Distributions to shareholders	(53,206)	(105,677)
Contribution from non-controlling interests	213,812	44,750
Distributions to non-controlling interests	(139,282)	(5,872)
Proceeds from loans payable to non-controlling interests	39,075	—
Proceeds from mortgage note and loans payable	—	7,861
Repayment of mortgage note and loans payable	(1,877)	(13,678)
Offering costs	(15,063)	—

Net cash provided by (used in) financing activities	52,647	(64,898)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(52,555)	(71,825)
CASH AND CASH EQUIVALENTS:
Beginning of period	307,161	304,978

End of period	$254,606	$233,153

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$17,000	$17,515

Cash payments for income taxes	$6,039	$3,058

NON-CASH TRANSACTIONS:
Interest accrued on loan payable to non-controlling interests	$2,333	$—

Interest accrued to the preferred equity obligation	$3,038	$3,119

Accrued offering costs	$4,303	$—

See Notes to Condensed Combined Consolidated Financial Statements (unaudited)

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

1. Organization and Basis of Presentation

Initial Public Offering and Formation Transactions

As used in these condensed combined consolidated financial statements, unless the context otherwise requires, “the Company”, “we”, “our” and “us” refer to Paramount Predecessor (as defined below) and its combined subsidiaries.

The Predecessor

Paramount Predecessor is not a legal entity, but rather a combination of legal entities that collectively form Paramount Predecessor. On July 18, 2014, Paramount Group, Inc. (“PGI”) and Metropolitan Rental Investments, Inc. entered into a merger agreement whereby PGI remains its surviving company:

•	PGI, a Delaware corporation

•	Arcade Rental Investments, Inc.

•	Arcade Rental Investments 2, Inc.

•	Cosmos Rental Investments, Inc.

•	Forum Rental Investments, Inc.

•	Imperial Rental Investments, Inc.

•	Marathon Rental Investments, Inc.

•	Milton Rental Investments, Inc.

Paramount Predecessor owns interests in real estate through ownership interests in funds, through direct ownership interests in properties and direct equity investments. Paramount Predecessor will be part of a series of formation transactions including mergers and contribution to a newly formed entity, Paramount Group, Inc., a Maryland corporation. This newly formed entity intends to conduct an initial public offering (“IPO”) in connection with the formation transactions.

Paramount Predecessor owns interests in (i) one wholly owned and controlled real estate property, MRI Waterview, LLC (“Waterview” or the “Wholly-owned Property”), (ii) fifteen private equity real estate funds controlled by Paramount Predecessor (which includes nine primary funds and six parallel funds) (collectively, the “Funds”) which own interests in twelve properties, and (iii) three properties for which Paramount Predecessor is a joint venture partner (the “Partially Owned Entities”).

(i) Waterview

Waterview owns an office building along with the underlying land in Rosslyn, Virginia. Waterview’s assets are recorded at historical cost in the condensed combined consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

(ii) The Funds

The following funds were formed to invest in office buildings and related facilities throughout the United States, particularly in New York City, Washington, D.C., and San Francisco (collectively referred to herein as the “Property Funds”):

•	Paramount Group Real Estate Fund I, L.P. (“Fund I”)

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

1. Organization and Basis of Presentation—(Continued)

•	Paramount Group Real Estate Fund II, L.P. (“Fund II”)

•	Paramount Group Real Estate Fund III, L.P. (“Fund III”)

•	Paramount Group Real Estate Fund IV, L.P. (“Fund IV”)

•	PGREF IV Parallel Fund (Cayman), L.P. (“Fund IV Cayman”)

•	Paramount Group Real Estate Fund V (CIP), L.P. (“Fund V CIP”)

•	Paramount Group Real Estate Fund V (Core), L.P. (“Fund V Core”)

•	PGREF V (Core) Parallel Fund (Cayman), L.P. (“Fund V Cayman”)

•	Paramount Group Real Estate Fund VII, LP (“Fund VII”)

•	Paramount Group Real Estate Fund VII-H, LP (“Fund VII-H”)

The following funds were formed to invest in real estate related assets including public/private debt and/or equity interests in assets, companies, or other structures involved directly or indirectly in real estate and/or originate, acquire, or issue loans to public/private real estate companies (collectively referred to herein as the “Alternative Investment Funds”):

•	Paramount Group Real Estate Special Situations Fund, L.P. (“PGRESS”)

•	Paramount Group Real Estate Special Situations Fund–H, L.P. (“PGRESS-H”)

•	Paramount Group Real Estate Special Situations Fund–A, L.P. (“PGRESS-A”)

•	Paramount Group Real Estate Fund VIII, L.P. (“Fund VIII”)

The following fund was formed to acquire, develop and manage the residential development project at 75 Howard Street:

•	Paramount Group Residential Development Fund, LP (“Residential Fund”)

The Property Funds and Residential Fund own interests in the following properties:

•	1633 Broadway, New York, NY

•	60 Wall Street, New York, NY

•	900 Third Avenue, New York, NY

•	31 West 52nd Street, New York, NY

•	1301 Avenue of the Americas, New York, NY

•	One Market Plaza, San Francisco, CA

•	50 Beale Street, San Francisco, CA

•	75 Howard Street, San Francisco, CA

•	Liberty Place, Washington, D.C.

•	1899 Pennsylvania Avenue, Washington, D.C.

•	2099 Pennsylvania Avenue, Washington, D.C.

•	425 Eye Street, Washington, D.C.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

1. Organization and Basis of Presentation—(Continued)

Paramount Predecessor evaluated each of the Funds pursuant to the control model of Accounting Standards Codification (“ASC”) 810-20, Consolidation—Control of Partnerships and Similar Entities and concluded that based on its rights and responsibilities as the sole managing member of the general partner it should consolidate each of the Funds. With the exception of the Residential Fund, which is carried at historical cost, each of the Funds qualify as investment companies pursuant to Financial Services—Investment Companies (“ASC 946”) for accounting purposes, and hence the underlying real estate investments are carried at fair value, which is retained in consolidation by Paramount Predecessor.

(iii) Partially Owned Entities

•	1325 Avenue of the Americas, L.P. (“1325 AofA”)

Paramount Predecessor is a joint venture partner with a 50% ownership in 1325 AofA which owns the office building located at 1325 Avenue of the Americas in New York City.

•	900 Third Avenue, L.P. (“900 Third”)

Fund III and Fund IV have a combined 88.23% interest in 900 Third, which owns the office building at 900 Third Avenue in New York City. PGI and MRI hold the remaining 11.77% as a joint venture partner.

•	712 Fifth Avenue, L.P. (“712 Fifth”)

Paramount Predecessor has a 50% ownership interest in 712 Fifth. 712 Fifth is a partnership which owns the office building located at 712 Fifth Avenue in New York City. A portion of the land underlying the building is subject to a ground lease.

Paramount Predecessor accounts for its interests in 1325 AofA, 900 Third, and 712 Fifth using the equity method of accounting as Paramount Predecessor has significant influence over these entities but does not have a controlling financial interest.

Basis of Quarterly Combination and Presentation

The Paramount Predecessor entities are considered to be entities under common control as they are all controlled by immediate family members that hold more than 50 percent of the voting ownership interest of each Paramount Predecessor entity.

The accompanying condensed combined consolidated financial statements of Paramount Predecessor are unaudited and are prepared in accordance with U.S. GAAP for interim financial information. Accordingly, certain information and footnote disclosure required by GAAP for complete financial statements have been condensed or omitted in accordance with such rules and regulations. All significant intercompany balances and transactions have been eliminated. In the opinion of Paramount Predecessor’s management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial statements of Paramount Predecessor have been made. The condensed combined consolidated financial statements include all the accounts and operations of Paramount Predecessor, as defined above, except for interests held by Forum Rental Investments, Inc., Milton Rental Investments, Inc., and Imperial Rental Investments, Inc. in 2 West 56th St, LP, Metropolitan Rental Investments, Inc. in CNBB and the Residential Fund, and by Imperial Rental Investments, Inc. in PGRESS and Fund V CIP, which will be divested and not included in the IPO.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

1. Organization and Basis of Presentation—(Continued)

Unaudited Pro Forma Balance Sheet: In connection with the IPO, the Company expects to make distributions of $51,414 to its stockholders. The accompanying unaudited pro forma balance sheet as of September 30, 2014 gives effect to the $51,414 distribution expected to be made by the Company.

2. Summary of Significant Accounting Policies

Accounting Estimates—The preparation of the condensed combined consolidated financial statements in accordance with U.S. GAAP requires management to use estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant items subject to such estimates and assumptions include allocation of the purchase price of acquired real estate properties among tangible and intangible assets, determination of the useful life of real estate properties and other long-lived assets, valuation and impairment analysis of combined and uncombined commercial real estate properties and other long-lived assets, and valuation of interest rate swaps. These estimates are prepared using management’s best judgment, after considering past, current, and expected events and economic conditions.

Consolidation—Paramount Predecessor consolidates all entities that it controls through a majority voting interest or otherwise, including those Funds in which the general partner is presumed to have control. Although Paramount Predecessor does not have a controlling ownership interest in the Funds, the limited partners do not have the right to dissolve the partnerships or have substantive kick out rights or participating rights that would overcome the presumption of control by Paramount Predecessor. Accordingly, Paramount Predecessor consolidates the Funds and records non-controlling interests to reflect the economic interests of the limited partners.

In addition, Paramount Predecessor consolidates all variable interest entities (“VIEs”) in which it is the primary beneficiary. An enterprise is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which Paramount Predecessor holds a variable interest is a VIE and (b) whether Paramount Predecessor’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees) would give it a controlling financial interest. Performance of that analysis requires the exercise of judgment. VIEs qualify for the deferral of the consolidation guidance if all of the following conditions have been met:

(a)	The entity has all of the attributes of an investment company as specified in ASC 946 or is an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with ASC 946,

(b)	The reporting entity does not have explicit or implicit obligations to fund any losses of the entity that could potentially be significant to the entity, and

(c)	The entity is not a securitization or asset-backed financing entity or an entity that was formerly considered a qualifying special purpose entity.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

Where the VIEs have qualified for the deferral of the current consolidation guidance, the analysis is based on previous consolidation guidance. This guidance requires an analysis to determine (a) whether an entity in which Paramount Predecessor holds a variable interest is a VIE and (b) whether Paramount Predecessor’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would be expected to absorb a majority of the variability of the entity. Under both guidelines, Paramount Predecessor determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion quarterly. In evaluating whether Paramount Predecessor is the primary beneficiary, Paramount Predecessor evaluates its economic interests in the entity held either directly by Paramount Predecessor and its affiliates or indirectly through employees. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that Paramount Predecessor is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by Paramount Predecessor, affiliates of Paramount Predecessor or third parties) or amendments to the governing documents of the respective Funds could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, Paramount Predecessor assesses whether it is the primary beneficiary and consolidates or deconsolidates accordingly.

Recent Pronouncements—In January 2013, the FASB issued ASU 2013-01, Balance Sheet: Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, to clarify the scope of disclosures about offsetting assets and liabilities. The amendments clarified that the scope of guidance issued in December 2011 to enhance disclosures around financial instruments and derivative instruments that are either (a) offset, or (b) subject to a master netting agreement or similar agreement, irrespective of whether they are offset, applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. Adoptions of these amendments on January 1, 2013, did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date (“ASU 2013-04”), which addresses the recognition, measurement and disclosure of certain obligations including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. ASU 2013-04 states that entities would record obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the entity expects to pay on behalf of its co-obligors. The guidance in ASU 2013-04 also requires an entity to disclose the nature and amount of the obligation as well as other information about such obligations. For nonpublic entities, the ASU is effective for fiscal years ending after December 15, 2014, with early adoption permitted. Paramount Predecessor adopted this ASU effective December 31, 2013. Adoption did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02 to ASC Topic 220, Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires additional disclosures regarding significant reclassifications out of each component of accumulated other comprehensive income, including the effect on the respective line items of net income for amounts that are required to be reclassified into net income in their entirety and cross-references to other disclosures providing additional information for amounts that are not required to be reclassified into net

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

income in their entirety. The adoption of ASU 2013-02 as of January 1, 2013, did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services—Investment Companies—Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). The amendments in this update change the assessment of whether an entity is an investment company by developing a new two-tiered approach for that assessment, which requires an entity to possess certain fundamental characteristics while allowing judgment in assessing other typical characteristics. The new approach requires an entity to assess all of the characteristics of an investment company and consider its purpose and determine whether it is an investment company. The adoption of ASU 2013-18 on January 1, 2014 did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

In April 2014, the FASB issued an update (“ASU 2014-08”) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under ASU 2014-08, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the ASU expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. Paramount Predecessor adopted this ASU effective January 1, 2014. Adoption did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

3. Real Estate Fund Investments

With the exception of the Residential Fund, which is carried at historical cost, the Funds qualify as investment companies pursuant to ASC 946, and reflect their underlying investments, including majority-owned and controlled investments, at fair value. Paramount Predecessor has retained the specialized accounting for the Funds. Thus, the Funds’ investments are reflected in real estate fund investments at fair value on the condensed combined consolidated balance sheet, with unrealized gains and losses resulting from changes in fair value reflected as a component of realized and unrealized gains, net in the condensed combined consolidated statements of income. The following table summarizes the capital commitments to the Funds:

Fund Information at September 30, 2014
Fund	Formation Date	Committed Capital	Contributed Capital
Property Funds:
Fund I	2003	$125,000	$125,000
Fund II	2003	218,333	218,333
Fund III	2005	656,400	656,400
Fund IV	2007	370,600	370,600
Fund IV Cayman	2007	38,410	38,410
Fund V Core	2007	204,000	204,000
Fund V CIP	2009	174,590	174,590
Fund V Cayman	2008	17,410	17,410
Fund VII	2012	186,100	78,706
Fund VII-H	2012	5,610	3,294
Alternative Investment Funds
PGRESS	2008	177,000	69,292
PGRESS-A	2010	19,729	9,250
PGRESS-H	2012	6,917	6,917
Fund VIII	2013	—	—
Residential Fund:
Residential Fund	2013	135,620	75,620

		$2,335,719	$2,047,822

Property Funds

As of September 30, 2014, the properties that comprise the Property Funds’ underlying investments are as follows:

•	1633 Broadway, New York, NY

•	60 Wall Street, New York, NY

•	900 Third Avenue, New York, NY

•	31 West 52nd Street, New York, NY

•	1301 Avenue of the Americas, New York, NY

•	One Market Plaza, San Francisco, CA

•	50 Beale Street, San Francisco, CA

•	Liberty Place, Washington, D.C.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

•	1899 Pennsylvania Avenue, Washington, D.C.

•	2099 Pennsylvania Avenue, Washington, D.C.

•	425 Eye Street, Washington, D.C.

The following table represents the Property Funds’ ownership in the underlying investments held as of September 30, 2014:

	As of September 30, 2014
Property Funds:	1633 Broadway	60 Wall Street	900 Third Avenue (1)	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza (2)	50 Beale Street (3)	Liberty Place	1899 Penn Avenue	2099 Penn Avenue	425 Eye Street
Fund I	51.00%	—	—	—	—	—	—	—	—	—	100.00%
Fund II	—	46.30%	—	—	—	—	—	—	—	—	—
Fund III	—	16.00%	39.23%	42.58%	17.66%	51.00%	—	—	—	—	—
Fund IV	22.20%	—	44.40%	—	4.03%	—	—	40.77%	64.88%	90.61%	—
Fund IV Cayman	2.30%	—	4.60%	—	0.42%	—	—	4.23%	6.72%	9.39%	—
Fund V Core	—	—	—	8.42%	19.88%	—	—	23.10%	11.93%	—	—
Fund V CIP	—	—	—	10.38%	30.56%	—	—	29.15%	15.05%	—	—
Fund V Cayman	—	—	—	0.95%	2.95%	—	—	2.75%	1.42%	—	—
Fund VII	—	—	—	—	—	—	41.08%	—	—	—	—
Fund VII-H	—	—	—	—	—	—	1.72%	—	—	—	—

Total Funds	75.50%	62.30%	88.23%	62.33%	75.50%	51.00%	42.80%	100.00%	100.00%	100.00%	100.00%
Other investors	24.50%	37.70%	11.77%	37.67%	24.50%	49.00%	57.20%	—	—	—	—

Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

(1)	Fund III, Fund IV and Fund IV Cayman have a combined 88.23% interest in 900 Third, which owns the office building at 900 Third Avenue in New York City. The remaining interest of 900 Third Avenue is held by Paramount Predecessor through a joint venture with an 11.13% interest and by Paramount Predecessor’s deferred compensation plan with a 0.64% interest.
(2)	On July 23, 2014, Fund III, PGRESS and PGRSS-H sold a combined 49.0% interest (24.00%, 24.06% and 0.94%, respectively) in One Market Plaza to an unrelated third party for net proceeds of approximately $195,800, which resulted in a net gain of approximately $32,800.
(3)	On September 9, 2014, Fund VII and its joint venture partners acquired 50 Beale Street, a 662,400 square foot Class A office building in San Francisco, California, for $395 million.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

Each of the Property Funds’ underlying investments is comprised of the building and land, a mortgage secured by the respective property and net assets and liabilities relating to the operations of the property. The balance sheets as of September 30, 2014 and the income statements for the nine months ended September 30, 2014 and 2013 of the underlying property investments of the Property Funds held as of September 30, 2014 are provided below:

	Property Funds’ underlying investments as of September 30, 2014
Balance Sheet	1633 Broadway	60 Wall St	900 Third Ave	31 West 52nd St	1301 Ave of the Americas	One Market	50 Beale St	Liberty Place	1899 Penn	2099 Penn	425 Eye St
Rental property, net	$146,847	$955,519	$134,014	$806,473	$1,671,316	$1,277,421	$394,401	$150,100	$143,820	$159,500	$158,914
Deferred charges, net	40,124	23,300	8,688	26,233	21,959	23,752	2,790	—	4,258		2,728
Cash and cash equivalents	50,836	19,600	13,851	17,545	6,462	9,286	772	2,987	8,136	1,682	5,591
Restricted cash	—	—	—	—	21,364	41,374	—	1,771	—	1,350	2,481
Deferred rent receivable	93,823	33,699	10,791	26,921	45,299	21,908	—	—	2,875		3,261
Other assets	10,892	25,157	3,598	20,774	16,371	1,179	218	221	2,429	151	5,160

Total assets	$342,522	$1,057,275	$170,942	$897,946	$1,782,771	$1,374,920	$398,181	$155,079	$161,518	$162,683	$178,135

Mortgage notes and loans payable	$926,260	$925,000	$274,337	$413,490	$1,149,581	$852,889	$228,000	$84,000	$90,600	$125,188	$124,000
Accounts payable and accruals	8,975	4,448	3,167	1,187	12,136	15,882	2,718	1,602	503	1,002	1,057
Interest rate swap liabilities, net	67,001	—	20,592	30,758	15,606	91,810	—	—	—	—	—
Other liabilities	2,412	5,583	733	176,678	74,256	10,230	198	799	7,583	143	—

Total liabilities	1,004,648	935,031	298,829	622,113	1,251,579	970,811	230,916	86,401	98,686	126,333	125,057

Partners’ equity (deficit)	(662,126)	122,244	(127,887)	275,833	531,192	404,109	167,265	68,678	62,832	36,350	53,078

Total liabilities and partners’ equity	$342,522	$1,057,275	$170,942	$897,946	$1,782,771	$1,374,920	$398,181	$155,079	$161,518	$162,683	$178,135

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

	Property Funds’ underlying investments for the nine months ended September 30, 2014
Statement of Income	1633 Broadway	60 Wall St	900 Third Avenue	31 West 52nd St	1301 Ave of the Americas	One Market Plaza	50 Beale St(1)	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye St
Rental income	$112,075	$50,193	$26,472	$56,106	$83,866	$53,678	$1,364	$5,198	$6,071	$127	$7,939
Tenant reimbursement income	10,580	—	2,314	4,090	6,922	1,007	81	1,659	3,069	5	1,041
Other income	2,438	9	810	3,104	2,527	2,548	31	39	101	19	—

Total revenues	125,093	50,202	29,596	63,300	93,315	57,233	1,476	6,896	9,241	151	8,980

Building operating expenses	42,320	90	12,332	17,941	38,801	21,265	633	3,329	3,908	3,454	4,319
Related party management fees	2,253	503	787	1,008	1,264	585	37	186	209	21	275

Operating expenses	44,573	593	13,119	18,949	40,065	21,850	670	3,515	4,117	3,475	4,594
Depreciation and amortization	8,801	19,639	5,049	19,960	30,897	26,327	456	—	2,921	—	4,193
General and administrative	33	16	37	59	96	464	3,704	12	13	739	84

Total expenses	53,407	20,248	18,205	38,968	71,058	48,641	4,830	3,527	7,051	4,214	8,871

Operating income (loss)	71,686	29,954	11,391	24,332	22,257	8,592	(3,354)	3,369	2,190	(4,063)	109

Unrealized gain on interest rate swaps	23,891	—	5,768	8,549	10,566	21,209	—	—	—	—	—
Interest expense	(38,630)	(42,705)	(11,088)	(16,691)	(46,248)	(40,563)	(532)	(2,835)	(3,386)	(3,697)	(3,797)
Unrealized depreciation on investment in real estate	—	—	—	—	—	—	—	(506)	—	(535)	—

Net income (loss) before taxes	56,947	(12,751)	6,071	16,190	(13,425)	(10,762)	(3,886)	28	(1,196)	(8,295)	(3,688)
(Provision) benefit for income taxes	—	—	—	—	—	—	—	(4)	279	—	(2,294)

Net income (loss)	$56,947	$(12,751)	$6,071	$16,190	$(13,425)	$(10,762)	$(3,886)	$24	$(917)	$(8,295)	$(5,982)

(1)	Represents the results of operations from September 9, 2014, the date of acquisition.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

	Property Funds’ underlying investments for the nine months ended September 30, 2013
Statement of Income	1633 Broadway	60 Wall Street	900 Third Avenue	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street
Rental income	$97,913	$52,864	$24,951	$57,013	$74,042	$57,958	$6,359	$7,481	$467	$7,599
Tenant reimbursement income	11,160	—	2,067	3,510	7,692	1,259	1,864	3,731	5	11
Other income	1,902	21	513	1,024	1,899	5,959	67	130	51	751

Total revenues	110,975	52,885	27,531	61,547	83,633	65,176	8,290	11,342	523	8,361

Building operating expenses	41,508	108	12,072	17,081	38,600	21,888	3,167	4,896	3,334	3,997
Related party management fees	2,138	529	720	960	1,235	630	208	256	12	269

Operating expenses	43,646	637	12,792	18,041	39,835	22,518	3,375	5,152	3,346	4,266
Depreciation and amortization	8,390	19,535	4,762	17,174	28,093	28,733	—	3,156	—	4,120
General and administrative	57	12	10	23	45	107	8	8	8	17

Total expenses	52,093	20,184	17,564	35,238	67,973	51,358	3,383	8,316	3,354	8,403

Operating income (loss)	58,882	32,701	9,967	26,309	15,660	13,818	4,907	3,026	(2,831)	(42)

Unrealized gain on interest rate swaps	27,240	—	7,769	12,468	17,846	28,664	—	—	1,101	427
Interest expense	(39,475)	(42,705)	(11,130)	(16,680)	(52,735)	(41,179)	(2,835)	(2,229)	(3,281)	(4,381)
Unrealized (depreciation) appreciation on investment in real estate	—	—	—	—	—	—	(2,638)	—	3,363	—

Net income (loss) before taxes	46,647	(10,004)	6,606	22,097	(19,229)	1,303	(566)	797	(1,648)	(3,996)
Benefit (provision) for income taxes	—	—	—	—	—	—	55	(40)	(1)	1,869

Net income (loss)	$46,647	$(10,004)	$6,606	$22,097	$(19,229)	$1,303	$(511)	$757	$(1,649)	$(2,127)

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

On March 14, 2014, Fund III, PGRESS and PGRESS-H sold a detached seven story parking structure located on 75 Howard Street in San Francisco (“75 Howard”) to the Residential Fund for $64,650. Prior to the sale, 75 Howard was consolidated into One Market Plaza and is included in One Market Plaza in the property tables above. The assets acquired by the Residential Fund consisting primarily of land and building improvement(s), were recorded on the Company’s condensed combined consolidated financial statements based upon their estimated fair values preliminarily assessed as of such date. As of September 30, 2014, the Company had not yet finalized the purchase price allocation for this acquisition. The acquisition was not material to the Company’s operations, financial position, or cash flows. The purpose of Residential Fund is to develop 75 Howard into a luxury condominium complex.

Alternative Investment Funds

As of September 30, 2014, the Alternative Investment Funds have investments secured by debt or equity interests in the following properties:

•	One Court Square, New York (“OCS”)

The investment in OCS is a $125,000 preferred equity investment, of which the Alternative Investment Funds own a 28% partnership interest. The preferred equity investment is in a partnership that owns the property and land located at One Court Square, NY. The OCS investment has a dividend rate of 15% of which 9.5% is payable monthly, with the remaining 5.5% compounded monthly and added to the preferred equity balance. The preferred equity investment is scheduled to be redeemed on September 1, 2015, and has a one year extension option. During the extension, if exercised, the dividend rate increases to 16%, with the current pay portion increasing to 10%.

•	2 Herald Square, New York (“2 Herald”)

The investment in 2 Herald is a $12,500 preferred equity investment in a partnership that owns the property and land located at 2 Herald Square. The preferred equity investment has a dividend rate of 10.3% of which 7.0% is paid monthly with the remaining 3.3% compounded monthly and added to the preferred equity balance. The preferred equity investment is scheduled to be redeemed on April 11, 2017, and has up to two one year extension options.

•	470 Vanderbilt Avenue, New York (“470 Vanderbilt”)

On February 28, 2014, PGRESS, PGRESS-A, and PGRESS-H purchased a preferred equity position in the partnership that owns the property and land located at 470 Vanderbilt Avenue for $33,750. The preferred equity investment has a dividend rate of 10.25%, of which 8.0% is payable monthly, with the remaining 2.25% compounded monthly and added to the preferred equity balance. The preferred equity investment is scheduled to be redeemed on February 26, 2019.

During 2014, the Alternative Investment Funds sold the following investments:

•	One Market Plaza, San Francisco (“OMP”)

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

On February 14, 2014, PGRESS and PGRESS-H acquired a 25% ownership interest in the partnership that owns the property and land located at One Market Plaza for $70,000. On July 23, 2014, PGRESS and PGRESS-H sold their ownership interest and realized net proceeds of approximately $90,500, which was distributed to investors on August 21, 2014.

•	666 Fifth Avenue, New York (“666 Fifth”)

On December 22, 2008, the Alternative Investment Fund acquired a $29,190 debt investment secured by 666 Fifth for $22,100. On September 24, 2014, the Alternative Investment Fund sold the investment and realized net proceeds of approximately $25,800, which was distributed to investors on September 30, 2014. The sale resulted in a net gain of approximately $600.

Allocation of Distributions and Profits and Losses from the Funds

The priorities of distributions, including proceeds from capital transactions, are defined in each Fund’s respective agreement with Paramount Predecessor and the limited partners. Income or loss is allocated among Paramount Predecessor and the limited partners so as to conform to stipulated distributions in accordance with the Funds’ agreements. If certain performance targets within these agreements are met, Paramount Predecessor is also entitled to a preference allocation. As of September 30, 2014 and December 31, 2013, Paramount Predecessor was entitled to a preferred allocation from the following Funds:

Fund:	2014	2013
Fund I	$35,290	$32,289
Fund V CIP	561	—
PGRESS	1,400	2,251
PGRESS-H	126	17

	$37,377	$34,557

The effect of the preference allocation is reflected in the allocation of net income attributable to controlling and non-controlling interests in the condensed combined consolidated statement of income. Preference allocation to Paramount Predecessor results in an increase in the net income attributable to Paramount Predecessor.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

4. Investments in Partially Owned Entities

The following tables are summaries of the Partially Owned Entities’ financial information:

	As of September 30, 2014
Balance Sheet	1325 Avenue of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Real estate, net	$214,083	$134,014	$223,558
Other assets	48,891	36,928	36,608

Total assets	$262,974	$170,942	$260,166

Mortgage note and loan payable	$220,000	$274,337	$225,000
Other liabilities	5,262	24,492	43,767

Total liabilities	225,262	298,829	268,767

Partners’ equity (deficit)	37,712	(127,887)	(8,601)

Total liabilities and partners’ equity	$262,974	$170,942	$260,166

Ownership Interest	50%	12%	50%
The Company’s share of equity—carrying amount of our investments in Partially Owned Entities	$18,856	$—	$1,830	$20,686

	For the nine months ended September 30, 2014
Statement of Income	1325 Avenue of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Rental income	$27,561	$26,472	$34,609
Tenant reimbursement income	3,765	2,314	3,385
Other income	1,278	810	888

Total revenue	32,604	29,596	38,882

Building operating expenses	16,596	12,332	15,747
Related party management fees	1,182	787	1,431

Operating expenses	17,778	13,119	17,178
Depreciation and amortization	6,447	5,049	8,268
General and administrative	130	37	100

Total expenses	24,355	18,205	25,546

Operating income	8,249	11,391	13,336

Unrealized gain on interest rate swap	—	5,768	5,337
Interest expense	(8,362)	(11,088)	(10,936)

Net (loss) income	$(113)	$6,071	$7,737

Ownership Interest	50%	12%	50%
The Company’s share of (loss) income from Partially Owned Entities	$(57)	$—	$3,869	$3,812

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

4. Investments in Partially Owned Entities—(Continued)

	For the nine months ended September 30, 2013
Statement of Income	1325 Avenue of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Rental income	$24,398	$24,951	$30,172
Tenant reimbursement income	3,670	2,067	3,277
Other income	944	513	1,187

Total revenue	29,012	27,531	34,636

Building operating expenses	16,539	12,072	15,268
Related party management fees	1,048	720	1,266

Operating expenses	17,587	12,792	16,534
Depreciation and amortization	5,873	4,762	7,507
General and administrative	118	10	84

Total expenses	23,578	17,564	24,125

Operating income	5,434	9,967	10,511

Unrealized gain on interest rate swap	—	7,769	7,869
Interest expense	(8,363)	(11,130)	(10,828)

Net (loss) income	$(2,929)	$6,606	$7,552

Ownership Interest	50%	12%	50%
The Company’s share of (loss) income from Partially Owned Entities	$(1,464)	$—	$1,314	$(150)

As of September 30, 2014 and December 31, 2013, the carrying amount of our investment in 900 Third was $0. We have no obligation to fund additional capital and therefore do not recognize losses after the carrying amount of our investment has been reduced to $0. Any losses not recognized will offset future net income until all unrecognized losses are utilized. For the nine months ended September 30, 2014 and 2013, the Company’s share of unrecognized losses for 900 Third totaled $3,003 and $3,981, respectively.

Additionally, as of December 31, 2013, the carrying amount of our investment in 712 Fifth was $0. As of September 30, 2014, the carrying amount of our investment in 712 Fifth exceeds our share of the equity in the net assets of 712 Fifth by approximately $6,130. This basis difference resulted from distributions in excess of our share of the equity in net earnings of 712 Fifth.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

5. Related Party Transactions

Fee Income

Paramount Predecessor recognizes fee income for the Managed Properties. The fees are reflected as fee income in the combined consolidated statements of income.

Income related to the Managed Properties consists of the following:

	Nine months ending September 30,
Gross Fees:	2014	2013
Property management fees	$11,630	$11,639
Leasing fees	1,572	160
Construction fees	4,302	2,540
Financing fees	570	560
Consulting fees	128	—
Acquisition and disposition fees	8,277	1,830
Eliminated fees(1)	(969)	—

Net fee income	$25,510	$16,729

(1)	Eliminated fees relate to the acquisition and disposition fees generated by the sale of 75 Howard.

Asset Management Fees

Paramount Predecessor earns asset management fees from Funds it manages. Asset management fees and expenses related to Funds included in the condensed combined consolidated financial statements are eliminated in combination and consolidation.

The effect of fees earned from limited partners is reflected in the allocation of net income attributable to Paramount Predecessor and non-controlling interests in the statement of income. Asset management fees related to the limited partners are reflected as a reduction to net income attributable to non-controlling interest which results in a corresponding increase in the net income attributable to Paramount Predecessor.

The following is a summary of the asset management fees earned by Paramount Predecessor:

	For the nine months Ended September 30,
	2014	2013
Gross Asset Management Fees	$22,731	$20,113
Eliminated Fees(2)	(991)	(785)

Net Asset Management Fees	$21,740	$19,328

(2)	Eliminated fees reflect a reduction in asset management fees from the general partner interest in each of the real estate investment funds.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

5. Related Party Transactions—(Continued)

Management Fees

Included in other receivables and accounts payable are accrued fees that have been recorded, but not paid by or refunded to the Managed Properties. In addition, the Managed Properties must reimburse Paramount Predecessor for other professional services which it arranges for in the course of its property management activities. As of September 30, 2014 and December 31, 2013, the net balances due from Managed Properties were $1,089 and $1,376, respectively.

Employee Loan

Paramount Predecessor made a $5,000 loan to an employee in 2011. The loan has an outstanding balance of $3,000 as of September 30, 2014 and December 31, 2013, respectively. The interest rate on the loan is fixed at 2.49% and the loan matures on December 31, 2016. Payment of interest and $1,000 in principal are due annually on December 31.

Family Office Services

Family office services mainly comprise accounting and bookkeeping services. During the nine months ended September 30, 2014, and 2013, Paramount Predecessor provided certain family office services to the stockholders of Paramount Predecessor without charge, the value of these services is considered to be de minimis.

6. Commitments and Contingencies

Funding Commitments

Paramount Predecessor had $22,387 of uncalled funding commitments as of September 30, 2014 representing general partner and limited partner capital funding commitments to the Funds.

In addition, as of September 30, 2014, the Managed Properties have contractual obligations to fund $54,506 of tenant improvements under executed leases. These obligations are direct obligations of the Managed Properties rather than of Paramount Predecessor, and Paramount Predecessor does not have an obligation to fulfill these commitments.

Contingencies

Guarantees

Certain of the Funds guarantee payments to third parties in connection with ongoing business activities. There is no recourse to Paramount Predecessor to fulfill such obligations beyond the assets of the respective fund. To the extent that underlying funds are required to fulfill guarantee obligations. Paramount Predecessor’s invested capital in such Funds is at risk. Other than those discussed above, there are no guarantees as of September 30, 2014 and December 31, 2013.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

6. Commitments and Contingencies—(Continued)

Litigation

In the normal course of business, from time to time, Paramount Predecessor is involved in legal proceedings relating to the ownership and operations of Paramount Predecessor’s Managed Properties. Management believes the insurance policies Paramount Predecessor has in place would be sufficient to cover any such exposures. In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions which are not covered by the insurance policy will not have a material effect on Paramount Predecessor’s condensed combined consolidated financial position, results of operations, or liquidity.

7. Debt

Mortgage Note and Loans Payable

Mortgage note and loans payable are stated at their amortized cost. Financing costs are capitalized and amortized on a straight-line basis, which approximates the effective interest method, over the initial term of the related loan. To fund the acquisitions of properties, Paramount Predecessor took out loans and entered into three Omnibus Loan Agreements (individually and collectively referred to as the “Omnibus Loan”) at the Fund level. These loans, upon lender approval, made available a credit facility to be used for membership interest advances. Additionally, the loans each provide a property working capital advance to fund leasing costs and capital improvements in the underlying investments. Below is a table summarizing the mortgage note and loans payable:

	Maturity	Spread over LIBOR	Interest Rate at		Balance at
			September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Mortgage Note Payable:
Waterview(1)	Jun-17	n/a	5.76%	5.76%	$210,000	$210,000

Total Mortgage Note Payable					210,000	210,000

Loans Payable:
Fund I:
Working capital advance(2)	Nov-16	LIBOR + 263bps	2.78%	2.79%	20,000	20,000
1633 Broadway(3)	Nov-16	LIBOR +159bps	1.74%	1.77%	84,122	84,122
Fund II:
Working capital advance(2)	Nov-16	LIBOR + 269bps	2.92%	2.93%	13,150	13,150
Fund III:
Working capital advance(2)	Dec-15	LIBOR + 286bps	3.01%	3.02%	6,323	6,323
900 Third Avenue(4)	Jun-17	LIBOR + 158bps	1.73%	3.20%	27,398	27,711
One Market Plaza(5)	Jul-17	LIBOR + 162bps	1.77%	1.78%	136,989	138,553

Total Loans Payable					287,982	289,859

Total Mortgage Note and Loans Payable					$497,982	$499,859

Notes to preceding tabular information:

(1)	In conjunction with the acquisition of the property, Waterview obtained a $210,000 loan secured by a mortgage and evidenced by a note. Interest rate is fixed through maturity. Waterview incurred approximately $1,801 in financing costs.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

7. Debt—(Continued)

(2)	The Omnibus Loan for Funds I, II, and III provided Paramount Predecessor with a working capital advance.
(3)	Fund I borrowed $85,000 under the Fund I Omnibus Loan in conjunction with the acquisition of 1633 Broadway. The loan had four options to extend the maturity date from October 15, 2012. The first option was for five years and the remaining three are for one-year. On August 8, 2012, Fund I exercised the first extension option—extending the loan’s maturity through November 5, 2016. During the extension period, principal and interest is payable based on a 28-year amortization schedule.
(4)	Fund III drew $28,000 from the 900 Third Avenue Omnibus Loan in conjunction with the acquisition of its partnership interest in 900 Third. The loan had four options to extend the maturity date from June 11, 2012. The first option was for five years, and the remaining three are for one-year. In March 2012, Fund III exercised the first extension option—extending the loan’s maturity through June 12, 2017. During the extension period, principal and interest is payable based on a 28-year amortization schedule.
(5)	Fund III drew $140,000 from the One Market Plaza Omnibus Loan in conjunction with the acquisition of One Market Plaza. The loan had four options to extend the maturity date from July 2, 2012. The first option was for five years and the remaining three are for one-year. In July 2012, Fund III exercised the first extension—extending the loan’s maturity through July 3, 2017. During the extension period, principal and interest is payable based on a 28-year amortization schedule.

Pursuant to the mortgage note and loan agreements, certain covenants restrict sale of investments, limit future borrowings and place limitations on distributions excluding distributions for income taxes. Paramount Predecessor believes it is in compliance with all covenants as of September 30, 2014 and December 31, 2013.

Preferred Equity Obligation

On July 28, 2011, Fund IV and Fund IV Cayman and a joint venture partner for 1633 Broadway (collectively, “New 1633 Partners”) acquired 19.40%, 5.10% and 24.50% limited partnership interests in 1633 Broadway, respectively. Subsequent to the acquisition, as noted in Note 3, Fund IV acquired an additional 2.80% of Fund IV Cayman’s limited partnership interest resulting in a total limited partnership interest for Fund IV and Fund IV Cayman of 22.20% and 2.30%, respectively. The remaining 51.00% partnership interest is held by Fund I. Simultaneous to the acquisition, a third party preferred partner (“Preferred Partner”) made a $200,000 preferred equity investment in 1633 Broadway, to fund a portion of the purchase price on behalf of the New 1633 Partners. The preferred equity investment is required to be repaid on or before July 28, 2016.

Paramount Predecessor has determined that the Preferred Partner’s preferred equity investment in 1633 Broadway should be recognized as a liability in the condensed combined consolidated balance sheets because Paramount Predecessor is required to pay a fixed determinable amount on a specified date irrespective of the performance of the underlying investment in 1633 Broadway.

The Preferred Partner is entitled to an 8.5% preferred dividend per annum on its preferred equity investment as well as an exit fee upon disposition of the investment in 1633 Broadway. The Preferred Partner receives quarterly dividend payments of 5% per annum, increasing to 7% per annum on July 28, 2014, while all unpaid preferred dividends are compounded monthly and added to the preferred equity obligation. Allocations of net profit or loss of the Partnership are allocated among the Partners in accordance with their ownership interests. The exit fee of approximately $2,400 is amortized using the effective interest method. As of September 30, 2014 and December 31, 2013, the amortized portion of the exit fee attributable to Paramount Predecessor was approximately $749 and $573, respectively, and is included in other liabilities on the accompanying condensed

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

7. Debt—(Continued)

combined consolidated balance sheets. For the nine months ended September 30, 2014 and 2013, the exit fee amortization attributable to Paramount Predecessor was approximately $176 and $176, respectively, and is included as a component of interest expense on the accompanying condensed combined consolidated statements of income.

Loans Payable to Non-Controlling Interests

Paramount Group Real Estate Fund RDF –LF, LP (“Residential Fund Feeder”) is a feeder vehicle designed to allow certain investors to invest in the Residential Fund with favorable tax treatment and is consolidated by the Company. Investors of the Residential Fund Feeder contribute capital as a combination of an equity contribution and a loan to the Residential Fund Feeder. As of September 30, 2014 the loan balances of the Residential Fund Feeder from its investors totaled $41,408 (inclusive of a $6,000 loan from MRI). The loan matures on January 10, 2029 and carries an interest rate of the federal long-term rate plus 490 basis points (7.84% as of September 30, 2014), compounding quarterly.

Contractual Principal Payments

Contractual aggregate required principal payments on the total debt at September 30, 2014 are as follows:

	Mortgage Note and Loans Payable	Preferred Equity Obligation	Loans Payable to Non-Controlling Interests
2014 (October 1, 2014 -December 31, 2014)	$950	$—	$—
2015	118,351	—	—
2016	2,158	112,688	—
2017	2,369	—	—
2018	244,761	—	—
Thereafter	129,393	—	41,408

	$497,982	$112,688	$41,408

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

8. Variable Interest Entities

As of September 30, 2014 and December 31, 2013, Paramount Predecessor held variable interests in Fund IV Cayman, Fund V Cayman, PGRESS-A, PGRESS-H and the Residential Fund Feeder, which were determined to be VIEs. We are required to consolidate our interests in these entities because we are deemed to be the primary beneficiary and have the power to direct the activities of the entity that most significantly affect economic performance and the obligation to absorb losses and right to receive benefits that could potentially be significant to the entity. The table below summarizes the assets and liabilities of the entities. The liabilities are secured only by the assets of the entity, and are non-recourse to us.

	September 30, 2014	December 31, 2013
Investments, at fair value	$79,988	$74,044
Investments, at cost	63,843	—
Cash and restricted cash	10,434	22,837
Other assets, net	163	238

Total VIE assets	$154,428	$97,119

Preferred equity obligation	10,583	10,297
Loans payable to non-controlling interests	41,408	—
Other liabilities	410	383

Total VIE liabilities	$52,401	$10,680

9. Profit Sharing Compensation

Deferred compensation

In 1993, Paramount Predecessor established a deferred compensation program (the “1993 Plan”). The 1993 Plan, which invests in certain marketable equity securities, covers certain management employees who have been designated as eligible to participate under the 1993 Plan by the board of directors of the management company.

Participants of the 1993 Plan are permitted to defer certain percentages of their compensation, as defined in the 1993 Plan documents. In addition, the 1993 Plan allows Paramount Predecessor to make discretionary contributions. All amounts are fully and immediately vested. The assets of the 1993 Plan, included in marketable securities and restricted cash on the condensed combined consolidated balance sheet, remain the sole property of Paramount Predecessor and are subject to the claims of its general creditors. The 1993 Plan has a balance of $26,048 and $25,134 as of September 30, 2014 and December 31, 2013, respectively, of which $18,077 and $23,856, respectively, represent investments in marketable securities, and $7,971 and $1,278, respectively, represent amounts included as a component of restricted cash. Paramount Predecessor has made no contributions for the nine months ended September 30, 2014 and 2013.

In 1999, Paramount Predecessor established a second deferred compensation program (“the 1999 Plan”). The 1999 Plan, which indirectly owns 0.638% of 900 Third Avenue, covers certain management employees who have been designated as eligible to participate under the 1999 Plan by the board of directors.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

9. Profit Sharing Compensation—(Continued)

Participants in the 1999 Plan were permitted to defer a portion of their compensation as defined. All amounts are fully and immediately vested. The assets of the 1999 Plan, included in marketable securities on the combined condensed consolidated balance sheet, remain the sole property of Paramount Predecessor and are subject to the claims of its general creditors. The 1999 Plan has a balance of $2,389 and $2,209 as of September 30, 2014 and December 31, 2013, respectively. Paramount Predecessor has made no contributions for the nine months ended September 30, 2014 and 2013.

The combined net unrealized gains and losses from the marketable securities for the 1993 Plan and 1999 Plan, included in interest and other income and offset by an equal amount included in general and administrative expenses on the combined condensed consolidated statements of income, for the nine months ending September 30, 2014 and 2013, was $1,082 and $3,668, respectively.

Profit sharing arrangements

Paramount Predecessor offered certain management employees (the “Members”) an opportunity to co-invest in the Property Funds and the Alternative Investment Funds through profit sharing arrangements. Pursuant to the management company operating agreement, the Members are entitled to 20% of the fee income and 50% share of net profit and losses owned by the general partner of the funds. The portion allocated to the Members is included in profit sharing compensation on the accompanying condensed combined consolidated statements of income. The unpaid amount allocated to Members is reflected as a liability and included in profit sharing compensation payable on the accompanying condensed combined consolidated balance sheets.

10. Fair Value Measurement

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities that are measured at fair value on the condensed combined consolidated balance sheets consist of interest in Property Funds, Alternative Investment Funds, deferred compensation plan and interest rate swaps. The table below aggregates the fair values of these financial assets and liabilities by their levels in the fair value hierarchy at September 30, 2014 and December 31, 2013, respectively:

	As of September 30, 2014
	Total	Level 1	Level 2	Level 3
Real Estate Fund Investments:
Investment in Property Funds	$2,227,740	$—	$—	$2,227,740
Investment in Alternative Investment Funds	88,814	—	—	88,814

Total Real Estate Fund Investments	2,316,554	—	—	2,316,554
Deferred Compensation Plan assets—marketable securities	20,466	20,466	—	—
Interest rate swap assets	652	—	652	—

Total assets	$2,337,672	$20,466	$652	$2,316,554

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

10. Fair Value Measurement—(Continued)

	As of December 31, 2013
	Total	Level 1	Level 2	Level 3
Real Estate Fund Investments:
Investment in Property Funds	$2,081,259	$—	$—	$2,081,259
Investment in Alternative Investment Funds	77,630	—	—	77,630

Total Real Estate Fund Investments	2,158,889	—	—	2,158,889
Deferred Compensation Plan assets—marketable securities	26,065	26,065	—	—
Interest rate swap assets	1,325	—	1,325	—

Total assets	$2,186,279	$26,065	$1,325	$2,158,889

Property Funds

At September 30, 2014, the Property Funds had eleven investments. These investments are classified as Level 3. We use a discounted cash flow valuation technique to estimate the fair value of each of these investments, which is updated quarterly by personnel responsible for the management of each investment and reviewed by senior management at each reporting period. The discounted cash flow valuation technique requires Paramount Predecessor to estimate cash flows for each investment over the holding period of 10 years, and is based on Paramount Predecessor’s view of the foreseeable future. Cash flows are derived from property rental revenue (base rents plus reimbursements) less operating expenses, real estate taxes and capital and other costs, plus projected sales proceeds in the year of exit. Property rental revenue is based on leases currently in place and our estimates for future leasing activity, which are based on current market rents for similar space. Similarly, estimated real estate taxes and operating expenses other than management fees are based on amounts incurred in the current period plus a projected growth factor for future periods. Appraisers generally adjust management fees to approximately 0.8% of total revenue to reflect fees for services by third-party managers who also provide leasing services. Anticipated sales proceeds at the end of an investment’s expected holding period are determined based on the net cash flow of the investment in the year of exit, divided by a terminal capitalization rate, less estimated selling costs.

Significant unobservable quantitative inputs in the table below were utilized in determining the fair value of these Fund investments at September 30, 2014 and December 31, 2013:

	September 30, 2014		December 31, 2013
Unobservable Quantitative Input	Range	Weighted Average (based on fair value of investments)	Range	Weighted Average (based on fair value of investments)
Discount Rates	6.50% - 7.25%	6.97%	6.75% - 7.50%	7.01%
Terminal Capitalization Rates	5.00% - 6.25%	5.32%	5.00% - 6.50%	5.32%

The above inputs are subject to change based on changes in economic and market conditions and/or changes in use or timing of exit. Changes in discount rates and terminal capitalization rates result in increases, or decreases, in the fair values of these investments. The discount rates encompass, among other things, uncertainties in the valuation models with respect to terminal capitalization rates and the amount and timing of cash flows. Therefore, a change in the fair value of these investments resulting from a change in the terminal

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

10. Fair Value Measurement—(Continued)

capitalization rate may be partially offset by a change in the discount rate. Significant increases (decreases) in any of these inputs in isolation would result in a significantly lower (higher) fair value, respectively. It is not possible for Paramount Predecessor to predict the effect of future economic or market conditions on the estimated fair values.

Alternative Investment Funds

At September 30, 2014, Paramount Predecessor’s Alternative Investment Funds had balances in mortgage notes and preferred equity. These instruments are classified as Level 3. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current risk adjusted interest rate. The balances are updated quarterly by personnel responsible and reviewed by senior management at each reporting period:

	September 30, 2014		December 31, 2013
Unobservable Quantitative Input	Range	Weighted Average (based on fair value of investments)	Range	Weighted Average (based on fair value of investments)
Preferred Return	11.00% - 14.00%	12.39%	10.96% - 14.00%	13.27%

The significant unobservable inputs used in the fair value measurement of the mortgage notes and preferred equity includes a credit spread and preferred return. Significant increases or decreases in any of these inputs in isolation would result in a significantly lower or higher fair value, respectively.

Property and Alternative Investment Funds—Level 3 Roll-forward

The table below summarizes the changes in the fair value of Fund investments that are classified as Level 3, for the nine months ended September 30, 2014 and 2013:

	Real Estate Fund Investments for the Nine months Ended September 30,
	2014	2013
Beginning balance	$2,158,889	$1,840,272
Additions to real estate fund investments	256,176	27,355
Proceeds from sale of real estate fund investments	(221,661)	(4,483)
Net realized and unrealized gains from real estate fund investments	123,150	132,171

Ending balance	$2,316,554	$1,995,315

Deferred Compensation Plan

Deferred compensation plan assets are classified as Level 1 and consist of a diversified portfolio of investments in marketable securities. We receive quarterly financial reports from a third-party administrator which provides detail of activity in the plans.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

10. Fair Value Measurement—(Continued)

At September 30, 2014 and December 31, 2013 deferred compensation plan investments which are classified as trading securities and stated at fair value, are as follows:

	September 30, 2014	December 31, 2013
1993 Plan
Marketable Securities	$18,077	$23,856

1999 Plan
Marketable Securities	$2,389	$2,209

Interest Rate Swaps

Paramount Predecessor’s interest rate swaps are valued by a third party specialist based on a pricing model that incorporates market observable inputs for interest rate curves and unobservable inputs for credit spreads. The interest rate swaps are classified as Level 2 in the valuations hierarchy.

Financial Assets and Liabilities Not Measured at Fair Value

The following assets and liabilities are not measured at fair value on the condensed combined consolidated balance sheets:

	Fair Value		Carrying Value
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Liabilities:
Payable(1)
Waterview	$224,631	$228,949	$210,000	$210,000
Fund I	93,431	90,059	104,122	104,122
Fund II	10,258	9,441	13,150	13,150
Fund III	130,129	123,604	170,710	172,587
Preferred Equity Obligation(2)	115,848	113,945	112,688	109,650

Notes	to preceding tabular information:

(1)	The fair value of drawdowns under the Omnibus Loan are classified as Level 3 and are estimated by discounting future cash flows using an interest rate that is available for the Funds and Properties for debt and similar terms, remaining maturities, and credit risks.
(2)	The fair value of the Preferred Equity obligation is classified as Level 3 and is estimated by discounting future cash flows using an interest rate that may be currently available to Paramount Predecessor for debt with similar terms, remaining maturities, and credit risk:

Unobservable Quantitative Input	2014	2013
Preferred Return	8.50%	8.50%

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

10. Fair Value Measurement—(Continued)

Other Fair Value Measurements

The carrying amounts of cash and cash equivalents, restricted cash, security deposits, accounts receivable and other receivables, other assets, accounts payable and other payables, tenants’ security deposits, and other liabilities are a reasonable estimate of their fair values, as per the Level 1 hierarchy, due to their short-term nature.

11. Interest and Other Income

Interest and other income consists primarily of realized and unrealized gains from the mark-to-market of assets in our deferred compensation plans, interest from cash and escrow accounts, cost of carry on real estate fund investments and income tax refunds. The following table sets forth the details of interest and other income:

	For the nine months ending September 30,
	2014	2013
Unrealized and realized gains on marketable securities	$1,082	$3,668

Interest and other income	625	3,130

	$1,707	$6,798

12. Interest Expense

The following table sets forth the details of interest expense:

	For the nine months ending September 30,
	2014	2013
Interest expense	$23,477	$21,935
Amortization of deferred financing costs	325	325

	$23,802	$22,260

13. Income Taxes

The Company’s 2014 income tax rate for the nine months ended September 30, 2014 and 2013 was 6.8% and 5.1%, respectively. The most significant reconciling items between the Company’s effective tax rate in each period and the federal statutory rate of 35% are the income attributed to non-controlling interests and state income taxes. The change in the effective tax rate from the nine months ended September 30, 2014 and the nine months ended September 30, 2013 is attributable to a change in the proportion of income attributed to non-controlling interests in the respective periods.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

14. Segments Disclosure

Paramount Predecessor’s segments are based on Paramount Predecessor’s method of internal reporting. Paramount Predecessor’s internal reporting structure and operations mirror its ownership structure for owned properties, including wholly owned and joint venture property interests, and the managed funds which own interests in the properties listed below. In addition, Paramount Predecessor has a corporate entity which performs certain general and administrative level services, including legal and accounting, which is also considered a separate reporting segment referred to as the “management company.” Each individual property and each individual fund represents a different operating segment. All owned properties and managed funds have been aggregated as reportable segments as the individual properties and funds do not meet the quantitative and qualitative requirements to be disclosed separately.

Paramount Predecessor’s interests in properties are included in Paramount Predecessor segments as follows:

Owned Properties

•	Waterview, Washington, D.C. Metro

•	1325 Avenue of the Americas, New York, NY

•	900 Third Avenue, New York, NY (11.77% interest)

•	712 Fifth Avenue, New York, NY

Managed Funds

•	1633 Broadway, New York, NY

•	60 Wall Street, New York, NY

•	900 Third Avenue, New York, NY

•	31 West 52nd Street, New York, NY

•	1301 Avenue of the Americas, New York, NY

•	One Market Plaza, San Francisco, CA

•	50 Beale Street, San Francisco, CA

•	75 Howard, San Francisco, CA

•	Liberty Place, Washington, D.C.

•	1899 Pennsylvania Avenue, Washington, D.C.

•	2099 Pennsylvania Avenue, Washington, D.C.

•	425 Eye Street, Washington, D.C.

Revenues from the reportable segments arise from rental income, tenant reimbursement income, distributions received from real estate fund investments, realized and unrealized gains and other income.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

14. Segments Disclosure—(Continued)

The following tables provide selected results for each reportable segment for the nine months ended September 30, 2014 and 2013 as reviewed by management:

	As of September 30, 2014
	Owned Properties	Managed Funds	Management Company	Eliminations	Total
Income Statement Data:
Revenues:
Rental income	$23,229	$1,858	$—	$—	$25,087
Tenant reimbursement income	1,266	—	—	—	1,266
Distributions from real estate fund investments	—	16,333	—	—	16,333
Realized and unrealized gain, net	—	123,150	—	—	123,150
Fee income	—	—	49,886	(24,376)	25,510

Total revenue	24,495	141,341	49,886	(24,376)	191,346
Total expenses	20,013	25,108	34,861	(24,376)	55,606

Operating income	4,482	116,233	15,025	—	135,740
Income from partially owned entities	3,812	—	43,584	(43,584)	3,812
Unrealized (loss) gain on interest rate swaps	—	(673)	—	—	(673)
Interest and other income	1,258	431	18	—	1,707
Interest expense	(11,648)	(12,115)	(39)	—	(23,802)

Net income	(2,096)	$103,876	$58,588	$(43,584)	$116,784

Depreciation and Amortization	7,822
Interest expense	11,648

EBITDA(1)	$17,374

(1)	EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization”. Paramount Predecessor considers EBITDA a measure in making decisions and assessing the performance of the owned properties segment and net income before taxes for the managed funds and management company segments.

PARAMOUNT PREDECESSOR

NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

(dollar amounts in thousands)

14. Segments Disclosure—(Continued)

	As of September 30, 2013
	Owned Properties	Managed Funds	Management Company	Eliminations	Total
Income Statement Data:
Revenues:
Rental income	$22,758	$—	$—	$—	22,758
Tenant reimbursement income	1,268	—	—	—	1,268
Distributions from real estate fund investments	—	21,074	—	—	21,074
Realized and unrealized gain, net	—	132,171	—	—	132,171
Fee income	—	—	37,449	(20,720)	16,729

Total revenue	24,026	153,245	37,449	(20,720)	194,000
Total expenses	19,178	20,457	31,806	(20,720)	50,721

Operating income	4,848	132,788	5,643	—	143,279
Income from partially owned entities	(150)	—	33,719	(33,719)	(150)
Unrealized gain on interest rate swaps	—	866	—	—	866
Interest and other income	3,856	802	2,140	—	6,798
Interest expense	(9,311)	(12,840)	(109)	—	(22,260)

Net income	(757)	$121,616	$41,393	$(33,719)	$128,533

Depreciation and Amortization	7,829
Interest expense	9,311

EBITDA(1)	$16,383

(1)	EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization”. Paramount Predecessor considers EBITDA a measure in making decisions and assessing the performance of the owned properties segments and net income before taxes for the managed funds and management company segments.

15. Subsequent Events

Paramount Predecessor has evaluated all events and transactions occurring subsequent to September 30, 2014 and through November 6, 2014, which represents the date the financial statements are available to be issued. Except as disclosed below, there have not been any events that have occurred that would require adjustments to or disclosure in our condensed combined consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Paramount Group, Inc.

New York, New York

We have audited the accompanying combined consolidated balance sheets of Paramount Predecessor as of December 31, 2013 and 2012, and the related combined consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audit also included the financial statement schedule listed on the Index to Financial Statements included in the Form S-11. These financial statements and financial statement schedule are the responsibility of Paramount Predecessor’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Paramount Predecessor is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Paramount Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the combined consolidated financial position of Paramount Predecessor at December 31, 2013 and 2012, and the combined consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the combined consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York

August 26, 2014

PARAMOUNT PREDECESSOR

COMBINED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(dollar amounts in thousands)

	December 31,
	2013	2012
ASSETS:
Rental Property
Land	$78,300	$78,300
Building and improvements	304,828	304,828
Tenant improvements	29,416	29,420
Furniture and fixtures	2,454	2,307

	414,998	414,855
Accumulated depreciation and amortization	(57,689)	(48,425)

Rental property - net	357,309	366,430
Real estate fund investments at fair value (cost of $1,790,000 and $1,810,000 in 2013 and 2012)	2,158,889	1,840,272
Investments in partially owned entities	20,242	24,064
Cash and cash equivalents	307,161	304,978
Restricted cash	10,604	15,367
Marketable securities	26,065	17,802
Deferred rent receivable	2,776	2,934
Accounts and other receivables	10,157	5,433
Loan receivable from management	3,000	4,000
Deferred charges (net of accumulated amortization of $9,713 in 2013 and $7,961 in 2012)	20,353	21,505
Other assets	6,135	8,942

Total Assets	$2,922,691	$2,611,727

LIABILITIES:
Mortgage note and loans payable	$499,859	$517,494
Preferred equity obligation	109,650	105,433
Accounts payable and accrued expenses	11,419	3,707
Profit sharing compensation payable	57,140	37,168
Deferred income taxes	189,594	186,893
Other liabilities	29,585	22,806

Total Liabilities	897,247	873,501
Commitments and contingencies (Note 7)
EQUITY:
Shareholders’ equity	321,769	420,495
Non-controlling interests	1,703,675	1,317,731

Total Equity	2,025,444	1,738,226

TOTAL LIABILITIES AND EQUITY	$2,922,691	$2,611,727

See Notes to Combined Consolidated Financial Statements

PARAMOUNT PREDECESSOR

COMBINED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(dollar amounts in thousands)

	December 31,
	2013	2012	2011
REVENUES:
Rental income	$30,406	$29,773	$29,187
Tenant reimbursement income	1,821	1,543	1,004
Distributions from real estate fund investments	29,184	31,326	15,128
Realized and unrealized gains, net	332,053	161,199	533,819
Fee income	26,426	22,974	26,802

Total revenue	419,890	246,815	605,940

EXPENSES:
Operating	16,195	15,402	14,656
Depreciation and amortization	10,582	10,104	10,701
General and administrative	33,504	28,374	25,556
Profit sharing compensation	23,385	17,554	78,354
Other	4,633	6,569	5,312

Total expenses	88,299	78,003	134,579

Operating income	331,591	168,812	471,361
Income from partially owned entities	1,062	3,852	5,448
Unrealized gain (loss) on interest rate swaps	1,615	6,969	(273)
Interest and other income	9,407	4,431	1,887
Interest expense	(29,807)	(37,342)	(34,497)

Income before income taxes	313,868	146,722	443,926
Provision for income taxes	(11,029)	(6,984)	(42,973)

Net income	302,839	139,738	400,953
Net income attributable to non-controlling interests	(286,325)	(137,443)	(347,075)

Net income attributable to Paramount Predecessor	$16,514	$2,295	$53,878

See Notes to Combined Consolidated Financial Statements

PARAMOUNT PREDECESSOR

COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(dollar amounts in thousands)

	Shareholders’ Equity	Non-controlling Interests	Total Equity
Balance at January 1, 2011	$383,961	$520,791	$904,752
Net income	53,878	347,075	400,953
Contributions	3,838	198,533	202,371
Distributions	(16,002)	(7,261)	(23,263)

Balance at December 31, 2011	425,675	1,059,138	1,484,813
Net income	2,295	137,443	139,738
Contributions	1,868	138,559	140,427
Distributions	(9,343)	(17,409)	(26,752)

Balance at December 31, 2012	420,495	1,317,731	1,738,226
Net income	16,514	286,325	302,839
Contributions	5,359	106,262	111,621
Distributions	(120,599)	(6,643)	(127,242)

Balance at December 31, 2013	$321,769	$1,703,675	$2,025,444

See Notes to Combined Consolidated Financial Statements

PARAMOUNT PREDECESSOR

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(dollar amounts in thousands)

	December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$302,839	$139,738	$400,953
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,582	10,104	10,701
Amortization of deferred financing charge	434	434	293
Straight-lining of rental income	158	168	178
Unrealized (gain) loss on interest rate swaps	(1,615)	(6,969)	273
Realized and unrealized gains, net	(332,053)	(159,199)	(488,238)
Gain on sale of joint venture interest	—	(2,000)	(45,581)
Income from partially owned entities	(1,062)	(3,852)	(5,448)
Distributions of income from partially owned entities	2,612	3,852	4,649
Realized and unrealized (gains) and losses from marketable securities	(5,532)	(2,071)	950
Other non cash adjustments	4,221	3,881	1,552
Changes in operating assets and liabilities:
Decrease/(increase) in restricted cash	4,115	29,454	(25,682)
Decrease/(increase) in real estate fund investments	13,436	(116,553)	(229,821)
(Increase)/decrease in accounts and other receivables	(4,724)	3,536	5,216
Increase in deferred charges	(600)	(15)	(1,222)
Decrease(increase)/ in other assets	3,510	13,673	(11,060)
Increase/(decrease) in accounts and other payables	7,712	(21)	266
Increase in profit sharing payables	19,972	6,831	33,152
Increase in deferred income taxes	2,701	1,761	19,264
Increase/(decrease) in other liabilities	6,779	(6,216)	1,102

Net cash provided by (used in) operating activities	33,485	(83,464)	(328,503)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to rental property	(147)	(188)	(280)
Proceeds from sale of joint venture interest	—	2,000	45,581
Proceeds from repayment of loan to management	1,000	1,000	—
Loan to management	—	—	(5,000)
Purchase of marketable securities	(2,731)	(2,444)	(1,628)
Change in restricted cash	648	380	(351)
Refund of tenant improvements	—	2,197	—
Distributions of capital from partially owned entities	2,272	2,127	21,068

Net cash provided by investing activities	1,042	5,072	59,390

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from shareholders	5,359	1,868	3,838
Distributions to shareholders	(120,599)	(9,343)	(16,002)
Contribution from non-controlling interests	106,262	138,559	198,533
Distributions to non-controlling interests	(6,643)	(17,409)	(7,261)
Proceeds from mortgage note and loans payable	—	30,329	35,488
Repayment of mortgage note and loans payable	(17,635)	(45,140)	(133)
Proceeds from preferred equity obligation	—	—	100,000
Offering costs	912	—	—

Net cash (used in) provided by financing activities	(32,344)	98,864	314,463

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,183	20,472	45,350
CASH AND CASH EQUIVALENTS:
Beginning of year	304,978	284,506	239,156

End of year	$307,161	$304,978	$284,506

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$24,003	$38,380	$33,671

Cash payments for taxes	$2,599	$6,158	$23,456

NON-CASH TRANSACTIONS:
Accrued interest to the preferred equity obligation	$4,217	$3,881	$1,552

See Notes to Combined Consolidated Financial Statements

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

1. Organization and Basis of Presentation

Initial Public Offering and Formation Transactions

As used in these Combined Consolidated financial statements, unless the context otherwise requires, “the Company”, “we”, “our” and “us” refer to Paramount Predecessor (as defined below) and its combined subsidiaries.

The Predecessor

Paramount Predecessor is not a legal entity, but rather a combination of the following legal entities that collectively form Paramount Predecessor:

•	Paramount Group, Inc. (“PGI”), a Delaware corporation

•	Arcade Rental Investments, Inc.

•	Arcade Rental Investments 2, Inc.

•	Cosmos Rental Investments, Inc.

•	Forum Rental Investments, Inc.

•	Imperial Rental Investments, Inc.

•	Marathon Rental Investments, Inc.

•	Metropolitan Rental Investments, Inc. (“MRI”)

•	Milton Rental Investments, Inc.

Paramount Predecessor owns interests in real estate through ownership interests in funds, through direct ownership interests in properties and direct equity investments. Paramount Predecessor will be part of a series of formation transactions including mergers and contribution to a newly formed entity, Paramount Group, Inc., a Maryland corporation. This newly formed entity intends to conduct an initial public offering (“IPO”) in connection with the formation transactions.

Paramount Predecessor owns interests in (i) one wholly owned and controlled real estate property, MRI Waterview, LLC (“Waterview” or the “Wholly-owned Property”), (ii) fifteen private equity real estate funds controlled by Paramount Predecessor (which includes nine primary funds and six parallel and feeder funds) (collectively, the “Funds”) which own interests in ten properties, and (iii) three properties for which Paramount Predecessor is a joint venture partner (the “Partially Owned Entities”).

(i) Waterview

Waterview owns an office building along with the underlying land in Rosslyn, Virginia. Waterview’s assets are recorded at historical cost in the combined consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

(ii) The Funds

The following funds were formed to invest in office buildings and related facilities throughout the United States, particularly in New York City, Washington, D.C., and San Francisco (collectively referred to herein as the “Property Funds”):

•	Paramount Group Real Estate Fund I, L.P. (“Fund I”)

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

1. Organization and Basis of Presentation—(Continued)

•	Paramount Group Real Estate Fund II, L.P. (“Fund II”)

•	Paramount Group Real Estate Fund III, L.P. (“Fund III”)

•	Paramount Group Real Estate Fund IV, L.P. (“Fund IV”)

•	PGREF IV Parallel Fund (Cayman), L.P. (“Fund IV Cayman”)

•	Paramount Group Real Estate Fund V (Core), L.P. (“Fund V Core”)

•	Paramount Group Real Estate Fund V (CIP), L.P. (“Fund V CIP”)

•	PGREF V (Core) Parallel Fund (Cayman), L.P. (“Fund V Cayman”)

•	Paramount Group Real Estate Fund VII, LP (“Fund VII”)

•	Paramount Group Real Estate Fund VII-H, LP (“Fund VII-H”)

The following funds were formed to invest in real estate related assets including public/private debt and/or equity interests in assets, companies, or other structures involved directly or indirectly in real estate and/or originate, acquire, or issue loans to public/private real estate companies (collectively referred to herein as the “Alternative Investment Funds”):

•	Paramount Group Real Estate Special Situations Fund, L.P. (“PGRESS”)

•	Paramount Group Real Estate Special Situations Fund—H, L.P. (“PGRESS—H”)

•	Paramount Group Real Estate Special Situations Fund—A, L.P. (“PGRESS—A”)

•	Paramount Group Real Estate Fund VIII, L.P. (“Fund VIII”)

The following fund was formed to acquire, develop and manage the residential development project, at, 75 Howard Street:

•	Paramount Group Residential Development Fund, LP (“Residential Fund”)

The Property Funds own interests in the following properties:

•	1633 Broadway, New York, NY

•	60 Wall Street, New York, NY

•	900 Third Avenue, New York, NY (88.2% ownership)

•	31 West 52nd Street, New York, NY

•	1301 Avenue of the Americas, New York, NY

•	One Market Plaza, San Francisco, CA

•	Liberty Place, Washington, D.C.

•	1899 Pennsylvania Avenue, Washington, D.C.

•	2099 Pennsylvania Avenue, Washington, D.C.

•	425 Eye Street, Washington, D.C.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

1. Organization and Basis of Presentation—(Continued)

Paramount Predecessor evaluated each of the Funds pursuant to the control model of Accounting Standards Codification (“ASC”) 810-20, Consolidation—Control of Partnerships and Similar Entities and concluded that based on its rights and responsibilities as the sole managing member of the general partner it should consolidate each of the Funds. With the exception of the Residential Fund, which is carried at historical cost, each of the Funds qualify as investment companies pursuant to Financial Services—Investment Companies (“ASC 946”) for accounting purposes, and hence the underlying real estate investments are carried at fair value, which is retained in consolidation by Paramount Predecessor.

(iii) Partially Owned Entities

•	1325 Avenue of the Americas, L.P. (“1325 AofA”)

Paramount Predecessor is a joint venture partner with a 50% ownership in 1325 AofA which owns the office building located at 1325 Avenue of the Americas in New York City.

•	900 Third Avenue, L.P. (“900 Third”)

Fund III and Fund IV have a combined 88.23% interest in 900 Third, which owns the office building at 900 Third Avenue in New York City. PGI and MRI hold the remaining 11.77% as a joint venture partner.

•	712 Fifth Avenue, L.P. (“712 Fifth”)

Paramount Predecessor has a 50% ownership interest in 712 Fifth. 712 Fifth is a partnership which owns the office building located at 712 Fifth Avenue in New York City. A portion of the land underlying the building is subject to a ground lease.

Paramount Predecessor accounts for its interests in 1325 AofA, 900 Third and 712 Fifth using the equity method of accounting as Paramount Predecessor has significant influence over these entities but does not have a controlling financial interest.

Basis of Combination and Presentation

The Paramount Predecessor entities are considered to be entities under common control as they are all controlled by immediate family members that hold more than 50 percent of the voting ownership interest of each Paramount Predecessor entity.

The accompanying combined consolidated financial statements of Paramount Predecessor are prepared in accordance with U.S. GAAP. The effect of all significant intercompany balances and transactions has been eliminated in the combination. The combined consolidated financial statements include all the accounts and operations of Paramount Predecessor, as defined above, except for interests held by Forum Rental Investments, Inc., Milton Rental Investments, Inc., and Imperial Rental Investments, Inc. in 2 West 56th St, LP, Metropolitan Rental Investments, Inc. in CNBB and Imperial Rental Investments, Inc. in PGRESS and Fund V CIP, which will be divested and not included in the IPO.

2. Summary of Significant Accounting Policies

Accounting Estimates—The preparation of the combined consolidated financial statements in accordance with U.S. GAAP requires management to use estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

reported revenues and expenses. Significant items subject to such estimates and assumptions include allocation of the purchase price of acquired real estate properties among tangible and intangible assets, determination of the useful life of real estate properties and other long-lived assets, valuation and impairment analysis of combined and uncombined commercial real estate properties and other long-lived assets, and valuation of interest rate swaps. These estimates are prepared using management’s best judgment, after considering past, current, and expected events and economic conditions.

Consolidation—Paramount Predecessor consolidates all entities that it controls through a majority voting interest or otherwise, including those Funds in which the general partner is presumed to have control. Although Paramount Predecessor does not have a controlling ownership interest in the Funds, the limited partners do not have the right to dissolve the partnerships or have substantive kick out rights or participating rights that would overcome the presumption of control by Paramount Predecessor. Accordingly, Paramount Predecessor consolidates the Funds and records non-controlling interests to reflect the economic interests of the limited partners.

In addition, Paramount Predecessor consolidates all variable interest entities (“VIEs”) in which it is the primary beneficiary. An enterprise is determined to be the primary beneficiary if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which Paramount Predecessor holds a variable interest is a VIE and (b) whether Paramount Predecessor’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees) would give it a controlling financial interest. Performance of that analysis requires the exercise of judgment. VIEs qualify for the deferral of the consolidation guidance if all of the following conditions have been met:

(a)	The entity has all of the attributes of an investment company as specified in ASC 946 or is an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with ASC 946,

(b)	The reporting entity does not have explicit or implicit obligations to fund any losses of the entity that could potentially be significant to the entity, and

(c)	The entity is not a securitization or asset-backed financing entity or an entity that was formerly considered a qualifying special purpose entity.

Where the VIEs have qualified for the deferral of the current consolidation guidance, the analysis is based on previous consolidation guidance. This guidance requires an analysis to determine (a) whether an entity in which Paramount Predecessor holds a variable interest is a VIE and (b) whether Paramount Predecessor’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would be expected to absorb a majority of the variability of the entity. Under both guidelines, Paramount Predecessor determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion quarterly. In evaluating whether Paramount Predecessor is the primary beneficiary, Paramount Predecessor evaluates its economic interests in the entity held either directly by Paramount Predecessor and its affiliates or indirectly

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

through employees. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that Paramount Predecessor is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by Paramount Predecessor, affiliates of Paramount Predecessor or third parties) or amendments to the governing documents of the respective Funds could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, Paramount Predecessor assesses whether it is the primary beneficiary and consolidates or deconsolidates accordingly.

Rental Property—Rental property is carried at cost, net of accumulated depreciation. Betterments, major renovations, and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repairs are expensed as incurred. Tenant improvements are capitalized when they are owned by Paramount Predecessor. In the event that facts and circumstances indicate that the carrying value of rental property may not be recoverable, an evaluation of recoverability is prepared by comparing the carrying amount to the future undiscounted cash flows, expected to be generated by the property. In the event such sum is less than the carrying amount of the property, the property will be written down to its estimated fair value. The estimated fair value of the properties is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. After an impairment loss is recognized, the reduced carrying amount of the property is accounted for as its new cost and will be depreciated over the property’s remaining useful life. Reversal of a previously recognized impairment loss is prohibited.

Upon acquisition of rental property, Paramount Predecessor determines and allocates the fair value of acquired assets (including land, building, tenant improvements, above-market leases, and in-place lease intangibles) and the assumed liabilities (including below-market leases) in accordance with ASC 805, Business Combinations, and allocates the purchase price based on these fair values. Transaction costs for rental property are expensed as incurred. Paramount Predecessor initially records acquired leases as intangible assets and/or liabilities at their estimated fair values. If the terms of an operating lease on an acquired business are favorable relative to market terms, Paramount Predecessor recognizes an intangible asset named “above-market leases.” If the terms of an operating lease on an acquired business are unfavorable relative to market terms, Paramount Predecessor recognizes an intangible liability named “below market leases.” If there are in-place lease costs such as lease commissions, real estate taxes, insurances, and tenant improvements on an acquired business, Paramount Predecessor recognizes an intangible asset named “in-place leases.” The amortization of acquired above- and below-market leases is recognized in rental income over the terms of the respective leases.

Depreciation and Amortization—Buildings are depreciated on a straight-line basis over an estimated useful life of 40 years. Building improvements and furniture and equipment are depreciated on a straight-line basis over their estimated useful lives ranging from 5 to 40 years. Tenant improvements are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Profit Sharing Compensation Expense—Profit Sharing Compensation consists of allocations of income from Paramount Predecessor’s Real Estate Investment Funds, specifically, Alternative Investment Funds and Property Funds to certain employees participating in profit sharing arrangements. Such allocation is subject to both positive and negative adjustments. These arrangements are based on the economic performance on a fund by fund basis and are recognized based on the amount to which the employees are entitled each period.

Real Estate Fund Investment Valuation—Fair value is the amount that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., the exit price). Paramount Predecessor accounts for its real estate fund investments in accordance with

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

ASC 820, Fair Value Measurement (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. In accordance with ASC 820, real estate fund investments are reflected in the accompanying combined consolidated balance sheets at fair value (which is predominantly based on the fair value of the underlying real estate), with changes in unrealized gains and losses resulting from changes in fair value reflected in the accompanying combined consolidated statements of income as change in fair value of real estate fund investments. The fair value of the real estate fund investments recorded by Paramount Predecessor does not reflect transaction sales costs, which may be incurred upon disposition of the real estate investments. Paramount Predecessor is responsible for determining the fair value of real estate fund investments that are carried as assets in the combined consolidated financial statements.

Real estate fund investments for which observable market prices in active markets do not exist are reported at fair value, using an appropriate valuation technique determined by Paramount Predecessor. In satisfying its responsibilities, Paramount Predecessor utilizes the services of an independent valuation firm to value the investments which requires the application of valuation principles to the specific facts and circumstances of the investments. The independent valuation firm prepares appraisal reports which are then reviewed by Paramount Predecessor to confirm that such valuations are reasonable.

The amount determined to be fair value, predominantly based on the fair value of the underlying real estate, incorporate Paramount Predecessor’s own assumptions including appropriate risk adjustments. The assumptions used in determining fair value of the underlying real estate include capitalization rates, discount rates, occupancy rates, rental rates, and interest and inflation rates.

Appraisal reports prepared by an independent valuation firm calculate the estimated fair value of real estate property, applying the following methods:

•	The income capitalization approach (e.g., the discounted cash flow method); and

•	The sales comparison approach (whereby fair value is derived by reference to observable valuation measures for comparable assets e.g., comparing, where available, recent sales of comparable properties to the subject property).

The Income Capitalization Approach is considered by most to be the appropriate technique for estimating the value of income-producing property. Not only does this approach represent the most direct and accurate simulation of market behavior, it is the method explicitly employed by buyers and sellers in acquisition and disposition decisions. Independent valuation firms therefore primarily used the Income Capitalization Approach based on projected income and expense as the foundation for their valuation of the subject property. Furthermore, they typically utilized the Sales Comparison Approach to support their estimated value of the subject from sales of comparable properties in the marketplace.

Management is ultimately responsible for the property valuation, and therefore will lead, review, and approve the appraisals. (Management has historically not made any adjustments to the fair value arrived at by the independent valuation firm). These valuation methodologies involve a significant degree of judgment.

Real estate fund investments that are carried at fair value are recorded upon closing of the transaction at cost. The cost of a real estate fund investment includes all costs, including transaction costs, incurred by Paramount Predecessor as part of the purchase of such investment.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

Fair Value Measurements—In accordance with the authoritative guidance on fair value measurement under U.S. GAAP, Paramount Predecessor has categorized its real estate fund investments and financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as follows:

Level 1 —Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted in active markets, but corroborated by market data. The types of investments which would generally be included in this category include interest rate swap contracts.

Level 3—Unobservable inputs are used when little or no market data is available. The inputs into the determination of fair value require significant judgment or estimation by Paramount Predecessor. The types of investments which would generally be included in this category include debt and equity securities, including partnership interests, issued by private entities.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, Paramount Predecessor utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in assessment of fair value.

Investments in Partially Owned Entities—Paramount Predecessor accounts for Partially Owned Entities under the equity method when the requirements for consolidation are not met and it has significant influence over the operations of the investee. Significant influence may be obtained through voting rights, board representation, management representation, authority to make decisions, and/or contractual and substantive participating rights.

Equity method investments are initially recorded at cost and subsequently adjusted for Paramount Predecessor’s share of net income or loss and cash contributions and distributions each period. Investments that do not qualify for consolidation or equity method accounting are accounted for on the cost method.

To the extent that the carrying amount of these investments on Paramount Predecessor’s balance sheets is different than the basis reflected at the entity level, the basis difference would be amortized over the life of the related asset. The amortization of this basis difference is included in Paramount Predecessor’s share of Income from partially owned entities.

On a periodic basis, Paramount Predecessor assesses whether there are any indicators that the carrying value of its investments in Partially Owned Entities may be impaired on an other than temporary basis. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment on an other than temporary basis. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying value of the investment over the fair value of the investment. Paramount Predecessor’s investments in Partially Owned Entities were not impaired as of December 31, 2013 and 2012.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

Cash and Cash Equivalents—Cash and cash equivalents include cash, demand deposits, and highly liquid investments that are readily convertible to known amounts of cash and have a maturity of three months or less. Cash and cash equivalents are carried at cost, which approximates fair value due to their short-term maturities.

Marketable Securities—Marketable securities, which are the primary assets in our deferred compensation plan, consist of short- or long-term investments in securities that have quoted prices in active markets. Our portfolio of marketable securities is comprised of equity securities that are classified as trading. These marketable securities are accounted for at fair value with realized and unrealized changes in fair value included in the combined consolidated statement of income as a component of interest and other income.

Restricted Cash—Restricted cash consists of cash escrowed for debt services and deferred compensation.

Deferred Charges—Deferred charges consist primarily of direct financing and leasing costs. Direct financing costs are deferred and amortized over the stated term of the debt as a component of interest expense in the accompanying combined consolidated statements of income using the effective interest rate. Direct costs related to successful leasing activities are capitalized and amortized on a straight line basis over the lives of the related leases.

Non-controlling Interests—Non-controlling interests represent the component of equity in consolidated entities held by third party investors and employees. The percentage interests held by third parties and employees is adjusted for general partner allocations, which occur during the reporting period. In addition, all non-controlling interests in consolidated Funds are attributed a share of income (loss) arising from the respective Funds and a share of other income, if applicable. Income (loss) is allocated to non-controlling interests in consolidated entities based on the relative ownership interests of third party investors and employees after considering any contractual arrangements that govern the allocation of income (loss).

Revenue Recognition

Rental Income—Paramount Predecessor recognizes rental income on a straight-line basis over the lease term of the respective leases. The straight-line basis is calculated by adding the total minimum payments under the lease and then dividing them equally over the life of the lease. Paramount Predecessor commences rental revenue recognition when the tenant takes possession of the leased space or controls the physical use of the leased space. Lease incentives are recorded as a deferred asset and amortized as a reduction of revenue on a straight-line basis over the respective lease term. Differences between rental income recognized and amount due under the respective lease agreements are recognized as an increase or decrease to deferred rent receivable.

Tenant reimbursement income—revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the property. This revenue is accrued in the same periods as the expenses are incurred.

Distribution Income—Distributions received from real estate fund investments made through the Funds are recognized as income in the combined consolidated financial statements to the extent that they result from the operations of the underlying investee entity. Distributions from investments that do not result from the operations of the underlying investee entity are considered a return of investment.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

Realized and Unrealized Gains, net—Paramount Predecessor records realized gains and losses when there is a sale of the investment or the underlying asset of the investment upon receipt of cash, or when it has abandoned its interest in the underlying investment. Unrealized gains and losses are determined by the change in fair value in the underlying asset.

Fee Income—Paramount Predecessor recognizes income arising from contractual agreements with Partially Owned Entities and the Property Funds (collectively referred to herein as the “Managed Properties”) related to property management, leasing and construction. Additionally, Paramount Predecessor recognizes income arising from contractual agreements with the Funds for acquisition, disposition and financing transactions. The summary of the fee income is described below:

•	Property management fees include management services provided to Managed Properties, such as book keeping, lease management, recruiting, and property management.

•	Leasing commissions include commissions that Paramount Predecessor receives from Managed Properties when a lease is signed without the use of a tenant and landlord broker.

•	Construction fees include construction services provided to Managed Properties and tenants, such as overseeing renovations and performing property improvements or capital projects.

•	Acquisition and disposition fees include administrative services related to acquisition or disposition of investments.

•	Financing fees include administrative services with regards to financing transactions.

•	Asset management fees include asset management services provided to the Funds, such as preparing annual basis target annual returns and capital values, advising strategies to maximize investment values, and supervising and overseeing the investments’ performance.

This revenue is recognized as the related services are performed under the respective agreements.

Derivative Instruments and Hedging Activities—ASC 815, Derivatives and Hedging, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As of December 31, 2013 and 2012, our derivative instruments consisted of certain interest rate swaps which are not designated as hedges. We record all derivatives on the combined consolidated balance sheet at fair value with changes in the fair value of derivatives recognized in earnings.

Interest Income—Paramount Predecessor recognizes interest income earned on cash temporarily held in short term, highly liquid investments or other investments on the accrual basis applying the interest rate to the accrued days.

Income Taxes—The companies included in Paramount Predecessor combined consolidated financial statements operate in the U.S. as partnerships or corporations for U.S. federal income tax purposes. Paramount Predecessor, which owns the general partners of the Funds and consolidates them, is a corporate entity that is subject to federal, state, and local corporate income taxes at the entity level for their share of the profits and losses of the underlying investments.

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities are recorded within accounts and other payables in the combined consolidated balance sheet. Paramount Predecessor analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. Paramount Predecessor records uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (b) those tax positions that meet the more-likely-than-not threshold are recognized at the largest amount of tax benefit that is greater than 50 % likely to be realized upon ultimate settlement with the related tax authority. Paramount Predecessor recognizes accrued interest and penalties related to uncertain tax positions in general and administrative expenses within the combined consolidated statements of income.

Offering Costs—Paramount Predecessor incurred external offering costs of $912 as of December 31, 2013 which are included in other assets in the condensed combined consolidated balance sheets. Such costs are comprised of accounting fees, legal fees, and other professional fees related to the offering. Such costs have been deferred and will be recorded as a reduction of proceeds of the IPO or as an offset to equity issued, or expensed if the IPO is not consummated. Through the date the combined consolidated financials were available to be issued, total offerings costs incurred were $16,823.

Organization Costs—Paramount Predecessor incurred organization costs of $1,000 for the year ending December 31, 2013, which are included in other expenses on the combined consolidated statements of income. Such costs are comprised of the legal and professional fees associated with the formation of the Company and are expensed as incurred. Through the date the combined consolidated financials were available to be issued, total organization costs incurred were insignificant.

Recent Pronouncements—In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). ASU 2011-04 provides a uniform framework for fair value measurements and related disclosures between U.S. GAAP and International Financial Reporting Standards (“IFRS”) and requires additional disclosures, including: (i) quantitative information about unobservable inputs used, a description of the valuation processes used, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs for Level 3 fair value measurements; (ii) fair value of financial instruments not measured at fair value but for which disclosure of fair value is required, based on their levels in the fair value hierarchy; and (iii) transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011. The adoption of this update on January 1, 2012 did not have a material impact on Paramount Predecessor’s combined consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 was written to enhance disclosures about financial instruments and derivative instruments that are either (a) offset or (b) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset. Under the amended guidance, an entity is required to disclose quantitative information relating to recognized assets and liabilities that are offset or subject to an enforceable master netting arrangement or similar agreement, including (a) the gross amounts of those recognized assets and liabilities, (b) the amounts offset to determine the net amount presented in the statement of financial position, and (c) the net amount

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

presented in the statement of financial position. With respect to amounts subject to an enforceable master netting arrangement or similar agreement which are not offset, disclosure is required of (a) the amounts related to recognized financial instruments and other derivative instruments, (b) the amount related to financial collateral (including cash collateral), and (c) the overall net amount after considering amounts that have not been offset. The guidance was effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods, and retrospective application is required. As the amendments were limited to disclosure only, adoption did not have a material impact on Paramount Predecessor’s combined consolidated financial statements.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet: Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, to clarify the scope of disclosures about offsetting assets and liabilities. The amendments clarified that the scope of guidance issued in December 2011 to enhance disclosures around financial instruments and derivative instruments that are either (a) offset, or (b) subject to a master netting agreement or similar agreement, irrespective of whether they are offset, applies to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. The amendments were effective for interim and annual periods beginning on or after January 1, 2013. Adoption did not have a material impact on Paramount Predecessor’s combined consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date (“ASU 2013-04”), which addresses the recognition, measurement and disclosure of certain obligations including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. ASU 2013-04 states that entities would record obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the entity expects to pay on behalf of its co-obligors. The guidance in ASU 2013-04 also requires an entity to disclose the nature and amount of the obligation as well as other information about such obligations. For nonpublic entities, the ASU is effective for fiscal years ending after December 15, 2014, with early adoption permitted. Paramount Predecessor adopted this ASU effective December 31, 2013.

In February 2013, the FASB issued ASU No. 2013-02 to ASC Topic 220, Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires additional disclosures regarding significant reclassifications out of each component of accumulated other comprehensive income, including the effect on the respective line items of net income for amounts that are required to be reclassified into net income in their entirety and cross-references to other disclosures providing additional information for amounts that are not required to be reclassified into net income in their entirety. The adoption of ASU 2013-02 as of January 1, 2013, did not have a material impact on Paramount Predecessor’s combined consolidated financial statements.

In June 2013, the FASB issued ASU No. 2013-08, Financial Services—Investment Companies—Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). The amendments in this update change the assessment of whether an entity is an investment company by developing a new two-tiered approach for that assessment, which requires an entity to possess certain fundamental characteristics while allowing judgment in assessing other typical characteristics. The new approach requires an entity to assess all of the characteristics of an investment company and consider its purpose and determine whether it is an investment company. The amendments in ASU 2013-08 are effective prospectively for fiscal years beginning after

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

2. Summary of Significant Accounting Policies—(Continued)

December 15, 2013. Early adoption is prohibited. The adoption of ASU 2013-18 on January 1, 2014 did not have a material impact on Paramount Predecessor’s combined consolidated financial statements.

In April 2014, the FASB issued an update (“ASU 2014-08”) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity to ASC Topic 205, Presentation of Financial Statements and ASC Topic 360, Property Plant and Equipment. Under ASU 2014-08, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the ASU expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. ASU 2014-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. Paramount Predecessor adopted this ASU effective January 1, 2014. Adoption did not have a material impact on Paramount Predecessor’s condensed combined consolidated financial statements.

3. Real Estate Fund Investments

With the exception of the Residential Fund, which is carried at historical cost, the Funds qualify as investment companies pursuant to ASC 946, and reflect their underlying investments, including majority-owned and controlled investments, at fair value. Paramount Predecessor has retained the specialized accounting for the Funds. Thus, the Funds’ investments are reflected in real estate fund investments at fair value on the combined consolidated balance sheet, with unrealized gains and losses resulting from changes in fair value reflected as a component of realized and unrealized gains, net in the combined consolidated statements of income. The following table summarizes the capital commitments to the Funds:

Fund Information at December 31, 2013
Fund	Formation Date	Committed Capital		Contributed Capital
Property Funds:
Fund I	2003	$125,000		$125,000
Fund II	2003	218,333		218,333
Fund III	2005	656,400		656,400
Fund IV	2007	370,600		308,080
Fund IV Cayman	2007	38,410		38,410
Fund V Core	2007	204,000		204,000
Fund V CIP	2009	174,590		174,590
Fund V Cayman	2008	17,410		17,410
Fund VII	2012	186,100	(1)	—
Fund VII-H	2012	—		—
Alternative Investment Funds
PGRESS	2008	177,000		106,825
PGRESS-A	2010	19,729		16,500
PGRESS-H	2012	6,917		6,917
Fund VIII	2013	—		—
Residential Fund:
Residential Fund	2013	75,600		—

		$2,270,089		$1,872,465

(1)	Due to a 25% concentration restriction by a major investor, the current available capital balance for investment purposes is $132,625.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

Property Funds

As of December 31, 2013, the properties that comprise the Property Funds’ underlying investments are as follows:

•	1633 Broadway, New York, NY

•	60 Wall Street, New York, NY

•	900 Third Avenue, New York, NY

•	31 West 52nd Street, New York, NY

•	1301 Avenue of the Americas, New York, NY

•	One Market Plaza, San Francisco, CA

•	Liberty Place, Washington, D.C.

•	1899 Pennsylvania Avenue, Washington, D.C.

•	2099 Pennsylvania Avenue, Washington, D.C.

•	425 Eye Street, Washington, D.C.

The following table represents the Property Funds’ ownership in the underlying investments held as of December 31, 2013:

	As of December 31, 2013
Property Funds:	1633 Broadway	60 Wall Street	900 Third Avenue(1)	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza	Liberty Place	1899 Penn Avenue	2099 Penn Avenue	425 Eye Street
Fund I	51.00%	—	—	—	—	—	—	—	—	100.00%
Fund II	—	46.30%	—	—	—	—	—	—	—	—
Fund III	—	16.00%	39.23%	42.58%	17.66%	75.00%	—	—	—	—
Fund IV	22.20%	—	44.40%	—	4.03%	—	40.77%	64.88%	90.61%	—
Fund IV Cayman	2.30%	—	4.60%	—	0.42%	—	4.23%	6.72%	9.39%	—
Fund V Core	—	—	—	8.42%	19.88%	—	23.10%	11.93%	—	—
Fund V CIP	—	—	—	10.38%	30.56%	—	29.15%	15.05%	—	—
Fund V Cayman	—	—	—	0.95%	2.95%	—	2.75%	1.42%	—	—

Total Property Funds	75.50%	62.30%	88.23%	62.33%	75.50%	75.00%	100.00%	100.00%	100.00%	100.00%
Other investors	24.50%	37.70%	11.77%	37.67%	24.50%	25.00%	—	—	—	—

Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

(1)	Fund III, Fund IV and Fund IV Cayman have a combined 88.23% interest in 900 Third, which owns the office building at 900 Third Avenue in New York City. The remaining interest of 900 Third Avenue is held by Paramount Predecessor through a joint venture with an 11.13% interest and by Paramount Predecessor’s deferred compensation plan with a 0.64% interest.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

Each of the Property Funds’ underlying investments is comprised of the building and land, a mortgage secured by the respective property and net assets and liabilities relating to the operations of the property. The balance sheets as of December 2013 and 2012 and the income statements for the three years ended December 31, 2013 of the underlying property investments of the Property Funds held as of December 31, 2013 are provided below:

	Property Funds’ underlying investments as of December 31, 2013
Balance Sheet	1633 Broadway	60 Wall Street	900 Third Avenue	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street
Rental property, net	$116,380	$971,228	$135,886	$822,371	$1,676,101	$1,357,166	$147,715	$146,242	$152,845	$162,582
Deferred charges, net	45,189	27,023	9,429	29,416	22,974	20,518	480	4,656	—	3,317
Cash and cash equivalent	67,418	16,029	12,381	21,663	10,011	7,180	5,797	10,444	3,728	2,150
Restricted cash	—	—	—	—	26,353	2,187	1,704	—	1,358	4,864
Deferred rent receivable	82,598	33,756	11,859	26,820	34,897	20,707	—	2,544	—	5,151
Other assets	3,056	27,597	1,619	20,442	29,727	1,605	239	875	150	7,537

Total Assets	$314,641	$1,075,633	$171,174	$920,712	$1,800,063	$1,409,363	$155,935	$164,761	$158,081	$185,601

Mortgage notes and loans payable	$926,260	$925,000	$274,337	$413,490	$1,132,489	$890,478	$84,000	$90,600	$125,525	$124,000
Accounts payable and accruals	13,039	52	2,896	6,317	18,899	15,827	1,380	1,376	2,468	2,511
Interest rate swap liabilities, net	90,893	—	26,361	39,308	26,172	113,019	—	—	—	—
Other liabilities	3,522	5,585	1,540	195,025	91,886	19,004	1,468	9,036	144	29

Total Liabilities	1,033,714	930,637	305,134	654,140	1,269,446	1,038,328	86,848	101,012	128,137	126,540

Partners’ equity (deficit)	(719,073)	144,996	(133,960)	266,572	530,617	371,035	69,087	63,749	29,944	59,061

Total Liabilities and Partners’ equity (deficit)	$314,641	$1,075,633	$171,174	$920,712	$1,800,063	$1,409,363	$155,935	$164,761	$158,081	$185,601

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

	Property Funds’ underlying investments as of December 31, 2012
Balance Sheet	1633 Broadway	60 Wall Street	900 Third Avenue	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street
Rental property, net	$121,213	$992,173	$138,760	$840,686	$1,690,897	$1,391,928	$147,000	$149,627	$147,000	$167,291
Deferred charges, net	36,116	30,315	10,249	31,537	26,676	20,510	587	5,279	51	2,200
Cash and cash equivalents	64,062	20,358	16,788	21,359	31,000	8,771	7,191	7,733	3,309	2,196
Restricted cash	—	—	—	—	28,630	2,455	—	—	2,934	—
Deferred rent receivable	79,343	33,717	11,884	23,453	23,136	17,608	—	1,982	—	2,474
Other assets	3,419	30,833	1,048	22,415	33,208	1,140	280	1,340	460	4,203

Total Assets	$304,153	$1,107,396	$178,729	$939,450	$1,833,547	$1,442,412	$155,058	$165,961	$153,754	$178,364

Mortgage notes and loans payable	$926,260	$925,000	$277,710	$410,200	$1,125,286	$875,846	$84,000	$90,600	$124,884	$114,251
Accounts payable and accruals	17,371	43	6,132	7,487	5,368	25,959	1,135	1,353	2,349	2,454
Interest rate swap liabilities, net	125,604	—	36,346	55,301	47,447	149,397	—	—	1,101	427
Other liabilities	3,827	5,960	1,348	220,067	112,248	19,234	1,244	10,733	211	19

Total Liabilities	1,073,062	931,003	321,536	693,055	1,290,349	1,070,436	86,379	102,686	128,545	117,151

Partners’ equity (deficit)	(768,909)	176,393	(142,807)	246,395	543,198	371,976	68,679	63,275	25,209	61,213

Total Liabilities and Partners’ equity (deficit)	$304,153	$1,107,396	$178,729	$939,450	$1,833,547	$1,442,412	$155,058	$165,961	$153,754	$178,364

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

	Property Funds’ underlying investments for the year ended December 31, 2013
Statement of Income	1633 Broadway	60 Wall Street	900 Third Avenue	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza	Liberty Place Plaza	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street
Rental income	$130,590	$69,665	$33,601	$77,257	$97,576	$77,265	$8,421	$9,686	$432	$10,167
Tenant reimbursement income	13,538	—	3,036	5,100	9,693	1,707	2,528	4,807	74	4
Other income	2,994	27	732	1,154	2,598	7,778	82	153	58	801

Total Revenues	147,122	69,692	37,369	83,511	109,867	86,750	11,031	14,646	564	10,972

Building operating expenses	54,867	150	16,150	22,905	51,247	29,985	4,286	5,066	4,531	5,448
Related party management fees	2,870	696	980	1,295	1,646	832	275	330	13	354

Operating expenses	57,737	846	17,130	24,200	52,893	30,817	4,561	5,396	4,544	5,802
Depreciation and amortization	11,187	26,081	6,349	22,688	37,075	37,847	—	4,139	—	5,502
General and administrative	251	73	156	130	215	236	63	69	66	75

Total Expenses	69,175	27,000	23,635	47,018	90,183	68,900	4,624	9,604	4,610	11,379

Operating income (loss)	77,947	42,692	13,734	36,493	19,684	17,850	6,407	5,042	(4,046)	(407)

Unrealized gain on interest rate swaps	34,711	—	9,985	15,993	21,275	36,378		—	1,101	427
Interest expense	(52,563)	(57,088)	(14,872)	(22,307)	(68,540)	(55,170)	(3,887)	(4,514)	(5,285)	(5,664)
Unrealized (depreciation) appreciation on investment in real estate	—	—	—	—	—	—	(2,066)	—	1,965	—

Net income (loss) before taxes	60,095	(14,396)	8,847	30,179	(27,581)	(942)	454	528	(6,265)	(5,644)
(Provision) benefit for income taxes	—	—	—	—	—	—	(45)	(54)	—	2,492

Net income (loss)	$60,095	$(14,396)	$8,847	$30,179	$(27,581)	$(942)	$409	$474	$(6,265)	$(3,152)

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

	Property Funds’ underlying investments for the year ended December 31, 2012
Statement of Income	1633 Broadway	60 Wall Street	900 Third Avenue	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street
Rental income	$123,508	$71,738	$31,689	$77,767	$229,943	$75,994	$8,536	$10,502	$5,669	$9,606
Tenant reimbursement income	15,592	—	2,711	3,354	14,133	1,839	2,624	5,347	3,702	—
Other income	3,576	21	590	4,883	2,677	6,706	92	195	442	97

Total Revenues	142,676	71,759	34,990	86,004	246,753	84,539	11,252	16,044	9,813	9,703

Building operating expenses	54,859	166	15,950	22,498	51,602	29,910	4,316	5,142	4,647	4,319
Related party management fees	2,726	687	900	1,215	1,607	719	282	358	235	321

Operating expenses	57,585	853	16,850	23,713	53,209	30,629	4,598	5,500	4,882	4,640
Depreciation and amortization	11,815	26,007	5,835	22,980	55,162	36,551	—	4,296	—	5,425
General and administrative	207	76	144	141	3,687	252	67	64	75	100

Total Expenses	69,607	26,936	22,829	46,834	112,058	67,432	4,665	9,860	4,957	10,165

Operating income (loss)	73,069	44,823	12,161	39,170	134,695	17,107	6,587	6,184	4,856	(462)

Unrealized gain on interest rate swaps	7,236	—	2,365	4,432	16,927	3,219		—	3,336	910
Interest expense	(55,435)	(57,237)	(16,492)	(25,207)	(69,928)	(57,116)	(3,887)	(4,514)	(9,168)	(6,726)
Unrealized depreciation on investment in real estate	—	—	—	—	—	—	(3,785)	—	(15,394)	—

Net income (loss) before taxes	24,870	(12,414)	(1,966)	18,395	81,694	(36,790)	(1,085)	1,670	(16,370)	(6,278)
Benefit (provision) for income taxes	—	—	—	—	—	—	104	(163)	(1)	2,394

Net income (loss)	$24,870	$(12,414)	$(1,966)	$18,395	$81,694	$(36,790)	$(981)	$1,507	$(16,371)	$(3,884)

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

	Property Funds’ underlying investments for the year ended December 31, 2011
Statement of Income	1633 Broadway	60 Wall Street	900 Third Avenue	31 West 52nd Street	1301 Ave of the Americas	One Market Plaza	Liberty Place	1899 Penn. Avenue	2099 Penn. Avenue	425 Eye Street
Rental income	$116,552	$71,738	$32,449	$71,049	$141,335	$72,811	$4,256	$10,453	$—	$5,186
Tenant reimbursement income	16,077	—	2,892	2,973	17,244	2,971	1,043	4,788	—	—
Other income	3,129	17	862	1,863	2,975	10,220	52	200	—	2,270

Total Revenues	135,758	71,755	36,203	75,885	161,554	86,002	5,351	15,441	—	7,456

Building operating expenses	55,043	106	15,722	21,590	50,697	30,862	1,995	4,574	—	4,311
Related party management fees	2,912	650	919	1,178	1,821	715	134	339		233

Operating expenses	57,955	756	16,641	22,768	52,518	31,577	2,129	4,913	—	4,544
Depreciation and amortization	10,035	26,007	5,514	21,452	38,837	37,016	—	4,194	—	4,743
General and administrative	166	86	97	55	223	125	62	47	—	105

Total Expenses	68,156	26,849	22,252	44,275	91,578	68,718	2,191	9,154	—	9,392

Operating income (loss)	67,602	44,906	13,951	31,610	69,976	17,284	3,160	6,287	—	(1,936)

Unrealized (loss) gain on interest rate swaps	(29,990)	—	(11,093)	(15,094)	(98)	(33,268)	—	—	—	494
Interest expense	(54,463)	(57,088)	(16,586)	(25,205)	(69,026)	(57,511)	(2,038)	(4,515)	—	(6,537)
Unrealized appreciation on investment in real estate	—	—	—	—	—	—	6,490	—	—	—

Net (loss) income before taxes	(16,851)	(12,182)	(13,728)	(8,689)	852	(73,495)	7,612	1,772	—	(7,979)
Provision for income taxes	—	—	—	—	—	—	(759)	(180)	—	—

Net (loss) income	$(16,851)	$(12,182)	$(13,728)	$(8,689)	$852	$(73,495)	$6,853	$1,592	$—	$(7,979)

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

On January 11, 2012, Fund IV and Fund IV Cayman formed the partnership 2099 Owner LP (“2099 Penn”). Subsequently, on January 31, 2012, 2099 Penn acquired the office building and its underlying land located at 2099 Pennsylvania Avenue in Washington, D.C for $162,482 (including certain fees relating to the acquisition) and received a credit to the purchase price for the assumption of an existing mortgage of $126,313. In the table above, the activity reflected for this partnership’s operations in 2012 is from January 11th through December 31st. No activity took place in 2011.

On March 14, 2014, Fund III, PGRESS and PGRESS-H sold a detached seven story parking structure located on 75 Howard Street in San Francisco (“75 Howard”) to the Residential Fund for $64,650. 75 Howard’s balance sheet and income statement are consolidated into One Market and are included in One Market Plaza in the property tables discussed above. As of December 31, 2013 and 2012, the net assets of 75 Howard were $27,358 and $27,867, respectively, and the net income for the years ended December 31, 2013, 2012 and 2011 for 75 Howard was ($509), $487 and $(672), respectively.

Alternative Investment Funds

As of December 31, 2013, the Alternative Investment Funds have invested in debt or equity interests secured by the following properties:

•	666 Fifth Avenue, New York, NY (“666 Fifth”)

•	One Court Square, New York, NY (“OCS”)

•	2 Herald Square, New York, NY (“2 Herald”)

•	666 Fifth

The investment in 666 Fifth is comprised of a $29,190 tranche of the mortgage on an office building located at 666 Fifth Avenue. This mortgage carries an interest rate of 6.353% and matures in February 2019.

•	OCS

The investment in OCS is a $125,000 preferred equity investment, of which the Alternative Investment Funds own a 28% partnership interest. The preferred equity investment is in a partnership that owns the property and land located at One Court Square, NY. The OCS investment has a dividend rate of 15% of which 9.5% is paid monthly with the remaining 5.5% compounded monthly and added to the preferred equity balance. The preferred equity investment is scheduled to be redeemed on September 1, 2015, and has a one year extension option. During the extension, if exercised, the interest rate increases to 16%, with the current pay portion increasing to 10%.

•	2 Herald
The investment in 2 Herald is a $12,500 preferred equity investment in a partnership that owns the property and land located at 2 Herald Square. The preferred equity investment has a dividend rate of 10.3% of which 7.0% is paid monthly with the remaining 3.3% compounded monthly and added to the preferred equity balance. The preferred equity investment is scheduled to be redeemed on April 11, 2017, and has up to two one year extension options.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

The following table presents the realized and unrealized gains, net:

	Year Ended December 31,
	2013	2012	2011
Realized gain (loss) on real estate fund investment sold	$(694)	$42,128	$—
Previously recorded unrealized gain (loss) on sale	10,571	(39,201)	—

Realized gain on real estate fund investments	9,877	2,927	—
Unrealized gain on real estate fund investments	322,176	156,272	488,238

Realized and unrealized gain from real estate fund investments	332,053	159,199	488,238
Realized gain on sale of joint venture interest	—	2,000	45,581

Realized and unrealized gains, net	$332,053	$161,199	$533,819

In 2011 and 2012, PGI recognized income of $91,162 and $4,000, respectively as part of a transaction in which PGI purchased a 49% partnership interest in 1633 Broadway from third party joint venture partners and sold the interests to (i) a different third party and (ii) Fund IV and Fund IV Cayman, both consolidated subsidiaries of PGI. Included in realized gain on sale of joint venture interest is $21,184 of income earned under profit participation agreements between PGI and the selling joint venture partners. Due to the related party nature of this transaction, Fund IV and Fund IV Cayman carried over PGI’s basis in 1633 Broadway and subsequent changes in fair value of the investment to the reporting date are shown in unrealized gain on real estate fund investments in the table above. The revenue recognized from PGI’s sale to the third party is included in realized gains on sale of joint venture interest in the table above.

In November 2012, Fund II sold the underlying asset located at Candler Tower in New York City for $261,000 recognizing a gain of $2,927 and $65 for the years ended December 31, 2012 and 2013, respectively. The above recognized gain excludes the prior years’ mark-to-market adjustments that are reflected in those prior years’ unrealized gain on real estate fund investments.

In December 2013, Fund III sold the underlying asset located at 440 Ninth Avenue in New York City for $211,500 recognizing a gain of $9,812. The above recognized gain excludes the prior years’ mark-to-market adjustments that are reflected in those prior years’ unrealized gain on real estate fund investments.

The Funds received interests and dividends from real estate fund investments in the amounts of $29,184, $31,326, and $15,128 for the years 2013, 2012 and 2011, respectively.

Allocation of Distributions and Profits and Losses from the Funds

The priorities of distributions, including proceeds from capital transactions, are defined in each Fund’s respective agreement with Paramount Predecessor and the limited partners. Income or loss is allocated among Paramount Predecessor and the limited partners so as to conform to stipulated distributions in accordance with

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

3. Real Estate Fund Investments—(Continued)

the Funds’ agreements. If certain performance targets within these agreements are met, Paramount Predecessor is also entitled to a preference allocation. At December 31, 2013 and 2012, Paramount Predecessor was entitled to a preferred allocation from the following Funds:

Fund:	2013	2012
Fund I	$32,289	$27,570
PGRESS	2,251	—
PGRESS-H	17	—

	$34,557	$27,570

The effect of the preference allocation is reflected in the allocation of net income attributable to controlling and non-controlling interests in the combined consolidated statement of income. Preference allocation to Paramount Predecessor results in an increase in the net income attributable to Paramount Predecessor.

4. Investments in Partially Owned Entities

The following tables are summaries of the Partially Owned Entities’ financial information:

	As of December 31, 2013
Balance Sheet	1325 Avenue of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Real estate, net	$209,455	$135,886	$226,954
Other assets	56,479	35,288	34,117

Total Assets	$265,934	$171,174	261,071

Mortgage note and loan payable	$220,000	$274,337	225,000
Other liabilities	5,450	30,797	48,332

Total Liabilities	225,450	305,134	273,332

Partners’ equity (deficit)	40,484	(133,960)	(12,261)

Total Liabilities and Partners’ equity (deficit)	$265,934	$171,174	$261,071

Ownership Interest	50%	12%	50%
The Company’s share of equity—carrying value of our investments in Partially Owned Entities	$20,242	$ —	$ —	$20,242

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

4. Investments in Partially Owned Entities—(Continued)

	As of December 31, 2012
Balance Sheet	1325 Avenue of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Real estate, net	$213,043	$138,760	$223,225
Other assets	58,788	39,969	37,800

Total Assets	$271,831	$178,729	261,025

Mortgage note and loan payable	$220,000	$277,710	225,000
Other liabilities	3,702	43,826	53,328

Total Liabilities	223,702	321,536	278,328

Partners’ equity (deficit)	48,129	(142,807)	(17,303)

Total Liabilities and Partners’ equity (deficit)	$271,831	$178,729	$261,025

Ownership Interest	50%	12%	50%
The Company’s share of equity—carrying value of our investments in Partially Owned Entities	$24,064	$—	$—	$24,064

	For the year ended December 31, 2013
Statement of Income	1325 Ave. of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Rental income	$33,397	$33,601	$41,166
Tenant reimbursement income	5,186	3,036	4,311
Other income	1,203	732	1,785

Total Revenue	39,786	37,369	47,262

Building operating expenses	22,233	16,150	20,579
Related party management fees	1,434	980	1,727

Operating expenses	23,667	17,130	22,306
Depreciation and amortization	7,830	6,349	10,009
General and administrative	238	156	194

Total Expenses	31,735	23,635	32,509

Operating income	8,051	13,734	14,753

Unrealized gain on interest rate swaps	—	9,985	10,031
Interest expense	(11,150)	(14,872)	(14,517)

Net (loss) income	$(3,099)	$8,847	$10,267

Ownership Interest	50%	12%	50%
The Company’s share of (loss) income from Partially Owned Entities	$(1,550)	$—	$2,612	$1,062

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

4. Investments in Partially Owned Entities—(Continued)

	For the year ended December 31, 2012
Statement of Income	1325 Ave. of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Rental income	$32,331	$31,689	$35,638
Tenant reimbursement income	8,332	2,711	4,453
Other income	1,897	590	1,429

Total Revenue	42,560	34,990	41,520

Building operating expenses	21,909	15,950	19,797
Related party management fees	1,602	900	1,524

Operating expenses	23,511	16,850	21,321
Depreciation and amortization	7,377	5,835	8,091
General and administrative	231	144	197

Total Expenses	31,119	22,829	29,609

Operating income	11,441	12,161	11,911

Unrealized gain on interest rate swaps	—	2,365	924
Interest expense	(11,150)	(16,492)	(14,571)

Net income (loss)	$291	$(1,966)	$(1,736)

Ownership Interest	50%	12%	50%
The Company’s share of income from Partially Owned Entities	$145	$1,114	$2,593	$3,852

	For the year ended December 31, 2011
Statement of Income	1325 Ave. of the Americas	900 Third Avenue	712 Fifth Avenue	Total
Rental income	$35,865	$32,449	$40,996
Tenant reimbursement income	8,132	2,892	5,093
Other income	4,179	862	2,248

Total Revenue	48,176	36,203	48,337

Building operating expenses	21,239	15,722	19,598
Related party management fees	1,737	919	1,723

Operating expenses	22,976	16,641	21,321
Depreciation and amortization	8,568	5,514	8,312
General and administrative	225	97	179

Total Expenses	31,769	22,252	29,812

Operating income	16,407	13,951	18,525

Unrealized gain (loss) on interest rate swaps	746	(11,093)	(10,073)
Interest expense	(10,499)	(16,586)	(14,592)

Net income (loss)	$6,654	$(13,728)	$(6,140)

Ownership Interest	50%	12%	50%
The Company’s share of income from Partially Owned Entities	$3,327	$—	$2,121	$5,448

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

4. Investments in Partially Owned Entities—(Continued)

As of December 31, 2013, 2012 and 2011, 900 Third had a deficit equity balance. Paramount Predecessor has no obligation to fund the deficit balance and therefore does not recognize losses in excess of its investment balance. Any losses not recognized will offset future net income until all unrecognized losses are utilized. As of December 31, 2013, 2012 and 2011, the Company’s share of the unrecognized losses for 900 Third totaled $3,717, $4,759 and $4,527, respectively. The Company’s share of income from Partially Owned Entities includes cash distributions of $1,114 for the year ended December 31, 2012.

Additionally, as of December 31, 2013, 2012 and 2011, Paramount Predecessor’s investment in 712 Fifth had a deficit balance. Paramount Predecessor has no obligation to fund the deficit balance and therefore did not recognize losses in excess of its investment balance. Any losses not recognized will offset future net income until all unrecognized losses are utilized. As of December 31, 2013, 2012 and 2011, the Company’s share of the unrecognized losses for 712 Fifth totaled $0, $3,938 and $3,070, respectively. The Company’s share of income from Partially Owned Entities includes cash distributions of $1,417, $2,593, and $2,121 for the year ended December 31, 2013, 2012 and 2011, respectively.

5. Rental Income

Our only consolidated property in Paramount Predecessor is Waterview. Paramount Predecessor recognizes rental income from leasing office, commercial, and storage space in Waterview to tenants through operating leases with expiration over the next 15 years.

The leases require fixed minimum monthly payments over the terms of the respective lease and also adjustments to rent based on increases in the Consumer Price Index, real estate taxes, operating expenses, and utility expenses.

The following is a schedule of future minimum rental income on non-cancelable operating leases with the property as of December 31, 2013:

Total
Year Ending December 31,
2014	$29,545
2015	30,094
2016	30,653
2017	31,265
2018	31,893
Thereafter	318,577

Concentration Risk—Waterview has a tenant occupying 98.6% of the building whose lease expires on January 31, 2028.

6. Related Party Transactions

Fee Income

Paramount Predecessor recognizes fee income for the Managed Properties. The fees are reflected as fee income in the combined consolidated statements of income.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

6. Related Party Transactions—(Continued)

Income related to the Managed Properties consists of the following:

	Year Ending December 31,
Fees:	2013	2012	2011
Property management fees	$15,641	$14,712	$15,208
Leasing fees	503	287	1,735
Construction fees	6,937	2,513	3,022
Acquisition and disposition fees	2,785	5,462	6,627
Financing fees	560	—	210

Total	$26,426	$22,974	$26,802

Asset Management Fees

Paramount Predecessor earns asset management fees from Funds it manages. Asset management fees and expenses related to Funds included in the combined consolidated financial statements are eliminated in combination and consolidation.

The effect of fees earned from limited partners is reflected in the allocation of net income attributable to Paramount Predecessor and non-controlling interests in the statement of income. Asset management fees related to the limited partners are reflected as a reduction to net income attributable to non-controlling interest which results in a corresponding increase in the net income attributable to Paramount Predecessor.

The following is a summary of the asset management fees earned by Paramount Predecessor:

	For the years ended December 31,
	2013	2012	2011
Gross Asset Management Fees	$27,062	$26,180	$23,701
Eliminated Fees (1)	(1,173)	(1,118)	(1,087)

Net Asset Management Fees	$25,889	$25,062	$22,614

(1)	Eliminated fees reflect a reduction in asset management fees from the general partner interest in each of the private equity real estate funds.

Management Fees

Included in other receivables and accounts payable are accrued fees that have been recorded, but not paid by or refunded to the Managed Properties. In addition, the Managed Properties must reimburse Paramount Predecessor for other professional services which it arranges for in the course of its property management activities. As of December 31, 2013 and 2012, the net balance due from Managed Properties was $1,376 and $2,652, respectively.

Management Loans

Employee Loan

Paramount Predecessor made a $5,000 loan to an employee in 2011. The loan has an outstanding loan balance of $3,000 and $4,000 as of December 31, 2013 and 2012 respectively. The interest rate on the loan is fixed at 2.49% and the loan matures on December 31, 2016. Payment of interest and $1,000 in principal are due annually on December 31.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

6. Related Party Transactions—(Continued)

Family Office Services

Family office services mainly comprise accounting and bookkeeping services. During the years ended December 31, 2013, 2012, and 2011, Paramount Predecessor provided certain family office services to the stockholders of Paramount Predecessor without charge, the value of these services is considered to be de minimis.

7. Commitments and Contingencies

Funding Commitments

Paramount Predecessor had $42,771 of uncalled funding commitments as of December 31, 2013 representing general partner and limited partner capital funding commitments to the Funds. In addition, Paramount Predecessor expects to fund up to $10,000 in connection with the formation of Fund VIII.

Additionally, as of December 31, 2013, the Managed Properties have contractual obligations to fund $110,093 of tenant improvements under executed leases. These obligations are direct obligations of the Managed Properties rather than of Paramount Predecessor, and Paramount Predecessor does not have an obligation to fulfill these commitments.

Contingencies

Guarantees

Certain of the Funds guarantee payments to third parties in connection with ongoing business activities. There is no recourse to Paramount Predecessor to fulfill such obligations beyond the assets of the respective fund. To the extent that underlying Funds are required to fulfill guarantee obligations, Paramount Predecessor’s invested capital in such Funds is at risk. Other than those discussed above, there are no guarantees as of December 31, 2013 and 2012.

Litigation

In the normal course of business, from time to time, Paramount Predecessor is involved in legal proceedings relating to the ownership and operations of Paramount Predecessor’s Managed Properties. Management believes the insurance policies Paramount Predecessor has in place would be sufficient to cover any such exposures. In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions which are not covered by the insurance policy will not have a material effect on Paramount Predecessor’s combined consolidated financial position, results of operations, or liquidity.

8. Mortgage Note and Loans Payable

Loans and notes payable are stated at their amortized cost. Financing costs are capitalized and amortized on a straight-line basis, which approximates the effective interest method, over the initial term of the related loan.

To fund the acquisitions of properties, Paramount Predecessor took out loans and entered into three Omnibus Loan Agreements (individually and collectively referred to as the “Omnibus Loan”) at the Fund level.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

8. Mortgage Note and Loans Payable—(Continued)

These loans, upon lender approval, made available a credit facility to be used for membership interest advances. Additionally, the loans each provide a property working capital advance to fund leasing costs and capital improvements in the underlying investments. Below is a table summarizing the mortgage note and loans payable:

	Maturity	Spread over LIBOR	Interest Rate at December 31, 2013	Interest Rate at December 31, 2012	Balance at
					December 31, 2013	December 31, 2012
Mortgage Note Payable:
Waterview (1)	Jun-17	n/a	5.76%	5.76%	$210,000	$210,000

Total Mortgage Note Payable					210,000	210,000

Loans Payable:
Fund I:
Working capital advance (2)	Nov-16	LIBOR + 263bps	2.79%	2.84%	20,000	20,000
425 Eye Street (3)	n/a	n/a	n/a	2.50%	—	13,678
1633 Broadway (4)	Nov-16	LIBOR +159bps	1.77%	1.80%	84,122	85,000
Fund II:
Working capital advance (2)	Jun-15	LIBOR + 269bps	2.93%	3.00%	13,150	13,150
Fund III:
Working capital advance (2)	Dec-15	LIBOR + 286bps	3.02%	3.07%	6,323	7,666
900 Third Avenue (5)	Jun-17	LIBOR + 304bps	3.20%	3.25%	27,711	28,000
One Market Plaza (6)	Jul-17	LIBOR + 162bps	1.78%	1.83%	138,553	140,000

Total Loans Payable					289,859	307,494

Total Mortgage Notes and Loans Payable					$499,859	$517,494

Notes to preceding tabular information:

(1)	In conjunction with the acquisition of the property, Waterview obtained a $210,000 loan secured by a mortgage and evidenced by a note. Interest rate is fixed through maturity. Waterview incurred approximately $1,801 in financing costs.
(2)	The Omnibus Loan for Funds I, II, and III provided Paramount Predecessor with a working capital advance.
(3)	The 425 Eye Street Omnibus Loan was repaid on April 25, 2013 and carried a variable interest rate of 2.50% as of December 31, 2012.
(4)	Fund I borrowed $85,000 under the Fund I Omnibus Loan in conjunction with the acquisition of 1633 Broadway. The loan had four options to extend the maturity date from October 15, 2012. The first option was for five years and the remaining three are for one-year. On August 8, 2012, Fund I exercised the first extension option—extending the loan’s maturity through November 5, 2016. During the extension period, principal and interest is payable based on a 28-year amortization schedule.
(5)	Fund III drew $28,000 from the 900 Third Avenue Omnibus Loan in conjunction with the acquisition of its partnership interest in 900 Third. The loan had four options to extend the maturity date from June 11, 2012. The first option was for five years, and the remaining three are for one-year. In March 2012, Fund III exercised the first extension option—extending the loan’s maturity through June 12, 2017. During the extension period, principal and interest is payable based on a 28-year amortization schedule.
(6)	Fund III drew $140,000 from the One Market Plaza Omnibus Loan in conjunction with the acquisition of One Market Plaza. The loan had four options to extend the maturity date from July 2, 2012. The first option was for five years and the remaining three are for one-year. In July 2012, Fund III exercised the first extension—extending the loan’s maturity through July 3, 2017. During the extension period, principal and interest is payable based on a 28-year amortization schedule.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

8. Mortgage Note and Loans Payable—(Continued)

Pursuant to mortgage notes and loan agreements, certain covenants restrict sale of investments, limit future borrowings and place limitations on distributions excluding distributions for income taxes. Paramount Predecessor is in compliance with all covenants as of December 31, 2013 and 2012.

Contractual Principal Payments

Contractual aggregate required principal payments on the total mortgage note and loans payable at December 31, 2013 are as follows:

Mortgage Note and Loans Payable
2014	$2,826
2015	118,351
2016	2,158
2017	2,369
2018	244,762
Thereafter	129,393

$499,859

9. Preferred Equity Obligation

On July 28, 2011, Fund IV and Fund IV Cayman and a joint venture partner for 1633 Broadway (collectively, “New 1633 Partners”) acquired 19.40%, 5.10% and 24.50% limited partnership interests in 1633 Broadway, respectively. The remaining 51.00% partnership interest is held by Fund I. Simultaneous to the acquisition, a third party preferred partner (“Preferred Partner”) made a $200,000 preferred equity investment in 1633 Broadway, to fund a portion of the purchase price on behalf of the New 1633 Partners. The preferred equity investment is required to be repaid on or before July 28, 2016.

Paramount Predecessor has determined that the Preferred Partner’s preferred equity investment in 1633 Broadway should be recognized as a liability in the Combined Consolidated Balance Sheets because Paramount Predecessor is required to pay a fixed determinable amount on a specified date irrespective of the performance of the underlying investment in 1633 Broadway.

The Preferred Partner is entitled to an 8.5% preferred dividend per annum on its preferred equity investment as well as an exit fee upon disposition of the investment in 1633 Broadway. The Preferred Partner receives quarterly dividend payments of 5% per annum, increasing to 7% per annum on July 28, 2014, and accrued and unpaid preferred dividends are compounded monthly and added to the preferred equity obligation. Allocations of net profit or loss of the Partnership are allocated among the Partners in accordance with their ownership interests. The exit fee of approximately $2,400 is amortized using the effective interest method. As of December 31, 2013 and 2012, the amortized portion of the exit fee attributable to Paramount Predecessor was approximately $573 and $337, respectively, and is included in other liabilities on the accompanying combined consolidated balance sheets. For the years ended December 31, 2013 and 2012, the exit fee amortization attributable to Paramount Predecessor was approximately $236 and $237, respectively, and is included as a component of interest expense on the accompanying combined consolidated statements of income.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

10. Variable Interest Entities

Pursuant to U.S. GAAP consolidation guidance, Paramount Predecessor consolidates certain VIEs in which it is determined that Paramount Predecessor is the primary beneficiary either directly or indirectly, through a consolidated entity. The purpose of such VIEs is to provide strategy specific investment opportunities for investors in exchange for management and performance based fees. The investment strategies of Paramount Predecessor differ by product; however, the fundamental risks have similar characteristics, including loss of invested capital and loss of management fees and performance based fees. In Paramount Predecessor’s role as general partner, collateral manager or investment adviser, it generally considers itself the sponsor of the applicable Fund. Paramount Predecessor does not provide performance guarantees and has no other financial obligation to provide funding to consolidated VIEs other than its own capital commitments.

As of December 31, 2013, Paramount Predecessor held variable interests in Fund IV Cayman, Fund V Cayman, PGRESS A and PGRESS H which were determined to be VIEs. We are required to consolidate our interests in these entities because we are deemed to be the primary beneficiary and have the power to direct the activities of the entity that most significantly affect economic performance and the obligation to absorb losses and right to receive benefits that could potentially be significant to the entity. The table below summarizes the assets and liabilities of the entities. The liabilities are secured only by the assets of the entity, and are non-recourse to us.

	December 31,
	2013	2012
Investments, at fair value	$74,044	$59,152
Cash and restricted cash	22,837	2,128
Other assets, net	238	245

Total VIE assets	97,119	61,525
Preferred equity obligation	10,297	9,901
Other liabilities	383	220

Total VIE liabilities	$10,680	$10,121

11. Profit Sharing Compensation

Deferred compensation

In 1993, Paramount Predecessor established a deferred compensation program (the “1993 Plan”). The 1993 Plan, which invests in certain marketable equity securities, covers certain management employees who have been designated as eligible to participate under the 1993 Plan by the board of directors of the management company.

Participants of the 1993 Plan are permitted to defer certain percentages of their compensation, as defined in the 1993 Plan documents. In addition, the 1993 Plan allows Paramount Predecessor to make discretionary contributions. All amounts are fully and immediately vested. The assets of the 1993 Plan, included in marketable securities and restricted cash on the combined consolidated balance sheet, remain the sole property of Paramount Predecessor and are subject to the claims of its general creditors. The 1993 Plan has a balance of $25,134 and $18,055 as of December 31, 2013 and 2012 respectively. Paramount Predecessor’s contributions were $2,025, $1,850 and $1,950 for the years ended December 31, 2013, 2012 and 2011, respectively.

In 1999, Paramount Predecessor established a second deferred compensation program (“the 1999 Plan”). The 1999 Plan, which indirectly owns 0.638% of 900 Third Avenue, covers certain management employees who have been designated as eligible to participate under the 1999 Plan by the Board of Directors.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

11. Profit Sharing Compensation—(Continued)

Participants in the 1999 Plan were permitted to defer a portion of their compensation as defined. All amounts are fully and immediately vested. The assets of the 1999 Plan, included in marketable securities on the combined consolidated balance sheet, remain the sole property of Paramount Predecessor and are subject to the claims of its general creditors. The 1999 Plan has a balance of $2,209 and $1,672 as of December 31, 2013 and 2012 respectively. Paramount Predecessor’s contributions were $0, $64 and $0 for the years ended December 31, 2013, 2012 and 2011, respectively.

The combined net unrealized gains and losses from the marketable securities for the 1993 Plan and 1999 Plan, included in interest and other income and offset by an equal amount included in general administrative expenses on the combined consolidated statements of income, for the years ending December 31, 2013, 2012, and 2011 was $5,532, $2,071 and ($950), respectively.

Profit sharing arrangements

Paramount Predecessor offered certain management employees (the “Members”) an opportunity to co-invest in the Property Funds and the Alternative Investment Funds through profit sharing arrangements. Pursuant to the management company operating agreement, the Members are entitled to 20% of the fee income and 50% share of net profit and losses owned by the general partner of the funds. The portion allocated to the Members is included in Profit sharing compensation on the accompanying combined consolidated statements of income. The unpaid amount allocated to Members is reflected as a liability and included in Compensation Payable on the accompanying combined consolidated balance sheets.

12. Fair Value Measurement

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities that are measured at fair value on the combined consolidated balance sheets consist of interest in Property Funds, Alternative Investment Funds, deferred compensation plan and interest rate swaps. The table below aggregates the fair values of these financial assets and liabilities by their levels in the fair value hierarchy at December 31, 2013 and 2012 respectively:

	As of December 31, 2013
	Total	Level 1	Level 2	Level 3
Real Estate Fund Investments:
Investment in Property Funds	$2,081,259	$—	$—	$2,081,259
Investment in Alternative Investment Funds	77,630	—	—	77,630

Total Real Estate Fund Investments	2,158,889	—	—	2,158,889
Deferred Compensation Plan assets—marketable securities	26,065	26,065		—
Interest rate swap assets	1,325	—	1,325	—

Total assets	$2,186,279	$26,065	$1,325	$2,158,889

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

12. Fair Value Measurement—(Continued)

	As of December 31, 2012
	Total	Level 1	Level 2	Level 3
Real Estate Fund Investments:
Investment in Property Funds	$1,779,786	$—	$—	$1,779,786
Investment in Alternative Investment Funds	60,486	—	—	60,486

Total Real Estate Fund Investments	1,840,272	—	—	1,840,272
Deferred Compensation Plan assets—marketable securities	17,802	17,802	—	—

Total assets	$1,858,074	$17,802	$—	$1,840,272

Interest rate swap liabilities	289	—	289	—

Total liabilities	$289	$—	$289	$—

Property Funds

At December 31, 2013, the Property Funds have ten investments. These investments are classified as Level 3. We use a discounted cash flow valuation technique to estimate the fair value of each of these investments, which is updated quarterly by personnel responsible for the management of each investment and reviewed by senior management at each reporting period. The discounted cash flow valuation technique requires Paramount Predecessor to estimate cash flows for each investment over the holding period of 10 years, and is based on Paramount Predecessor’s view of the foreseeable future. Cash flows are derived from property rental revenue (base rents plus reimbursements) less operating expenses, real estate taxes and capital and other costs, plus projected sales proceeds in the year of exit. Property rental revenue is based on leases currently in place and our estimates for future leasing activity, which are based on current market rents for similar space. Similarly, estimated real estate taxes and operating expenses other than management fees are based on amounts incurred in the current period plus a projected growth factor for future periods. Appraisers generally adjust management fees to approximately 0.8% of total revenue to reflect fees for services by third-party managers who also provide leasing services. Anticipated sales proceeds at the end of an investment’s expected holding period are determined based on the net cash flow of the investment in the year of exit, divided by a terminal capitalization rate, less estimated selling costs.

Significant unobservable quantitative inputs in the table below were utilized in determining the fair value of these Fund investments at December 31, 2013 and 2012:

	2013		2012
Unobservable Quantitative Input	Range	Weighted Average (based on fair value of investments)	Range	Weighted Average (based on fair value of investments)
Discount Rates	6.75% - 7.50%	7.01%	6.50% - 8.00%	7.07%
Terminal Capitalization Rates	5.00% - 6.50%	5.32%	5.25% - 6.50%	5.46%

The above inputs are subject to change based on changes in economic and market conditions and/or changes in use or timing of exit. Changes in discount rates and terminal capitalization rates result in increases, or decreases, in the fair values of these investments. The discount rates encompass, among other things, uncertainties in the valuation models with respect to terminal capitalization rates and the amount and timing of cash flows. Therefore, a change in the fair value of these investments resulting from a change in the terminal

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

12. Fair Value Measurement—(Continued)

capitalization rate may be partially offset by a change in the discount rate. Significant increases (decreases) in any of these inputs in isolation would result in a significantly lower (higher) fair value, respectively. It is not possible for Paramount Predecessor to predict the effect of future economic or market conditions on the estimated fair values.

Alternative Investment Funds

At December 31, 2013, Paramount Predecessor’s Alternative Investment Funds had balances in mortgage notes and preferred equity. These instruments are classified as Level 3. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current risk adjusted interest rate. The balances are updated quarterly by personnel responsible and reviewed by senior management at each reporting period:

	2013		2012
Unobservable Quantitative Input	Range	Weighted Average (based on fair value of investments)	Range	Weighted Average (based on fair value of investments)
Credit Spreads	4.75%	4.75%	5.75%	5.75%
Preferred Return	10.96% - 14.00%	13.27%	17.10%	17.10%

The significant unobservable inputs used in the fair value measurement of the mortgage notes and preferred equity includes a credit spread and preferred return. Significant increases or decreases in any of these inputs in isolation would result in a significantly lower or higher fair value, respectively.

Property and Alternative Investment Funds—Level 3 Roll-forward

The table below summarizes the changes in the fair value of Fund investments that are classified as Level 3, for the years ended December 31, 2013 and 2012:

	Real Estate Fund Investments for the Year Ended December 31,
	2013	2012
Beginning balance	$1,840,272	$1,564,520
Additions to real estate fund investments	43,714	186,553
Proceeds from sale of real estate fund investments	(57,150)	(72,000)
Realized and net change in unrealized gains from real estate fund investments	332,053	161,199

Ending Balance	$2,158,889	$1,840,272

Deferred Compensation Plan

Deferred compensation plan assets are classified as Level 1 and consists of a diversified portfolio of investments in marketable securities. We receive quarterly financial reports from a third-party administrator which provides detail of activity in the plans.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

12. Fair Value Measurement—(Continued)

At December 31, 2013 and 2012 deferred compensation plan investments which are classified as trading securities and stated at fair value, are as follows:

	December 31,
	2013	2012
1993 Plan
Marketable Securities	$23,856	$16,130

1999 Plan
Marketable Securities	$2,209	$1,672

Interest Rate Swaps

Paramount Predecessor’s interest rate swaps are valued by a third party specialist based on a pricing model that incorporates market observable inputs for interest rate curves and unobservable inputs for credit spreads. The interest rate swaps are classified as Level 2 in the valuations hierarchy.

Financial Assets and Liabilities Not Measured at Fair Value

The following assets and liabilities are not measured at fair value on the combined consolidated balance sheets:

	Fair Value		Carrying Value
	December 31,		December 31,
	2013	2012	2013	2012
Liabilities:
Payable (1)
Waterview	228,949	236,381	210,000	210,000
Fund I	90,059	90,595	104,122	118,678
Fund II	9,441	6,027	13,150	13,150
Fund III	123,604	101,521	172,587	175,666

Preferred Equity Obligation (2)	113,945	108,572	109,650	105,433

Notes to preceding tabular information:

(1)	The fair value of drawdowns under the Omnibus Loan are classified as Level 3 and are estimated by discounting future cash flows using an interest rate that is available for the Funds and Properties for debt and similar terms, remaining maturities, and credit risks.

(2)	The fair value of the Preferred Equity obligation is classified as level 3 and is estimated by discounting future cash flows using an interest rate that may be currently available to Paramount Predecessor for debt with similar terms, remaining maturities, and credit risk:

	Range
Unobservable Quantitative Input	2013	2012
Preferred Return	8.50%	8.50%

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

12. Fair Value Measurement—(Continued)

Other Fair Value Measurements

The carrying amounts of cash and cash equivalents, restricted cash, security deposits, accounts receivable and other receivables, other assets, accounts payable and other payables, tenants’ security deposits, and other liabilities are a reasonable estimate of their fair values, as per the Level 1 hierarchy, due to their short-term nature.

The fair value estimates presented herein are based on the pertinent information available to management as of December 31, 2013 and 2012.

13. Interest and Other Income

The following table sets forth the details of interest and other income:

	For the year ended December 31,
	2013	2012	2011
Unrealized and realized gains and losses on marketable securities	$5,532	$2,071	$(950)
Interest income	3,553	1,303	2,053
Other income	322	1,057	784

	$9,407	$4,431	$1,887

Interest income consists primarily of interest from cash and escrow accounts, cost of carry on real estate fund investments and income tax refunds.

14. Interest Expense

The following table sets forth the details of interest expense:

	For the year ended December 31,
	2013	2012	2011
Interest expense	$29,373	$36,908	$34,204
Amortization of deferred financing costs	434	434	293

	$29,807	$37,342	$34,497

15. Income Taxes

The provision for income taxes consists of the following:

	December 31,
	2013	2012	2011
Current
Federal income tax	$5,509	$3,168	$15,538
State and local income tax	2,819	1,919	8,308

	8,328	5,087	23,846
Deferred
Federal income tax	1,780	1,179	13,610
State and local income tax	921	718	5,517

	2,701	1,897	19,127

Provision for income taxes	$11,029	$6,984	$42,973

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

15. Income Taxes—(Continued)

The following table summarizes Paramount Predecessor’s tax position:

	December 31,
	2013	2012	2011
Income before income taxes	$313,868	$146,722	$443,926
Total provision for income taxes	11,029	6,984	42,973
Effective income tax rate	3.5%	4.8%	9.7%

The following table reconciles Paramount Predecessor’s provision for income taxes to the U.S. federal statutory tax rate:

	December 31,
	2013	2012	2011
Statutory U.S. federal income tax rate	35%	35%	35%
Income passed through to common unit holders and non-controlling interest holders (a)	(31.6%)	(31.8%)	(27.3%)
State and local income taxes	0.8%	1.1%	2.0%
Other	(0.7%)	0.3%	(0.1%)

Effective income tax rate (b)	3.5%	4.6%	9.6%

(a)	Includes income that is not taxable to Paramount Predecessor. Such income is directly taxable to Paramount Predecessor’s unit holders and the non-controlling interest holders.

(b)	The effective tax rate is calculated on Income (loss) before income taxes

Deferred income taxes reflect the net tax effects of temporary differences that may exist between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A summary of the tax effects of the temporary difference is as follows:

	December 31, 2013
	2013	2012
Deferred Tax Liabilities
Investment in Partnership/Real Estate	$175,438	$172,357
FMV Step Up Adjustment	31,981	24,827
Deferred Compensation	(9,886)	(6,675)
NOLs, Passive Losses & Other Carryovers	(9,158)	(4,931)
Other	(491)	(477)
Valuation Allowance	1,710	1,792

Total deferred tax liabilities	$189,594	$186,893

The unrecognized tax benefits are recorded in accounts and other liabilities.

We account for certain tax positions in accordance with ASC 740, “Income Taxes.” ASC No. 740-10-65 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No. 740-10-65, we may recognize the tax benefit from an

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

15. Income Taxes—(Continued)

uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC No. 740-10-65 also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods and requires increased disclosures. As of December 31, 2013 and 2012, we do not have a liability for uncertain tax positions. Potential interest and penalties associated with such uncertain tax positions would be recorded as a component of the income tax provision. As of December 31, 2013, the tax years ended December 31, 2010 through December 31, 2013 remain open for an audit by the Internal Revenue Service. PGI and several of its consolidated subsidiaries are currently under audit by the Internal Revenue Service and in certain state and local tax jurisdictions.

16. Benefit Plans

Multiemployer Benefit Plans

Paramount Predecessor, through its Properties and Managed Properties (“Participating Properties”) makes contributions to certain multiemployer defined benefit plans (“Multiemployer Pension Plans”) and health plans (“Multiemployer Health Plans”) for its union represented employees, pursuant to the respective collective bargaining agreements.

Multiemployer Pension Plans differ from single-employer pension plans in that (i) contributions to multiemployer plans may be used to provide benefits to employees of other participating employers and (ii) if other participating employers fail to make their contributions, each of the Participating Properties may be required to bear its then pro rata share of unfunded obligations. If a Participating Property withdraws from a plan in which it participates, it may be subject to a withdrawal liability. As of December 31, 2012, the Properties’ and Managed Properties’ participation in these plans was not significant to Paramount Predecessor’s combined consolidated financial statements.

In the years ended December 31, 2013, 2012, and 2011, the Participating Properties contributed $7, $7, and $9, respectively, towards Multiemployer Pension Plans, which is included as a component of operating expenses on Paramount Predecessor’s combined consolidated statements of income.

Multiemployer Health Plans

Multiemployer Health Plans in which the Participating Properties participate provide health benefits to eligible active and retired employees. In the years ended December 31, 2013, 2012, and 2011, the Participating Properties contributed $48, $55, and $40, respectively, towards these plans, which is included as a component of operating expenses on our combined consolidated statements of income.

Paramount Group, Inc.—401(k) Plan

In January 1990, we implemented a 401(k) Savings/Retirement Plan (the “401(k) Plan”), to cover eligible employees of PGI. The 401(k) Plan permits eligible employees to contribute up to 25% of their pre-tax compensation and/or up to 25% of their after-tax compensation as a Roth contribution, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

16. Benefit Plans—(Continued)

non-forfeitable upon contribution to the 401(k) Plan. Our 401(k) Plan includes a matching contribution, subject to ERISA limitations, equal to 100% of the first 6%, and 50% of the next 6% of the participant’s basic compensation. For 2013, 2012 and 2011, a matching contribution equal to 100% of the first 6%, and 50% of the next 6% of the participant’s basic compensation was made. For the years ended December 31, 2013, 2012 and 2011, we made matching contributions of approximately $1,012, $930 and $783, respectively.

17. Segments Disclosure

Paramount Predecessor’s segments are based on Paramount Predecessor’s method of internal reporting. Paramount Predecessor’s internal reporting structure and operations mirror its ownership structure for owned properties, including wholly owned and joint venture property interests, and the managed funds which own interests in the properties listed below. In addition, Paramount Predecessor has a corporate entity which performs certain general and administrative level services, including legal and accounting, which is also considered a separate reporting segment referred to as the “management company.” Each individual property and each individual fund represents a different operating segment. All owned properties and managed funds have been aggregated as reportable segments as the individual properties and funds do not meet the quantitative and qualitative requirements to be disclosed separately.

Paramount Predecessor’s interests in properties are included in Paramount Predecessor segments as follows:

Owned Properties

•	Waterview, Washington, D.C. Metro

•	1325 Avenue of the Americas, New York, NY

•	900 Third Avenue, New York, NY (11.77% interest)

•	712 Fifth Avenue, New York, NY

Managed Funds

•	1633 Broadway, New York, NY

•	60 Wall Street, New York, NY

•	900 Third Avenue, New York, NY (88.23% interest)

•	31 West 52nd Street, New York, NY

•	1301 Avenue of the Americas, New York, NY

•	One Market Plaza, San Francisco, CA

•	Liberty Place, Washington, D.C.

•	1899 Pennsylvania Avenue, Washington, D.C.

•	2099 Pennsylvania Avenue, Washington, D.C.

•	425 Eye Street, Washington, D.C.

Revenues from the reportable segments arise from rental income, tenant reimbursement income, distributions received from real estate fund investments, realized and unrealized gains and other income.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

17. Segments Disclosure—(Continued)

The following tables provide selected results for each reportable segment for the years ended December 31, 2013, 2012, and 2011 as reviewed by management:

	As of December 31, 2013
	Owned Properties	Managed Funds	Management Company	Eliminations	Total
Income Statement Data:
Revenues:
Rental income	$30,406	$—	$—	$—	$30,406
Tenant reimbursement income	1,821	—	—	—	1,821
Distributions from real estate fund investments	—	29,184	—	—	29,184
Realized and unrealized gain, net	—	332,053	—	—	332,053
Fee Income	—	—	54,298	(27,872)	26,426

Total Revenues	32,227	361,237	54,298	(27,872)	419,890
Total Expenses	26,369	29,417	60,385	(27,872)	88,299

Operating Income (loss)	5,858	331,820	(6,087)	—	331,591
Income from partially owned entities	1,062	—	74,695	(74,695)	1,062
Unrealized gain on interest rate swaps	—	1,615	—		1,615
Interest and other income	5,891	1,152	2,364		9,407
Interest expense	(12,443)	(17,219)	(145)		(29,807)

Net income before taxes	368	$317,368	$70,827	$(74,695)	$313,868

Depreciation and Amortization	10,435
Interest expense	12,443

EBITDA(1)	$23,246

Balance Sheet Data:
Total assets	$552,474	$2,329,153	$373,173	$(332,109)	$2,922,691
Total liabilities	350,884	508,481	96,596	(58,714)	897,247
Total equity	201,590	1,820,672	276,577	(273,395)	2,025,444

(1)	EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization”. Paramount Predecessor considers EBITDA a measure in making decisions and assessing the performance of the owned properties segment and net income before taxes for the managed funds and management company segments.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

17. Segments Disclosure—(Continued)

	As of December 31, 2012
	Owned Properties	Managed Funds	Management Company	Eliminations	Total
Income Statement Data:
Revenues:
Rental income	$29,773	$—	$—	$—	29,773
Tenant reimbursement income	1,543	—	—	—	1,543
Distributions from real estate fund investments	—	31,326	—	—	31,326
Realized and unrealized gain, net	—	157,199	4,000	—	161,199
Fee income	—	—	50,148	(27,174)	22,974

Total Revenues	31,316	188,525	54,148	(27,174)	246,815
Total Expenses	22,206	27,275	55,489	(26,967)	78,003

Operating Income (loss)	9,110	161,250	(1,341)	(207)	168,812
Income from partially owned entities	3,852	—	57,587	(57,587)	3,852
Unrealized gain on interest rate swaps	—	6,969	—	—	6,969
Interest and other income	3,472	113	846	—	4,431
Interest expense	(11,704)	(25,599)	(39)	—	(37,342)

Net income before taxes	4,730	$142,733	$57,053	$(57,794)	$146,722

Depreciation and Amortization	9,970

Interest expense	11,704

EBITDA(1)	$26,404

Balance Sheet Data:
Total assets	$671,124	$1,917,245	$307,933	$(284,575)	$2,611,727
Total liabilities	347,300	500,512	78,106	(52,417)	873,501
Total equity	323,824	1,416,733	229,827	(232,158)	1,738,226

(1)	EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization”. Paramount Predecessor considers EBITDA a measure in making decisions and assessing the performance of the owned properties segments and net income before taxes for the managed funds and management company segments.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

17. Segments Disclosure—(Continued)

	As of December 31, 2011
	Owned Properties	Managed Funds	Management Company	Eliminations	Total
Income Statement Data:
Revenues:
Rental income	$29,187	$—	$—	$—	29,187
Tenant reimbursement income	1,004	—	—	—	1,004
Distributions from real estate fund investments	—	15,128	—	—	15,128
Realized and unrealized gain, net	—	442,658	91,161	—	533,819
Fee income	—	—	51,118	(24,316)	26,802

Total Revenues	30,191	457,786	142,279	(24,316)	605,940
Total Expenses	19,269	24,842	114,613	(24,145)	134,579

Operating Income	10,922	432,944	27,666	(171)	471,361
Income from partially owned entities	5,448	—	148,367	(148,367)	5,448
Unrealized loss on interest rate swaps	—	(273)	—	—	(273)
Interest and other income	891	106	890	—	1,887
Interest expense	(11,018)	(23,306)	(173)	—	(34,497)

Net income before taxes	6,243	$409,471	$176,750	$(148,538)	$443,926

Depreciation and Amortization	10,501
Interest expense	11,018

EBITDA(1)	$27,762

(1)	EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization”. Paramount Predecessor considers EBITDA a measure in making decisions and assessing the performance of the owned properties segments and net income before taxes for the managed funds and management company segments.

18. Subsequent Events

Paramount Predecessor has evaluated all events and transactions occurring subsequent to December 31, 2013 and through August 26, 2014, which represents the date the financial statements are available to be issued.

Except as disclosed below, there have not been any events that have occurred that would require adjustments to or disclosure in our combined consolidated financial statements.

On February 14, 2014, PGRESS and PGRESS-H acquired a limited partnership interest in One Market Plaza, from a third party joint venture partner for $70,000.

On February 28, 2014, Paramount Predecessor through its subsidiaries, made a $33,750 preferred equity investment in a partnership that owns the property and land located at 470 Vanderbilt. As a preferred member, Paramount Predecessor is entitled to a nominal annual preferred dividend rate of 10.25% of which 8.0% is paid monthly for the first two years with the remaining 2.25% compounded monthly and added to the preferred equity balance. This preferred equity investment is scheduled to be redeemed on February 26, 2019.

PARAMOUNT PREDECESSOR

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands)

18. Subsequent Events—(Continued)

On March 14, 2014, One Market Plaza sold 75 Howard Street, the garage parcel included in its investment in One Market Plaza, to Residential Fund, a Paramount Group affiliate, for $64,650 (see Note 3).

On July 1, 2014, Fund VII entered into a contract with an unrelated third party to acquire the underlying land and building located at 50 Beale Street in San Francisco. The property is a 662,400 SF, Class A office building.

On July 23, 2014, Fund III and PGRESS sold a 49% partnership interest in One Market Plaza to an unrelated third party for approximately $200 million in cash.

Schedule III—Real Estate and Accumulated Depreciation

December 31, 2013

	Type	Location	Encumbrances	Original		Costs Capitalized Subsequent to Acquisition				(1) Total	Accumulated Depreciation	Date Acquired	Depreciable Lives (Years)
Property Name				Land	Building	Land and improvements	Building and improvements	Land Held for Development	Development and construction in progress
MRI Waterview	office/retail	Rosslyn, VA	210,000	78,300	297,669	—	36,575	—	—	412,544	(55,236)	2007	40

(1)	The aggregate cost of land, buildings and improvements, before depreciation, for federal income tax purposes at December 31, 2013 was $110,901.

Notes to Schedule III—Real Estate and Accumulated Depreciation

December 31, 2013

(dollar amounts in thousands)

A summary of activity for real estate and accumulated depreciation is as follows:

	2013	2012	2011
Real Estate:
Balance at the beginning of the year	$412,548	$414,601	$414,601
Additions to/improvements of real estate	—	144	—
Assets sold/written off	(4)	(2,197)	—

Balance at the end of the year	$412,544	$412,548	$414,601

Accumulated depreciation:
Balance at the beginning of the year	$46,119	$37,466	$28,275
Depreciation expense	9,117	8,653	9,191
Assets sold/written off	—	—	—

Balance at the end of the year	$55,236	$46,119	$37,466

PARAMOUNT GROUP, INC.

31 WEST 52ND STREET, NY

FOGO DE CHÃO
BRAZILIAN STEAKHOUSE

Conservative Balance Sheet

712 FIFTH AVENUE, NY

HENRI BENDEL

Proactive Asset and Property Management

1633 BROADWAY, NY

31 WEST 52ND STREET, NY

ONE MARKET PLAZA, SAN FRANCISCO, CA

Until                     , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

131,000,000 Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

Morgan Stanley

Wells Fargo Securities

Deutsche Bank Securities

Citigroup

Credit Suisse

Goldman, Sachs & Co.

J.P. Morgan

RBC Capital Markets

UBS Investment Bank

                     , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses expected to be incurred by us in connection with the registration and distribution of the securities being registered under this registration statement are as follows (all amounts are estimates other than the SEC and FINRA filing fees):

SEC Filing Fee	$309,000
NYSE Listing Fee	250,000
FINRA Filing Fee	226,000
Printing Expenses	1,041,000
Legal Fees and Expenses	12,814,000
Accounting Fees and Expenses	4,029,000
Transfer Agent and Registrar Fees	148,000
Director and Officer Liability Insurance Premium	1,002,000
Miscellaneous	12,388,000

Total	$32,207,000

ITEM 32. SALES TO SPECIAL PARTIES.

On May 12, 2014, in connection with the initial capitalization of our company, we issued 1,000 shares of our common stock of our company for an aggregate purchase price of $1,000.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

On May 12, 2014 we issued 1,000 shares of our common stock in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act.

In connection with the formation transactions and concurrent private placements, we will issue an aggregate of 57,327,026 shares of our common stock and 46,810,117 common units with an aggregate value of $1.8 billion, based on the midpoint of the price range set forth on the front cover of the prospectus that forms a part of this registration statement, to participants in the formation transactions that are transferring interests to us in the entities that own our properties and other assets prior to the formation transactions in consideration of such transfer. Each such person had a substantive, pre-existing relationship with us. The issuance of such shares and common units will be effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision that eliminates such liability of our directors and authorizes us to eliminate such liability of our officers, to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which our charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us with respect to directors only, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s ultimate entitlement to indemnification, to:

•	any present or former director who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director and at our request, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to (a) any person who served a predecessor of ours in any of the capacities described above (b) any officer, employee or agent of our company or a predecessor of our company or (c) any officer, employee or agent who, at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We have entered into indemnification agreements with each of our executive officers, directors and director nominees, whereby we indemnify such executive officers, directors and director nominees and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such executive officer or director is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

The partnership agreement also provides that our company, as general partner, are indemnified to the extent provided therein. The partnership agreement further provides that our directors, director nominees, officers, employees, agents and designees are indemnified to the extent provided therein.

Insofar as the foregoing provisions permit indemnification of directors, director nominees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We expect to obtain an insurance policy under which our directors, director nominees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

Not applicable.

ITEM 36. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	See page F-1 for an index of the financial statements that are being filed as part of this registration statement.

(b)	The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

3.1**	Form of Articles of Amendment and Restatement of Paramount Group, Inc.

3.2**	Form of Amended and Restated Bylaws of Paramount Group, Inc.

4.1*	Specimen Certificate of Common Stock of Paramount Group, Inc.

5.1*	Opinion of Goodwin Procter LLP regarding the validity of the securities being registered

8.1*	Opinion of Goodwin Procter LLP regarding certain tax matters

10.1*	Form of Limited Partnership Agreement of Paramount Group Operating Partnership LP

Exhibit Number	Exhibit Description

10.2*	Form of Registration Rights Agreement among Paramount Group, Inc. and the persons named therein

10.3*†	2014 Equity Incentive Plan

10.4*	Form of Indemnification Agreement between Paramount Group, Inc. and each of its Directors and Executive Officers

10.5*	Form of Contribution Agreement by and among Paramount Group, Inc., Paramount Group Operating Partnership LP and the other parties named therein

21.1*	List of Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Rosen Consulting Group

24.1**	Power of Attorney (included on the signature page to the Registration Statement filed on August 27, 2014)

99.1**	Consent of Dan Emmett

99.2**	Consent of Lizanne Galbreath

99.3**	Consent of Peter Linneman

99.4**	Consent of David O’Connor

99.5**	Consent of Katharina Otto-Bernstein

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.

ITEM 37. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, director nominees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 6, 2014.

Paramount Group, Inc.

By:	/s/ Albert Behler
Name:	Albert Behler
Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Albert Behler Albert Behler	Chairman, Chief Executive Officer and President (Principal Executive Officer)	November 6, 2014

/s/ David Spence David Spence	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 6, 2014

* Thomas Armbrust	Director	November 6, 2014

*By:	/s/ David Spence
David Spence
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

3.1**	Form of Articles of Amendment and Restatement of Paramount Group, Inc.

3.2**	Form of Amended and Restated Bylaws of Paramount Group, Inc.

4.1*	Specimen Certificate of Common Stock of Paramount Group, Inc.

5.1*	Opinion of Goodwin Procter LLP regarding the validity of the securities being registered

8.1*	Opinion of Goodwin Procter LLP regarding certain tax matters

10.1*	Form of Limited Partnership Agreement of Paramount Group Operating Partnership LP

10.2*	Form of Registration Rights Agreement among Paramount Group, Inc. and the persons named therein

10.3*†	2014 Equity Incentive Plan

10.4*	Form of Indemnification Agreement between Paramount Group, Inc. and each of its Directors and Executive Officers

10.5*	Form of Contribution Agreement by and among Paramount Group, Inc., Paramount Group Operating Partnership LP and the other parties named therein

21.1*	List of Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Deloitte & Touche LLP

23.3*	Consent of Goodwin Procter LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Rosen Consulting Group

24.1**	Power of Attorney (included on the signature page to the Registration Statement filed on August 27, 2014)

99.1**	Consent of Dan Emmett

99.2**	Consent of Lizanne Galbreath

99.3**	Consent of Peter Linneman

99.4**	Consent of David O’Connor

99.5**	Consent of Katharina Otto-Bernstein

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.